   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1998
                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                               DST SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     8721                    43-1581814
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
   OF INCORPORATION OF
      ORGANIZATION)

                             333 WEST 11TH STREET
                          KANSAS CITY, MISSOURI 64105
                                (816) 435-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                           ROBERT C. CANFIELD, ESQ.
                    SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                 AND SECRETARY
                               DST SYSTEMS, INC.
                             333 WEST 11TH STREET
                          KANSAS CITY, MISSOURI 64105
                                (816) 435-1000
                              FAX (816) 435-8630
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                       COPIES OF ALL COMMUNICATIONS TO:
  JOHN F. MARVIN, ESQ.       JAMES E. LARAMY, ESQ.      GILLES S. ATTIA, ESQ.
   DIANE M. BONO, ESQ.     USCS INTERNATIONAL, INC.     KEVIN A. COYLE, ESQ.
   SONNENSCHEIN NATH &     2969 PROSPECT PARK DRIVE    WILLIAM W. BARKER, ESQ.
        ROSENTHAL          RANCHO CORDOVA, CA 95670      GRAHAM & JAMES LLP
 4520 MAIN STREET, SUITE        (916) 636-4500         400 CAPITOL MALL, 24TH
          1100                FAX (916) 636-4561                FLOOR
  KANSAS CITY, MO 64111                                 SACRAMENTO, CA 95814
     (816) 932-4400                                        (916) 558-6700
   FAX (816) 531-7545                                    FAX (916) 441-6700

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of the Registration Statement and the effective time of the merger of a subsidiary of DST Systems, Inc. and USCS International, Inc. as described in the Agreement and Plan of Merger, dated as of September 2, 1998 (the "Merger Agreement"), included as Appendix A to the Joint Proxy Statement-Prospectus forming a part of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

             TITLE OF EACH                      AMOUNT            PROPOSED
          CLASS OF SECURITIES                   TO BE         MAXIMUM AGGREGATE    AMOUNT OF
            TO BE REGISTERED                  REGISTERED       OFFERING PRICE   REGISTRATION FEE
------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.  14,291,378 shares(1)  $417,576,201(2)   $116,086(2)(3)
------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Based upon the product of (a) 23,050,609, the number of outstanding shares of Common Stock, par value $.05 per share ("USCS Common Stock"), of USCS International, Inc. ("USCS") (other than those held by DST Systems, Inc., USCS or their respective subsidiaries), assuming the exercise of all outstanding options issued by USCS to purchase USCS Common Stock which are exercisable through December 31, 1998, and (b) the Exchange Ratio (as defined in the attached Merger Agreement).
(2) Estimated solely for the purpose of calculating the registration fee. The registration fee was computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, by multiplying (i) $29.21875, the average of the high and low sales prices of a share of USCS Common Stock quoted on the Nasdaq on November 18, 1998 as reported in published financial sources, and (ii) 23,050,609, the number of outstanding shares of USCS Common Stock (other than those held by DST Systems, Inc., USCS or their respective subsidiaries), assuming the exercise of all outstanding stock options issued by USCS to purchase USCS Common Stock which are exercisable through December 31, 1998.
(3) $135,641 was previously paid pursuant to Rule 14a-6(i).

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             333 WEST 11TH STREET
                          KANSAS CITY, MISSOURI 64105

                                                              November 25, 1998

Dear Stockholder:

  You are hereby notified and cordially invited to attend a Special Meeting of Stockholders of DST Systems, Inc., a Delaware corporation ("DST"), to be held at the offices of DST, 333 West 11th Street, Kansas City, Missouri, at 11:00 a.m., Central Standard Time, on Monday, December 21, 1998.

  The reason for this Special Meeting is to consider and approve a proposed merger, including the issuance of common stock of DST in connection with such proposed merger, and to approve an amendment to DST's stock option plan to increase the number of shares authorized for issuance under that plan.

  DST has entered into an Agreement and Plan of Merger, dated September 2, 1998 (the "Merger Agreement"), with USCS International, Inc., a Delaware corporation ("USCS"), providing for the merger (the "Merger") of a wholly-owned subsidiary of DST with and into USCS. The Merger is structured so that DST will be the surviving publicly-traded company and USCS will become a wholly-owned subsidiary of DST. USCS stockholders (other than DST, USCS or their subsidiaries) will have the right to receive .62 of a share of DST common stock for each share of USCS common stock that they own, and DST stockholders will continue to own their existing shares. We estimate that the shares of DST common stock to be issued to USCS stockholders will represent approximately 22% of the outstanding common stock of DST after the Merger.

  In connection with the meeting, you are being asked to approve the Merger, including the issuance of shares of DST common stock in connection with the Merger. The Merger cannot be completed unless the stockholders of both DST and USCS approve it. YOUR VOTE IS VERY IMPORTANT.

  THE BOARD OF DIRECTORS OF DST HAS DETERMINED THAT THE MERGER IS FAIR TO DST AND IN THE BEST INTERESTS OF DST STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF DST HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER, INCLUDING THE ISSUANCE OF SHARES OF DST COMMON STOCK IN CONNECTION THEREWITH.

  In addition, you are being asked to approve an amendment to DST's 1995 Stock Option and Performance Award Plan, as amended (the "DST Plan") to increase the number of shares of DST common stock authorized for issuance under the DST Plan. The need for such increase results from the fact that, as a result of the Merger, DST will have a larger base of key employees eligible for periodic stock option grants. The Merger is not dependent upon the approval of the amendment of the DST Plan.

  THE BOARD OF DIRECTORS OF DST HAS UNANIMOUSLY APPROVED AN AMENDMENT TO THE DST PLAN TO INCREASE THE NUMBER OF SHARES OF DST COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE DST PLAN AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF SUCH AMENDMENT.

  It is important that your shares be represented at the meeting. A proxy card is enclosed for those of you who hold shares directly. If you are a participant in the DST Employee Stock Ownership Plan, an instruction card is enclosed to permit you to direct the vote of shares allocated to you under that Plan. Please date the card, sign it and promptly return it in the enclosed envelope, which requires no postage if mailed in the United States. Alternatively, you may cast your votes electronically as described on the enclosed card.

  If you own shares registered in the name of a broker, you should receive instructions from that broker permitting you to direct the broker to vote those shares.

  The accompanying Joint Proxy Statement-Prospectus provides you with detailed information about the proposed Merger and the related stock issuance and about the proposed amendment to increase the number of shares authorized for issuance under the DST Plan. We encourage you to read all of the accompanying materials.

                                          _____________________________________
                                          Thomas A. McDonnell
                                          President and Chief Executive
                                          Officer

                               DST SYSTEMS, INC.
                             333 WEST 11TH STREET
                          KANSAS CITY, MISSOURI 64105

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER 21, 1998

To the Stockholders of DST Systems, Inc.:

  A Special Meeting of Stockholders of DST Systems, Inc., a Delaware corporation ("DST"), will be held at the offices of DST, 333 West 11th Street, Kansas City, Missouri, on Monday, December 21, 1998 at 11:00 a.m. (CST) (the "Special Meeting"), for the following purposes:

  1. To consider and vote on a proposal to approve the merger (the "Merger") of DST Acquisitions, Inc., a Delaware subsidiary of DST, with and into USCS International, Inc., a Delaware corporation ("USCS"), including the issuance of up to 14,291,378 shares of DST common stock, $.01 par value, pursuant to an Agreement and Plan of Merger, dated September 2, 1998 (the "Merger Agreement"), by and among DST, DST Acquisitions, Inc., and USCS. The consummation of the Merger will result in, among other things, the conversion of each outstanding share of common stock of USCS (except those shares held by DST, USCS or their subsidiaries) into the right to receive .62 of a share of common stock of DST. As a result, DST will become the holder of all the outstanding shares of common stock of USCS, and the holders of shares of common stock of USCS outstanding immediately prior to the Merger (other than DST, USCS or their subsidiaries) will become holders of shares of common stock of DST, all as more fully described in the accompanying Joint Proxy Statement-Prospectus. A copy of the Merger Agreement is included as Appendix A to the accompanying Joint Proxy Statement-Prospectus;

  2. To approve an amendment to DST's 1995 Stock Option and Performance Award Plan, as amended (the "DST Plan") to increase the number of shares of DST common stock authorized for issuance under the DST Plan; and

  3. To transact such other business as may properly come before the Special Meeting with respect to matters to be presented which are presently unknown to DST.

  DST has fixed the close of business on November 6, 1998, as the record date for the determination of the holders of DST common stock entitled to notice of, and to vote at, the Special Meeting and adjournments or postponements thereof. In order for any of the proposals to be approved at the Special Meeting, a quorum of DST stockholders must be present at the meeting, either in person or through a proxy, regardless of whether such stockholders vote their shares. A majority of the shares of DST common stock outstanding on the record date constitutes a quorum. To approve the first and second proposals listed above, the DST stockholders present at the meeting in person or by proxy must vote a majority of their shares for the proposal.

  It is important that your shares be represented at the meeting. A proxy card is enclosed for those of you who hold shares directly. If you are a participant in the DST Employee Stock Ownership Plan, an instruction card is enclosed to permit you to direct the vote of shares allocated to you under that Plan. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE DATE THE CARD, SIGN IT AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY CAST YOUR VOTES ELECTRONICALLY AS DESCRIBED ON THE ENCLOSED CARD. EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY, YOU MAY ATTEND THE SPECIAL MEETING AND VOTE IN PERSON.

  Information regarding these proposals and related matters is contained in the accompanying Joint Proxy Statement-Prospectus including the Appendices thereto.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          _____________________________________
                                          Thomas A. McDonnell
                                          President and Chief Executive
                                          Officer

Dated: November 25, 1998

                           2969 PROSPECT PARK DRIVE
                       RANCHO CORDOVA, CALIFORNIA 95670

                                                              November 25, 1998

Dear Stockholder:

  You are hereby notified and cordially invited to attend a Special Meeting of Stockholders of USCS International, Inc., a Delaware corporation ("USCS"), to be held at the offices of USCS, 2969 Prospect Park Drive, Rancho Cordova, California, at 9:00 a.m., Pacific Standard Time, on Monday, December 21, 1998.

  At this important meeting, you are being asked to approve and adopt the Agreement and Plan of Merger, dated September 2, 1998 (the "Merger Agreement"), by and among DST Systems, Inc., a Delaware corporation ("DST"), DST Acquisitions, Inc., a Delaware corporation (and a wholly-owned subsidiary of DST), and USCS, providing for the merger (the "Merger") of DST Acquisitions, Inc. with and into USCS. The Merger is structured so that DST will be the surviving publicly-traded company and USCS will become a wholly-owned subsidiary of DST. USCS stockholders (other than DST, USCS or their subsidiaries) will receive .62 of a share of DST common stock for each share of USCS common stock that they own. We estimate that the shares of DST common stock to be issued to USCS stockholders will represent approximately 22% of the outstanding common stock of DST after the Merger.

  THE BOARD OF DIRECTORS OF USCS HAS DETERMINED THAT THE MERGER IS FAIR TO USCS AND IN THE BEST INTERESTS OF USCS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF USCS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF USCS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

  The Merger cannot be completed unless the stockholders of both USCS and DST approve it. YOUR VOTE IS VERY IMPORTANT.

  Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card.

  If you own shares registered in the name of a broker, you should receive instructions from that broker permitting you to direct the broker to vote those shares.

  This Joint Proxy Statement-Prospectus provides you with detailed information about the proposed Merger and the related stock issuance. We encourage you to read this entire document carefully.

                                          _____________________________________
                                          James C. Castle
                                          Chairman and Chief Executive Officer

                           USCS INTERNATIONAL, INC.
                           2969 PROSPECT PARK DRIVE
                       RANCHO CORDOVA, CALIFORNIA 95670

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER 21, 1998

To the Stockholders of USCS International, Inc.:

  The Special Meeting of Stockholders of USCS International, Inc., a Delaware corporation ("USCS"), will be held at the offices of USCS, 2969 Prospect Park Drive, Rancho Cordova, California on Monday, December 21, 1998 at 9:00 a.m.
(PST) (the "Special Meeting"), for the following purposes:

  1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated September 2, 1998 (the "Merger Agreement"), by and among DST Systems, Inc., a Delaware corporation ("DST"), DST Acquisitions, Inc. and USCS, providing for the merger (the "Merger") of DST Acquisitions, Inc., a Delaware subsidiary of DST, with and into USCS, and to authorize the Merger and the other transactions contemplated by the Merger Agreement. The consummation of the Merger will result in, among other things, the conversion of each outstanding share of common stock of USCS (except those shares held by DST, USCS or their subsidiaries) into the right to receive .62 of a share of common stock of DST. As a result, DST will become the holder of all the outstanding shares of common stock of USCS, and the holders of shares of common stock of USCS outstanding immediately prior to the Merger (other than DST, USCS or their subsidiaries) will become holders of shares of common stock of DST, all as more fully described in the accompanying Joint Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement-Prospectus; and

  2. To transact such other business as may properly come before the Special Meeting with respect to matters to be presented which are presently unknown to USCS.

  USCS has fixed the close of business on November 6, 1998, as the record date for the determination of holders of common stock of USCS entitled to notice of, and to vote at, the Special Meeting and adjournments or postponements thereof. Approval and adoption of the Merger Agreement and authorization of the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of USCS common stock entitled to vote at the Special Meeting.

  Information regarding the proposed Merger, the Merger Agreement and related matters is contained in the accompanying Joint Proxy Statement-Prospectus including the Appendices thereto.

  PLEASE DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          _____________________________________
                                          James C. Castle
                                          Chief Executive Officer and Chairman
                                          of the Board

Dated: November 25, 1998


PLEASE DO NOT SEND ANY USCS STOCK CERTIFICATES TO BE EXCHANGED FOR DST STOCK CERTIFICATES UNTIL REQUESTED TO DO SO AFTER THE MERGER IS COMPLETED.

                                                              November 25, 1998

Dear 401(k) Participant,

  A Special Meeting of Stockholders of the Company will be held on December 21, 1998, and you have the right to provide instructions to the 401(k) Trustee on how to vote the Company shares allocated to your 401(k) Account as of the record date of November 6, 1998.

  The shares of USCS International, Inc. stock in the 401(k) are held in a trust, and the 401(k) Trustee, CG Trust Company, is the owner of record of the shares for purposes of voting the shares. The 401(k) Trustee is a "directed' trustee; a directed trustee cannot take action unless directed in writing by an authorized person or entity. Each 401(k) participant with Company shares in their account as of the record date has the opportunity to direct the 401(k) Trustee how to vote such shares with respect to all matters that stockholders vote on.

  Details of the business to be conducted at the annual meeting on which you will be instructing the 401(k) Trustee how to vote shares allocated to your account are given in the enclosed Notice of Special Meeting and Joint Proxy Statement-Prospectus.

  PLEASE FILL OUT AND SIGN THE ENCLOSED "CONFIDENTIAL INSTRUCTIONS TO THE 401(K) TRUSTEE" AND RETURN IT TO PRICEWATERHOUSECOOPERS NO LATER THAN 5 PM PST ON DECEMBER 14, 1998. The "Confidential Instructions to the 401(k) Trustee" ballots will be tallied by PricewaterhouseCoopers and the aggregate results provided to the 401(k) Trustee. No disclosure of your individual voting instructions will be made to USCS.

                                          Sincerely,
                                          James C. Castle
                                          Chairman and Chief Executive Officer

                CONFIDENTIAL INSTRUCTIONS TO THE 401(K) TRUSTEE
                 HOW TO VOTE THE SHARES ALLOCATED TO MY 401(K)
                  ACCOUNT AT THE COMPANY'S SPECIAL MEETING OF
                                 STOCKHOLDERS


-------------------------------------------------------------------------------

TO THE TRUSTEE OF USCS INTERNATIONAL, INC. 401(K) PLAN:

I INSTRUCT THE 401(K) TRUSTEE TO VOTE THE SHARES OF COMMON STOCK OF USCS INTERNATIONAL, INC. ALLOCATED TO MY USCS INTERNATIONAL, INC. 401(K) ACCOUNT AS OF THE RECORD DATE OF NOVEMBER 6, 1998 AT A SPECIAL MEETING OF STOCKHOLDERS OF USCS INTERNATIONAL, INC. TO BE HELD DECEMBER 21, 1998 AT 9 A.M. AS FOLLOWS:

1.APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER DATED SEPTEMBER 2, 1998, BY AND AMONG DST SYSTEMS, INC., DST ACQUISITIONS, INC. ("DST ACQUISITIONS"), AND USCS INTERNATIONAL, INC. ("USCS") PROVIDING FOR THE MERGER OF DST ACQUISITIONS WITH AND INTO USCS.

[  ] FOR

[  ] NOT FOR

[  ] ABSTAIN


2.TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING WITH RESPECT TO MATTERS TO BE PRESENTED WHICH ARE PRESENTLY UNKNOWN TO USCS.

[  ] FOR

[  ] NOT FOR

[  ] ABSTAIN

Print Name: __________________________

Signature: ___________________________    Date: ___________________________

                             DST SYSTEMS, INC. AND
                           USCS INTERNATIONAL, INC.

                                ---------------

                             JOINT PROXY STATEMENT

                                ---------------

                         DST SYSTEMS, INC. PROSPECTUS

                                ---------------

  DST Systems, Inc., a Delaware corporation ("DST"), and USCS International, Inc., a Delaware corporation ("USCS"), have entered into an Agreement and Plan of Merger, dated as of September 2, 1998 (the "Merger Agreement"), among DST, USCS and DST Acquisitions, Inc., a wholly-owned subsidiary of DST ("Acquisition Sub"). In accordance with the Merger Agreement, Acquisition Sub will merge with and into USCS, USCS will become a wholly-owned subsidiary of DST and each outstanding share (except for shares of USCS common stock held by DST, USCS or their respective subsidiaries) of common stock of USCS ("USCS Common Stock"), will be converted into the right to receive .62 (the "Exchange Ratio") of a share of common stock of DST ("DST Common Stock") (all such actions collectively, the "Merger").

  This Joint Proxy Statement-Prospectus is being furnished to stockholders of DST in connection with the solicitation of proxies by the DST Board of Directors (the "DST Board") for use at the Special Meeting of DST stockholders to be held on December 21, 1998 at the offices of DST, 333 West 11th Street, Kansas City, Missouri 64105, commencing at 11:00 a.m., local time, and at any adjournment or postponement thereof (the "DST Special Meeting") for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders.

  This Joint Proxy Statement-Prospectus is also being furnished to stockholders of USCS in connection with the solicitation of proxies by the USCS Board of Directors (the "USCS Board") for use at the Special Meeting of USCS stockholders to be held on December 21, 1998, at the offices of USCS, 2969 Prospect Park Drive, Rancho Cordova, California 95670, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof (the "USCS Special Meeting") for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders.

  This Joint Proxy Statement-Prospectus constitutes the Prospectus of DST with respect to up to 14,291,378 shares of DST Common Stock to be issued in the Merger in exchange for outstanding shares of USCS Common Stock. All information contained in this Joint Proxy Statement-Prospectus relating to DST has been supplied by DST, and all information contained herein relating to USCS has been supplied by USCS.

  DST Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange under the symbol "DST", and, following the Merger, DST Common Stock is expected to continue to be traded under such symbol. It is a condition of the obligations of DST and USCS to the consummation of the Merger that the shares to be issued in the Merger will be approved for listing on the NYSE and the Chicago Stock Exchange, upon official notice of issuance. Following consummation of the Merger, USCS Common Stock will be removed from registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will no longer be listed for quotation on the NASDAQ National Market ("Nasdaq").

  On September 2, 1998, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing sale price of the DST Common Stock on the NYSE was $60.50 per share and the closing sale price of the USCS Common Stock on Nasdaq was $26.00 per share. On November 19, 1998, the closing sale price of the DST Common Stock on the NYSE was $51.75 per share and the closing sale price of the USCS Common Stock on Nasdaq was $30.3125 per share.

                                ---------------

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT-PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. THE STOCKHOLDERS OF DST AND USCS ARE URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 15 UNDER "RISK FACTORS."

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

    The date of this Joint Proxy Statement-Prospectus is November 25, 1998.

  This Joint Proxy Statement-Prospectus and the accompanying proxy or instruction card are first being mailed to stockholders of DST and USCS on or about November 25, 1998.

                               TABLE OF CONTENTS

 PART I.  CERTAIN BACKGROUND, SUMMARY AND RISK INFORMATION................     5
          QUESTIONS AND ANSWERS ABOUT THE PROPOSALS.......................     5
          SUMMARY.........................................................     8
          RISK FACTORS....................................................    15
          Caution With Respect to Forward-Looking Statements..............    15
          Risks Related to the Merger.....................................    15
          Risks Related to DST............................................    16
          Risks Related to USCS...........................................    19
          Other Risk Factors Related to DST and USCS......................    23
          SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL
           DATA...........................................................    24
          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA............    26
          COMPARATIVE PER SHARE DATA......................................    27
          COMPARATIVE MARKET PRICE DATA...................................    28
          THE COMPANIES...................................................    29
          DST.............................................................    29
          DST Acquisitions, Inc...........................................    29
          USCS............................................................    29
 PART II. THE PROPOSALS BEFORE THE DST AND USCS STOCKHOLDERS..............    30
          GENERAL INFORMATION ABOUT THE PROPOSALS AND MEETINGS............    30
          SUMMARY OF PROPOSALS AND BOARD RECOMMENDATIONS..................    30
          THE SPECIAL MEETING OF DST STOCKHOLDERS.........................    31
          THE SPECIAL MEETING OF USCS STOCKHOLDERS........................    33
          MERGER PROPOSALS FOR DST AND USCS STOCKHOLDERS..................    34
          THE MERGER......................................................    34
          Background of the Merger........................................    34
          DST's Reasons for the Merger; Recommendation of the DST Board...    39
          USCS' Reasons for the Merger; Recommendation of the USCS Board..    40
          Opinion of USCS' Financial Advisor..............................    42
          Certain Information Provided Among the Parties and to Merrill
           Lynch..........................................................    48
          Terms of the Merger.............................................    49
          Effective Time of the Merger....................................    50
          Exchange of Certificates in the Merger..........................    50
          Listing of the DST Common Stock on the NYSE and the Chicago
           Stock Exchange.................................................    50
          Representations and Warranties..................................    51
          Business of USCS Pending the Merger.............................    51
          Certain Additional Covenants of USCS............................    52
          No Solicitation.................................................    52
          Certain Covenants of DST........................................    53
          Conditions; Waivers.............................................    53
          Amendment; Termination..........................................    55
          Termination Fee.................................................    56
          Other Filings...................................................    56
          Material United States Federal Income Tax Consequences of the
           Merger.........................................................    57
          Regulatory Approvals............................................    58
          Federal Securities Laws Consequences; Stock Transfer Restriction
           Agreements.....................................................    58
          Accounting Treatment............................................    58
          Interests of Certain Persons in the Merger......................    59
          Management and Operations of USCS After the Merger..............    60
          Expenses and Fees...............................................    60
          No Appraisal Rights.............................................    60

           OTHER AGREEMENTS...............................................    61
           Stockholder Agreements.........................................    61
           Registration Rights Agreement..................................    62
           BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND
            MANAGEMENT....................................................    64
           DST............................................................    64
           USCS...........................................................    66
           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS....    68
           COMPARATIVE RIGHTS OF USCS STOCKHOLDERS AND DST STOCKHOLDERS...    77
           Business Combinations..........................................    77
           Amendments to Charters.........................................    77
           Amendments to By-laws..........................................    78
           Preemptive Rights..............................................    78
           Redemption of Capital Stock....................................    78
           Stockholder Action by Consent..................................    78
           Special Stockholders Meetings..................................    78
           Cumulative Voting..............................................    78
           Number and Election of Directors...............................    79
           Removal of Directors...........................................    79
           Vacancies......................................................    79
           Indemnification of Directors and Officers......................    80
           Limitation of Personal Liability of Directors..................    81
           INFORMATION REGARDING MANAGEMENT OF DST........................    82
           INFORMATION REGARDING MANAGEMENT OF THE SURVIVING SUBSIDIARY...    83
           Directors and Executive Officers...............................    83
           Executive Compensation.........................................    85
           Employment and Severance Agreements............................    87
           Certain Relationships and Related Transactions.................    87
           PROPOSAL 2 FOR DST STOCKHOLDERS--AMENDMENT OF THE DST PLAN.....    89
           Background of Amendment to DST Plan............................    89
           DST Plan Proposal; Recommendation of the DST Board.............    89
           Summary of the DST Plan........................................    89
 PART III. GENERAL INFORMATION ABOUT DST AND USCS.........................    93
           BUSINESS OF DST................................................    93
           BUSINESS OF USCS...............................................    93
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS OF DST..................................    93
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
            RESULTS OF OPERATIONS OF USCS.................................    93
           ADDITIONAL INFORMATION REGARDING DST...........................    94
           Financial Statements...........................................    94
           ADDITIONAL INFORMATION REGARDING USCS..........................    94
           Financial Statements...........................................    94
 PART IV.  MISCELLANEOUS..................................................    95
           EXPERTS........................................................    95
           LEGAL OPINIONS.................................................    95
           WHERE YOU CAN FIND MORE INFORMATION............................    95
           INDEX OF DEFINED TERMS.........................................    96

                                   APPENDICES

 APPENDIX A Agreement and Plan of Merger, dated as of September 2, 1998,
             among DST, DST Acquisitions, Inc. and USCS...................   A-1
 APPENDIX B Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.   B-1
 APPENDIX C DST's Annual Report on Form 10-K for the year ended December
             31, 1997.....................................................   C-1
 APPENDIX D DST's Quarterly Report on Form 10-Q for the quarter ended
             March 31, 1998...............................................   D-1
 APPENDIX E DST's Quarterly Report on Form 10-Q for the quarter ended June
             30, 1998.....................................................   E-1
 APPENDIX F DST's Current Report on Form 8-K/A-2 dated August 4, 1998.....   F-1
 APPENDIX G DST's Quarterly Report on Form 10-Q/A for the quarter ended
             September 30, 1997...........................................   G-1
 APPENDIX H USCS' Annual Report on Form 10-K for the year ended December
             31, 1997.....................................................   H-1
 APPENDIX I USCS' Quarterly Report on Form 10-Q for the quarter ended
             March 31, 1998...............................................   I-1
 APPENDIX J USCS' Quarterly Report on Form 10-Q for the quarter ended June
             30, 1998.....................................................   J-1
 APPENDIX K DST's Notice and Proxy Statement for the Annual Meeting of
             Stockholders, Tuesday, May 12, 1998..........................   K-1
 APPENDIX L DST's Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1998...........................................   L-1
 APPENDIX M USCS' Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1998...........................................   M-1

  The above appendices are included as part of the Joint Proxy Statement-Prospectus.

           PART I. CERTAIN BACKGROUND, SUMMARY AND RISK INFORMATION

                             QUESTIONS AND ANSWERS
                              ABOUT THE PROPOSALS

Q. WHAT IS THE PROPOSED TRANSACTION?

A. We are proposing that USCS become a wholly-owned subsidiary of DST through the merger of a subsidiary of DST with and into USCS. As a result, USCS stockholders will exchange their USCS shares for DST shares.

Q. WHY IS THE TRANSACTION BEING PROPOSED?

A. Both DST and USCS provide sophisticated information processing and computer software services and products. DST primarily serves mutual funds, insurance companies, banks and other financial services organizations. USCS primarily serves cable television and multi-service providers and telecommunications companies. The combined knowledge and expertise of both companies in information processing, customer care, billing and statement solutions should result in the combined companies having increased service capabilities and product offerings and should facilitate more rapid expansion into new markets.

  We also believe that the combined companies may achieve increased efficiencies in their business operations. The peak demand periods for DST's output production business and the peak demand periods for USCS' output production business occur at different times of the month. The ability to use both DST's and USCS' facilities should provide for more efficient use of equipment and, collectively, should require less peak capacity at each company's facilities. In addition, both DST and USCS are currently engaged in the development of electronic billing technology. Joint development of this technology should be more efficient and should result in more rapid introduction of new products and services.

  Please note that achieving these benefits is subject to important factors that may affect the future results of DST and USCS. For a discussion of these factors, please see "Risk Factors" beginning on page 15.

Q. HOW WILL I BENEFIT?

A. We believe that stockholders of DST and USCS will benefit from the combined companies' expanded service capabilities and product offerings. We believe that, together, DST and USCS will have a significant presence in terms of market share in three growing industries: mutual fund shareowner processing, subscriber management services and output processing. In addition, the combined companies will have the potential to generate substantial operational savings through economies of scale, coordinated product efficiencies and elimination of duplicate costs associated with operating two public companies. While it is not possible to quantify with precision the amount of expected synergies, they have been estimated by DST to aggregate from $5 million to $15 million on a pretax basis by the end of 2000. See "Risk Factors--Risks Related to the Merger--Integration of the Two Companies."

  Please note that achieving these benefits is subject to important factors that may affect the future results of DST and USCS. For a discussion of these factors, please see "Risk Factors" beginning on page 15.

Q. WHAT DO I NEED TO DO NOW?

A. Vote and sign your proxy or instruction card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at your company's Special Meeting. The USCS Special Meeting and the DST Special Meeting will take place on December 21, 1998. The USCS Board unanimously recommends voting in favor of the proposed Merger. The DST Board unanimously recommends voting in favor of the Merger, including the issuance of DST Common Stock in connection with the Merger. See "Summary-- Interests of USCS Management and Directors in the Merger" and "Interests of Certain Persons in the Merger."

Q. IF I AM A USCS STOCKHOLDER, SHOULD I SEND IN MY USCS STOCK CERTIFICATES
   NOW?

A. No. After the Merger is completed, USCS stockholders will receive written instructions for exchanging their stock certificates. DST stockholders will keep their current certificates.

Q. HOW WAS THE EXCHANGE RATIO DETERMINED?

A. The Exchange Ratio is a result of negotiation between DST and USCS. Both the DST Board and the USCS Board voted unanimously to approve the Merger, including the Exchange Ratio. See "The Merger--Background of Merger" beginning on page 34.

Q. IF I AM A USCS STOCKHOLDER, WHAT EFFECT WILL THE MERGER HAVE ON MY STOCKHOLDINGS?

A. If you are a USCS stockholder, each share of USCS Common Stock that you own will be converted into the right to receive .62 of a share of DST Common Stock. You will receive a cash payment for any fractional share of DST Common Stock you would have otherwise received. For example, if you own 10 shares of USCS Common Stock, you have the right to receive the equivalent of 6.2 shares of DST Common Stock. You will receive 6 shares of DST Common Stock plus cash equal to the market value of .2 of a share of DST Common Stock at the time of the Merger (that would have amounted to $10.35 on November 19, 1998 based on DST's trading price on that date, but the actual amount you will receive cannot be determined at this time). If you own 100 shares of USCS Common Stock you have the right to receive 62 shares of DST Common Stock, but because you are not owed the equivalent of a fraction of a share, you will not receive a cash payment.

Q. WHY ARE THE DST STOCKHOLDERS BEING ASKED TO VOTE?

A. Although DST is not merging directly with USCS, because of the number of shares of DST Common Stock to be issued in the transaction, the rules of the New York Stock Exchange require the approval of DST stockholders.

Q. IF I AM A DST STOCKHOLDER, WILL I EXCHANGE MY DST SHARES?

A. No. If you are a DST stockholder, at the time of the Merger you will continue to hold the same number of shares as you did before the Merger.

Q. IF I AM A USCS STOCKHOLDER, WILL THE FRACTION OF A SHARE OF DST COMMON STOCK I WILL RECEIVE FOR EACH SHARE OF USCS COMMON STOCK I HOLD CHANGE BETWEEN NOW AND THE TIME THAT THE MERGER IS COMPLETED?

A. No. The .62 Exchange Ratio is a fixed exchange ratio, which means that it will not change even if the trading price of DST Common Stock changes. However, the market value of the DST Common Stock you will receive in the Merger will increase or decrease as the market price of DST Common Stock increases or decreases.

Q. WILL DST BE PAYING DIVIDENDS IN THE FUTURE?

A. As public companies, neither DST nor USCS has paid cash dividends. DST does not currently plan to pay cash dividends and it currently intends to retain its earnings for use in its business.

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We are working toward completing the Merger as quickly as possible, and hope to complete it before the end of 1998. The closing of the Merger could, however, be delayed by a number of factors, including the timing of a proposed spin-off transaction by Kansas City Southern Industries, Inc., a major DST stockholder. To review this and other conditions to the completion of the Merger, see pages 53 through 55.

Q. WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO DST STOCKHOLDERS AND USCS STOCKHOLDERS?

A. We have been advised that the Merger will be tax-free to DST stockholders and to USCS stockholders for federal income tax purposes, except for the receipt of cash payments by USCS stockholders for any fractional shares. To review the tax consequences to stockholders in greater detail, see page 57.

Q. WHAT ARE THE ACCOUNTING CONSEQUENCES OF THE MERGER?

A. The Merger will be accounted for under the pooling-of-interests accounting method, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. This means that the historical book value of the assets, liabilities and stockholders' equity of USCS will be carried over to the consolidated balance sheet of DST (after adjustments to conform accounting policies and certain other items), and no new goodwill will be recorded as a result of this transaction.

Q. WHY IS PROPOSAL 2 INCLUDED FOR DST STOCKHOLDERS?

A. After the Merger, there will be a larger base of key employees eligible for periodic stock option grants under DST's stock option plan. The DST Board believes an increase in the number of shares authorized for stock option grants is appropriate to ensure an adequate number of shares are available for future stock option grants.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand fully the Merger, including the legal terms of it, and the proposals to be voted on, you should read carefully this entire document including the Appendices.

  An index of capitalized terms used in this Joint Proxy Statement-Prospectus is included at the end of this document, prior to the Appendices.

THE COMPANIES

                               DST Systems, Inc.
                              333 West 11th Street
                          Kansas City, Missouri 64105
                                 (816) 435-1000

  DST is a company providing sophisticated information processing and computer software services and products, primarily to mutual funds, insurance companies, banks and other financial services organizations. See "The Companies" on page 29.

                            USCS International, Inc.
                            2969 Prospect Park Drive
                        Rancho Cordova, California 95670
                                 (916) 636-4500

  USCS is a company providing customer management software to cable television and multi-service providers worldwide, and bill processing services to cable television, telecommunications, financial services, utilities and other service industries. See "The Companies" on page 29.

CERTAIN STOCKHOLDERS OF DST AND USCS

  Kansas City Southern Industries, Inc. ("KCSI") owns beneficially approximately 41% of the outstanding shares of DST Common Stock. Concurrent with the execution of the Merger Agreement, KCSI executed a Stockholder Agreement pursuant to which it agreed to vote its shares of DST Common Stock in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof. On February 3, 1998, KCSI announced plans to distribute to its common stockholders in a spin-off its financial services operations, which include its ownership of DST Common Stock. To prevent the timing of that transaction from affecting adversely the intended accounting treatment of the Merger, DST and KCSI agreed to certain restrictions on when the spin-off and the Merger could occur (see "Other Agreements--Stockholder Agreements--DST Stockholder Agreement"). On October 20, 1998, KCSI announced that the spin-off would be delayed, pending amendment and resubmission of a ruling request to the Internal Revenue Service, and will not occur this year.

  George L. Argyros, Sr., a director of USCS, owns beneficially approximately 33% of the outstanding shares of USCS Common Stock. Concurrent with the execution of the Merger Agreement, Mr. Argyros, James C. Castle, the Chief Executive Officer of USCS, and Charles D. Martin, a director of USCS, have executed Stockholder Agreements pursuant to which they have agreed to vote their shares of USCS Common Stock (in the aggregate approximately 36% of the outstanding shares) in favor of the Merger, the adoption of the Merger Agreement and approval of the terms thereof. See "Other Agreements--Stockholder Agreements--USCS Stockholder Agreements." In addition, DST owns approximately 4.7% of the outstanding USCS Common Stock, which it intends to vote for approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement.

REASONS FOR THE MERGER

  We regard the products, services and capabilities of DST and USCS as complementary, and believe that the Merger will enable the combined enterprise to have a broader product line and to service a broader spectrum of customers. We also believe that the stockholders of DST and USCS will be benefitted by the greater strength of the combined enterprise, which will be better positioned to pursue new opportunities and to meet competitive challenges. The DST Board believes that DST's competitive position and overall performance will benefit from the combined companies' products, production capabilities, technology and customer base. The USCS Board believes that USCS' competitive position and overall performance will benefit from the combined companies' greater business, technological and financial resources. Please note that achieving these benefits is subject to important factors that may affect the future results of DST and USCS. For a discussion of these factors, please see "Risk Factors" beginning on page 15.

  To review the reasons for the Merger in greater detail, as well as related uncertainties, see pages 39 through 42.

RISK FACTORS

  DST and USCS stockholders should consider risks associated with the Merger and with holding DST Common Stock. The benefits expected to result from the Merger may not be achieved. DST stockholders should consider that their current ownership of 100% of the voting power of DST will be substantially diluted as a result of issuance of DST Common Stock to the USCS stockholders in the Merger. USCS stockholders should recognize that the Exchange Ratio is fixed and that the dollar value of the DST Common Stock to be received by USCS stockholders upon effectiveness of the Merger may be substantially more or less than the dollar value of DST Common Stock as of the date of execution of the Merger Agreement, the date hereof, or the date on which stockholders vote on the Merger. USCS and DST stockholders should consider the risks relative to DST's and USCS' business. For a discussion of these and other risk factors pertaining to the Merger and the business of DST and USCS, please refer to "Risk Factors" beginning on page 15.

APPROVALS IN CONNECTION WITH THE MERGER

 By DST Stockholders:

  In order for any of the proposals at the DST Special Meeting to be approved, a quorum of DST stockholders must be present at the meeting, either in person or by proxy, regardless of whether such stockholders vote their shares. The presence in person or by proxy of the holders of a majority of the shares of DST Common Stock outstanding on the record date constitutes a quorum. The proposal to approve the Merger, including the issuance of DST Common Stock in connection with the Merger requires the vote of a majority of the shares of DST Common Stock present at the meeting in person or by proxy. (See pages 31 through 32)

 By USCS Stockholders:

  In order for any of the proposals to be approved at the USCS Special Meeting, a quorum of USCS stockholders must be present at the meeting, either in person or through a proxy, regardless of whether such stockholders vote their shares. The presence in person or by proxy of the holders of a majority of the shares of USCS Common Stock outstanding on the record date constitutes a quorum. The affirmative vote of a majority of shares of USCS Common Stock outstanding on the record date is required to approve the Merger. (See page 33)

APPROVAL BY DST STOCKHOLDERS OF THE AMENDMENT TO DST PLAN TO INCREASE SHARES AUTHORIZED FOR ISSUANCE THEREUNDER

  In order for any of the proposals to be approved at the DST Special Meeting, a quorum of DST stockholders must be present at the meeting, either in person or by proxy, regardless of whether such stockholders vote their shares. The holders of a majority of the shares of DST Common Stock outstanding on the record date constitute a quorum. With respect to the proposal to amend DST's 1995 Stock Option and Performance Award Plan, as amended (the "DST Plan") to increase the number of shares authorized for issuance thereunder, the DST stockholders present at the meeting in person or by proxy must vote a majority of their shares for the proposal. (See pages 31 through 32)

OPINION OF USCS' FINANCIAL ADVISOR

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), an international investment banking firm familiar with USCS and its business, delivered a written fairness opinion to the USCS Board on September 2, 1998 stating that, as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in its opinion, the Exchange Ratio was fair from a financial point of view, to the holders of USCS Common Stock (not including an opinion as to DST and its affiliates as stockholders of USCS). Merrill Lynch's opinion is included as Appendix B to this Joint Proxy Statement-Prospectus. See also "The Merger--Opinion of USCS' Financial Advisor" beginning on page 42.

RECOMMENDATIONS TO STOCKHOLDERS

 To DST Stockholders:

  The DST Board believes that the Merger is in your best interest and the best interests of DST and unanimously recommends that you vote FOR the proposal to approve the Merger, including the issuance of shares of DST Common Stock to USCS stockholders in connection with the Merger. (See page 40)

  The DST Board unanimously recommends that you vote FOR the approval of the amendment to the DST Plan to increase the number of shares of DST Common Stock authorized for issuance thereunder. (See page 89)

 To USCS Stockholders:

  The USCS Board believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and to authorize the Merger and the other transactions contemplated by the Merger Agreement. (See page 42). Certain USCS directors have potential conflicts of interest in recommending approval of the Merger. (See pages 11 and 59 through 60)

THE MERGER

  The Merger Agreement is included as Appendix A to this Joint Proxy Statement-Prospectus. We encourage you to read the Merger Agreement, as it is the legal document that governs the Merger. (See page A-1)

WHAT USCS STOCKHOLDERS WILL RECEIVE

  As a result of the Merger, USCS stockholders (other than DST, USCS and their subsidiaries) will have the right to receive .62 of a share of DST Common Stock for each share of USCS Common Stock that they own. USCS stockholders will receive a cash payment in place of any fractional share of DST Common Stock which would have otherwise been received. (See page 50)

  USCS stockholders should not send in their stock certificates to be exchanged for DST stock certificates until requested to do so after the Merger is completed.

OWNERSHIP OF DST BY USCS STOCKHOLDERS FOLLOWING THE MERGER

  We anticipate that DST will issue up to 14,291,378 shares of DST Common Stock to USCS stockholders in the Merger based on the 23,377,460 shares of USCS Common Stock (excluding those owned by DST, USCS and their subsidiaries) outstanding as of November 19, 1998. Based on that number, the shares of DST Common Stock issued to USCS stockholders in the Merger will constitute approximately 22% of the outstanding DST Common Stock after the Merger.

BOARD OF DIRECTORS AND MANAGEMENT OF DST AND THE SURVIVING SUBSIDIARY FOLLOWING THE MERGER

  When the Merger is complete, DST intends that Thomas A. McDonnell will continue as Chief Executive Officer of DST. Immediately following the consummation of the Merger, the DST Board will consist of its six current members, plus George L. Argyros, Sr. and James C. Castle (two of the present directors of USCS), whom DST has agreed to appoint as directors of DST upon the consummation of the Merger. The directors of DST Acquisitions, Inc. immediately prior to effectiveness of the Merger will become the directors of the surviving corporation (the "Surviving Subsidiary"). The officers of USCS immediately prior to effectiveness of the Merger will become the officers of the Surviving Subsidiary. (See pages 83 through 84)

INTERESTS OF USCS MANAGEMENT AND DIRECTORS IN THE MERGER

  Certain members of the Board of Directors of USCS have potential conflicts of interest in recommending approval of the Merger. Mr. Argyros and Dr. Castle will become members of the Board of Directors of DST following the Merger. Dr. Castle and Mr. Michael McGrail, currently Board members and executive officers of USCS, are expected to be employed by DST following the Merger. All of the members of the USCS Board hold options to purchase USCS Common Stock, which will be subject to partial accelerated vesting due to the change in control of USCS because of the Merger. (See pages 59 through 60). Certain members of USCS management also have interests in the Merger that may be different from, or in addition to, yours. (See pages 66 through 67).

CONDITIONS TO THE MERGER

  The completion of the Merger depends upon satisfaction of a number of conditions, including: (a) approval by the stockholders of DST and the stockholders of USCS; (b) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, ("HSR Act"); (c) effectiveness of the Registration Statement on Form S-4 of which this Joint Proxy Statement-Prospectus is a part; (d) obtaining all material consents of governmental entities, and no governmental entity having established any legal requirement that makes the transactions contemplated by the Merger Agreement illegal or prohibits or questions the validity or legality of such transactions which could reasonably be expected to materially and adversely affect the value of USCS' business; (e) approval for listing on the NYSE and the Chicago Stock Exchange of the DST Common Stock to be issued in connection with the Merger;
(f) receipt of opinions of counsel that the Merger will be a "tax-free" reorganization for federal income tax purposes; (g) a proposed spin-off transaction by KCSI not having occurred within the prior 30 days; (h) the fairness opinion of Merrill Lynch not having been withdrawn; and (i) certain other conditions customary for a transaction of this nature. Similarly, each party shall have received a letter dated as of the closing date of the Merger from its independent accountants confirming that the Merger may be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles ("GAAP"), Accounting Principles Board Opinion No. 16 and all published rules, regulations and interpretations of the Securities and Exchange Commission ("SEC"). Certain of the conditions to the Merger may be waived by the company entitled to assert the condition. (See pages 53 through 55)

TERMINATION OF THE MERGER AGREEMENT

  DST or USCS may terminate the Merger Agreement without completing the Merger under various circumstances, including if (a) the Merger is not completed by January 31, 1999, (or, if the spin-off transaction proposed by KCSI occurs in January 1999, by that date which is 30 days after such spin-off), (b) the required stockholder approvals are not received, (c) their independent accountants advise in writing that the Merger will not qualify for pooling-of-interests accounting treatment under GAAP, or (d) the DST Board and the USCS Board mutually agree in writing. The Merger Agreement may also be terminated
(i) by DST (A) if before effectiveness of the Merger or termination of the Merger Agreement any person or entity acquires 50% or more of the outstanding USCS Common Stock and does not deliver to DST within two business days of the acquisition written confirmation that such person or entity will vote in favor of the Merger and take no action to prevent or delay the Merger, or (B) if the USCS Board determines (in connection with an Acquisition Proposal (as defined in the Merger Agreement)) that the Merger would be inconsistent with its fiduciary duties to its stockholders and notice thereof and to further negotiate is given to DST, or (ii) by USCS if DST does not advise USCS of its intention to negotiate within two business days after DST's receipt of the USCS notice or if no agreement is reached within two business days after DST's notice to negotiate. (See pages 55 through 56)

TERMINATION FEE

  USCS must pay to DST a $25 million termination fee if: (i) under certain circumstances, Merger approval is not recommended by the USCS Board or the Merger is not consummated because of a failure to obtain USCS stockholder approval, and within 12 months USCS enters into a merger, acquisition, consolidation or similar transaction involving purchase of a significant portion of the assets or equity securities of USCS or any of its subsidiaries (other than with DST or a DST subsidiary); (ii) a person or entity (other than DST or an affiliate of DST) acquires before the Merger is effective or the termination of the Merger Agreement at least 50% of the outstanding USCS Common Stock unless such person or entity agrees to vote for the Merger and take no action to prevent or delay the Merger; or (iii) termination of the Merger Agreement by USCS under certain conditions relating to a failure to negotiate or reach agreement if the USCS Board determines that a recommendation to approve the Merger is inconsistent with its fiduciary duties to USCS stockholders. (See page 56)

REGULATORY APPROVALS

  The HSR Act prohibits us from completing the Merger until after we have furnished certain information and materials to the Antitrust Division of the Department of Justice ("Antitrust Division") and the Federal Trade Commission ("FTC") and a required 30 day waiting period has ended. The required information was furnished and the waiting period commenced on September 24, 1998, and the parties have received notice of early termination. The Antitrust Division and the FTC have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed.

ACCOUNTING TREATMENT

  We expect the Merger to qualify as a pooling-of-interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. This means that the historical book value of the assets, liabilities and stockholders' equity of USCS will be carried over to the consolidated balance sheet of DST (after adjustments to conform accounting policies and certain other items), and no new goodwill will be recorded as a result of this transaction. It is a condition of closing that DST and USCS each receive a letter dated as of the closing date of the Merger from PricewaterhouseCoopers LLP confirming that the Merger may be accounted for as a pooling-of-interests in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and interpretations of the SEC. (See pages 58 through 59)

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  We have structured the Merger so that neither DST, USCS nor the stockholders of either company will recognize any gain or loss for federal income tax purposes in the Merger (except as to the receipt of cash by USCS stockholders for any fractional shares). (See page 57)

NO APPRAISAL RIGHTS

  Under Delaware law, neither DST nor USCS stockholders have any right to dissent from the Merger and receive the appraised value of their shares in cash in connection with the Merger. (See page 60)

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

  DST Common Stock trades on the NYSE and the Chicago Stock Exchange and the USCS Common Stock trades on Nasdaq. On September 2, 1998, the last full trading day prior to the public announcement that the parties had entered into the Merger Agreement, DST Common Stock closed at $60.50 per share on the NYSE and USCS Common Stock closed at $26 per share on Nasdaq. On an equivalent per share basis calculated by multiplying the closing sale price of DST Common Stock on that day by .62, the Exchange Ratio set forth in the Merger Agreement, the value of DST Common Stock to be received by holders of USCS Common Stock was $37.51 per share of USCS Common Stock. On November 19, 1998, DST Common Stock closed at $51.75 per share on the NYSE and USCS Common Stock closed at $30.3125 per share on Nasdaq. You may obtain more recent stock price quotes in most newspapers or in other financial sources. (See page 28)

LISTING OF DST COMMON STOCK

  It is a condition to closing of the Merger that the shares of DST Common Stock to be issued in the Merger will be listed on the NYSE and the Chicago Stock Exchange, subject to satisfaction of applicable NYSE and Chicago Stock Exchange requirements upon official notice of issuance. (See pages 50 through
51)

DIVIDENDS AFTER THE MERGER

  As public companies, neither DST nor USCS has paid cash dividends. DST currently intends to retain its earnings for use in its business, and does not currently expect to pay cash dividends.

EXCHANGE OF USCS STOCK CERTIFICATES AFTER THE MERGER

  After effectiveness of the Merger, the exchange agent will mail to USCS stockholders a transmittal form and instructions to be used to forward USCS Common Stock certificates for surrender and exchange for a certificate for the appropriate number of shares of DST Common Stock and cash for fractional shares of DST Common Stock to which a USCS stockholder would otherwise be entitled. PLEASE DO NOT SURRENDER YOUR USCS COMMON STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED SUCH TRANSMITTAL FORM AND INSTRUCTIONS. (See page 50)

OTHER FILINGS

  USCS and DST will prepare and file any other required filings relating to the Merger and the transactions contemplated by the Merger Agreement. This includes filing or amending a Form S-8 registration statement after effectiveness of the Merger to cover the DST Common Stock issuable upon exercise of USCS options assumed by DST. (See page 56)

CONDUCT OF USCS BUSINESS PRIOR TO MERGER

  Prior to effectiveness of the Merger, each of USCS and its subsidiaries will conduct its operations according to its ordinary course of business consistent with past practice, seek to preserve intact its current business organizations and preserve its relationships with customers, suppliers and others having business dealings with them. (See pages 51 through 52)

                                 RISK FACTORS

  You should consider carefully the following risk factors and other information in this Joint Proxy Statement--Prospectus in connection with the proposed Merger.

CAUTION WITH RESPECT TO FORWARD-LOOKING STATEMENTS

  DST and USCS claim the protection of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. DST, USCS, or others on their behalf may make from time to time (whether orally or in writing) forward-looking comments or statements concerning potential future events, including but not limited to, their results of operations. Such forward-looking statements are based upon assumptions or beliefs by DST's or USCS' management at the time the statements are made, including assumptions or beliefs about risks and uncertainties faced by DST or USCS. If any of management's assumptions or beliefs prove incorrect or should unanticipated circumstances arise, the actual results of operations could materially differ from those anticipated by such forward-looking statements. The differences could be caused by a number of factors or combinations of factors including, but not limited to, those factors set forth below. Persons hearing or reading such forward-looking statements should consider carefully the following factors, in addition to the other information contained in DST's or USCS' public documents, when evaluating such forward-looking statements. DST and USCS do not intend to update any forward-looking statement made or published to reflect events or developments occurring after the making or publishing of such statement.

RISKS RELATED TO THE MERGER

 Integration of the Two Companies

  DST and USCS expect the Merger to result in certain benefits. Achieving these benefits depends in part upon the efficient integration of certain operations of DST and USCS. The categories of potential synergies that could result from such integration include elimination of public company expenses by USCS, operational synergies from more effective utilization of the combined operating capacities, and potential purchased materials cost reductions from the combined purchasing power of the two companies. DST estimates that, if achieved, such synergy savings could aggregate from $5 million to $15 million on a pretax basis by the end of 2000. However, DST and USCS do not have sufficient information to ascertain the precise level of synergy savings and there can be no assurance that such benefits will be achieved. The transition to combined operations will require substantial attention from management. Neither company's management has experience in integrating operations on the scale represented by the Merger. There could be a disruption in the business activities of DST, USCS or both. There could also be significant costs incurred to achieve the benefits of the Merger, including, but not limited to, a non-recurring restructuring charge. If integration of DST and USCS is not efficient, if significant disruptions occur, or if the costs outweigh the benefits, DST and USCS may not realize fully the anticipated benefits of the Merger. The diversion of management attention and any difficulties encountered in the transition process could also have a material adverse effect on the business or financial results of the combined companies.

 Dilution of Current DST Stockholders' Voting Power and Book Value

  Immediately following the Merger, the former USCS stockholders will own approximately 22% of the outstanding shares of DST Common Stock, thereby diluting substantially the DST stockholders' current ownership of 100% of the voting power in DST. In addition, the book value per share as of September 30, 1998 of the shares of DST Common Stock held by DST stockholders is expected to be diluted from approximately $19.28 to pro forma $16.50. See "Comparative Per Share Data," page 27.

 Fixed Exchange Ratio

  As a result of the Merger, each outstanding share of USCS Common Stock (other than those held by DST, USCS or their respective subsidiaries) will be converted into the right to receive .62 of a share of DST Common Stock. The Merger Agreement does not provide for adjustment of the Exchange Ratio based on fluctuations in the price of DST Common Stock. Because the Exchange Ratio is fixed and will not increase or decrease due to fluctuations in the market price of either DST Common Stock or USCS Common Stock, USCS stockholders will not receive additional DST Common Stock to compensate for any decreases in the market price of DST Common Stock which occur before the Merger is effective.

  The price of DST Common Stock at the time the Merger is effective may vary significantly from the price as of the date of execution of the Merger Agreement, the date hereof, or the date on which the stockholders vote on the Merger. These variances may be due to changes in the business, operations and prospects of DST and USCS; market assessments of the likelihood that the Merger will be consummated; the timing of the consummation; conditions or restrictions imposed on or proposed by regulatory agencies in connection with or following consummation of the Merger; general market and economic conditions; and other factors. The dollar value of the DST Common Stock to be received by USCS stockholders upon effectiveness of the Merger may be substantially more or less than the dollar value of DST Common Stock as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger.

 Increase in Shares Eligible for Future Sale Could Depress Market for DST Common Stock

  Upon completion of the Merger, up to 14,291,378 shares of DST Common Stock will be issued to USCS stockholders in exchange for their shares. As of December 21, 1998 USCS is projected to have outstanding stock options which, if outstanding upon consummation of the Merger, will convert to options to purchase approximately 1,524,000 shares of DST Common Stock. Immediately upon consummation of the Merger, approximately 8,871,000 of the shares of DST Common Stock to be issued to USCS stockholders (assuming all exercisable options are exercised) will be freely tradeable. Following publication of financial results covering at least 30 days of post-Merger combined operations, approximately 5,966,000 shares to be issued to USCS stockholders who may be deemed affiliates of USCS (assuming all exercisable options are exercised) could be publicly sold, subject only to certain limited trading restrictions applicable to "affiliates" of USCS under federal securities regulations. KCSI has agreed not to sell any of the 20,263,426 shares of DST Common Stock it holds at the time of the Merger until publication of financial results covering 30 days of post-Merger combined operations or 60 days from the closing of the Merger. Following such period, those shares will be freely tradeable, subject to the limitations on affiliates referred to above.

  If any USCS stockholder who is deemed to be an "affiliate" of USCS cannot sell his DST Common Stock in a single transaction without registration because of the resale restrictions of Rule 145 and/or the volume restrictions in Rule 144(e), he will have registration rights allowing him to cause DST to register under the Securities Act of 1933, as amended (the "Securities Act") his shares for sale. See "Other Agreements--Registration Rights Agreement." KCSI also has registration rights with respect to its shares of DST Common Stock.

  As of November 19, 1998, there were 49,016,618 shares of DST Common Stock outstanding. All of these shares are freely transferable without restriction or further registration under the Securities Act, except for any shares held by "affiliates" of DST, as defined in Rule 144 under the Securities Act.

  The market price of DST Common Stock could drop as a result of sales of a large number of shares of DST Common Stock in the market after the Merger, or the perception that such sales could occur. These factors also could make it more difficult for DST to raise funds through future offerings of common stock.

RISKS RELATED TO DST

 Dependence on U.S. Mutual Fund Industry

  DST's future growth and success will depend in part upon the further growth of the mutual fund industry in the United States. DST derives a substantial portion of its consolidated revenues from the delivery of services and products to mutual fund industry clients. Any event affecting the mutual fund industry which results in a significant decline in the number of shareowner accounts could have a material adverse effect on DST.

 Impact of Technological Change

  The markets served by DST require the use of advanced computer hardware and software technology, and the development of new products and services to meet increasingly complex and rapidly changing client and regulatory requirements. DST's future success depends in part on its ability to continue to adapt its technology, on a timely and cost effective basis, to meet these requirements. There can be no assurance that DST will be able to respond adequately to these technological demands or that its competitors will not develop more advanced technology that will place DST's products and services at a competitive disadvantage.

 Reliance on a Centralized Processing Facility

  DST's processing services are primarily dependent on the Winchester Data Center, DST's central computer operations and information processing facility located in Kansas City, Missouri. A natural disaster or other calamity that causes long-term damage to the facility could have a material adverse effect on DST.

 Importance of Key Personnel

  DST's operations and the continuing implementation of its business strategy depend on the efforts of its technical personnel and senior management. Recruiting and retaining capable personnel, particularly those with expertise in the types of computer hardware and software utilized by DST, are vital to DST's success. There is substantial competition for qualified technical and management personnel and there can be no assurance that DST will be able to attract or keep the qualified personnel it requires. The loss of key personnel or the failure to hire qualified personnel could have a material adverse effect on DST. If members of the senior management team become unable or unwilling to continue in their present positions, or if DST is unable to recruit and retain qualified technical personnel, DST's business and financial results could be materially adversely affected.

 Lack of Control of Joint Ventures

  DST's business strategy for growth and expansion has included a reliance on joint ventures. DST can derive a significant part of its net income from its pro rata share in the earnings of these unconsolidated companies. Although DST owns significant equity interests in these companies and has representation on their Boards of Directors, DST is not in a position to exercise control over their operations, strategies or financial decisions without the concurrence of its equity partners. DST's equity interests in Boston Financial Data Services, Inc. ("BFDS") and Argus Health Systems, Inc. are also subject to contractual buy/sell arrangements that restrict DST's ability to fully dispose of its interest in these companies and that under certain circumstances permit such companies to purchase DST's interests.

  The other parties to such existing joint venture arrangements, and to arrangements in which DST may subsequently participate, may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or those of DST. In addition, a joint venture partner may be unable to meet its economic or other obligations to the venture, which, depending upon the nature of such obligations, could adversely affect the combined operations of DST and the price of DST Common Stock.

 Influence by Current Stockholder

  KCSI owns approximately 41%, and immediately following the Merger will own approximately 32%, of the outstanding DST Common Stock. In addition, two outside directors of KCSI are also outside directors of DST and KCSI is generally exempted from certain restrictions in DST's stockholders' rights plan until such time as KCSI's ownership of DST drops below certain levels. As a result, KCSI may be able to significantly influence matters affecting DST, including matters submitted to a vote of DST's stockholders, such as the election of directors and the approval of corporate transactions.

  KCSI has announced that it plans to spin off to its common stockholders its financial services operations, which include its ownership of DST Common Stock. Since the final terms and timing of that transaction have not been disclosed, the impact, if any, upon DST cannot be ascertained. KCSI has indicated that the spin-off is not expected to occur this year.

 Significant Competition From Other Providers

  DST, its subsidiaries, joint ventures and strategic associations encounter significant competition for DST's services and products from other third-party providers of similar services and products and from in-house providers who have chosen not to outsource their own business. DST's ability to compete effectively is, in part, dependent on the availability of capital and other resources, and some of these competitors have greater resources and greater access to capital than DST. DST also competes for shareowner accounting services with brokerage firms that perform sub-accounting services for the brokerage firms' customers who purchase or sell shares of mutual funds of DST's clients. Such brokerage firms maintain only an "omnibus" account or accounts with DST representing the aggregate number of shares of DST's mutual fund client owned by the brokerage firms' customers, thus resulting in fewer mutual fund shareowner accounts being maintained by DST.

 Operations Subject to Significant Regulation

  As registered transfer agents, DST, BFDS and BFDS' subsidiary, National Financial Data Services, Inc. ("NFDS"), are subject to the Exchange Act and to the rules and regulations of the SEC under the Exchange Act which require DST, BFDS, and NFDS to register with the SEC and which impose on them recordkeeping and reporting requirements. Certain of the operations and records of DST, BFDS, and NFDS are subject to examination by the SEC and, as providers of services to financial institutions, to examination by bank and thrift regulatory agencies. Material noncompliance with the Exchange Act or SEC rules and regulations by DST, BFDS, or NFDS could result in their suspension or in the revocation of their transfer agent registrations, which could have a material adverse effect on DST. In addition, CFDS Limited, a subsidiary of BFDS, and European Financial Data Services Limited, a joint venture of DST and State Street Corporation, are subject to regulation of similar regulatory agencies in Canada and the United Kingdom, respectively. Any of these companies could have its regulatory authorizations suspended or revoked if it were to materially violate applicable regulations, which could have an adverse effect on DST.

 Year 2000

  Many computer programs use only two digits to identify a year in a date field within the program (e.g., "98" or "02"). If not corrected, computer applications making calculations and comparisons in different centuries may cause inaccurate results, or fail by or at the Year 2000. These Year 2000-related issues are of particular importance to DST. DST depends upon its computer and other systems and the computer and other systems of third-parties to conduct and manage DST's business. Additionally, DST's products and services are dependent upon using accurate dates in order to function properly. These Year 2000-related issues may also adversely affect the operations and financial performance of one or more of DST's customers or suppliers. As a result, the failure of DST's computer and other systems, products or services, the computer systems and other systems upon which DST depends, or of DST's customers or suppliers to be Year 2000 ready could have a material adverse effect on DST.

  DST has completed its review and evaluation of its mission critical products, services and internal systems and is maintaining its schedule to achieve material Year 2000 readiness in such products, services and systems which are material by December 31, 1998. DST anticipates internal readiness for all of its other material systems by June 30, 1999. DST will continue testing its systems with clients and other third parties for Year 2000 related issues as needed throughout 1999, subject to the cooperation of such third parties.

  As part of resolving its Year 2000 issues, DST is developing contingency plans. DST has had for several years formal contingency plans for its Winchester Data Center in the event of a natural disaster or a processing failure such as those that could be caused by Year 2000 issues. DST expects to formalize contingency plans for its other material business units, which would incorporate Year 2000 related contingencies, by March 31, 1999. The costs to address the Year 2000 related issues to date have not been material, and DST does not anticipate such costs to become material in the future.

  Although DST is not aware of any material operational or financial Year 2000-related issues not being addressed, DST cannot assure that its computer systems, products, services or other systems or the computers and other systems of others upon which DST depends will be Year 2000 ready on schedule, that the costs of its

Year 2000 program will not become material or that DST's alternative plans will be adequate. DST is currently unable to anticipate accurately the magnitude, if any, of the Year 2000-related issues arising from DST's customers or suppliers. If any such risks (either with respect to DST or its customers or suppliers) materialize, DST could experience material adverse consequences to its business.

 Anti-Takeover Considerations

  Some provisions of DST's Certificate of Incorporation could make it more difficult for a third party to acquire control of DST, even if the change of control would be beneficial to stockholders. Certain of these provisions could allow the DST Board and, because of its significant influence, KCSI, to take or prevent actions affecting unaffiliated stockholders without their approval or consent. DST has also adopted a stockholders' rights plan which could delay, deter or prevent a change in control of DST. A few of DST's client agreements allow the client to terminate its agreement or to obtain rights to use DST's software used in processing the client's data in the event of an acquisition or change of control of DST. One of DST's joint venture agreements allows its joint venture partner to buy DST's interest in the joint venture in the event of a change of control of DST.

 Non-U.S. Operations

  Consolidated revenues outside the U.S. account for a significant percentage of DST's revenues. DST derives revenues from a large number of countries primarily in Europe and Canada. Economic or political events which affect the economies of these countries could result in material adverse consequences to DST.

RISKS RELATED TO USCS

 General

  A number of uncertainties exist that could affect USCS' future operating results, including, without limitation, changes in the global communications market, concentration in the cable television market, USCS' ability to retain existing customers and attract new customers in the global communications market, as well as other high-volume service industries, USCS' continuing ability to develop products that are responsive to the evolving needs of its customers, increased competition, changes in operating expenses, changes in government regulation of USCS' customers and general economic factors in the U.S. as well as the international marketplace.

 Changing Communications Market and Development of Software and Services

  The communications market is characterized by rapid technological developments, changes in client requirements, evolving industry standards and frequent new product introductions. USCS' future success will depend, in part, upon its ability to enhance its existing applications, develop and introduce new products that take advantage of technological advances and respond promptly to new client requirements and evolving industry standards. USCS has expended considerable funds to develop products to serve the changing communications market. If the communications market grows or converges more slowly than anticipated or USCS' products and services fail to achieve market acceptance, there could be a material adverse effect on the financial condition and results of operations of USCS.

  USCS' development projects are subject to all of the risks associated with the development of new software and other products based on innovative technologies. The failure of such development projects could have a material adverse effect on the financial condition and results of operations of USCS.

 Dependence on the Cable Television Market

  Although USCS' current strategy is to address the needs of the global communications market and other high volume service providers, USCS is highly dependent on the cable television market. For the nine months ended September 30, 1998, more than 55% of USCS' revenue was derived from sales to cable television service providers. In both 1997 and 1996, more than 60% of USCS' revenue was derived from sales to cable television service providers. Although the cable television industry outside of North America is generally expanding, the number of providers of cable television service in the United States has been declining, due to industry consolidation. This has resulted in a reduction of the number of potential cable television clients in the United States. As the number of companies serving the available subscriber base decreases, the loss of a single client could have a greater adverse impact on USCS than in the past. Even if the number of clients remains the same, a decrease in the number of subscribers served by USCS' cable television clients would result in lower revenue for USCS. A decrease in the number of cable subscribers or any adverse development in the cable television market could have a material adverse effect on the financial condition and results of operations of USCS.

 Concentration of Client Base

  Aggregate revenue from USCS' ten largest clients accounted for approximately two-thirds of its total revenue. Loss of all or a significant part of the business of any of these clients or a decrease in their respective customer bases could have a material adverse effect on the financial condition and results of operations of USCS. Three of USCS' clients, represented approximately 41% and 36% of total revenue for the nine months ended September 30, 1997 and 1998, respectively. These clients represented approximately 40% and 47% of total revenue in 1997 and 1996.

  Tele-Communications, Inc. ("TCI") represented approximately 18% and 14% of USCS' total revenue in the nine-month periods ended September 30, 1997 and 1998, respectively, and 21% and 18% in 1996 and 1997, respectively. See "-- Potential Loss of Revenue."

  USCS' largest bill processing client, Ameritech Corporation, accounted for 14% and 12% of total revenues in the nine-month periods ended September 30, 1997 and 1998, respectively, and for 16% and 13% of total revenue in 1996 and 1997, respectively. Ameritech became a client early in 1994 and has contracts with USCS expiring in 2000 and 2001. Another bill processing client, Cincinnati Bell Information Systems, Inc. ("CBIS"), a client since 1990, accounted for 9% and 10% of total revenues for the nine-month periods ended September 30, 1997 and 1998, and 10% and 9% of total revenue in 1996 and 1997, respectively. In early 1997, USCS entered into a new contract with CBIS expiring in 2002.

 Potential Loss of Revenue

  TCI represented approximately 18% and 14% of USCS' total revenue in the nine-month periods ended September 30, 1997 and 1998, respectively, and 21% and 18% in 1996 and 1997, respectively. TCI represented approximately 28% and 22% of customer management software and services revenue for the nine-month periods ended September 30, 1997 and 1998, respectively, and 31% and 28% of such revenue in 1996 and 1997, respectively. More than two years ago, TCI announced and began development of an in-house system to replace USCS' customer management software. On August 11, 1997, TCI informed USCS that it had agreed to sell its partially developed in-house system to a competitor of USCS and was going to enter into an exclusive long-term contract for customer management software with that competitor. Under the current contract between TCI and USCS, which expires on December 31, 1999, TCI may remove subscribers after giving ninety days' notice, without significant economic penalty. Although TCI has not provided USCS with a definitive schedule for conversion of the TCI subscribers to the competitor's software, the conversions have begun and it is believed that TCI and the competitor wish to complete the transfer by the end of 1998. Additionally, USCS believes that TCI's contract with the competitor provides financial incentives to TCI for converting subscribers of certain TCI affiliates, some of whom are currently clients of USCS, to the competitor's software.

  A customer that accounted for approximately 5% and 6% of USCS' total revenue in the nine-month periods ended September 30, 1997 and 1998, respectively, and 4% and 6% in 1996 and 1997, respectively, and 8% and 10% of customer management software and services revenue for the nine-month periods ended September 30, 1997 and 1998, respectively, and 7% and 8% of such revenue in 1996 and 1997, respectively, has orally advised USCS that it may move to an alternative solution for its customer management software requirements. The customer informed USCS that it expects a USCS competitor may have this alternative available for pilot testing in mid-1999 and, if that test is successful, the customer would begin migrating its subscribers to this alternative in the first or second quarter of 2000. The migration would extend over twelve months or longer. Under the contract between the customer and USCS, which expires in July 2003, the customer may remove subscribers after giving ninety days' notice, without significant economic penalty.

 Variability of Quarterly Operating Results

  USCS' quarterly and annual operating results may fluctuate from quarter to quarter and year to year depending on various factors, including the impact of significant start-up costs associated with initiating the delivery of contracted services to new clients, the hiring of additional staff, new product development and other expenses, introduction of new products by competitors, pricing pressures, the evolving and unpredictable nature of the markets in which USCS' products and services are sold and general economic conditions.

 Year 2000

  Because USCS licenses software and provides services relating to such software and otherwise makes extensive use of date-sensitive computer programs, USCS may be exposed to Year 2000 issues.

  USCS has completed a review of its IT systems, such as internal computer systems, financial and payroll systems and software development systems, and its non-IT systems, such as HVAC, security and elevators, to identify systems that could be affected by the Year 2000 issue. USCS has developed an enterprise-wide implementation plan to resolve any Year 2000 issues in its internal systems. With modifications to existing systems, which are expected to be completed by September 30, 1999, USCS believes the Year 2000 issue will not pose significant operational problems for USCS's computer systems. USCS is in the process of quantifying internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare the systems for the year 2000. USCS currently believes that such costs will not be material; however, there can be no assurances of such.

  USCS has also completed an assessment of third party Year 2000 dependencies, has determined risk levels associated with those dependencies and is in the process of developing contingency plans, which are expected to be completed by December 31, 1998, relative to those dependencies. USCS believes it will not experience any Year 2000 problems from most of its key vendors and suppliers; however, USCS is unable to determine whether certain suppliers, principally USCS's utility providers, will likely be Year 2000 compliant in time. USCS is developing contingency plans in the event that a key vendor or supplier causes or could potentially cause any Year 2000 problems, but there can be no assurances an acceptable contingency plan can be developed for certain suppliers, such as utilities, or that any such plan would successfully protect USCS from any Year 2000 exposure. There can also be no assurances that a vendor or supplier that appears to be Year 2000 compliant will not experience problems that could adversely affect USCS. USCS is specifically dependent upon uninterrupted service from utilities providers. In the event that service is disrupted as a result of a utility provider not being Year 2000 ready, USCS results of operations could be materially adversely affected.

  USCS believes that its current products do not require further modification for the Year 2000 issue and does not anticipate any material exposures related to Year 2000 issues for its products and services. USCS expects that the current installed base of its customer management software will be fully replaced with Year 2000 ready software by June 30, 1999, both through the customer's regular upgrade program or under the customer's maintenance contracts. In certain cases, USCS will be required under the applicable maintenance contract to provide Year 2000 compliant software free of charge. USCS believes that the cost of such upgrades will be immaterial. USCS has since 1995 been implementing an on-going program of upgrading or replacing its bill processing computer systems. A part of such program includes providing Year 2000 capability. The cost of including Year 2000 compliance as part of the upgrade program is immaterial. The program is expected to be completed by September 30, 1999.

  Factors that could impact USCS' ability to make the necessary modifications and deploy those modifications across the current computer systems include, but are not limited to, the availability and cost of trained personnel and the ability of such personnel to complete the current remediation plan on schedule. However, if such remediation is not completed on a timely basis or is more costly to implement than currently anticipated, USCS' business, financial condition or results of operations could be materially adversely affected. Further, USCS cannot anticipate the degree to which it may be the subject of claims or complaints regarding the Year 2000 issue.

 New Products, Rapid Technological Changes and Competition

  The market for USCS' products and services is highly competitive, and competition is increasing as additional market opportunities arise. USCS believes its most significant competitors for customer management software and services are independent providers of such software and services and in-house systems.

  In August 1998, USCS acquired, for approximately $15.4 million, Custima International Holdings, plc ("Custima"), a United Kingdom corporation that provides billing and customer care to the energy and utilities industries and has subsidiaries in the United Kingdom, United States, Australia and Mexico. Through the acquisition of Custima, USCS is entering into a new market which is currently undergoing significant and rapid changes. There can be no assurance that USCS will be successful in this new market. In addition, USCS incurred an in-process research and development expense and reorganization charge in connection with the acquisition during the third quarter. See Note 4 to the Consolidated Condensed Financial Statements included in Appendix M.

  In addition, competitive factors could influence or alter USCS' overall revenue mix between customer management software, services, including bill processing services, and equipment sales and leasing. Any of these events could have a material adverse effect on the financial condition and results of operations, including gross profit margins, of USCS.

 Electronic Bill Presentment

  USCS' bill processing business is dependent on its ability to design, handle, print and distribute via first class mail paper-based statements and related materials. A number of companies, many with resources greater than USCS, are developing and introducing electronic bill presentment services that could reduce, if not eliminate, the need for paper statements.

  USCS has introduced products and has formed alliances with other companies for the introduction, marketing and deployment of electronic bill presentment and other electronic services. The maintenance of USCS' paper statement expertise, successful development and marketing of electronic services and rate of customer acceptance of such services are all subject to the technological, competitive and market condition risks discussed in various sections of this Joint Proxy Statement-Prospectus.

 Client Failure to Renew or Utilize Contracts

  Substantially all of USCS' revenue is derived from the sale of services or products under long-term contracts with its clients. USCS does not have the unilateral option to extend the terms of such contracts upon their expiration. In addition, certain of USCS' contracts do not require clients to make any minimum purchase. Others require minimum purchases that are substantially below the current level of business under such contracts, and all such contracts are cancelable by clients under certain conditions. The failure of clients to renew contracts, a reduction in usage by clients under any contracts or the cancellation of contracts could have a material adverse effect on USCS' financial condition and results of operations.

 International Business Activities

  USCS' strategy to diversify its customer base includes the selling of its products in a variety of international markets. To date, USCS' primary customer management software has been installed in more than 20 countries. Generally, USCS operates in U.S. dollars, which reduces but does not eliminate exposure to the adverse impact of currency fluctuations. Currently, less than 10% of USCS' revenue comes from international sources, but USCS is expanding its international presence, primarily through third party marketing and distribution alliances. USCS' current and proposed international business activities are subject to certain inherent risks, including but not limited to, specific country, regional or global economic conditions, exchange rate fluctuation and its impact on liquidity, changes in the national priorities of any given country and cultural differences. There can be no assurance that such risks will not have a material adverse effect on USCS' future international sales and, consequently, USCS' business, operating results and financial condition.

 Dependence on Proprietary Technology

  USCS relies on a combination of patent, trade secret and copyright laws, nondisclosure agreements, and other contractual and technical measures to protect its proprietary technology. There can be no assurance that these provisions will be adequate to protect its proprietary rights. There can be no assurance that third parties will not assert infringement claims against USCS or USCS' clients.

  USCS has been advised by a cable customer that a third party has orally asserted that patents held by the third party may be infringed by the customer's use of interactive computer telephony systems, and that, should it become necessary, the customer would seek indemnification from USCS. To the best of USCS' knowledge, no legal proceedings with regard to this matter have been instituted against the customer or USCS as of the date of this Joint Proxy Statement-Prospectus. There can be no assurance, however, that such claims, if brought, would not have a material adverse effect on USCS.

 Management of Growth and Attraction and Retention of Key Personnel

  Management of USCS' growth may place a considerable strain on USCS' management, operations and systems. USCS' ability to execute its business strategy will depend in part upon its ability to manage the demands of a growing business. Any failure of USCS' management team to effectively manage growth could have a material adverse effect on USCS' business, financial condition or results of operations.

  USCS' future success depends in large part on the continued service of its key management, sales, product development and operational personnel. USCS believes that its future success also depends on its ability to attract and retain skilled technical, managerial and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for qualified personnel is intense. USCS has from time to time experienced difficulties in recruiting qualified skilled technical personnel. Failure by USCS to attract and retain the personnel it requires could have a material adverse effect on the financial condition and results of operations of USCS.

 Government Regulation

  USCS' existing and potential clients are subject to extensive regulation, and certain of USCS' revenue opportunities may depend on continued deregulation in the world-wide communications industry. In addition, USCS' clients are subject to certain regulations governing the privacy and use of the customer information that is collected and managed by USCS' products and services. Regulatory changes that adversely affect USCS' existing and potential clients could have a material adverse effect on the financial condition and results of operations of USCS.

OTHER RISK FACTORS RELATED TO DST AND USCS

  In addition to the factors noted above, changes in management strategies, changes in lines of business, failure of anticipated opportunities to materialize, changes in the cost of necessary supplies, changes in the economic, political or regulatory environments in the United States or in the other countries where DST or USCS may do business, and litigation, all present risks to DST and USCS and may cause any forward-looking statement to become inaccurate.

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  In the following tables we provide you with selected historical financial data of DST and USCS. We derived the selected historical financial data for the five years ended December 31, 1997 from the audited consolidated financial statements of DST and USCS. We derived the historical financial data for the nine months ended September 30, 1997 and 1998 from unaudited condensed consolidated financial statements of DST and USCS, which were prepared on the same basis as the historical audited financial statements. When you read this selected historical financial data, you should consider reading along with it the historical financial statements and accompanying notes that DST and USCS have included in their Annual Reports on Form 10-K for the year ended
December 31, 1997, and their Quarterly Reports on Form 10-Q for the quarter ended September 30, 1998, copies of which are included as Appendices to this Joint Proxy Statement-Prospectus.

  We derived the selected pro forma combined financial data below from the unaudited pro forma condensed combined financial statements. When you read this selected pro forma combined financial data, you should consider reading along with it the unaudited pro forma condensed combined financial statements and the notes thereto included in this Joint Proxy Statement-Prospectus. We present the pro forma information for illustrative purposes only. You should remember that pro forma information is hypothetical and does not necessarily indicate operating results or the financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

                               DST SYSTEMS, INC.

                      SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       NINE MONTHS
                                      YEARS ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                          ------------------------------------------------------  ----------------------
                            1993      1994      1995       1996          1997        1997        1998
                          --------  --------  --------  ----------    ----------  ----------  ----------
Revenues................  $341,172  $401,736  $484,131  $  580,808    $  650,678  $  473,941  $  557,972
Income from operations..    29,587    34,955    40,821      56,973        92,240      66,242      85,688
Interest expense........   (10,855)  (14,016)  (21,964)     (6,940)       (7,670)     (6,006)     (6,087)
Gains on sales of equity
 investments............                        44,895     223,438(1)      1,464
Equity in earnings
 (losses) of
 unconsolidated
 affiliates.............    11,670    22,227     6,452      (4,028)       (1,345)      1,357      (1,529)
Income before income
 taxes and minority
 interests..............    31,689    46,641    73,831     273,619        88,709      66,044      83,563
Income from continuing
 operations.............    22,752    33,431    27,640     167,202        58,997      42,974      54,654
Income per share from
 continuing operations
 Basic(2)...............      0.74      1.09      0.82        3.35          1.20        0.87        1.12
 Diluted(2).............  $   0.74  $   1.09  $   0.82  $     3.32    $     1.18  $     0.86  $     1.09
Shares used in per share
 computation:
 Basic(2)...............    30,550    30,550    33,791      49,871        49,308      49,378      48,988
 Diluted(2).............    30,550    30,550    33,848      50,335        49,838      49,862      49,991
Total assets............  $401,702  $510,407  $749,520  $1,121,588    $1,355,404  $1,263,160  $1,480,146
Long-term obligations...  $146,046  $175,767  $ 52,477      75,895        92,005      72,514      88,254
Cash dividends per
 common share(2)........                                $      --     $      --   $      --   $      --

--------
(1) In the third quarter of 1996, DST recognized a one-time gain on the Computer Sciences Corporation ("CSC")/The Continuum Company, Inc. ("Continuum") merger. See Note 4 to the consolidated financial statements included in Appendix C.
(2) DST's capital structure changed substantially as a result of the initial public offering of DST Common Stock in the fourth quarter of 1995. Earnings per share data prior to the public offering is reflective of being a wholly-owned subsidiary of KCSI. DST paid cash dividends of $6.2 million, $6.2 million and $150.0 million to KCSI in 1993, 1994 and 1995, respectively, which have been excluded from this table. The declaration and payment of dividends is at the discretion of the DST Board which, prior to DST's initial public offering, was controlled by KCSI.

                           USCS INTERNATIONAL, INC.

                      SELECTED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                NINE MONTHS
                                    YEARS ENDED DECEMBER 31,                ENDED SEPTEMBER 30,
                          ------------------------------------------------  --------------------
                            1993      1994      1995      1996      1997      1997       1998
                          --------  --------  --------  --------  --------  ---------  ---------
Revenues................  $166,064  $188,805  $229,263  $263,214  $299,346  $ 216,791  $ 246,565
Income from operations..    13,494    15,787    22,106    27,520    38,024     27,897     25,206(3)
Interest expense........    (4,609)   (4,284)   (4,966)   (3,185)     (554)      (464)      (250)
Income before taxes and
 cumulative effect of
 accounting change......     8,885    11,503    17,140    24,335    37,470     27,433     24,956
Income before cumulative
 effect of accounting
 change.................     4,555     6,169    10,370    14,509    22,460     16,446     13,118
Net income(1)...........     6,963     6,169    10,370    14,509    22,460     16,446     13,118
Income per share before
 cumulative effect of
 accounting change
 Basic(2)...............      0.23      0.31      0.53      0.69      0.97       0.71       0.56
 Diluted(2).............      0.22      0.30      0.51      0.66      0.93       0.68       0.54
Net income per share
 Basic(2)...............      0.35      0.31      0.53      0.69      0.97       0.71       0.56
 Diluted(2).............  $   0.33  $   0.30  $   0.51  $   0.66  $   0.93  $    0.68  $    0.54
Shares used in per share
 computation:
 Basic(2)...............    20,010    19,798    19,452    21,178    23,164     23,180     23,232
 Diluted(2).............    20,816    20,622    20,159    22,075    24,203     24,293     24,084
Total assets............  $140,922  $157,331  $180,450  $205,559  $238,619  $ 213,984  $ 272,779
Long-term obligations...    40,167    37,647    51,155     5,647     5,453      2,079      2,451
Cash dividends per
 common share...........  $    --   $    --   $    --   $    --   $    --   $     --   $     --

--------
(1) In 1993, USCS adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes", resulting in an accumulated credit to income of $2.4 million for an adjustment in the calculation of the income tax expense.
(2) USCS' capital structure changed substantially as a result of the public offering of USCS Common Stock in the second quarter of 1996.
(3) In the third quarter of 1998, USCS recognized a $6.0 million in-process research and development write-off and a $1.1 million reorganization charge related to the acquisition of Custima. See Note 4 to the Consolidated Condensed Financial Statements included in Appendix M and
    Note 10 to the Unaudited Pro Forma Condensed Combined Financial Statements included herein.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following unaudited pro forma combined statement of income data for each of the three years in the period ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998 assumes that the Merger occurred at the beginning of the earliest period presented. The following unaudited pro forma combined balance sheet data as of September 30, 1998 assumes that the Merger occurred as of that date.

                DST SYSTEMS, INC. AND USCS INTERNATIONAL, INC.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               NINE MONTHS
                           YEARS ENDED DECEMBER 31,        ENDED SEPTEMBER 30,
                          -------------------------------  --------------------
                            1995      1996         1997      1997       1998
                          --------  --------     --------  --------  ----------
Revenues................  $713,394  $844,022     $950,024  $690,732  $  804,537
Income from operations..    54,122    78,160      126,951    91,269     106,417 (3)
Interest expense........   (26,930)  (10,125)      (8,224)   (6,684)     (6,895)
Gains on sales of equity
 investments............    44,895   223,438 (1)    1,464
Equity in earnings
 (losses) of
 unconsolidated
 affiliates.............     6,452    (4,028)      (1,345)    1,357      (1,529)
Income before income
 taxes and minority
 interests..............    82,166   291,621      122,866    90,607     104,042
Income from continuing
 operations.............    32,683   177,937       79,472    57,699      65,063
Income per share from
 continuing operations:
  Basic(2)..............      0.71      2.82         1.25      0.91        1.04
  Diluted(2)............  $   0.71  $   2.78     $   1.23  $   0.89  $     1.01
Shares used in per share
 computation:
  Basic(2)..............    45,851    63,001       63,571    63,750      62,710
  Diluted(2)............    46,347    64,022       64,745    64,924      64,241
Total assets............                                             $1,686,318
Long-term obligations...                                             $   90,705
Cash dividends per
 common share(2)........            $    --      $    --   $    --   $      --

--------
(1) In the third quarter of 1996, DST recognized a one-time gain on the CSC/Continuum merger. See Note 4 to the consolidated financial statements included in Appendix C.
(2) DST's capital structure changed substantially as a result of the initial public offering of DST's common stock in the fourth quarter of 1995. Earnings per share data prior to the public offering is reflective of being a wholly-owned subsidiary of KCSI. DST paid a cash dividend of $150.0 million to KCSI in 1995 which has been excluded from this table. The declaration and payment of dividends is at the discretion of the DST Board which, prior to DST's initial public offering was controlled by KCSI. USCS' capital structure changed substantially as a result of the public offering of USCS Common Stock in the second quarter of 1996.
(3) In the third quarter of 1998, USCS recognized a $6.0 million in-process research and development write-off and a $1.1 million reorganization charge related to the acquisition of Custima. See Note 4 to the Consolidated Condensed Financial Statements included in Appendix M and
    Note 10 to the Unaudited Pro Forma Condensed Combined Financial Statements included herein.

                          COMPARATIVE PER SHARE DATA

  In the table below, we provide you with certain historical per share data of DST and USCS and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis of accounting. We calculated the equivalent unaudited pro forma data for USCS by multiplying the unaudited pro forma combined per common share data by the Exchange Ratio.

  The information set forth below should be read in conjunction with the selected historical financial data, and the unaudited pro forma combined financial data, included elsewhere in this Joint Proxy Statement-Prospectus or the attached Appendices. The pro forma combined per share data is hypothetical and does not necessarily indicate the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results.

  DST's capital structure changed substantially as a result of the initial public offering of DST Common Stock in the fourth quarter of 1995. Earnings per share data prior to the public offering is reflective of being a wholly-owned subsidiary of KCSI. DST paid a cash dividend of $150.0 million to KCSI in 1995 which has been excluded from this table. The declaration and payment of dividends is at the discretion of the DST Board which, prior to DST's initial public offering, was controlled by KCSI. USCS' capital structure changed substantially as a result of the public offering of USCS Common Stock in the second quarter of 1996. USCS has not paid cash dividends during the periods presented.

                                                           NINE MONTHS
                           YEARS ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                           --------------------------- --------------------
                            1995    1996        1997     1997       1998
                           ----------------   -------- --------- ----------
HISTORICAL DST
Basic earnings per share.. $  0.82 $  3.35(1) $   1.20 $    0.87 $     1.12
Diluted earnings per
 share.................... $  0.82 $  3.32(1) $   1.18 $    0.86 $     1.09
Book value per common
 share....................                    $  17.04           $    19.28
HISTORICAL USCS
Basic earnings per share.. $  0.53 $  0.69    $   0.97 $    0.71 $     0.56(2)
Diluted earnings per
 share.................... $  0.51 $  0.66    $   0.93 $    0.68 $     0.54(2)
Book value per common
 share....................                    $   5.72           $     6.38
PRO FORMA COMBINED
Basic earnings per share.. $  0.71 $  2.82    $   1.25 $    0.91 $     1.04
Diluted earnings per
 share.................... $  0.71 $  2.78    $   1.23 $    0.89 $     1.01
Book value per common
 share....................                    $  14.74           $    16.50
USCS PRO FORMA PER SHARE
 EQUIVALENTS
Basic earnings per share.. $  0.44 $  1.75    $   0.78 $    0.56 $     0.64
Diluted earnings per
 share.................... $  0.44 $  1.72    $   0.76 $    0.55 $     0.63
Book value per common
 share....................                    $   9.14           $    10.23

--------
(1) In the third quarter of 1996, DST recognized a one-time gain on the CSC/Continuum merger. See Note 4 to the consolidated financial statements included in Appendix C.
(2) In the third quarter of 1998, USCS recognized a $6.0 million in-process research and development write-off and a $1.1 million reorganization charge related to the acquisition of Custima. See Note 4 to the Consolidated Condensed Financial Statements included in Appendix M and
    Note 10 to the Unaudited Pro Forma Condensed Combined Financial Statements included herein.

                         COMPARATIVE MARKET PRICE DATA

  DST Common Stock is traded on the NYSE and the Chicago Stock Exchange under the symbol "DST", and USCS Common Stock is traded on the Nasdaq under the symbol "USCS". The table below sets forth the reported high and low intra-day prices for DST Common Stock and USCS Common Stock on those markets for the periods indicated. (Quarters are for a calendar year.)

                                                   DST               USCS
                                            ------------------ -----------------
                                              HIGH      LOW      HIGH      LOW
                                            -------- --------- --------- -------
1996
First Quarter.............................. $34 7/8  $27 1/8   $ *       $ *
Second Quarter.............................  38       29 1/2    19 3/4    17
Third Quarter..............................  32 7/8   24 5/8    19 7/8    13 1/8
Fourth Quarter.............................  34 3/8   28 7/8    18 1/2    14 3/4
1997
First Quarter..............................  35 3/4   28 1/2    21        16 1/8
Second Quarter.............................  33 3/8   24 1/4    33        15 5/8
Third Quarter..............................  38       31 3/8    35 1/2    16 3/4
Fourth Quarter.............................  45 7/16  34 7/16   22 11/16  14 7/8
1998
First Quarter..............................  55 5/16  39 15/16  21 7/8    15 1/4
Second Quarter.............................  57 1/8   49 15/16  22 3/4    17 1/8
Third Quarter..............................  70 9/16  47 13/16  35 1/2    19 1/8
Fourth Quarter (through November 19).......  54 7/8   34        33 5/16   20

--------
* The initial public offering of USCS Common Stock occurred on June 20, 1996.

  Quotations for USCS Common Stock reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

  Following the Merger, it is expected that DST Common Stock will continue to be traded on the NYSE and the Chicago Stock Exchange. Following the Merger, USCS Common Stock will cease to be traded on the Nasdaq, and there will be no further market for such stock.

  No cash dividends have been paid by DST since the initial public offering of DST Common Stock on October 31, 1995. DST does not currently plan to pay cash dividends and currently plans to retain its earnings for use in its business.

  USCS has not paid cash dividends on USCS Common Stock to date and, if the Merger is not consummated, has no current intention to pay any such cash dividends. The Merger Agreement does not permit USCS to pay cash dividends on USCS Common Stock prior to consummation of the Merger or termination of the Merger Agreement.

  On September 2, 1998, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported NYSE Composite Transactions closing price per share of DST Common Stock was $60.50. The reported Nasdaq closing price per share of USCS Common Stock was $26.00. On an equivalent per share basis calculated by multiplying the closing sale price of DST Common Stock on that day by .62, the Exchange Ratio set forth in the Merger Agreement, the value of DST Common Stock to be received by holders of USCS Common Stock was $37.51 per share of USCS Common Stock. On November 19, 1998, the most recent practicable date prior to printing this Joint Proxy Statement-Prospectus, the reported NYSE Composite Transactions closing price per share of DST Common Stock was $51.75, and the Nasdaq closing price per share of USCS Common Stock was $30.3125. We urge stockholders to obtain current market quotations.

                                 THE COMPANIES

DST

  DST provides sophisticated information processing and computer software services and products, primarily to mutual funds, insurance companies, banks and other financial services organizations.

  DST was established in 1969. Through a reorganization in August 1995, DST is now a corporation organized in the State of Delaware. DST has its principal executive offices at 333 West 11th Street, Kansas City, Missouri 64105 (telephone number 816-435-1000).

DST ACQUISITIONS, INC.

  DST Acquisitions, Inc. is a Delaware corporation formed by DST in September 1998 solely for the purpose of being merged with and into USCS and is wholly-owned by DST. The mailing address of DST Acquisitions, Inc.'s principal executive offices is c/o DST Systems, Inc., 333 West 11th Street, Kansas City, Missouri 64105 (telephone number 816-435-1000).

USCS

  USCS provides customer management software to cable television and multi-service providers worldwide, and bill processing services to the cable television, telecommunications, financial services, utilities and other service industries.

  USCS was founded in 1969. USCS has its principal executive offices at 2969 Prospect Park Drive, Rancho Cordova, California 95670 (telephone number 916-636-4500).

          PART II. THE PROPOSALS BEFORE THE DST AND USCS STOCKHOLDERS

             GENERAL INFORMATION ABOUT THE PROPOSALS AND MEETINGS

                SUMMARY OF PROPOSALS AND BOARD RECOMMENDATIONS

  This Joint Proxy Statement-Prospectus is furnished in connection with the solicitation by DST and by USCS of proxies to be voted, respectively, at the DST Special Meeting and the USCS Special Meeting.

  The purpose of the DST Special Meeting is to consider and vote upon the following proposals:

    1. To consider and vote on a proposal to approve the Merger, including the issuance of shares of DST Common Stock in connection with the Merger (the "DST Merger Proposal");

    2. To approve an amendment to the DST Plan to increase the number of shares of DST Common Stock authorized for issuance under the DST Plan (the "DST Plan Proposal"); and

    3. To transact such other business as may properly come before the DST Special Meeting with respect to any matters to be presented which are presently unknown to DST.

  The purpose of the USCS Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and to authorize the Merger and the other transactions contemplated by the Merger Agreement (the "USCS Merger Proposal") and to transact such other business as may properly come before the USCS Special Meeting with respect to any matters to be presented which are presently unknown to USCS.

  THE DST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS RELATED THERETO AND RECOMMENDS A VOTE FOR APPROVAL OF THE DST MERGER PROPOSAL. THE DST BOARD HAS UNANIMOUSLY APPROVED AN AMENDMENT TO THE DST PLAN TO INCREASE THE NUMBER OF SHARES OF DST COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE DST PLAN AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE DST PLAN PROPOSAL.

  THE USCS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS RELATED THERETO AND RECOMMENDS A VOTE FOR THE USCS MERGER PROPOSAL.

  Certain USCS directors have potential conflicts of interest in recommending approval of the Merger. (See pages 59 through 60)

                    THE SPECIAL MEETING OF DST STOCKHOLDERS

PLACE, DATE AND TIME OF DST SPECIAL MEETING

  The DST Special Meeting will be held at the offices of DST, 333 West 11th Street, Kansas City, Missouri 64105, on December 21, 1998, at 11:00 a.m., local time.

RECORD DATE; VOTING RIGHTS; PROXIES AND INSTRUCTIONS

  The DST Board has fixed the close of business on November 6, 1998 as the record date for determining DST stockholders entitled to notice of and to vote at the DST Special Meeting.

  Participants of The Employee Stock Ownership Plan of DST Systems, Inc. (the "DST ESOP") and stockholders holding DST Common Stock through a broker generally may not vote their shares in person. Absent special direction to DST from the trustee or the stock broker, such shares may be voted only in person by or through a proxy given by the trustee or broker, respectively.

  The DST ESOP trustee will vote such shares as instructed and will vote any shares of DST Common Stock not allocated to the accounts of participants, and any shares for which it received no instructions, in the same proportion as those shares for which it received instructions. The DST ESOP trustee may vote shares allocated to the accounts of the DST ESOP participants either in person or through a proxy.

  Each share of DST Common Stock issued and outstanding entitles the holder thereof to one vote. All shares of DST Common Stock represented by a proxy or instruction given pursuant to this solicitation will be voted as specified in such proxy or instruction. If no specification is given on a proxy card naming as the proxy the DST committee printed on the card, such shares will be voted FOR the DST Merger Proposal and FOR the DST Plan Proposal. Any proxies given by stockholders of record holding DST Common Stock in their own names may be revoked at any time before they are exercised by giving written notice to the Secretary of DST, by delivering a later-dated proxy, or by voting in person at the DST Special Meeting. Any instructions given to brokers by stockholders holding stock through such brokers may be revoked by following the brokers' revocation procedures, and any instructions given to the DST ESOP trustee by DST ESOP participants may be revoked by following the trustee's revocation procedures.

SOLICITATION OF PROXIES

  DST will bear the cost of solicitation of proxies. In addition to the use of the mails, directors and officers of DST may solicit proxies by personal interview, telephone, telegram or e-mail. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for out-of-pocket expenses in connection with such solicitations. DST has also arranged for brokerage firms, banks, custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of DST Common Stock held of record by such persons. DST will reimburse them for reasonable out-of-pocket expenses in connection with forwarding such materials. In addition, DST has engaged the services of D.F. King & Co., Inc. to assist in soliciting proxies at a cost of approximately $5,000 plus reasonable expenses. DST will bear the cost of such solicitation.

QUORUM

  A majority of the issued and outstanding shares of DST Common Stock entitled to vote as of the record date constitutes a quorum at the DST Special Meeting. Such shares may be present in person or by proxy. Election inspectors appointed for the meeting will determine if a quorum is present. Proxies marked as abstentions (or abstentions from voting by stockholders appearing in person) will be counted as shares towards establishing a quorum. When a broker has not received directions from customers on whether to vote for a proposal, and the broker cannot or does not vote the shares it holds for such customers, a "broker non-vote" has occurred. (Customer directed abstentions are directions to the broker and therefore do not cause broker non-votes.) Broker non-votes generally would not affect the determination of whether a quorum is present at the DST Special Meeting because typically some of the shares held in the broker's name have been voted on at least some proposals, and therefore, all of such shares held in the broker's name are considered present at the DST Special Meeting.

REQUIRED VOTE; OUTSTANDING SHARES

  Each of the proposals requires the affirmative vote of a majority of the shares of DST Common Stock present in person or by proxy at the DST Special Meeting. Abstentions and broker non-votes (if the NYSE declares that the applicable proposal is non-discretionary) will be counted as votes against the DST Merger Proposal and against the DST Plan Proposal. As of the record date, there were 49,012,552 shares of DST Common Stock outstanding and entitled to vote held by approximately 1,700 stockholders of record. As of the record date, directors and officers of DST and their affiliates as a group beneficially owned approximately 1,675,640 shares of DST Common Stock, or approximately 3.4% of those shares of DST Common Stock outstanding as of such date.

                   THE SPECIAL MEETING OF USCS STOCKHOLDERS

PLACE, DATE AND TIME OF USCS SPECIAL MEETING

  The USCS Special Meeting will be held at the offices of USCS, 2969 Prospect Park Drive, Rancho Cordova, California, on December 21, 1998, at 9:00 a.m., local time.

RECORD DATE; VOTING RIGHTS; PROXIES

  The USCS Board has fixed the close of business on November 6, 1998 as the record date for determining USCS stockholders entitled to notice of and to vote at the USCS Special Meeting.

  Each share of USCS Common Stock issued and outstanding is entitled to one vote on each matter to be voted on at the USCS Special Meeting. All shares of USCS Common Stock represented by a proxy given pursuant to this solicitation will be voted as specified in such proxy. If no specification is given, such shares will be voted FOR the USCS Merger Proposal. Any proxy given may be revoked at any time before it is exercised by giving written notice to the Secretary of USCS, by delivery of a later-dated proxy, or by voting in person at the USCS Special Meeting.

  Participants in the USCS International, Inc. 401(k) Retirement Plan holding USCS Common Stock under such Plan shall have the right to direct the vote of such stock.

SOLICITATION OF PROXIES

  USCS will bear the cost of solicitation of proxies. In addition to the use of the mails, directors and officers of USCS may solicit proxies by personal interview, telephone, telegram or e-mail. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for out-of-pocket expenses in connection with such solicitations. USCS has also arranged for brokerage firms, banks, custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of USCS Common Stock held of record by such persons. USCS will reimburse them for reasonable out-of-pocket expenses in connection with forwarding such materials. In addition, USCS has engaged the services of ChaseMellon Shareholder Services to assist in soliciting proxies at a cost of approximately $8,000 plus reasonable expenses. USCS will bear the cost of such solicitation.

QUORUM

  A majority of the issued and outstanding shares of USCS Common Stock entitled to vote as of the record date constitutes a quorum at the USCS Special Meeting. Such shares may be present in person or by proxy. Election inspectors appointed for the meeting will determine if a quorum is present. Proxies marked as abstentions (or abstentions from voting by stockholders appearing in person) will be counted as shares towards establishing a quorum. Broker non-votes will be counted towards establishing a quorum at the USCS Special Meeting.

REQUIRED VOTE; OUTSTANDING SHARES

  Approval of the USCS Merger Proposal requires the affirmative vote of a majority of the outstanding shares of USCS Common Stock. A proposal to adjourn the USCS Special Meeting to solicit additional proxies requires the affirmative vote of a majority of the USCS Common Stock present in person or by proxy at the USCS Special Meeting. As of the record date, there were 23,371,460 shares of USCS Common Stock outstanding and entitled to vote held by approximately 194 stockholders of record. As of the record date, directors and officers of USCS and their affiliates as a group beneficially owned approximately 8,777,083 shares of USCS Common Stock, or approximately 37.6% of those shares of USCS Common Stock outstanding as of such date. In addition, as of the record date, DST owned approximately 4.7% of the outstanding USCS Common Stock.

  Abstentions and broker non-votes will be counted as votes against the USCS Merger Proposal.

                MERGER PROPOSALS FOR DST AND USCS STOCKHOLDERS

                                  THE MERGER

  The Merger Agreement provides for the merger of a wholly-owned subsidiary of DST with and into USCS, with USCS surviving the Merger as a wholly-owned subsidiary of DST. The Merger will become effective at the time of filing of a Certificate of Merger with the Delaware Secretary of State (such time being herein referred to as the "Effective Time"), which is expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived. A copy of the Merger Agreement is included as Appendix A.

BACKGROUND OF THE MERGER

  From time to time, DST has evaluated strategic alliances, including business combinations with other companies that could complement, expand and strengthen DST's product and service offerings and revenues. Similarly, from time to time USCS has considered various opportunities for expanding and strengthening its base of products and distribution, including acquisitions, business combinations and joint ventures. DST and USCS believe that the product lines of the two companies are complementary, and that the Merger will both broaden and strengthen the resources, product and service offerings and distribution channels for each company.

  In the third quarter of 1997, Thomas A. McDonnell, Chief Executive Officer of DST, and Charles W. Schellhorn, President of Output Technologies, Inc., a wholly owned subsidiary of DST, met with James C. Castle, Chief Executive Officer of USCS, Douglas L. Shurtleff, Chief Financial Officer of USCS, Claudia D. Coleman, Vice President, Corporate Development of USCS, C. Randles Lintecum, President of International Billing Services, Inc., a wholly owned subsidiary of USCS, and Michael F. McGrail, a director of USCS and President of CableData, Inc., a wholly owned subsidiary of USCS, and engaged in general discussions concerning a possible business arrangement for the joint use of print mail production facilities to permit more efficient use of equipment and facility capacities. A strategic business combination between USCS and DST was not discussed at that time. Subsequent discussions on joint use of facilities occurred between Mr. McDonnell and the other persons named above. At a DST Board meeting in October 1997, the DST Board approved the exploration of joint venture opportunities and, in connection with such opportunities, authorized DST to purchase up to 4.9% of USCS' Common Stock. During the fourth quarter of 1997, DST acquired approximately 4.7% of USCS' Common Stock on the open market.

  At a regularly scheduled DST Board meeting on February 26, 1998, one item of business was a report by Mr. McDonnell of the discussions with USCS.

  In the first quarter of 1998, DST and USCS concluded that joint use of facilities by unrelated companies was not then practical and Mr. McDonnell suggested to Dr. Castle that DST and USCS consider a possible strategic business combination between USCS and DST. Mr. McDonnell made the suggestion for several reasons. DST believed that due to the timing of the peak demands in the respective industries of each company, DST's business combination with USCS would permit both companies to use more efficiently their output production facilities. The peak demands of the industries that DST's output business serves and the peak demands of USCS' output customers occur at different times of the month. The ability to use both companies' facilities would provide for more efficient use of equipment and, collectively, would require less peak capacity at each company's facilities. DST also believed that, because USCS' output production clients are generally in different industries than the output clients of DST, a combination of certain operations of DST and of USCS would provide an opportunity for cost saving synergies.

  In addition, DST believed that USCS' strong capabilities and business in subscriber management software development and services in the cable TV and communications industry would enable DST to expand its product and service offerings into an area not served by DST. Further, DST's subscriber management software development and service to the satellite TV industry would complement USCS' subscriber management business.

Both DST and USCS are engaged in development of electronic billing technology. DST believed that joint development of this technology would be more efficient and result in a more rapid introduction of such products and services. DST's management believed that a combination with USCS could establish the combined companies as a market leader in three businesses: (a) mutual fund shareowner processing; (b) output processing, including print and electronic billing and statement production services; and (c) subscriber management software development and service in the cable TV and communications industries as well as satellite TV.

  On March 25, 1998, Mr. McDonnell and Dr. Castle met to discuss the parameters of a possible transaction. On April 20, 1998, DST and USCS executed a Mutual Non-Disclosure Agreement which provided that each party receiving confidential information from the other would use such information for the sole purpose of "evaluating a potential strategic relationship between the Parties and for use only in business arrangements of or with [the other party] and for no other purpose."

  On May 7, 1998, Mr. McDonnell and Mr. Kenneth V. Hager, Chief Financial Officer of DST, met with Dr. Castle, Mr. Shurtleff and Ms. Coleman of USCS, and Mr. Argyros, a director and significant stockholder of USCS. At the meeting, the parties discussed the potential benefits and drawbacks of a possible strategic business combination. DST and USCS shared materials to provide background on their respective companies. DST management presented background information on DST, information on DST's products, services and business strategy, and its assessment of the possible synergies in operations and technology between DST and USCS. The discussion of synergies focused on the strategic fit between the two companies and did not include a discussion of any financial effect of such potential synergies.

  At a DST Board meeting on May 12, 1998, DST management reported to the DST Board on the preliminary discussions between the two companies, reviewed the financial and strategic implications of a business combination and received authority to continue the discussions.

  On May 20, 1998, the USCS Board held a regularly scheduled meeting in which one of the items of discussion was the inquiry received from DST regarding the potential business combination. At the meeting, USCS' legal advisor, Graham & James LLP, made a presentation to the USCS Board regarding its fiduciary duties and obligations in considering potential acquisition or other significant business combination proposals. The presentation covered overall fiduciary obligations under Delaware law, specific fiduciary duties in the context of an acquisition proposal, confidentiality issues and relevant securities laws. USCS management made a presentation to the USCS Board that included an overview of the business of DST and a discussion of strategic alternatives. The USCS Board discussed the business of DST, its interest in USCS and its compatibility with USCS' long-term business plan. The USCS Board members discussed their respective opinions as to the risks and merits of a potential transaction with DST. At the conclusion of the meeting, the USCS Board instructed management to continue discussions with DST about a potential strategic combination and to continue evaluating the relative merits of a combination with DST versus maintaining an independent course.

  On May 28, 1998, DST and USCS exchanged due diligence requests and the respective legal, financial, accounting and management representatives of each of DST and USCS commenced their due diligence review. On June 3, 1998, the USCS Board held a meeting and one item was an update on the discussions with DST. Management made a presentation to the USCS Board regarding the anticipated due diligence schedule with DST. On June 4, 1998, Mr. Robert C. Canfield, Senior Vice President and General Counsel of DST, Mr. Hager and Mr. Gregg Wm. Givens, Financial Reporting and Tax Officer of DST, and their outside legal advisors, Sonnenschein Nath & Rosenthal, met with Mr. Shurtleff, Ms. Coleman and Mr. James E. Laramy, the General Counsel of USCS, and Graham & James LLP to discuss structure and tax and accounting treatment of a potential transaction, the due diligence process and timetable and possible synergies from the proposed transaction. At the conclusion of this meeting, it was agreed that representatives of USCS and DST would begin intensive due diligence reviews of legal and financial matters relevant to the proposed transaction, and that the management and technical teams of the two companies should begin meeting to analyze the operational issues and possible synergies related to a potential business combination of DST and USCS.

  Beginning the week of June 15, 1998 and continuing through the months of July and August, 1998, representatives of the two companies and their respective legal and accounting advisors met to conduct additional due diligence and to further explore potential synergies in the proposed strategic business combination. USCS provided DST with the following due diligence materials; general business information, historical financial information, budgets, strategic plans and financial projections, audit and tax workpapers, corporate tax returns, product plans, intellectual property information, major customer contracts, vendor contracts, employee and benefits information, insurance information, information regarding bank and credit arrangements, facilities information, and litigation information. DST provided USCS with general background due diligence information, including general business information, securities law filings, trademark registrations, employee benefit information, monthly summary financial reports, income statements by significant business unit, consolidated balance sheets, consolidated cash flows, detail of selected investments, financial projections for the period 1998-2000, information involving claims by or against DST, insurance information, correspondence with auditors, information regarding bank and credit arrangements, marketing information, officer employment agreements, sample customer contracts, partnership and joint venture agreements and leases. Among the numerous meetings and conversations during this time period were (i) meetings and telephone conferences between DST and USCS management concerning integration of products, product development plans, administrative organizations, personnel and employee benefit plans; (ii) interviews with members of the companies' respective management teams and technical personnel,
(iii) meetings and interviews in which independent teams from PricewaterhouseCoopers LLP, independent accountants to both DST and USCS, performed certain due diligence procedures at the request of the parties, and
(iv) meetings and telephone conferences between the technical teams of DST and USCS to conduct product due diligence, evaluate intellectual property issues, discuss Year 2000 compliance matters and explore potential synergies and cost savings from integrating the products and services of DST and USCS. The categories of potential synergies included elimination of public company expenses by USCS, operational synergies from more effective utilization of the combined operating capacities, and potential purchased materials cost reductions from the combined purchasing power of the two companies. DST estimated that, if achieved, such synergy savings could aggregate from $5 million to $15 million on a pretax basis by the end of 2000. However, DST does not have sufficient information to ascertain the precise level of synergy savings, and there can be no assurance that such savings will be achieved.

  The USCS Board, at its scheduled meeting on June 25, 1998, received due diligence updates and reports from management, heard an updated presentation from Graham & James LLP on the USCS Board's fiduciary duties and discussed the status of the proposed strategic business combination. At this meeting management was authorized to continue discussions.

  On July 7 and 8, 1998, Dr. Castle, Mr. Shurtleff and Ms. Coleman of USCS met with Mr. McDonnell and members of DST's senior management team. At this meeting the USCS team presented information about USCS, USCS' view of the potential business and financial implications of a strategic combination of DST and USCS, the status of pending USCS acquisitions and joint ventures, and tax and accounting issues. USCS also gave DST summary financial projections, which projections were consistent with Wall Street analyst projections. Dr. Castle, Mr. Shurtleff and Ms. Coleman also met with Mr. Landon H. Rowland, Chief Executive Officer of KCSI.

  At its July 9, 1998 meeting the DST Board reviewed the results of DST management's due diligence analysis, discussed financial and legal aspects of the proposed transaction, discussed the potential value of DST and USCS as combined companies and authorized Mr. McDonnell to propose to USCS financial terms for the acquisition of USCS, including an exchange ratio equal to $32.00 divided by the mean per share market price of the DST Common Stock for the twenty trading days prior to the consummation of the Merger, with a "collar" of 0.5 DST Common Stock shares minimum and 0.6 DST Common Stock shares maximum. Following the meeting Mr. McDonnell advised Dr. Castle by telephone of the financial terms of DST's initial offer for a business combination with USCS.

  On July 21, 1998, the USCS Board held a telephonic meeting in which one of the items of business was an update on the discussions with DST and the financial terms of the initial offer from DST. Management updated the USCS Board as to the status of the negotiations and progress of due diligence efforts of DST and USCS. The USCS Board also approved the formal engagement of Merrill Lynch, with whom USCS had been having informal discussions, as its financial advisor with respect to the proposed transaction. Merrill Lynch was engaged by USCS pursuant to a letter agreement dated July 21, 1998. Dr. Castle, as instructed by the USCS Board, continued negotiations with Mr. McDonnell by telephone over the proposed pricing/exchange ratio and other terms of the Merger.

  On July 27, 1998 DST provided USCS with additional due diligence information regarding DST which USCS provided to Merrill Lynch (with exception of income tax workpapers). This information included: 1998-1999 income statements by quarter; detail of cost and tax basis of material investments; selected information on investments, debt and capital additions; consolidating income statements and balance sheets; income tax workpapers; revenue and cost information for significant clients and vendors; and detail of outstanding stock options.

  On August 7, 1998, Dr. Castle, Mr. Shurtleff and Ms. Coleman from USCS, Mr. Argyros, and Charles D. Martin, a USCS director, met with representatives of Merrill Lynch to review the status of discussions, discuss open due diligence matters and evaluate certain proposed terms and conditions of the potential strategic business combination with DST.

  On August 8, 1998, while discussions continued on the pricing/exchange ratio, an initial draft of the Merger Agreement was sent by Sonnenschein Nath & Rosenthal to Graham & James LLP. This draft was subsequently distributed to the working group and the parties continued negotiations. A few days later, the parties' respective legal counsel, financial advisors, independent auditors, executive officers and significant stockholders and their representatives, had meetings and conversations regarding the terms of the Merger Agreement and related documents, including the Stockholder Agreements, the Affiliate Agreements, the Registration Rights Agreement, the circumstances under which the Merger Agreement could be terminated, the conditions upon which any break-up fees would be payable and the amount of such fees, the representations, warranties, covenants and conditions to closing to be set forth in the Merger Agreement, treatment of stock option, stock purchase and other USCS employee benefit plans, the availability of pooling-of-interest accounting treatment for the proposed Merger, the qualification of the Merger as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code and the ability of the Merger to be consummated in compliance with applicable anti-trust laws.

  On August 9 and 10, 1998, Dr. Castle, Mr. Argyros, Mr. Martin and Mr. McDonnell met to discuss the proposed pricing/exchange ratio for the transaction. Mr. McDonnell began by proposing a .6 fixed exchange ratio with no collar. Dr. Castle made a counter-proposal of a .7 exchange ratio with no collar. The parties engaged in extensive discussions regarding the strategic advantages of the proposed Merger and the value of the combination going forward. While no agreement was reached on the appropriate exchange ratio at this meeting, the parties concluded that additional discussions were warranted between USCS and DST.

  On August 17, 1998, one item of discussion at the regularly scheduled DST Board meeting was the status of the discussions with USCS and the results of the diligence to date. The DST Board reviewed with DST management the pricing discussions and authorized Mr. McDonnell to continue those discussions at an exchange ratio approved by the DST Board. After the DST Board meeting, Mr. McDonnell called to confirm that the proposal was a fixed exchange ratio of .6 to 1.

  Early in the process of USCS' contacts and negotiations with DST, USCS received an unsolicited inquiry from the CEO of a large information technology company ("Company A") which indicated an interest in pursuing discussions regarding a possible business combination between USCS and Company A. The USCS Board, after consultation with counsel, believed that its fiduciary duties required it to further explore this opportunity. The USCS Board therefore directed management to follow up with Company A to determine and evaluate (i) Company A's level of interest, (ii) the potential synergies of a combination with Company A, (iii) the probable timing and structure of a transaction, including related tax effects, with Company A, and (iv) Company A's view of the value of USCS. A mutual non-disclosure agreement was executed and USCS and

Company A commenced a financial and legal due diligence review of each other. Representatives of Company A and its legal and financial advisors had several meetings with representatives of USCS and its legal and financial advisors. Prior to an August 19, 1998 USCS Board meeting and at the request of USCS management, Company A orally proposed a transaction pursuant to which Company A, subject to certain conditions, would acquire the outstanding shares of USCS for cash at a premium to market value.

  On August 19, 1998, USCS held a special meeting of the USCS Board in which Dr. Castle, Mr. Shurtleff, Ms. Coleman and Mr. Laramy of USCS and USCS' financial and legal advisors reviewed with the USCS Board the terms and conditions of the proposed Merger with DST as well as the conditional offer from Company A. Representatives of Graham & James LLP again reviewed the USCS Board's fiduciary duties in evaluating the alternatives of a strategic business combination, an outright purchase or remaining independent. Graham & James LLP also reviewed the principal terms and conditions of the draft Merger Agreement and related agreements, copies of which had been previously distributed to the USCS Board. Representatives of Merrill Lynch reviewed with the USCS Board an overview of the various aspects of the proposed transactions and a preliminary analysis of certain valuation metrics applicable to the proposed transactions. Among other things, Merrill Lynch reported on the results of the "market check" analysis that it conducted to assess the potential of alternative strategic partners for USCS. The "market check" included (i) a review of prior unsolicited inquiries made by third parties such as Company A, and an assessment of the potential interest in and fit with USCS of certain domestic and international companies in the customer care, billing transaction processing and systems integration businesses and (ii) communications with several potential strategic partners to determine their level of interest and potential to complete a transaction with USCS. Merrill Lynch's "market check" revealed no alternatives that were competitive with DST and Company A in terms of business fit, valuation and ability to consummate a transaction. Messrs. Castle, Shurtleff, Laramy and Ms. Coleman next participated in a detailed presentation to the USCS Board which included an evaluation of the three strategic alternatives facing the USCS Board: (i) the Merger with DST; (ii) a potential purchase by Company A; or (iii) a strategy of remaining independent.

  The USCS Board, management and the financial and legal advisors then engaged in a discussion of the various potential benefits and drawbacks of the alternatives. The participants first discussed the proposal from Company A. The USCS Board determined not to pursue further discussions with Company A for, among other things, the following reasons: (i) Company A's proposed valuation represented a substantial discount to DST's proposed exchange ratio and (ii) the proposed strategic combination with DST was thought to offer USCS stockholders a better opportunity to realize long-term value.

  The USCS Board then discussed with USCS management USCS' prospects if it followed an independent course. Members of management and the USCS Board indicated their belief that USCS was capable of achieving its long-term goals as a stand-alone entity. However, it was noted that the industry appeared to be moving towards substantial consolidation and, if appropriate terms could be reached, USCS stockholders would benefit from being part of a larger, more diversified company able to more effectively take advantage of market opportunities. The USCS Board then discussed a number of matters relating to the proposed Merger, including without limitation (i) the terms of the proposed Merger, including the proposed exchange ratio, conditions to closing, and interim covenants and termination events, (ii) potential market reaction to the proposed combination and (iii) issues related to the integration of management, employees, operations and products following a merger. The USCS Board authorized and instructed USCS management to continue discussions with representatives of DST regarding the proposed Merger and gave negotiating frameworks as to the exchange ratio and the terms of the Merger Agreement.

  On August 20, 1998 Mr. McDonnell and M. Jeannine Strandjord, a DST director, met with Mr. Argyros to discuss the results of the USCS Board meeting and the proposed exchange ratio. On August 21, 1998, the DST Board held a meeting at which they discussed the status of the transaction, financial and legal due diligence and related matters. At that meeting, the DST Board authorized Mr. McDonnell to propose to USCS an exchange ratio of .62 of a share of DST Common Stock for each share of USCS Common Stock. On August 21, 1998, Mr. McDonnell communicated the proposal by DST of a .62 fixed exchange ratio to Dr. Castle, and such offer was subsequently accepted by USCS.

  On August 28, 1998, the DST Board met to discuss the proposed transaction and approve the form of Merger Agreement submitted to the directors prior to the meeting. Counsel reviewed with the DST Board the provisions of the Merger Agreement. The DST Board approved the form of Merger Agreement and authorized its execution on behalf of DST with such changes as designated officers of DST deemed appropriate.

  On September 2, 1998, the USCS Board, along with members of management and USCS' financial and legal advisors, reviewed the proposed final terms and conditions of the Merger Agreement (copies of which had been circulated to each USCS Board member) and the exchange ratio fairness opinion analysis provided by Merrill Lynch (copies of which had been circulated to each USCS Board member). Representatives of Graham & James LLP made a presentation on the significant terms and conditions of the Merger Agreement, the Stockholder Agreements and other related agreements. Representatives of Merrill Lynch made a presentation to the USCS Board regarding the terms, structure and valuation aspects of the proposed Merger. This presentation included a discussion of the several analyses of the terms of the Merger described under "--Opinion of USCS' Financial Advisor," pages 42 through 48. After these presentations, Merrill Lynch rendered its oral opinion, subsequently confirmed in writing on September 2, 1998, that as of the date of such opinion and based upon the assumptions made, matters considered and limits of its review, the Exchange Ratio was fair, from a financial point of view, to the holders of USCS Common Stock (not including an opinion as to DST and its affiliates as stockholders of USCS). After further discussion, the USCS Board unanimously voted to approve the Merger, the .62 Exchange Ratio, and the form of Merger Agreement and all exhibits thereto, subject to such immaterial changes as management may deem proper prior to execution.

  Following the DST Board meeting on August 28, 1998 and the USCS Board meeting on September 2, 1998, the parties resolved the open contractual matters, principally relating to the nature and extent of representations and warranties. The parties executed the Merger Agreement and publicly announced the execution of the Merger Agreement after the close of the market on September 2, 1998. In addition, the major stockholders of each of DST and USCS executed their respective Stockholder Agreements agreeing to vote for the Merger. See "Other Agreements--Stockholder Agreements," pages 61 through 62.

DST'S REASONS FOR THE MERGER; RECOMMENDATION OF THE DST BOARD

  At the meeting of the DST Board held on August 28, 1998, after careful consideration, the DST Board (a) determined that the Merger is fair to, and in the best interests of, the DST stockholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the stockholder agreements, and (c) resolved to recommend that the stockholders of DST vote in favor of the DST Merger Proposal. ACCORDINGLY, THE DST BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE ISSUANCE OF DST COMMON STOCK CONTEMPLATED THEREIN. The following briefly describes the material reasons, factors and information taken into account by the DST Board in reaching its conclusion.

 DST's Reasons for the Merger

  The following are the principal reasons that the DST Board believes the Merger will be beneficial to DST and its stockholders:

    (i) USCS and DST together will have a significant presence in terms of market share in three growing industries: mutual fund shareowner processing, subscriber management services and output processing.

    (ii) The combined operations may generate synergy savings through combined economies of scale, coordinated product efficiencies and the elimination of duplicate costs associated with having two public companies (as discussed under "Risk Factors," beginning on page 15 and "--Background of the Merger," beginning on page 34).

    (iii) USCS' products, services and management team will complement DST's and enable the combined enterprise to service the needs of a broader spectrum of clients.

    (iv) There is significant potential enhancement of the strategic position and position in new markets of the combined companies beyond that which may have been achievable by DST alone.

 Information and Factors Considered by the DST Board

  The DST Board made its determination after careful consideration of, and based on, a number of factors including the material factors described below:

    (i) All of the reasons described above under "--DST's Reasons for the Merger," page 39;

    (ii) Information concerning the business, assets, capital structure, financial performance and condition and prospects of DST and USCS;

    (iii) Current and historical market prices and trading information with respect to each company's common stock;

    (iv) The strategic fit between the businesses of DST and USCS, the opportunity for significant cost savings and synergies and the anticipated financial results of operations of the combined companies;

    (vi) The challenges of combining the businesses of two major corporations of this size and the attendant risk of not achieving the expected cost savings or synergies (as discussed under "Risk Factors," beginning on page 15 and "--Background of the Merger," beginning on page 34) and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

    (vii) The terms and structure of the transaction and the terms and conditions of the Merger Agreement, including the Exchange Ratio and the intended tax and accounting treatment for the Merger;

    (viii) The agreement of the major stockholders of both companies to vote their shares of DST and USCS, respectively, in favor of the Merger;

    (ix) The likelihood of obtaining required regulatory approvals;

    (x) The impact of the Merger on the customers and employees of each company;

    (xi) DST management's assessment of USCS' current technology platforms and plans for Year 2000 readiness; and

    (xii) The decline in revenue from the loss of TCI and the expected loss of another USCS customer, the reason for the loss of such business and USCS' plans to replace such revenue.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the DST Board did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the DST Board did not undertake to determine whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to the DST Board's ultimate determination, but rather, generally analyzed the factors described above and discussed and questioned DST's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the DST Board may have given different weight to different factors. The DST Board considered all these factors as a whole, and overall considered the factors to favor and support its determination. The DST Board concluded it was not necessary to seek independent financial advice on the financial terms of the Merger.

 Recommendation of the DST Board

  The DST Board recommends that the stockholders of DST vote "FOR" the DST Merger Proposal.

USCS' REASONS FOR THE MERGER; RECOMMENDATION OF THE USCS BOARD

  At the meeting of the USCS Board held on September 2, 1998, after careful consideration, the USCS Board (i) determined that the Merger is fair to, and in the best interests of, the USCS stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the stockholder agreements, and (iii) resolved to recommend that the stockholders of USCS vote in favor of the USCS Merger Proposal. ACCORDINGLY, THE USCS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER

AGREEMENT. The following briefly describes certain of the reasons, factors and information taken into account by the USCS Board in reaching its conclusion.

 USCS' Reasons for the Merger

  The following are the principal reasons that the USCS Board believes the Merger will be beneficial to USCS and its stockholders:

    (i) USCS and DST together will have a significant presence in terms of market share in three growing industries: mutual fund shareowner processing, subscriber management services, and output processing.

    (ii) The combined operations may generate synergy savings through combined economies of scale, coordinated product efficiencies and the elimination of duplicate costs associated with having two public companies (as discussed under "Risk Factors," beginning on page 15 and "--Background of the Merger," beginning on page 34).

    (iii) USCS' products and services will complement DST's and enable the combined enterprise to service the needs of a broader spectrum of clients.

    (iv) There is significant potential enhancement of the strategic position and position in new markets of the combined companies beyond that which may have been achievable by USCS alone.

 Information and Factors Considered by the USCS Board

  The USCS Board made its determination after careful consideration of, and based on, a number of factors including the material factors described below:

    (i) All of the reasons described above under "USCS' Reasons for the Merger";

    (ii) The potential for appreciation in the value of DST Common Stock as a result of the Merger;

    (iii) The fact that the value at the Effective Time of the shares of DST Common Stock to be received in the Merger for each share of USCS Common Stock will vary as a result of any change in the value of DST Common Stock;

    (iv) The analysis prepared by Merrill Lynch and its oral opinion presented at the meeting of the USCS Board and subsequently confirmed in writing to the effect that, as of the date of such opinion and based upon its review and analysis and subject to the limitations set forth therein, the Exchange Ratio was fair, from a financial point of view, to the USCS stockholders (a copy of the written opinion dated September 2, 1998, of Merrill Lynch, setting forth the assumptions made, factors considered and scope of the review undertaken by it, is included as Appendix B and is incorporated herein by reference);

    (v) The fact that DST has a leading market position in providing sophisticated information processing and computer software services and products to mutual funds, insurance companies, banks and other financial services organizations while USCS has a leading market position in providing customer management software and services to the communications and other service industries, but with minimal overlap in the types of clients they serve;

    (vi) The provisions of the Merger Agreement pursuant to which DST has committed to work closely with USCS to gain clearance for the Merger from regulatory authorities and to use its best efforts to take all actions necessary to secure such approvals, subject to a limitation on any such action which would have a material adverse effect on DST or USCS;

    (vii) The ability to consummate the Merger as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code");

    (viii) Advice from USCS' legal advisors as to the likelihood that the legal conditions to the Merger could be satisfied;

    (ix) The agreement of the major stockholders of both companies to vote their shares of DST and USCS, respectively, in favor of the Merger;

    (x) The fact that two current directors of USCS will become directors of DST upon consummation of the Merger;

    (xi) The business, assets, financial condition, results of operations and cash flow of USCS, DST and the combined company, on both an historical and a prospective basis;

    (xii) The current and historical trading prices and values of DST Common Stock and USCS Common Stock and the current and historical trading multiples of other comparable companies;

    (xiii) The challenges of combining the businesses of two major corporations of this size and the attendant risk of not achieving the expected cost savings or synergies or improvement in earnings (as discussed under "Risk Factors," beginning on page 15 and "--Background of the Merger," beginning on page 34) and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time; and

    (xiv) The interests of the officers and directors of USCS in the Merger, including the matters described under "--Interests of Certain Persons in the Merger," pages 59 through 60.

  In view of the wide variety of factors considered by the USCS Board in connection with its evaluation of the Merger and the complexity of such matters, the USCS Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The USCS Board relied in part on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. In addition, the USCS Board did not undertake to determine whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination, but rather discussed generally the factors described above, asked questions of USCS' management and legal, financial and accounting advisors, and reached a general consensus that the Merger was in the best interests of USCS and its stockholders. In considering the factors described above, individual members of the USCS Board may have given different weight to different factors.

 Recommendation of the USCS Board

  The USCS Board recommends that the USCS stockholders vote "FOR" the USCS Merger Proposal. Certain USCS directors have potential conflicts of interest in recommending approval of the Merger Proposal. (See pages 59 through 60)

OPINION OF USCS' FINANCIAL ADVISOR

  USCS retained Merrill Lynch to act as its financial advisor with respect to the Merger. In connection with such engagement, USCS requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the Exchange Ratio to the holders of USCS Common Stock (not including an opinion as to DST and its affiliates as stockholders of USCS). At a meeting of the USCS Board on September 2, 1998, Merrill Lynch rendered its oral opinion to the USCS Board, which opinion was subsequently confirmed in writing on September 2, 1998 (the "Merrill Lynch Opinion"), that, as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of USCS Common Stock (not including an opinion as to DST and its affiliates as stockholders of USCS).

  THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH IS INCLUDED AS APPENDIX B TO THIS JOINT PROXY STATEMENT-PROSPECTUS. THE DESCRIPTION OF THE MERRILL LYNCH OPINION SET FORTH HEREIN IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION. HOLDERS OF USCS COMMON STOCK ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY AND CONSIDER IT CAREFULLY. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE USCS BOARD OF DIRECTORS FOR ITS

INFORMATION AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF USCS COMMON STOCK (NOT INCLUDING AN OPINION AS TO DST AND ITS AFFILIATES AS STOCKHOLDERS OF USCS). THE EXCHANGE RATIO WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN USCS AND DST AND NOT DETERMINED OR RECOMMENDED BY MERRILL LYNCH. THE MERRILL LYNCH OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF USCS TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY HOLDER OF USCS COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE ON THE MERGER OR AS TO ANY OTHER MATTER IN CONNECTION WITH THE MERGER.

  In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:
(i) reviewed certain publicly available business and financial information relating to USCS and DST that Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of USCS and DST; (iii) conducted discussions with members of senior management and representatives of USCS and DST concerning the matters described in clauses
(i) and (ii) above as well as their respective businesses and prospects, before and after giving effect to the Merger; (iv) reviewed the market prices and valuation multiples for shares of USCS Common Stock and shares of DST Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of USCS and DST and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of USCS and DST and their legal advisors; (viii) reviewed the potential pro forma impact of the Merger; (ix) reviewed a draft of the Merger Agreement; (x) reviewed drafts of the Stockholder Agreements to be entered into by certain stockholders of USCS and DST; and (xi) reviewed such other financial studies and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information. Merrill Lynch did not undertake an independent evaluation or appraisal of any of the assets or liabilities of USCS or DST, nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of USCS or DST. With respect to certain publicly traded securities held by DST, Merrill Lynch assumed that the current reported sales prices for such securities reflected the fair market value of such securities. With respect to the financial forecasts furnished to or discussed with Merrill Lynch by USCS and DST, Merrill Lynch assumed that such forecasts had been reasonably prepared and reflected the best then available estimates and judgments of USCS' or DST's management as to the expected future financial performance of USCS or DST, as the case may be. In addition, Merrill Lynch assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and will be accounted for as a pooling-of-interests under GAAP. Merrill Lynch also assumed that the final terms of the Merger Agreement and the Stockholder Agreements would be substantially similar to the last drafts thereof reviewed by Merrill Lynch.

  The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated, and on the information made available to Merrill Lynch, as of the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Merrill Lynch expressed no opinion as to the price at which USCS Common Stock or DST Common Stock would trade following the announcement or consummation of the Merger.

  In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of USCS and DST. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Future results or actual values may vary materially different from these forecasts or assumptions. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The Merrill Lynch Opinion does not present a discussion of the relative merits of the Merger as compared with any other business plan or opportunity that might be presented to USCS, or the effect of any other arrangement in which USCS might engage.

 Summary of Material Analyses

  Set forth below is a summary setting forth the material analyses presented by Merrill Lynch to the USCS Board on September 2, 1998 in connection with the Merrill Lynch Opinion.

 Valuation of USCS

  Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call, an industry service provider of earnings estimates based on an average of earnings estimates published by various investment banking firms ("First Call"), and taken from research reports, Merrill Lynch compared certain financial and operating information and ratios for USCS with the corresponding financial and operating information for a group of publicly traded companies in the customer care and billing, and transaction processing services industries. For purposes of its analysis, the following ten companies, that Merrill Lynch deemed to be reasonably comparable to USCS based upon a variety of operating and financial criteria, including, among others, industry (including a focus on billing and customer care), growth, size and profitability, were used as comparable companies to USCS: American Management Systems Inc., Billing Concepts Corp., Convergys Corporation, CSG Systems Inc., First Data Corporation, Moore Corporation Ltd., Systems & Technology Corp., International Telecommunication Data Systems, Inc., LHS Group Inc., and Saville Systems PLC (collectively, the "USCS Comparable Companies").

  Merrill Lynch's calculations resulted in the following relevant ranges for the USCS Comparable Companies and for USCS as of September 1, 1998: a range of multiples of market value to estimated fiscal year-end ("FYE") 1998 net income of 12.2x to 34.7x, with a mean of 21.9x (as compared to USCS at 22.7x); a range of multiples of market value to estimated FYE 1999 net income of 9.8x to 23.9x, with a mean of 16.1x (as compared to USCS at 21.1x); a range of five-year growth rates, as reported by I/B/E/S International Inc., an industry service provider of global earnings information based on an average of earnings estimates published by various investment banking firms ("IBES"), of 10.0% to 52.0%, with a mean of 30.0% (as compared to USCS at 19.4%); and a range of multiples derived from a fraction, the numerator of which is each company's market value to estimated FYE 1999 net income and the denominator of which is such company's IBES five-year growth rate, of 0.21x to 1.50x, with a mean of 0.70x (as compared to USCS at 1.09x). Based on Merrill Lynch's judgment, a range of multiples for the USCS Comparable Companies of market value to estimated FYE 1999 net income of 19.0x to 22.0x was applied to corresponding First Call estimates of USCS' earnings resulting in a range of per share values for USCS Common Stock of $22.04 to $25.52 per share of USCS Common Stock. Based upon a stock price of $56.75 per share of DST Common Stock, such range of equity values for USCS Common Stock produces an implied range for the exchange ratio of 0.39x to 0.45x.

  None of the USCS Comparable Companies is, of course, identical to USCS. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the USCS Comparable Companies and other factors that could affect the public trading value of the USCS Comparable Companies, as well as that of USCS.

  Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses (i.e., an analysis of the present value of the projected unlevered free cash flows for the periods and using the discount rates indicated) of USCS based upon 1998-2002 forecasts prepared by USCS' management. Utilizing these forecasts, Merrill Lynch calculated a range of per share values for USCS based upon the sum of the discounted net present value of USCS' four and one-half year stream of projected unlevered free cash flows as of June 30, 1998, plus the discounted net present value of the terminal value based on a range of multiples of its projected calendar year 2002 unlevered net income. Based on Merrill Lynch's analyses and judgment, discount rates reflecting a weighted average cost of capital ranging from 13% to 15% and terminal value multiples of calendar year 2002 unlevered net income ranging from 22.0x to 26.0x were used to calculate a range of per share values for USCS Common Stock of $30.84 to $38.72. Based upon similar discounted cash flow analysis performed for DST (described below), such range of equity values for USCS Common Stock produces an implied range for the exchange ratio of 0.39x to 0.64x.

  Comparable Transactions Analysis. Using publicly available information, Merrill Lynch reviewed 27 merger transactions that it deemed comparable and relevant to the Merger based upon a variety of operating and financial criteria, including, among others, industry, growth, size and profitability of the acquired entity. These transactions included 10 cash or stock-for-stock merger transactions since December 11, 1995 among comparable companies (the "Comparable Transactions") in the customer care and billing, and transaction processing services industries and 17 stock-for-stock merger transactions with transaction values in excess of $500 million since January 1, 1996 among technology companies (the "Technology Transactions").

  Merrill Lynch compared certain financial ratios for the Comparable Transactions to those of the Merger. Merrill Lynch compared the prices paid in the Comparable Transactions in terms of, among other things, the Transaction Value ("Transaction Value" is defined as Offer Value ("Offer Value" is defined as offer price per share multiplied by the number of shares and in-the-money options outstanding) plus preferred equity at liquidation value and net debt) as multiples of the last twelve months ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"), and Offer Value as a multiple of LTM net income). An analysis of the multiples for the Comparable Transactions produced the following results: (i) Transaction Value as a multiple of LTM revenues yielded a range of 2.06x to 3.20x, with a mean of 2.68x; (ii) Transaction Value as a multiple of LTM EBITDA yielded a range of 21.8x to 29.8x, with a mean of 24.9x; (iii) Transaction Value as a multiple of LTM EBIT yielded a range of 15.6x to 38.8x, with a mean of 27.3x; and (iv) Offer Value as a multiple of LTM net income yielded a range of 25.3x to 59.9x, with a mean of 43.4x. Based on its analysis of such multiples, Merrill Lynch calculated a summary reference range of implied per share values of USCS Common Stock of $31.00 to $39.00. Based upon a stock price of $56.75 per share of DST Common Stock, such range of equity values for USCS Common Stock produces an implied range for the exchange ratio of 0.55x to 0.69x.

  Merrill Lynch then compared the premiums paid in the Technology Transactions in terms of, among other things, the Offer Value per share over the public equity closing sale price one day, one week and one month prior to the announcement of the transactions. An analysis of the premiums paid for the Technology Transactions produced the following results: (i) a range of premiums paid in the Technology Transactions over the public equity closing sale price one day prior to the announcement of the transactions of (2.8%) to 42.4%, with a mean of 19.0%; (ii) a range of premiums paid in the Technology Transactions over the public equity closing sale price one week prior to the announcement of the transactions of (5.8%) to 46.7%, with a mean of 22.6%; and
(iii) a range of premiums paid in the Technology Transactions over the public equity closing sale price one month prior to the announcement of the transactions of (3.6%) to 64.9%, with a mean of 26.6%. Based on its analysis of such premiums, Merrill Lynch calculated a reference range of premiums paid over the one week prior to the announcement price of 0.0% to 46.7% resulting in a summary reference range of implied per share values of USCS Common Stock of $24.50 to $35.94. Based upon a stock price of $56.75 per share of DST Common Stock, such range of equity values for USCS Common Stock produces an implied range for the exchange ratio of 0.43x to 0.63x.

  None of the Comparable Transactions nor the Technology Transactions analysis was identical to the Merger. Accordingly, an analysis of the results of the foregoing transactions is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies included in the comparable transaction analysis and other factors that could affect the Offer Value and the Transaction Value.

 Valuation of DST

  Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information and estimates of future financial results published by First Call and taken from research reports, Merrill Lynch compared certain financial and operating information and ratios for DST with the corresponding financial and operating information for a group of publicly traded companies in the customer care and billing, and transaction processing services industries. For purposes of its analysis, the following seven companies, that Merrill Lynch deemed to be reasonably comparable to DST based upon a variety of operating and financial criteria, including, among others, industry (including a focus on transaction processing services), growth, size and profitability, were used as comparable companies to DST: Automatic Data Processing, Inc., BISYS Group Inc., Ceridian Corporation, First Data Corporation, Fiserv, Inc., Paychex, Inc., and Sungard Data Systems Inc. (collectively, the "DST Comparable Companies").

  Merrill Lynch's calculations resulted in the following relevant ranges for the DST Comparable Companies and DST as of September 1, 1998: a range of multiples of market value to estimated FYE 1998 net income of 14.3x to 31.4x, with a mean of 24.8x (as compared to DST (adjusted to eliminate the value of certain public equity securities held by DST, on both a pre-tax and after tax basis) ("DST Adjusted Market Values") at 27.0x pre-tax and 30.8x post- tax); a range of multiples of market value to estimated FYE 1999 net income of 12.4x to 27.4x, with a mean of 21.0x (as compared to DST Adjusted Market Values at 22.2x pre-tax and 25.4x post-tax); a range of IBES five-year growth rates of 14.8% to 28.4%, with a mean of 19.5% (as compared to DST at 18.5%); and a range of multiples derived from a fraction, the numerator of which is each company's market value (DST Adjusted Market Values in the case of DST) to estimated FYE 1999 net income and the denominator of which is such company's IBES five-year growth rate, of 0.79x to 1.90x, with a mean of 1.29x (as compared to DST at 1.20x pre-tax and 1.37x post-tax). Based on Merrill Lynch's judgment, a range of multiples for the DST Comparable Companies of market value to estimated FYE 1999 net income of 22.0x to 26.0x was applied to corresponding First Call estimates of DST's earnings resulting in a range of equity values for DST of $50.73 to $63.41.

  None of the DST Comparable Companies is, of course, identical to DST. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the DST Comparable Companies and other factors that could affect the public trading value of the DST Comparable Companies, as well as that of DST.

  Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses (i.e., an analysis of the present value of the projected unlevered free cash flows for the periods and using the discount rates indicated) of DST, based on 1998 -2000 forecasts prepared by DST's management with Merrill Lynch's extrapolation thereafter through 2002. Utilizing these forecasts, Merrill Lynch calculated a range of equity per share values based upon the sum of the discounted net present value of DST's four and one-half year stream of projected unlevered free cash flows as of June 30, 1998, plus the discounted net present value of the terminal value based on a range of multiples of its projected calendar year 2002 unlevered net income. Based on Merrill Lynch's analyses and judgment, discount rates reflecting a weighted average cost of capital ranging from 10.5% to 12.5% and terminal value multiples of calendar year 2002 unlevered net income ranging from 26.0x to 30.0x were used to calculate a range of per share values of $48.98 to $60.36. Merrill Lynch then added the value of DST's public investments, estimated at between $11.79 and $17.39 per share of DST Common Stock, resulting in a final range of per share values for DST Common Stock of $60.77 to $77.75.

  Comparable Transactions Analysis. Using the same Comparable Transactions as described under "Valuation of USCS--Comparable Transaction Analysis" above, Merrill Lynch reviewed the multiples derived from such transactions to calculate a summary reference range of implied per share values of DST Common

Stock. Based on its analysis of such multiples, Merrill Lynch calculated a summary reference range of implied per share values of DST Common Stock of $55.00 to $75.00.

  Merrill Lynch then applied the same premium analysis, derived from the Technology Transactions, that it used to value the USCS Common Stock to produce a summary reference range of implied per share values of DST Common Stock. Based upon the Technology Transactions and Merrill Lynch's judgment to use a reference range of premiums paid over the one week prior to the announcement price of 0.0% to 46.7%, Merrill Lynch calculated a summary reference range of implied per share values of DST Common Stock of $56.75 to $83.25.

 Pro Forma Consequences of the Merger

  Pro Forma Contribution Analysis; Pro Forma EPS Analysis. Merrill Lynch analyzed and compared the respective pro forma contribution of USCS and DST to EBIT and net income to the combined companies following consummation of the proposed Merger for each of the periods LTM, estimated FYE 1999 and estimated FYE 2000 based upon estimates of management for USCS and DST, both without taking into account any potential synergies and, based on conversations with USCS management, the assumption of $20 million in pre-tax synergies (with $10 million of such synergies attributed to each of USCS and DST) resulting from the Merger. This analysis showed that (i) USCS would contribute approximately 23.5% and 23.1% of the combined companies' LTM EBIT and LTM net income, respectively, without any synergies and approximately 25.8% and 25.6%, respectively, with $20 million of assumed pre-tax synergies, (ii) USCS would contribute approximately 20.7% and 20.8% of the combined companies' estimated FYE 1999 EBIT and estimated FYE 1999 net income, respectively, without any synergies and approximately 22.8% and 22.9%, respectively, with $20 million of assumed pre-tax synergies, and (iii) USCS would contribute approximately 20.8% and 20.8% of the combined companies' estimated FYE 2000 EBIT and estimated FYE 2000 net income, respectively, without any synergies and approximately 22.5% and 22.5%, respectively, with $20 million of assumed pre-tax synergies. Based on its analysis of the estimated pro forma contribution of USCS to the combined companies following the Merger, Merrill Lynch calculated a reference range for an implied Exchange Ratio of 0.54x to 0.61x.

  Merrill Lynch also analyzed the estimated pro forma effect of the Merger, with and without potential synergies, on the earnings per share of the combined companies. Based upon the Exchange Ratio and estimates of management for the financial performance of USCS and DST, Merrill Lynch estimated that the Merger would be accretive in 1998, 1999 and 2000, respectively, both with and without potential synergies.

  Valuation of Potential Pro Forma Synergies. Merrill Lynch analyzed the estimated value of the potential synergies resulting from the Merger by reviewing the after tax contribution that various dollar estimates of potential synergies would have on the earnings of the combined companies. Based upon conversations with USCS management with respect to benefits attainable after the potential synergies have been realized over time, Merrill Lynch analyzed the after-tax contribution of pretax synergies ranging from $10 million to $30 million assuming a range of multiples of market value to estimated FYE 1999 net income of 21.0x to 29.0x. This analysis indicated that the implied value of the potential synergies when applied to the outstanding shares of USCS Common Stock to be within the range $0.00 per share (assuming that none of the value of the potential synergies were attributed to USCS stockholders) and $23.71 per share (assuming that 100% of the value of the potential synergies were attributed to USCS stockholders). Based on Merrill Lynch's judgment, pre-tax synergies of $20 million and a multiple of market value to estimated FYE 1999 net income of 21.0x were used to calculate a range of estimated after tax value of the potential synergies of $0.00 to $11.45 per share of USCS Common Stock. Based upon a stock price of $56.75 per share of DST Common Stock and a stock price of $24.50 per share of USCS Common Stock, such range of potential synergy values for each share of USCS Common Stock produces an implied range for the exchange ratio of 0.43x to 0.63x.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create a misleading view of the analyses underlying the Merrill Lynch Opinion.

  Pursuant to a letter agreement, USCS has agreed to pay Merrill Lynch (i) a fee of $100,000 payable on the date of the letter agreement, and (ii) if the Merger is consummated, a transaction fee of $3,900,000. If the consideration to be received by the holders of USCS Common Stock in the Merger exceeds $34.00 per share, additional fees will be paid to Merrill Lynch equal to 2.0% of the amount by which such consideration exceeds $34.00 per share; provided, however, that the total fee paid to Merrill Lynch will not exceed 0.70% of the Offer Value nor be less that 0.52% of the Offer Value, in either case, excluding the value of all shares of USCS Common Stock held by DST and its affiliates. The total fee cannot be determined at this point in time, because it is partially dependent on DST's Common Stock price at the closing of the Merger which is unknown at this point, but if it were to be paid based upon the Offer Value as of September 2, 1998, the last full trading day prior to the public announcement that the parties had entered into the Merger Agreement, the fee would be $5.9 million, and if it were based on the Offer Value as of November 16, 1998, the fee would be $4 million. In addition, USCS has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel), subject to certain limitations, incurred in connection with its engagement, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

  USCS retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has in the past provided financial advisory and financing services to USCS and financing services to DST and may continue to do so and has received, and may receive, customary fees for such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of USCS and DST for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN INFORMATION PROVIDED AMONG THE PARTIES AND TO MERRILL LYNCH

  In connection with the negotiation of the Merger and the preparation of the Merrill Lynch Opinion, USCS and DST provided each other and Merrill Lynch with certain financial projections that were not publicly available, including estimated diluted earnings per share ("EPS") for the fiscal years ending December 31, 1998, December 31, 1999 and December 31, 2000. Such projections did not take into account any of the potential effects of the Merger. The projections prepared by USCS' management reflected diluted EPS that ranged from $1.06 to $1.10 and $1.18 to $1.22 for the fiscal years ending December 31, 1998 and December 31, 1999, respectively, and a diluted EPS of $1.50 for the fiscal year ending December 31, 2000. These 1998 and 1999 fiscal year projections compare to First Call estimates of USCS' diluted EPS for the fiscal years ending December 31, 1998 and December 31, 1999 of $1.08 and $1.16, respectively. The projections prepared by DST's management reflected diluted EPS that ranged from $1.43 to $1.46 and $1.81 to $1.86 for the fiscal years ending December 31, 1998 and December 31, 1999, respectively, and a diluted EPS of $2.25 for the fiscal year ending December 31, 2000. These 1998 and 1999 fiscal year projections compare to First Call estimates of DST's diluted EPS for the fiscal years ending December 31, 1998 and December 31, 1999 of $1.46 and $1.77, respectively.

  As a matter of course, neither USCS nor DST disclose projections of future revenue, earnings or other financial information. The projections provided above were not prepared with a view to public disclosure and were therefore not prepared in compliance with the published guidelines of the SEC regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Such projections were based upon the companies' current accounting policies, and a variety of estimates and assumptions which involve judgments with respect to, among other things, future economic and competitive conditions, financial market conditions and future business decisions, which, though considered reasonable by USCS and DST, respectively, may not be realized, and are inherently subject to significant economic, competitive and business uncertainties, all of which are difficult to predict and many of which are beyond the control of USCS and DST. The companies' independent accountants have not examined or compiled the foregoing financial projections and accordingly do not provide any form of assurance with respect to such projections. While each of USCS and DST believes that the estimates and assumptions relating to such projections were reasonable, there can be no assurance that such projections will be realized, and actual results may vary materially from those indicated. In light of the uncertainties inherent in any projected data, USCS and DST stockholders are cautioned not to place undue reliance on such projections. Such projections are included in this Joint Proxy Statement-Prospectus only because such information was provided by USCS and DST to each other and to Merrill Lynch. Such projections are not being included herein to induce any stockholder to vote in favor of the Merger.

TERMS OF THE MERGER

  THE DESCRIPTION OF THE MERGER AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED AS APPENDIX A TO THIS JOINT PROXY STATEMENT-PROSPECTUS.

  The Merger. Subject to the terms and conditions of the Merger Agreement, Acquisition Sub will merge with and into USCS when the Certificate of Merger is accepted for filing by the Delaware Secretary of State. See "--Effective Time of the Merger," page 50. The separate corporate existence of Acquisition Sub will then cease, and USCS as the Surviving Subsidiary will continue as a Delaware corporation and a wholly-owned subsidiary of DST.

  Certificate of Incorporation and By-laws. The Merger Agreement provides that at the Effective Time, the Certificate of Incorporation and By-laws of Acquisition Sub will become the Certificate of Incorporation and By-laws of the Surviving Subsidiary.

  Directors and Officers. The directors of Acquisition Sub at the Effective Time will become the directors of the Surviving Subsidiary until their successors have been duly elected or appointed and qualified or until their earlier resignation or removal. The officers of USCS at the Effective Time will become the officers of the Surviving Subsidiary until their successors have been duly elected or appointed and qualified or until their earlier resignation or removal. See "--Management and Operations of USCS after the Merger," page 60.

  Conversion of USCS Common Stock in the Merger. At the Effective Time, each issued and outstanding share of USCS Common Stock (other than shares owned by DST or USCS or any of their respective subsidiaries) will be converted into
 .62 of a share of DST Common Stock. If, prior to the Effective Time, DST should split or combine the shares of DST Common Stock, or pay a stock dividend or other stock distribution in DST Common Stock (except upon exercise of options, warrants or other rights to purchase DST Common Stock), or otherwise change the DST Common Stock into any other securities, or make any other dividend or distribution on the DST Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

  Each outstanding option to purchase shares of USCS Common Stock (each, an "Option") issued pursuant to USCS' stock option plans (collectively, the "Option Plans"), whether or not exercisable, will be assumed by DST. Each such Option will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, that number of shares of DST Common Stock equal to the product of the Exchange

Ratio and the number of shares of USCS Common Stock subject to such Option rounded down to the nearest whole share. The exercise price per share of DST Common Stock will be equal to the exercise price per share of such Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. DST will not be obligated to issue any fraction of a share of DST Common Stock upon exercise of any Options. Pursuant to certain change of control provisions in the Option Plans, approximately 50% of the unvested portions of the Options will accelerate and become exercisable at the Effective Time. As of November 19, 1998, there were 2,443,360 options outstanding, 626,895 of which are currently exercisable.

  Fractional Shares. No fractional shares of DST Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of USCS Common Stock who otherwise would be entitled to receive a fractional share of DST Common Stock pursuant to the Merger will be paid an amount in cash, without interest, rounded up to the nearest cent, equal to such holder's fractional share interest in DST Common Stock multiplied by the closing price on the NYSE of a share of DST Common Stock at the Effective Time. As soon as practicable following the Effective Time, DST will deposit the required cash with an exchange agent selected by DST and reasonably acceptable to USCS (the "Exchange Agent"). The Exchange Agent will mail such amounts to such holders, provided they have surrendered their USCS Common Stock certificates.

EFFECTIVE TIME OF THE MERGER

  On the first business day after satisfaction or waiver of the conditions to the Merger (other than those conditions to be satisfied or waived at the closing of the Merger), or at such other time as DST and USCS agree in writing, the Merger will be consummated. The Merger will become effective at the time at which the Certificate of Merger to be filed pursuant to the Delaware General Corporation Law ("DGCL") is accepted for filing by the Delaware Secretary of State. See "--Conditions; Waivers," beginning on page 53.

EXCHANGE OF CERTIFICATES IN THE MERGER

  Promptly after the Effective Time, the Exchange Agent will mail a transmittal form and instructions to each USCS stockholder of record. The transmittal form and instructions are to be used in forwarding USCS Common Stock certificates (the "Certificates") for surrender and exchange for (i) certificates representing that number of whole shares of DST Common Stock that such holder has the right to receive pursuant to the Merger and (ii) cash for any fractional shares of DST Common Stock to which such holder otherwise would be entitled. PLEASE DO NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE SUCH TRANSMITTAL FORM AND INSTRUCTIONS. At and after the Effective Time and until surrendered as provided above, Certificates will be deemed to represent the right to receive certificates for the applicable number of shares of DST Common Stock and a cash payment in lieu of any fractional shares. The holders of Certificates will not be entitled to receive dividends or any other distributions from DST until such Certificates are surrendered. Following the Merger, former USCS stockholders will be DST stockholders with all rights thereof, except for the right to receive dividends and distributions pending surrender of their Certificates. Upon surrender of a Certificate, DST will pay to the person in whose name such shares of DST Common Stock are issued, any dividends or other distributions with respect to such DST Common Stock which have a record date after the Effective Time and which became payable prior to surrender. In addition, after such surrender, at the appropriate payment date, DST will pay to the person in whose name the shares of DST Common Stock are issued any dividends or other distributions on such DST Common Stock which have a record date after the Effective Time and prior to such surrender and a payment date after such surrender. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. DST will pay all charges and expenses in connection with such exchanges of shares of USCS Common Stock.

LISTING OF THE DST COMMON STOCK ON THE NYSE AND THE CHICAGO STOCK EXCHANGE

  In the Merger Agreement, DST has agreed to use all reasonable efforts to cause the shares of DST Common Stock which are to be issued pursuant to the Merger Agreement, and pursuant to any exercises of Options granted to employees of USCS and its subsidiaries, to be listed for trading on the NYSE and the Chicago Stock Exchange. Such authorization for listing is a condition to the obligations of DST, Acquisition Sub and USCS to consummate the Merger.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by USCS as to, among other things, (i) the corporate organization, standing and power of USCS and its subsidiaries, (ii) the authorization of the Merger Agreement, approvals by the USCS Board and the inapplicability of Section 203 of the DGCL to the transactions contemplated by the Merger Agreement, (iii) USCS' possession of all governmental permits necessary for USCS or any of its subsidiaries to conduct its current business and USCS' compliance with applicable laws, (iv) its capitalization, (v) pending or threatened litigation, (vi) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision, (vii) the terms, existence, operations, liabilities and compliance with applicable laws of USCS employee plans, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, (viii) certain tax matters, (ix) ownership of and rights to use certain intellectual property, (x) the accuracy of USCS' financial statements and filings with the SEC, (xi) the conduct of USCS' business in the ordinary and usual course and the absence of any undisclosed liabilities or recent changes that would have a Material Adverse Effect (as defined in the Merger Agreement) on USCS, (xii) certain contracts and leases of USCS and its subsidiaries, and certain transactions with affiliates, (xiii) brokers and finders employed by USCS, and (xiv) compliance with all environmental laws and the absence of orders, directions or notices concerning environmental laws.

  The Merger Agreement also includes representations and warranties by DST and Acquisition Sub as to (i) the corporate organization, standing and power of DST and Acquisition Sub, (ii) the authorization of the Merger Agreement, (iii) DST's capitalization, (iv) the authorization of the shares of DST Common Stock to be issued pursuant to the Merger Agreement, (v) pending or threatened litigation, (vi) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision, (vii) the accuracy of DST's financial statements and filings with the SEC, (viii) the absence of any undisclosed liabilities or recent changes that would have a Material Adverse Effect (as defined in the Merger Agreement) on DST, (ix) brokers and finders employed by DST, and (x) the ownership of Acquisition Sub.

BUSINESS OF USCS PENDING THE MERGER

  USCS has agreed that, among other things, prior to the Effective Time, except as contemplated by the Merger Agreement, USCS and each of its subsidiaries will conduct its operations according to its ordinary course of business consistent with past practice, seek to preserve intact its current business organizations and preserve its relationships with customers, suppliers and others having business dealings with them. USCS has agreed that, except as otherwise contemplated by the Merger Agreement, prior to the Effective Time neither USCS nor any of its subsidiaries will:

    (i) (A) amend or propose to amend the Certificate of Incorporation or By-laws of USCS or any of its subsidiaries; (B) split, combine or reclassify the outstanding capital stock of, or issue or authorize or propose the issuance of any other securities for shares of capital stock of, or other ownership interests in, USCS or any of its subsidiaries; (C) declare, set aside or pay any dividend, or similar payment, to any stockholder, director or officer of USCS or any of its subsidiaries; (D) redeem, purchase or otherwise acquire any shares of capital stock of, or other ownership interests in, USCS or any of its subsidiaries; or (E) agree to do any of the foregoing;

    (ii) (A) encumber, issue, deliver or sell any shares of capital stock of, or other equity interests in USCS or any of its subsidiaries, except for shares issued upon exercise of Options outstanding at the date of the Merger Agreement which are exercised in accordance with the terms of such Options; (B) acquire, lease or dispose of any assets other than in the ordinary course of business consistent with past practice; (C) create, assume or incur any indebtedness except in the ordinary course of business consistent with past practice; (D) encumber any of its assets other than in connection with equipment leases incurred in the ordinary course of business consistent with past practice; (E) enter into any other material transaction; (F) make any payment with respect to any indebtedness of USCS or its subsidiaries except such payments that are scheduled to come due prior to the Effective Time; (G) acquire any business or any other person or entity except pursuant to certain agreements identified by USCS; or (H) agree to do any of the foregoing;

    (iii) except as required to comply with applicable Legal Requirements (as defined in the Merger Agreement) or existing USCS benefit plans: (A) adopt, terminate or amend any USCS benefit plan; (B) increase the compensation or benefits of any director, officer or employee (except normal increases in the ordinary course of business consistent with past practice); (C) grant any award or option under any compensation or benefit plan (with certain limited, identified exceptions); (D) take any action to fund or secure the payment of compensation or benefits (including any option or similar right) under any employee or benefit plan (except in the ordinary course of business consistent with past practice); or (E) agree to do any of the foregoing;

    (iv) take any action that would: (A) make any representation or warranty of USCS set forth in the Merger Agreement untrue or incorrect so as to cause the conditions set forth in Article VII of the Merger Agreement not to be fulfilled as of the Effective Time; or (B) result in any breach of the Merger Agreement or cause any of the other conditions of the Merger Agreement not to be satisfied as of the Effective Time; or

    (v) enter into any transaction with any officer, stockholder, director, consultant or employee of USCS or any subsidiary thereof or any person or entity that is an "affiliate" or "associate" of any of the foregoing, as those terms are defined in Rule 12b-2 under the Exchange Act, whether or not such transaction would be in the ordinary course of business.

CERTAIN ADDITIONAL COVENANTS OF USCS

  USCS also agrees that:

    (i) USCS will not take any action that reasonably could be expected to adversely affect the qualification of the Merger for pooling-of-interests accounting treatment under GAAP;

    (ii) the USCS Board will recommend to the USCS stockholders the approval of the Merger, unless the USCS Board reasonably determines in good faith in connection with an Acquisition Proposal (as defined in the Merger Agreement), after consultation with outside counsel, that such action would be inconsistent with its fiduciary duties to stockholders as required by law and, if such determination is made, will give written notice to DST of such determination within two business days of the making of such determination. Upon the issuance of such written notice to DST, and upon the written election of DST, USCS will negotiate in good faith with DST for a period of two business days regarding such adjustments in the terms of the Merger as would enable the USCS Board, consistent with its fiduciary duties to the stockholders, to proceed to recommend the Merger to the USCS stockholders as contemplated in the Merger Agreement;

    (iii) upon the request of DST, USCS will prepare and deliver to DST, within thirty days after such request, such financial statements (including audited financial statements) as may be required by DST to meet its financial reporting obligations (including requirements under applicable securities laws);

    (iv) USCS will not take any action that reasonably could be expected to adversely affect the qualification of the Merger as a reorganization under
  Section 368(a) of the Code; and

    (v) prior to the Effective Time, USCS shall take all necessary action to terminate the Stockholder Rights Plan between USCS and ChaseMellon Shareholder Services, LLC without issuing any securities or making any cash payment.

NO SOLICITATION

  Under the Merger Agreement, USCS has agreed that, prior to the Effective Time, USCS and its subsidiaries will not take any action to initiate, solicit or encourage any inquiries or the making or implementation of any proposal (including, without limitation, any proposal to its stockholders) with respect to a merger, acquisition or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, USCS or any of its subsidiaries (any such proposal or offer being referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person or other entity or group relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. See "--Termination Fee" on page 56 for a discussion of certain circumstances under which USCS must pay DST a termination fee. USCS also agreed that USCS and its subsidiaries would (i) immediately cease and terminate any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing, (ii) inform the individuals or entities referred to above of these obligations, and (iii) notify DST immediately if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with, USCS or any of its subsidiaries. However, the Merger Agreement does not prohibit the USCS Board from (i) furnishing information to, or entering into discussions or negotiations with, any person or other entity or group that makes an Acquisition Proposal or recommending to its stockholders that they accept such Acquisition Proposal, if (a) the USCS Board reasonably determines in good faith, after consultation with outside legal counsel, that such action is compelled by its fiduciary duties to stockholders imposed by law, (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, USCS provides written notice to DST to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (c) subject to any confidentiality agreement with such other party (which USCS determines in good faith, after consultation with outside counsel, is required to be executed in order for the USCS Board to act in accordance with its fiduciary duties to stockholders imposed by law), USCS keeps DST informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

CERTAIN COVENANTS OF DST

  DST has agreed that, except as otherwise contemplated, permitted or required by the Merger Agreement, prior to the Effective Time:

    (i) DST and each of its subsidiaries will conduct its business in the ordinary course in accordance with past practice, and will seek to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them;

    (ii) DST will not take or agree to take, and will cause its subsidiaries not to take or agree to take, any action that would (A) make any representation or warranty of DST set forth in the Merger Agreement untrue or incorrect so as to cause the conditions set forth in Article VII of the Merger Agreement not to be fulfilled as of the Effective Time or (B) result in any breach of the Merger Agreement or cause any of the other conditions of the Merger Agreement not to be satisfied as of the Effective Time;

    (iii) the DST Board will recommend to the DST stockholders the approval of the Merger;

    (iv) DST shall take no action that reasonably could be expected to adversely affect the qualification of the Merger for pooling-of-interests accounting treatment under GAAP; and

    (v) DST shall take no action that reasonably could be expected to adversely affect the qualification of the Merger as a reorganization under
  Section 368(a) of the Code.

  DST has also agreed to guarantee obligations of the Surviving Subsidiary with respect to the USCS Deferred Salary Plan and the USCS Deferred Bonus Plan for those participants under such plans who agree to waive application of the change in control provisions under such plans to the transactions contemplated by the Merger Agreement.

CONDITIONS; WAIVERS

  Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of USCS, DST and Acquisition Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the Merger shall have been approved by the required vote of stockholders of USCS and DST; (ii) any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted;
(iii) the Registration Statement on Form S-4 that includes the Joint Proxy Statement-Prospectus shall have become effective in accordance with the provisions of the Securities Act and any necessary state securities law approvals shall have been obtained and no stop orders with respect thereto shall have been issued by the SEC and remain in effect; (iv) no governmental entity shall have enacted, issued, promulgated, enforced or entered any legal requirement that remains in effect and has the effect of making the transactions contemplated by the Merger Agreement illegal or otherwise prohibiting the transactions contemplated by the Merger Agreement, or that questions the validity or the legality of the transactions contemplated by the Merger Agreement and that could reasonably be expected to materially and adversely affect the value of the business of USCS, it being agreed that each party will use its reasonable best efforts to have any such injunction lifted, and all material consents of governmental entities required to be obtained with respect to the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained; (v) as of the Effective Time, the shares of DST Common Stock issued in connection with the Merger will be approved for listing on the NYSE and Chicago Stock Exchange, subject to satisfaction of applicable NYSE and Chicago Stock Exchange requirements upon official notice of issuance; (vi) DST and USCS shall have each received the written opinion of its respective counsel, or other evidence, reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; (vii) DST and USCS shall each have received a letter from PricewaterhouseCoopers LLP dated as of the closing date of the Merger confirming that the Merger may be accounted for as a pooling-of-interests in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and interpretations of the SEC; and (viii) the spin-off by KCSI of its wholly-owned subsidiary, FAM Holdings, Inc. ("FAM"), shall not have occurred within thirty days prior to the Effective Time. It is expected that FAM will hold KCSI's interest in DST and in KCSI's other financial asset management businesses.

  Conditions to the Obligations of USCS. The obligation of USCS to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following additional conditions: (i) the representations and warranties of DST contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, except (A) for changes contemplated by the Merger Agreement, (B) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (C) in all such cases, for such breaches or inaccuracies of such representations and warranties as do not have a material adverse effect on DST, and USCS shall have received a certificate of DST to such effect signed by the Chief Executive Officer of DST (for purposes of determining whether there has been a failure to satisfy this condition, any change in the stock price of capital stock of DST after the date of the Merger Agreement shall not be considered); (ii) DST shall have performed or complied in all material respects with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time, and USCS shall have received a certificate of DST to such effect signed by the Chief Executive Officer of DST; (iii) George L. Argyros, Sr. and James
C. Castle shall have been appointed to the DST Board effective as of the Effective Time; (iv) the fairness opinion of Merrill Lynch shall not have been withdrawn; and (v) USCS shall have received (A) Affiliate Agreements in the form attached to the Merger Agreement executed by each person or entity that may be reasonably deemed an "affiliate" of DST, (B) a Registration Rights Agreement executed by DST, (C) the legal opinion of Sonnenschein Nath & Rosenthal dated as of the closing date of the Merger, and (D) a Stockholder Agreement executed by a major DST stockholder.

  Conditions to the Obligations of DST and Acquisition Sub. The obligations of DST and Acquisition Sub to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions: (i) the representations and warranties of USCS contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time, except (A) for changes contemplated by the Merger Agreement,
(B) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and
(C) in all such cases, for such breaches or inaccuracies of such representations and warranties as do not have a Material Adverse Effect (as defined in the Merger

Agreement) on USCS, and DST shall have received certificates of USCS officers to such effect; (ii) USCS shall have performed or complied in all material respects with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, and DST shall have received USCS officers' certificates to such effect; and (iii) DST shall have received (A) Affiliate Agreements in the form attached to the Merger Agreement executed by each person or entity that may be reasonably deemed an "affiliate" of USCS, (B) Stockholder Agreements executed by the major stockholders of USCS, (C) the legal opinion of Graham & James LLP dated as of the closing date of the Merger, and (D) a comfort letter from PricewaterhouseCoopers LLP, in scope and substance equivalent to letters customarily delivered by independent accountants in such circumstances and reasonably acceptable in form and substance to DST.

  Waiver of Conditions to the Obligations. At any time prior to the Effective Time, DST and USCS may, by or pursuant to action taken by the DST Board and the USCS Board, waive compliance with any of these conditions, but after the approval of the Merger Agreement by the DST and USCS stockholders, no waiver may be made that changes the Exchange Ratio or in any other way materially adversely affects the rights of the DST or USCS stockholders, without the further approval of such stockholders.

AMENDMENT; TERMINATION

  DST and USCS may amend the Merger Agreement pursuant to action taken by their respective Boards of Directors at any time before or after approval of the Merger Agreement by the stockholders of USCS and DST and prior to the Effective Time. However, after either such approval, no amendment will be made that changes the Exchange Ratio or in any other way materially adversely affects the rights of such stockholders, without further approval of such stockholders. The Merger Agreement may only be amended by an instrument in writing signed on behalf of DST and USCS.

  In the event of any waiver or amendment changing the terms of the Merger from those described in this Joint Proxy Statement-Prospectus which is deemed material, by DST or USCS, to a stockholder's decision in voting on the Merger, a revised Joint Proxy Statement-Prospectus will be circulated and proxies will be resolicited.

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by USCS stockholders, by the mutual written consent of the DST Board and the USCS Board.

  Either DST or USCS may terminate the Merger Agreement if (i) the Merger is not approved and adopted by the required stockholder vote, (ii) the Merger has not been consummated by January 31, 1999 or, if the spin-off of FAM by KCSI occurs in January 1999, within thirty days after such spin-off, or (iii) its independent accountants advise it in writing that the Merger will not qualify for pooling-of-interests accounting treatment under GAAP. DST may terminate the Merger Agreement if (i) any person or entity (other than DST or any of its affiliates) shall have acquired before the Effective Time or the termination of the Merger Agreement 50% or more of the outstanding USCS Common Stock, unless such person or entity shall have delivered to DST within two business days of such acquisition written confirmation that such person or entity will vote in favor of the Merger at the USCS Special Meeting and take no action to prevent or delay the Merger, or (ii) if it receives notice from USCS of the determination of the USCS Board in connection with an Acquisition Proposal that a recommendation of approval of the Merger would be inconsistent with USCS' fiduciary duties to USCS stockholders as required by law. In addition, USCS may terminate the Merger Agreement if within two business days after DST receives such notice from USCS, USCS does not receive notice that DST elects to negotiate terms meeting the USCS directors' fiduciary duties or if after such notice no agreement is reached within two business days after DST's notice to negotiate.

  In the event of termination of the Merger Agreement or a breach of any provision of the Merger Agreement by either DST or USCS, DST and USCS shall be entitled to all remedies available at law, except that no party shall have any liability under the Merger Agreement in the event the Merger Agreement is terminated as a consequence of the nonfulfillment of the conditions relating to: the HSR Act waiting period; the effectiveness of the Registration Statement (of which this Joint Proxy Statement-Prospectus is a part); certain legal requirements of governmental entities; failure of the listing of DST Common Stock; or the letters to be received by DST and USCS from PricewaterhouseCoopers LLP regarding accounting for the Merger as a pooling-of-interests, unless the nonfulfillment is caused by DST's or USCS' breach of any of its covenants or obligations under the Merger Agreement.

TERMINATION FEE

  If any of the following occur, USCS will pay to DST a termination fee of $25 million (the "Termination Fee"), which represents approximately 3% of the total consideration that USCS stockholders would have received based on closing stock prices on September 2, 1998, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement:

    (i) (a) DST receives notice from USCS that the USCS Board has determined in connection with an Acquisition Proposal that a recommendation to approve the Merger would be inconsistent with its fiduciary duties to the USCS stockholders, (b) the USCS Board fails to recommend to USCS stockholders that they approve the Merger or withdraws such recommendation, or (c) the Merger is not consummated because of the failure to obtain USCS stockholder approval (if such failure or withdrawal is not due to DST's failure to satisfy the conditions relating to the truth and correctness of DST's representations and warranties or performance or compliance with material covenants of the Merger Agreement) and within 12 months after such failure USCS enters into a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, USCS or any of its subsidiaries with any person other than DST or a DST subsidiary; or

    (ii) any person or entity (other than DST and any of its affiliates) shall have acquired before the Effective Time or the termination of the Merger Agreement 50% or more of the outstanding USCS Common Stock and such person or entity does not deliver within two business days of such acquisition written confirmation that such person or entity will vote in favor of the Merger at the USCS Special Meeting and take no action to prevent or delay the Merger; or

    (iii) USCS terminates the Merger Agreement because DST does not notify USCS of its intention to negotiate within two business days after receipt of notice from USCS that the USCS Board has determined, in connection with an Acquisition Proposal, that a recommendation to approve the Merger would be inconsistent with the USCS Board's fiduciary duties to the USCS stockholders or because DST and USCS fail to reach an agreement within two business days after DST's notice to negotiate terms which would enable the USCS Board to make a recommendation to the USCS stockholders to approve the Merger.

  However, USCS will not be obligated to pay DST the Termination Fee if the Merger Agreement is terminated or terminable because of the nonfulfillment of the conditions of the Merger Agreement relating to the HSR Act waiting period, the effectiveness of the Registration Statement (of which this Joint Proxy Statement-Prospectus is a part), certain legal requirements of governmental entities, failure of the listing of DST Common Stock; or the letters to be received by DST and USCS from PricewaterhouseCoopers LLP regarding accounting for the Merger as a pooling-of-interests, unless the nonfulfillment is caused by USCS' material breach of any of its covenants or obligations under the Merger Agreement.

OTHER FILINGS

  USCS and DST will prepare and file any other filings relating to the Merger and the transactions contemplated by the Merger Agreement that are required to be filed by each under the Exchange Act (including the filing or amending of a Form S-8 registration statement promptly after the Effective Time to cover the DST Common Stock issuable upon exercise of the Options assumed by DST) and other applicable legal requirements. USCS and DST will use their reasonable best efforts to respond to any comments by the SEC or other appropriate government official with respect to such filings.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following discussion accurately summarizes the opinions of Sonnenschein Nath & Rosenthal, special tax counsel to DST, and Graham & James LLP, special tax counsel to USCS, filed as exhibits to the Registration Statement of which this Joint Proxy Statement-Prospectus is a part, subject to the qualifications set forth below and contained therein as to the material United States federal income tax consequences of the Merger. The following discussion addresses only such stockholders who hold their USCS Common Stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules (including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or a constructive sale or conversion transaction, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation). Such opinions are not binding on the Internal Revenue Service ("IRS"). The following discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change possibly with retroactive effect. Tax consequences under state, local, and other foreign laws are not addressed herein.

  No ruling has been (or will be) sought from the IRS as to the United States federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that DST receive an opinion from its special tax counsel, Sonnenschein Nath & Rosenthal, and that USCS receive an opinion from its special tax counsel, Graham & James LLP, to the effect that, based upon certain facts, representations and assumptions, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinions is conditioned on, among other things, such tax counsels' receipt of representation letters from each of USCS, Acquisition Sub and DST, in each case, in form and substance reasonably satisfactory to each such counsel.

  Based on the above assumptions and qualifications, holders of USCS Common Stock who exchange their USCS Common Stock for DST Common Stock pursuant to the Merger Agreement will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of fractional shares of USCS Common Stock. Holders of USCS Common Stock who receive cash in lieu of fractional shares of DST Common Stock in the Merger generally will be treated as if the fractional shares of DST Common Stock had been distributed to them as part of the Merger and then redeemed by DST in exchange for the cash actually distributed in lieu of the fractional shares, with such redemption qualifying as an exchange under Section 302 of the Code. Consequently, such holders generally will recognize capital gain or loss with respect to cash payments they receive in lieu of fractional shares. The tax rate applicable to capital gains of non-corporate holders varies depending on the taxpayer's holding period for the shares. In the case of non-corporate holders, any such capital gain will generally be subject to a maximum federal income tax rate of 20%, if the holder has held the USCS Common Stock for more than one year at the Effective Time. The deductibility of capital losses is subject to certain limitations.

  Each holder's aggregate tax basis in the DST Common Stock received in the Merger will be the same as the holder's aggregate tax basis in the USCS Common Stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the DST Common Stock received by a USCS stockholder pursuant to the Merger Agreement will include the holding period of the USCS Common Stock surrendered in exchange therefor.

  THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY IF YOU WILL RECEIVE DST COMMON STOCK IN THE MERGER. USCS STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

REGULATORY APPROVALS

  Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. DST and USCS filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division, and the applicable waiting period commenced on September 24, 1998. The parties have received notice of early termination. The FTC and the Antitrust Division have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Each state in which DST or USCS operates may also review the Merger under state antitrust law.

  It is possible that some of these governmental authorities may impose conditions for granting approval of the Merger. DST and USCS have agreed to use their reasonable best efforts to overcome any objections that may be raised by any of these governmental authorities. However, neither DST nor USCS will be required to make any materially adverse changes in their operations or activities or those of their respective affiliates. DST and USCS cannot predict whether they will obtain the required regulatory approvals within the time frame contemplated by the Merger Agreement or on terms that they find satisfactory.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

  This Joint Proxy Statement-Prospectus does not cover any resales of the DST Common Stock to be received by the stockholders of USCS upon consummation of the Merger, and no person is authorized to make any use of the Joint Proxy Statement-Prospectus in connection with any such resale.

  All shares of DST Common Stock received by USCS stockholders in the Merger will be freely transferable, except that shares of DST Common Stock received by persons who are deemed to be "affiliates" of USCS under the Securities Act at the time of the USCS Special Meeting may be resold by them only in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of USCS ("Affiliates") for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, USCS, and may include certain officers, directors and principal stockholders of USCS. The Merger Agreement requires USCS to cause each of such persons to execute a written agreement to the effect that such persons will not sell, assign or transfer any of the shares of DST Common Stock issued to such persons in the Merger except pursuant to an effective registration statement, in conformity with certain requirements of Rule 145 or Rule 144, or in a transaction which, in the opinion of counsel or according to the SEC, is not required to be registered. However, pursuant to the Merger Agreement, DST will enter into a Registration Rights Agreement with USCS stockholders who may be deemed Affiliates of USCS, giving such stockholders certain registration rights with respect to the DST Common Stock they receive in the Merger. See "Other Agreements--Registration Rights Agreement," pages 62 through 63.

  In addition, USCS will cause each of the stockholders who may be deemed Affiliates of USCS to deliver to DST a written agreement prohibiting such persons, during the period commencing on the date DST gives written notice that consummation of the Merger is reasonably expected to occur within 30 days of the date of such notice and ending at such time as financial results covering at least 30 days of post-Merger operations of DST and USCS have been publicly released by DST, from selling, transferring or otherwise disposing of, or reducing their risk relative to, any shares of USCS Common Stock or any shares of DST Common Stock beneficially owned by them.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a pooling-of-interests.

  Under the pooling-of-interests method of accounting, the historical cost bases of the assets, liabilities and stockholders' equity of DST and USCS will be combined and carried forward at their previously recorded amounts (adjusted for intercorporate investments and to conform accounting policies) on DST's consolidated balance sheet. Income and other financial statements of DST issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of DST and USCS as if the Merger had taken place prior to the periods covered by such financial statements.

  Consummation of the Merger is conditioned upon, among other things, (i) qualification of the Merger under the pooling-of-interests method of accounting and (ii) receipt by each of DST and USCS of a letter dated as of the closing date of the Merger from PricewaterhouseCoopers LLP confirming that the Merger may be accounted for as a pooling-of-interests in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and interpretations of the SEC.

  The unaudited pro forma condensed combined financial statements contained in the Joint Proxy Statement-Prospectus have been prepared assuming that the Merger is accounted for as a pooling-of-interests.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  General. USCS will be the Surviving Subsidiary in the Merger, and following the Merger, will be a wholly-owned subsidiary of DST. Certain officers of USCS have interests in the Merger that are different from, or in addition to, the interests of stockholders of USCS generally. These officers, including Douglas
L. Shurtleff, Claudia D. Coleman, C. Randles Lintecum, and two other members of management, have severance agreements currently in effect which contain change of control provisions. The agreements provide that in the event of a change of control and a constructive termination resulting from a revocation of the employee's title, a reduction in compensation or responsibility, or a change in the location of job performance by more than fifty miles, the employee will, upon giving notice, be entitled to special benefits, including a severance payment equal to the employee's annual base salary. These agreements will continue in effect with the Surviving Subsidiary after the Merger.

  Stock Options. At the Effective Time, each Option issued pursuant to the Option Plans and then outstanding, whether or not exercisable, will be assumed by DST and will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, that number of shares of DST Common Stock equal to the product of the Exchange Ratio and the number of shares of USCS Common Stock subject to such Option. The exercise price per share of DST Common Stock will be equal to the exercise price per share of such Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. However, if the foregoing calculation results in an assumed Option being exercisable for a fraction of a share of DST Common Stock, then the number of DST Common Stock shares subject to such Option shall be rounded down to the nearest whole number of shares with no cash being payable for such fractional share.

  The Options will continue to be exercisable following the consummation of the Merger. As of November 19, 1998, Options to purchase 2,443,360 shares of USCS Common Stock were outstanding under the Option Plans at exercise prices ranging from $.205 to $30.25 per share. Pursuant to certain change of control provisions of the Option Plans and assuming consummation of the Merger on December 21, 1998, approximately 917,000 of the approximately 1,723,000 then projected unvested Options will accelerate and become exercisable at the Effective Time. For additional information regarding the Options held by officers and directors, see "Beneficial Ownership Of Principal Stockholders, Directors and Management--USCS," pages 66 through 67.

  Employee Stock Purchase Plan. The USCS Employee Stock Purchase Plan ("ESPP") will be suspended on the Effective Date. Immediately prior to the Effective Date, USCS will issue shares of USCS Common Stock in full satisfaction of the outstanding purchase rights under the ESPP, taking into account all participant contributions through such date. Following the Effective Date, no further participant contributions to the ESPP will be accepted.

  401(k) Retirement Plan. This Plan will be continued following the Effective Date. On the Effective Date, each share of USCS Common Stock held by the Plan will be converted into the right to receive .62 of a share of DST Common Stock. Participants may elect to invest up to 100% of their account balances in employer stock. As of September 25, 1998, approximately 17% of the assets of the Plan, or approximately $14.6 million, is invested in USCS' Common Stock.

  Indemnification of Directors and Officers Pursuant to the Merger
Agreement. From and after the Effective Time, DST and the Surviving Subsidiary shall indemnify each person who has been an officer or director of USCS, against certain losses arising out of actions or omissions as an officer or director of USCS. Such indemnification will be to the fullest extent permitted under the DGCL, the Certificate of Incorporation and By-laws of USCS and existing indemnification agreements. DST has agreed that for a one year period following the Effective Time the indemnification and exculpation of liability provisions in USCS' Certificate of Incorporation and By-laws will be included in the Certificate of Incorporation and By-laws of the Surviving Subsidiary and will not be eliminated or changed in any manner that would adversely affect the rights of such indemnified persons.

  Registration Rights. DST will execute a Registration Rights Agreement giving USCS stockholders who may be deemed Affiliates of USCS certain registration rights for their DST Common Stock. See "Other Agreements--Registration Rights Agreement," pages 62 through 63.

  Appointment of Two USCS Directors to DST Board. Immediately following the consummation of the Merger, George L. Argyros, Sr. and James C. Castle will become members of the DST Board, in the classes with terms expiring, respectively, in 2001 and 2000.

  For a summary of the contractual interests of the principal stockholders in the Merger, see "Other Agreements," pages 61 through 63.

MANAGEMENT AND OPERATIONS OF USCS AFTER THE MERGER

  After the Merger, USCS will be a wholly-owned subsidiary of DST. USCS will operate as one of DST's business units and will participate in appropriate activities with other DST business units and operate under the direction and guidance of DST senior management and the DST Board. See "--Terms of the Merger," pages 49 through 50.

  Certain of the officers of USCS have employment agreements currently in effect with USCS. These agreements will continue in effect with the Surviving Subsidiary after the Merger.

EXPENSES AND FEES

  Whether or not the Merger is consummated, DST and USCS will each pay their own expenses in connection with the Merger, except that DST will pay the registration, qualification and filing fees, the costs and expenses of printing this Joint Proxy Statement-Prospectus, fees and disbursements of counsel (other than USCS' counsel), and fees and expenses of any other applicable governmental body.

NO APPRAISAL RIGHTS

  Under Delaware law, stockholders in a public company are not entitled to appraisal rights in a merger if the consideration they receive in the merger consists only of shares listed on a national securities exchange and cash in lieu of fractional shares. Accordingly, holders of USCS Common Stock are not entitled to appraisal rights in connection with the Merger because the shares of USCS Common Stock are designated as Nasdaq securities and shares of DST Common Stock are listed on the NYSE.

  Holders of DST Common Stock are not entitled to dissenter's appraisal rights under Delaware law in connection with the Merger because DST is not a constituent corporation in the Merger (i.e. DST is not being merged with or into another corporation nor is another corporation being merged with or into
DST).

                               OTHER AGREEMENTS

  THE DESCRIPTIONS OF THE STOCKHOLDER AGREEMENTS AND THE REGISTRATION RIGHTS AGREEMENT SET FORTH BELOW DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE STOCKHOLDER AGREEMENTS AND THE REGISTRATION RIGHTS AGREEMENT. COPIES OF FORMS OF THESE AGREEMENTS ARE FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT-PROSPECTUS FORMS A PART.

STOCKHOLDER AGREEMENTS

  USCS Stockholder Agreements. Concurrently with the execution of the Merger Agreement, George L. Argyros, Sr., James C. Castle and Charles D. Martin entered into USCS Stockholder Agreements. Pursuant to such agreements, Messrs. Argyros, Castle and Martin agreed to vote their shares of USCS Common Stock in favor of the Merger and for approval and adoption of the Merger Agreement. As of September 2, 1998, Mr. Argyros owned approximately 33% of the shares of USCS Common Stock. In addition, Messrs. Argyros, Castle and Martin each agreed that if they sell or transfer more than 2.3 million shares of USCS Common Stock to a single purchaser or transferee at any time which is more than 30 days prior to the closing date of the Merger, they will require such purchaser or transferee to execute an "Affiliate Agreement" in the form agreed to and executed by Messrs. Argyros, Castle and Martin. Receipt by DST of executed Affiliate Agreements is a condition to DST's and Acquisition Sub's obligations to effect the Merger. See "The Merger--Conditions; Waivers--Conditions to the Obligations of DST and Acquisition Sub," page 54.

  DST Stockholder Agreement. As of September 2, 1998, KCSI owned approximately 41% of the outstanding shares of DST Common Stock. Concurrently with the execution of the Merger Agreement, DST and KCSI entered into a DST Stockholder Agreement. Pursuant to such agreement, KCSI agreed to vote its shares of DST Common Stock in favor of the Merger (which includes the issuance of the shares of DST Common Stock in the Merger), the adoption of the Merger Agreement and the approval of the terms thereof. In addition, KCSI agreed that if it sells or transfers more than 4.5 million shares of its DST Common Stock to a single purchaser or transferee at any time which is more than 30 days prior to the closing date of the Merger, KCSI will require such purchaser or transferee to execute an Affiliate Agreement in the same form agreed to be signed by other affiliates of DST. KCSI also agreed that, during the period beginning when KCSI receives written notice from DST that the closing of the Merger is reasonably expected to occur 30 days from the date of such notice, KCSI will not sell, transfer or otherwise dispose of, or reduce any risk relative to (collectively, the "Restricted Actions"), its DST Common Stock until the earlier of (i) the time when results covering at least 30 days of operations of DST (including the combined operations of USCS) after the closing of the Merger have been published in a public filing or announcement, or (ii) 60 days from the closing of the Merger (the "Restricted Period"). The Restricted Actions include the setting of a record date for, or consummating, a spin-off that has been proposed by KCSI. In a subsequent letter agreement dated October 30, 1998, KCSI agreed that if the closing of the Merger occurs after December 1, 1998 and on or before December 31, 1998, the period during which KCSI will not engage in the Restricted Actions will be extended to at least February 15, 1999. Notwithstanding the Restricted Actions, KCSI may, prior to the spin-off, sell or transfer its DST Common Stock to any wholly-owned subsidiary of KCSI, subject to the transferee agreeing to assume and be bound by the DST Stockholder Agreement. The DST Stockholder Agreement provides that KCSI may consummate such spin-off prior to the closing of the Merger and if it does, DST agreed that the closing of the Merger will not occur for at least 30 days following the consummation of the spin-off. However, if the closing of the Merger has not occurred, and KCSI has not consummated the spin-off, by November 20, 1998, and if DST has notified KCSI within two days prior to November 20, 1998 that DST reasonably expects the closing to occur by December 31, 1998, KCSI will not consummate the spin-off during the period from November 20, 1998 through January 1, 1999, and DST will use its reasonable best efforts to cause the closing of the Merger to occur as soon as reasonably possible after November 20, 1998. Notwithstanding the preceding sentence, if KCSI has set a record date prior to November 20, 1998, it may consummate the spin-off during the period from November 20 to November 30, 1998 provided the closing of the Merger has not occurred during such period and prior to the spin-off. If neither the closing of the Merger nor the spin-off occur during the period from November 20 through December 31, 1998, KCSI will not take any Restricted Actions after December 31, 1998 for the term of the DST Stockholder Agreement. The DST Stockholder Agreement terminates the earlier of (i) the termination of the Merger Agreement (ii) 60 days after the closing of the Merger provided that if the closing of the Merger occurs after December 1, 1998 and on or before December 31, 1998, KCSI will not engage in any Restricted Actions until at least February 15,1999, or (iii) March 15, 1999. KCSI further agreed that if it desires to declare the dividend to effectuate the spin-off during the Restricted Period, it will notify DST at least 10 days prior to such declaration and, if DST provides KCSI with an opinion of counsel that there is a reasonable likelihood that such declaration within the Restricted Period would prevent accounting for the Merger as a pooling-of-interests, KCSI will not make such declaration within the Restricted Period.

  Mr. Argyros has agreed to enter into an Affiliate Agreement that provides substantially the same time period restrictions on disposing of USCS or DST securities as apply to KCSI.

REGISTRATION RIGHTS AGREEMENT

  The Registration Rights Agreement between DST and each of the stockholders of USCS that may be deemed to be an "affiliate" of USCS (each an "Affiliate Stockholder") gives each Affiliate Stockholder the right to request (a "Request") that DST register for sale under the Securities Act (a "Request Registration") all or part of their DST Common Shares which the Affiliate Stockholder cannot sell or transfer in a single transaction without registration as a result of certain restrictions in Rule 145 and/or Rule 144 under the Securities Act ("Registrable Securities"). The Affiliate Stockholders are collectively entitled to make two Requests during the five-year term of the agreement, but not more than once in any twelve-month period. Upon receipt of any such Request, DST is required to notify the other Affiliate Stockholders of the Request, and DST is required to include in the Request Registration, subject to specified limits, any Registrable Securities for which registration is requested by any Affiliate Stockholder. Any Affiliate Stockholder who does not participate in the Request Registration cannot make a Request for twelve months following effectiveness of the Request Registration.

  DST is not required to file any Request Registration within six months after the effectiveness of any other Request Registration, or in connection with an acquisition by DST of another company, or if the aggregate fair market value of Registrable Securities to be included in the Request Registration is less than $15 million. The Registration Rights Agreement also provides that DST is entitled to postpone any Request Registration or to cause the Affiliate Stockholders to discontinue use of the registration statement if the DST Board determines in good faith that it would be significantly disadvantageous to DST or its stockholders for the registration statement to be maintained effective or be filed and become effective at that time. No single postponement of any Request Registration or such discontinued use of a registration statement for such reason may exceed 90 days and DST may not postpone or cause such discontinued use for such reason more than once in any twelve-month period.

  The Registration Rights Agreement provides that DST may include in any Request Registration other securities for sale for its own account or for the account of any other person or entity, subject to certain rights of the Affiliate Stockholders in the event marketing or other factors limit the number of shares to be included in the Request Registration.

  The Registration Rights Agreement also gives the Affiliate Stockholders certain "piggyback" registration rights during the term of the agreement. Pursuant to these rights, Affiliate Stockholders may request that their Registrable Securities be included in certain registrations of common equity securities by DST (including registrations effected by DST for stockholders other than the Affiliate Stockholders). DST will not be obligated to register the Registrable Securities if it decides not to register its common equity securities and notifies the Affiliate Stockholders. Similarly, if DST determines to delay registration of its common equity securities and gives the Affiliate Stockholders notice, DST will be permitted to delay registration of the Registrable Securities requested to be included in such registration for the same period as the delay in registering such common equity securities.

  Pursuant to the Registration Rights Agreement, the Affiliate Stockholder will pay all registration expenses of a Request Registration on a pro rata basis, based on the total number of shares of Registrable Securities requested to be included by the participating Affiliate Stockholders (except that DST will pay any incremental expenses of including securities for its own account or for another stockholder (other than an Affiliate Stockholder) in such Request Registration). In connection with a piggyback registration, Affiliate Stockholders will be required to pay the incremental expenses of including their shares of Registrable Securities in such registration on a pro rata basis, based on the total number of shares of Registrable Securities requested to be included by the participating Affiliate Stockholders.

  If Registrable Securities are to be distributed through an underwritten offering, the Affiliate Stockholders requesting to include their shares in such registration will enter into an underwriting agreement in customary form with the underwriters. In the event marketing factors limit the number of shares to be included in a Request Registration, the number of shares of Registrable Securities that may be included in such registration and underwriting will be allocated among all participating Affiliate Stockholders pro rata based on the total number of shares requested to be included in such registration by all participating Affiliate Stockholders. In the event Affiliate Stockholders "piggyback" into an underwritten offering where such marketing factor limitations apply, the priority of allocation of Affiliate Stockholders' Registrable Securities to be included in such registration depends upon whether the offering is made for the account of DST, for the account of KCSI or for the account of any other stockholder of DST (other than the Affiliate Stockholders).

  The receipt by USCS of the Registration Rights Agreement executed by DST is a condition to the obligation of USCS to effect the Merger.

                            BENEFICIAL OWNERSHIP OF
               PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

DST

  The following table sets forth information regarding the beneficial ownership of DST Common Stock as of September 15, 1998 by: (i) beneficial owners of more than 5% of the outstanding DST Common Stock which have publicly filed a report acknowledging such ownership; (ii) the directors and certain executive officers of DST; and (iii) all of DST's executive officers and directors as a group. The number of shares owned beneficially by each director or executive officer is determined under SEC rules. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of September 15, 1998 through the exercise of any stock option or other right. Except as otherwise noted, the holders have sole voting and dispositive power. No officer or director of DST owns any equity securities of any subsidiary of DST.

                                                   SHARES OF DST
                                                COMMON STOCK AS OF   PERCENT OF
NAMES                                          SEPTEMBER 15, 1998(1)  CLASS(2)
-----                                          --------------------- ----------
Kansas City Southern Industries, Inc.(3)......      20,263,426(4)       41.3%
FMR Corp., Edward C. Johnson III,
 Abigail P. Johnson, Fidelity
 Management & Research Company ("Fidelity"),
 Fidelity Management Trust Company ("Fidelity
 Trust")(5)...................................       4,225,290(6)        8.6%
UMB Financial Corporation ("UMBFC"),
 UMB Bank, N.A. ("UMB"), and the DST ESOP(7)..       2,988,858(8)        6.1%
Massachusetts Financial Services Company(9)...       2,492,396(10)       5.1%
A. Edward Allinson............................          18,000(11)         *
 Director
Robert C. Canfield............................          94,683(12)         *
 Senior Vice President, General Counsel and
 Secretary
Michael G. Fitt...............................          16,000(11)         *
 Director
James P. Horan................................         102,887(13)         *
 Chief Information Officer
Thomas A. McCullough..........................         246,022(14)         *
 Executive Vice President, Director
Thomas A. McDonnell...........................         508,433(15)       1.0%
 President and Chief Executive Officer,
 Director
William C. Nelson.............................          13,100(11)         *
 Director
Charles W. Schellhorn.........................         164,340(17)         *
 President, Output Technologies, Inc.(16)
M. Jeannine Strandjord........................          14,000(11)         *
 Director
All Executive Officers and Directors as a            1,675,740(18)       3.4%
 Group (16 Persons)...........................

--------
 *  Less than 1% of the outstanding DST Common Stock.
 (1) Under Rule 13d-3 under the Exchange Act, share amounts shown for DST's officers and directors include shares they may acquire upon the exercise of options which are exercisable at the record date or will become exercisable within 60 days of such date and shares allocated to the accounts of such persons under the DST ESOP. The holders may disclaim beneficial ownership of any such shares which are owned by or with family members, trusts or other entities.
 (2) The percentage is based on the number of shares outstanding as of the record date.
 (3) The address of KCSI is 114 West 11th Street, Kansas City, Missouri 64105.
 (4) The number of shares is based upon information reported in a Form 4 dated January 6, 1998.
 (5) The address of FMR Corp., Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson III is Chairman and Abigail P. Johnson is a director of FMR Corp. Fidelity and Fidelity Trust are wholly-owned subsidiaries of FMR Corp.
 (6) The number of shares is based upon information in Amendment No. 1 to
     Schedule 13G dated February 14, 1998 (the "FMR Schedule"). The FMR Schedule states that Fidelity beneficially owns 3,724,200 shares and Fidelity Trust beneficially owns 501,090 shares of DST Common Stock.
 (7) The address for UMB, UMBFC, and the DST ESOP is 1010 Grand, Kansas City, Missouri 64106.
 (8) The number of shares is based on 3,188,858 shares of DST Common Stock held as of December 31, 1997 reported in Amendment No. 2 to Schedule 13G, dated February 13, 1998 (the "UMB Schedule"), jointly filed by UMB, UMBFC, and the DST ESOP. Of the 3,188,858 shares of DST Common Stock beneficially owned by UMB, UMB reported that it holds 3,187,568 shares as a trustee of the DST ESOP and 1,290 shares in other capacities. The number of shares of DST Common Stock shown in the UMB Schedule has been reduced in the above table by the number of shares of DST Common Stock the DST ESOP has sold since December 31, 1997. Shares held by UMB as trustee of the DST ESOP include shares allocated to the accounts of DST ESOP participants. UMB and the DST ESOP disclaimed in the UMB Schedule beneficial ownership of the shares allocated to participants' accounts. Voting and dispositive power over such allocated shares are vested in the DST ESOP participants, who have the right to direct the voting of all such allocated shares and the tendering of such shares in response to offers to purchase. The DST ESOP requires the trustee to vote any unallocated shares in the same proportion as the allocated shares. UMBFC reported that it does not own of record any DST Common Stock, that it participated in the filing of the UMB Schedule solely as a result of its ownership of 100% of stock of UMB, and that it is prohibited by law from directing the voting or disposition of the shares and therefore disclaims beneficial ownership of the shares shown in the UMB Schedule. The 3,188,858 shares reported in the UMB Schedule do not include 86,759 shares held by UMB in custody accounts for which UMB does not have voting or dispositive power.
 (9) The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.
(10) The number of shares is based upon information in Amendment No. 1 to
     Schedule 13G dated February 12, 1998 ("MFS Schedule"). The MFS Schedule states that the shares are also beneficially owned by certain non-reporting entities as well as MFS.
(11) Includes 13,000 shares that may be acquired through option exercises.
(12) Includes 82,000 shares that may be acquired through option exercises and 5,934 shares allocated to his account in the DST ESOP.
(13) Includes 82,000 shares that may be acquired through option exercises and 13,374 shares allocated to his account in the DST ESOP.
(14) Includes 220,000 shares that may be acquired through option exercises and 18,113 shares allocated to his account in the DST ESOP.
(15) Includes 475,000 shares that may be acquired through option exercises and 18,933 shares allocated to his account in the DST ESOP.
(16) Output Technologies, Inc. is a wholly-owned subsidiary of DST.
(17) Includes 140,000 shares that may be acquired through option exercises and 12,530 shares allocated to his account in the DST ESOP.
(18) Includes 1,452,375 shares that may be acquired through option exercises by the executive officers and directors and by the spouse of an executive officer and 145,288 shares allocated to the DST ESOP accounts of executive officers and the spouses of two executive officers.

USCS

  The following table sets forth information regarding the beneficial ownership of USCS Common Stock as of September 15, 1998 by: (i) beneficial owners of more than 5% of the outstanding USCS Common Stock which have publicly filed a report acknowledging such ownership; (ii) the directors and certain executive officers of USCS; and (iii) all of USCS' executive officers and directors as a group. The number of shares beneficially owned by each director or executive officer is determined under SEC rules. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of September 15, 1998 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as otherwise noted, the holders have sole voting and dispositive power. No officer or director of USCS owns any equity securities of any subsidiary of USCS.

                                                    SHARES OF USCS
                                                  COMMON STOCK AS OF
                                                  SEPTEMBER 15, 1998 PERCENT OF
                                                       CLASS(1)       CLASS(1)
                                                  ------------------ ----------
George L. Argyros, Sr.(2)........................     7,711,296(3)     33.10%
 Director
Charles D. Martin(4).............................       503,033(5)      2.16%
 Director
Daniel R. Hesse(6)...............................             0            0
 Director
Larry W. Wangberg(7).............................         9,666(8)         *
 Director
James L. Hesburgh(9).............................           186(10)        *
 Director
John W. Clark(11)................................        44,938(12)        *
 Director
Thomas A. Page(13)...............................             0            0
 Director
James C. Castle, Ph.D(14)........................       525,924(15)     2.26%
 Chairman of the Board and Chief Executive
 Officer; Director
C. Randles Lintecum(14)..........................       129,019(16)        *
 President of International Billing Services,
 Inc.
Michael F. McGrail(14)...........................       137,508(17)        *
 President of CableData, Inc.; Director
Douglas L. Shurtleff(14).........................        74,575(18)        *
 Senior Vice President, Finance and Chief
 Financial Officer
Claudia D. Coleman(14)...........................        41,909(19)        *
 Vice President, Corporate Development
Executive Officers and Directors as a group (12       9,178,054(20)    39.16%
 persons)........................................
Massachusetts Financial Services Company(21).....     1,260,400         5.41%

--------
 *  Less than 1.0%
(1) Applicable percentage of ownership is based on 23,300,199 shares of USCS Common Stock outstanding as of September 15, 1998. The number of shares of USCS Common Stock beneficially owned and calculation of percent ownership, in each case, takes into account those shares underlying stock options that are exercisable within 60 days after September 15, 1998, but that may or may not be subject to repurchase rights.

(2) Mr. Argyros' business address is: Arnel & Affiliates, 949 South Coast Drive, Suite 600, Costa Mesa, California 92626.
(3) Consists of 7,591,736 shares held by Mr. Argyros, 60,000 shares held by Argyros Children's Trust, 25,000 shares held by HBI Financial, 1,360 shares held by GLA Financial, 26,534 shares held by the Argyros Foundation, and 6,666 shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998. On June 16, 1997, Mr. Argyros received a distribution from Westar Capital, a California limited partnership, of 7,551,270 shares. Westar Capital, LP distributed its remaining 1,167,006 shares to Westar Capital Associates, LP. On August 19, 1997, Mr. Argyros received 12,363 shares as a distribution from Westar Capital Associates. On August 22, 1997, GLA Financial received 1,360 shares as a distribution from Westar Capital Associates. Mr. Argyros disclaims beneficial ownership of the shares held by the Argyros Children's Trust and the Argyros Foundation.
(4) Mr. Martin's business address is: Enterprise Partners, 5000 Birch St., Suite 6200, Newport Beach, California 92660.
(5) Consists of 496,367 shares held by Mr. Martin and 6,666 shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998. On June 16, 1997, Westar Capital, a California limited partnership, distributed all of its 8,718,276 shares, 1,167,006 were distributed to Westar Capital Associates, one of its general partners. Mr. Martin is a general partner of Westar Capital Associates. In August, 1997, on various dates, Westar Capital Associates distributed all of its 1,167,006 shares to various entities, including 449,633 shares to Mr. Martin.
(6) Mr. Hesse's business address is: AT&T Wireless Services, 5000 Carillon Point, Kirkland, Washington 98033.
(7) Mr. Wangberg's business address is: ZDTV: Your Computer Channel, 650 Townsend Street, San Francisco, California 94103.
(8) Consists of 3,000 shares held by Mr. Wangberg and 6,666 shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998.
(9) Mr. Hesburgh's business address is : PO Box 929, Edwards, Colorado 81632.
(10) Consists of 93 shares held by Mr. Hesburgh and 93 shares held by his spouse. Mr. Hesburgh has no shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998.
(11) Mr. Clark's business address is Westar Capital, 949 S. Coast Drive, Suite 650, Costa Mesa, California 92626-7737.
(12) Consists of 43,938 shares Mr. Clark received as a distribution from Westar Capital Associates, a general partner of Westar Capital, on August 12, 1997 and 1,000 shares held by Mr. Clark's daughter who is dependent and resides in his household. Mr. Clark has no shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998.
(13) Mr. Page's business address is c/o USCS International, Inc., 2969 Prospect Park Drive, Rancho Cordova, California 95670.
(14) The business address for Messrs. Castle, McGrail, Lintecum, Shurtleff and Ms. Coleman is: USCS International, Inc., 2969 Prospect Park Drive, Rancho Cordova, California 95670.
(15) Consists of 328,409 shares held by Dr. Castle and 197,515 shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998.
(16) Consists of 92,858 shares held by Mr. Lintecum and 36,161 shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998.
(17) Consists of 137,508 shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998.
(18) Consists of 73,329 shares held by Mr. Shurtleff and 1,246 shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998.
(19) Consists of 20,338 shares held by Ms. Coleman and 21,571 shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998.
(20) Includes 413,999 shares issuable pursuant to stock options exercisable within 60 days of September 15, 1998.
(21) The business address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are based on the historical consolidated balance sheets and statements of income of DST and USCS, adjusted to give effect to the Merger, using the pooling-of-interests method of accounting for business combinations.

  The unaudited pro forma condensed combined statements of income for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 combine the historical results of operations of DST and USCS and assume that the Merger occurred at the beginning of the earliest period presented, adjusted for conformity of accounting policies relating primarily to depreciation and amortization policies and accounting for the costs of software developed for internal use. The unaudited pro forma condensed combined statements of income do not reflect the effect of cost savings and synergies that may result from the Merger.

  The unaudited pro forma condensed combined balance sheet as of September 30, 1998 assumes that the Merger occurred as of that date and reflects the combination of the historical financial position of DST and USCS adjusted for conformity of accounting policies, intercorporate investments and certain Merger-related costs.

  The following unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of DST and USCS appearing in the respective company's Annual Report on Form 10-K for the year ended December 31, 1997 or Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 included in this Joint Proxy Statement-Prospectus as Appendices C, L, H and M. These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated on the dates indicated in the preceding paragraphs, and are not necessarily indicative of the future operating results or financial position of the combined companies.

                                  DST AND USCS
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                  HISTORICAL(2)          PRO FORMA
                                ------------------  ----------------------
                                  DST       USCS    ADJUSTMENTS   COMBINED
                                --------  --------  -----------   --------
                                   (IN THOUSANDS, EXCEPT PER SHARE
                                               AMOUNTS)
Revenues......................  $484,131  $229,263    $           $713,394
Costs and expenses............   373,561   191,157      6,872 (3)  571,590
Depreciation and amortization.    69,749    16,000      1,933 (4)   87,682
                                --------  --------    -------     --------
Income from operations........    40,821    22,106     (8,805)      54,122
Interest expense..............   (21,964)   (4,966)                (26,930)
Other income, net.............     3,627                             3,627
Gain on sale of equity
 investments..................    44,895                            44,895 (7)
Equity in earnings of
 unconsolidated affiliates,
 net of income taxes..........     6,452                             6,452 (7)
                                --------  --------    -------     --------
Income before income taxes and
 minority interest............    73,831    17,140     (8,805)      82,166
Income taxes..................    46,174     6,770     (3,478)(5)   49,466
                                --------  --------    -------     --------
Income before minority
 interest.....................    27,657    10,370     (5,327)      32,700
Minority interests in income..        17                                17
                                --------  --------    -------     --------
Net income....................  $ 27,640  $ 10,370    $(5,327)    $ 32,683
                                ========  ========    =======     ========
Average common shares
 outstanding..................    33,791    19,452                  45,851
Basic earnings per share......  $   0.82  $   0.53                $   0.71(6)(7)
Diluted shares outstanding....    33,848    20,159                  46,347
Diluted earnings per share....  $   0.82  $   0.51                $   0.71(6)(7)


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                  DST AND USCS
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                 HISTORICAL(2)          PRO FORMA
                               ------------------  ----------------------
                                 DST       USCS    ADJUSTMENTS   COMBINED
                               --------  --------  -----------   --------
                                  (IN THOUSANDS, EXCEPT PER SHARE
                                              AMOUNTS)
Revenues.....................  $580,808  $263,214    $           $844,022
Costs and expenses...........   431,563   215,383      5,838 (3)  652,784
Depreciation and
 amortization................    78,572    20,311        495 (4)   99,378
Other expenses...............    13,700                            13,700 (8)
                               --------  --------    -------     --------
Income from operations.......    56,973    27,520     (6,333)      78,160
Interest expense.............    (6,940)   (3,185)                (10,125)
Other income, net............     4,176                             4,176
Gain on sale of equity
 investments.................   223,438                           223,438 (8)
Equity in losses of
 unconsolidated affiliates,
 net of income taxes.........    (4,028)                           (4,028)(8)
                               --------  --------    -------     --------
Income before income taxes
 and minority interest.......   273,619    24,335     (6,333)     291,621
Income taxes.................   105,920     9,826     (2,559)(5)  113,187
                               --------  --------    -------     --------
Income before minority
 interest....................   167,699    14,509     (3,774)     178,434
Minority interests in income.       497                               497
                               --------  --------    -------     --------
Net income...................  $167,202  $ 14,509    $(3,774)    $177,937
                               ========  ========    =======     ========
Average common shares
 outstanding.................    49,871    21,178                  63,001
Basic earnings per share.....  $   3.35  $   0.69                $   2.82 (6)(8)
Diluted shares outstanding...    50,335    22,075                  64,022
Diluted earnings per share...  $   3.32  $   0.66                $   2.78 (6)(8)


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                  DST AND USCS
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                    HISTORICAL(2)          PRO FORMA
                                  ------------------  ----------------------
                                    DST       USCS    ADJUSTMENTS   COMBINED
                                  --------  --------  -----------   --------
                                     (IN THOUSANDS, EXCEPT PER SHARE
                                                 AMOUNTS)
Revenues........................  $650,678  $299,346    $           $950,024
Costs and expenses..............   479,103   236,262      4,488 (3)  719,853
Depreciation and amortization...    79,335    25,060     (1,175)(4)  103,220
                                  --------  --------    -------     --------
Income from operations..........    92,240    38,024     (3,313)     126,951
Interest expense................    (7,670)     (554)                 (8,224)
Other income, net...............     4,020                             4,020
Gain on sale of equity
 investments....................     1,464                             1,464
Equity in losses of
 unconsolidated affiliates, net
 of income taxes................    (1,345)                           (1,345)
                                  --------  --------    -------     --------
Income before income taxes and
 minority interest..............    88,709    37,470     (3,313)     122,866
Income taxes....................    29,178    15,010     (1,328)(5)   42,860
                                  --------  --------    -------     --------
Income before minority interest.    59,531    22,460     (1,985)      80,006
Minority interests in income....       534                               534
                                  --------  --------    -------     --------
Net income......................  $ 58,997  $ 22,460    $(1,985)    $ 79,472
                                  ========  ========    =======     ========
Average common shares
 outstanding....................    49,308    23,164        (98)(9)   63,571
Basic earnings per share........  $   1.20  $   0.97                $   1.25 (6)
Diluted shares outstanding......    49,838    24,203        (98)(9)   64,745
Diluted earnings per share......  $   1.18  $   0.93                $   1.23 (6)


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                  DST AND USCS
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                    HISTORICAL(2)          PRO FORMA
                                  ------------------  ----------------------
                                    DST       USCS    ADJUSTMENTS   COMBINED
                                  --------  --------  -----------   --------
                                     (IN THOUSANDS, EXCEPT PER SHARE
                                                 AMOUNTS)
Revenues........................  $473,941  $216,791    $           $690,732
Costs and expenses..............   349,148   170,012      3,198 (3)  522,358
Depreciation and amortization...    58,551    18,882       (328)(4)   77,105
                                  --------  --------    -------     --------
Income from operations..........    66,242    27,897     (2,870)      91,269
Interest expense................    (6,006)     (678)                 (6,684)
Other income, net...............     4,451       214                   4,665
Equity in earnings of
 unconsolidated affiliates, net
 of income taxes................     1,357                             1,357
                                  --------  --------    -------     --------
Income before income taxes and
 minority interests.............    66,044    27,433     (2,870)      90,607
Income taxes....................    22,463    10,987     (1,149)(5)   32,301
                                  --------  --------    -------     --------
Income before minority interest.    43,581    16,446     (1,721)      58,306
Minority interests in income....       607                               607
                                  --------  --------    -------     --------
Net income......................  $ 42,974  $ 16,446    $(1,721)    $ 57,699
                                  ========  ========    =======     ========
Average common shares
 outstanding....................    49,378    23,180                  63,750
Basic earnings per share........  $   0.87  $   0.71                $   0.91 (6)
Diluted shares outstanding......    49,862    24,293                  64,924
Diluted earnings per share......  $   0.86  $   0.68                $   0.89 (6)


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                  DST AND USCS
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                   HISTORICAL(2)          PRO FORMA
                                 ------------------  ----------------------
                                   DST       USCS    ADJUSTMENTS   COMBINED
                                 --------  --------  -----------   --------
                                    (IN THOUSANDS, EXCEPT PER SHARE
                                                AMOUNTS)
Revenues.......................  $557,972  $246,565    $           $804,537
Costs and expenses.............   411,573   193,244      8,200 (3)  613,017
Depreciation and amortization..    60,711    21,015     (3,723)(4)   78,003
Other Expenses.................               7,100                   7,100 (10)
                                 --------  --------    -------     --------
Income from operations.........    85,688    25,206     (4,477)     106,417
Interest expense...............    (6,087)     (808)                 (6,895)
Other income, net..............     5,491       558                   6,049
Equity in losses of
 unconsolidated affiliates, net
 of income taxes...............    (1,529)                           (1,529)
                                 --------  --------    -------     --------
Income before income taxes and
 minority interests............    83,563    24,956     (4,477)     104,042
Income taxes...................    29,153    11,838     (1,768)(5)   39,223
                                 --------  --------    -------     --------
Income before minority
 interest......................    54,410    13,118     (2,709)      64,819
Minority interests in income...      (244)                             (244)
                                 --------  --------    -------     --------
Net income.....................  $ 54,654  $ 13,118    $(2,709)    $ 65,063
                                 ========  ========    =======     ========
Average common shares
 outstanding...................    48,988    23,232       (682)(9)   62,710
Basic earnings per share.......  $   1.12  $   0.56                $   1.04 (6)
Diluted shares outstanding.....    49,991    24,084       (682)(9)   64,241
Diluted earnings per share.....  $   1.09  $   0.54                $   1.01 (6)


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                  DST AND USCS

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998

                                  HISTORICAL(2)            PRO FORMA
                               --------------------  --------------------------
                                  DST        USCS    ADJUSTMENTS      COMBINED
                               ----------  --------  -----------     ----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                AMOUNTS)
            ASSETS
Current assets
  Cash and cash equivalents... $   35,388  $ 16,630   $              $   52,018
  Accounts receivable.........    177,884    96,097                     273,981
  Other assets................     42,503    18,760                      61,263
                               ----------  --------   --------       ----------
                                  255,775   131,487                     387,262
Investments...................    936,259     5,416    (35,338)(11)     906,337
Properties....................    235,402   105,321    (29,030)(12)     311,693
Intangibles and other assets..     52,710    30,555     (2,239)(12)      81,026
                               ----------  --------   --------       ----------
    Total assets.............. $1,480,146  $272,779   $(66,607)      $1,686,318
                               ==========  ========   ========       ==========
       LIABILITIES AND
     STOCKHOLDERS' EQUITY
Current liabilities
  Debt due within one year.... $   10,584  $  4,594   $              $   15,178
  Accounts payable............     28,405    27,062      8,500 (13)      63,967
  Accrued compensation and
   benefits...................     32,195    20,737                      52,932
  Deferred revenues and gains.     29,908     7,473                      37,381
  Other liabilities...........     37,251    22,051                      59,302
                               ----------  --------   --------       ----------
                                  138,343    81,917      8,500          228,760
Long-term debt................     88,254     2,451                      90,705
Deferred income taxes.........    280,424     3,469    (17,797)(5)      266,096
Other liabilities.............     27,555    35,980                      63,535
                               ----------  --------   --------       ----------
                                  534,576   123,817     (9,297)         649,096
                               ----------  --------   --------       ----------
Minority interest.............        845                                   845
                               ----------  --------   --------       ----------
Stockholders' equity
  Common stock................        500     1,171     (1,033)(14)         638
  Additional paid-in capital..    409,351    52,893     (1,674)(14)     460,570
  Retained earnings...........    316,243    96,015    (47,750)(14)     364,508
  Treasury stock..............    (35,986)   (1,463)     1,463 (14)     (35,986)
  Accumulated other
   comprehensive income.......    254,617       346     (8,316)(14)     246,647
                               ----------  --------   --------       ----------
    Total stockholders'
     equity...................    944,725   148,962    (57,310)       1,036,377
                               ==========  ========   ========       ==========
    Total liabilities and
     stockholders' equity..... $1,480,146  $272,779   $(66,607)      $1,686,318
                               ==========  ========   ========       ==========

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                 DST AND USCS

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 (1) On September 2, 1998, DST, Acquisition Sub (a wholly-owned subsidiary of
     DST) and USCS entered into a Merger Agreement that provides for the merger of Acquisition Sub with and into USCS. Under the terms of the Merger Agreement, each outstanding share of USCS Common Stock (not already owned by DST, USCS or subsidiaries thereof) will be converted into the right to receive .62 of a share of DST Common Stock. The business combination is to be accounted for using the pooling-of-interests method of accounting for business combinations. Each outstanding Option to purchase shares of USCS Common Stock issued pursuant to the Option Plans, whether or not exercisable, will be assumed by DST. Each such Option will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, that number of shares of DST Common Stock equal to the product of the Exchange Ratio and the number of shares of USCS Common Stock subject to such Option rounded down to the nearest whole share. The exercise price per share of DST Common Stock will be equal to the exercise price per share of such Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent.

 (2) Certain amounts in the historical financial statements of USCS have been reclassified to be consistent with the presentation used by DST.

 (3) Reflects the increase in costs and expenses as a result of conforming USCS' accounting policies to DST's policies related primarily to expensing costs of software developed for internal use. USCS previously capitalized and amortized such costs.

 (4) Reflects the net change in depreciation and amortization as a result of conforming USCS' accounting policies to DST's policies. Conforming adjustments relate primarily to increased depreciation expense on fixed assets from conforming to the use of accelerated depreciation methods offset by the reversal of amortization of capitalized software developed for internal use. Such costs are being expensed as incurred as explained in (3) above.

 (5) Reflects the income tax effects of pro forma adjustments recorded at USCS' approximate marginal income tax rate.

 (6) The pro forma combined earnings per share data is based upon the sum of the historical weighted average number of common and potential common shares outstanding in each fiscal year reported by DST and the common and potential common shares outstanding for USCS in each fiscal year using an Exchange Ratio of .62 of a share of DST Common Stock for each share of USCS Common Stock and adjusting (in the year ended December 31, 1997 and the nine months ended September 30, 1998) for shares of USCS Common Stock held by DST.

 (7) In January 1995, DST closed the sale of its 50% interest in Investors Fiduciary Trust Company ("IFTC") to State Street Corporation ("State Street"). At closing, DST received shares of State Street common stock, with a then-market value of $98.2 million, in a tax-free exchange. DST recognized a pre-tax gain on the transaction of $43.6 million and deferred taxes of $35.0 million resulting in a net book gain of $8.6 million.

   In December 1995, Continuum acquired SOCS Groupe SA, a French insurance software firm. DST recorded in December 1995 its estimated $7.7 million after-tax share of a non-recurring charge in connection with this acquisition.

   Excluding the effects of the IFTC gain and the Continuum non-recurring charge, DST's historical basic and diluted earnings per share for 1995 would have been $0.79. On an unaudited pro forma combined basis, basic and diluted earnings per share for 1995 would have been $0.69.

 (8) In March 1996, Continuum announced the completion of its merger with Hogan Systems, Inc. DST recorded in March 1996 its estimated $9.4 million after-tax share of a non-recurring charge recorded by Continuum in connection with such merger.

   In August, 1996, Continuum merged with CSC in a tax-free share exchange accounted for as a pooling-of-interests. DST, which prior to such merger owned approximately 23% of Continuum, received in the exchange shares of CSC common stock with a value of $295 million. DST recognized a one-time gain after taxes and other expenses of $127.6 million. In connection with such merger, DST elected to make a one-time $13.7 million DST ESOP contribution to provide funding for certain Continuum employee withdrawals from the DST ESOP. As a result of the merger, Continuum ceased to be an unconsolidated equity affiliate of DST and, under GAAP, no part of Continuum or CSC earnings since that time have been recognized by DST.

   Excluding the effects of DST's equity in earnings of Continuum, the gain on the sale of Continuum and DST's contribution to the DST ESOP in connection with the sale of Continuum, DST's historical basic and diluted earnings per share for 1996 would have been $0.88. On an unaudited pro forma combined basis, basic and diluted earnings per share for 1996 would have been $0.87 and $0.86, respectively.

 (9) Reflects the weighted average shares of USCS Common Stock held by DST during the period presented (multiplied by the Exchange Ratio of .62) as if they were retired.

(10) In August 1998, USCS acquired Custima International Holdings, plc for approximately $15.4 million in cash. In connection with this transaction, USCS recorded an in-process research and development charge of $6.0 million and a reorganization charge for redundant facilities and workforce of $1.1 million. Excluding the effects of these nonrecurring items, USCS' historical basic and diluted earnings per share would have been $0.85 and $0.82, respectively. On an unaudited pro forma combined basis, basic and diluted earnings per share would have been $1.14 and $1.12, respectively.

(11) Reflects elimination of DST's investment in 1.1 million shares of USCS Common Stock (cost and fair market value of $21.7 million and $35.3 million, respectively).

(12) Reflects cumulative adjustments of conforming USCS' accounting policies to DST's policies relating primarily to depreciation and amortization of capitalized assets of $14.8 million and expensing capitalized costs of software developed for internal use of $16.4 million.

(13) DST and USCS expect to incur approximately $6.5 to $10.5 million for investment banking and other transaction-related expenses as a result of the Merger. DST and USCS will defer recognition of these costs until the Merger is completed. The midpoint of the range of estimated costs are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet, without any associated tax benefit. These costs have not been included in the accompanying Unaudited Pro Forma Condensed Combined Statements of Income as they are nonrecurring and not expected to occur in future periods.

(14) Reflects the issuance of DST Common Stock to effect the Merger, the adjustment of historical stockholders' equity for USCS Common Stock held in Treasury, the stockholders' equity effects of the above pro forma adjustments, and the necessary reclassification to reflect the difference in DST and USCS par values.

(15) Management believes there are significant efficiencies, economies of scale, and productivity enhancements that could result from the integration of DST and USCS. Such integration activities could result in nonrecurring expenses being incurred to achieve the benefits. Such costs cannot be estimated at this time. Potential cost reductions and related nonrecurring expenses are not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

                          COMPARATIVE RIGHTS OF USCS
                       STOCKHOLDERS AND DST STOCKHOLDERS

  If the Merger is consummated, holders of USCS Common Stock, whose rights are governed by Delaware law and USCS' Second Amended and Restated Certificate of Incorporation ("USCS Certificate of Incorporation") and the USCS By-laws, will become holders of DST Common Stock. The rights of the holders of DST Common Stock are governed by the laws of the State of Delaware and by the DST Certificate of Incorporation and the DST Amended and Restated By-laws ("DST By-laws"). The rights of DST stockholders under the DST Certificate of Incorporation and the DST By-laws differ in certain respects from the rights of USCS stockholders under the USCS Certificate of Incorporation and the USCS By-laws. The following discussion is intended only to highlight certain material differences between the rights of stockholders with respect to stockholders of USCS and DST pursuant to their respective charters and by-laws. THIS SUMMARY IS NOT INTENDED TO BE RELIED UPON AS AN EXHAUSTIVE LIST OR A DETAILED DESCRIPTION OF THE PROVISIONS DISCUSSED AND IS QUALIFIED IN ITS ENTIRETY BY THE USCS CERTIFICATE OF INCORPORATION AND USCS BY-LAWS AND THE DST CERTIFICATE OF INCORPORATION AND DST BY-LAWS. For information as to how you can obtain such documents, see "Where You Can Find More Information," page 95.

BUSINESS COMBINATIONS

  Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated. The USCS Certificate of Incorporation does not contain any provisions relating to stockholder approval of business combinations. The DST Certificate of Incorporation requires a vote as required by Delaware law, except that after the first date on which KCSI ceases to directly or indirectly own 30% or more of the Voting Stock (as defined below) ("Trigger Date"), any merger, consolidation or other business combination of DST with an Interested Stockholder (as defined in the DST Certificate of Incorporation) requires the affirmative vote of at least 70% of the then outstanding shares of the capital stock of DST entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a class. Since the Merger is between USCS and a subsidiary of DST, and not DST itself, these voting requirements do not apply to DST stockholders' approval of the Merger. However, approval of the issuance of the DST Common Stock in the Merger by the holders of a majority of shares present or represented by proxy is required under the rules of the NYSE.

AMENDMENTS TO CHARTERS

  Under the DGCL, unless otherwise provided in the charter, a proposed charter amendment requires an affirmative vote of a majority of all votes entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The USCS Certificate of Incorporation alters the basic DGCL requirements for the amendment of its charter with regard to the number, classes and filling of vacancies of directors, for which the affirmative vote of 66 2/3% of the outstanding shares of USCS is required. The DST Certificate of Incorporation alters the basic DGCL requirements by requiring that, after the Trigger Date, the affirmative vote of the holders of at least 70% of the Voting Stock, voting together as a single class, is required to (i) amend the provisions of the DST Certificate of Incorporation relating to: the number, election and term of the DST Board; removal of a director from office; amending the DST By-laws; Business Combinations (as defined in the DST Certificate of Incorporation); consideration of any offer to purchase DST's assets, tender or exchange offer, or to merge or consolidate DST; the indemnification of DST's directors and officers and those of its subsidiaries; the liability of directors of DST to DST or its stockholders; stockholder action without a meeting; and amending the DST Certificate of Incorporation; (ii) remove a director from office; (iii) amend the DST By-laws; and (iv) approve certain Business Combinations not approved by a majority of Disinterested Directors (as defined by the DST Certificate of Incorporation).

AMENDMENTS TO BY-LAWS

  Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent that the charter vests concurrent power in the board of directors. The DST and USCS Certificates of Incorporation both vest such power in their respective Boards of Directors.

PREEMPTIVE RIGHTS

  Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the certificate of incorporation. Neither the USCS Certificate of Incorporation nor the DST Certificate of Incorporation provides for preemptive rights.

REDEMPTION OF CAPITAL STOCK

  Under the DGCL, subject to certain limitations, a corporation's stock may be made subject to redemption by the corporation at its option, at the option of the holders of such stock or upon the happening of a specified event. Neither the USCS Certificate of Incorporation nor the DST Certificate of Incorporation addresses the redemption of common stock.

STOCKHOLDER ACTION BY CONSENT

  Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The USCS By-laws permit stockholder action to be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of record of shares of USCS Common Stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the holders of record of all shares of USCS Common Stock entitled to vote thereon were present and voted. The DST Certificate of Incorporation indicates that consent in writing is to be governed by the DGCL, provided, however, that on or after the Trigger Date any action required or permitted to be taken by the stockholders of DST may be effected only at a duly called annual or special meeting of such holders and may not be effected by consent in writing.

SPECIAL STOCKHOLDERS MEETINGS

  The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the by-laws. The USCS By-laws provide that special meetings may be called by the USCS Board, the chairman of the USCS Board or the President or by one or more stockholders holding shares in the aggregate entitled to cast 25% or more of the votes at the meeting. The DST Certificate of Incorporation provides that special meetings of stockholders may be called only by the DST Board pursuant to a resolution approved by a majority of the whole DST Board, and requires between 10 and 60 days' written notice.

CUMULATIVE VOTING

  Under the DGCL, the certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each stockholder is entitled to cumulate such stockholder's votes. The USCS

Certificate of Incorporation does not provide for cumulative voting for the election of directors. The DST Certificate of Incorporation does provide for cumulative voting.

NUMBER AND ELECTION OF DIRECTORS

  The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The USCS Certificate of Incorporation provides that the number of directors shall be as provided for in the USCS By-laws. The USCS By-laws provide that the number of directors is initially to be 6 and shall thereafter be fixed by a majority of the total number of authorized directors. The DST Certificate of Incorporation provides that the DST Board shall consist of between 3 and 11 persons, the exact number to be set by a resolution adopted by a majority of the entire DST Board.

  The DGCL permits the certificate of incorporation or the by-laws of a corporation to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. The USCS Certificate of Incorporation provides for a classified board of directors, consisting of 3 classes. The DST Certificate of Incorporation provides for a classified board, also consisting of 3 classes.

REMOVAL OF DIRECTORS

  The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

  The USCS By-laws provide that, unless otherwise required by the DGCL, a director or directors may be removed with or without cause at any time by vote of the holders of record of a majority of the shares then entitled to vote at an election of directors, provided however, that so long as stockholders of the corporation are entitled to cumulative voting, if less than the entire USCS Board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire USCS Board.

  The DST Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office for cause only by the affirmative vote of the majority of the then outstanding shares of Voting Stock, provided, however, that on or after the Trigger Date a director may be removed from office for cause only by the affirmative vote of the holders of at least 70% of the Voting Stock. The DST Certificate of Incorporation also provides that if less than the whole DST Board is to be removed no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively in an election of the class of directors of which such director is a part.

VACANCIES

  Under the DGCL, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, or until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

  The USCS Certificate of Incorporation provides that vacancies occurring on the USCS Board for any reason and newly created directorships may be filled only by a vote of a majority of the remaining members of the USCS Board, although less than a quorum, at any meeting of the USCS Board, and all directors elected to fill vacancies or newly created directorships shall remain in office until the next annual election of the class for which such director shall have been chosen and until their successors are duly elected and qualified unless sooner displaced.

  The DST Certificate of Incorporation and the DST By-laws provide that vacancies or newly created directorships may be filled by a majority vote of the directors then in office, though less than a quorum, and the directors so elected shall remain in office until the term of office of the class to which they have been elected expires and until their successors shall have been duly elected and qualified. In the alternative, such directors may, by resolution, eliminate any vacant directorship by reducing the size of the DST Board, provided that such reduction does not reduce the size of the DST Board to fewer than three directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under the DGCL, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made party to any threatened, pending or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The USCS Certificate of Incorporation and USCS By-laws contain provisions which require the indemnification of such persons to the full extent permitted by the DGCL. The DST Certificate of Incorporation and DST By-laws contain provisions requiring the indemnification of directors and officers of DST, and any other person serving at the request of DST as a director or officer of another corporation, to the full extent permitted by the DGCL. The DST Certificate of Incorporation also contains provisions for the permissive indemnification of employees or agents of DST, to the extent authorized by a majority vote of the Disinterested Directors (as defined in the DST Certificate of Incorporation).

  The DGCL also establishes several mandatory rules for indemnification. In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provision must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees.

  The DGCL and the USCS By-laws state that a determination must be made that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The DGCL and the USCS By-laws state that a determination may be made by (i) a majority vote of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion if a majority of disinterested directors so directs, or (iii) the stockholders. The USCS By-laws also provide that the determination may be made by a majority vote of a quorum of the Executive Committee. Neither the DST By-laws nor the DST Certificate of Incorporation specifically addresses these provisions.

  The DGCL and the DST Certificate of Incorporation require DST to advance reasonable expenses to a director or officer if such person provides an undertaking to repay such advancement if it is determined that the required standard of conduct has not been met. The DST Certificate of Incorporation also requires DST to advance reasonable expenses to those parties serving as a director or officer of another corporation at DST's request, however, no undertaking is required by such parties. The USCS By-laws also require USCS to advance expenses upon receipt of such an undertaking, but the obligation extends to employees and agents of USCS as well as the officers and directors of USCS.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

  The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. The DST Certificate of Incorporation and the USCS Certificate of Incorporation contain provisions eliminating the personal liability for monetary damages of their directors to the full extent permitted under Delaware law.

                    INFORMATION REGARDING MANAGEMENT OF DST

  For information regarding DST's executive officers and directors, compensation of certain executive officers of DST and certain relationships and related transactions, see "Item 4--Submission of Matters to a Vote of Security Holders; Executive Officers of the Company" of DST's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, included as Appendix C, and DST's definitive proxy statement in connection with its annual meeting of stockholders held on May 12, 1998, included as Appendix K.

  At DST's annual meeting of stockholders on May 12, 1998, Mr. A. Edward Allinson and Mr. Michael G. Fitt were re-elected as directors of DST for a three year term expiring in 2001 or when their successors are elected and qualified.

  In addition, upon effectiveness of the Merger, George L. Argyros, Sr. and James C. Castle will become directors of DST. Mr. Argyros, 61 years old, has been a director of USCS since November 1990. From 1968 to the present, Mr. Argyros has been Chairman and Chief Executive Officer of Arnel & Affiliates, a West Coast diversified investment company. From 1987 to the present, he has been a General Partner and the principal financial partner in Westar Capital, a private investment company. Mr. Argyros serves as a member on the boards of directors of First American Financial Corporation, The Newhall Land and Farming Company, Rockwell International Corporation, Tecstar Inc., All Post, Inc., and Doskocil Manufacturing Company, Inc. Since 1976 he has served as Chairman of the Board of Trustees of Chapman University and is a member of the Board of Trustees of the California Institute of Technology. Mr. Argyros is Chairman of the Board of Directors of The Beckman Foundation and Founding Chairman for the Nixon Center for Peace and Freedom in Washington, D.C. In 1993, he received the Horatio Alger Award of Distinguished Americans and currently serves as Chairman of the Washington, D.C. based Horatio Alger Association.

  Information regarding Dr. Castle is included below under "Information Regarding Management of the Surviving Subsidiary," pages 83 through 84.

         INFORMATION REGARDING MANAGEMENT OF THE SURVIVING SUBSIDIARY

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the executive officers and directors of the Surviving Subsidiary.

NAME                                   AGE   POSITION WITH SURVIVING SUBSIDIARY
----                                   --- --------------------------------------
James C. Castle, Ph.D.................  62 Chief Executive Officer and Director
Michael F. McGrail....................  51 President of CableData, Inc. and
                                           Director
C. Randles Lintecum...................  53 President of International Billing
                                           Services, Inc. and Director
Douglas L. Shurtleff..................  52 Senior Vice President, Finance and
                                           Chief Financial Officer
Claudia D. Coleman....................  47 Vice President, Corporate Development
Thomas A. McDonnell...................  53 Director

  James C. Castle, Ph.D. joined USCS as Chairman of the Board and Chief Executive Officer in August 1992. Prior to joining USCS, Dr. Castle served as Chief Executive Officer and Director of Teradata Corporation, a manufacturer of high capacity, high performance parallel processing database systems, from August 1991 until April 1992. Dr. Castle served as President and Chief Executive Officer of Infotron Systems Corporation, a manufacturer of data and voice transmission equipment, from October 1987 until August 1991 and was named Chairman of the Board in May 1989. Prior to October 1987, Dr. Castle held various senior management positions with TBG Information Systems, Inc., Memorex Corporation, Honeywell, Inc. and General Electric. Dr. Castle is also a Director of PAR Technology Corp., Leasing Solutions, Inc., The PMI Group, Inc. and ADC Telecommunications, Inc. Dr. Castle received his B.S. from the U.S. Military Academy at West Point and a M.S.E.E. and Ph.D. in Computer Information Sciences from the University of Pennsylvania.

  Michael F. McGrail has been President of CableData, Inc., USCS' wholly-owned subsidiary, and a Director of USCS since April 1995. Since December 1993, Mr. McGrail has been President and Managing Director of CableData International, Ltd., a wholly-owned subsidiary of CableData, Inc. Prior to his joining CableData, Mr. McGrail served as President of Gandalf International, Ltd. ("Gandalf"), a wide and local area network communications products company. He was also Managing Director of Infotron Systems International Ltd., which was acquired by Gandalf in 1991. Mr. McGrail received a B.Sc. with honors from the University of Sussex and an M.Sc. in Management from Trinity College, Dublin.

  C. Randles Lintecum has been the President of International Billing Services, Inc. ("IBS"), a wholly-owned subsidiary of USCS, since July 1995. From February 1995 to July 1995, Mr. Lintecum was Senior Vice President, Marketing and Business Development of USCS, and from May 1993 to February 1995 Mr. Lintecum was Vice President, Corporate Development of USCS. From 1989 to May 1993, Mr. Lintecum was Executive Vice President of Corporate Marketing for Infonet Services Corporation ("Infonet"), an international data network services company. From 1988 to 1989, Mr. Lintecum was division Vice President of Marketing for Computer Sciences Corporation, a computer services company. From 1985 to 1987, Mr. Lintecum was division Vice President of New Business Development for Computer Sciences Corporation. Mr. Lintecum received a B.S. in Business Administration from the University of Kansas and an M.B.A. from the University of Missouri.

  Douglas L. Shurtleff has been Senior Vice President, Finance, and Chief Financial Officer of USCS since May 1995. From September 1988 to May 1995, Mr. Shurtleff was Vice President, Finance and Administration, and Treasurer of Infonet. From October 1984 to September 1988, Mr. Shurtleff was Group Vice President, Finance and administration, of Computer Sciences Corporation. Previously, Mr. Shurtleff held various senior management positions at Pacesetter Systems, Inc., and Deloitte & Touche. Mr. Shurtleff received a B.S. in Accounting and his M.B.A. from the University of Southern California and is a certified public accountant.

  Claudia D. Coleman has been Vice President, Corporate Development, of USCS since December 1995. From March 1988 to December 1995, Ms. Coleman held various positions, including Principal, in the investment banking division of Alex. Brown & Sons ("Alex. Brown"). Prior to joining Alex. Brown, Ms. Coleman was a Vice President in the investment banking division of Drexel Burnham Lambert from 1984 to 1988. From 1979 to 1984, Ms. Coleman held various positions, including Vice President, Corporate Planning, at Bank of America. Ms. Coleman received a B.A. and a M.B.A. from the University of California.

  Thomas A. McDonnell has served as a director of DST since 1971, as Chief Executive Officer of DST since October 1984, and as President of DST since January 1973 (except for a 30-month period from October 1984 to April 1987). He served as Treasurer of DST from February 1973 to September 1995, and as Vice Chairman of the DST Board from June 1984 to September 1995. He served as Executive Vice President of KCSI from February 1987 until October 1995 and as a director of KCSI from 1983 until October 1995. He is a director of BHA Group, Inc., Cerner Corporation, Computer Sciences Corporation, Euronet Services, Inc., and Informix Software, Inc. Mr. McDonnell was appointed a director of Acquisition Sub on its formation in September 1998.

  There are no family relationships between any directors or executive officers of the Surviving Subsidiary.

  None of the directors or executive officers, during the last five years, has filed a petition, or had a petition filed against him, under the Federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for his business or property, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

  None of the directors or executive officers has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

  Finally, none of the directors or executive officers has, during the last five years, been the subject of any judgment, decree or final order enjoining future violations of, prohibiting or mandating activities subject to, or finding any violation, either civil or criminal, with respect to: the federal or state securities law; any federal commodities law; engaging in any type of business practice; or engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the total compensation for the three fiscal years ending December 31, 1995, 1996 and 1997 of USCS' Chief Executive Officer and the four other highest paid executive officers of USCS ("Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                          ANNUAL COMPENSATION                   AWARDS
                                 -----------------------------------------   ------------
                                                                              NUMBER OF
                                                              OTHER ANNUAL    SECURITIES   ALL OTHER
                                                              COMPENSATION    UNDERLYING  COMPENSATION
   NAME AND PRINCIPAL POSITION   YEAR SALARY ($)    BONUS ($)     ($)        OPTIONS (#)      ($)
   ---------------------------   ---- ----------    --------- ------------   ------------ ------------
   James C. Castle, Ph.D...      1997  348,000       207,493     33,173(1)         --        59,319(2)
    Chairman of the Board        1996  326,191       231,215      9,490(3)     420,000       39,434(4)
    and Chief Executive          1995  300,000       102,337     57,146(5)      94,500       23,623(6)
    Officer; Director
   Michael F. McGrail......      1997  219,713       155,058     50,998(7)         --           609(8)
    President of CableData,      1996  205,000       148,178     50,382(9)     154,770       30,500(10)
    Inc; Director                1995  168,311        97,033    100,484(11)        --        11,732(10)
   C. Randles Lintecum.....      1997  220,374       104,891      9,750(3)         --        14,446(12)
    President of                 1996  205,000       145,660      9,490(3)     117,810       12,738(13)
    International Billing        1995  171,223        51,048      9,230(3)      18,900       11,012(14)
    Services, Inc.
   Douglas L. Shurtleff....      1997  211,097       111,881      9,750(3)         --        38,418(15)
    Senior Vice President,       1996  201,045       120,627     96,176(16)     43,050       25,825(17)
    Finance and Chief            1995  111,000(18)    43,652     84,399(19)     94,500        2,243(20)
    Financial Officer
   Claudia D. Coleman......      1997  168,000        66,864     29,505(21)      8,355       14,248(22)
    Vice President,              1996  160,000        73,440     22,862(23)     21,000       12,286(24)
    Corporate Development        1995      -- (25)       --         --          63,000          --

--------
 (1) This amount represents $23,423 in lieu of paid time off and a $9,750 car allowance.
 (2) The amount represents a contribution by USCS of $13,708 to USCS' 401(k) Plan, $44,490 in imputed interest payable on deferred compensation, and payment by USCS of a $1,121 life insurance premium.
 (3) The amount represents a car allowance.
 (4) The amount represents a contribution by USCS of $12,000 to USCS' 401(k) Plan, $26,313 in imputed interest payable on deferred compensation, and payment by USCS of a $1,121 life insurance premium.
 (5) The amount represents a $24,839 relocation payment, $23,077 in lieu of paid time off and a $9,230 car allowance.
 (6) The amount represents a contribution by USCS of $12,000 to USCS' 401(k) Plan, $10,699 in imputed interest payable on deferred compensation, and payment by USCS of a $924 life insurance premium.
 (7) The amount represents $34,126 of relocation expenses and $16,872 in imputed income with respect to a leased vehicle.
 (8) The amount represents a payment by USCS of a life insurance premium.
 (9) The amount represents $35,132 of relocation expenses and $15,250 in imputed income with respect to a leased vehicle.
(10) The amount represents contributions by USCS to Mr. McGrail's self-funded pension plan.
(11) The amount represents $77,289 of relocation expenses, $15,780 in imputed income with respect to a leased vehicle and $7,415 in lieu of paid time off.

(12) The amount represents a contribution by USCS of $13,708 to USCS' 401(k) Plan and payment by USCS of a $738 life insurance premium.
(13) The amount represents a contribution by USCS of $12,000 to USCS' 401(k) Plan and payment by USCS of a $738 life insurance premium.
(14) The amount represents a contribution by USCS of $10,536 to USCS' 401(k) Plan and payment by USCS of a $476 life insurance premium.
(15) The amount represents a contribution by USCS of $13,708 to USCS' 401(k) Plan, $23,986 in imputed interest payable on deferred compensation, and payment by USCS of a $724 life insurance premium.
(16) The amount represents a $86,686 relocation payment and a $9,490 car allowance.
(17) The amount represents a contribution by USCS of $11,693 to USCS' 401(k) Plan, $13,408 in imputed interest payable on deferred compensation, and payment by USCS of a $724 life insurance premium.
(18) Mr. Shurtleff joined USCS in May 1995. Salary represents amounts actually paid to Mr. Shurtleff during 1995.
(19) The amount represents $79,145 of relocation payments and a $5,254 car allowance.
(20) The amount represents payment by USCS of a $333 life insurance premium and $1,910 in imputed interest payable on deferred compensation.
(21) The amount represents a $19,755 relocation payment and a $9,750 car allowance.
(22) The amount represents a contribution by USCS of $13,708 to USCS' 401(k) Plan and payment by USCS of a $540 life insurance premium.
(23) The amount represents a $13,914 relocation payment and a $8,948 car allowance.
(24) The amount represents a contribution by USCS of $11,746 to USCS' 401(k) Plan and payment by USCS of a $540 life insurance premium.
(25) Ms. Coleman joined USCS in late December 1995.

  Option Grants. The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during 1997.

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                           NUMBER OF     PERCENT OF                             ANNUAL RATES OF STOCK
                           SECURITIES   TOTAL OPTIONS                            PRICE APPRECIATION
                           UNDERLYING    GRANTED TO   EXERCISE PRICE             FOR OPTION TERM(5)
                            OPTIONS     EMPLOYEES IN    PER SHARE    EXPIRATION ----------------------
NAME                     GRANTED (#)(1)    1997(2)      ($/SH.)(3)    DATE(4)       5%        10%
----                     -------------- ------------- -------------- ---------- ---------- -----------
Claudia D. Coleman......     8,355           1.3%         $19.31       3/5/07   $  101,476 $  257,160

--------
(1) All options listed are incentive stock options granted pursuant to the 1996 Stock Option Plan and have ten year terms. The options vest over five years.
(2) In 1997, USCS granted options to purchase an aggregate of 666,930 shares.
(3) The exercise price may be paid in cash, check or shares of USCS Common
    Stock.
(4) Options may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.
(5) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

  Stock Option Exercises and Year-End Option Values. The following table provides information on option exercises in fiscal 1997 by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 1997.

                                     VALUE REALIZED   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                          NUMBER OF  (MARKET PRICE         OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           SHARES     AT EXERCISE       DECEMBER 31, 1997       DECEMBER 31, 1997(1)
                         ACQUIRED ON LESS EXERCISE  ------------------------- -------------------------
NAME                      EXERCISE       PRICE)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------------- ----------- ------------- ----------- -------------
James C. Castle, Ph.D...   102,082     $1,645,587      87,430      416,640    $  462,712   $2,687,689
Claudia D. Coleman......         0     $        0      19,950       72,405    $  217,125   $  672,376
C. Randles Lintecum.....         0     $        0     118,302      101,808    $1,485,400   $  565,380
Michael F. McGrail......         0     $        0      96,033      134,337    $1,038,013   $  757,456
Douglas L. Shurtleff....     7,000     $   96,542      35,210       91,140    $  374,284   $  878,251

--------
(1) Calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 1997 and the exercise price of the Named Executive Officer's option. The fair market value on December 31, 1997 was 17 1/2, the average of the high and low prices on December 31, 1997.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  USCS has an employment agreement with James C. Castle, Ph.D., USCS' Chairman of the Board and Chief Executive Officer, terminable at will by either USCS or Dr. Castle. The agreement may be terminated at any time by either USCS or Dr. Castle upon 30 days' notice. If Dr. Castle is terminated without cause he will receive one year's salary, which will cease to be paid upon Dr. Castle starting new employment. USCS will provide a gross-up of any excise taxes payable by Dr. Castle in the event termination without cause or a change of control trigger accelerated vesting of his stock options.

  USCS has entered into an agreement with Michael F. McGrail, President of CableData, Inc. (a wholly-owned subsidiary of USCS) and a Director of USCS. USCS may terminate Mr. McGrail's employment upon 12 months' notice, with or without cause. USCS shall have the right to pay salary in lieu of any notice. Mr. McGrail may terminate his employment with USCS at any time, with or without cause. USCS will provide a gross-up of any excise taxes payable by Mr. McGrail in the event termination without cause or a change of control trigger accelerated vesting of his stock options.

  USCS has entered into severance agreements with C. Randles Lintecum, Douglas
L. Shurtleff and Claudia D. Coleman, the President of IBS, USCS' Chief Financial Officer and USCS' Vice President, Corporate Development, respectively, pursuant to which Mr. Lintecum, Mr. Shurtleff and Ms. Coleman are entitled to receive certain benefits in the event of termination without cause following a change of control. Benefits consist primarily of a lump-sum payment of one year's compensation. Change of control is defined as sale of substantially all assets, merger or upon 50% of the outstanding USCS Common Stock becoming held by a person or entity other than Westar, Enterprise Partners, the employee stock ownership plan or any employee stock purchase plan. USCS will provide a gross-up of any excise taxes payable by Messrs. Shurtleff and Lintecum in the event termination without cause or a change of control trigger accelerated vesting of their stock options.

  In addition, all the Named Executive Officers are eligible for bonuses under USCS' Management Bonus Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  USCS is party to a letter agreement with Westar pursuant to which Westar provides financial management and strategic advisory services to USCS for a monthly fee of $35,875 plus out-of-pocket expenses. The agreement may be terminated at any time, with or without cause, by either USCS or Westar. USCS paid Westar approximately $400,000 for advisory services during 1997. George
L. Argyros, a Director of USCS, is sole
stockholder of GLA Financial, which is a general partner of Westar Capital Associates, which is the general partner of Westar. John W. Clark, a Director of USCS, is the managing partner of Westar Capital Associates, and Charles D. Martin, a Director of USCS, is a general partner of Westar Capital Associates. DST and Westar have agreed to terminate the agreement. At the Effective Time, DST currently intends to terminate this agreement.

          PROPOSAL 2 FOR DST STOCKHOLDERS--AMENDMENT OF THE DST PLAN

  In addition to approval of the Merger Agreement discussed above, DST stockholders are being asked, at the DST Special Meeting, to vote upon a proposal to amend the DST Plan to increase the number of shares of DST Common Stock authorized for issuance under the DST Plan, and such other business as may be properly brought before the DST Special Meeting and any adjournments thereof.

  For information on the DST Special Meeting, the vote required to approve the DST Plan Proposal and proxy information, see "The Special Meeting of DST Stockholders" on page 31.

BACKGROUND OF AMENDMENT TO DST PLAN

  The DST Board is proposing for stockholder approval an amendment to the DST Plan that would set the number of shares to be authorized under the DST Plan at 9,000,000 shares of DST Common Stock (currently 6,000,000 shares are authorized under the DST Plan). To date, awards have been issued for 4,097,389 shares (not including forfeited awards). At the Effective Time, USCS Options will convert to options to acquire DST Common Stock. The DST Board is proposing such amendment because, following the Merger, DST will have a larger base of employees eligible for periodic stock option grants. A summary of the DST Plan follows the discussion of the proposed amendment.

DST PLAN PROPOSAL; RECOMMENDATION OF THE DST BOARD

 DST Plan Proposal

  The DST Board has approved an amendment, subject to stockholder approval, to increase the number of authorized shares by 3,000,000. Based on the closing price of the DST Common Stock on November 19, 1998 of $51.75, the aggregate market value of the additional 3,000,000 shares to be authorized for issuance is $155,250,000. If approved, the DST Plan, as amended, would provide for the availability of a total of 9,000,000 shares of DST Common Stock for the granting of awards to certain eligible employees and Outside Directors (as defined in the DST Plan). Therefore, the maximum number of authorized shares that could be issued in the future in connection with the awards under the DST Plan, if the amendment is approved by the DST stockholders, would be 8,824,095 shares, representing approximately 18% of DST Common Stock outstanding on the record date.

 Recommendation of DST Board

  The DST Board unanimously recommends that DST stockholders vote FOR the DST Plan Proposal.

SUMMARY OF THE DST PLAN

  The following summary of the DST Plan (describing the DST Plan prior to the proposed amendment) is qualified in its entirety by reference to the DST Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement-Prospectus is a part. Capitalized terms in this summary not defined in this Joint Proxy Statement-Prospectus have the meanings set forth in the DST Plan.

  The DST Plan provides for the availability of 6,000,000 shares of DST Common Stock (representing approximately 12% of the outstanding DST Common Stock as of the record date) for the granting of options (incentive and non-qualified), reload options, stock appreciation rights, limited rights, Performance Shares, Performance Units (including performance-based cash awards), dividend equivalents, Restricted Stock, DST Common Stock, or any other right, interest or option relating to shares of DST Common Stock granted pursuant to the provisions of the DST Plan to officers and other employees and to Outside Directors. As of the date of this Joint Proxy Statement-Prospectus, options to purchase 3,854,339 shares of DST Common Stock have been awarded to participants. No other Awards have been made under the DST Plan. The USCS Options being assumed in connection with the Merger will not be counted against the aggregate limit of shares available under the DST Plan.

  The purposes of the DST Plan are to generate an increased incentive for employees of DST to contribute to its future success, to secure for DST and its stockholders the benefits inherent in equity ownership by employees of DST, and to enhance the ability of DST and its Affiliates to attract and retain exceptionally qualified employees upon whom, in large measure, the sustained progress, growth and profitability of DST depend. All Outside Directors and Employees are eligible to participate in the DST Plan. As of the date of this Joint Proxy Statement-Prospectus, approximately 920 persons are eligible to participate in the DST Plan.

  When an Outside Director first takes a position on the DST Board, the Outside Director receives an option to purchase 8,000 shares of DST Common Stock. On the date of each annual meeting of DST's stockholders, each Outside Director will be granted an option to purchase 4,000 shares of DST Common Stock if such Outside Director will continue to serve in such capacity immediately following such annual stockholders' meeting. Except as otherwise set forth in the DST Plan, all options granted to an Outside Director to purchase shares of DST Common Stock become exercisable as follows: 50% on the day preceding the date of the first annual stockholders' meeting after the date of grant of the option; an additional 25% on the day preceding the date of the second annual stockholders' meeting after the date of grant of the option; and the remaining 25% on the day preceding the third annual stockholders' meeting after the date of grant of the option. All such options will immediately become exercisable in the event the Outside Director's service on the Board is terminated by reason of such Outside Director's death, disability or retirement after reaching age 60 and having at least five years of service on the Board. All such options will also immediately become exercisable in the event of a change in control of DST subject to certain restrictions under the federal securities laws. Options granted to an Outside Director may be exercised, to the extent otherwise exercisable, for up to one year (but no later than ten years after the date of grant) after the Outside Director ceases to be a member of the Board by reason of death for the remaining term of the option if the Outside Director retires (as described below) from the Board or becomes disabled, or for a period of ninety days (but no later than ten years after the date of grant) after the Outside Director otherwise ceases to be a member of the Board.

  Except for the options granted to the Outside Directors, the DST Compensation Committee (or another committee designated by the Board consisting of disinterested persons within the meaning of Rule 16b-3 under the Exchange Act and outside directors within the meaning of Code Section 162(m) or its delegate (the "DST Plan Committee") will administer the DST Plan and determine the recipients of Awards, the type or types of Awards to be granted to each such recipient, the term of such Awards, the consideration to be received by DST for such Awards, if any, the method of payment and the number of shares subject to such Awards. All determinations of the DST Plan Committee shall be made by a majority of its members. The DST Plan Committee may not grant Awards under the DST Plan after August 31, 2005. The term of Awards granted under the DST Plan may be set at any length the DST Plan Committee determines and may extend beyond August 31, 2005. However, the term of any options granted to Outside Directors may not extend beyond ten years from the date of grant, and the term of any incentive stock option may not extend beyond ten years from the date of grant (five years, in the case of an incentive stock option granted to a 10% or more stockholder of DST).

 With respect to options, the option exercise price must be at least equal to (and in the case of options granted to Outside Directors must be equal to) the fair market value of the underlying shares on the date of the grant, or, in the case of an option granted in tandem with or in substitution of another grant under the DST Plan or another plan of DST, the fair market value on the effective date of grant of such other award. A stock appreciation right may be granted to Participants either alone or in addition to other Awards granted under the DST Plan and need not relate to a specific option granted. Subject to the terms of the DST Plan, a participant receiving a stock appreciation right will have the right to receive upon exercise thereof an amount equal to the excess of the fair market value of one share of DST Common Stock on the date of exercise, or (except with respect to an incentive stock option) at any time during a specified period before or after the date of exercise as determined by the DST Plan Committee, over the grant price of the right, multiplied by the number of shares of DST Common Stock as to which the participant is exercising the right. The grant price will be as specified by the DST Plan Committee, but will not be less than the fair market value of one share of DST Common Stock on the date of grant of the right, or, in the case of any stock appreciation right retroactively granted in tandem with or in substitution for another Award or any outstanding award under any other plan of DST, on the date of grant of such other award. Limited rights, however, may be granted to participants only with respect to an option granted under the DST Plan or another plan of DST. Subject to the terms of the DST Plan, a participant receiving a limited right granted under the DST Plan will have the right to receive upon exercise thereof an amount equal to the excess of the fair market value of one share of DST Common Stock on the date of exercise or, if greater, and only with respect to any limited right related to an option other than an incentive stock option, the highest price per share of DST Common Stock paid in connection with any change in control of DST, over the option price of the related option, multiplied by the number of shares of DST Common Stock as to which the recipient is exercising the right. Limited rights are exercisable only to the extent the related option is exercisable and only during the three-month period immediately following a change in control of DST. A "change in control" of DST is deemed to have occurred for purposes of the DST Plan if
(i) there is a 25% change in the constitution of the Board, (ii) any person(s) make a public announcement or filing that they have become, without the consent of the Board, an owner of 40% of the voting securities of DST, or
(iii) the stockholders of DST (or in certain cases 75% of the Board) approve a merger, consolidation or dissolution of DST or a sale, lease, exchange or disposition of all or substantially all the assets of DST.

  The DST Plan provides that the grant, vesting or exercise of Restricted Stock or Performance Awards may be based on one or more of the following performance-based criteria or such other criteria as the DST Plan Committee may determine: (i) attainment of a specified price per share of DST Common Stock; (ii) attainment of a specific rate of growth or increase in the amount of growth in the price per share of DST Common Stock; (iii) attainment of a specified level of earnings or earnings per share of DST Common Stock; (iv) attainment of a specified rate of growth or increase in the amount of growth of earnings or earnings per share of DST Common Stock; (v) attainment of a specified level of cash flow or cash flow per share of DST Common Stock; (vi) attainment of a specific rate of growth or increase in the amount of growth of cash flow or cash flow per share of DST Common Stock; (vii) attainment of a specified level of return on equity; (viii) attainment of a specific rate of growth or increase in the amount of growth of return on equity; (ix) attainment of a specified level of return on assets; or (x) attainment of a specified rate of growth or increase in the amount of growth of return on assets.

  Performance Awards may be paid in cash, DST Common Stock, Restricted Stock or other property or combination thereof as determined by the DST Plan Committee at the time of payment. Such payment may be made in a single sum, in installments or may be deferred, as determined by the DST Plan Committee.

  Subject to the terms of the DST Plan, the DST Plan Committee may provide that the recipient (other than an Outside Director) of any Award, including a deferred Award, may receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents (which the DST Plan Committee may deem to have been reinvested in additional shares of DST Common Stock or otherwise invested), with respect to the number of shares of DST Common Stock covered by an Award. The DST Plan Committee may permit payment of a Performance Dividend Equivalent to be deferred by a participant until such time as the DST Plan Committee may establish, subject to applicable requirements of the Code.

  No participant in the DST Plan may be granted in any one year options, limited rights, stock appreciation rights, Performance Shares or DST Common Stock, whether or not restricted, that together with all other such Awards granted under the DST Plan in the same calendar year to such participant relates to DST Common Stock in excess of 400,000 shares. Reload options are not counted toward the 6,000,000 share overall DST Plan limit. Performance Units, including performance-based cash bonuses, for any year may not exceed 300% of a participant's annual base salary as of the first day of the year; provided, however, that no more than $1,000,000 of annual base salary may be taken into account for purposes of determining the maximum amount of Performance Units which may be granted in any calendar year to any participant.

  In the event of a change in control of DST, vesting of Awards (including options) will be automatically accelerated and all conditions on Awards will be deemed satisfactorily completed without any action required by the DST Plan Committee. Such Award may then be exercised or realized in full on or before a date fixed by the

DST Plan Committee subject to certain restrictions under the federal securities laws. The DST Plan Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of DST.

  The DST Board may amend, alter, suspend, discontinue or terminate the DST Plan. However, any such action that would impair the rights of a holder of an Award cannot be made without such holder's consent. Stockholder approval is required for any amendment of the DST Plan that would: (i) materially increase the total number of shares available for awards under the DST Plan (except certain adjustments described in the last sentence of this paragraph); (ii) materially increase benefits accruing to participants; (iii) materially modify the requirements as to eligibility for participation in the DST Plan; (iv) change in any way options that may be granted to Outside Directors; or (v) be required in order for the DST Plan to continue to comply with Section 162(m) of the Code. Amendments to the DST Plan provisions concerning the timing of grants and the number and exercise price of options for Outside Directors may not be made more frequently than every six months except to comport to changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or regulations thereunder. The DST Plan Committee is authorized, without a participant's consent, to make adjustments in Performance Award criteria or in the terms and conditions of other Awards (other than Outside Director Options) in recognition of events it deems to be unusual or non-recurring that affect DST or any Affiliates or the financial statements of DST or any Affiliate, or in recognition of changes in applicable law, regulations or accounting principles, whenever the DST Plan Committee deems appropriate to prevent dilution or enlargement of benefits or potential benefits under the DST Plan. In addition, the DST Plan Committee, however, has authority (but is not required), in the case of changes affecting the securities of DST or other unusual events (as the DST Plan Committee determines), to make certain adjustments in the DST Plan or in Awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the DST Plan.

  The federal income tax consequences of the issuance and exercise of options under the DST Plan are summarized below. The summary is based on federal income tax laws in effect as of the date hereof. The summary does not constitute tax advice and, among other things, does not address possible state, local or foreign tax consequences.

  The grant of an option will have no tax consequences for the grantee or DST. In general, the grantee will have no taxable income upon the exercise of an incentive stock option if the applicable incentive stock option holding period is satisfied (except that the alternative minimum tax may apply) and DST will have no deduction upon exercise of the incentive stock option. Upon exercising a non-qualified option, the grantee will recognize ordinary income in an amount equal to the difference between the fair market value on the date of exercise of the stock acquired on exercise and the option exercise price; DST will be entitled to a deduction in the same amount, subject to the possible applicability of the $1,000,000 limitation on deductibility under Section 162(m) of the Code. Generally, there will be no tax consequence to DST in connection with a disposition of shares acquired on exercise of an option, except that DST may be entitled to a deduction upon disposition of shares acquired on exercise of an incentive stock option before the applicable holding periods have been satisfied.

  Under current rulings of the IRS, a grantee who pays the exercise price for an option with DST Common Stock does not recognize gain or loss with respect to the disposition of the stock transferred in payment of the option price. However, the optionee normally will recognize ordinary income upon the exercise of a non-qualified option in the manner discussed above. The grantee's basis in a number of acquired shares equal to the number surrendered will be the same as the optionee's basis in the surrendered shares; the grantee's basis in any additional shares received will be equal to the amount of income the grantee recognizes upon exercise of the option.

               PART III. GENERAL INFORMATION ABOUT DST AND USCS

                                BUSINESS OF DST

  For a description of DST's business, see "Item 1--Business" and "Item 7-- Management's Discussion and Analysis of Financial Condition and Results of Operations" of DST's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, included as Appendix C (the "DST Form 10-K"), and "Item 2-- Management's Discussion and Analysis of Financial Condition and Results of Operations" of each of DST's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, included as Appendix D (the "DST First Quarter 10-Q"), DST's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, included as Appendix E (the "DST Second Quarter 10-Q") and DST's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, included as Appendix L (the "DST Third Quarter 10-Q"). For a description of DST's properties, see "Item 2--Properties" of the DST Form 10-K. For a description of DST's legal proceedings, see "Item 3--Legal Proceedings" of the DST Form 10-K and Part II, "Item 1--Legal Proceedings" of each of the DST First Quarter 10-Q, the DST Second Quarter 10-Q and the DST Third Quarter 10-Q.

                               BUSINESS OF USCS

  For a description of USCS' business, see "Item 1--Business" and "Item 7-- Management's Discussion and Analysis of Financial Condition and Results of Operations" of USCS' Annual Report on Form 10-K for the fiscal year ended December 31, 1997, included as Appendix H (the "USCS Form 10-K"), and "Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations" of each of USCS' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, included as Appendix I (the "USCS First Quarter 10-Q"), USCS' Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, included as Appendix J (the "USCS Second Quarter 10-Q") and USCS' Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, included as Appendix M (the "USCS Third Quarter 10-Q"). For a description of USCS' properties, see "Item 2--Properties" of the USCS Form 10-K. For a description of USCS' legal proceedings, see "Item 3--Legal Proceedings" of the USCS Form 10-K and Part II, "Item 1--Legal Proceedings" of each of the USCS First Quarter 10-Q, the USCS Second Quarter 10-Q and the USCS Third Quarter 10-Q.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                               OPERATIONS OF DST

  For DST's management's discussion and analysis of its financial condition and results of operations, see "Item 7--Management's Discussion and Analysis of Financial Condition and Results of Operations" of the DST Form 10-K, and "Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations" of each of the DST First Quarter 10-Q, the DST Second Quarter 10-Q and the DST Third Quarter 10-Q.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS OF USCS

  For USCS' management's discussion and analysis of its financial condition and results of operations, see "Item 7--Management's Discussion and Analysis of Financial Condition and Results of Operations" of the USCS Form 10-K, and "Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations" of each of the USCS First Quarter 10-Q, the USCS Second Quarter 10-Q and the USCS Third Quarter 10-Q.

                     ADDITIONAL INFORMATION REGARDING DST

FINANCIAL STATEMENTS

  For DST's financial statements, financial schedules and supplementary financial information, see "Item 8--Financial Statements and Supplementary Data" of the DST Form 10-K, and "Item 1--Financial Statements" of each of the DST First Quarter 10-Q, the DST Second Quarter 10-Q and the DST Third Quarter 10-Q.

                     ADDITIONAL INFORMATION REGARDING USCS

FINANCIAL STATEMENTS

  For USCS' financial statements, financial schedules and supplementary financial information, see "Item 8--Financial Statements and Supplementary Data" of the USCS Form 10-K, and "Item 1--Financial Statements" of each of the USCS First Quarter 10-Q, the USCS Second Quarter 10-Q and the USCS Third Quarter 10-Q.

                            PART IV. MISCELLANEOUS

                                    EXPERTS

  The consolidated financial statements of DST Systems, Inc. and of USCS International, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 appearing in the respective company's Annual Report on Form 10-K for the year ended December 31, 1997 which are included as Appendices C and H, respectively, to this Joint Proxy Statement-Prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                LEGAL OPINIONS

  The legality of the DST Common Shares to be issued in connection with the Merger is being passed upon for DST by Sonnenschein Nath & Rosenthal.

  Certain of the tax consequences of the Merger will be passed upon at the Effective Time, as a condition to the Merger, by Graham & James LLP, on behalf of USCS, and by Sonnenschein Nath & Rosenthal, on behalf of DST. See "The Merger--Material United States Federal Income Tax Consequences of the Merger", page 57.

                      WHERE YOU CAN FIND MORE INFORMATION

  DST and USCS file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file with the SEC at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and at the Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NASD (for USCS) and the NYSE (for DST).

  DST filed a Registration Statement on Form S-4 to register with the SEC the shares of DST Common Stock to be issued to USCS stockholders in the Merger. This Joint Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of DST. As allowed by SEC rules, this Joint Proxy Statement-Prospectus does not contain all the information you can find in DST's Registration Statement or the exhibits to that Registration Statement.

  DST has supplied all information contained in this Joint Proxy Statement-Prospectus relating to DST, and USCS has supplied all such information relating to USCS and to any of the principal stockholders of USCS.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS (INCLUDING THE APPENDICES). WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS. THIS JOINT PROXY STATEMENT-PROSPECTUS IS DATED NOVEMBER 25, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT-PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF DST COMMON STOCK IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

TERM                                                                        PAGE
----                                                                        ----
Acquisition Proposal.......................................................  53
Acquisition Sub............................................................   1
Affiliate Stockholder......................................................  62
Affiliates.................................................................  58
Antitrust Division.........................................................  12
BFDS.......................................................................  17
CBIS.......................................................................  20
Certificates...............................................................  50
Code.......................................................................  41
Comparable Transactions....................................................  45
Continuum..................................................................  24
CSC........................................................................  24
Custima....................................................................  22
DGCL.......................................................................  50
DST........................................................................   1
DST Adjusted Market Values.................................................  46
DST Board..................................................................   1
DST By-laws................................................................  77
DST Common Stock...........................................................   1
DST ESOP...................................................................  31
DST Comparable Companies...................................................  46
DST First Quarter 10-Q.....................................................  93
DST Form 10-K..............................................................  93
DST Merger Proposal........................................................  30
DST Plan...................................................................  10
DST Plan Proposal..........................................................  30
DST Second Quarter 10-Q....................................................  93
DST Special Meeting........................................................   1
DST Third Quarter 10-Q.....................................................  93
EBIT.......................................................................  45
EBITDA.....................................................................  45
Effective Time.............................................................  34
EPS........................................................................  48
ESPP.......................................................................  59
Exchange Act...............................................................   1
Exchange Agent.............................................................  50
Exchange Ratio.............................................................   1
FAM........................................................................  54
First Call.................................................................  44
FTC........................................................................  12
FYE........................................................................  44
GAAP.......................................................................  11
HSR Act....................................................................  11
IBES.......................................................................  44
IBS........................................................................  83
IFTC.......................................................................  75
Infonet....................................................................  83
IRS........................................................................  57
KCSI.......................................................................   8

TERM                                                                        PAGE
----                                                                        ----
LTM........................................................................  45
Merger.....................................................................   1
Merger Agreement...........................................................   1
Merrill Lynch..............................................................  10
Merrill Lynch Opinion......................................................  42
Named Executive Officers...................................................  85
Nasdaq.....................................................................   1
NFDS.......................................................................  18
NYSE.......................................................................   1
Offer Value................................................................  45
Option.....................................................................  49
Option Plans...............................................................  49
Registrable Securities.....................................................  62
Request....................................................................  62
Request Registration.......................................................  62
Restricted Actions.........................................................  61
Restricted Period..........................................................  61
SEC........................................................................  11
Securities Act.............................................................  16
State Street...............................................................  75
Surviving Subsidiary.......................................................  11
TCI........................................................................  20
Technology Transactions....................................................  45
Termination Fee............................................................  56
Transaction Value..........................................................  45
Trigger Date...............................................................  77
USCS.......................................................................   1
USCS Board.................................................................   1
USCS Certificate of Incorporation..........................................  77
USCS Common Stock..........................................................   1
USCS Comparable Companies..................................................  44
USCS First Quarter 10-Q....................................................  93
USCS Form 10-K.............................................................  93
USCS Merger Proposal.......................................................  30
USCS Second Quarter 10-Q...................................................  93
USCS Special Meeting.......................................................   1
USCS Third Quarter 10-Q....................................................  93
Voting Stock...............................................................  77

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                     DATED

                               SEPTEMBER 2, 1998

                                     AMONG

                               DST SYSTEMS, INC.,

                             DST ACQUISITIONS, INC.

                                      AND

                            USCS INTERNATIONAL, INC.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I--THE MERGER AND RELATED MATTERS
    Section 1.1  The Merger...............................................    1
    Section 1.2  Effective Time of the Merger.............................    2
 ARTICLE II--CONVERSION OF CAPITAL STOCK
    Section 2.1  Conversion of Stock......................................    2
    Section 2.2  Exchange of Certificates.................................    3
    Section 2.3  Dividends and Other Distributions........................    4
    Section 2.4  No Fractional Shares.....................................    4
    Section 2.5  No Liability.............................................    4
    Section 2.6  Lost Certificates........................................    4
    Section 2.7  Treatment of Stock Options, Etc..........................    5
    Section 2.8  Closing of USCS' Transfer Books..........................    5
    Section 2.9  Closing..................................................    5
    Section 2.10 No Repurchase Rights.....................................    5
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF USCS
    Section 3.1  Organization and Qualification...........................    5
    Section 3.2  Capitalization...........................................    5
    Section 3.3  Subsidiaries.............................................    6
    Section 3.4  Authority Relative to this Agreement.....................    6
    Section 3.5  No Breach; Required Consents.............................    7
    Section 3.6  Consents and Approvals...................................    7
    Section 3.7  Reports and Financial Statements.........................    7
    Section 3.8  Compliance with Law; Litigation..........................    8
    Section 3.9  Title to Assets..........................................    8
    Section 3.10 Employee Matters.........................................    8
    Section 3.11 ERISA....................................................    9
    Section 3.12 Approval.................................................   10
    Section 3.13 Financial Advisor/Investment Banker......................   10
    Section 3.14 Taxes....................................................   10
    Section 3.15 Environmental Laws.......................................   10
    Section 3.16 Transactions with Affiliates.............................   10
    Section 3.17 Material Contracts.......................................   11
    Section 3.18 Intellectual Property....................................   11
    Section 3.19 Year 2000 Compliance.....................................   11
 ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF DST AND ACQUISITION SUB
    Section 4.1  Organization and Qualification...........................   12
    Section 4.2  Capitalization...........................................   12
    Section 4.3  Authority Relative to this Agreement.....................   13
    Section 4.4  No Breach; Required Consents.............................   13
    Section 4.5  Consents and Approvals...................................   13
    Section 4.6  Reports and Financial Statements.........................   13
    Section 4.7  Litigation...............................................   14
    Section 4.8  No Broker................................................   14
    Section 4.9  Approval.................................................   14
 ARTICLE V--CONDUCT OF BUSINESS PENDING THE MERGER
    Section 5.1  Conduct of Business of USCS..............................   14
    Section 5.2  Conduct of Business of DST...............................   16

                                                                           PAGE
                                                                           ----
 ARTICLE VI--ADDITIONAL AGREEMENTS
    Section 6.1  Access and Information..................................   17
    Section 6.2  SEC Filings.............................................   17
    Section 6.3  Meetings of Stockholders................................   19
    Section 6.4  Compliance with the Securities Act......................   20
    Section 6.5  Other Actions...........................................   20
    Section 6.6  Confidentiality and Public Announcements................   20
    Section 6.7  Notification............................................   20
    Section 6.8  HSR Act Filings.........................................   20
    Section 6.9  USCS Director and Officer Indemnification...............   21
    Section 6.10 Termination of USCS Rights Agreement....................   21
    Section 6.11 Actions Under Stockholder Agreement.....................   21
    Section 6.12 Consents/Waivers........................................   21
    Section 6.13 USCS Deferred Compensation Plans........................   21
 ARTICLE VII--CONDITIONS PRECEDENT
    Section 7.1  Conditions to Each Party's Obligation to Effect the
                  Merger.................................................   21
    Section 7.2  Conditions to Obligation of USCS to Effect the Merger...   22
    Section 7.3  Conditions to Obligations of DST and Acquisition Sub to
                  Effect the Merger......................................   23
 ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER
    Section 8.1  Termination.............................................   23
    Section 8.2  Remedies................................................   24
    Section 8.3  Amendment...............................................   24
    Section 8.4  Waiver..................................................   24
 ARTICLE IX--DEFINITIONS; GENERAL PROVISIONS
    Section 9.1  Definitions.............................................   24
    Section 9.2  Other Definitions.......................................   27
    Section 9.3  Use of Terms............................................   27
    Section 9.4  Non-Survival of Representations, Warranties and
                  Agreements.............................................   28
    Section 9.5  Notices.................................................   28
    Section 9.6  Fees and Expenses.......................................   28
    Section 9.7  Specific Performance....................................   28
    Section 9.8  Entire Agreement; Miscellaneous.........................   28
    Section 9.9  Governing Law and Venue; Waiver of Jury Trial...........   29

                                    EXHIBITS

 EXHIBIT     DESCRIPTION
 -------     -----------
 A           USCS Disclosure Schedule
 6.4         Form of USCS Affiliate Agreement
 7.2(e)(i)   Form of DST Affiliate Agreement
 E-1         Form of USCS Stockholder Agreement
 E-2         Form of DST Stockholder Agreement
 7.2(e)(ii)  Legal Opinion of Sonnenschein Nath & Rosenthal
 7.2(e)(iv)  Registration Rights Agreement
 7.3(c)(iii) Legal Opinion of Graham & James LLP

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated September 2, 1998 and is entered into by and among DST Systems, Inc., a Delaware corporation ("DST"), DST Acquisitions, Inc., a Delaware corporation and a wholly-owned subsidiary of DST ("Acquisition Sub") and USCS International, Inc., a Delaware corporation ("USCS").

                                   RECITALS

  A. DST and USCS desire to enter into a transaction in which Acquisition Sub will merge with and into USCS (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of USCS shall be converted into the right to receive shares of common stock of DST (except as provided herein). As a result, DST will become the holder of all the outstanding shares of capital stock of USCS and the holders of shares of capital stock of USCS outstanding immediately prior to the Merger will become holders of shares of common stock of DST.

  B. The Boards of Directors of DST, USCS and Acquisition Sub each have determined that the transactions described herein are in the best interests of their respective corporations and stockholders.

  C. It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code.

  D. It is intended that for financial accounting purposes, the Merger shall be accounted for as a "pooling-of-interests" under generally accepted accounting principles.

  E. Parties owning more than 35% of the outstanding shares of (i) USCS Common Stock (the "USCS Major Stockholders") and of (ii) DST Common Stock (the "DST Major Stockholder") are contemporaneously with the execution and delivery of this Agreement executing and delivering the respective Stockholder Agreements attached hereto as Exhibits E-1 and E-2.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained in this Agreement, the parties to this Agreement agree as follows:

                                   ARTICLE I

                        THE MERGER AND RELATED MATTERS

  SECTION 1.1 THE MERGER. Subject to the terms and conditions of this Agreement and applicable provisions of the Delaware General Corporation Law ("DGCL"), at the Effective Time: (i) Acquisition Sub will be merged with and into USCS; (ii) the separate existence of Acquisition Sub will cease and USCS will continue as the surviving corporation in the Merger (the "Surviving Corporation"); and (iii) the name of the Surviving Corporation will be USCS from and after the Effective Time, and without any further action on the part of any Person, the Merger will have all the effects provided by applicable Legal Requirements, including Sections 251 and 259 of the DGCL, the effects described in Section 2.1 with respect to the capital stock of Acquisition Sub and USCS and, subject to applicable Legal Requirements, the following additional effects as of the Effective Time:

    (A) CERTIFICATE OF INCORPORATION. The certificate of incorporation of Acquisition Sub (the "Certificate of Incorporation"), will become the certificate of incorporation of the Surviving Corporation, and such Certificate of Incorporation may thereafter be amended and/or restated as provided therein and by the DGCL.

    (B) BYLAWS. The bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, and such bylaws may thereafter be amended or repealed in accordance with their terms and the Certificate of Incorporation and as provided by the DGCL.

    (C) DIRECTORS. The directors of Acquisition Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation and the DGCL and until the earlier of such director's resignation or removal or such director's successor is duly elected and qualified, as the case may be.

    (D) OFFICERS. The officers of USCS immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation and the DGCL and until the earlier of such officer's resignation or removal or such officer's successor is duly appointed and qualified, as the case may be.

    (E) PROPERTIES AND LIABILITIES. All the properties, rights, privileges, powers and franchises of USCS and Acquisition Sub will vest in the Surviving Corporation, and all debts, liabilities, agreements and duties of USCS and Acquisition Sub will become the debts, liabilities, agreements and duties of the Surviving Corporation.

    (F) NEW DST DIRECTORS. George Argyros and James Castle, Directors of USCS, will become members of the Board of Directors of DST, in the classes with terms expiring, respectively, in 2001 and 2000, to hold office in accordance with the certificate of incorporation and bylaws of DST and the DGCL and until the earlier of their resignation or removal or their successors are duly elected and qualified.

  SECTION 1.2 EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of this Agreement, on the Closing Date the parties will prepare, sign and acknowledge, in accordance with the DGCL, a certificate of merger (the "Certificate of Merger") and deliver the Certificate of Merger to the Secretary of State of the State of Delaware (the "Secretary") for filing pursuant to the DGCL. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary. As used in this Agreement, the "Effective Time" means the time at which the Certificate of Merger is filed with the Secretary.

                                  ARTICLE II

                          CONVERSION OF CAPITAL STOCK

  SECTION 2.1 CONVERSION OF STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of DST, Acquisition Sub, USCS or the holders of any of the following securities:

    (a) Each share of USCS Common Stock outstanding immediately prior to the Effective Time (except shares subject to Section 2.1(b)), shall be converted into the right to receive, and there shall be paid and issued as provided in this Agreement in exchange for such share, .62 shares of DST Common Stock (the "Exchange Ratio"), plus cash in lieu of any fractional share as provided in Section 2.4.

    (b) Each share of capital stock of USCS (the "USCS Stock") issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by USCS or any Subsidiary of USCS, or by DST or any Subsidiary of DST, if any, will be canceled and retired, and no DST Common Stock or other consideration will be delivered in exchange therefor.

    (c) The shares of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time will be converted into and will thereafter evidence and become one thousand (1,000) shares of validly issued, fully paid, and nonassessable common stock, par value $.01 per share, of the Surviving Corporation.

    (d) In the event DST changes the number of shares of DST Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to DST Common Stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) is after the date of this Agreement and prior to the Effective Time, the Exchange Ratio will be appropriately adjusted to reflect such stock split, stock dividend or similar recapitalization. The issuance of shares of DST Common Stock upon exercise of options, warrants or other rights to purchase such stock shall not be deemed an event requiring any adjustment pursuant to this Section 2.1(d).

  SECTION 2.2 EXCHANGE OF CERTIFICATES.

  (A) EXCHANGE AGENT. As of the Effective Time, DST shall enter into an agreement with a bank or trust company selected by DST and reasonably acceptable to USCS to act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates that, prior to the Effective Time, evidenced outstanding shares of USCS Common Stock ("USCS Stock Certificates"). On or prior to the Closing Date, DST will deposit with the Exchange Agent for exchange in accordance with this Section 2.2 certificates evidencing the shares of DST Common Stock to be issued in the Merger ("DST Certificates"), which shares of DST Common Stock will be deemed to be issued at the Effective Time. At and following the Effective Time, DST will deliver to the Exchange Agent such cash as may be required from time to time to make payments of cash in lieu of fractional shares of DST Common Stock in accordance with Section 2.4.

  (B) EXCHANGE. As soon as practicable after the Effective Time, DST will cause the Exchange Agent to mail to each Person who was a holder of record of USCS Common Stock at the Effective Time: (i) a letter of transmittal (which will specify that delivery will be effective, and risk of loss and title to any USCS Stock Certificates will pass, only upon delivery of USCS Stock Certificates to the Exchange Agent and will be in such form and will have such other provisions that are specified by DST and reasonably acceptable to USCS); and (ii) instructions for use in effecting the surrender of USCS Stock Certificates in exchange for DST Certificates (together with any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of DST Common Stock pursuant to
Section 2.4). Upon surrender of a USCS Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by DST, together with such letter of transmittal, duly executed, and such other documents as may be required by the Exchange Agent or such other agent, the holder of such USCS Stock Certificate will be entitled to receive in exchange therefor DST Certificates representing the number of whole shares of DST Common Stock that such holder has the right to receive pursuant to this Agreement (together with any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of DST Common Stock pursuant to Section 2.4) and each USCS Stock Certificate so surrendered will be canceled. In the event of a transfer of ownership of USCS Common Stock that is not registered in the transfer records of USCS, DST Certificates representing the proper number of shares of DST Common Stock may be issued to a Person other than the Person in whose name the surrendered USCS Stock Certificate is registered if the USCS Stock Certificate representing such USCS Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to DST that any applicable stock transfer tax has been paid. DST will not directly or indirectly pay or reimburse any Person for any transfer taxes. If any DST Certificates are to be delivered to a Person other than the Person in whose name USCS Stock Certificates surrendered in exchange therefor are registered, it will be a condition to the delivery of such DST Certificates that USCS Stock Certificates so surrendered are properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise is proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

  (C) CERTIFICATES NOT EXCHANGED. After the Effective Time, each outstanding USCS Stock Certificate will, until surrendered for exchange in accordance with this Section 2.2, be deemed for all purposes to evidence ownership of the number of whole shares of DST Common Stock into which the shares of USCS Common Stock (which, prior to the Effective Time, were represented thereby) are converted in accordance with Section 2.1, together with the right to receive any dividend or distribution with respect thereto made after the Effective Time, subject to Section 2.3, and any cash to be paid in lieu of fractional shares of DST Common Stock pursuant to Section 2.4.

  (D) EXPENSES. Except as otherwise expressly provided in this Agreement, DST will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of DST Common Stock for shares of USCS Common Stock, except any charges or expenses that are otherwise solely the liability of one or more holders of USCS Common Stock. Any DST Certificates deposited with the Exchange Agent that remain unclaimed by the former stockholders of USCS after six months following the Effective Time will be delivered to DST upon its demand, and any former stockholders of USCS who have not then complied with the instructions for exchanging their USCS Stock Certificates will thereafter look only to DST for exchange of USCS Stock Certificates and for any dividend or distribution with respect thereto made after the Effective Time and any cash to be paid in lieu of fractional shares of DST Common Stock pursuant to Section 2.4.

  SECTION 2.3 DIVIDENDS AND OTHER DISTRIBUTIONS. No dividends or other distributions declared or made after the Effective Time with respect to shares of DST Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered USCS Stock Certificate with respect to the shares of DST Common Stock issuable upon surrender thereof until the holder of such USCS Stock Certificate surrenders such USCS Stock Certificate in accordance with Section 2.2. Subject to the effect of applicable Legal Requirements, following surrender of any such USCS Stock Certificate, DST will pay or cause to be paid, without interest, to the record holder of DST Certificates issued in exchange therefor, (a) at the time of such surrender, the amount of cash in lieu of fractional shares of DST Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount, if any, of dividends or other distributions by DST with a record date after the Effective Time theretofore paid with respect to such whole shares of DST Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions (if any) by DST with a record date after the Effective Time but prior to surrender of such USCS Stock Certificate and a payment date subsequent to such surrender payable with respect to such whole shares of DST Common Stock.

  SECTION 2.4 NO FRACTIONAL SHARES.

  (A) CASH PAYMENT IN LIEU OF FRACTIONAL SHARES. No certificates or scrip representing fractional shares of DST Common Stock will be issued upon the surrender of USCS Stock Certificates pursuant to Section 2.2. No such fractional interest will entitle the owner thereof to any rights as a security holder of DST. In lieu of any such fractional shares of DST Common Stock, each holder of USCS Common Stock entitled to receive shares of DST Common Stock in the Merger, upon surrender of such Person's USCS Stock Certificates for exchange pursuant to Section 2.2, will be entitled to receive an amount in cash (without interest), rounded up to the nearest cent, determined by multiplying the fractional share interest in DST Common Stock to which such holder would otherwise be entitled (after taking into account all shares of USCS Common Stock held of record by such holder immediately prior to the Effective Time) by the Market Price of one share of DST Common Stock at the Effective Time.

  (B) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of USCS Common Stock in lieu of any fractional shares of DST Common Stock, DST will promptly deposit with the Exchange Agent cash in the required amounts and the Exchange Agent will mail such amounts without interest to such holders; provided however, that no such amount will be paid to any holder with respect to any USCS Stock Certificate prior to the surrender by such holder of such USCS Stock Certificate.

  SECTION 2.5 NO LIABILITY. None of DST, Acquisition Sub, USCS, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of USCS Common Stock for any shares of DST Common Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares of DST Common Stock delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

  SECTION 2.6 LOST CERTIFICATES. If any USCS Stock Certificate is lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed USCS Stock Certificate the shares of DST Common Stock (and any dividend or distribution with respect thereto made after the Effective Time and any cash payable in lieu of fractional shares of DST Common Stock pursuant to Section 2.4) deliverable in respect thereof as determined in accordance with the terms of this Agreement, subject to the condition that the Person to whom the DST Common Stock (and any dividend or distribution with respect thereto made after the Effective Time and any cash payable in lieu of fractional shares pursuant to Section 2.4) is to be issued shall have (a) delivered to DST an affidavit claiming such USCS Stock Certificate to be lost, stolen, or destroyed and (b) if required by DST, give DST an indemnity agreement and bond satisfactory to DST against any claim that may be made against DST with respect to USCS Stock Certificate alleged to have been lost, stolen or destroyed.

  SECTION 2.7 TREATMENT OF STOCK OPTIONS, ETC. At the Effective Time, each outstanding stock option, warrant or other right to acquire shares of USCS Common Stock, identified in Section 3.2(b) of the USCS Disclosure Schedule ("USCS Options"), whether or not exercisable, as of the Effective Time will be converted into and become rights with respect to DST Common Stock, and DST shall assume each USCS Option, in accordance with the terms and conditions of the stock option, warrant or other agreement by which it is evidenced (including, without limitation, continuing the qualification as incentive stock options of any options that qualify as such under Section 422 of the
Code), except that from and after the Effective Time, (i) each USCS Option assumed by DST may be exercised solely for shares of DST Common Stock, (ii) the number of shares of DST Common Stock subject to such USCS Option will be equal to the number of shares of USCS Common Stock subject to such USCS Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such USCS Option will be adjusted by dividing the per share exercise price under each such USCS Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, DST will not be obligated to issue any fraction of a share of DST Common Stock upon exercise of USCS Options.

  SECTION 2.8 CLOSING OF USCS' TRANSFER BOOKS. At the Effective Time, the stock transfer books of USCS will be closed and no transfer of shares of USCS Common Stock will be made thereafter. In the event that, after the Effective Time, USCS Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged for DST Certificates (and, if required, cash) as provided in Section 2.2(b) and Section 2.4.

  SECTION 2.9 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place (i) at the offices of Sonnenschein Nath & Rosenthal, 4520 Main Street, Suite 1100, Kansas City, Missouri, at 10:00 a.m. local time on the date that is the first Business Day after the day on which the last of the conditions set forth in Article VII (excluding delivery of opinions and certificates) is fulfilled or waived or (ii) at such other place and time as DST and USCS agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

  SECTION 2.10 NO REPURCHASE RIGHTS. The holders of DST Common Stock received pursuant to the Merger or issuable pursuant to USCS Options shall have no right to require DST or its Affiliates to repurchase any such shares of DST Common Stock.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF USCS

  USCS represents and warrants to DST as follows:

  SECTION 3.1 ORGANIZATION AND QUALIFICATION. USCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted. USCS is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect upon it. Set forth in Section 3.1 of the USCS Disclosure Schedule (Exhibit A hereto) is a list of all jurisdictions in which USCS and its Subsidiaries, Cabledata, Inc. and International Billing Services, Inc. are each qualified as a foreign corporation.

  SECTION 3.2 CAPITALIZATION.

  (a) As of the date of this Agreement, the authorized capital stock of USCS consisted of: (i) 40,000,000 shares of USCS Common Stock, of which 23,296,188 shares were issued and outstanding as of August 31, 1998;

(ii) 10,000,000 shares of preferred stock, $.05 par value per share, none of which are issued and outstanding; and (iii) 2,532,280 shares of USCS Common Stock issuable as of September 2, 1998 with respect to all outstanding options to acquire shares of USCS Common Stock.

  (b) Set forth in Section 3.2(b) of the USCS Disclosure Schedule is a schedule of all options, warrants, calls, subscriptions or other rights, agreements or commitments of any kind (including preemptive rights), to which USCS or any of its Subsidiaries is a party, relating to the issued or unissued capital stock or other securities of USCS. Such schedule sets forth for all such options, warrants, calls, subscriptions or other rights, agreements or commitments that are outstanding (i) the names of the holders, (ii) identification of the plan under which each such USCS Option was issued, (iii) the number of shares of USCS Common Stock issuable pursuant thereto, (iv) the exercise or conversion price, (v) the date of grant and date of expiration, and (vi) as to options, which options are "incentive stock options" as defined in Section 422(b) of the Code. All such options, warrants, calls, subscriptions, rights, agreements and commitments have been validly issued in accordance with the provisions of applicable plans or agreements and Legal Requirements.

  (c) All issued and outstanding shares of USCS Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to, and have not been issued in violation of, any preemptive rights, and have not been issued in violation of any federal or state securities laws or any other Legal Requirement and all corporate and other action on behalf of USCS and the USCS Option Holders to permit assumption of the USCS Options contemplated in Section 2.7 has been taken.

  (d) Except as set forth in Section 3.2(d) of the USCS Disclosure Schedule, since June 20, 1996 USCS has not reacquired any of its Common Stock or other equity securities and all securities identified in such schedule were reacquired in compliance with applicable Legal Requirements solely for use in connection with Employee Benefit Plans and not in a manner that would prevent the Merger from being accounted for as a "pooling-of-interest."

  SECTION 3.3 SUBSIDIARIES. Set forth in Section 3.3 of the USCS Disclosure
Schedule is a schedule listing all the Equity Affiliates of USCS including the percentage and nature of USCS' ownership of each Subsidiary and Equity Affiliate of USCS. Each of USCS' Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of USCS' Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Material Adverse Effect on USCS. All the outstanding shares of capital stock of each of USCS' Subsidiaries are validly issued, fully paid and nonassessable. Except as set forth in Section 3.3 of the USCS Disclosure Schedule, the shares of capital stock or other ownership interests in each of USCS' Subsidiaries or Equity Affiliates that are owned by USCS or by a Subsidiary of USCS are owned free and clear of any Liens, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws or any other Legal Requirement. Except as set forth in Section 3.3 of the USCS Disclosure Schedule, there are not, as of the date hereof, and at the Effective Time there will not be, any outstanding options, warrants, calls or other rights, agreements or commitments of any character, to which USCS or any of its Subsidiaries is a party, relating to the issued or unissued capital stock, other securities or other ownership interests in any of the Subsidiaries or Equity Affiliates of USCS.

  SECTION 3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. USCS has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the holders of USCS Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by USCS' Board of Directors. Except for the approval of the holders of USCS Stock, no other corporate proceedings on the part of USCS are necessary to authorize this Agreement and the transactions contemplated by this Agreement. The Board of Directors of USCS has received the opinion of Merrill Lynch &

Co. as financial advisor to USCS dated as of the date of this Agreement satisfactory to USCS and its Board of Directors to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to USCS' stockholders from a financial point of view. This Agreement constitutes a valid and binding obligation of USCS enforceable in accordance with its terms except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

  SECTION 3.5 NO BREACH; REQUIRED CONSENTS. The execution and delivery of this Agreement by USCS does not, and the consummation of the transactions contemplated by this Agreement by USCS will not: (a) subject to the approval of holders of USCS Stock, violate or conflict with the certificate of incorporation or bylaws of USCS; (b) except as set forth in Section 3.5 of the USCS Disclosure Schedule, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third-party right of termination, cancellation, modification or acceleration under any agreement or undertaking to which USCS is a party or by which it is bound, except where such breach, default, Lien, third-party right of termination, cancellation, modification, or acceleration would not have a Material Adverse Effect on USCS; or (c) subject to obtaining the consents, approvals or authorizations and making the filings or registrations described in Section 3.6, constitute a violation of any Legal Requirement.

  SECTION 3.6 CONSENTS AND APPROVALS. Except as set forth in Section 3.6 of the USCS Disclosure Schedule, neither the execution and delivery of this Agreement by USCS nor the consummation of the transactions contemplated by this Agreement by USCS will require USCS to make any filing or registration with, or obtain any authorization, consent or approval of, any Governmental Entity or any other Person, except those required in connection, or in compliance, with the provisions of (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the Securities Act,
(iii) the Exchange Act and (iv) the corporation, securities or blue sky laws or regulations, or similar Legal Requirements, of the various states of the United States.

   SECTION 3.7 REPORTS AND FINANCIAL STATEMENTS.

  (A) SEC REPORTS. USCS has filed all required forms, reports and documents required to be filed with the SEC since June 20, 1996 (collectively, the "USCS SEC Reports"). As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the SEC prior to the date of this Agreement, none of USCS SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading insofar as such statements relate to or affect USCS or its Subsidiaries. USCS has delivered or made available to DST, in the form filed with the SEC, all USCS SEC Reports.

  (B) FINANCIAL STATEMENTS. The audited consolidated financial statements of USCS contained in USCS SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly USCS' consolidated financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated interim financial statements of USCS contained in USCS SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared on a basis consistent with prior interim periods (except as required by applicable changes in GAAP or in SEC accounting policies) and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of USCS' consolidated financial condition and results of operations for such periods.

  (C) ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.7(c) of the USCS Disclosure Schedule, since the date of the most recent consolidated balance sheet of USCS included in USCS' Quarterly

Report on Form 10-Q filed with the SEC for the quarter ended June 30, 1998 (the "Most Recent USCS Balance Sheet"), there has not been any: (i) transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had, or would have, a Material Adverse Effect on USCS; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of USCS; or (iii) entry into any commitment or transaction material to USCS and its Subsidiaries taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

  (D) ABSENCE OF UNDISCLOSED LIABILITIES. USCS does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Most Recent USCS Balance Sheet except (i) liabilities, obligations and contingencies that were incurred after the date of the Most Recent USCS Balance Sheet in the ordinary course of business and which would not in the aggregate have a Material Adverse Effect on USCS or its Subsidiaries and (ii) other liabilities, obligations and contingencies that would not, in the aggregate, have a Material Adverse Effect on USCS.

  SECTION 3.8 COMPLIANCE WITH LAW; LITIGATION.

  (a) Except as set forth in Section 3.8 of the USCS Disclosure Schedule, USCS and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, concessions, leases, instruments, orders and approvals (the "USCS Permits") of all Governmental Entities required to be held under applicable Legal Requirements and will not lose any USCS Permit as a result of the Merger, except such USCS Permits the failure of which to hold, individually or in the aggregate, does not have and, to the Knowledge of USCS, in the future is not likely to have, a Material Adverse Effect on USCS. USCS and its Subsidiaries are in compliance with the terms of USCS Permits, except for such failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect on USCS. The businesses of USCS and its Subsidiaries are not being conducted in violation of any Legal Requirement, except for such violations which, individually or in the aggregate, would not have a Material Adverse Effect on USCS. No investigation or review by any Governmental Entity with respect to USCS or any of its Subsidiaries is pending, or, to the Knowledge of USCS, threatened, nor has any Governmental Entity indicated to USCS in writing an intention to conduct the same.

  (b) Set forth in Section 3.8(b) of the USCS Disclosure Schedule is a schedule listing every suit, action or proceeding pending or, to the Knowledge of USCS, threatened against or affecting USCS or any of its Subsidiaries and every judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against USCS or any of its Subsidiaries and none of the suits, actions, proceedings, judgments, decrees, injunctions, rules or orders listed in that Schedule has had or is likely to have a Material Adverse Effect on USCS.

  (c) Neither USCS nor any of its Subsidiaries is subject to Section 2115 of the California Corporation Code.

  SECTION 3.9 TITLE TO ASSETS. USCS and its Subsidiaries have valid title to all material assets reflected on the Most Recent USCS Balance Sheet, free and clear of any Lien except: (a) landlord's Liens and Liens for property taxes not delinquent; (b) Liens that were created in the ordinary course of business and do not materially detract from the value of such assets or materially impair the use thereof in the operation of USCS' business; (c) leased interests in property owned by others; and leased interests in property leased to others; and (d) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions, or other restrictions or encumbrances relating to or affecting real property that do not, individually or in the aggregate, materially interfere with the use of such real property in the operation of USCS' business.

  SECTION 3.10 EMPLOYEE MATTERS. Except as set forth in Section 3.10 of the USCS Disclosure Schedule, USCS and its Subsidiaries are in compliance with all applicable Legal Requirements relating to the employment of employees, including any obligations relating to employment standards legislation, pay equity, occupational health and safety, labor relations and human rights legislation except for such failures to comply as do not have, and to USCS' Knowledge are not likely to have, a Material Adverse Effect on USCS. None of the employees of

USCS or its Subsidiaries are represented by any labor union and there is to the knowledge of USCS no organizing effort underway currently to form any such union.

  SECTION 3.11 ERISA.

  (a) Set forth in Section 3.11(a) of the USCS Disclosure Schedule is a schedule listing all "employee benefit plans," as defined in ERISA, and all other material employee benefit arrangements, programs or payroll practices, including severance pay, sick leave, vacation pay, salary continuation for disability, deferred compensation, retirement income, bonus, stock purchase or option, hospitalization, medical insurance, life insurance, tuition reimbursement, employee assistance and employee discounts, that USCS or any of its ERISA Affiliates maintains or has or may have an obligation to make contributions to (the "USCS Benefit Plans").

  (b) Neither USCS nor any of its ERISA Affiliates is or has been a participating employer in any multiemployer plan within the meaning of Section 3(37) of ERISA. Neither USCS nor any of its ERISA Affiliates has incurred any unsatisfied withdrawal liability, as defined in Section 4201 of ERISA, with respect to any multiemployer plan, nor has any of them incurred any liability due to the termination or reorganization of any multiemployer plan, except any such liability that would not have a Material Adverse Effect on USCS. To the Knowledge of USCS, neither USCS nor any of its ERISA Affiliates reasonably expects to incur any liability due to a withdrawal from or termination or reorganization of a multiemployer plan, except any such liability that would not have a Material Adverse Effect on USCS.

  (c) Except as set forth in Section 3.11(c) of the USCS Disclosure Schedule, each USCS Benefit Plan that is intended to qualify under Section 401 of the Code, and a form of trust that is similar in all material respects to the trust maintained pursuant thereto, have been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and to the Knowledge of USCS, nothing has occurred with respect to any such plan since such determination that is likely to result in the loss of such exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

  (d) Each USCS Benefit Plan has at all times been maintained and operated in all material respects, by its terms and in operation, in accordance with all applicable Legal Requirements.

  (e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under USCS Benefit Plans or pursuant to applicable Legal Requirements (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension or grace period) and no accumulated funding deficiency exists with respect to any of USCS Benefit Plans subject to Section 412 of the Code.

  (f) Except as set forth in Section 3.11(f) of the USCS Disclosure Schedule, to the Knowledge of USCS, there have been no violations of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding USCS Benefit Plans with the Secretary of Labor, the Pension Benefit Guaranty Corporation, and the Secretary of the Treasury or the furnishing of such reports, documents and notices to the participants or beneficiaries of USCS Benefit Plans, except such violations that, individually or in the aggregate, would not have a Material Adverse Effect on USCS.

  (g) There are no pending actions, claims or lawsuits that have been asserted or instituted against USCS Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of USCS Benefit Plans, with respect to the operation of such plans (other than routine benefit claims), nor does USCS have Knowledge of facts that reasonably could be expected to form the basis for any such action, claim or lawsuit.

  (h) Neither USCS nor any of its ERISA Affiliates maintain, or has in the past maintained, a defined benefit pension plan which is or was subject to Title IV of ERISA.

  (i) The current value of vested accrued benefits under each USCS Benefit Plan which is subject to Title IV of ERISA does not exceed the current value of all of the assets of such Plan allocable to such vested accrued benefits. For purposes of the representations in the preceding sentence, the terms "current value" and "accrued benefit" have the meanings specified in
Section 3 of ERISA.

  (j) There are no accrued liabilities under any USCS Benefit Plan which are not provided for on the books or financial statements of USCS or its ERISA Affiliates, or which have not been fully provided for by contributions to such Plans.

  SECTION 3.12 APPROVAL.

  (a) The Board of Directors of USCS at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of USCS and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement in accordance with the provisions of Section 251 of the DGCL; (iii) recommended the approval of this Agreement and the Merger by the holders of USCS Stock and directed that the Merger be submitted for consideration by USCS' stockholders at the Meeting; and (iv) adopted a resolution having the effect of causing the Merger not to be subject to Section 203 of the DGCL or to the USCS Rights Plan.

  (b) The vote of a majority of the outstanding shares of USCS Stock is the vote required for the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement.

  SECTION 3.13 FINANCIAL ADVISOR/INVESTMENT BANKER. Except for amounts payable to Merrill Lynch & Co., pursuant to the letter agreement dated July 21, 1998, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of USCS or its Subsidiaries. There has been delivered to DST a true and complete copy of the agreement pursuant to which Merrill Lynch & Co. has been retained to act as financial advisor to USCS in connection with the Merger.

  SECTION 3.14 TAXES. USCS and each of its Subsidiaries have timely filed all Tax returns required to be filed by any of them and have timely paid or have established an adequate reserve for the payment of all Taxes owed in respect of the periods covered by such returns. The information contained in such Tax returns is complete and accurate in all material respects. Neither USCS nor any Subsidiary of USCS is delinquent in the payment of any Tax or other amount owed to any Governmental Entity. Except as set forth in Section 3.14 of the USCS Disclosure Schedule, there are no claims or investigations pending or, to USCS' Knowledge, threatened against USCS or any of its Subsidiaries for past Taxes, except claims and investigations that would not have a Material Adverse Effect on USCS and adequate provision for which has been made on the Most Recent Balance Sheet. None of USCS or its Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of any Taxes that would be payable by USCS or such Subsidiary.

  SECTION 3.15 ENVIRONMENTAL LAWS.

  (a) Each of USCS and its Subsidiaries is in compliance in all respects with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on USCS; and

  (b) No orders, directions or notices have been received by USCS or its Subsidiaries during the past five years pursuant to any Environmental Law and no Governmental Entity has submitted to any of USCS and its Subsidiaries any request for information pursuant to any Environmental Law, except as set forth in Section 3.15(b) of the USCS Disclosure Schedule.

  SECTION 3.16 TRANSACTIONS WITH AFFILIATES. Except as disclosed in USCS SEC Reports, or as set forth in Section 3.16 of the USCS Disclosure Schedule, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding or other arrangement of any kind entered into by USCS with any officer, director or stockholder of USCS or any "affiliate" or "associate" of any of them (as those terms are defined in the Exchange Act) or of USCS, except, in each case, for compensation paid to directors and officers consistent with previously established policies, reimbursements of ordinary and necessary expenses incurred in connection with their employment and amounts paid or benefits granted pursuant to USCS Benefit Plans.

  SECTION 3.17 MATERIAL CONTRACTS. Set forth in Section 3.17 of the USCS Disclosure Schedule is a schedule of each contract or agreement to which USCS or any of its Subsidiaries is a party which involves more than $2.5 Million in expenses per year or more than $3.0 Million in revenues per year. Each of USCS and its Subsidiaries are in compliance with each contract or agreement listed in Section 3.17 of the USCS Disclosure Schedule, and each such contract or agreement is in full force and effect, without default by USCS or any such Subsidiary and, to the Knowledge of USCS, without any breach or default by any other party thereto, except where such breach or default would not result in a Material Adverse Effect. Except as set forth in Section 3.17 of the USCS Disclosure Schedule, no written notice has been received by USCS or any such Subsidiary or, to USCS' Knowledge, threatened regarding termination, suspension or material alteration or amendment of any such contract or agreement. Each such contract or agreement is a valid and binding obligation of USCS or its Subsidiary, as the case may be, in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity. Also set forth in Section 3.17 of the USCS Disclosure Schedule is a list of the companies who have indicated an intention to convert cable subscribers to USCS' software and systems within the next 18 months and the approximate number of such intended subscribers.

  SECTION 3.18 INTELLECTUAL PROPERTY. Set forth in Section 3.18 of the USCS Disclosure Schedule is a schedule listing all material Intellectual Property which is owned by, registered in the name of, licensed to, or used in the business of, USCS or its Subsidiaries, except for "shrink-wrapped end-user licenses." USCS has a policy of obtaining a license for all computer software and to USCS' Knowledge this policy is enforced except for non-material violations. The Intellectual Property identified in Section 3.18 of the USCS Disclosure Schedule is sufficient to conduct USCS' business as currently operated by USCS. Except as described in Section 3.18 of the USCS Disclosure Schedule, (a) to USCS' Knowledge, there is no restriction affecting the use of any of the Intellectual Property, except for restrictions on the use of Intellectual Property licensed to USCS as set forth in the applicable license agreement and except for such restrictions that do not have a Material Adverse Effect, (b) no license with a term of more than ten years, or which authorizes a sub-license of any license, has been granted by USCS or its Subsidiaries to any third party with respect thereto, and (c) to USCS' Knowledge, no third party has any right, title or interest in, or claims to, the Intellectual Property, except for rights granted to USCS pursuant to licenses. Each item of Intellectual Property owned by, or licensed to, USCS or its Subsidiaries, is valid and enforceable, and to USCS' Knowledge and except as set forth in
Section 3.17 of the USCS Disclosure Schedule, (a) is not being, and has not been, challenged or infringed, (b) is not, and has not been, involved in any pending or threatened administrative or judicial proceeding, and (c) has not conflicted, and does not conflict, with any rights or alleged rights of any Person. To USCS' Knowledge and except as set forth in Section 3.17 of the USCS Disclosure Schedule, none of USCS' products or operations, or any products or operation of any of its Subsidiaries, involves any infringement of any proprietary or contractual right of any Person. None of the items of Intellectual Property owned by, or licensed to, USCS or its Subsidiaries, are subject to any liens or limitations on use by USCS or its Subsidiaries, or to USCS' Knowledge, by any party granting rights to the Intellectual Property to USCS or its Subsidiaries. To USCS' Knowledge and except as set forth in
Section 3.17 of the USCS Disclosure Schedule, no event has occurred that has resulted in a default or violation, or which constitutes or may constitute a default or violation, by USCS or its Subsidiaries with respect to any of the Intellectual Property or with respect to any agreement relating directly to, or affecting USCS' ownership rights in, the Intellectual Property.

  SECTION 3.19 YEAR 2000 COMPLIANCE. USCS believes, and it has no information to the contrary, that it has taken and is taking all reasonable steps to assure that all of its proprietary hardware and proprietary computer software that is licensed to others or used by USCS to provide services to its clients or used otherwise in its business ("USCS Products") will be year 2000 compliant in accordance with Schedule 3.19. As used in this Agreement "year 2000 compliant" shall mean that the USCS Products will perform in accordance with its specifications and the agreements under which they are provided to USCS' clients or licensed or used to provide services to USCS' clients regardless of the year of the date data encountered by such products, provided, that such date data falls within the period ending in the year 2060; provided, further, that (i) all date data received for use by the USCS Products are accurate and in formats defined by the USCS Products from time to time, and
(ii) all date data generated by the USCS Products are accepted in formats defined by the USCS Products from time to time. Notwithstanding the foregoing, USCS makes no representation or warranty respecting user defined fields that contain dates, or as to the functionality of the USCS Products in circumstances where data received from any third party system are invalid, incorrect or otherwise corrupt. Notwithstanding the foregoing, USCS further represents and warrants that it is not currently in violation of any year 2000 warranty in any contract to which it is a party and that it is taking all reasonable steps under its year 2000 compliance program to avoid any future violation of any such warranty. Section 3.19 of the USCS Disclosure Schedule lists all contracts in which USCS has made a specific year 2000 warranty. USCS further represents and warrants that (i) it has made adequate provision for the costs of its year 2000 compliance program in its current year budget and in all financial projections for 1998, 1999 and 2000 which have been provided to DST and (ii) it has taken the appropriate steps in connection with achieving year 2000 compliance of the USCS Products including but not limited to:

  (a) It has identified all hardware, systems and applications that must be modified except where the absence of Year 2000 compliance for any such hardware, systems or applications would not have a Material Adverse Effect;

  (b) It has evaluated alternatives (modification, replacement or discontinuance); and

  (c) It has established plans and programs which include timely milestones and appropriate testing to ensure that such hardware, systems and applications identified in subparagraph (a) above shall be year 2000 compliant by June 30, 1999.

  USCS further represents and warrants that its year 2000 compliance program includes (i) projects to ensure that third parties are year 2000 compliant respecting software, equipment and services provided to USCS; (ii) selection of alternative vendors on a timely basis; and (iii) interoperability testing with clients and other third parties.

                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF DST AND ACQUISITION SUB

  DST and Acquisition Sub represent and warrant to USCS as follows:

  SECTION 4.1 ORGANIZATION AND QUALIFICATION. Each of DST and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of DST and Acquisition Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect on it.

  SECTION 4.2 CAPITALIZATION.

  (a) As of the date of this Agreement, the authorized capital stock of DST consisted of: (i) 125,000,000 shares of DST Common Stock, of which 48,997,772 were issued and outstanding as of August 31, 1998; (ii) 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding; and (iii) 3,658,090 shares of DST Common Stock issuable as of August 31, 1998 with respect to all outstanding options to acquire shares of DST Common Stock.

  (b) All shares of DST Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and, assuming the information provided to DST by USCS is accurate and complete, will be issued in material compliance with all federal and state securities laws and any other Legal Requirements.

  (c) As of the date of this Agreement, the authorized capital stock of Acquisition Sub consisted of 1,000 shares of Common Stock. Acquisition Sub is a direct, wholly owned subsidiary of DST. DST will own all of the issued and outstanding stock of (i) Acquisition Sub immediately prior to the Effective Time and (ii) Surviving Corporation immediately after the Effective Time.

  SECTION 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. DST has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by DST have been duly authorized by the Board of Directors of DST, and no other corporate proceedings on the part of DST (other than the approval of DST stockholders as contemplated by this Agreement) are necessary to authorize this Agreement and the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding obligation of DST enforceable against it in accordance with its terms, except
(i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally,
(ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

  SECTION 4.4 NO BREACH; REQUIRED CONSENTS. The execution and delivery of this Agreement by DST does not, and the consummation of the transactions contemplated by this Agreement by DST and Acquisition Sub will not: (a) subject to approval of holders of DST Common Stock, violate or conflict with the certificate of incorporation or bylaws of DST or Acquisition Sub; (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third-party right of termination, cancellation, modification or acceleration under any agreement or undertaking to which DST or Acquisition Sub is a party or by which any of them is bound, except where such breach, default, Lien, third-party right of termination, cancellation, modification or acceleration would not have a Material Adverse Effect on DST or Acquisition Sub; or (c) subject to obtaining the approvals and making the filings described in Section 4.5, constitute a violation of any applicable Legal Requirement.

  SECTION 4.5 CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by DST nor the consummation of the transactions contemplated by this Agreement by DST and Acquisition Sub will require DST or Acquisition Sub to make any filing or registration with, or obtain any authorization, consent or approval of, any Governmental Entity, except those required in connection, or in compliance, with the provisions of (i) the HSR Act, (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iv) the corporation, securities or blue sky laws or regulations, or similar Legal Requirements, of various states of the United States.

  SECTION 4.6 REPORTS AND FINANCIAL STATEMENTS.

  (A) SEC REPORTS. DST has filed all required forms, reports and documents required to be filed with the SEC since December 31, 1995 (collectively, the "DST SEC Reports"). As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the SEC prior to the date of this Agreement, none of the DST SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading insofar as such statements relate to or affect DST or its Subsidiaries.

  (B) FINANCIAL STATEMENTS. The audited consolidated financial statements of DST contained in the DST SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly DST's consolidated financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated interim financial statements of DST contained in the DST SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared on a basis consistent with prior interim periods (except as required by applicable changes in GAAP or in SEC accounting policies) and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of DST's consolidated financial condition and results of operations for such periods.

  (C) ABSENCE OF CERTAIN CHANGES. Since the date of the most recent consolidated balance sheet of DST included in DST's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 1998 (the "Most Recent DST Balance Sheet"), there has not been any: (i) transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had, or would have, a Material Adverse Effect on DST; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of DST; or (iii) entry into any commitment or transaction material to DST and its Subsidiaries taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

  (D) ABSENCE OF UNDISCLOSED LIABILITIES. DST does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Most Recent DST Balance Sheet except (i) liabilities, obligations and contingencies that were incurred after the date of the Most Recent DST Balance Sheet in the ordinary course of business and which would not, in the aggregate, have a Material Adverse Effect and (ii) other liabilities, obligations and contingencies that would not, in the aggregate, have a Material Adverse Effect on DST.

  SECTION 4.7 LITIGATION. Except as set forth in Section 4.7 of the DST Disclosure Schedule, there is no suit, action or proceeding pending, or to the knowledge of DST, threatened against or affecting DST or any of its Subsidiaries or any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against DST or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on DST.

  SECTION 4.8 NO BROKER. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DST or Acquisition Sub.

  SECTION 4.9 APPROVAL.

  (a) The Board of Directors of DST and Acquisition Sub at meetings duly called and held, respectively: (i) determined that the Merger is advisable and fair and in the best interests of DST and its stockholders and Acquisition Sub and its stockholder; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; and (iii) recommended the approval of this Agreement and the Merger by the holders of DST Common Stock and by DST as the sole stockholder of Acquisition Sub and directed that the Merger be submitted for consideration by DST's stockholders at the Meeting.

  (b) The majority vote of the total votes cast at the Meeting with respect to this Agreement and the Merger is the minimum vote required for the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

  SECTION 5.1 CONDUCT OF BUSINESS OF USCS. Prior to the Effective Time, except as contemplated, permitted or required by this Agreement:

    (a) Except as set forth in Section 5.1 of the USCS Disclosure Schedule, USCS will conduct, and will cause each of its Subsidiaries to conduct, its business in the ordinary course in accordance with past practice, and will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them.

    (b) USCS will not, and will not permit any of its Subsidiaries to: (i) amend or propose to amend the certificate of incorporation or bylaws of USCS or any of its Subsidiaries; (ii) split, combine or reclassify the outstanding capital stock of, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other ownership interests in, USCS or any of its Subsidiaries; (iii) or declare, set aside or pay any dividend, distribution, or similar payment to any stockholder, director or officer of USCS or any of its Subsidiaries; (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of capital stock of, or other ownership interests in, USCS or any of its Subsidiaries; or (v) agree to do any of the foregoing.

    (c) USCS will not, and will not permit any of its Subsidiaries to: (i) encumber, issue, deliver or sell or agree to issue, deliver or sell any shares of capital stock of, or other equity interests (including any option, warrant or other similar right to acquire any equity interest) in USCS or any of its Subsidiaries, except for shares issued upon exercise of options outstanding at the date of this Agreement which are exercised in accordance with the terms of such options); (ii) acquire, lease or dispose of any assets other than in the ordinary course of business consistent with past practice; (iii) create, assume or incur any indebtedness except in the ordinary course of business consistent with past practice; (iv) encumber any of its assets other than in connection with equipment leases incurred in the ordinary course of business consistent with past practice; (v) enter into any other material transaction; (vi) make any payment with respect to any indebtedness of USCS or its Subsidiaries except such payments that are scheduled to come due prior to the Effective Time; (vii) acquire by merging or consolidating with, or by acquiring assets of, or by purchasing an ownership interest in, or by any other method, any business or any other Person, except pursuant to agreements identified in Section 5.1(c) of the USCS Disclosure Schedule; or (viii) agree to do any of the foregoing.

    (d) Except as required to comply with applicable Legal Requirements or existing USCS Benefit Plans, USCS will not, and will not permit any of its Subsidiaries to: (i) adopt, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other USCS Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (ii) increase in any manner the compensation or benefits of any director, officer or employee (except normal increases in the ordinary course of business consistent with past practice); (iii) grant any award or option under any bonus, incentive, performance or other compensation plan or arrangement or USCS Benefit Plan (except as set forth in Section 5.1(d) to the USCS Disclosure Schedule);
  (iv) take any action to fund or in any other way secure the payment of compensation or benefits (including any option, warrant or other similar right to acquire any equity interest) under any employee plan, agreement, contract or arrangement or USCS Benefit Plan (except in the ordinary course of business consistent with past practice); or (v) agree to do any of the foregoing.

    (e) USCS will not take or agree to take, and will cause its Subsidiaries not to take or agree to take, any action that would: (i) make any representation or warranty of USCS set forth in this Agreement untrue or incorrect so as to cause the conditions set forth in Article VII of this Agreement not to be fulfilled as of the Effective Time; or (ii) result in any breach of this Agreement or cause any of the other conditions of this Agreement not to be satisfied as of the Effective Time.

    (f) USCS will not, and will not permit any of its Subsidiaries to enter into any transaction with any officer, stockholder, director, consultant or employee of USCS or any Subsidiary thereof or any person or entity that is an "affiliate" or "associate" of any of the foregoing, as those terms are defined in Rule 12b-2 under the Exchange Act, whether or not such transaction would be in the ordinary course of business.

    (g) USCS will take no action that reasonably could be expected to adversely affect the qualification of the Merger for pooling-of-interests accounting treatment under GAAP.

    (h) USCS and its Subsidiaries will (i) not take any action to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, USCS or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or other entity or group, as defined in Section 13(d)(3) of the Exchange Act, relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing and take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.1(h); and (iii) notify DST immediately if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with, USCS or any of its Subsidiaries. Nothing contained in this Section 5.1(h) will prohibit the Board of Directors of USCS from (1) furnishing information to, or entering into discussions or negotiations with, any person or other entity or group that makes an Acquisition Proposal or recommending to its stockholders that they accept such Acquisition Proposal, if (A) the Board of Directors of USCS reasonably determines in good faith, after consultation with outside legal counsel, that such action is compelled by its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, USCS provides written notice to DST to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such other party (which USCS determines in good faith, after consultation with outside counsel, is required to be executed in order for the Board of Directors to act in accordance with its fiduciary duties to stockholders imposed by law), USCS keeps DST informed of the status (not the terms) of any such discussions or negotiations; and (2) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 5.1(h) shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8.1(d)), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) breach any obligation of any party under this Agreement.

    (i) The Board of Directors of USCS will recommend to the stockholders of USCS the approval of the Merger, unless the Board of Directors reasonably determines in good faith in connection with an Acquisition Proposal, after consultation with outside counsel, that such action would be inconsistent with its fiduciary duties to stockholders as required by law and, if such determination is made, will give written notice to DST of such determination within two Business Days of the making of such determination. Upon the issuance of such written notice to DST, and upon the written election of DST, USCS will negotiate in good faith with DST for a period of two Business Days regarding such adjustments in the terms of the Merger as would enable the Board of Directors of USCS, consistent with its fiduciary duties to the stockholders, to proceed to recommend the Merger to the stockholders of USCS as contemplated in this Agreement, provided, that there shall be no obligation, express or implied, on the part of DST to agree to any terms or conditions which may be different from those set forth in this Agreement.

    (j) Upon the request of DST, USCS will prepare and deliver to DST, within thirty days after such request, such financial statements (including audited financial statements) as may be required by DST to meet its financial reporting obligations (including requirements under applicable securities laws).

    (k) USCS shall take no action that reasonably could be expected to adversely affect the qualification of the Merger as a reorganization under
  Section 368(a) of the Code.

  SECTION 5.2 CONDUCT OF BUSINESS OF DST. Prior to the Effective Time, except as contemplated, permitted or required by this Agreement:

    (a) DST will conduct, and will cause each of its Subsidiaries to conduct, its business in the ordinary course in accordance with past practice, and will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact its present business organization and to preserve relationships with customers, suppliers and others having business dealings with them.

    (b) DST will not take or agree to take, and will cause its Subsidiaries not to take or agree to take, any action that would (i) make any representation or warranty of DST set forth in this Agreement untrue or incorrect so as to cause the condition set forth in Article VII of this Agreement not to be fulfilled as of the Effective Time or (ii) result in any breach of this Agreement or cause any of the other conditions of this Agreement not to be satisfied as of the Effective Time.

    (c) The Board of Directors of DST will recommend to the stockholders of DST the approval of the Merger.

    (d) DST shall take no action that reasonably could be expected to adversely affect the qualification of the Merger for pooling-of-interests accounting treatment under GAAP.

    (e) DST shall take no action that reasonably could be expected to adversely affect the qualification of the Merger as a reorganization under
  Section 368(a) of the Code.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  SECTION 6.1 ACCESS AND INFORMATION. USCS and its Subsidiaries will afford to DST and to DST's accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of USCS' and its Subsidiaries properties, books, contracts, commitments, records and personnel, subject to the confidentiality requirements set forth in Section 6.6.

  SECTION 6.2 SEC FILINGS.

  (a) USCS and DST will prepare jointly, and as soon as reasonably practicable after the date of this Agreement, file with the SEC a joint proxy statement/registration statement (the "Preliminary Joint Proxy Statement/Prospectus") comprising preliminary proxy materials of USCS and DST under the Exchange Act with respect to the Merger and a Registration Statement on Form S-4 and preliminary prospectus of DST under the Securities Act with respect to the DST Common Stock to be issued in the Merger, and will thereafter use their respective reasonable best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive joint proxy statement/registration statement (including all supplements and amendments thereto, the "Joint Proxy Statement/Prospectus") and proxy to be mailed to USCS' and DST's stockholders as promptly as practicable.

  (b) As soon as reasonably practicable after the date hereof, USCS and DST will prepare and file any other filings relating to the Merger and the other transactions contemplated hereby that are required to be filed by each under the Exchange Act, including, without limitation, the filing or amending of a Form S-8 Registration Statement promptly after the Effective Time to cover the DST Common Stock issuable upon exercise of the USCS Options assumed by DST, and other applicable Legal Requirements (collectively "Other Filings"), and will use their reasonable best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

  (c) USCS, on the one hand, and DST, on the other, will cooperate with each other and provide all information necessary to prepare the Preliminary Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus and the Other Filings (collectively "SEC Filings") and will provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

  (d) Each of USCS and DST will notify the other promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments or supplements to any of the SEC Filings or for additional information and will supply the other with copies of all correspondence between USCS or any of its representatives or DST or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event occurs that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, USCS and DST promptly will prepare and file such amendment or supplement and will distribute such amendment or supplement as required by applicable Legal Requirements, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to USCS' stockholders.

  (e) DST covenants that the SEC Filings (other than any information provided by USCS for inclusion in the SEC Filings) (i) will comply in all material respects with the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

  (f) USCS covenants that the SEC Filings (other than any information provided by DST for inclusion in the SEC Filings) (i) will comply in all material respects with the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g) DST will be responsible for all reasonable expenses incurred in complying with this Section 6.2, including all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel (other than counsel to USCS) and applicable blue-sky fees and expenses.

  (h) (i) Each of DST and Acquisition Sub will indemnify, defend, and hold harmless USCS, its officers, directors, employees and agents and each other Person, if any, who controls any of the foregoing within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities (collectively, "Losses"), joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (A) an untrue statement or alleged untrue statement of a material fact contained in any SEC Filing, or
(B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that such misstatement or omission was based on or omitted from information provided by DST in writing for inclusion in the SEC Filings or was made in reliance upon and in conformity with such information. DST promptly will reimburse USCS and each such officer, director, employee, agent and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses (or action in respect thereof).

  (ii) If this Agreement is terminated prior to the consummation of the Merger, USCS will indemnify, defend and hold harmless each of DST and Acquisition Sub and their officers, employees and agents and directors and each other Person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any Losses, joint or several, to which any of the foregoing may become subject under the Securities Act or the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (A) an untrue statement or alleged untrue statement of a material fact contained in any USCS SEC Filing or (B) the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the misstatement or omission was based on or omitted from information provided by USCS in writing for use in the SEC Filings or was made in reliance upon and in conformity with such information. USCS promptly will reimburse DST and Acquisition Sub and each such officer, director, employee, agent and controlling Person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such Losses (or action in respect thereof).

  (iii) For purposes of this Section 6.2, (A) "Indemnifying Party" means the Person having an obligation hereunder to indemnify any other Person pursuant to this Section 6.2, (B) "Indemnified Party" means the Person having the right to be indemnified pursuant to this Section 6.2 and (C) any information concerning USCS that is included in any SEC Filing that is provided to USCS or its counsel for review within a reasonable period before filing or use thereof and to which USCS has not provided written notice of objection to DST will be deemed to have been provided by USCS for inclusion in such SEC Filing. Whenever any claim for indemnification arises under this
Section 6.2, the Indemnified Party will promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

  (iv) After such notice, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party will be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend such claim, at the Indemnifying Party's cost, risk and expense, upon notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party will not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent will not be unreasonably withheld; provided however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if the settlement (A) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (B) includes a complete release of the Indemnified Party and (C) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims) and the Indemnifying Party will reimburse the Indemnified Party for all reasonable direct out-of-pocket expenses incurred by the Indemnified Party in connection with such cooperation. The Indemnified Party may, at its own expense, participate in any investigation, trial and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom. If, after receipt of a claim notice pursuant to Section 6.2(h)(iii), the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but will have no obligation to, contest any lawsuit or action with respect to such claim and the Indemnifying Party will be bound by the result obtained with respect thereto by the Indemnified Party (including the settlement thereof without the consent of the Indemnifying Party). If there are one or more defenses available to the Indemnified Party that conflict with, or are additional to, those available to the Indemnifying Party, the Indemnified Party will have the right, at the expense of the Indemnifying Party, to participate in the defense of the lawsuit or action; provided however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent will not be unreasonably withheld.

  (v) If the indemnification provided for in this Section 6.2(h) is for any reason unavailable to the Indemnified Party in respect of any Losses (or action in respect thereof) then the Indemnifying Party will, in lieu of indemnifying the Indemnified Party, contribute to the amount paid or payable by the Indemnified Party as a result of such Losses (or action in respect thereof), in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other with respect to the statement or omission that resulted in such Losses (or action in respect thereof) as well as any other relevant equitable considerations. Relative fault with respect to an untrue or alleged untrue statement or omission of a material fact will be determined by reference to whether the untrue or alleged untrue statement or omission of a material fact related to information supplied by the Indemnifying Party on the one hand or the Indemnified Party on the other, the intent of the parties and their relative Knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by the Indemnified Party as a result of the Losses (or action in respect thereof) referred to above will be deemed to include any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating, trying or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

  SECTION 6.3 MEETINGS OF STOCKHOLDERS. Each of USCS and DST will take all action necessary, in accordance with the DGCL, the rules and regulations of the NYSE, the Chicago Stock Exchange, the NASDAQ

Stock Market and the NASD and the certificate of incorporation and bylaws of USCS or DST, as applicable, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement (as a plan of merger under Section 251 of the DGCL), the Merger and the other transactions contemplated by this Agreement (each, individually, the "Meeting"), to the extent such approval is required by the DGCL, the NYSE, the Chicago Stock Exchange, the NASDAQ Stock Market, the NASD or the certificate of incorporation of USCS or DST, as applicable. Each of USCS and DST will use its best efforts to hold such meetings at the same date and time.

  SECTION 6.4 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Closing Date, USCS will cause to be delivered to DST a letter from USCS, identifying all Persons who are, in its opinion, as of the date of this Agreement, "affiliates" of USCS as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and a written agreement from each such Person substantially in the form of Exhibit 6.4. DST may cause the DST Certificates evidencing shares of DST Common Stock issued to such Persons to bear a legend referring to the applicability of paragraphs (c) and (d) of Rule 145 under the Securities Act.

  SECTION 6.5 OTHER ACTIONS. Without limiting the termination and other rights of the parties under this Agreement (and subject to the parties' rights to take certain actions pursuant to Section 5.1(h) and Section 5.1(i) consistent with the fiduciary duties of their respective Boards of Directors) each of the parties to this Agreement will use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including the satisfaction of all conditions to the Merger.

  SECTION 6.6 CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS. Each party to this Agreement agrees that it will treat this Agreement and all negotiations and communications between them relating to this Agreement, the Merger or otherwise, and all information disclosed to a party by the other party, as confidential. No party to this Agreement will make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated by this Agreement without prior approval of the other party, which approval will not unreasonably be withheld or delayed, as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided however, that nothing contained herein will prevent any party from promptly making all filings with Governmental Entities that may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, or from making any disclosures required by Legal Requirements, so long as such party gives timely notice to the other parties of the anticipated disclosure and cooperates with the other party in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of all information furnished by the other party pursuant to this Agreement. Except as expressly set forth above, all of the terms and conditions of the Mutual Non-Disclosure Agreement by and between DST and USCS, dated April 20, 1998, shall remain in full force and effect until the Effective Time, but not any of the amendments thereto, each of which is hereby superseded and replaced by this Section 6.6.

  SECTION 6.7 NOTIFICATION. In the event of, or after obtaining Knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach or violation of any of its representations, warranties, covenants or other agreements set forth herein, each party to this Agreement promptly will give notice thereof to the other party and will use its best efforts to prevent or remedy such breach.

  SECTION 6.8 HSR ACT FILINGS. DST and USCS each will make or cause to be made, and will use their reasonable best efforts to cause each of their respective stockholders to make (if required under the HSR Act), an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 15 Business Days after the date of this Agreement. Each such filing will request early termination of the waiting period imposed by the HSR Act. USCS and DST each will use its reasonable best efforts to respond or cause a response to be made as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters; provided however, that nothing contained herein will be deemed to preclude either USCS or DST from negotiating reasonably with any Governmental Entity regarding the scope and content of any such requested information or documentation. USCS and DST each will use their respective reasonable best efforts to overcome any objections that may be raised by the FTC, the Antitrust Division or any other Governmental Entity having jurisdiction over antitrust matters. Notwithstanding the foregoing, neither DST nor USCS will be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of DST or any of its Affiliates, or of USCS or any of its Affiliates, as the case may be, if DST or USCS, as the case may be, determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of DST or any of its Affiliates or USCS or any of its Affiliates, as the case may be.

  SECTION 6.9 USCS DIRECTOR AND OFFICER INDEMNIFICATION.

  (a) From and after the Effective Time, DST will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of USCS pursuant to (i) each indemnification agreement identified in Section 6.9 of the USCS Disclosure Schedule in effect on the date hereof between USCS and any person who was a director or officer of USCS and (ii) the indemnification provisions set forth in USCS' Certificate of Incorporation or Bylaws as each is in effect on the date hereof. (The persons to be indemnified pursuant to the provisions of this Section 6.9(a) are referred to as the "USCS Indemnified Parties.") For a period of one year following the Effective Time, the indemnification and exculpation of liability provisions set forth in USCS' Certificate of Incorporation and Bylaws as in effect on the date hereof shall not be eliminated or changed in any manner that would adversely affect the rights thereunder of the USCS Indemnified Parties.

  (b) This Section 6.9 shall survive consummation of the Merger at the Effective Time and is intended to be for the benefit of, and enforceable by, USCS, DST, the Surviving Corporation, each of the USCS Indemnified Parties and their heirs and representatives, and shall be binding upon all successors and assigns of DST and the Surviving Corporation.

  SECTION 6.10 TERMINATION OF USCS RIGHTS AGREEMENT. Prior to the Effective Time, USCS shall take all necessary action to terminate the USCS Rights Plan without issuing any securities or making any cash payment.

  SECTION 6.11 ACTIONS UNDER STOCKHOLDER AGREEMENT. DST shall promptly provide the notices and take all such other actions required of it under the Stockholder Agreement attached as Exhibit E-2 hereto.

  SECTION 6.12 CONSENTS/WAIVERS. With respect to each agreement identified in
Section 3.5 of the USCS Disclosure Schedule with any customer of USCS or its Subsidiaries which would permit the customer to declare a breach or default or to terminate such agreement because of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, (a "Change of Control Agreement") DST and USCS agree to take the actions set forth in Schedule 6.12.

  SECTION 6.13 USCS DEFERRED COMPENSATION PLANS. DST shall guarantee the obligations of the Surviving Corporation with respect to the USCS Deferred Salary Plan and the USCS Deferred Bonus Plan (as described in Section 3.11 of the USCS Disclosure Schedule) for those participants under such plans who agree to waive application of the change in control provisions under such plans to the transactions contemplated by this Agreement.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) This Agreement, the Merger and the transactions contemplated by this Agreement shall have been duly approved, to the extent required by applicable law or rule by (i) the holders of the outstanding USCS Stock entitled to vote and (ii) the holders of the outstanding DST Common Stock entitled to vote.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

    (c) The Registration Statement on Form S-4 that includes the Joint Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act and any necessary state securities law approvals shall have been obtained and no stop orders with respect thereto shall have been issued by the SEC and remain in effect.

    (d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement that remains in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the transactions contemplated by this Agreement, or that questions the validity or the legality of the transactions contemplated by this Agreement and that could reasonably be expected to materially and adversely affect the value of the business of USCS, it being agreed that each party will use its reasonable best efforts to have any such injunction lifted. All material consents of Governmental Entities required to be obtained with respect to the Merger and the other transactions contemplated by this Agreement shall have been obtained.

    (e) As of the Effective Time, the shares of DST Common Stock issued in connection with the Merger will be approved for listing on the NYSE and the Chicago Stock Exchange, subject to satisfaction of applicable NYSE and Chicago Stock Exchange requirements upon official notice of issuance.

    (f) DST and USCS shall have each received the written opinion of its respective counsel, Sonnenschein Nath & Rosenthal and Graham & James LLP, or other evidence, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinions, such counsel may rely upon representations of the parties contained herein and in certificates of officers of DST, USCS and others.

    (g) DST and USCS shall have each received letters from PricewaterhouseCoopers LLP ("PWC") dated as of the Closing Date confirming that the Merger may be accounted for as a pooling of interests in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and interpretations of the SEC.

    (h) The Spin-off referred to in Exhibit E-2 hereto shall not have occurred within thirty (30) days prior to the Effective Time.

  SECTION 7.2 CONDITIONS TO OBLIGATION OF USCS TO EFFECT THE MERGER. The obligation of USCS to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

    (a) The representations and warranties of DST contained in this Agreement shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and
  (iii) in all such cases, for such breaches or inaccuracies of such representations and warranties as do not have a Material Adverse Effect on DST, and USCS shall have received a certificate of DST to such effect signed by the Chief Executive Officer of DST. For purposes of determining whether there has been a failure to satisfy the condition set forth in this
  Section 7.2(a), there shall not be considered any change in the stock price of capital stock of DST after the date of this Agreement.

    (b) DST shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, and USCS shall have received a certificate of DST to such effect signed by the Chief Executive Officer and by the Chief Financial Officer of DST.

    (c) George Argyros and James Castle shall have been appointed to the Board of Directors of DST effective as of the Effective Time.

    (d) The opinion of Merrill Lynch & Co. referenced in Section 3.4 shall not have been withdrawn (unless withdrawn at the request or direction of USCS).

    (e) USCS shall have received the following documents: (i) Affiliate Agreements in the form of Exhibit 7.2(e)(i) hereto executed by each Person who may be reasonably deemed an "affiliate" of DST (except for the DST Major Stockholder, whose agreement is set forth in Exhibit E-2); (ii) an Agreement in the form of Exhibit E-2 hereto executed by the DST Major Stockholder; (iii) the legal opinion of Sonnenschein Nath & Rosenthal dated as of the Closing Date in the form of Exhibit 7.2(e)(ii) hereto; and (iv) the Registration Rights Agreement in the form of Exhibit 7.2(e)(iv) hereto executed by DST.

  SECTION 7.3 CONDITIONS TO OBLIGATIONS OF DST AND ACQUISITION SUB TO EFFECT THE MERGER. The obligations of DST and Acquisition Sub to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

    (a) The representations and warranties of USCS contained in this Agreement shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and
  (iii) in all such cases, for such breaches or inaccuracies of such representations and warranties as do not have a Material Adverse Effect on USCS, and DST shall have received a certificate of USCS to such effect signed by the Chief Executive Officer and by the Chief Financial Officer of USCS.

    (b) USCS shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and DST shall have received a certificate of USCS to such effect signed by the Chief Executive Officer and by the Chief Financial Officer of USCS.

    (c) DST shall have received the following documents: (i) Affiliate Agreements in the form of Exhibit 6.4 hereto executed by each Person who may be reasonably deemed an "affiliate" of USCS; (ii) Agreements in the form of Exhibit E-1 executed by the USCS Major Stockholders; (iii) the legal opinion of Graham & James LLP dated as of the Closing date, in the form of Exhibit 7.3(c)(iii); and (iv) comfort letters from PWC with respect to USCS dated no more than two business days before the date on which the Joint Proxy Statement/Prospectus becomes effective, in scope and substance equivalent to letters customarily delivered by independent public accountants in such circumstances and reasonably acceptable in form and substance to DST.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of USCS or DST:

    (a) by mutual written consent of the Board of Directors of DST and the Board of Directors of USCS;

    (b) by either DST or USCS (i) if at the Meeting of its stockholders (including any postponement or adjournment thereof), the Merger is not approved and adopted by the affirmative vote required by law, or (ii) after the later of January 31, 1999 or, if the Spin-off occurs in January, 1999, that day which is thirty days after the Spin-off, or (iii) if the letter of its independent accounts referred to in Section 7.1(g) is withdrawn;

    (c) by DST, if it receives notice from USCS of the determination of the Board of Directors of USCS as provided in Section 5.1(i) or by USCS, if a period of two Business Days has elapsed since receipt by DST of such notice and no election to negotiate has been received from DST or if the two Business Day negotiation period set forth in Section 5.1(i) has expired without an agreement being reached;

    (d) by DST, if any Person (other than DST or any of its Affiliates) shall have acquired before the Effective Time or the termination of this Agreement fifty percent (50%) or more of the outstanding USCS Stock, unless such Person shall have delivered to DST within two Business Days of such acquisition definitive written confirmation to the effect that such Person will vote in favor of the Merger at the Meeting and take no action to prevent or delay the Merger.

  SECTION 8.2 REMEDIES.

  (a) In the event of the termination of this Agreement or breach of any provision of this Agreement by either DST or USCS, DST and USCS shall be entitled to all remedies available at law. Notwithstanding anything to the contrary in this Agreement, in the event of a breach of any provision of this Agreement prior to the termination of this Agreement, the non-breaching party shall be entitled to all available equitable remedies.

  (b) Subject to Section 8.2(c), if (i) (w) DST receives notice from USCS of the determination of the Board of Directors of USCS as provided in Section 5.1(i), (x) the Board of Directors of USCS fails to recommend to the stockholders of USCS the approval of the Merger or withdraws such recommendation, or (y) the Merger is not consummated as a result of the failure of USCS to obtain stockholder approval as provided in Section 7.1(a)(i), if such failure or withdrawal is not the result of the failure of DST to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b) and within twelve months after such failure USCS enters into a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, USCS or any of its Subsidiaries with any person other than DST or a Subsidiary of DST, or (ii) any Person (other than DST and any of its Affiliates) shall have acquired before the Effective Time or the termination of this Agreement 50 percent or more of the outstanding USCS Stock and such Person fails to timely deliver the written confirmation to DST as provided in Section 8.1(d), or (iii) USCS shall have terminated this Agreement pursuant to Section 8.1(c), USCS will promptly pay to DST by wire transfer, in immediately available funds, the Termination Fee.

  (c) Notwithstanding anything to the contrary herein, no party shall have any liability under the Agreement, including Section 8.2(a) or Section 8.2(b), in the event the Agreement is terminated or terminable as a consequence of the nonfulfillment of any of the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(e) or Section 7.1(g), unless such nonfulfillment is caused by that party's material breach of any of its covenants or obligations under this Agreement.

  SECTION 8.3 AMENDMENT. This Agreement may be amended by DST and USCS by or pursuant to action taken by their respective Boards of Directors at any time before or after approval of this Agreement by the stockholders of USCS and DST and prior to the Effective Time, but, after either such approval, no amendment will be made that changes the Exchange Ratio or in any other way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of DST and USCS.

  SECTION 8.4 WAIVER. At any time prior to the Effective Time, subject to
Section 8.3, DST and USCS, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for performance of any of the obligations or other acts of the other party to this Agreement, (ii) waive any inaccuracies in the representations and warranties set forth in this Agreement or in any documents delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                        DEFINITIONS; GENERAL PROVISIONS

  SECTION 9.1 DEFINITIONS. As used in this Agreement, the following terms with initial capital letters will have the meanings set forth below:

  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such Person. As used in this definition, "control" (as well as "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through the ownership of voting securities, by contract or otherwise).

  "Business Day" means any day on which commercial banks are open for business in Kansas City, Missouri.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "DST Common Stock" means the shares of common stock, par value $.01 per share, of DST.

  "Environmental Law" means any applicable Legal Requirement relating to the protection of human health, protection, preservation or restoration of the environment (including, air, water vapor, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

  "Equity Affiliate" means, as to any Person, any other Person in which such Person or any of its Subsidiaries holds a five percent or greater equity interest.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" means, as to any Person, any trade or business (whether or not incorporated) that is treated as a single employer with such Person under
Section 414(b), (c), (m) or (o) of the Code.

  "Executive Officer" means, as to DST, any Person identified in its most recent Annual Report to Shareholders as an executive officer and, as to USCS, any Person identified in its most recent Annual Report to Shareholders as management.

  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

  "USCS Common Stock" means the shares of common stock, par value $.05 per share, of USCS.

  "USCS Disclosure Schedule" means the Schedule designated as such and attached to this Agreement as Exhibit A and incorporated herein.

  "USCS Rights Plan" means the Stockholder Rights Plan, as amended, between USCS and ChaseMellon Shareholder Services, LLC.

  "USCS Stock Plans" means the following USCS Stock Option Plans: 1988 Stock Option Plan; 1996 Stock Option Plan; 1996 Directors' Stock Option Plan; 1993 Stock Option Plan; and 1990 Stock Option Plan.

  "Intellectual Property" means copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights, either registered, issued, applied for or common law.

  "Knowledge" means the present actual knowledge of a Person that is a human being and, in the case of a Person that is not a human being, the present actual knowledge of any Executive Officer (or any human being having duties comparable to those of an Executive Officer) of such Person.

  "Legal Requirement" means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Entity, including judicial decisions applying common law or interpreting any other Legal Requirement or any agreement entered into with a Governmental Entity in resolution of a dispute or otherwise.

  "Lien" means any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or encumbrance of any nature.

  "Market Price" means (i) with respect to DST Common Stock, the closing quotation from the New York Stock Exchange Composite Transactions as reported in The Wall Street Journal, and (ii) with respect to USCS Common Stock, the closing quotation from the NASDAQ National Market Issues as reported in The Wall Street Journal.

  "Material Adverse Effect" means a material adverse effect on the business, properties, assets, known or reasonably foreseeable prospects, financial condition, liabilities or operations of a Person and its Subsidiaries, taken as a whole, or on the ability of such Person to perform its obligations under this Agreement.

  "NASD" means the National Association of Securities Dealers, Inc.

  "NASDAQ" means the over-the-counter market of the NASD.

  "NYSE" means the New York Stock Exchange.

  "Person" means any human being or any partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity.

  "SEC" means the United States Securities and Exchange Commission.

  "Spin-off" means the spin-off of FAM by the DST Major Stockholder referred to in Exhibit E-2 and the date of such Spin-off shall mean the date the shares of FAM are distributed to the stockholders of the DST Major Stockholder.

  "Subsidiary" means, with respect to any Person, any other Person more than 50% of whose outstanding voting securities or partnership or other equity interests, as the case may be, are directly or indirectly owned by such Person.

  "Tax" means all federal, state, local and foreign income, profits, estimated, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

  "Termination Fee" means cash in the amount of $25,000,000.

  SECTION 9.2 OTHER DEFINITIONS. The following terms are defined in the Sections indicated:

                                   TERM                                SECTION
                                   ----                              -----------
      Acquisition Proposal.......................................... 5.1 (h)
      Acquisition Sub............................................... Preamble
      Agreement..................................................... Preamble
      Antitrust Division............................................ 6.8
      Certificate of Incorporation.................................. 1.1(a)
      Certificate of Merger......................................... 1.2
      Closing....................................................... 2.9
      Closing Date.................................................. 2.9
      USCS.......................................................... Preamble
      USCS Benefit Plans............................................ 3.11(a)
      USCS Options.................................................. 2.7
      USCS Permits.................................................. 3.8(a)
      USCS SEC Reports.............................................. 3.7(a)
      USCS Stock.................................................... 2.1(b)
      USCS Stock Certificates....................................... 2.2(a)
      DGCL.......................................................... 1.1
      Effective Time................................................ 1.2
      Exchange Act.................................................. 3.6
      Exchange Agent................................................ 2.2(a)
      Exchange Ratio................................................ 2.1(a)
      FTC........................................................... 6.8
      Governmental Entity........................................... 3.8(a)
      HSR Act....................................................... 3.6
      DST........................................................... Preamble
      DST Certificates.............................................. 2.2(a)
      DST SEC Reports............................................... 4.6(a)
      Indemnified Party............................................. 6.2(h)(iii)
      Indemnifying Party............................................ 6.2(h)(iii)
      Joint Proxy Statement/Prospectus.............................. 6.2(a)
      Losses........................................................ 6.2(h)(i)
      Meeting....................................................... 6.3
      Merger........................................................ Recital A
      Most Recent USCS Balance Sheet................................ 3.7(c)
      Most Recent DST Balance Sheet................................. 4.6(c)
      Other Filings................................................. 6.2(b)
      Preliminary Joint Proxy Statement/Prospectus.................. 6.2(a)
      Secretary..................................................... 1.2
      SEC Filings................................................... 6.2(c)
      Securities Act................................................ 3.6
      Surviving Corporation......................................... 1.1
      Tax........................................................... 9.1

  SECTION 9.3 USE OF TERMS. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variations) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word "include" (and any variation) is used in an illustrative sense rather than a limiting sense. The word "day" means a calendar day. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under GAAP.

  SECTION 9.4 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations and warranties contained in this Agreement will survive beyond the Closing Date. This Section 9.4 will not limit any covenant or agreement of the parties to this Agreement that by its terms requires performance after the Closing Date.

  SECTION 9.5 NOTICES. All notices or other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                     USCS International, Inc.
    If to USCS:      2969 Prospect Park Drive

                     Rancho Cordova, CA 95670
                     Attn: Chief Executive Officer

    With a copy to:  Gilles S. Attia, Esq.

                     Graham & James LLP
                     400 Capitol Mall, 24th Floor
                     Sacramento, CA 95814

    If to DST:       DST Systems, Inc.

                     333 West 11th Street, 5th Floor
                     Kansas City, MO 64105
                     Attn: President

    With a copy to:  John F. Marvin, Esq.

                     Sonnenschein Nath & Rosenthal
                     4520 Main Street, Suite 1100
                     Kansas City, MO 64111

or to such other addresses as any party may have furnished to the other parties in writing in accordance with this Section 9.5.

  SECTION 9.6 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

  SECTION 9.7 SPECIFIC PERFORMANCE. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in accordance with Section 8.2(a), the parties will be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and no party will raise any defense to the institution of such equitable relief other than with respect to the factual allegations concerning the claims for which relief is sought.

  SECTION 9.8 ENTIRE AGREEMENT; MISCELLANEOUS. This Agreement will be of no force or effect until executed and delivered by all of the parties to this Agreement. This Agreement (including the documents and instruments referred to in this Agreement) when executed and delivered, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement except for the Mutual Non-Disclosure Agreement dated as of April 20, 1998 but not the amendments thereto. All parties have participated in the preparation of this Agreement and the interpretive principle of construing a document against the drafter shall have no application to this Agreement. This Agreement may be executed in two or more counterparts which together will constitute a single agreement. This Agreement may be delivered by facsimile. Any certificate delivered pursuant to this Agreement will be made without personal liability on the part of the officer or employee of the Person giving such certificate.

  SECTION 9.9 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

  (a) This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the law of the State of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          DST SYSTEMS, INC.

                                                /s/ Thomas A. McDonnell
                                          By: _________________________________
                                            Name:   Thomas A. McDonnell
                                            Title:  President and Chief
                                                     Executive Officer

                                          DST ACQUISITIONS, INC.

                                                /s/ Thomas A. McDonnell
                                          By: _________________________________
                                            Name:   Thomas A. McDonnell
                                            Title:       President

                                          USCS INTERNATIONAL, INC.

                                                  /s/ James C. Castle
                                          By: _________________________________
                                            Name:     James C. Castle
                                            Title:Chief Executive Officer

                                                                     APPENDIX B

                          [MERRILL LYNCH LETTERHEAD]

September 2, 1998

Board of Directors
USCS International, Inc.
2969 Prospect Park Drive
Rancho Cordova, CA 95670

Members of the Board of Directors:

  DST Systems, Inc., (the "Acquiror"), DST Acquisitions, Inc., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), and USCS International, Inc., (the "Company"), propose to enter into an Agreement and Plan of Merger, dated September 2, 1998 (the "Agreement"), pursuant to which the Acquisition Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.05 per share (the "Company Shares"), will be converted into the right to receive 0.62 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $.01 per share (the "Acquiror Shares").

  You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

  In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

   (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror;

   (3) Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

   (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

   (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

   (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

   (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their legal advisors;

   (8) Reviewed the potential pro forma impact of the Merger;

   (9) Reviewed drafts dated August 28, 1998 of the Agreement and a Form of Stockholder Agreement to be entered into among certain stockholders of USCS International and DST Systems; and

  (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to certain publicly traded securities held by the Acquiror, we have assumed that the current reported sales prices for such securities reflect their fair market value. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

  We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and financing services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

  We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

                                          Very truly yours,

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                           Smith

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

                                                                     APPENDIX C
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-K


  [X]            ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1997

                                      OR

  [_]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      For the transition period from to

                        COMMISSION FILE NUMBER 1-14036

                               DST SYSTEMS, INC.
              (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

                DELAWARE                             43-1581814
      (STATE OR OTHER JURISDICTION                (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)

   333 WEST 11TH STREET, KANSAS CITY,                   64105
                MISSOURI                             (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
                OFFICES)

        COMPANY'S TELEPHONE NUMBER, INCLUDING AREA CODE (816) 435-1000

  Securities registered pursuant to Section 12(b) of the Act:

                TITLE OF EACH CLASS            NAME OF EXCHANGE ON WHICH REGISTERED
      Common Stock, $0.01 Per Share Par Value        New York Stock Exchange
                                                      Chicago Stock Exchange

  Securities registered pursuant to Section 12(g) of the Act: NONE

  Indicate by check mark whether the Company (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Company was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X]NO [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Company's knowledge, in a definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

  Aggregate market value of the voting and non-voting stock held by non-affiliates of the Company as of February 27, 1998:
                 Common Stock, $.01 par value--$1,519,931,108

  Number of shares outstanding of the Company's common stock as of February 27, 1998:
                   Common Stock, $.01 par value--49,009,168

DOCUMENTS INCORPORATED BY REFERENCE:
  Portions of the following documents are incorporated herein by reference into Part of the Form 10-K as indicated:

                                                            PART OF FORM 10-K
DOCUMENT                                                 INTO WHICH INCORPORATED
--------------------------------------------------------------------------------
Company's Definitive Proxy Statement for the 1998
 Annual Meeting of Stockholders, which will be filed no
 later than 120 days after December 31, 1997...........         Part III

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               DST SYSTEMS, INC.

                         1997 FORM 10-K ANNUAL REPORT

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
          Cautionary Statement With Respect To Forward-Looking Comments..     2

                                    PART I

 Item 1.  Business.......................................................     2
 Item 2.  Properties.....................................................    12
 Item 3.  Legal Proceedings..............................................    12
 Item 4.  Submission of Matters to a Vote of Security Holders............    13
          Executive Officers of the Company..............................    13

                                    PART II

            Market for the Company's Common Stock and Related Stockholder
 Item 5.  Matters........................................................    14
 Item 6.  Selected Consolidated Financial Data...........................    14
          Management's Discussion and Analysis of Financial Condition and
 Item 7.  Results of Operations..........................................    15
 Item 7A. Quantitative and Qualitative Disclosures About Market Risk.....    25
 Item 8.  Financial Statements and Supplementary Data....................    26
          Changes in and Disagreements with Accountants on Accounting and
 Item 9.  Financial Disclosure...........................................    50

                                   PART III

 Item 10. Directors and Executive Officers of the Company................    50
 Item 11. Executive Compensation.........................................    50
 Item 12. Security Ownership of Certain Beneficial Owners and Management.    50
 Item 13. Certain Relationships and Related Transactions.................    50

                                    PART IV

          Exhibits, Financial Statement Schedules, and Reports on Form 8-
 Item 14. K..............................................................    51
          Signatures.....................................................    56

  DST(TM), OTI(TM), Securities Transfer System(TM), STS(TM), TA2000(R), Portfolio Accounting System(TM), PAS(TM), Global Portfolio System(R), GPS(R), OpenPerformanceSystem(TM), OPS(TM), Integrated Pharmacy Network System(TM), IPNS(R), Automated Work Distributor(TM), AWD(R), TRAC-2000(R), GPS2000(TM), HiPortfolio/2(TM), Impart/2(TM), Uptix(TM), Paladign(TM), FAST2000(TM), FAN(R), FanMail(R), Vision Mutual Fund Gateway(R), EnCorr(R), PowerStore(R), Customer Service Workstation(R), Financial Asset Network(R) referred to in this Report are included among the Company's trademarks. DirecTV(TM) referred to in this Report is a trademark of Hughes Electronics, Inc. Fund/Serv(TM) and Networking(TM) referred to in this Report are trademarks of National Securities Clearing Corporation. Windows NT(R) and Windows(R) referred to in this Report are trademarks of Microsoft Corporation. OS/2(R) and AS/400(R) referred to in this Report are trademarks of IBM Corporation UNIX(R) referred to in this Report is a trademark of X/Open Company, Ltd.

CAUTIONARY STATEMENT WITH RESPECT TO FORWARD-LOOKING COMMENTS

The discussions set forth in this Annual Report on Form 10-K contain statements concerning potential future events. Such forward-looking statements are based upon assumptions by the Company's management, as of the date of this Annual Report, including assumptions about risks and uncertainties faced by the Company. Readers can identify these forward-looking statements by their use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs. If any of management's assumptions prove incorrect or should unanticipated circumstances arise, the Company's actual results could materially differ from those anticipated by such forward-looking statements. The differences could be caused by a number of factors or combination of factors including, but not limited, to, those factors identified in the Company's Current Report on Form 8-K dated March 22, 1996, which is hereby incorporated by reference. This report has been filed with the United States Securities and Exchange Commission (the "SEC") or the "Commission" in Washington, D.C. and can be obtained by contacting the SEC's Public Reference Branch. Readers are strongly encouraged to obtain and consider the factors listed in the March 22, 1996 Current Report and any amendments or modifications thereof when evaluating any forward-looking statements concerning the Company. The Company will not update any forward-looking statements in this Annual Report to reflect future events or developments.

PART 1

ITEM 1. BUSINESS

This discussion of the Company's business should be read in conjunction with, and is qualified by reference to, Management's Discussion and Analysis of the Company's Financial Condition and Results of Operations ("MD&A") under Item 7 herein. In addition, pursuant to rule 12b-23 under the Securities Exchange Act of 1934, as amended, the information set forth under the headings "Introduction" and "Seasonality" in the MD&A and the geographic information included in Item 8, Note 15 are incorporated herein by reference in partial response to this Item 1.

The Company was originally established in 1969. Through a reorganization in August 1995, the Company is now a corporation organized in the State of Delaware. The Company operates in one segment.

RECENT DEVELOPMENTS IN THE COMPANY'S BUSINESS

The recent business developments of the Company and the Company's subsidiaries follow.

SECURITIES TRANSFER DEVELOPMENTS

On February 10, 1998, Boston EquiServe, LLP ("Boston EquiServe"), a 50% owned joint venture between Boston Financial Data Services, Inc. ("BFDS") (a 50% owned joint venture of the Company and State Street Corporation) and Bank of Boston Corporation, announced an agreement to merge with First Chicago Trust Company of New York ("First Chicago") which would create the largest securities transfer agent in the United States, processing approximately 25 million accounts. The merger of the two businesses, to be named EquiServe, LLP ("EquiServe"), is expected to be completed in the second quarter of 1998.

DST is currently developing a new securities transfer system ("Fairway") to be used by Boston EquiServe to process all of its accounts. In conjunction with the merger, DST entered into a memorandum of understanding with Boston EquiServe and First Chicago to complete development of the system for the exclusive use by EquiServe to process all of its accounts. The Company has also agreed with EquiServe to provide data processing services for EquiServe to use Fairway. The terms and conditions of this memorandum of understanding will be set forth in a definitive agreement, the completion of which is a condition to the closing of the merger agreement between Boston EquiServe and First Chicago. Upon acceptance of defined components of Fairway, DST will contribute Fairway and its non-EquiServe stock transfer processing business (approximately 2 million accounts) to EquiServe for a direct ownership interest in EquiServe. DST will also continue to hold an indirect ownership interest in EquiServe through BFDS.

DBS SYSTEMS CORPORATION

In October 1997, the Company purchased the remaining 20% minority interest in DBS Systems Corporation ("DBS") for $13.2 million in cash. The $11.6 million excess of the purchase price over the net assets acquired has been assigned a useful life of 12 years. On a pro forma basis, the acquisition did not have a material impact on the Company's historical results of operations or financial position.

DST CATALYST, INC.

In August 1997, the Company formed DST Catalyst, Inc. by purchasing an 81% interest in the international information technology subsidiary of the Chicago Stock Exchange and the consulting practice of Catalyst Institute. DST Catalyst, Inc. provides software and services to support automated securities exchange activities and broker order interfaces primarily outside the United States. On a pro forma basis, the acquisition did not have a material impact on the Company's historical results of operations or financial position.

NARRATIVE DESCRIPTION OF BUSINESS

The Company provides sophisticated information processing and computer software services and products, primarily to mutual funds, insurance companies, banks and other financial services organizations. Set forth below is information regarding the Company's sources of revenue.

                                                SOURCES OF REVENUE
                                             YEARS ENDED DECEMBER 31,
                                          1995          1996          1997
                                      ------------  ------------  ------------
                                              (DOLLARS IN MILLIONS)
U.S. Revenues
  Mutual Fund and Investment
   Management
    Data Processing Services......... $221.5  45.8% $257.8  44.4% $285.4  43.9%
    Output Services..................   60.2  12.4    77.7  13.4    84.5  13.0
                                      ------ -----  ------ -----  ------ -----
                                       281.7  58.2   335.5  57.8   369.9  56.9
  Other Output Processing............   81.4  16.8    90.5  15.6    97.4  15.0
  Other..............................   60.1  12.4    70.4  12.1    82.5  12.6
                                      ------ -----  ------ -----  ------ -----
Total U.S. revenues..................  423.2  87.4   496.4  85.5   549.8  84.5
International revenues...............   60.9  12.6    84.4  14.5   100.9  15.5
                                      ------ -----  ------ -----  ------ -----
Total Revenues....................... $484.1 100.0% $580.8 100.0% $650.7 100.0%
                                      ====== =====  ====== =====  ====== =====

The Company's revenue growth is attributable to the growth of the mutual fund industry and the implementation of the Company's business strategy. The primary components of the Company's ongoing business strategy are: (i) enhancement of the Company's technology base and development of new services and products to strengthen its position as the leading provider of information processing services to the United States mutual fund market; (ii) expansion into markets where the Company can provide similar information processing and computer software services and products; and (iii) formation of strategic alliances and joint ventures with and acquisitions of established companies operating in the Company's target markets, both in the United States and internationally.

The growing volume and complexity of transactions in the financial services market and other markets have resulted in increasing demand for more sophisticated systems to process information in a timely and accurate manner. Computer technology has provided an effective means of addressing this demand, but requires significant capital investment and expertise. As a result, many organizations have relied on outside providers, such as the Company. The Company expects the information processing needs of these organizations to continue to grow in volume and complexity and believes that this will present the Company with significant opportunities for its services and products.

                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
OTHER OPERATING AND FINANCIAL DATA           1995         1996         1997
----------------------------------       ------------ ------------ ------------
Investment Market Values (in
 thousands)(1)
  Computer Sciences Corporation (2).....                $354,466     $360,400
  State Street Corporation..............   $134,375      192,992      347,509
  Euronet Services, Inc. (3)............                $  1,167     $  9,136
Other Operating Data
  Mutual fund shareowner accounts
   processed (millions)
    U.S.................................       36.5         41.1         45.0
    Canada..............................        0.1          0.3          0.9
    United Kingdom......................        0.2          0.4          1.0
  TRAC-2000 mutual fund accounts
   (millions)(4)........................        1.4          1.3          1.9
  TRAC-200 participants (thousands).....        588          560          696
  Portfolio Accounting System
   portfolios...........................      1,526        1,725        1,925
  Automated Work Distributor
   workstations.........................     10,700       19,700       35,100
  Output Technologies pages printed
   (millions)...........................        936        1,230        1,440
  Argus pharmaceutical claims processed
   (millions)...........................        129          129          145

--------
(1) Based upon the closing price on the last trading day of the applicable period at the exchange where principally traded.
(2) On August 1, 1996, Continuum merged with Computer Sciences Corporation ("CSC") in a tax-free share exchange and as a result became a wholly owned subsidiary of CSC. DST, which prior to the merger owned approximately 23% of Continuum, received in the exchange CSC common stock with a value of $295 million based upon the closing price of CSC common stock on August 1, 1996.
(3) Euronet Services, Inc. finalized its initial public offering in March
    1997.
(4) Included in TA2000 mutual fund shareowner accounts processed.

UNITED STATES MUTUAL FUND AND INVESTMENT MANAGEMENT

Most of the Company's mutual fund clients are "open-end" mutual fund companies, which obtain funds for investment by making a continuous offering of their shares. Purchases and sales (referred to as "redemptions") of open-end mutual fund shares are typically effected between shareowners and the fund, rather than between shareowners. These transactions are based on the net asset value of the mutual funds on the date of purchase or redemption, which requires that the assets of the fund and the interests of its shareowners be valued daily. Accordingly, the timely and accurate accounting and recordkeeping of shareowner and fund investment activity is a critical function.

In addition, as investors have been attracted to the wide array of investment products with increasingly specialized features offered by mutual funds, the mutual fund market has seen a significant increase in the number of mutual fund shareowner accounts, in the volume of transactions and in the complexity of the recordkeeping. The Company has made significant investments in computer capacity and systems to handle the increasing volumes, to maintain its leadership position and to improve quality and productivity.

The Company typically enters into multi-year written agreements with its clients. The Company has long-term relationships with its mutual fund clients and most of the shareowner accounts serviced by the Company are at mutual fund organizations that have been clients of the Company for more than five years.

SHAREOWNER ACCOUNTING AND RECORDKEEPING

The Company's proprietary applications system for mutual fund recordkeeping and accounting is TA2000, which performs shareowners related functions for mutual funds, including processing purchases, redemptions, exchanges and transfers of shares; maintaining shareowner identification and share ownership records; reconciling cash and share activity; calculating and disbursing commissions to broker-dealers and other distributors; processing dividends; creating and tabulating proxies; reporting sales; and providing information for printing of shareowner transaction data and year-end tax statements. The system processes load, no-load, multi-class and money funds. TA2000 also performs many specialized tasks, such as asset allocation, wrap fee calculations and broker commissions. At December 31, 1997, the Company provided shareowner accounting processing services for approximately 45 million U.S. mutual fund shareowner accounts.

The Company offers its mutual fund shareowner services on a wide range of levels. "Full" service processing includes all necessary administrative and clerical support to process and maintain shareowner records, answer telephone inquiries from shareowners, broker-dealers and others, and handle the TA2000 functions described above. "Remote" service processing is designed to allow clients to have their own administrative and clerical staff access TA2000 at the Winchester Data Center using the Company's telecommunications network.

Selection by a client of the level of service is influenced by a number of factors, including cost and level of desired control over interaction with fund shareowners. To address clients' desires to control shareowner interaction, the Company structured its services to allow the clients' personnel to handle customer telephone inquiries while the Company's or an affiliate's personnel retain transaction processing functions. This service was facilitated by the implementation of Automated Work Distributor (AWD), which images transactions and makes them, together with the status of the transactions, electronically available to the personnel handling the telephone calls.

The Company derives revenues from its mutual fund shareowner accounting services through fees charged for use of the Company's proprietary software systems, clerical processing services and other related products. These fees are generally charged on an account and number of funds basis, for system processing services and on an account, funds and transaction basis for clerical services. The Company's policy is not to license TA2000.

RETIREMENT PLAN ACCOUNTING AND RECORDKEEPING

The Company's TRAC-2000 product provides recordkeeping and administration for defined contribution plans, including 401(k), 403b and 457 plans, Simplified Employee Pensions and profit sharing plans that invest in mutual funds, company stock guaranteed investment contracts and other investment products. TRAC-2000 interfaces directly with TA2000 thereby eliminating the normal reconciliation problems which occur when different systems are used for the participant recordkeeping and mutual fund shareowner accounting. TRAC-2000 is offered on a full-service basis through BFDS and on a remote basis by the Company. The Company regards the retirement plan market as a significant growth opportunity for its services and products because: (i) that market is relatively new and experiencing significant expansion as more employers shift away from defined benefit programs; (ii) mutual funds, because of their features, are increasingly popular selections for investment by such plans; and (iii) each retirement plan participant normally elects to use multiple mutual fund investment accounts.

Revenues from these services are based generally on the number of participants in the defined contribution plans.

ADDITIONAL MUTUAL FUND SERVICES AND PRODUCTS

The Company has developed products to meet the changing service requirements and distribution channels of the mutual fund market as well as the increasing regulatory requirements affecting that market.

The Company maintains a high volume interface with Fund/Serv and Networking, two systems developed by the National Securities Clearing Corporation for broker-dealer distributed mutual funds. The Company has also developed systems and communication infrastructure products that facilitate emerging channels of mutual fund sales and distribution. One of these systems, FanMail, provides independent financial planners with trade confirmations, account positions and other data via public network access. A Windows-based enhancement to FanMail called Vision Mutual Fund Gateway provides real-time inquiry capabilities for broker-dealers and the financial planning community.

The Company has developed the Financial Access Network (FAN) to support emerging forms of electronic distribution for mutual funds. FAN enables mutual fund companies to transmit mutual fund literature via the Internet to shareowners and potential investors who visit their proprietary web page. In addition, mutual fund shareowners can review their accounts and direct mutual fund transactions, such as purchases, redemptions and exchanges from personal computers.

Revenues from these new services and products are based generally on the number of transactions processed.

BOSTON FINANCIAL SERVICES, INC. ("BFDS")

An important distribution channel for the Company's services and products is its joint ventures. BFDS is a 50% owned joint venture with State Street Corporation ("State Street"), the parent company of State Street Bank & Trust Company. BFDS combines use of the Company's proprietary applications and output processing capabilities with the marketing capabilities and custodial services of State Street to provide full-service shareowner accounting and recordkeeping services to U.S. mutual funds. BFDS also offers remittance and proxy processing, class action administration services, teleservicing and full-service support for defined contribution plans using the Company's TRAC-2000 system. BFDS is the Company's largest customer, accounting for approximately 11% of the Company's revenues in 1997.

AUTOMATED WORKFLOW MANAGEMENT

The Company's Automated Work Distributor (AWD) system is an image-based, intelligent workflow management and customer support system. Introduced to enhance the Company's mutual fund shareowner recordkeeping system, AWD captures transactions at their source (such as paper, phone calls or faxes), converts them into electronic images, stores them and electronically moves them to the appropriate work area and person for processing. AWD integrates high-speed scanning, character recognition, voice recognition, optical storage and automated correspondence to automate work processes traditionally performed by hand. AWD also performs statistical quality control sampling and provides productivity reporting for each individual using the system.

AWD was designed to interface with a wide range of high volume application processing systems. AWD utilizes a client server architecture that enables it to operate on AS/400, Windows NT or UNIX servers utilizing either Windows or OS/2 client desktops. AWD interfaces with existing mainframe or other server lines of business applications. AWD is primarily installed in investment management firms, insurance companies and banks located in the United States, Canada, United Kingdom, Europe, Australia, South Africa and Asia-Pacific. In addition, Computer Sciences Corporation Financial Services Group ("CSC-FSG") has the exclusive right to distribute the Company's AWD product to life and property and casualty insurance companies worldwide and a non-exclusive right in the banking industry.

The Company's Advanced Technology Group has developed a number of other products that can be used with AWD. These products include Customer Service Work Station, which presents all available customer information at the telephone representative's workstation; EnCorr, which automates the creation and printing of correspondence; and PowerStore, which enables optical media access for stand-alone PCs, client/servers and other computer platforms.

The Company derives AWD revenues from license fees based on the number of workstations accessing the software, fees for customized installation and programming services and annual maintenance fees.

OUTPUT PROCESSING

Output Technologies, Inc., a wholly owned subsidiary of the Company, performs electronic printing, variable and selective insertion, pre-sorted mailing and distribution of custom designed shareowner and other customer communications, including transaction confirmations, dividend checks, account statements and year-end tax reports. Additionally, Output Technologies offers telemarketing/fulfillment services, computer output archival services, design services and offset printing. Output Technologies has multiple locations throughout the United States and Canada.

Output Technologies' strategy is to use technology to provide high volume products and services of superior quality. Output Technologies' products enable the Company to broaden its product offerings to its clients. Although Output Technologies provides services to mutual fund and securities transfer clients of the Company, significant revenues are derived from customers who are not otherwise clients of DST.

Output Technologies holds a 20% interest in PSI Technologies Corporation ("PSI"), the developer of a Computer Output to Laser Disk (COLD) software product for archiving documents. In conjunction with this investment, Output Technologies exclusively markets a customized product using PSI's COLD software to the mutual fund industry. The revenues generated from Output Technologies' activities are generally dependent on the volume of output transactions processed.

PORTFOLIO ACCOUNTING AND INVESTMENT MANAGEMENT PRODUCTS

DST offers products that support the portfolio accounting and investment management functions of the financial services industry. These products include the Portfolio Accounting System (PAS), Global Portfolio System (GPS), HiPortfolio/2 and OpenPerformanceSystems (OPS). DST offers a complete solution to firms managing mutual funds, institutional advisory accounts, or both.

PAS is an integrated multi-currency fund accounting system that maintains accounting records for mutual funds and unit investment trusts with U.S. and international assets, computes daily income and expense for each portfolio and calculates the fund's daily net asset value (NAV) which appears in the financial media.

GPS is designed for medium and large investment management companies with advisory accounts who want a customized solution. The system is a rules-based, multi-currency transaction processing and portfolio accounting system with a Windows-based graphical user interface (GUI) and a variety of reporting alternatives. With its client server, relational database architecture (Sybase or Oracle), GPS has seamless integration with OPS and can interface with a wide range of third-party systems offering trading, portfolio management and custodian communication.

HiPortfolio/2 is also designed for medium and large investment management firms who are seeking a turnkey system for investment accounting that can meet their requirements with a minimum amount of customization. HiPortfolio/2 includes OpenFrontOffice, a front office GUI-based trading system as well as OpenDataWarehouse, a complete data warehouse and reporting system.

OPS is a multi-currency performance measurement and attribution system that enables investment companies to calculate and evaluate the performance of their portfolios against industry standard benchmarks while adhering to the performance presentation standards of the Association for Investment Management and Research. OPS uses relational database architecture (Sybase or Oracle), and offers multiple delivery options. OPS is available as a remote product or for in-house installation on UNIX or Windows NT server platforms. OPS is offered both on a fully integrated basis with the PAS, GPS or HiPortfolio/2 products or on a stand-alone basis.

SECURITIES TRANSFER MARKET

The Company's existing system to support the securities transfer market, the Securities Transfer System (STS), provides a wide array of corporate stock and bond security holder recordkeeping services, including maintaining ownership records, recording ownership changes, issuing certificates, issuing and tabulating proxies, calculating and disbursing dividends and interest, processing dividend reinvestments, tax reporting and responding to shareowner inquiries through on-line data access. STS also maintains shareowner activity for closed-end mutual funds and unit investment trusts.

DST provides remote system access to a wide range of customers, including BFDS. Significant consolidation of service providers in the 1990s has allowed DST to pursue end user clients through BFDS.

The Company's largest STS customer is Boston EquiServe, which was created by the result of the 1995 merger of BFDS's securities transfer business with the Bank of Boston Corporation's securities transfer business. This joint venture created one of the largest securities transfer agents in the United States, processing approximately 14 million accounts. Boston EquiServe currently uses STS to process approximately 4 million accounts with the remaining accounts processed by the Bank of Boston on a system owned by the Bank of Boston. DST is currently developing a new securities transfer system ("Fairway") to be used by Boston EquiServe to process all of its accounts. Initial conversions of Boston EquiServe's accounts onto Fairway commenced in late 1997 and other accounts will be converted as additional functionality is delivered.

As discussed under Item 1. Business, Recent Developments in the Company's Business, Boston EquiServe announced an agreement to merge with First Chicago Trust Company of New York. In conjunction with the merger, DST entered into a memorandum of understanding to complete development of Fairway for the exclusive use by EquiServe to process all of its accounts. DST believes that an ownership in EquiServe provides the most effective participation in the opportunities presented by the continued consolidation of the stock transfer industry.

WINCHESTER INFORMATION PROCESSING SERVICES

Winchester Information Processing Services supports DST's computing needs with two data centers in Kansas City.

The Winchester Data Center ("Winchester"), provides the Company's primary central computer operations and data processing facility. Winchester has a total of 161,000 square feet, of which 74,000 square feet is a raised floor computer room. Winchester has mainframe computers with a combined processing capacity of over 3,300 million instructions per second (MIPS) and direct access storage devices (DASD) with an aggregate storage capacity which exceeds 16 terrabytes. Winchester also contains over 100 servers supporting NT, UNIX, and AS/400 small and midrange computing environments. These servers are used to support DST's products, automated voice response, Internet services and processing for certain of the Company's affiliates. The facility is virtually disaster-proof and is able to withstand tornado-force winds of over 260 miles per hour.

The Poindexter Data Center ("Poindexter") provides the Company's AWD Image processing services. Poindexter has a total of 11,500 square feet, of which 8,500 are currently used for the computer room. Poindexter contains IBM AS/400 computers and optical storage systems, which support over 1,600 AWD Image users. AWD users include DST's Full-Service area as well as several of the Company's remote AWD customers. Poindexter also houses over 100 servers supporting DST's products. Winchester's remote tape storage using IBM's automated tape libraries and IBM's SP/2 computers, which support Argus Health System, Inc. processing.

Both data centers are staffed 24-hours-a-day, seven-days-a-week and have self-contained power plants with mechanical and electrical systems that operate virtually without interruption in the event of commercial power loss. The data centers utilize fully redundant telecommunications networks serving the Company's clients. The network, which serves more than 92,000 computer users, has redundant pathing and software which provides for automatic rerouting of data transmission in the event of carrier circuit failure.

The Company has an agreement with a commercial disaster recovery provider for computer processing in the event of a computer failure at Winchester. The Company's data communications network is linked to the disaster recovery provider's facility and network to enable client access to the disaster recovery facility. Poindexter's AS/400 Processors are backed up real-time to Winchester. The Company test the disaster recovery processes for both data centers on a regularly scheduled basis.

SATELLITE TV SUBSCRIBER MANAGEMENT

DBS Systems Corporation ("DBS"), a wholly owned subsidiary of the Company, is a developer and provider of subscriber management software for the DirecTV satellite system, a product of DirecTV, Inc., a Hughes Electronics company. DBS's software system manages DirecTV satellite television billing and subscriber-related activities for DirecTV's U.S. residential satellite television subscribers. Output Technologies performs the electronic printing and mailing of subscriber invoices for DBS.

INTERNATIONAL BUSINESSES

EUROPE AND OTHERS
DST INTERNATIONAL LIMITED ("DST INTERNATIONAL")
DST International, a United Kingdom company, provides investment management and portfolio accounting software and services with over 500 installations in various countries worldwide, serviced by offices in the United Kingdom, Australia, New Zealand, Hong Kong, Singapore, Thailand and South Africa. Its primary applications include HiPortfolio/2, a client server based investment management system and OpenProducts, a series of GUI front end and back end products directly integrated with HiPortfolio/2. Among DST International's other products are Impart/2, Uptix and Paladign. In addition to investment management and portfolio accounting software and services, DST International distributes and supports AWD outside North America.

EUROPEAN FINANCIAL DATA SERVICES LIMITED ("EFDS")
A United Kingdom joint venture of DST and State Street Corporation, EFDS provides full and remote service processing for unit trust and related products serving nearly one million unit holder accounts at December 31, 1997. In 1998, EFDS expects to implement FAST2000, a new unit trust accounting system developed by EFDS for the United Kingdom market.

DST CATALYST, INC. ("DST CATALYST")
DST Catalyst develops, markets, installs and maintains computer systems to support securities exchanges and brokerage firms and performs research and consulting related to the development of financial markets and institutions. During 1997, DST Catalyst primarily derived its revenues from international projects in Bangkok, Manila, Johannesburg, Tel Aviv and Athens.

CANADA
DST CANADA, INC. ("DST CANADA")
DST Canada, formerly Corfax Benefit Systems Limited, provides remote mutual fund shareowner processing and licenses its mutual fund shareowner system to mutual fund companies primarily in the Canadian financial services market.

XEBEC IMAGING SERVICES, INC. ("XEBEC")
Xebec, located principally in Toronto, provides computer output, archival and print/mail services for various Canadian financial services companies.

CFDS LIMITED ("CFDS")
A Canadian subsidiary of BFDS, CFDS provides full-service processing to the Canadian mutual fund industry using DST Canada's mutual fund system and full-service processing for United States off-shore mutual funds using TA2000.

PRESCRIPTION CLAIM PROCESSING

Argus Health Systems, Inc. ("Argus") is a 50% owned joint venture of the Company and a privately held life insurance holding company. Argus provides managed care pharmaceutical claim processing services using its proprietary computer processing system, Integrated Pharmacy Network System ("IPNS"). IPNS is an interactive, database managed processing system for administration of prescription drug claims, pharmacy and member reimbursement and drug utilization review. IPNS, which provides substantial flexibility to accommodate varying provider requirements, allows point-of-sale monitoring and control of pharmacy plan benefits with on-line benefit authorization and alerts dispensing pharmacists to potential medication problems arising from such factors as duplicate prescriptions, incorrect dosage and drug interactions. Argus is currently developing a new client/server-based claims processing system which will replace IPNS.

The Company provides data processing, telecommunications and output services to Argus and Argus operates IPNS at Winchester and Poindexter. Its primary clients are providers of pharmacy benefit plans including insurance companies, health maintenance organizations, preferred provider organizations and other pharmacy benefit managers.

MARKETING/DISTRIBUTION

The Company's mutual fund systems and related services and products are marketed to mutual fund management firms and to distributors of mutual fund shares, such as banks, insurance companies, brokerage firms and third-party administration firms. Increasingly, such firms manage multiple mutual fund products to address different investment objectives. Generally, mutual fund products are promoted and distributed in fund groups which provide investors with a variety of mutual fund investments and the ability to exchange investments from one fund to another within the group. This often means that a single service agent, such as the Company, is used for all funds in the group.

The Company's output processing business has sixteen offices across North America and distributes its products to the mutual fund, banking, brokerage, insurance, healthcare, telecommunications, transportation and utilities industries. A team of client administrators manages the needs of clients and national sales force supports efforts in the U.S. and Canada.

DST International markets its investment management and portfolio accounting software and services to medium and large investment management firms through its offices in the United Kingdom, Australia, New Zealand, Hong Kong, Singapore, Thailand and South Africa. Generally, DST International's customers are seeking a turnkey system for investment accounting that can meet their requirements with a minimum amount of customization. Each of DST International's offices has a dedicated sales force and a team of consultants who can sell, install and implement these products.

The Company identifies potential users of its products and services and tailors its marketing programs to focus on their needs. The Company's marketing efforts also include cross-selling the Company's wide range of services and products to its existing clients. The Company's sales efforts are closely coordinated with its joint venture and strategic alliance partners.

Sources of new business for the Company include (i) existing clients of the Company, particularly with respect to complementary and new services and products; (ii) companies relying on their own in-house capabilities and not using outside vendors; (iii) companies using competitors' systems; and (iv) new entrants into the markets served by the Company. The Company considers its existing client base to be one of its best sources of new business.

SOFTWARE DEVELOPMENT AND MAINTENANCE

The Company continually upgrades and enhances its proprietary products and services to meet the needs of its clients and the financial services industry. The Company's Advanced Technology Group develops new products designed to address emerging information processing needs of both existing and potential markets. Operating costs include approximately $59.1 million, $82.1 million and $92.1 million during the years ended December 31, 1995, 1996 and 1997, respectively, for software development and maintenance and enhancements to its proprietary systems and software products.

COMPETITION

The Company believes that competition in the markets in which it operates is based largely on quality of service, features offered including the ability to handle rapidly changing transaction volumes, commitment to hardware capacity and software development, and price. The Company believes there is significant existing competition in its markets.

The Company's shareowner accounting systems compete not only with third-party providers but also with in-house systems and broker-dealer firms distributing mutual funds who retain the shareowner account processing. Financial institutions competing with the Company may have an advantage because they can take into consideration the value of their clients' funds on deposit in pricing their services. The Company's ability to compete effectively is dependent on the availability of capital. Some of the Company's competitors have greater resources and greater access to capital than the Company and its affiliates.

The Company has significant competition with its portfolio accounting and investment management systems. Principal competitors are third-party software service providers and those companies which license their products. The key competitive factors in the investment management systems are the accuracy and timeliness of processed information provided to customers, features and adaptability of the software, level and quality of customer support, level of software development expertise and price. The Company believes that it competes effectively in the market by its ongoing investment in its products and the development of new products to meet the needs of the portfolio accountants and investment managers.

The Company's automated workflow system competes with other data processing and financial software vendors. Competitive factors include features and adaptability of the software, level and quality of customer support, level of software development expertise and price. The Company believes that it can compete effectively in those markets the Company chooses to pursue.

The key competitive factors in output services of the Company are quality of services, quality of customer support, ability to handle large volumes at month and quarter ends and speed of production. The Company's principal competitors in this business are local companies in the cities where the Company's printing operations are located and several large national organizations. The Company believes that it competes effectively with others in the market.

EMPLOYEES

As of December 31, 1997, the Company and its majority owned subsidiaries employed approximately 6,000 employees. In addition, 50% owned unconsolidated affiliates of the Company and its subsidiaries employed approximately 3,200 employees, including approximately 2,400 at BFDS.

ITEM 2. PROPERTIES

PROPERTIES

The following table provides certain summary information with respect to the principal properties owned or leased by the Company. The Company believes the facilities, office space and other properties owned or leased are adequate for its current operations.

     LOCATION                 USE(1)            OWNED/LEASED(2)   SQUARE FEET
     --------                 ------            ---------------   -----------
Kansas City, MO      Data Center                    Owned            161,000
Kansas City, MO      Office Space/Data Center       Owned            477,000
Kansas City, MO(3)   Office Space                   Leased           671,000
Kansas City, MO      Production                     Owned          1,114,000
Kansas City, MO      Production                     Leased            32,000
Boston, MA           Office Space                   Leased            21,000
Charlotte, NC        Office Space                   Leased            31,000
Denver, CO           Production                     Leased            94,000
East Hartford, CT    Production                     Leased            75,000
Miami, FL            Production                     Leased            25,000
Mt. Prospect, IL     Production                     Leased           110,000
New York, NY         Production                     Leased            27,000
Phoenix, AZ          Production                     Leased            20,000
St. Louis, MO        Production                     Leased            39,000
Westwood, MA         Production                     Leased           128,000
Wheeling, IL         Production                     Leased            26,000
Australia            Office Space                   Leased            30,000
Canada               Office Space                   Leased            34,000
Canada               Production                     Leased            88,000
United Kingdom       Office Space                   Leased            49,000

--------
(1) Property specified as being used for production in the above table includes space used for storage and manufacturing and as warehouse space.
(2) Excluded from the table are a number of surface parking lots in the downtown Kansas City, Missouri area. The table also excludes nine properties outside the Kansas City, Missouri metropolitan area having an aggregate 57,353 square feet of office or production space, which are each less than 20,000 square feet. In addition to the property listed in the table and discussed above, the Company, through its subsidiaries and joint ventures, leases space in the Netherlands, Switzerland, Belgium, South Africa, Hong Kong, Singapore, Thailand and New Zealand. The property listed in the table as owned by the Company is subject to mortgage indebtedness in an aggregate amount of approximately $34 million as of December 31, 1997.
(3) Includes 352,680 square feet master-leased by a wholly owned subsidiary of the Company, of which 122,318 square feet is subleased to the Company or its other subsidiaries.

The discussion under "Winchester Information Processing Services" in Item 1 hereto is hereby incorporated by reference in partial response to this Item 2.

ITEM 3. LEGAL PROCEEDINGS

The Company and its subsidiaries are involved in various legal proceedings arising in the normal course of their businesses. While the ultimate outcome of these legal proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with legal counsel, that the final outcome in such proceedings, in the aggregate, would not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted by the Company to security holders during the fourth quarter of calendar year 1997.

EXECUTIVE OFFICERS OF THE COMPANY

Pursuant to General Instruction G(3) of Form 10-K and instruction 3 to paragraph (b) of Item 401 of Regulation S-K, the following list is included as an unnumbered Item in Part I of this Annual Report on Form 10-K in lieu of being included in the Company's Definitive Proxy Statement in connection with its annual meeting of stockholders scheduled for May 12, 1998.

All executive officers are elected by and serve at the discretion of the Company's Board of Directors. Certain of the executive officers have employment agreements with the Company. There are no arrangements or understandings between the executive officers and any other person pursuant to which he or she was or is to be selected as an officer, except with respect to the executive officers who have entered into employment agreements, which agreements designate the position or positions to be held by the executive officer. None of the executive officers are related to one another by family.

THOMAS A. MCDONNELL, age 52, has served as director of the Company since 1971. He has served as Chief Executive Officer of the Company since October 1984 and as President of the Company since January 1973 (except for a 30-month period from October 1984 to April 1987). He served as Treasurer of the Company from February 1973 to August 1995 and as Vice Chairman of the Board from June 1984 to September 1995. He served as Executive Vice President of Kansas City Southern Industries ("KCSI") from February 1987 until October 1995 and as a director of KCSI from 1983 until October 1995. He is a director of BHA Group, Inc., Cerner Corporation, Computer Sciences Corporation, Euronet Services, Inc., and Informix Software, Inc.

THOMAS A. MCCULLOUGH, age 55, is Executive Vice President of the Company. He has served as a director of the Company since 1990 and as Executive Vice President since April 1987. His responsibilities include full-service mutual fund processing, remote-service mutual fund client servicing, information systems, portfolio accounting, securities transfer and product sales and marketing.

ROBERT C. CANFIELD, age 59, has served as Senior Vice President, General Counsel and Secretary since August 1995 and as Senior Vice President-Law of the Company from March 1992 to August 1995.

MORTON B. COMER, age 65, has served as Senior Vice President of the Company since April 1991. He was responsible for the Company's full-service mutual fund processing and corporate support until February 1998 at which time he assumed duties at the Company's affiliate, Boston EquiServe, LLP.

KENNETH V. HAGER, age 47, has served as Vice President and Chief Financial Officer of the Company since April 1988 and as Treasurer since August 1995. He is responsible for the financial, internal audit and data security functions of the Company. He is a director of Digital Holdings, Inc.

JAMES P. HORAN, age 54, has served as Chief Information Officer of the Company since July 1988. He is responsible for the Advanced Technology Group, AWD and the Information Systems Division which includes mutual fund systems development and support and remote mutual fund services.

JONATHAN J. BOEHM, age 37, joined the Company as a Group Vice President in November 1997. He is responsible for the Company's full-service mutual fund processing and corporate support. Prior to joining the company, he had been a First Vice President with Kemper Service Company from July 1993 to November 1997 and a Vice President of Kemper Service Company from October 1990 through July 1993.

JOHN W. MCBRIDE, age 55, has served as Group Vice President of the Company since 1993 and as Vice President of the Company from December 1985 to May 1993. He is responsible for the operations of the Company's Winchester and Poindexter Data Centers.

ROBERT L. TRITT, age 42, has served as Group Vice President of the Company since 1989. He is responsible for the Company's remote mutual fund processing operations.

MICHAEL A. WATERFORD, age 55, has served as Group Vice President of the Company since 1986. He is responsible for certain of the Company's development projects and Year 2000 readiness.

J. PHILIP KIRK, JR., age 60, has served as Vice President of the Company since January 1988 and as Chairman of DST Realty, Inc. since July 1996. From March 1987 to July 1996 he served as President of DST Realty, Inc.

CHARLES W. SCHELLHORN, age 49, has served as President of Output Technologies, Inc. since 1990 and Chairman of the Board of Output Technologies, Inc. since 1991.

J. MICHAEL WINN, age 50, has served since June 1993 as Managing Director of DST International Limited, a wholly owned subsidiary of the Company. From February 1992 to June 1993, he was Managing Director of Clarke & Tilley Ltd. when it was acquired by the Company.

PART II

ITEM 5. MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The Company's common stock trades under the symbol "DST" principally on the New York Stock Exchange ("NYSE"). Additionally, the Company listed its common stock on the Chicago Stock Exchange on January 21, 1998. As of February 27, 1998, there were approximately 14,000 beneficial owners of the Company's common stock.

No cash dividends have been paid since the initial public offering of the Company's common stock on October 31, 1995. The Company intends to retain its earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

The information set forth in response to Item 201 of Regulation S-K in Part II
Item 8, Financial Statements, and Supplementary Data at Note 16, Quarterly Financial Data (Unaudited) ("Note 16"), in this Form 10-K is incorporated by reference in partial response to this Item 5. The prices set forth in Note 16 do not include commissions and do not necessarily represent actual transactions. The closing price of the Company's common stock on the NYSE on December 31, 1997 was $42.6875.

The Company did not have any unregistered sales of securities in 1997.

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth in the following table have been derived from the consolidated financial statements for the Company and notes thereto. The consolidated statement of income data for the years ended December 31, 1995, 1996 and 1997, and the consolidated balance sheet data as of December 31, 1996 and 1997, are derived from the consolidated financial statements of the Company and the related notes thereto, which have been audited by Price Waterhouse LLP, independent accountants and which are included in Item 8 elsewhere in this Form 10-K. The consolidated income statement data for the years ended December 31, 1993 and 1994, and the consolidated balance sheet data as of December 31, 1993, 1994 and 1995, are derived from the consolidated financial statements and notes thereto of the Company, which have also been audited by Price Waterhouse LLP, but which are not contained herein. This data should be read in conjunction with and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Item 7 in this Form 10-K and the Company's audited consolidated financial statements, including the notes thereto and the independent accountants report thereon and the other financial information included in Item 8 in this Form 10-K.

                                            YEARS ENDED DECEMBER 31,
                                     ------------------------------------------
                                      1993    1994    1995     1996      1997
                                     ------  ------  ------  --------  --------
                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                    AMOUNTS)
Revenues...........................  $341.2  $401.7  $484.1  $  580.8  $  650.7
Income from operations.............    29.6    35.0    40.8      57.0      92.2
Interest expense...................   (10.9)  (14.0)  (22.0)     (6.9)     (7.7)
Gains on sales of equity
 investments*......................                    44.9     223.4       1.5
Equity in earnings (losses) of
 unconsolidated affiliates.........    11.7    22.2     6.5      (4.0)     (1.3)
Income before income taxes and
 minority interests................    31.7    46.6    73.8     273.6      88.7
Income from continuing operations*.    22.8    33.4    27.7     167.2      59.0
Income per share from continuing
 operations
  Basic**..........................    0.74    1.09    0.82      3.35      1.20
  Diluted**........................    0.74    1.09    0.82      3.32      1.18
Total assets.......................   401.7   510.4   749.5   1,121.6   1,355.4
Long-term obligations..............  $146.0  $175.8  $ 52.5  $   75.9  $   92.0
Cash dividends per common share**..                          $    --   $    --

--------
*In the third quarter of 1996, the Company recognized a one-time gain on the
   CSC/Continuum merger. See Note 4 to the consolidated financial statements. **The Company's capital structure substantially changed as a result of the initial public offering of the Company's common stock in the fourth quarter of 1995. Earnings per share data prior to the public offering is reflective of being a wholly owned subsidiary of Kansas City Southern Industries, Inc. ("KCSI"). The Company paid cash dividends of $6.2 million, $6.2 million and $150 million to KCSI in 1993, 1994 and 1995, respectively, which have been excluded from this table. The declaration and payment of dividends is at the discretion of the Board of Directors which, prior to the public offering, was controlled by KCSI.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussions set forth in this Annual Report on Form 10-K contain statements concerning potential future events. Such forward-looking statements are based upon assumptions by the Company's management, as of the date of this Annual Report, including assumptions about risks and uncertainties faced by the Company. Readers can identify these forward-looking statements by their use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs. If any of management's assumptions prove incorrect or should unanticipated circumstances arise, the Company's actual results could materially differ from those anticipated by such forward-looking statements. The differences could be caused by a number of factors or combination of factors including, but not limited to, those factors identified in the Company's Current Report on Form 8-K dated March 22, 1996, which is hereby incorporated by reference. This report has been filed with the United States Securities and Exchange Commission (the "SEC" or the "Commission") in Washington, D.C. and can be obtained by contacting the SEC's Public Reference Branch. Readers are strongly encouraged to obtain and consider the factors listed in the March 22, 1996 Current Report and any amendments or modifications thereof when evaluating any forward-looking statements concerning the Company. The Company will not update any forward-looking statements in this Annual Report to reflect future events or developments.

INTRODUCTION

The Company provides sophisticated information processing and computer software services and products, primarily to mutual funds, insurance providers, banks and other financial services organizations.

The Company's revenues are generated from a variety of sources. The Company's mutual fund, securities transfer and portfolio accounting processing revenues are primarily dependent upon base or maintenance fees per account or portfolio. Revenues from output services for printing and mailing of customer documents and archival are dependent upon the volume of output transactions processed. The Company provides data processing services to Argus and Computer Sciences Corporation Financial Services Group ("CSC-FSG") to process their proprietary applications. Revenues from Argus and CSC-FSG are primarily based upon data center capacity that is utilized, which is significantly influenced by each company's volume of transactions. The Company also licenses its work management software, certain investment management and portfolio accounting software and securities exchange systems and, outside the United States, certain mutual fund shareowner account systems. Revenues for licensed software products are primarily comprised of: (i) license fees; (ii) consulting and development revenues which are based primarily on time and materials billings; and (iii) annual maintenance fees. The license fee component of these revenues is not material to the Company as a whole.

The Company derives part of its net income from its pro rata share in the earnings (losses) of certain unconsolidated affiliates, primarily BFDS, Argus, EFDS and prior to its merger with CSC discussed below, Continuum. BFDS provides full-service transfer agency functions for mutual funds utilizing DST's proprietary TA2000 system. BFDS also offers remittance and proxy processing, class action administrative services teleservicing and full-service support for defined contribution plans using the Company's TRAC2000 system. Argus provides managed care pharmacy claim processing services to the health insurance industry utilizing the Company's data center facilities. EFDS provides full and remote services in the United Kingdom for unit trusts and related products, servicing nearly one million unitholder accounts in the United Kingdom at December 31, 1997.

RECENT EVENTS

SECURITIES TRANSFER DEVELOPMENTS
On February 10, 1998, Boston EquiServe, LLP ("Boston EquiServe") a 50% owned joint venture between Boston Financial Data Services, Inc. ("BFDS") (a 50% owned joint venture of the Company and State Street Corporation) and Bank of Boston Corporation, announced an agreement to merge with First Chicago Trust Company of New York ("First Chicago") which would create the largest securities transfer agent in the United States, processing approximately 25 million accounts. The merger of the two businesses to be named EquiServe, LLP, is expected to be completed in the second quarter of 1998.

DST is currently developing a new securities transfer system ("Fairway") to be used by Boston EquiServe to process all of its accounts. In conjunction with the merger, DST entered into a memorandum of understanding with Boston EquiServe and First Chicago to complete development of the system for the exclusive use by EquiServe to process all of its accounts. The Company has also agreed with EquiServe to provide data processing services for EquiServe to use the new system. The terms and conditions of this memorandum of understanding will be set forth in a definitive agreement, the completion of which is a condition to the closing of the merger agreement between Boston EquiServe and First Chicago. Upon acceptance of defined components of Fairway, DST will contribute Fairway and its non-EquiServe stock transfer processing business (approximately 2 million accounts) to EquiServe for a direct ownership interest in EquiServe. DST will also continue to hold an indirect ownership interest in EquiServe through BFDS.

DBS SYSTEMS CORPORATION
In October 1997, the Company purchased the remaining 20% minority interest in DBS Systems Corporation ("DBS") for $13.2 million in cash. The $11.6 million excess of the purchase price over the net assets acquired has been assigned a useful life of 12 years. The Company had previously acquired 60% of DBS for $3.0 million in May 1993 and an additional 20% of DBS for $6.0 million in December 1995. On a pro forma basis, the acquisition did not have a material impact on the Company's historical results of operations or financial position.

DST CATALYST, INC.
In August 1997, the Company formed DST Catalyst, Inc. by purchasing an 81% interest in the international information technology subsidiary of the Chicago Stock Exchange and the consulting practice of Catalyst Institute. DST Catalyst, Inc. provides software and services to support automated securities exchange activities and broker order interfaces primarily outside the United States. On a pro forma basis, the acquisition did not have a material impact on the Company's historical results of operations or financial position.

FIRST OF MICHIGAN
In July 1997, the Company sold its interest in First of Michigan Capital Corporation for $9.6 million. The transaction, on an after-tax basis did not have a material effect on the Company's financial position or results of operations.

CONTINUUM
On August 1, 1996, The Continuum Company, Inc. ("Continuum") merged with Computer Sciences Corporation ("CSC") in a tax-free share exchange and as a result became a wholly owned subsidiary of CSC. DST, which prior to the merger owned approximately 23% of Continuum, received in the exchange CSC common stock with a value of $295 million based upon the closing price of CSC common stock on August 1, 1996. DST recognized a one-time gain after taxes and other expenses of $127.6 million. In connection with the merger, the Company elected to make a one-time $13.7 million ESOP contribution to provide funding for certain Continuum employee withdrawals from DST's ESOP. DST's shares of CSC represent an approximate 6% interest in the combined company. As a result of the merger, Continuum ceased to be an unconsolidated equity affiliate of DST and under generally accepted accounting principles, no part of Continuum or CSC future earnings since that time have been recognized by DST. DST recognized equity in losses of Continuum of $1.1 million and $4.9 million in 1995 and 1996, respectively. The Company's investment in CSC is accounted for as available-for-sale securities. Although CSC does not currently pay cash dividends, DST will recognize dividend income on any cash dividends received from CSC.

DST currently provides data processing operations for Computer Sciences Corporation Financial Services Group ("CSC-FSG"), formerly Continuum, through DST's Winchester Data Center. The merger has not affected the Company's existing agreements with CSC-FSG for distribution of DST's AWD work flow management software to the insurance and banking industries.

Although DST has limited registration rights with respect to the sale of the CSC stock DST owns, any dispositions of such stock may be restricted by securities laws. DST has no present intention to dispose of such stock.

In March 1996, Continuum, a then 29% owned unconsolidated affiliate of the Company, announced the completion of its merger with Hogan Systems, Inc. ("the Hogan Merger"), a provider of software to banks and financial institutions, for shares of Continuum stock. As a result of this merger, the Company's common stock interest in Continuum was reduced from approximately 29% to approximately 23%. As a result, the Company recorded in March 1996 its estimated $9.4 million after-tax share of a non-recurring charge recorded by Continuum in connection with the Hogan Merger.

In December 1995, Continuum acquired SOSC Groupe SA, a French insurance software firm. The Company recorded in December 1995 its estimated $7.7 million after-tax share of a non-recurring charge in connection with this acquisition.

STOCK REPURCHASE PROGRAM
In May 1996, the Board of Directors determined it was necessary for the Company to have common stock available to provide to employees under its stock award program and to provide to option holders who exercise options. The Board of Directors authorized the purchase of up to 1.2 million shares during a twenty-four month period in approximately equal monthly amounts subject to such variations as management considers appropriate. All such purchases are made in compliance with applicable SEC regulations. The Company has repurchased 1.0 million shares as of December 31, 1997 for approximately $32.7 million.

INITIAL PUBLIC OFFERING
In the fourth quarter of 1995, the Company and Kansas City Southern Industries, Inc. ("KCSI") completed an initial public offering ("the Offerings") of 25.3 million shares of the Company's common stock at an offering price of $21 per share. Of the 25.3 million shares offered, 19,450,000 were sold by the Company and 5,850,000 were sold by KCSI. The Company received net proceeds of approximately $384.8 million which were used primarily to repay all debt to KCSI and certain bank term notes. In conjunction with the Offerings, KCSI exchanged 4,253,508 shares of its DST common stock for 1,820,000 shares of KCSI stock held by The Employee Stock Ownership Plan ("ESOP").

CREDIT AGREEMENTS
In December 1996, the Company entered into an amended and restated five-year revolving credit facility of $105 million (increased to $125 million in February 1997) with a syndicate of U.S. and international banks. The facility replaced the three year $150 million agreement entered into in May 1995. Borrowings under the facility are available at rates based on the Eurodollar, Prime, Base CD, or Federal Funds rates. A commitment fee of 0.085% per annum is required on the total amount of the facility. An additional utilization fee of .050% is required if the principal amount outstanding is greater than 50% of the total facility. At December 31, 1997, borrowings of $30 million were outstanding.

The Company also maintains a $50 million bank line of credit to finance working capital requirements which is available through May 1998. Borrowings under the facility are available at rates tied to the Eurodollar or federal funds rates. A commitment fee of 0.105% per annum is required on the unused portion of the line of credit. At December 31, 1997, borrowings of $25.0 million were outstanding.

KCSI DIVIDEND
In May 1995, the Company paid a cash dividend of $150 million to KCSI ("KCSI Dividend"), which was financed by the Company's revolving credit facilities.

OUTPUT PROCESSING EXPANSION
In January 1996, the Company's subsidiary, Output Technologies, acquired for $5.5 million, Xebec Imaging Services, Inc. ("Xebec"), a Canadian company engaged in output processing.

During 1997, Output Technologies increased its ownership in PSI Technologies Corporation ("PSI") to 20% for $2.0 million. Output Technologies had previously acquired a 15% interest in PSI for $2.9 million in 1996. PSI has developed a Computer Output to Laser Disk (COLD) software product for archiving documents. In conjunction with the investment, Output Technologies retains the exclusive right to market a customized product using PSI's COLD software to the mutual fund industry.

KEMPER AGREEMENTS
In April 1995, the Company purchased substantially all of the assets and business operations of Supervised Service Company, Inc. ("SSC"), a subsidiary of Kemper Financial Services, Inc. ("Kemper"). The Company also acquired certain assets, including computer software from Kemper. The total consideration for these asset purchases was approximately $39.4 million. In addition, the Company entered into long-term contracts with Kemper to provide mutual fund shareowner system services and portfolio accounting system services for the Kemper Mutual Funds including certain Kemper funds that had been previously processed by Kemper. As a result of these transactions (the "Kemper Agreements"), the Company continued to process the Kemper accounts already processed by the Company for Kemper and began processing the additional accounts previously processed by Kemper and SSC.

DST INTERNATIONAL EXPANSION
In February 1995, DST International purchased HiPortfolio Pty Ltd. ("HiPortfolio"), an Australian provider of portfolio accounting software and services for $16.0 million. The acquisition was financed through borrowings from KCSI.

IFTC TRANSACTION
In January 1995, the Company received shares of State Street Corporation common stock with a then-market value of $98.2 million in a tax-free exchange for the Company's 50% interest in Investors Fiduciary Trust

Company (the "IFTC Transaction"). The Company recognized a pretax gain of $43.6 million and recorded deferred income taxes of $35.0 million resulting in a net after-tax gain of $8.6 million on the transaction. As a result of the IFTC Transaction, equity in IFTC's earnings is no longer included in the Company's results of operations and dividends on State Street's common stock are recorded as other income.

MIDLAND DATA SYSTEMS, INC.
In August 1995, the Company sold its joint venture interests in Midland Data Systems, Inc. ("MDS") and Midland Loan Services L.P. ("MLS") to KCSI. The transaction did not result in a material net gain or loss to the Company,

RESULTS OF OPERATIONS

The following table summarizes the Company's operating results for the years ended December 31, (dollars in millions, except per share amounts).

                                                         1995    1996    1997
                                                        ------  ------  ------
OPERATING RESULTS
Revenues                                                $484.1  $580.8  $650.7
  Costs and expenses...................................  373.6   431.6   479.1
  Depreciation and amortization........................   69.7    78.5    79.4
  Other expense........................................           13.7
Income from operations.................................   40.8    57.0    92.2
  Interest expense.....................................  (22.0)   (6.9)   (7.7)
  Other income, net....................................    3.6     4.1     4.0
  Gains on sales of equity investments.................   44.9   223.4     1.5
  Equity in earnings (losses) of unconsolidated
   affiliates..........................................    6.5    (4.0)   (1.3)
Income before income taxes and minority interests......   73.8   273.6    88.7
  Income taxes.........................................   46.1   105.9    29.2
  Minority interests...................................            0.5     0.5
Net income............................................. $ 27.7  $167.2  $ 59.0
Basic earnings per share............................... $ 0.82  $ 3.35  $ 1.20
Diluted earnings per share............................. $ 0.82  $ 3.32  $ 1.18
AS A PERCENTAGE OF REVENUES
Revenues...............................................  100.0%  100.0%  100.0%
  Costs and expenses...................................   77.2    74.3    73.6
  Depreciation and amortization........................   14.4    13.5    12.2
  Other expense........................................            2.4
Income from operations.................................    8.4     9.8    14.2
  Interest expense.....................................   (4.5)   (1.2)   (1.2)
  Other income, net....................................    0.7     0.7     0.6
  Gains on sales of equity investments.................    9.3    38.5     0.2
  Equity in earnings (losses) of unconsolidated
   affiliates..........................................    1.3    (0.7)   (0.2)
Income before income taxes and minority interests......   15.2    47.1    13.6
  Income taxes.........................................    9.5    18.2     4.4
  Minority interests...................................            0.1     0.1
Net income.............................................    5.7%   28.8%    9.1%

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES. Consolidated revenues for the year ended December 31, 1997 increased 12.0% over the prior year to $650.7 million. U.S. revenues increased 10.7% to $549.8 million in 1997. U.S. mutual fund processing revenues for 1997 increased 11.5% over the prior year as shareowner accounts serviced increased 9.5% from 41.1 million at December 31, 1996 to 45.0 million at December 31, 1997. Accounts serviced at December 31, 1997 include approximately 900,000 accounts which were converted to TA2000 during the fourth quarter. A remote client of the Company internalized its processing subsequent to year-end causing a loss of approximately one million accounts. Output Technologies' U.S. revenues in 1997 increased 8.1% over the prior year due to increased business volumes including a 16.8% increase in pages printed. U.S. AWD product revenues for 1997 increased 10.5% over the prior year primarily due to an increase in the number of AWD workstations licensed. Subscriber management revenues increased over 50% versus the prior year due to increases in the number of DirecTV satellite subscribers serviced by DBS Systems Corporation.

Revenues from international operations for the year increased 19.6% to $100.9 million, driven primarily by increases in investment accounting and AWD license and service revenues. In addition, revenues of $1.3 million were recorded by DST Catalyst, Inc. which was acquired in August 1997.

COSTS AND EXPENSES. Consolidated costs and expenses for 1997 increased 11.0% to $497.1 million.

U.S. costs and expenses increased $34.4 million or 9.8%. Personnel costs increased 12.8% over 1996 as a result of increased staff levels to support volume growth and increased wages primarily for data processing professionals. Occupancy costs also increased to support increased staffing and business volumes. Costs and expenses from international businesses for the year increased $13.1 million or 16.5% due to the continued development of DST International's new portfolio accounting system, GPS2000, and additional staffing to support the increased investment management and AWD business volumes.

The Company has experienced some increases in costs necessary to hire and retain computer programmers and other systems professionals. While these cost increases have not materially affected the Company's overall cost structure to date, the Company believes that the costs associated with computer programmers and other systems professionals may continue to increase at least through the Year 2000 at rates above general inflation.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the year increased $0.8 million, or 1.0%. The containment of depreciation and amortization expenses in 1997 is primarily the result of lower capital expenditures in 1996 and 1997 compared to prior years, decreases in the unit costs of electronic data processing equipment and the Company's use of accelerated depreciation methods.

OTHER EXPENSE. In connection with the CSC/Continuum merger in 1996, the Company accrued a one-time $13.7 million ESOP contribution which provided funding for certain Continuum employee withdrawals from the ESOP.

INTEREST EXPENSE. Interest expense increased to $7.7 million, or 10.5% for the year on higher average debt balances.

OTHER INCOME. Other income consists mainly of dividends received on shares of State Street stock held by the Company and amortization of deferred non-operating gains.

GAINS ON SALES OF EQUITY INVESTMENTS. The 1997 amount primarily represents the Company's gain on sale of its investment in First of Michigan. The 1996 amount represents the Company's gain on the CSC/Continuum merger.

UNCONSOLIDATED AFFILIATES. Equity in earnings of unconsolidated affiliates decreased $2.2 million in 1997 (excluding equity in earnings of Continuum from 1996 results) as a result of increased losses at EFDS, partially offset by improved earnings at BFDS and Argus. Argus has received notice of termination from a significant client whose contract terminates in the first quarter 1998. DST recorded losses of $11.8 million from EFDS in 1997 as compared to $6.0 million in 1996. Increased losses at EFDS were the result of continued development of the new FAST2000 software and a $1.0 million (DST share) write-off of costs associated with hardware which is expected to be replaced by FAST2000 and software in 1998. 1997 EFDS costs were also impacted by business growth as accounts serviced increased to approximately one million, an increase of 634,000, or 179% over the prior year.

INCOME TAXES. The Company's effective tax rate for 1997 was 32.9%. If all Continuum related equity in earnings, gains and charges previously discussed were eliminated, the Company's effective tax rate for 1996 would have been 35.2%. The primary difference between the Company's effective tax rate and the combined federal and state statutory rates is the result of deferred taxes being provided for unremitted earnings of U.S. unconsolidated affiliates net of the dividends received deduction provided under current tax law and increased tax benefits associated with international operations.

NET INCOME. The Company's 1997 net income was $59.0 million or $1.20 basic earnings per share and $1.18 diluted earnings per share as compared to $167.2 million or $3.35 basic earnings per share and $3.32 diluted earnings per share in 1996. If all Continuum related equity in earnings, gains and charges previously discussed were eliminated, DST's net income for 1996 would have been $44.0 million, or $0.88 earnings per share on both a basic and diluted basis.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

REVENUES. Consolidated revenues increased 20% to $580.8 million in 1996 primarily due to increased U.S. mutual fund processing, AWD and subscriber management revenues, higher U.S. output volumes at Output Technologies and the acquisition of Xebec in January 1996.

Total U.S. revenues increased 17% to $496.4 million in 1996. U.S. mutual fund processing revenues for 1996 increased 15% over the prior year as shareowner accounts serviced increased 13% from 36.5 million at December 31, 1995 to 41.1 million at December 31, 1996. In the last quarter of 1996, two new clients were added with approximately 700,000 accounts. Output Technologies' U.S. revenues in 1996 increased 19% over the prior year due to increased business volumes including a 32% increase in pages printed. U.S. AWD product revenues for 1996 increased 42% over the prior year primarily due to an increase in the number of AWD workstations installed and increased royalties from workstations installed internationally. Subscriber management revenues increased substantially over the prior year on increases in the number of DirecTV satellite subscribers serviced by DBS Systems Corporation. Revenues from international operations for the year increased 39% to $84.4 million. The increase is primarily attributable to the addition of $14.4 million in Canadian revenues resulting from the acquisition of Xebec by Output Technologies in January 1996 and increased license and development revenues from DST International.

COSTS AND EXPENSES. Consolidated costs and expenses for 1996 increased 16% to $431.6 million, primarily as a result of higher operating volumes, increased costs of international operations partially offset by the absence in 1996 of certain other costs that were incurred in 1995.

U.S. costs and expenses increased $37.5 million or 12% primarily due to increased business volumes and increased compensation and staffing to support mutual fund, Output Technologies and AWD products. In addition, the development and partial implementation of a new manufacturing and administration system at Output Technologies increased 1996 costs by $4.3 million. Partially offsetting these increases were certain costs incurred in 1995 which did not recur in 1996, including (i) an accrual of $7.3 million for a performance-based incentive compensation program at an Output Technologies subsidiary, which was completed as of December 31, 1995, and (ii) costs of approximately $3.0 million in transition activities associated with the Kemper Agreements, which activities were substantially concluded at December 31, 1995.

Costs and expenses from international businesses for the year increased $20.5 million, or 35% due to the continued development of new international investment management and portfolio accounting applications, increased staffing to support the investment management and AWD businesses and the addition of $11.9 million of costs and expenses from the operations of Xebec which was acquired in January 1996.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $8.8 million, or 13%, for the year primarily because of increased operating capacities at the Winchester Data Center and Output Technologies and increased amortization expense related to the April 1995 Kemper Agreements.

OTHER EXPENSES. In connection with the CSC/Continuum merger, the Company accrued a one-time $13.7 million ESOP contribution which provided funding for certain Continuum employee withdrawals from the ESOP.

INTEREST EXPENSE. Interest expense decreased $15.0 million, or 68%, for the year primarily from the retirement of debt with proceeds from the Company's initial public offering in the fourth quarter of 1995. Additionally, the Company capitalized $1.1 million of interest expense in 1996 related to certain construction activities as compared to $1.6 million in the prior year.

OTHER INCOME. Other income increased $0.5 million in 1996 due primarily to the increased dividends received on shares of State Street stock held by the Company.

GAINS ON SALES OF EQUITY INVESTMENTS. The 1996 amount represents the Company's gain on the CSC/Continuum merger. The 1995 amount includes the sales of the Company's joint venture interests in IFTC to State Street and MDS and MLS to KCSI.

UNCONSOLIDATED AFFILIATES. Equity in earnings of unconsolidated affiliates decreased $10.5 million in 1996 primarily as a result of the discontinuance of recording equity in Continuum earnings beginning in third quarter 1996 and the Company's $10.3 million share (before taxes) of a non-recurring charge recorded by Continuum related to the Hogan Merger in the first quarter of 1996. Argus recorded lower earnings as a result of increased development costs for a new claims processing system and lower unit revenues. Increased costs were also incurred at EFDS due to an acceleration of the delivery timetable for the FAST2000 unit trust product, which is currently expected to be substantially completed in 1998. 1995 also included $1.1 million of equity in earnings of Midland joint ventures which were sold in August 1995.

INCOME TAXES. 1996 income tax expense increased $59.7 million, or 129%, primarily resulting from the Company's gain on the CSC/Continuum merger. The Company recorded $82.1 million of income tax expense in 1996 as a result of the Continuum/CSC merger to recognize the deferred tax liability on the difference between the value of CSC stock received and the Company's tax basis in Continuum less previous deferred taxes provided respecting Continuum and less the current tax benefit of the ESOP contribution which provided funding for certain Continuum employee withdrawals from the ESOP. The Company recorded $35.0 million of deferred income tax expense in the first quarter 1995 as a result of the IFTC transaction to recognize the deferred tax liability on the difference between the value of State Street stock received and the Company's tax basis in IFTC less previous deferred taxes provided.

Excluding the effects of the Continuum/CSC merger, ESOP contribution and the effect of the one-time charge taken by Continuum in connection with the Hogan Merger, the Company's effective tax rate for 1996 was approximately 33%. The primary difference between the Company's effective tax rate and the combined federal and state statutory rates is the result of deferred taxes being provided for unremitted earnings of U.S. unconsolidated affiliates net of the dividends received deduction provided under current tax law and certain tax credits recognized by the Company in conjunction with the rehabilitation of historic property that will be used as office space.

NET INCOME. The Company's net income was $167.2 million, or $3.35 basic earnings per share and $3.32 diluted earnings per share, as compared to $27.6 million, or $0.82 earnings per share on both a basic and diluted basis in 1995. If all Continuum related equity in earnings, gains and charges previously discussed were eliminated, DST's net income for 1996 would have been $44.0 million, or $0.88 earnings per share on both a basic and diluted basis.

LIQUIDITY AND CAPITAL RESOURCES

The Company uses its cash available from operating activities, borrowings from banks and financing from third-party vendors and others to fund operating, investing and financing activities.

The Company's cash flow from operating activities totaled $51.7 million, $112.2 million and $127.4 million for the years ended December 31, 1995, 1996 and 1997, respectively. 1997 operating cash flows were partially offset by a $13.7 million ESOP contribution (accrued in 1996) to fund the withdrawal of certain Continuum employees from the ESOP.

Operating costs include software development and maintenance costs relating to proprietary systems of approximately $59.1 million, $82.1 million and $92.1 million for the years ended December 31, 1995, 1996 and 1997, respectively.

During the years ended December 31, 1995, 1996 and 1997, the Company expended approximately $95.6 million, $78.7 million and $73.8 million, respectively, in capital expenditures for equipment and facilities which includes amounts directly paid by third-party lenders. Capital expenditures in 1995 include approximately $12.6 million in facility additions and improvements related to the expansion of the Winchester Data Center, which was substantially completed in 1995. The Company incurred an additional $21.0 million in mortgage indebtedness in 1995 to finance, in part, these capital additions. Future capital expenditures are expected to be funded primarily by cash flows from operating activities, secured term notes or bank lines of credit as required.

The Company expended approximately $9.2 million, $23.3 million and $37.8 million primarily for investments and advances to unconsolidated affiliates during 1995, 1996 and 1997, respectively. In addition, the Company expended $53.3 million, $3.2 million and $14.8 million during 1995, 1996 and 1997, respectively, for acquisitions previously described, net of cash acquired. The Company received proceeds of $12.4 million in 1997 from the sale of equity investments including $9.6 million from the sale of First of Michigan.

The Company paid a cash dividend to KCSI of $150.0 million in 1995. As previously noted, the Company has not paid any dividends since the initial public offering and does not expect to pay any cash dividends in the foreseeable future.

In May 1996, the Board of Directors determined it was necessary for the Company to have common stock available to provide to employees under its stock award program and to provide to option holders who exercise options. The Board of Directors authorized the purchase of up to 1.2 million shares during a twenty-four month period in approximately equal monthly amounts subject to such variations as management deems appropriate. The Company has purchased 1.0 million shares through December 31, 1997 for approximately $32.7 million.

The Company maintains a $50 million bank line of credit to finance working capital requirements of the Company which is available through May 1998. The Company also maintains a $125 million line of credit with a syndicate of U.S. and international banks which is available through December 2001. Borrowings under these facilities totaled $55.0 million in December 31, 1997.

The Company believes that its existing cash balances and other current assets, together with cash provided by operating activities and, as necessary, the Company's bank and revolving credit facilities, will be sufficient to meet the Company's operating and debt service requirements and other current liabilities for at least the next 12 months. Further, the Company believes that its longer term liquidity and capital requirements will also be met through cash provided by operating activities and bank credit facilities, as well as the Company's $125 million revolving credit facility described above.

OTHER

SEASONALITY. Generally, the Company does not have significant seasonal fluctuations in its business operations. Processing and output volumes for mutual fund customers are usually highest during the quarter ended March

31 due primarily to processing year-end transactions and printing and mailing of year-end statements and tax forms during January. The Company has historically added operating equipment in the last half of the year in preparation for processing year-end transactions which has the effect of increasing costs for the second half of the year. Revenues and operating results from individual license sales depend heavily on the timing and size of the contract.

UNREALIZED GAIN ON SECURITIES. The Company holds, among others, approximately
4.3 million shares of Computer Sciences Corporation common stock and approximately 6.0 million shares of State Street Corporation common stock as investments. At December 31, 1996, the market value of the Company's investments in available-for-sale securities reflected an aggregate unrealized gain of $155.3 million. At December 31, 1997, these investments had an aggregate unrealized gain of $323.2 million. The $167.9 million unrealized gain in 1997 on the Company's investments in these securities, net of deferred taxes of $65.5 million, has been recorded in stockholders' equity in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

FOREIGN CURRENCY TRANSLATION. The Company's international subsidiaries use the local currency as the functional currency. The Company translates all assets and liabilities at year-end exchange rates and income and expense accounts at average rates during the year. Foreign currency fluctuations have historically had an immaterial effect on the Company and the comparability of financial information. While it is generally not the Company's practice to enter into derivative contracts, from time to time the Company and its subsidiaries do utilize forward foreign currency exchange contracts to minimize the impact of currency movements.

COMPREHENSIVE INCOME. The Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" in June 1997. The new statement requires that all changes in equity during a period except those resulting from investments by and distributions to owners be reported as "comprehensive income" in the financial statements beginning in 1998. Upon implementation, the Company will include the net unrealized gain or loss on its available-for-sale securities and foreign currency translation effects in the computation of comprehensive income.

YEAR 2000. Many computer programs use only two digits to identify a year in a date field within the program (e.g., "98" or "02"). If not corrected, computer applications making calculations and comparisons in different centuries may cause inaccurate results, or fail by or at the Year 2000. These Year 2000-related issues are of particular importance to the Company. The Company depends upon its computer and other systems and the computer and other systems of third-parties to conduct and manage the Company's business. Additionally, the Company's products and services are dependent upon using accurate dates in order to function properly. These Year 2000-related issues may also adversely affect the operations and financial performance of one or more of the Company's customers or suppliers. As a result, the failure of the Company's computer and other systems, products or services, the computer systems and other systems upon which the Company depends, or of the Company's customers or suppliers to be Year 2000 ready could have a material adverse effect on the Company's results of operations, financial position and cash flows.

The Company recognizes the significance of the Year 2000 problem and is executing a program to achieve Year 2000 readiness. The Company's Year 2000 program is supported by a corporate-wide structure of project teams, a governance structure and a central Project Office. The Project Office was established to lead the readiness efforts for the Company and manage the overall progress of the project. The Company has redirected some of its development employees to address the Year 2000 issues.

The program's purpose is to identify, evaluate and resolve potential Year 2000 related issues for the Company's products, services, internal systems, hardware, communications and other systems. The program includes the following key steps:

  1.Identification of systems and applications that must be modified. 2.Evaluation of alternatives (modification, replacement or discontinuance)
  3. Establishment of plans which include timely milestones and appropriate testing to ensure that the systems and applications are ready for the Year 2000.

The program also includes:

  1.Projects to ensure that external vendors and services are also ready. 2.The development of alternatives where necessary.
  3.Interoperability testing with clients and key organizations in the financial services industry.

The Company's goal is to be ready, internally, for the Year 2000 by December 31, 1998. This goal allows for one full year of testing with clients and the industry prior to the Year 2000. The Company's Year 2000 program is under way, and the Company expects to achieve its goal.

The expenses associated with the program will be expensed as incurred. The Company does not believe the amount to be spent on Year 2000 issues will be material to the Company's results of operations, liquidity or capital resources.

However, although the Company is not aware of any material operational or financial Year 2000-related issues, the Company cannot make any assurances that its computer systems, products, services or other systems or the computers and other systems of others upon which the Company depends will be Year 2000 ready on schedule, that the costs of its Year 2000 program will not become material or that the Company's alternative plans will be adequate. The Company is currently unable to anticipate accurately the magnitude, if any, of the Year 2000-related issues arising from the Company's customers and suppliers. If any such risks (either with respect to the Company or its customers or suppliers) materialize, the Company could experience material adverse consequences to its business which could have material adverse effects on the Company's results of operations, financial position and cash flows.

SEGMENT INFORMATION. The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" in June 1997. This statement requires that publicly traded companies report certain information about their operating segments, products and services, geographic areas in which they operate, and major customers beginning in 1998. The Company is currently evaluating the effect that implementation of the new standard will have on the information disclosed in its financial statements.

EARNINGS PER SHARE. The Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("EPS") ("SFAS 128") in February 1997. SFAS 128 replaces the presentation of "Primary EPS" and "Fully Diluted EPS" with "Basic EPS" and "Diluted EPS", respectively. The Company's financial statements have been adjusted for the required new disclosures.

SOFTWARE REVENUE RECOGNITION. The Accounting Standards Executive Committee ("ACSEC") of the American Institute of Certified Public Accountants recently issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition" providing guidance on applying Generally Accepted Accounting Principles in recognizing revenue from software transactions. The Company believes implementation of the new statement will not have a material effect on the consolidated results of operations of the Company.

INTERNAL USE SOFTWARE. The ACSEC recently issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The new statement is effective for fiscal periods beginning after December 15, 1998 and concludes that costs for the development of internal use software are an asset. Accordingly, certain primary types of development activities should be capitalized, including coding and software configuration costs, costs of testing and installing the software, and when clearly distinguishable from maintenance, the costs of upgrades and enhancements. The Company currently expenses costs of internally developed proprietary software as it is incurred. The Company is currently evaluating the effect that implementation of the new standard will have on its software development accounting policies and is unable to determine the effects on the Company's results of operations at this time.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not Applicable.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF MANAGEMENT

To the Stockholders of DST Systems, Inc.

The accompanying consolidated financial statements of DST Systems, Inc. and its subsidiaries were prepared by management in conformity with generally accepted accounting principles. In preparing the financial statements, management has made judgments and estimates based on currently available information. Other financial information included in this annual report is consistent with that in the consolidated financial statements.

The Company maintains a system of internal accounting controls designed to provide reasonable assurances that assets are safeguarded and that its financial records are reliable. Management monitors the system for compliance, and the Company's internal auditors measure its effectiveness and recommend possible improvements thereto.

Independent accountants provide an objective assessment of the degree to which management meets its responsibility for fairness of financial reporting. They regularly evaluate the system of internal accounting controls and perform such tests and other procedures as they deem necessary to express an opinion on the fairness of the consolidated financial statements.

The Board of Directors pursues its oversight role in the area of financial reporting and internal accounting controls through its Audit Committee which is composed solely of directors who are not officers or employees of the Company. This committee meets regularly with the independent accountants, management and internal auditors to discuss the scope and results of their work and their comments on the adequacy of internal accounting controls and the quality of external financial reporting.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of DST Systems, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DST Systems, Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Kansas City, Missouri
February 26, 1998

                               DST SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEET

                (dollars in thousands, except per share amounts)

                                                                 DECEMBER 31,
                                                                1996        1997
                                                             ----------  ----------
ASSETS
Current assets
  Cash and cash equivalents................................. $    8,279  $   15,833
  Accounts receivable.......................................    138,622     158,069
  Accounts receivable--related parties......................     15,472      12,630
  Inventories...............................................     10,690      11,369
  Other assets..............................................     28,232      33,423
                                                             ----------  ----------
                                                                201,295     231,324
Investments.................................................    620,437     820,577
Properties..................................................    243,989     242,153
Intangibles and other assets................................     55,867      61,350
                                                             ----------  ----------
    Total assets............................................ $1,121,588  $1,355,404
                                                             ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Debt due within one year.................................. $   15,159  $   13,898
  Accounts payable..........................................     44,944      49,763
  Accrued compensation and benefits.........................     33,276      28,319
  Deferred revenues and gains...............................     14,553      22,679
  Other liabilities.........................................     17,772      26,334
                                                             ----------  ----------
                                                                125,704     140,993
Long-term debt..............................................     75,895      92,005
Deferred income taxes.......................................    180,853     241,782
Other liabilities...........................................     42,939      43,534
                                                             ----------  ----------
                                                                425,391     518,314
                                                             ----------  ----------
Commitments and contingencies (Note 14).....................
                                                             ----------  ----------
Minority interests..........................................        972       1,380
                                                             ----------  ----------
Stockholders' equity
  Preferred stock, $0.01 par, 10,000,000 shares authorized
   and unissued.............................................
  Common stock, $0.01 par, 125,000,000 shares authorized,
   50,000,000 shares issued.................................        500         500
  Additional paid-in capital................................    408,807     408,610
  Retained earnings.........................................    203,638     261,010
  Treasury stock, at cost...................................    (12,345)    (31,404)
  Net unrealized gain on investments........................     94,625     196,994
                                                             ----------  ----------
    Total stockholders' equity..............................    695,225     835,710
                                                             ----------  ----------
      Total liabilities and stockholders' equity............ $1,121,588  $1,355,404
                                                             ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                    (in thousands, except per share amounts)

                                                      FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                     1995      1996      1997
                                                   --------  --------  --------
Revenues.........................................  $380,187  $470,705  $538,074
Revenues--related parties........................   103,944   110,103   112,604
                                                   --------  --------  --------
    Total revenues...............................   484,131   580,808   650,678
Cost and expenses................................   373,561   431,563   479,103
Depreciation and amortization....................    69,749    78,572    79,335
Other expense....................................              13,700
                                                   --------  --------  --------
Income from operations...........................    40,821    56,973    92,240
Interest expense.................................   (21,964)   (6,940)   (7,670)
Other income, net................................     3,627     4,176     4,020
Gains on sales of equity investments.............    44,895   223,438     1,464
Equity in earnings (losses) of unconsolidated af-
 filiates, net of income taxes...................     6,452    (4,028)   (1,345)
                                                   --------  --------  --------
Income before income taxes and minority
 interests.......................................    73,831   273,619    88,709
Income taxes.....................................    46,174   105,920    29,178
                                                   --------  --------  --------
Income before minority interests.................    27,657   167,699    59,531
Minority interests...............................        17       497       534
                                                   --------  --------  --------
Net income.......................................  $ 27,640  $167,202  $ 58,997
                                                   ========  ========  ========
Average common shares outstanding................    33,791    49,871    49,308
Basic earnings per share.........................  $   0.82  $   3.35  $   1.20
Diluted earnings per share.......................  $   0.82  $   3.32  $   1.18


   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                (dollars in thousands, except per share amounts)

                                    $.01
                         $.01 PAR   PAR   ADDITIONAL                      NET UNREALIZED      TOTAL
                         PREFERRED COMMON  PAID-IN   RETAINED   TREASURY  GAINS (LOSS) ON STOCKHOLDERS'
                           STOCK   STOCK   CAPITAL   EARNINGS    STOCK      INVESTMENTS      EQUITY
                         --------- ------ ---------- ---------  --------  --------------- -------------
BALANCE, DECEMBER 31,
 1994...................  $        $  306  $ 24,214  $ 157,676  $            $ (1,635)      $ 180,561
  Net income............                                27,640                                 27,640
  Dividend to KCSI......                              (150,000)                              (150,000)
  Issuance of 19,450,000
   shares of common
   stock, net of
   issuance costs.......              194   384,593                                           384,787
  Unrealized gain on
   investments, net.....                                                       23,698          23,698
  Other.................                                  (328)                                  (328)
                          ------   ------  --------  ---------  --------     --------       ---------
BALANCE, DECEMBER 31,
 1995...................              500   408,807     34,988                 22,063         466,358
  Net income............                               167,202                                167,202
  Purchase of 400,000
   shares of common
   stock................                                         (12,470)                     (12,470)
  Unrealized gain on
   investments, net.....                                                       72,562          72,562
  Other.................                                 1,448       125                        1,573
                          ------   ------  --------  ---------  --------     --------       ---------
BALANCE, DECEMBER 31,
 1996...................              500   408,807    203,638   (12,345)      94,625         695,225
  Net income............                                58,997                                 58,997
  Purchase of 600,000
   shares of common
   stock................                                         (20,256)                     (20,256)
  Unrealized gain on
   investments, net.....                                                      102,369         102,369
  Other.................                       (197)    (1,625)    1,197                         (625)
                          ------   ------  --------  ---------  --------     --------       ---------
BALANCE, DECEMBER 31,
 1997...................  $        $  500  $408,610  $ 261,010  $(31,404)    $196,994       $ 835,710
                          ======   ======  ========  =========  ========     ========       =========

   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (dollars in thousands)

                                                    FOR THE YEARS ENDED
                                                       DECEMBER 31,
                                                 1995       1996       1997
                                               ---------  ---------  ---------
CASH FLOWS--OPERATING ACTIVITIES:
  Net income.................................. $  27,640  $ 167,202  $  58,997
                                               ---------  ---------  ---------
  Depreciation and amortization...............    69,749     78,572     79,335
  Equity in (earnings) losses of
   unconsolidated affiliates..................    (6,452)     4,028      1,345
  Cash dividends received from unconsolidated
   affiliates.................................       853      8,000
  Gains on sales of equity investments........   (44,895)  (223,438)    (1,464)
  Deferred taxes on gains on sales of equity
   investments................................    35,028     87,254
  Changes in accounts receivable..............   (29,415)   (16,995)   (16,305)
  Changes in other current assets.............    (6,103)       862     (5,782)
  Changes in accounts payable and accrued
   liabilities................................    (2,383)     6,376     11,505
  Other, net..................................     7,646        342       (240)
                                               ---------  ---------  ---------
  Total adjustments to net income.............    24,028    (54,999)    68,394
                                               ---------  ---------  ---------
    Net.......................................    51,668    112,203    127,391
                                               ---------  ---------  ---------
CASH FLOWS--INVESTING ACTIVITIES:
  Investments and advances to unconsolidated
   affiliates.................................    (9,150)   (23,336)   (37,759)
  Capital expenditures........................   (65,449)   (73,935)   (67,063)
  Payment for purchases of subsidiaries, net
   of cash acquired...........................   (53,303)    (3,183)   (14,788)
  Other, net..................................     6,470      3,930     14,838
                                               ---------  ---------  ---------
    Net.......................................  (121,432)   (96,524)  (104,772)
                                               ---------  ---------  ---------
CASH FLOWS--FINANCING ACTIVITIES:
  Proceeds from issuance of common stock,
   net........................................   384,787
  Proceeds from issuance of long-term debt--
   KCSI.......................................    24,000
  Proceeds from issuance of long-term debt--
   other......................................   171,000
  Principal payments on long-term debt........  (342,083)   (20,430)   (14,261)
  Net increase (decrease) in short-term notes
   payable....................................    (1,334)   (11,999)     2,574
  Net increase in revolving credit
   facilities.................................               33,554     21,496
  Dividends to KCSI...........................  (150,000)
  Common stock repurchased....................              (12,470)   (20,256)
  Other, net..................................    (7,520)    (9,112)    (4,618)
                                               ---------  ---------  ---------
    Net.......................................    78,850    (20,457)   (15,065)
                                               ---------  ---------  ---------
Net increase (decrease) in cash...............     9,086     (4,778)     7,554
Cash at beginning of year.....................     3,971     13,057      8,279
                                               ---------  ---------  ---------
Cash at end of year........................... $  13,057  $   8,279  $  15,833
                                               =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

                  Notes to Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS

DST Systems, Inc. (the "Company" or "DST") provides sophisticated information processing and computer software services and products, primarily to mutual funds, insurance providers, banks and other financial organizations. Its software systems include shareowner accounting and recordkeeping systems offered to the U.S. mutual fund industry; shareowner accounting and recordkeeping systems offered to non-U.S. mutual funds and unit trusts; a securities transfer system offered primarily to corporate trustees and securities transfer agents; a variety of portfolio accounting and investment management systems offered to U.S. and international fund accountants and investment management firms; an image-based work management system offered primarily to mutual funds, insurance companies and other financial services businesses; a subscriber management system for the satellite television industry; and securities exchange and broker order systems offered to brokers and companies involved in the exchange of equity, bond and derivative securities primarily outside the U.S. Its output products include customized printing and mailing, computer output archival services, design services and offset printing.

The Company licenses its work management software and certain investment management software, non-U.S. mutual fund shareowner accounting software and securities exchange and broker order systems. The Company distributes its services and products on a direct basis and through various subsidiaries or joint venture affiliates in the U.S., Canada, United Kingdom, Europe, Australia, South Africa and Asia-Pacific.

The Company and Kansas City Southern Industries, Inc. ("KCSI") completed an initial public offering ("the Offerings") in the fourth quarter of 1995 of
25.3 million shares of the Company's common stock. KCSI owned approximately 41% of the Company's outstanding common stock at December 31, 1997.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include all majority-owned subsidiaries of DST. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION. Computer processing and output revenues are recognized upon completion of the service provided. Software license fees, maintenance fees and other ancillary fees are recognized as services are provided or delivered and all customer obligations have been met. The Company generally does not have customer obligations that extend past one year.

COSTS AND EXPENSES. Costs and expenses include all costs, excluding depreciation and amortization, incurred by the Company to produce revenues. The Company believes that the nature of its business as well as its organizational structure, in which virtually all officers and associates have operational responsibilities, does not allow for a meaningful segregation of selling, general and administrative costs. These costs, which the Company believes to be immaterial, are also included in costs and expenses. Substantially all depreciation and amortization are directly associated with the production of revenues.

SOFTWARE DEVELOPMENT AND MAINTENANCE. Purchased software is recorded at cost and is amortized over the estimated economic lives of three to ten years. Costs of internally developed proprietary software, used for producing processing revenues, are expensed as incurred. Costs of internally developed software, that will be exclusively sold or licensed to third parties, have not been material and have been expensed as incurred. A portion of the Company's development costs is funded by customers through various programs, including product support and shared-cost arrangements.

Operating costs include software development and maintenance costs relating to internal proprietary systems of approximately $59.1 million, $82.1 million, and $92.1 million for the years ended December 31, 1995, 1996 and 1997, respectively.

CASH EQUIVALENTS. Short-term liquid investments with a maturity of three months or less are considered cash equivalents. Due to the short-term nature of these investments, carrying value approximates market value.

INVENTORIES. Inventories are valued at the lower of cost or market. Cost is determined on the specific identification or first-in, first-out basis. Inventories are comprised of paper and envelope stocks.

INVESTMENTS IN SECURITIES. The equity method of accounting is used for all entities in which the Company or its subsidiaries have at least 20% but not more than 50% voting control interest or significant influence; the cost method of accounting is used for investments of less than 20% voting control interest. Investments classified as available-for-sale securities are reported at fair value, with unrealized gains and losses excluded from earnings and recorded net of deferred taxes directly to stockholders' equity as net unrealized holding gains or losses.

PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost with major additions and improvements capitalized. Cost includes the net amount of interest cost associated with significant capital additions. Depreciation of buildings is recorded using the straight-line method over 15 to 30 years. Equipment and furniture are depreciated using straight-line and accelerated methods over the estimated useful lives, principally 5 to 7 years. Leasehold improvements are depreciated using the straight-line method over the term of the leases. The Company reviews, on a quarterly basis, its property and equipment for possible impairment. In management's opinion, no such impairment exists at December 31, 1997.

INTANGIBLES. Goodwill resulting from the cost of investment in excess of the underlying fair value of identifiable net assets acquired is amortized over periods ranging from 7 to 20 years. On a quarterly basis, the Company reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. These analyses are performed on an individual investment basis with the primary focus of the analyses being the expected future cash flows from significant products of each of the investments. In management's opinion, no such impairment exists at December 31, 1997.

INCOME TAXES. Deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the liability method. This method gives consideration to the future tax consequences of deferred income or expense items and immediately recognizes changes in income tax laws upon enactment. The income statement effect is generally derived from changes in deferred income taxes on the balance sheet.

Prior to 1993, the Company generally did not provide deferred income taxes for unremitted earnings of certain investees accounted for under the equity method in so much as those earnings have been and will continue to be reinvested. Beginning in 1993, pursuant to the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109") (Note 10), the Company began providing deferred taxes for unremitted earnings of U.S. unconsolidated affiliates net of the 80% dividends received deduction provided for under current tax law. Through December 31, 1997, the cumulative amount of such unremitted earnings was $36,981,000. These amounts would become taxable to the Company if distributed by the affiliates as dividends, in which case the Company would be entitled to the dividends received deduction for 80% of the dividends; alternatively, these earnings could be realized by the sale of the affiliates' stock, which would give rise to tax at federal capital gains rates and state ordinary income tax rates, to the extent the stock sale proceeds exceeded the Company's tax basis. Deferred taxes provided on unremitted earnings through December 31, 1996 and 1997 were $1,785,000 and

$2,343,000, respectively. Determination of the amount of the unrecognized deferred tax liability related to investments in international subsidiaries, including but not limited to unremitted earnings and cumulative translation adjustments, is not practicable.

FOREIGN CURRENCY TRANSLATION. The Company's international subsidiaries use the local currency as the functional currency. The Company translates all assets and liabilities at year-end exchange rates and income and expense accounts at average rates during the year. Translation adjustments are recorded in stockholders' equity and were not material at December 31, 1996 and 1997. While it is generally not the Company's practice to enter into derivative contracts, from time to time the Company and its subsidiaries do utilize forward foreign currency exchange contracts to minimize the impact of currency movements.

EARNINGS PER SHARE. The Company adopted Statement of Financial Accounting Standards No. 128 in 1997 and accordingly restated prior year amounts. Basic earnings per share is determined by dividing net income by the weighted average number of common shares outstanding during the year. The dilutive effect of all potential common shares outstanding during the year has been included in diluted earnings per share. The computation of basic and diluted earnings per share for the years ended December 31 is as follows (in thousands, except per share amounts):

                                                        1995     1996    1997
                                                       ------- -------- -------
Net income............................................ $27,640 $167,202 $58,997
                                                       ======= ======== =======
Average common shares outstanding.....................  33,791   49,871  49,308
Incremental shares from assumed conversions of stock
 options..............................................      57      464     530
                                                       ------- -------- -------
Dilutive potential common shares......................  33,848   50,335  49,838
                                                       ======= ======== =======
Basic earnings per share.............................. $  0.82 $   3.35 $  1.20
Diluted earnings per share............................ $  0.82 $   3.32 $  1.18

Options to purchase 61,500 shares and 204,000 shares of common stock, respectively, at weighted average exercise prices of $34.75 and $36.33, respectively, were outstanding during 1996 and 1997, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares and therefore, the effect would be antidilutive.

STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation in accordance with the Accounting Principles Board Opinion No. 25 and has presented the required pro forma disclosures in Note 11.

NEW ACCOUNTING PRONOUNCEMENTS

COMPREHENSIVE INCOME. The Financial Accounting Standards Board issued Statement No. 130 ("SFAS 130"), "Reporting Comprehensive Income" in June 1997. The new statement requires that all changes in equity during a period except those resulting from investments by and distributions to owners be reported as "comprehensive income" in the financial statements beginning in 1998.

The Company holds, among others, approximately 4.3 million shares of Computer Sciences Corporation common stock and approximately 6.0 million shares of State Street Corporation common stock as investments. At December 31, 1996, the market value of the Company's investments in available-for-sale securities reflected an aggregate unrealized gain of $155.3 million. At December 31, 1997, these investments had an aggregate unrealized gain of $323.2 million. The $167.9 million unrealized gain in 1997 on the Company's investments in these securities, net of deferred taxes of $65.5 million, has been recorded in stockholders' equity in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Upon implementation of SFAS 130, DST will include the net unrealized gain or loss on its available-for-sale securities in the computation of comprehensive income.

SEGMENT INFORMATION. The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" in June 1997. This statement requires that publicly traded companies report certain information about their operating segments, products and services, geographic areas in which they operate, and major customers beginning in 1998. The Company is currently evaluating the effect that implementation of the new standard will have on the information disclosed in its financial statements.

SOFTWARE REVENUE RECOGNITION. The Accounting Standards Executive Committee ("ACSEC") of the American Institute of Certified Public Accountants recently issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition" providing guidance on applying GAAP in recognizing revenue from software transactions. The Company believes the implementation of the new statement will not have a material effect on the consolidated results of operations of the Company.

INTERNAL USE SOFTWARE. The ACSEC recently issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The new statement is effective for fiscal periods beginning after December 15, 1998 and concludes that costs for the development of internal use software are an asset. Accordingly, certain primary types of development activities should be capitalized, including coding and software configuration costs, costs of testing and installing the software, and when clearly distinguishable from maintenance, the costs of upgrades and enhancements. The Company currently expenses costs of internally developed proprietary software as it is incurred. The Company is currently evaluating the effect that implementation of the new standard will have on its software development accounting policies and is unable to determine the effects of the Company's results of operations at this time.

3. MAJOR CUSTOMER

Boston Financial Data Services, Inc. (Note 7) is the Company's largest customer representing 12%, 12% and 11% of consolidated revenues for the years ended December 31, 1995, 1996 and 1997, respectively.

4. ACQUISITIONS AND DISPOSITIONS

CONTINUUM
On August 1, 1996, The Continuum Company, Inc. ("Continuum") merged with Computer Sciences Corporation ("CSC") in a tax-free share exchange accounted for as a pooling-of-interests. DST, which prior to the merger owned approximately 23% of Continuum, received in the exchange shares of CSC common stock with a value of $295 million based upon the closing price of CSC common stock on August 1, 1996. DST recognized a one-time gain after taxes and other expenses of $127.6 million. In connection with the merger, the Company elected to make a one-time $13.7 million ESOP contribution to provide funding for certain Continuum employee withdrawals from DST's ESOP. DST's shares of CSC represent an approximate 6% interest in the combined company. As a result, Continuum ceased to be an unconsolidated equity affiliate of DST and under generally accepted accounting principles, no part of Continuum or CSC earnings since that time have been recognized by DST. DST recognized equity in losses of Continuum of $1.1 million and $4.9 million in 1995 and 1996, respectively. The Company's investment in CSC is accounted for as available-for-sale securities. Although CSC does not currently pay cash dividends, DST will recognize dividend income on any cash dividends received from CSC.

In March 1996, Continuum, a then 29% owned unconsolidated affiliate of the Company, announced the completion of its merger with Hogan Systems, Inc., (the "Hogan Merger") a provider of software to banks and financial institutions, for shares of Continuum stock. As a result of this transaction, the Company's common stock interest in Continuum was reduced from approximately 29% to approximately 23%. The Company recorded in March 1996 its estimated $9.4 million after-tax share of a non-recurring charge recorded by Continuum in connection with the Hogan Merger.

In December 1995, Continuum acquired SOCS Groupe SA, a French insurance software firm. The Company recorded in December 1995 its estimated $7.7 million after-tax share of a non-recurring charge in connection with this acquisition.

OTHER ACQUISITIONS AND DISPOSITIONS
Boston EquiServe, LLP ("Boston EquiServe") is a 50% owned joint venture between Boston Financial Data Services, Inc. ("BFDS") (a 50% owned joint venture of the Company and State Street Corporation) and Bank of Boston Corporation. In February 1998, Boston EquiServe and First Chicago Trust Company of New York announced an agreement to merge operations which would create the largest securities transfer agent in the United States, which is to be called EquiServe. In conjunction with the merger, DST entered into a memorandum of understanding to complete development of a new securities transfer system ("Fairway") for the exclusive use of EquiServe to process all of its accounts. The Company has also agreed to provide data processing services for EquiServe. Upon acceptance of defined components of Fairway, DST will contribute the software and its non-EquiServe stock transfer processing business to EquiServe for a direct ownership interest in EquiServe.

In October 1997, the Company purchased the remaining 20% minority interest in DBS Systems Corporation for $13.2 million in cash. The excess of the purchase price over the net assets acquired of $11.6 million has been assigned to a useful life of 12 years. The Company had previously acquired 60% of DBS for $3.0 million in May 1993 and an additional 20% of DBS for $6.0 million in December 1995. On a pro forma basis, the acquisition did not have a material impact on the Company's historical results of operations or financial position.

In August 1997, the Company formed DST Catalyst, Inc. by purchasing an 81% interest in the international information technology subsidiary of the Chicago Stock Exchange and the consulting practice of Catalyst Institute. DST Catalyst provides software and services to support automated securities exchange activities and broker order interfaces primarily outside the United States. On a pro forma basis, the acquisition did not have a material impact on the Company's historical results of operations or financial position.

In July 1997, the Company sold its interest in First of Michigan Capital Corporation for $9.6 million. The transaction, on an after-tax basis, did not have a material effect on the Company's financial position or results of operations.

During 1997, Output Technologies increased its ownership in PSI Technologies Corporation ("PSI") to 20% for $2.0 million. Output Technologies had previously acquired a 15% interest in PSI for $2.9 million in 1996. PSI has developed a Computer Output to Laser Disk (COLD) software product for archiving documents. In conjunction with the investment, Output Technologies retains the exclusive right to market a customized product using PSI's COLD software to the mutual fund industry.

The Company established its output services business in the Canadian market with the $5.5 million acquisition of Xebec Imaging Services, Inc. which was completed in January 1996.

In August 1995, the Company sold its joint venture interests in Midland Data Systems, Inc. ("MDS") and Midland Loan Services, L.P. ("MLS") to KCSI for approximately $5.7 million. The transaction did not result in a material net gain or loss to the Company. The Company recorded equity in income of MDS and MLS of $1,053,000 for the year ended December 31, 1995.

In April 1995, the Company purchased substantially all of the assets and business operations of Supervised Service Company, Inc. ("SEC"), a subsidiary of Kemper Financial Services, Inc. ("Kemper") and the mutual fund shareowner servicing system software owned by Kemper Services Company used to service certain of the Kemper Mutual Funds as well as various third-party mutual funds. In conjunction with and subject to the SSC transaction, DST also agreed to enter into long-term contracts with Kemper to provide mutual fund shareowner systems services and portfolio accounting systems services for the Kemper Mutual Funds. Total consideration of these asset purchases was approximately $39.4 million and was financed from the Company's revolving credit facilities. Of the total consideration, the Company allocated $17.4 million to data processing software and $22.0 million to intangible assets to be amortized over a seven-year life. On a pro forma basis, the acquisition did not have a material impact on the Company's historical results of operations or financial position.

In February 1995, the Company's wholly owned subsidiary, DST International Limited ("DST International"), purchased HiPortfolio Pty Ltd. ("HiPortfolio"), an Australian provider of portfolio accounting software and services for $16.0 million in cash. The acquisition was financed through borrowings from KCSI. On a pro forma basis, the acquisition did not have a material impact on the Company's historical results of operations or financial positions.

On January 31, 1995, the Company closed the sale of its 50% interest in Investors Fiduciary Trust Company ("IFTC") to State Street Corporation ("State Street"). At closing, DST received shares of State Street common stock with a then-market value of $98.2 million, in a tax-free exchange. DST recognized a pre-tax gain on the transaction of $43.6 million and deferred taxes of $35.0 million resulting in a net book gain of $8.6 million. With the closing of the transaction, IFTC ceased to be an unconsolidated equity affiliate of the Company and no further equity in earnings of IFTC were recorded by the Company. The Company records income on dividends received from State Street. The Company's investment in State Street is accounted for as available-for-sale securities.

5. ACCOUNTS RECEIVABLE AND RELATED PARTY INFORMATION

Accounts receivable information is as follows at December 31, (in thousands):

                                                        1995     1996     1997
                                                      -------- -------- --------
Accounts receivable (including related parties)...... $139,616 $158,619 $176,960
Less allowance for doubtful accounts.................    3,302    4,525    6,261
                                                      -------- -------- --------
Accounts receivable, net............................. $136,314 $154,094 $170,699
                                                      -------- -------- --------
Doubtful accounts expense............................ $  2,477 $  3,314 $  4,384
                                                      ======== ======== ========

The Company has entered into various agreements with related parties to utilize the Company's data processing facilities and its computer software systems. The Company believes that the terms of the contracts with related parties are fair to the Company and are no less favorable to the Company than those obtained from unaffiliated parties.

Accounts receivable from unconsolidated affiliates aggregated $14,172,000, $11,850,000 and $9,493,000 at December 31, 1995, 1996 and 1997, respectively.
Accounts receivable from other related parties aggregated $5,009,000, $3,622,000 and $3,137,000 at December 31, 1995, 1996 and 1997 respectively.
Revenues earned by the Company from unconsolidated affiliates aggregated $85,501,000, $89,588,000 and $90,214,000 in 1995, 1996 and 1997, respectively, including revenues from Continuum through July 1996. Revenues earned by the Company from other related parties aggregated $18,443,000, $20,515,000 and $22,390,000 in 1995, 1996 and 1997, respectively.

6. PROPERTIES

Properties and related accumulated depreciation are as follows at December 31, (in thousands):

                                                                1996     1997
                                                              -------- --------
      Land................................................... $ 13,269 $ 16,884
      Buildings..............................................   92,482  100,668
      Data processing equipment..............................  193,399  217,044
      Data processing software...............................   87,261   93,217
      Furniture, fixtures and other equipment................  121,791  134,823
      Leasehold improvements.................................   22,370   23,274
      Capitalized leases.....................................    6,103    4,701
      Construction-in-progress...............................    5,755    8,556
                                                              -------- --------
                                                               542,430  599,167
      Less accumulated depreciation and amortization.........  298,441  357,014
                                                              -------- --------
      Net properties......................................... $243,989 $242,153
                                                              ======== ========

Depreciation expense for the years ended December 31, 1995, 1996, and 1997, was $62,063,000, $70,818,000 and $71,286,000, respectively. Cost includes the net amount of interest cost associated with significant capital additions. Capitalized interest was $1,565,000, $1,135,000 and $51,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

7. INVESTMENTS

Investments are as follows at December 31, (in thousands):

                                                       1997
                                                    OWNERSHIP   CARRYING VALUE
                                                    PERCENTAGE   1996     1997
                                                    ---------- -------- --------
      Computer Sciences Corporation................     6%     $354,466 $360,400
      State Street Corporation.....................     4%      192,992  347,509
      Boston Financial Data Services, Inc..........    50%       26,032   32,262
      Argus Health Systems, Inc. ..................    50%        6,140   10,649
      Euronet Services, Inc. ......................     7%        1,167    9,136
      European Financial Data Services Ltd. .......    50%        4,447    6,196
      Other........................................              35,193   54,425
                                                               -------- --------
                                                               $620,437 $820,577
                                                               ======== ========

Computer Sciences Corporation ("CSC") is a provider of outsourcing, system integration, information technology, management consulting and other professional services to industry and government. The Company's investment in CSC is a result of the merger of CSC with The Continuum Company, Inc. on August 1, 1996, as described in Note 4. Continuum is an international software systems and services provider specializing in the development and installation of advanced computing software for life and property and casualty insurance, annuities and other financial services products. The aggregate market value of the Company's investment in CSC's common stock at December 31, 1996 and 1997, respectively, was $354.5 million and $360.4 million based on the closing price on the New York Stock Exchange.

State Street Corporation ("State Street") is a leading provider of securities custody and recordkeeping services to the mutual fund industry. State Street also provides corporate banking services to New England middle market companies, as well as specialized lending and international banking services. The aggregate market value of the Company's investment in State Street's common stock at December 31, 1996 and 1997 was $193.0 million and $347.5 million, respectively, based on the closing price on the New York Stock Exchange. The Company received $1.5 million, $2.2 million and $2.5 million in dividends from State Street in 1995, 1996 and 1997, respectively, which have been recorded in other income.

Boston Financial Data Services, Inc. ("BFDS") is a corporate joint venture of the Company and State Street Corporation, the parent of State Street Bank and Trust Company. BFDS performs shareowner accounting services for mutual fund companies using the Company's proprietary application system for mutual fund shareowner recordkeeping, TA2000, and retirement plan recordkeeping services using TRAC2000. BFDS also performs remittance and proxy processing, teleservicing and class action administration services.

Argus Health Systems, Inc. ("Argus") is a corporate joint venture of the Company and a privately held life insurance holding company. Argus provides pharmacy benefit plan processing services to the health care industry. Argus utilizes the Company's data processing facility for its claims processing services. In December 1996, the Company received a $9.5 million dividend from Argus, of which $8.0 million was cash. The dividend was recorded as a reduction of the Company's investment in Argus.

Euronet Services, Inc. operates an independent, non-bank owned automatic teller machine network in Hungary and Poland as a service provider to banks and other financial institutions. Euronet consummated an initial public offering of its common stock in March 1997. Since that date, the Company's investment in Euronet has been accounted for as available-for-sale securities in accordance with Statement of Financial Accounting Standards No. 115. Prior to March 1997, the Company's investment was carried at cost. The aggregate market value of the Company's investment in Euronet's common stock at December 31, 1997 was approximately $9.1 million based on the closing price on the New York Stock Exchange.

European Financial Data Services Limited ("EFDS") is a United Kingdom joint venture of DST and State Street. EFDS provides full and remote processing for United Kingdom unit trusts and related products. EFDS is also developing a new unit trust accounting system for the United Kingdom market.

The Company's retained earnings include equity in the unremitted earnings of its unconsolidated affiliates of $17,060,000 and $12,233,000 at December 31, 1996 and 1997, respectively.

Equity in earnings (losses) of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates and related goodwill amortization is as follows for the years ended December 31, (in thousands):

                                                      1995     1996      1997
                                                     -------  -------  --------
      Boston Financial Data Services, Inc........... $ 5,159  $ 5,421  $  6,226
      Argus Health Systems, Inc.....................   4,144    1,743     4,509
      The Continuum Company, Inc.*..................  (1,151)  (4,891)
      European Financial Data Services Limited......  (2,705)  (5,969)  (11,832)
      Other.........................................   1,005     (332)     (248)
                                                     -------  -------  --------
                                                     $ 6,452  $(4,028) $ (1,345)
                                                     =======  =======  ========

*Through the period ended June 30, 1996.

Certain condensed financial information of the unconsolidated affiliates follows (in thousands):

                                                       FOR THE YEAR FOR THE SIX
                                                          ENDED     MONTHS ENDED
                                                       DECEMBER 31,   JUNE 30,
                                                           1995         1996
                                                       ------------ ------------
      THE CONTINUUM COMPANY, INC.
        Revenues......................................   $388,625     $271,037
        Costs and expenses............................    381,672      292,417
        Net income (loss).............................      6,953      (21,380)
        Current assets................................                 218,800
        Noncurrent assets.............................                 136,364
        Current liabilities...........................                 168,909
        Noncurrent liabilities........................                  57,401
        Stockholders' equity..........................                 128,854

                                                        FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                       1995     1996     1997
                                                     -------- -------- --------
      BOSTON FINANCIAL DATA SERVICES, INC.
        Revenues.................................... $158,452 $194,385 $224,128
        Costs and expenses..........................  148,134  183,543  211,676
        Net income..................................   10,318   10,842   12,452
        Current assets..............................            55,080   55,598
        Noncurrent assets...........................            28,061   35,887
        Current liabilities.........................            26,374   22,120
        Noncurrent liabilities......................             4,749    5,109
        Stockholders' equity........................            52,018   64,256

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                    1995     1996      1997
                                                  -------- --------  --------
      OTHER UNCONSOLIDATED AFFILIATES (COMBINED)
        Revenues................................. $153,832 $149,310  $112,012
        Costs and expenses.......................  147,131  157,470   125,905
        Net income (loss)........................    6,701   (8,160)  (13,893)
        Current assets...........................           121,247    44,275
        Noncurrent assets........................           113,115   159,583
        Current liabilities......................            86,423    19,424
        Noncurrent liabilities...................           105,422   169,561
        Partners' and stockholders' equity.......            42,517    14,873

8. INTANGIBLES AND OTHER ASSETS

Intangibles and other assets include the following items at December 31, (in thousands):

                                                                 1996    1997
                                                                ------- -------
      Intangibles.............................................. $75,340 $91,048
      Less accumulated amortization............................  24,641  32,185
                                                                ------- -------
      Net......................................................  50,699  58,863
      Other assets.............................................   5,168   2,487
                                                                ------- -------
          Total................................................ $55,867 $61,350
                                                                ======= =======

Intangibles exclude goodwill of $1,122,000 and $370,294 at December 31, 1996 and 1997, respectively, related to unconsolidated affiliates which is classified as part of the investments in the unconsolidated affiliates. Amortization expense, including amortization related to goodwill recorded in investments, totaled $10,024,000, $8,983,000 and $8,116,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

9. LONG-TERM DEBT

The Company is obligated under notes and other indebtedness as follows at December 31, (in thousands):

                                                                 1996    1997
                                                                ------- -------
      Secured notes payable.................................... $17,469 $11,463
      Revolving credit facilities..............................  33,620  57,690
      Mortgage notes...........................................  36,202  33,985
      Other....................................................   3,763   2,765
                                                                ------- -------
                                                                 91,054 105,903
      Less debt due within one year............................  15,159  13,898
                                                                ------- -------
      Long-term debt........................................... $75,895 $92,005
                                                                ======= =======

In December 1996, the Company entered into an amended and restated five-year revolving credit facility of $105 million (increased to $125 million in February 1997) with a syndicate of U.S. and international banks. Borrowings under the facility are available at rates based on the Eurodollar, Prime, Base CD, or Federal Funds rates. A commitment fee of 0.085% per annum is required on the total amount of the facility. An additional utilization fee of .050% is required if the principal amount outstanding is greater than 50% of the total facility. Among other provisions, the agreement limits subsidiary indebtedness and sales of assets and requires the Company to maintain certain coverage and leverage ratios. Borrowings of $30.0 million were outstanding at December 31, 1996 and 1997.

The Company also maintains a $50 million line of credit used to finance working capital requirements of the Company available through May 1998. Borrowings under the facility are available at rates tied to the Eurodollar or federal funds rates. A commitment fee of 0.105% per annum is required on the unused portion of the $50 million line of credit. Borrowings of $3.5 million and $25.0 million were outstanding at December 31, 1996 and 1997, respectively.

The secured notes payable primarily represent notes which are secured by data processing and production equipment. Equipment notes are generally payable over 24 to 60 month periods with interest rates from 3.9% to 6.5% at December 31, 1997.

The mortgage notes represent real estate borrowings due in installments with the balance due at the end of the term. Interest rates are based on floating prime or fixed and range from 8.39% to 10.0% at December 31, 1997.

Future principal payments of indebtedness at December 31, 1997 are as follows (in thousands):

             1998............................ $ 13,898
             1999............................    6,115
             2000............................    4,327
             2001............................   57,863
             2002............................    3,074
             Thereafter......................   20,626
                                              --------
             Total........................... $105,903
                                              ========

Based upon the borrowing rates currently available to the Company and its subsidiaries for indebtedness with similar terms and average maturities, the fair value of debt was approximately $91.7 million and $109.1 million at December 31, 1996 and 1997, respectively.

10. INCOME TAXES

The Company and its consolidated U.S. subsidiaries join in filing a consolidated federal income tax return. Prior to the initial public offering on October 31, 1995, the Company and its consolidated U.S. subsidiaries were included in the consolidated federal income tax return filed by KCSI and other members of KCSI's group of consolidated U.S. subsidiaries. For 1995, the Company was included in the KCSI consolidated federal income tax return from January 1, 1995, through October 31, 1995. The Company filed a separate consolidated return for the period from November 1, 1995, to December 31, 1995. While a member of the KCSI consolidated federal income tax return, the Company computed federal income tax expense and current federal income taxes payable to KCSI using an intercompany tax allocation policy. The federal income tax expense using this policy was, in all material respects, in accordance with the separate return method.

Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense (benefit) is generally the result of changes in the assets or liabilities for deferred taxes.

Prior to 1993, the Company did not provide deferred taxes for unremitted earnings of certain investees accounted for under the equity method in so much as those earnings have been and will continue to be reinvested. Beginning in 1993, pursuant to SFAS 109, the Company began providing deferred taxes for unremitted earnings for U.S. unconsolidated affiliates net of the 80% dividends received deduction provided under current tax law.

The following summarizes pretax income (loss) for the years ended December 31, (in thousands):

                                                     1995      1996      1997
                                                    -------  --------  --------
      U.S.......................................... $79,027  $281,829  $ 99,977
      International................................  (5,196)   (8,210)  (11,268)
                                                    -------  --------  --------
      Total........................................ $72,831  $273,619  $ 88,709
                                                    =======  ========  ========

Income tax expense consists of the following components for the years ended December 31, (in thousands):

                                                      1995      1996     1997
                                                     -------  --------  -------
      Current
        Federal..................................... $11,149  $ 16,789  $27,934
        State and local.............................   1,800     2,154    4,268
        International...............................     652       469    3,077
                                                     -------  --------  -------
          Total current.............................  13,601    19,412   35,279
                                                     -------  --------  -------
      Deferred
        Federal.....................................  28,304    72,842   (3,437)
        State and local.............................   5,316    13,833   (1,416)
        International...............................  (1,047)     (167)  (1,248)
                                                     -------  --------  -------
          Total deferred............................  32,573    86,508   (6,101)
                                                     -------  --------  -------
            Total income tax expense................ $46,174  $105,920  $29,178
                                                     =======  ========  =======

Differences between the Company's effective income tax rate and the U.S. federal income tax statutory rate are as follows for the years ended December 31, (in thousands):

                                                     1995      1996     1997
                                                    -------  --------  -------
Income tax expense using the statutory rate in
 effect............................................ $25,841  $ 95,767  $31,048
Tax effect of:
  State and local income taxes, net................   4,626    10,391    1,854
  International income taxes, net..................     374     1,087    1,534
  Losses of international unconsolidated
   affiliates......................................   1,050     2,089
  Earnings of U.S. unconsolidated affiliates.......  (2,890)   (1,724)  (3,104)
  Sale of IFTC (Note 4)............................  16,118
  Other............................................   1,055    (2,140)  (2,154)
                                                    -------  --------  -------
    Total income tax expense....................... $46,174  $105,920  $29,178
                                                    =======  ========  =======
Effective tax rate.................................   62.5%     38.7%    32.9%
Statutory federal tax rate.........................   35.0%     35.0%    35.0%

The federal and state deferred tax assets (liabilities) recorded on the Consolidated Balance Sheet at December 31, are as follows (in thousands):

                                                            1996       1997
                                                          ---------  ---------
Liabilities:
  Investments in available for sale securities........... $(189,784) $(255,371)
  Unconsolidated affiliates and investments..............    (3,208)    (2,832)
                                                          ---------  ---------
  Gross deferred tax liabilities.........................  (192,992)  (258,203)
                                                          ---------  ---------
Assets:
  Book reserves not currently deductible for tax.........     9,094     10,016
  Deferred compensation and other employee benefits......     2,948      3,215
  International operating loss carryforwards.............       998      2,180
  Vacation accrual.......................................     1,366      1,611
  Deferred gains.........................................       625        255
  Depreciation and amortization..........................     1,636      6,037
  Other, net.............................................       399        657
                                                          ---------  ---------
  Gross deferred tax assets..............................    17,066     23,971
                                                          ---------  ---------
Deferred tax asset valuation allowance...................      (314)    (1,949)
                                                          ---------  ---------
    Net deferred tax liability........................... $(176,240) $(236,181)
                                                          =========  =========

The Company had federal operating loss carryforwards from DBS of $1.3 million at December 31, 1995 which were used to reduce taxable income in 1996. Additionally, the Company had operating loss carryforwards related to certain international operations of approximately $2.5 million at December 31, 1996 and $4.4 million at December 31, 1997. There is no assurance that certain loss carryforwards will be utilized. Accordingly, the Company has recognized a valuation allowance for the benefit of certain loss carryforwards of $0.3 million at December 31, 1996 and $1.9 million at December 31, 1997.

11. STOCKHOLDERS' EQUITY

In August 1995, the Company was merged into a Delaware corporation. Upon completion of the merger, the Company had 125 million shares of $.01 par value common stock authorized of which 28.5 million shares were issued and outstanding and held by its sole shareowner, KCSI. In addition, the Company is authorized to issue 10 million shares of preferred stock, par value $.01 per share. No preferred shares have been issued.

On October 31, 1995, in conjunction with and immediately prior to the Offerings, the Company distributed to KCSI a stock dividend of 2,050,000 shares of common stock. Appropriate share data has been retroactively restated in the consolidated balance sheet to reflect the effect of the stock dividend and merger into a Delaware corporation.

On October 31, 1995, the Company and KCSI completed an initial public offering ("the Offerings") of 22 million shares of the Company's common stock at an offering price of $21 per share. Of the 22 million shares offered, 19,450,000 were sold by the Company and 2,550,000 were sold by KCSI. The Company received net proceeds of approximately $384.8 million which were used to repay all debt to KCSI and certain bank term notes. In conjunction with the Offerings, KCSI exchanged 4,253,508 shares of its DST common stock for 1,820,000 shares of KCSI stock held by The Employee Stock Ownership Plan. On November 6, 1995, over-allotment options granted by KCSI to the underwriters totaling 3,300,000 shares of the Company's common stock were exercised in full.

In September 1995, the Company established the Stock Option and Performance Award Plan which provides for the availability of 6,000,000 shares of the Company's common stock for the grant of awards to officers, directors and other designated employees. The awards may take the form of an option, stock appreciation right, limited right, performance share or unit, dividend equivalent, or any other right, interest or option relating to shares of common stock granted under the plan. The option prices must be at least equal to the fair market value of the underlying shares on the date of grant. Options become exercisable and expire as determined by the Compensation Committee of the Board of Directors at or subsequent to the date of grant.

A summary of stock option activity is presented in the table below:

                               1995              1996              1997
                         ----------------- ----------------- -----------------
                                  WEIGHTED          WEIGHTED          WEIGHTED
                                  AVERAGE           AVERAGE           AVERAGE
                         SHARES   EXERCISE SHARES   EXERCISE SHARES   EXERCISE
                         (000'S)   PRICE   (000'S)   PRICE   (000'S)   PRICE
                         -------  -------- -------  -------- -------  --------
Outstanding at January
 1......................                    2,281    $21.00   2,262    $21.41
Granted.................  2,287    $21.00      72     33.95     918     33.66
Exercised...............                                        (40)    21.00
Canceled................     (6)    21.00     (91)    21.00     (79)    22.45
                         ------            ------            ------
Outstanding at December
 31.....................  2,281    $21.00   2,262    $21.41   3,061    $25.06
                         ======            ======            ======
Exercisable at December
 31.....................                      887    $21.11   1,261    $21.20
EXERCISE PRICE RANGES:     LOW      HIGH     LOW      HIGH     LOW      HIGH
----------------------   -------  -------- -------  -------- -------  --------
for all outstanding
 options................ $21.00    $21.00  $21.00    $35.56  $21.00    $38.38
for all exercisable
 options................                   $21.00    $32.69  $21.00    $35.31

Had compensation cost been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been reduced to the following pro forma amounts:

                                                   1995       1996      1997
                                                   ----       ----      ----
      Net income (000's):           As reported   $27,640   $167,202   $58,997
                                    Pro forma      26,931    162,787    52,024
      Basic earnings per share:     As reported     $0.82      $3.35     $1.20
                                    Pro forma        0.80       3.26      1.06
      Diluted earnings per share:   As reported     $0.82      $3.32     $1.18
                                    Pro forma        0.80       3.23      1.04

The weighted average fair value of options granted was $7.10, $11.64 and $11.78 for 1995, 1996 and 1997, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995, 1996 and 1997, respectively; expected option terms of 5.3, 5.0 and
5.0 years, volatility of 22%, 23% and 24%, dividend yield of 0% and risk-free interest rates of 5.9%, 6.3% and 6.3%. Given the limited trading history of DST's common stock, the volatility factor was determined by using the average of the volatility, calculated weekly over the three preceding calendar years, of the stock of three peer companies.

In May 1996, the Board of Directors determined it was necessary for the Company to have common stock available to provide to employees under its stock award program and to provide to option holders who exercise options. The Board of Directors authorized the purchase of up to 1.2 million shares during a twenty-four month period in approximately equal monthly amounts subject to such variations as management deems appropriate. All such purchases are in compliance with applicable SEC regulations. The Company has purchased 1.0 million shares as of December 31, 997 for approximately $32.7 million. The Company had 396,000 and 956,942 shares held in treasury at December 31, 1996 and 1997, respectively. After considering shares held in treasury, the Company had 49,604,000 and 49,043,058 shares of common stock outstanding at December 31, 1996 and 1997, respectively.

The Company entered into a Stockholder's Right Agreement (the "Rights Plan") in 1995. Each share of the Company's common stock held of record on October 18, 1995, (KCSI was then the sole stockholder) and all shares of common stock issued in the Offerings received one Right. Each Right entitles their holder (other than those held by an acquiring person or group) to purchase 1/1000th share of preferred stock of the Company or in some circumstances, other securities of the Company. In certain circumstances the Rights entitle their holders (other than those held by an acquiring person or group) to purchase shares in a surviving entity or its affiliates resulting from transactions in which the Company is not the surviving entity or disposes of more than 50% of the Company's assets or earnings power.

The Rights, which are automatically attached to common stock, are not exercisable or transferable separately from shares of common stock until ten days following the earlier of an announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Company's common stock, or ten days following the commencement or announcement of an intention to make a tender offer or exchange offer that would result in an acquiring person or group owning 15% or more of the outstanding common stock, unless the Board of Directors sets a later date in either event. KCSI is excluded from the definition of an acquiring person under the Rights Plan unless there is a change in control of KCSI, followed by acquisition of additional company common stock.

The Rights Plan is intended to encourage a potential acquiring person or group to negotiate directly with the Board of Directors, but may have certain anti-takeover effects. The Rights Plan could significantly dilute the interests in the Company of an acquiring person or group. The Rights Plan may therefore have the effect of delaying, deterring or preventing a change in control of the Company.

On May 8, 1995, the Company paid a cash dividend of $150 million to KCSI, the proceeds for which were obtained through the Company's long-term revolving agreement.

Net unrealized gains on investments represents the Company's unrealized holding gains on its investments in available-for-sale securities. At December 31, 1996 and 1997, the Company's unrealized gains were $94,625,000 and $196,994,000, respectively, which were net of deferred taxes of $60,625,000 and $126,212,000, respectively.

12. RETIREMENT PLANS

The Company has a qualified profit sharing plan which covers all of its employees following the completion of an eligibility period. Contributions to the plan are made at the discretion of the Board of Directors, with the limitation that the annual contribution may not exceed the maximum allowable income tax deduction. Profit sharing expense was $129,000, $2,686,000 and $2,500,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

The Company has a 401(k) plan which covers all of its employees following the completion of an eligibility period. Contributions to the plan are made at the discretion of the Board of Directors. No discretionary contributions were made during 1995, 1996 or 1997.

Prior to the Offerings in 1995, the Company participated in the KCSI ESOP. In connection with the Offerings, the KCSI ESOP was renamed The Employee Stock Ownership Plan ("ESOP") and amended to consist of two portions: a KCSI portion and a Company portion. The account balances in the ESOP attributable to Company employees became the Company portion of the ESOP. The Company portion initially was invested in KCSI stock. Approximately one half of the value of the account balances of Company employees at the time of the IPO were converted into common stock of the Company through an exchange with KCSI of KCSI stock held by the ESOP for shares of the Company's common stock. As of January 1, 1998, the Company formed The DST Systems, Inc. Employee Stock Ownership Plan ("DST ESOP") and transferred all balances from the Company portion of the ESOP to the DST ESOP.

For the years ended December 31, 1995, 1996 and 1997, ESOP expense was $11,021,000, $13,700,000 and $2,000,000, respectively. In 1995, such amounts represent an allocated portion of the consolidated KCSI ESOP expense. Interest incurred on the indebtedness was $0.4 million in 1995; this amount includes an allocated portion of interest expense on ESOP debt guaranteed by KCSI. All ESOP indebtedness was retired in 1995. The ESOP loan principal payments were accounted for as employee benefit expense in the year of allocation to participants; interest payments were recorded as interest expense using an accrual method.

13. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosure of cash flow information for the years ended December 31, (in thousands):

                                                         1995    1996    1997
                                                        ------- ------- -------
      Interest paid during the year.................... $25,307 $ 7,930 $ 6,727
      Income taxes paid during the year................  15,892  21,098  30,495

In December 1996, the Company received a $9.5 million dividend from Argus, $8.0 million of which was received in cash and $1.5 million of which was received in the form of a note receivable from a related party.

In connection with the Offerings in 1995, the Company incurred underwriting commissions of approximately $22.6 million which have been reflected in the net proceeds from the Offerings.

The Company purchased mainframe computer equipment and other capital additions in the amount of $30,163,000, $4,754,000 and $5,964,000 in 1995, 1996 and
1997, respectively, through secured notes payable or vendor financed installment notes which required no direct outlay of cash.

The Company acquired an additional 20% interest in DBS Systems Corporation in December 1995 for a $6.0 million note payable which was paid in January 1996.

14. COMMITMENTS AND CONTINGENCIES

The Company leases facilities, data processing and other equipment under various operating leases. Lease terms generally range from 1 to 25 years not including options to extend the leases for various lengths of time. Rental expense was $24,519,000, $30,825,000 and $33,356,000 for the years ended
December 31, 1995, 1996 and 1997, respectively. Future minimum rentals for the non-cancelable term of all operating leases are as follows (in thousands):

             1998............................. $19,711
             1999.............................  14,497
             2000.............................  10,851
             2001.............................   5,646
             2002.............................   4,953
             Thereafter.......................  15,643
                                               -------
             Total............................ $71,301
                                               =======

Certain leases have clauses that call for the annual rents to be increased during the term of the lease. Such lease payments are expensed on a straight-line basis.

The Company leases certain facilities from an unconsolidated affiliate and incurred occupancy expenses of $4,158,000, $4,674,000 and $6,642,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

The Company has also entered into agreements with co-participants in certain joint venture subsidiaries whereby upon defined circumstances constituting a change in control of either party to the venture, the other party has the right to acquire, at a specified price, the entire interest in the joint venture.

The Company has entered into agreements with the minority stockholders of DST Catalyst whereby the minority stockholder has the option to sell to the Company shares of DST Catalyst stock. If the provisions of the agreements were exercised, the Company would be required to purchase the respective minority interests at fair market value, currently estimated at approximately $1.0 million.

The Company has committed to make additional investments approximating $3.0 million related to certain private equity partnerships.

The Company has entered into agreements with certain officers whereby upon defined circumstances constituting a change in control of the Company, certain benefit entitlements are automatically funded and such officers are entitled to specific cash payments upon termination of employment.

The Company has also established trusts to provide for the funding of corporate commitments and entitlements of Company officers, directors, employees and others in the event of a change in control of the Company. Assets held in such trusts at December 31, 1997 were not significant.

The Company and its subsidiaries are involved in various legal proceedings arising in the normal course of their businesses. While the ultimate outcome of these legal proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with legal counsel, that the final outcome in such proceedings, in the aggregate, would not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

15. GEOGRAPHIC INFORMATION

Financial information by geographic region for the Company is presented below (in thousands):

                                         YEAR ENDED DECEMBER 31, 1995
                                    -----------------------------------------
                                      UNITED              EUROPE
                                      STATES    CANADA   & OTHERS    TOTAL
                                    ---------- --------  --------  ----------
Revenues........................... $  319,294 $  7,924  $ 52,969  $  380,187
Revenues--related parties..........    103,944                        103,944
                                    ---------- --------  --------  ----------
  Total............................ $  423,238 $  7,924  $ 52,969  $  484,131
                                    ========== ========  ========  ==========
Income (loss) from operations...... $   42,689 $(1,904)  $     36  $   40,821
Equity in earnings (losses) of
 unconsolidated affiliates, net of
 affiliate taxes...................      9,822             (3,370)      6,452
                                         YEAR ENDED DECEMBER 31, 1996
                                    -----------------------------------------
                                      UNITED              EUROPE
                                      STATES    CANADA   & OTHERS    TOTAL
                                    ---------- --------  --------  ----------
Revenues........................... $  389,964 $ 21,071  $ 59,670  $  470,705
Revenues--related parties..........    106,471    3,632               110,103
                                    ---------- --------  --------  ----------
  Total............................ $  496,435 $ 24,703  $ 59,670  $  580,808
                                    ========== ========  ========  ==========
Income (loss) from operations...... $   58,635 $    276  $ (1,938) $   56,973
Equity in earnings (losses) of
 unconsolidated affiliates, net of
 affiliate taxes...................      4,106   (1,068)   (7,066)     (4,028)
Total assets.......................  1,041,155   15,965    64,468   1,121,588
                                         YEAR ENDED DECEMBER 31, 1997
                                    -----------------------------------------
                                      UNITED              EUROPE
                                      STATES    CANADA   & OTHERS    TOTAL
                                    ---------- --------  --------  ----------
Revenues........................... $  440,865 $ 22,341  $ 74,868  $  538,074
Revenues--related parties..........    108,910    3,568       126     112,604
                                    ---------- --------  --------  ----------
  Total............................ $  549,775 $ 25,909  $ 74,994  $  650,678
                                    ========== ========  ========  ==========
Income (loss) from operations...... $   91,108 $ (4,570) $  5,702  $   92,240
Equity in earnings (losses) of
 unconsolidated affiliates, net of
 affiliate taxes...................     13,036   (1,271)  (13,110)     (1,345)
Total assets.......................  1,255,147   19,708    80,549   1,355,404

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data follows (dollars in thousands, except per share amounts):

                                 YEAR ENDED DECEMBER 31, 1996
                         ------------------------------------------------------
                          FIRST        SECOND    THIRD        FOURTH    TOTAL
                         QUARTER      QUARTER   QUARTER      QUARTER     1996
                         --------     --------  --------     --------  --------
Revenues................ $144,262     $143,216  $139,569     $153,761  $580,808
Cost and expenses.......  106,389      106,565   104,343      114,266   431,563
Depreciation and
 amortization...........   18,688       19,192    19,804       20,888    78,572
Other expenses..........                          13,700 (2)             13,700
                         --------     --------  --------     --------  --------
Income from operations..   19,185       17,459     1,722       18,607    56,973
Interest expense........   (2,102)      (1,653)   (1,356)      (1,829)   (6,940)
Other income, net.......      931          981       912        1,352     4,176
Gain on sale of equity
 investment.............                         223,438 (2)            223,438
Equity in earnings
 (losses) of
 unconsolidated
 affiliates, net of
 taxes..................   (7,641)(1)    3,140       (45)         518    (4,028)
                         --------     --------  --------     --------  --------
Income before income
 taxes and minority
 interests..............   10,373       19,927   224,671       18,648   273,619
Income taxes............    5,963        7,549    85,897        6,511   105,920
                         --------     --------  --------     --------  --------
Income before minority
 interests..............    4,410       12,378   138,774       12,137   167,699
Minority interests......       (7)          51       144          309       497
                         --------     --------  --------     --------  --------
Net income.............. $  4,417     $ 12,327  $138,630     $ 11,828  $167,202
                         ========     ========  ========     ========  ========
Basic average shares
 outstanding............   50,000       49,965    49,841       49,679    49,871
Basic earnings per
 share.................. $   0.09     $   0.25  $   2.78     $   0.24  $   3.35 (3)
Diluted average shares
 outstanding............   50,465       50,496    50,238       50,142    50,335
Diluted earnings per
 share.................. $   0.09     $   0.24  $   2.76     $   0.24  $   3.32 (3)
Common stock price
 ranges--High........... $  34.88     $  37.75  $  32.75     $  34.38  $  37.75
--Low................... $  27.38     $  29.50  $  25.63     $  29.00  $  25.63

--------
(1) Includes one-time Continuum charge from Hogan Merger (Note 4)
(2) Gain on CSC/Continuum Merger and related charges (Note 4)
(3) The accumulation of 1996's quarterly earnings per share is greater than the earnings per share for the year ended December 31, 1996 due to repurchases of the Company common stock throughout the year.

                                      YEAR ENDED DECEMBER 31, 1997
                              ------------------------------------------------
                               FIRST     SECOND    THIRD     FOURTH    TOTAL
                              QUARTER   QUARTER   QUARTER   QUARTER     1997
                              --------  --------  --------  --------  --------
Revenues..................... $158,684  $155,394  $159,863  $176,737  $650,678
Cost and expenses............  115,354   114,983   118,811   129,955   479,103
Depreciation and
 amortization................   19,629    19,468    19,453    20,785    79,335
                              --------  --------  --------  --------  --------
Income from operations.......   23,701    20,943    21,599    25,997    92,240
Interest expense.............   (2,163)   (1,884)   (1,960)   (1,663)   (7,670)
Other income, net............      979     1,019       989     1,033     4,020
Gains on sales of equity
 investments.................                212     1,252               1,464
Equity in earnings (losses)
 of unconsolidated
 affiliates, net of taxes....    1,044       820      (507)   (2,702)   (1,345)
                              --------  --------  --------  --------  --------
Income before income taxes
 and minority interests......   23,561    21,110    21,373    22,665    88,709
Income taxes.................    8,302     7,064     7,097     6,715    29,178
                              --------  --------  --------  --------  --------
Income before minority
 interests...................   15,259    14,046    14,276    15,950    59,531
Minority interests...........      156       229       222       (73)      534
                              --------  --------  --------  --------  --------
Net income................... $ 15,103  $ 13,817  $ 14,054  $ 16,023  $ 58,997
                              ========  ========  ========  ========  ========
Basic average shares
 outstanding.................   49,529    49,374    49,236    49,099    49,308
Basic earnings per share..... $   0.30  $   0.28  $   0.29  $   0.33  $   1.20
Diluted average shares
 outstanding.................   50,021    49,762    49,804    49,770    49,838
Diluted earnings per share... $   0.30  $   0.28  $   0.28  $   0.32  $   1.18
Common stock price ranges--
 High........................ $  35.63  $  33.31  $  37.81  $  44.56  $  44.56
--Low........................ $  28.50  $  24.25  $  32.19  $  34.56  $  24.25

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The Company has incorporated by reference certain information in response or partial response to the Items under this Part III of this Annual Report on Form 10-K pursuant to General Instruction G(3) of this Form 10-K and Rule 12b-23 under the Exchange Act. The Company's definitive proxy statement in connection with its annual meeting of stockholders scheduled for May 12, 1998 (the "Definitive Proxy Statement") will be filed with the Securities and Exchange Commission no later than 120 days after December 31, 1997.

(A) DIRECTORS OF THE COMPANY

The information set forth in response to Item 401 of Regulation S-K under the heading "Proposal--Election of Two Directors" and "The Board of Directors" in the Company's Definitive Proxy Statement is hereby incorporated herein by reference in partial response to this Item 10.

(B) EXECUTIVE OFFICERS OF THE COMPANY

The information set forth in response to Item 401 of Regulation S-K under the heading "Executive Officers of the Company" in Part I of this Form 10-K is incorporated herein by reference in partial response to this Item 10. The information set forth in response to Item 405 of Regulation S-K under the heading "Other Matters--Section 16(a) Beneficial Ownership Reporting Compliance" in the Company's Definitive Proxy Statement is hereby incorporated herein by reference in partial response to this Item 10.

ITEM 11.  EXECUTIVE COMPENSATION

The information set forth in response to Item 402 of Regulation S-K under "The Board of Directors--Compensation of Directors" and under "Executive Compensation" in the Company's Definitive Proxy Statement (other than The Compensation Committee Report on Executive Compensation and the Stock Performance Graph) is hereby incorporated herein by reference in response to this Item 11.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth in response to Item 403 of Regulation S-K under the heading "Principal Stockholders and Stockholdings of Management" in the Company's Definitive Proxy Statement is hereby incorporated herein by reference in response to this Item 12.

The Company has no knowledge of any arrangement the operation of which may at a subsequent date result in a change of control of the Company.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information set forth in response to Item 404 of Regulation S-K under the heading "Compensation Committee Interlocks and Insider Participation" in the Company's Proxy Statement is incorporated herein by reference in response to this Item 13.

PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) List of Documents filed as part of this Report

(1) Consolidated Financial Statements

The consolidated financial statements and related notes, together with the report of Price Waterhouse LLP dated February 26, 1998 appear in Part II Item 8 Financial Statements and Supplementary Data of this Form 10-K.

(2) Consolidated Financial Statement Schedules

All schedules have been omitted because they are not applicable, insignificant or the required information is shown in the consolidated financial statement or notes thereto.

(3) List of Exhibits

(a) Exhibits

The Company has incorporated by reference herein certain exhibits as specified below pursuant to Rule 12b-32 under the Exchange Act.

 2. Plan of acquisition, reorganization, arrangement, liquidation or succession
        Not applicable.
 3.     Articles of Incorporation and by-laws
    3.1 The Company's Amended Delaware Certificate of Incorporation, as restated, which is attached as exhibit 3.1 to the Company's
        Registration Statement dated September 1, 1995, as amended August 31,
        1995 (Commission file no. 33-96526) (the "Registration Statement"), is hereby incorporated by reference as Exhibit 3.1.
    3.2 The Company's Amended and Restated By-laws as adopted August 28, 1995, which are attached as Exhibit 3.2 to the Company's Registration
        Statement, are hereby incorporated by reference as Exhibit 3.2.
 4. Instruments defining the rights of security holders, including indentures
    4.1 The Registration Rights Agreement dated October 24, 1995, between the
        Company and Kansas City Southern Industries, Inc. ("KCSI"), which is attached as Exhibit 4.1 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 4.1.
    4.2 The Certificate of Designations dated October 16, 1995, establishing the Series A Preferred Stock of the Company, which is attached as
        Exhibit 4.3 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 4.2
    4.3 The Summary of the preferred stock purchase rights set forth in Form 8-
        A dated November 15, 1995 (Commission file no. 1-14036), and the related Rights Agreement dated as of October 6, 1995, between the Company and State Street Bank and Trust Company, as rights agent, which is attached as exhibit 4.4 to the Company's Registration Statement, are hereby incorporated by reference as Exhibit 4.3.
    4.4 The Registration Rights Agreement dated October 31, 1995, between the
        Company and UMB Bank, N.A. as trustee of The Employee Stock Ownership
        Plan of DST Systems, Inc. ("UMB") which is attached as Exhibit 4.4 to the Company's Annual Report for the year ended December 31, 1995
        (Commission file no. 1-14036), is hereby incorporated by reference as
        Exhibit 4.4.
    4.5 The Stock Exchange Agreement dated October 26, 1995, between KCSI and
        UMB, which is attached as Exhibit 4.6 to the Company's Registration
        Statement, is hereby incorporated by reference as Exhibit 4.5.

    4.6 The description of the Company's common stock, par value $0.01 per share, set forth under the headings "Description of Capital Stock" and "Dividend Policy" in the Company's Registration Statement of the common stock on Form 8-A declared effective October 31, 1995
           (Commission file no. 1-14036), is hereby incorporated by reference as Exhibit 4.6.
    4.7 Paragraphs fourth, fifth, sixth, seventh, tenth, eleventh, and twelfth of the Exhibit 3.1 are hereby incorporated by reference as
           Exhibit 4.7.
    4.8    Article I, Sections 1, 2, 3, and 11 of Article II, Article V,
           Article VIII, Article IX of Exhibit 3.2 are hereby incorporated by reference as Exhibit 4.8.

The Company agrees to furnish to the Commission a copy of any long-term debt agreements that do not exceed 10 percent of the total assets of the Company upon request.

 9.        VOTING TRUST AGREEMENT
           Not applicable.
 10.       MATERIAL CONTRACTS
    10.1   The Registration Rights Agreement incorporated by reference as
           Exhibit 4.1 hereto, is also hereby incorporated by reference as
           Exhibit 10.1.
    10.2 The Company's Executive Plan effective as of October 31, 1995, attached as Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (Commission file no. 1-14036), is hereby incorporated by reference as Exhibit 10.2.
    10.3 The Company's 1995 Stock Option and Performance Award Plan, effective September 1, 1995, which is attached as Exhibit 10.3 to the Company's Registration Statement on Form S-1 dated September 1,
           1995 (Commission file no. 33-96526), is hereby incorporated by reference as Exhibit 10.3.
    10.3.1 The First Amendment to the 1995 Stock Option and Performance Award
           Plan approved May 13, 1997, is attached as Exhibit 10.3.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
           1997 (Commission file no. 1-14036).
    10.4   The Tax Disaffiliation Agreement between the Company and KCSI dated
           October 23, 1995, which is attached as Exhibit 10.4 to the Company's
           Registration Statement, is hereby incorporated by reference as
           Exhibit 10.4.
    10.5   The Stock Purchase, Sale of Assets, Assignment and Assumption
           Agreement dated August 30, 1995, among the Company, DST Realty,
           Inc., Tolmak, Inc., Mulberry Western Company and KCSI, which is attached as Exhibit 10.5 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.5.
    10.6   The Employee Stock Ownership Plan and Trust Agreement of DST
           Systems, Inc. dated January 1, 1998 is attached as Exhibit 10.6 to the Company's Annual Report on Form 10-K for the year ended December
           31, 1997 (Commission file no. 1-14036).
    10.7   The 1996 Restatement of the Company's Profit Sharing Plan and Trust
           Agreement dated December 31, 1996 (the "1996 Profit Sharing Plan"), is attached as Exhibit 10.7 to the Company's Annual Report on Form
           10-K for the year ended December 31, 1997 (Commission file no. 1-
           14036).
    10.7.1 The First Amendment, dated February 27, 1998, to the 1996 Profit
           Sharing Plan is attached as Exhibit 10.7.1 to the Company's Annual
           Report on Form 10-K for the year ended December 31, 1997 (Commission file no. 1-14036).
    10.8   The Employment Agreement among the Company, KCSI and Thomas A.
           McDonnell, Amended and Restated as of March 18, 1993 and October 9,
           1995, which is attached as Exhibit 10.8 to the Company's
           Registration Statement, is hereby incorporated by reference as
           Exhibit 10.8.

    10.8.1  The Employment Agreement between the Company and Thomas A.
            McDonnell dated October 9, 1995, which is attached as Exhibit
            10.8.1 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.8.1.
    10.9    The Employment Agreement between the Company, KCSI and Thomas A.
            McCullough dated April 1, 1992, as amended October 9, 1995, which is attached as Exhibit 10.9 to the Company's Registration
            Statement, is hereby incorporated by reference as Exhibit 10.9.
    10.10   The Employment Agreement between the Company, KCSI and James P.
            Horan dated April 1, 1992, as amended October 9, 1995, which is attached as Exhibit 10.10 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.10.
    10.11   The Employment Agreement between the Company, KCSI and Robert C.
            Canfield, dated April 1, 1992, as amended October 9, 1995, which is attached as Exhibit 10.11 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.11.
    10.12   The Employment Agreement between the Company, KCSI and Charles W.
            Schellhorn, dated April 1, 1992, as amended October 9, 1995, which is attached as Exhibit 10.12 to the Company's Annual Report on Form
            10-K for the year ended December 31, 1996 (Commission file no. 1-
            14036), is hereby incorporated by reference as Exhibit 10.12.
    10.13   The Company's 1994 Restatement of its 401(k) Plan and Trust
            Agreement dated September 12, 1994 (the "1994 401(k) Plan"), which is attached as Exhibit 10.13 to the Company's Registration
            Statement, is hereby incorporated by reference as Exhibit 10.13.
    10.13.1 The First Amendment dated June 1, 1995, to the Company's 1994
            401(k) Plan, which is attached as Exhibit 10.13.1 to the Company's
            Registration Statement, is hereby incorporated by reference as
            Exhibit 10.13.1.
    10.13.2 The Second Amendment dated October 31, 1995, to the Company's 1994
            401(k) Plan is attached as Exhibit 10.13.2 to the Company's Annual
            Report on Form 10-K for the year ended December 31, 1995
            (Commission file no. 1-14036), is hereby incorporated by reference as Exhibit 10.13.2.
    10.13.3 The Third Amendment dated March 21, 1996, to the Company's 1994
            401(k) Plan is attached as Exhibit 10.13.3 to the Company's Annual
            Report on Form 10-K for the year ended December 31, 1997
            (Commission file no. 1-14036).
    10.13.4 The Fourth Amendment dated February 9, 1998, to the Company's 1994
            401(k) Plan is attached as Exhibit 10.13.4 to the Company's Annual
            Report on Form 10-K for the year ended December 31, 1997
            (Commission file no. 1-14036).
    10.14   The Agreement between State Street Boston Financial Corporation and
            Data-Sys-Tance dated June 1, 1974 (the "State Street Agreement"), which is attached as Exhibit 10.14 to the Company's Registration
            Statement, is hereby incorporated by reference as Exhibit 10.14.
    10.14.1 The Amendment to the State Street Agreement between the Company and
            State Street, dated October 1, 1987, which is attached as Exhibit
            10.14.1 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.14.1.
    10.15   The Data Processing Services Agreement between The Company and The
            Continuum Company, Inc. dated October 1, 1993, which is attached as
            Exhibit 10.15 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.15.
    10.16   The Agreement among the Company, Financial Holding Corporation,
            KCSI and Argus Health Systems, Inc. dated June 30, 1989, which is attached as Exhibit 10.16 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.16.
    10.16.1 The Stock Transfer Restriction and Option Agreement between the
            Company, Argus Health Systems, Inc. and Financial Holding
            Corporation dated June 30, 1989, which is attached as Exhibit
            10.16.1 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.16.1.

    10.17   The Five-Year Competitive Advance and Revolving Credit Facility
            Agreement among the Company, the lenders named therein, The Chase
            Manhattan Bank, N.A. as Documentation, Syndication, and
            Administrative Agent dated December 30, 1996, which is attached as
            Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (Commission file no. 1-14036), is hereby incorporated by reference as Exhibit 10.17.
    10.18   The Master Lease Agreement between the Company and Irkan Corp.
            dated December 30, 1987 for property at 1004 Baltimore in Kansas
            City, Missouri which is attached as Exhibit 10.18 to the Company's
            Registration Statement, is hereby incorporated by reference as
            Exhibit 10.18.
    10.18.1 The Master Lease Agreement between the Company and Irkan Corp.
            dated December 30, 1987 for property at 127 West Tenth Street in
            Kansas City, Missouri which is attached as Exhibit 10.18.1 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.18.1.
    10.18.2 The Lease Agreement dated February 24, 1998, between the Company and Broadway Square Partners for property at 1055 Broadway in Kansas City, Missouri, which is attached as Exhibit 10.18.2 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.18.2.
    10.19   The Company's Directors' Deferred Fee Plan effective September 1,
            1995, which is attached at Exhibit 10.19 to the Company's
            Registration Statement, is hereby incorporated by reference as
            Exhibit 10.19.
    10.20   The Trust Agreement between the Company as settlor and United
            Missouri Bank of Kansas City, N.A. as Trustee dated December 31,
            1987, which is attached as Exhibit 10.20 to the Company's
            Registration Statement, is hereby incorporated by reference as
            Exhibit 10.20.
    10.20.1 Trust Agreement by and between the Company as settlor and United
            Missouri Bank of Kansas City, N.A., Trustee dated June 30, 1989, for the benefit of James Horan, which is attached as
            Exhibit 10.20.1 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 10.20.1.
    10.21 DST Systems, Inc. Master Trust agreement dated December 31, 1997 is attached as Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission file no. 1-14036).
 11.        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
            Not applicable.
 12.        STATEMENTS RE COMPUTATION OF RATIOS
            Not applicable.
 13.        ANNUAL REPORT TO SECURITY HOLDERS, FORM 10-Q OR QUARTERLY REPORT TO
            SECURITY HOLDERS
            Not applicable.
 16.        LETTER RE CHANGE IN CERTIFYING ACCOUNTANT
            Not applicable.
 18.        LETTER RE CHANGE IN ACCOUNTING PRINCIPLES
            Not applicable.
 21.        SUBSIDIARIES OF THE COMPANY
            The list of the Company's significant subsidiaries, which is attached as Exhibit 21.1 to the Company's Annual Report on Form 10-
            K for the year ended December 31, 1997 (Commission file no. 1-
            14036).
 22.        PUBLISHED REPORT REGARDING MATTERS SUBMITTED TO VOTE OF SECURITY
            HOLDERS
            Not applicable.

 23. CONSENTS OF EXPERTS AND COUNSEL
     The consent dated March 16, 1998 of Price Waterhouse LLP to the incorporation by reference of their report included in this Annual Report on Form 10-K is attached hereto as Exhibit 23.1.
 24. POWER OF ATTORNEY
     Not applicable.
 27. FINANCIAL DATA SCHEDULE
     A Financial Data Schedule prepared in accordance with Item 601 (c) of
     Regulation S-K is attached hereto as Exhibit 27.1.
 99. ADDITIONAL EXHIBITS
     Not applicable.

(B) REPORTS ON FORM 8-K DURING THE LAST CALENDAR QUARTER

The Company filed a Form 8-K dated October 16, 1997, under Item 5 of such form, reporting the announcement of financial results for the quarter ended September 30, 1997.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          DST Systems, Inc.

                                          By:   /s/ Thomas A. McDonnell
                                             ----------------------------------
                                                   Thomas A. McDonnell
                                              President and Chief Executive
                                                         Officer,
                                                        Director

Dated: February 26, 1998

  Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Company and in capacities indicated on February 26, 1998.

          /s/ Thomas A. McDonnell                                /s/ A. Edward Allinson
 ___________________________________________            ___________________________________________
             Thomas A. McDonnell                                    A. Edward Allinson
resident and Chief Executive Officer, DirectorP                          Director

         /s/ Thomas A. McCullough                                  /s/ Michael G. Fitt
 ___________________________________________            ___________________________________________
            Thomas A. McCullough                                      Michael G. Fitt
     Executive Vice President, Director                                  Director

           /s/ Kenneth V. Hager                                   /s/ William C. Nelson
 ___________________________________________            ___________________________________________
              Kenneth V. Hager                                       William C. Nelson
 Vice President, Chief Financial Officer and                             Director
   Treasurer (Principal Financial Officer)

            /s/ John J. Faucett                                /s/ M. Jeannine Strandjord
 ___________________________________________            ___________________________________________
               John J. Faucett                                    M. Jeannine Strandjord
  Controller (Principal Accounting Officer)                              Director

                              DST SYSTEMS, INC.,

                         1997 FORM 10-K ANNUAL REPORT

                               INDEX TO EXHIBITS

The following Exhibits are attached hereto.* See Part IV of this Annual Report on Form 10-K for a complete list of exhibits.

     EXHIBIT                              DOCUMENT
     NUMBER                               --------
     -------
     10.3.1  First Amendment to the 1995 Stock Option and Performance Award
             Plan
     10.6    The Employee Stock Ownership Plan and Trust Agreement of DST
             Systems, Inc.
     10.7    DST Systems, Inc. Profit Sharing and Trust Agreement (1996
             Restatement)
     10.7.1  First Amendment to the 1996 Restatement of the Profit Sharing Plan
     10.13.3 Third Amendment to the Company's 1994 401(k) Plan
     10.13.4 Fourth Amendment to the Company's 1994 401(k) Plan
     10.21   DST Systems, Inc. Master Trust
     21      Subsidiaries of the Company
     23.1    Consent of Independent Accountants
     27.1    Financial Data Schedule



-------------------------------------------------------------------------------
* The above exhibits are not included in this Form 10-K, but are on file with the Securities and Exchange Commission

-------------------------------------------------------------------------------

                                                                     APPENDIX D
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-Q

                               ----------------

(Mark
One)

  [X]          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended March 31, 1998

                                      OR

  [_]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                      For the Transition period from to
                        COMMISSION FILE NUMBER 1-14036

                               DST SYSTEMS, INC.
              (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              43-1581814
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

  333 WEST 11TH STREET, KANSAS CITY,                    64105
               MISSOURI                              (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
               OFFICES)

                                (816) 435-1000
               (COMPANY'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                  NO CHANGES
             (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                         IF CHANGED SINCE LAST REPORT)

                               ----------------

  Indicate by check mark whether the Company (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Company was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

Number of shares outstanding of the Company's common stock as of April 30, 1998:
                    Common Stock $.01 par value--48,965,043

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               DST SYSTEMS, INC.

                                   FORM 10-Q

                                MARCH 31, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          -----
PART I. FINANCIAL INFORMATION
  Item 1. Financial Statements
    Introductory Comments................................................     3
    Condensed Consolidated Balance Sheet--December 31, 1997 and March 31,
     1998................................................................     4
    Condensed Consolidated Statement of Income--Three Months Ended March
     31, 1997 and 1998...................................................     5
    Condensed Consolidated Statement of Cash Flows--Three Months Ended
     March 31, 1997 and 1998.............................................     6
    Notes to Condensed Consolidated Financial Statements.................     7
  Item 2. Management's Discussion and Analysis of Financial Condition and
   Results of Operations                                                   9-13
  Item 3. Quantitative and Qualitative Disclosures about Market Risk.....    13
PART II. OTHER INFORMATION
  Item 1. Legal Proceedings..............................................    13
  Item 2. Changes in Securities..........................................    14
  Item 3. Defaults Upon Senior Securities................................    14
  Item 4. Submission of Matters to a Vote of Security Holders............    14
  Item 5. Other Information.............................................. 14-15
  Item 6. Exhibits and Reports on Form 8-K...............................    15
SIGNATURES...............................................................    16

  The Company's service marks and trademarks include without limitation, DST(TM), Securities Transfer System(TM), TA2000(R), Portfolio Accounting System(TM), Automated Work Distributor(TM), AWD(R), TRAC-2000(R), FAST2000(TM) referred to in this Report.

                               DST SYSTEMS, INC.

                                   FORM 10-Q

                                MARCH 31, 1998

                         PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

 Introductory Comments

  The Condensed Consolidated Financial Statements of DST Systems, Inc. ("DST" or the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to enable a reasonable understanding of the information presented. These Condensed Consolidated Financial Statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1997. Additionally, the Condensed Consolidated Financial Statements should be read in conjunction with Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Form 10-Q.

  The results of operations for the three months ended March 31, 1998, are not necessarily indicative of the results to be expected for the full year 1998.

                               DST SYSTEMS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                       DECEMBER 31, MARCH 31,
                                                           1997        1998
                                                       ------------ ----------
                        ASSETS
                        ------
Current assets
  Cash and cash equivalents...........................  $   15,833  $   30,846
  Accounts receivable.................................     170,699     184,819
  Other assets........................................      44,792      38,962
                                                        ----------  ----------
                                                           231,324     254,627
Investments...........................................     820,577   1,003,450
Properties............................................     242,153     231,042
Intangibles and other assets..........................      61,350      56,315
                                                        ----------  ----------
    Total assets......................................  $1,355,404  $1,545,434
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Current Liabilities
  Debt due within one year............................  $   13,898  $   11,804
  Accounts payable....................................      49,763      28,712
  Accrued compensation and benefits...................      28,319      24,983
  Deferred revenues and gains.........................      22,679      24,343
  Other liabilities...................................      26,334      33,585
                                                        ----------  ----------
                                                           140,993     123,427
Long-term debt........................................      92,005     121,501
Deferred income taxes.................................     241,782     312,124
Other liabilities.....................................      43,534      27,774
                                                        ----------  ----------
                                                           518,314     584,826
                                                        ----------  ----------
Commitments and contingencies.........................
                                                        ----------  ----------
Minority interest.....................................       1,380       1,043
                                                        ----------  ----------
Stockholders' equity
  Common stock, $0.01 par; 125,000,000 shares
   authorized, 50,000,000 shares issued...............         500         500
  Additional paid-in capital..........................     408,610     409,322
  Retained earnings...................................     261,589     280,162
  Treasury stock, 956,942 and 1,053,593 shares,
   respectively), at cost.............................     (31,404)    (37,960)
  Accumulated other comprehensive income..............     196,415     307,541
                                                        ----------  ----------
    Total stockholders' equity........................     835,710     959,565
                                                        ----------  ----------
    Total liabilities and stockholders' equity........  $1,355,404  $1,545,434
                                                        ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              FOR THE THREE
                                                              MONTHS ENDED
                                                                MARCH 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
Revenues................................................... $158,684  $187,423
Costs and expenses.........................................  115,354   134,421
Depreciation and amortization..............................   19,629    21,780
                                                            --------  --------
Income from operations.....................................   23,701    31,222
Interest expense...........................................   (2,163)   (2,301)
Other income, net..........................................      979       841
Equity in earnings (losses) of unconsolidated affiliates,
 net of income taxes.......................................    1,044      (444)
                                                            --------  --------
Income before income taxes and minority interest...........   23,561    29,318
Income taxes...............................................    8,302    10,792
                                                            --------  --------
Income before minority interest............................   15,259    18,526
Minority interests in income (losses)......................      156       (47)
                                                            --------  --------
Net income................................................. $ 15,103  $ 18,573
                                                            ========  ========
Average common shares outstanding..........................   49,529    49,002
Basic earnings per share................................... $   0.30  $   0.38
Diluted shares outstanding.................................   50,021    49,905
Diluted earnings per share................................. $   0.30  $   0.37


   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                        FOR THE THREE MONTHS
                                                           ENDED MARCH 31,
                                                        ----------------------
                                                           1997        1998
                                                        ----------  ----------
Cash flows--operating activities:
  Net income........................................... $   15,103  $   18,573
                                                        ----------  ----------
  Depreciation and amortization........................     19,629      21,780
  Undistributed (earnings) losses of unconsolidated
   affiliates..........................................     (1,044)        444
  Cash dividends received from unconsolidated
   affiliates..........................................                  6,993
  Changes in accounts receivable.......................     (1,626)    (14,120)
  Changes in other current assets......................       (247)      5,515
  Changes in accounts payable and accrued liabilities..    (16,718)    (11,009)
  Other, net...........................................     (2,452)        528
                                                        ----------  ----------
    Total adjustments to net income....................     (2,458)     10,131
                                                        ----------  ----------
    Net................................................     12,645      28,704
                                                        ----------  ----------
Cash flows--investing activities:
Investments and advances to unconsolidated affiliates..     (8,444)     (7,687)
Capital expenditures...................................    (12,629)    (13,895)
Other, net.............................................        101        (149)
                                                        ----------  ----------
    Net................................................    (20,972)    (21,731)
                                                        ----------  ----------
Cash flows--financing activities:
Principal payments on long-term debt...................     (4,077)     (2,315)
Net increase in credit facilities and notes payable....     20,521      29,684
Common stock repurchased...............................     (5,016)    (10,009)
Other, net.............................................                 (9,320)
                                                        ----------  ----------
    Net................................................     11,428       8,040
                                                        ----------  ----------
Net increase in cash...................................      3,101      15,013
Cash at beginning of period............................      8,279      15,833
                                                        ----------  ----------
Cash at end of period.................................. $   11,380  $   30,846
                                                        ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. SUMMARY OF ACCOUNTING POLICIES

  The Condensed Consolidated Financial Statements of DST Systems, Inc. ("DST" or the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to enable a reasonable understanding of the information presented. These Condensed Consolidated Financial Statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1997. Additionally, the Condensed Consolidated Financial Statements should be read in conjunction with Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Form 10-Q.

  In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal interim closing procedures) necessary to present fairly the financial position of DST Systems, Inc. (the "Company") and its subsidiaries at December 31, 1997, and March 31, 1998, and the results of operations and cash flows for the three months ended March 31, 1997 and 1998.

  The results of operations for the three months ended March 31, 1998, are not necessarily indicative of the results to be expected for the full year 1998.

  Earnings per share. The computation of basic and diluted earnings per share for the three months ended March 31 is as follows (in thousands, except per share amounts):

                                                                 1997    1998
                                                                ------- -------
      Net income............................................... $15,103 $18,573
                                                                ======= =======
      Average common shares outstanding........................  49,529  49,002
      Incremental shares from assumed conversions of stock
       options.................................................     492     903
                                                                ------- -------
      Dilutive potential common shares.........................  50,021  49,905
                                                                ------- -------
      Basic earnings per share................................. $  0.30 $  0.38
      Diluted earnings per share............................... $  0.30 $  0.37

  Comprehensive income. As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The new statement requires that all changes in equity during a period except those resulting from investments by and distributions to owners be reported as "comprehensive income" in the financial statements. Upon implementation, the Company included the net unrealized gain or loss on available-for-sale securities and foreign currency translation adjustments together with net income in the computation of comprehensive income. For the quarter ended March 31, 1998, comprehensive income was $129.7 million as compared to a loss of $22.4 million for the quarter ended March 31, 1997.

  Software revenue recognition. As of January 1, 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition" which was effective for software licensing transactions entered into beginning in 1998. Certain of the Company's products are licensed, however revenues for licensed software products are not material to the Company as a whole. Implementation of the new statement did not have a material effect on the quarter and the Company does not expect the statement to have a material effect on the future consolidated results of operations of the Company.

2. EQUITY IN EARNINGS (LOSSES) OF UNCONSOLIDATED AFFILIATES

  The following table summarizes equity in earnings (losses) of unconsolidated affiliates:

                                                        FOR THE THREE MONTHS
                                                           ENDED MARCH 31,
                                                        ----------------------
                                                           1997        1998
                                                        ----------  ----------
                                                           (IN THOUSANDS)
      Boston Financial Data Services, Inc.............. $    1,619  $    1,640
      Argus Health Systems, Inc........................      1,238         620
      European Financial Data Services Limited.........     (1,683)     (2,626)
      Other............................................       (130)        (78)
                                                        ----------  ----------
                                                        $    1,044  $     (444)
                                                        ==========  ==========

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The discussions set forth in this Quarterly Report on Form 10-Q contain statements concerning potential future events. Such forward-looking statements are based upon assumptions by the Company's management, as of the date of this Quarterly Report, including assumptions about risks and uncertainties faced by the Company. Readers can identify these forward-looking statements by their use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs. If any of management's assumptions prove incorrect or should unanticipated circumstances arise, the Company's actual results could materially differ from those anticipated by such forward-looking statements. The differences could be caused by a number of factors or combination of factors including, but not limited to, those factors identified in the Company's Current Report on Form 8-K/A dated April 13, 1998, which is hereby incorporated by reference. This report has been filed with the United States Securities and Exchange Commission (the "SEC" or the "Commission") in Washington, D.C. and can be obtained by contacting the SEC's Public Reference Branch or in the SEC's EDGAR database accessible through the SEC's web site on the World Wide Web at www.sec.gov. Readers are strongly encouraged to obtain and consider the factors listed in the April 13, 1998 Current Report and any amendments or modifications thereof when evaluating any forward-looking statements concerning the Company. The Company will not update any forward-looking statements in this Quarterly Report to reflect future events or developments.

  The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Condensed Consolidated Financial Statements and Notes thereto included in this Form 10-Q and the audited financial statements and notes thereto in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

INTRODUCTION

  The Company provides sophisticated information processing and computer software services and products, primarily to mutual funds, insurance companies, banks and other financial services organizations.

RECENT EVENTS

  On February 10, 1998, Boston EquiServe, LP ("Boston EquiServe"), a 50% owned joint venture between Boston Financial Data Services, Inc. ("BFDS") (a 50% owned joint venture of the Company and State Street Corporation) and BankBoston Corporation, announced an agreement to merge with First Chicago Trust Company of New York ("First Chicago") which would create the largest corporate securities transfer agent in the United States, processing approximately 25 million accounts. The merger of the two businesses, to be named EquiServe, LP, is expected to be completed in mid 1998.

  DST is currently developing a new securities transfer system ("Fairway") to be used by Boston EquiServe to process all of its accounts. In conjunction with the merger, DST entered into a memorandum of understanding with Boston EquiServe and First Chicago to complete development of Fairway for the exclusive use by EquiServe to process all of its accounts. The Company has also agreed with EquiServe to provide data processing services for EquiServe to use Fairway. The terms and conditions of this memorandum of understanding will be set forth in a definitive agreement, the completion of which is a condition to the closing of the merger agreement between Boston EquiServe and First Chicago. Upon acceptance of defined components of Fairway, DST will contribute Fairway and its non-EquiServe securities transfer processing business (approximately 2 million accounts) to EquiServe for a direct ownership interest in EquiServe. DST will also continue to hold an indirect ownership interest in EquiServe through BFDS.

RESULTS OF OPERATIONS

 First Quarter 1997 versus First Quarter 1998

  For the quarter ended March 31, 1998, DST's consolidated net income was $18.6 million, or $0.38 basic and $0.37 diluted earnings per share, as compared to $15.1 million, or $0.30 basic and diluted earnings per share for the quarter ended March 31, 1997.

  Revenues

  Consolidated revenues for the quarter ended March 31, 1998 increased 18.1% over the prior year to $187.4 million primarily due to increased U.S. mutual fund, output and satellite television subscriber management processing and an increase in international revenues.

  U.S. revenues increased 13.6% to $157.5 million resulting from higher levels of mutual fund, output processing, Automated Work Distributor (AWD) and subscriber management volumes. U.S. mutual fund processing revenues increased approximately 14.2% as shareowner accounts serviced increased to 45.9 million at March 31, 1998, an increase of 9.8% from 41.8 million at March 31, 1997 and 2.0% from 45.0 million at December 31, 1997. As expected and earlier reported, Prudential Financial Management Services ("Prudential") internalized the processing for approximately 900,000 mutual fund shareowner accounts during the quarter which have been excluded from the account totals at March 31, 1998. Excluding the Prudential accounts removed, accounts serviced grew by 12.2% from March 31, 1997 and 4.1% from December 31, 1997. Increased individual retirement account (IRA) activity contributed to the account growth during the quarter. For the quarter ended March 31, 1998, new IRA accounts opened increased by 470,000 accounts over the 1997 quarter, and approximately two-thirds of the increase were the new Roth IRA or Educational IRA accounts. U.S. mutual fund output processing revenues increased 9.6% as pages printed for the quarter increased 9.1% over first quarter 1997 volumes to 428.1 million pages. U.S. AWD workstations licensed increased 4.6% over year-end 1997 levels. Satellite television subscriber management revenues increased 71.2% over the prior year quarter due to an increased number of subscribers and continuing systems development activities. Additionally, the Company received a one-time $2.6 million contract termination fee from a portfolio accounting client during the 1998 quarter.

  International revenues for the quarter ended March 31, 1998 increased 49.6% over the prior year quarter. The increase was attributable to significantly higher software and services revenues from the Company's investment accounting products. Canadian mutual fund processing and international AWD revenues also increased.

  Costs and expenses

  Consolidated costs and expenses for the first quarter 1998 increased 16.5% to $134.4 million, primarily as a result of higher operating volumes and increased personnel costs to support increased revenues both in the U.S. and internationally. U.S. costs and expenses for the first quarter 1998 increased 15.7%. International costs and expenses increased 20.2%

  The Company continued to experience increases in compensation necessary to hire and retain computer programmers and other systems professionals. While these cost increases have not materially affected the Company's overall cost structure to date, the Company believes that the costs associated with computer programmers and other systems professionals may continue to increase at rates above general inflation at least through 2000.

  Depreciation and amortization

  Consolidated depreciation and amortization increased 11.0% to $21.8 million for the first quarter 1998. U.S depreciation and amortization increased 10.4% as a result of a one-time write-off of intangible assets totaling $3.2 million, primarily associated with the $2.6 million contract termination fee referred to above. International depreciation and amortization increased 16.4% due to related increases in capital additions.

  Interest expense

  Interest expense for the first quarter 1998 increased 6.4% to $2.3 million on higher average debt balances.

  Equity in earnings (losses) of unconsolidated affiliates

  Equity in earnings of unconsolidated affiliates was a loss of $0.4 million for the quarter ended March 31, 1998 as compared to income of $1.0 million for the quarter ended March 31, 1997. Increased losses were recorded at European Financial Data Services Limited ("EFDS") due to continuing development costs of FAST2000 which costs are being expensed as incurred and costs of conversions of new and existing client accounts to the new system. Lower earnings were recorded by Argus Health Systems due to the contract termination of a large client. Slightly higher operating earnings were recorded at Boston Financial Data Services, Inc.

  Income taxes

  Income tax expense increased $2.5 million, or 30.0%, primarily as a result of an increase in pretax income. The Company's effective tax rate for the first quarter 1998 was approximately 36.8% as compared to 35.2% for the prior year quarter, primarily caused by changes in the components of taxable income.

LIQUIDITY AND CAPITAL RESOURCES

  The Company uses its cash available from operating activities, borrowings from banks and financing from third-party vendors and others to fund operating, investing and financing activities.

  Cash flows from operating activities totaled $28.7 million for the quarter ended March 31, 1998. Operating cash flows for the quarter were affected by a $6.8 million dividend from Argus Health Systems and a $14.1 million increase in accounts receivable related to revenue growth.

  Cash flows used in investing activities totaled $21.7 million for the quarter. The Company expended $13.9 million during the quarter for capital additions. Investments and advances to unconsolidated affiliates totaled $7.7 million, relating to funding the development of FAST2000 at EFDS and other investments.

  Cash flows provided by financing activities totaled $8.0 million for the quarter. During the first quarter, the Company repurchased 200,000 shares of common stock for $10.0 million, completing its 1.2 million share repurchase program. Financing activities also include $10.8 million in payments relating to accrued settlements of prior years sales and use tax matters.

  The Company maintains a $50 million bank line of credit facility to finance short-term working capital requirements available through May 1998, of which total borrowings were $25.5 million as of March 31, 1998. The Company anticipates this line to be renewed for at least another year. Additionally, the Company maintains a five-year revolving credit facility of $125 million with a syndicate of U.S. and international banks. Total borrowings of $60.0 million were outstanding on this facility at March 31, 1998.

  The Company believes that its existing cash balances and other current assets, together with cash provided by operating activities and, as necessary, the Company's credit facilities, will be sufficient to meet the Company's operating and debt service requirements and other current liabilities for at least the next twelve months. Further, the Company believes that its longer-term liquidity and capital requirements will be met through cash flows from operations and existing bank credit facilities, as well as the Company's $125 million revolving credit facility described above.

 Other

  Unrealized gain on securities. The Company holds, among others, approximately
8.6 million shares of Computer Sciences Corporation common stock and approximately 6.0 million shares of State Street Corporation common stock as investments. At December 31, 1997 and March 31, 1998, the market value of the

Company's investments in available-for-sale securities reflected aggregate unrealized gains (net of deferred taxes) of $197.0 million and $307.6 million, respectively, which are included in Accumulated Other Comprehensive Income on the Condensed Consolidated Balance Sheet. The $110.6 million net unrealized gain on the Company's investments in these securities during the first quarter 1998 and the $35.7 million unrealized loss during the first quarter 1997, are included in the computation of comprehensive income in accordance with Statement on Financial Accounting Standards No. 130, "Reporting Comprehensive Income."

  Software usage agreement. On March 31, 1998, the Company entered into a software usage and maintenance agreement for certain computer software to be utilized at the Winchester Data Center. The new software agreement replaces an existing agreement with the same vendor, extending the term from 2000 until 2003 and provides for an increase in software usage capacity. Under the previous agreement, the Company capitalized the total fixed costs to be incurred under the agreement and recorded a corresponding liability. Capitalized costs under the previous agreement were depreciated over the period of the contract while variable payments for incremental usage were recorded as costs and expenses when incurred. Based on the terms of the new agreement, annual payments will be recorded as costs and expenses over the period which they benefit. As a result of replacing the previous agreement, approximately $9.0 million of computer software previously capitalized by the Company and related short-term and long-term liabilities were removed from the Company's balance sheet. Although the new agreement will result in certain future costs being recorded as costs and expenses instead of depreciation expense, the Company does not believe that the new agreement will have an adverse affect on the Company's operating expenses.

  Segment information. The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" in June 1997. This statement requires that publicly traded companies report certain information about their operating segments, products and services, geographic areas in which they operate, and major customers beginning with the 1998 annual report. The Company is currently evaluating the effect that implementation of this new standard will have on the information disclosed in its financial statements.

  Internal use software. The Accounting Standards Executive Committee recently issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The new statement is effective for fiscal periods beginning after December 15, 1998 and concludes that certain costs for the development of internal use software are an asset. Accordingly, certain primary types of development activities should be capitalized, including coding and software configuration costs, costs of testing and installing the software, and when clearly distinguishable from maintenance, the costs of upgrades and enhancements. The Company currently expenses costs of internally developed proprietary software as it is incurred. The Company is currently evaluating the effect that implementation of this new standard will have on its software development accounting policies and is unable to determine the effects on the Company's results of operations at this time.

  Seasonality. Generally, the Company does not have significant seasonal fluctuations in its business operations. Processing and output volumes for mutual fund customers are usually highest during the quarter ended March 31 due primarily to processing year-end transactions and printing and mailing of year end statements and tax forms during January. The Company has historically added operating equipment in the last half of the year in preparation for processing year-end transactions which has the effect of increasing costs for the second half of the year. Software license revenues and operating results are dependent upon the timing, size, and terms of the license.

  Year 2000. Many computer programs use only two digits to identify a year in a date field within the program (e.g., "98" or "02"). If not corrected, computer applications making calculations and comparisons in different centuries may cause inaccurate results, or fail by or at the Year 2000. These Year 2000 related issues are of particular importance to the Company. The Company depends upon its computer and other systems and the computer and other systems of third-parties to conduct and manage the Company's business. Additionally, the Company's products and services are dependent upon using accurate dates in order to function properly. These Year 2000-related issues may also adversely affect the operations and financial performance of one or more of the Company's customers or suppliers. As a result, the failure of the Company's computer and other systems, products or services, the computer systems and other systems upon which the Company depends, or of the Company's customers or suppliers to be Year 2000 ready could have a material adverse effect on the Company's results of operations, financial position and cash flows.

  The Company recognizes the significance of the Year 2000 problem and is executing a program to achieve Year 2000 readiness. The Company's Year 2000 program is supported by a corporate-wide structure of project teams, a governance structure and a central Project Office. The Project Office was established to lead the readiness efforts for the Company and manage the overall progress of the project. The Company has redirected some of its development employees to address the Year 2000 issues.

  The program's purpose is to identify, evaluate and resolve potential Year 2000 related issues for the Company's products, services, internal systems, hardware, communications and other systems. The program includes the following key steps:

  1. Identification of systems and applications that must be modified

  2. Evaluation of alternatives (modification, replacement or discontinuance)

  3. Establishment of plans which include timely milestones and appropriate testing to ensure that the systems and applications are ready for the Year 2000.

  The program also includes:

  1. Projects to ensure that external vendors and services are also ready

  2. The development of alternatives where necessary

  3. Interoperability testing with clients and key organizations in the financial services industry.

  The Company's goal is to be ready, internally, for the Year 2000 by December 31, 1998. This goal allows for one full year of testing with clients and the industry prior to the Year 2000. The Company's Year 2000 program is under way, and the Company expects to achieve its goal.

  The expenses associated with the program will be expensed as incurred. The Company does not believe the amount to be spent on Year 2000 issues will be material to the Company's results of operations, liquidity or capital resources.

  However, although the Company is not aware of any material operational or financial Year 2000 related issues, the Company cannot make any assurances that its computer systems, products, services or other systems or the computers and other systems of others upon which the Company depends will be Year 2000 ready on schedule, that the costs of its Year 2000 program will not become material or that the Company's alternative plans will be adequate. The Company is currently unable to anticipate accurately the magnitude, if any, of the Year 2000 related issues arising from the Company's customers and suppliers. If any such risks (either with respect to the Company or its customers or suppliers) materialize, the Company could experience material adverse consequences to its business which could have material adverse effects on the Company's results of operations, financial position and cash flows.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Not applicable.

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  The Company is from time to time a party to litigation arising in the ordinary course of its business. Currently, there are no legal proceedings that management believes would have a material adverse effect upon the consolidated results of operations or financial condition of the Company.

ITEM 2. CHANGES IN SECURITIES

  None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

  None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  No matters were submitted by the Company to security holders during the quarter ended March 31, 1997. The Company has scheduled its annual shareholder meeting for May 12, 1998.

ITEM 5. OTHER INFORMATION

  The following table presents the sources of the Company's revenues:

                                                      SOURCES OF REVENUE
                                                 THREE MONTHS ENDED MARCH 31,
                                                -------------------------------
                                                     1997            1998
                                                --------------- ---------------
                                                    (DOLLARS IN THOUSANDS)
      U.S. revenues
        Mutual fund and Investment management
          Data processing services............. $ 70,512  44.4% $ 80,495  42.9%
          Output processing....................   24,572  15.5%   26,933  14.4%
                                                -------- ------ -------- ------
                                                  95,084  59.9%  107,428  57.3%
        Other output processing................   31,837  20.1%   29,383  15.7%
        Other..................................   11,788   7.4%   20,738  11.1%
                                                -------- ------ -------- ------
      Total U.S. revenues......................  138,709  87.4%  157,549  84.1%
      International revenues...................   19,975  12.6%   29,874  15.9%
                                                -------- ------ -------- ------
            Total revenues..................... $158,684 100.0% $187,423 100.0%
                                                ======== ====== ======== ======

  The following table identifies geographic operating results:

                                                               FOR THE THREE
                                                               MONTHS ENDED
                                                                 MARCH 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                                                              (IN THOUSANDS)
      Geographic information
        Domestic revenues................................... $138,709  $157,549
        Domestic income from operations.....................   26,057    28,130
        International revenues..............................   19,975    29,874
        International income (losses) from operations.......   (2,356)    3,092

  The following table summarizes certain key operating and financial data for the periods indicated:

                                                         DECEMBER 31,  MARCH
                                                             1997     31, 1998
                                                         ------------ --------
      Investment Market Values (in thousands) (1)
      Computer Sciences Corporation.....................   $360,400   $474,779
      State Street Corporation..........................    347,509    406,487
      Euronet Services, Inc.............................   $  9,136   $  8,988
      Other Operating Data
      Mutual fund shareowner accounts processed
       (millions)
        U.S.............................................       45.0       45.9
        Canada..........................................        0.9        1.2
        United Kingdom..................................        1.0        1.2
      TRAC-2000 mutual fund accounts (millions) (2).....        1.9        2.1
      TRAC-2000 participants (thousands)................        696        801
      Portfolio Accounting System portfolios............      1,925      1,998
      Automated Work Distributor workstations...........     35,100     36,200
                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                         ---------------------
                                                             1997       1998
                                                         ------------ --------
      Output Technologies pages printed (millions)            402.8      444.3
      Argus pharmaceutical claims processed (millions)         37.5       32.3

--------
(1) Based upon the closing price on the last trading day of the applicable period at the exchange where principally traded.
(2)Included in TA2000 mutual fund shareowner accounts processed.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a) EXHIBITS:

    Exhibit 27.1--Financial Data Schedule

  (b) REPORTS ON FORM 8-K:

    The Company filed a Form 8-K dated January 22, 1998, under Item 5 of such form, reporting the announcement of financial results for the quarter and year ended December 31, 1997.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE COMPANY HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, AND IN THE CAPACITIES INDICATED ON MAY 15, 1998.

                                          DST Systems, Inc.

                                                 /s/ Kenneth V. Hager
                                          _____________________________________
                                                    Kenneth V. Hager
                                           Vice President and Chief Financial
                                                         Officer
                                              (Principal Financial Officer)

                                                                     APPENDIX E

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q
(Mark
One)

  [X]         QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended June 30, 1998

                                      OR

  [_]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                      For the Transition period from to

                        COMMISSION FILE NUMBER 1-14036

                               DST SYSTEMS, INC.
              (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              43-1581814
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

  333 WEST 11TH STREET, KANSAS CITY,                    64105
               MISSOURI                              (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
               OFFICES)

                                (816) 435-1000
               (COMPANY'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                  NO CHANGES
             (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                         IF CHANGED SINCE LAST REPORT)

  Indicate by check mark whether the Company (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Company was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X]No [_]

Number of shares outstanding of the Company's common stock as of July 27, 1998: Common Stock $.01 par value--48,991,152

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               DST SYSTEMS, INC.

                                   FORM 10-Q

                                 JUNE 30, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          -----
PART I. FINANCIAL INFORMATION
  Item 1.  Financial Statements
       Introductory Comments.............................................     3
       Condensed Consolidated Balance Sheet - December 31, 1997 and June
        30, 1998.........................................................     4
       Condensed Consolidated Statement of Income - Three and Six Months
        Ended June 30, 1997 and 1998.....................................     5
       Condensed Consolidated Statement of Cash Flows - Six Months Ended
        June 30, 1997 and 1998...........................................     6
       Notes to Condensed Consolidated Financial Statements..............   7-8
  Item 2.  Management's Discussion and Analysis of Financial Condition
   and Results of Operations.............................................  9-14
  Item 3.  Quantitative and Qualitative Disclosures about Market Risk....    14
PART II. OTHER INFORMATION
  Item 1.  Legal Proceedings.............................................    14
  Item 2.  Changes in Securities.........................................    14
  Item 3.  Defaults Upon Senior Securities...............................    14
  Item 4.  Submission of Matters to a Vote of Security Holders...........    14
  Item 5.  Other Information............................................. 15-16
  Item 6.  Exhibits and Reports on Form 8-K..............................    16
SIGNATURES...............................................................    17

The Company's service marks and trademarks include without limitation, DST(TM), Securities Transfer System(TM), TA2000(R), Portfolio Accounting System(TM), Automated Work Distributor(TM), AWD(R), TRAC-2000(R), FAST2000(TM) referred to in this Report.

                               DST SYSTEMS, INC.

                                   FORM 10-Q

                                 JUNE 30, 1998

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

 Introductory Comments

  The Condensed Consolidated Financial Statements of DST Systems, Inc. ("DST" or the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to enable a reasonable understanding of the information presented. These Condensed Consolidated Financial Statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1997. Additionally, the Condensed Consolidated Financial Statements should be read in conjunction with Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Form 10-Q.

  The results of operations for the three and six months ended June 30, 1998, are not necessarily indicative of the results to be expected for the full year 1998.

                               DST SYSTEMS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       DECEMBER 31,  JUNE 30,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents...........................  $   15,833  $   24,971
  Accounts receivable.................................     170,699     187,226
  Other assets........................................      44,792      43,468
                                                        ----------  ----------
                                                           231,324     255,665
Investments...........................................     820,577   1,091,384
Properties............................................     242,153     229,953
Intangibles and other assets..........................      61,350      55,096
                                                        ----------  ----------
    Total assets......................................  $1,355,404  $1,632,098
                                                        ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Debt due within one year............................  $   13,898  $    9,815
  Accounts payable....................................      49,763      27,249
  Accrued compensation and benefits...................      28,319      30,035
  Deferred revenues and gains.........................      22,679      24,967
  Other liabilities...................................      26,334      33,992
                                                        ----------  ----------
                                                           140,993     126,058
Long-term debt........................................      92,005     103,572
Deferred income taxes.................................     241,782     344,712
Other liabilities.....................................      43,534      29,581
                                                        ----------  ----------
                                                           518,314     603,923
                                                        ----------  ----------
Commitments and contingencies
                                                        ----------  ----------
Minority interest.....................................       1,380         947
                                                        ----------  ----------
Stockholders' equity
  Common stock, $0.01 par; 125,000,000 shares
   authorized, 50,000,000 shares issued...............         500         500
  Additional paid-in capital..........................     408,610     409,305
  Retained earnings...................................     261,589     297,712
  Treasury stock, (956,942 and 1,019,367 shares,
   respectively), at cost.............................     (31,404)    (36,758)
  Accumulated other comprehensive income..............     196,415     356,469
                                                        ----------  ----------
    Total stockholders' equity........................     835,710   1,027,228
                                                        ----------  ----------
    Total liabilities and stockholders' equity........  $1,355,404  $1,632,098
                                                        ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                           FOR THE THREE        FOR THE SIX
                                         MONTHS ENDED JUNE   MONTHS ENDED JUNE
                                                30,                 30,
                                         ------------------  ------------------
                                           1997      1998      1997      1998
                                         --------  --------  --------  --------
Revenues...............................  $155,394  $184,292  $314,077  $371,715
Costs and expenses.....................   114,983   137,219   230,337   271,640
Depreciation and amortization..........    19,468    19,022    39,097    40,802
                                         --------  --------  --------  --------
Income from operations.................    20,943    28,051    44,643    59,273
Interest expense.......................    (1,884)   (1,957)   (4,046)   (4,258)
Other income, net......................     1,231     1,150     2,210     1,990
Equity in earnings (losses) of
 unconsolidated affiliates, net of
 income taxes..........................       820        77     1,864      (367)
                                         --------  --------  --------  --------
Income before income taxes and minority
 interest..............................    21,110    27,321    44,671    56,638
Income taxes...........................     7,064     9,866    15,366    20,658
                                         --------  --------  --------  --------
Income before minority interest........    14,046    17,455    29,305    35,980
Minority interests in income (losses)..       229       (95)      385      (142)
                                         --------  --------  --------  --------
  Net income...........................  $ 13,817  $ 17,550  $ 28,920  $ 36,122
                                         ========  ========  ========  ========
Average common shares outstanding......    49,374    48,967    49,451    48,984
Basic earnings per share...............  $   0.28  $   0.36  $   0.58  $   0.74
Diluted average shares outstanding.....    49,762    49,966    49,891    49,935
Diluted earnings per share.............  $   0.28  $   0.35  $   0.58  $   0.72


   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                               FOR THE SIX
                                                                 MONTHS
                                                             ENDED JUNE 30,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
Cash flows-operating activities:
  Net income............................................... $ 28,920  $ 36,122
                                                            --------  --------
    Depreciation and amortization..........................   39,097    40,802
    Undistributed (earnings) losses of unconsolidated
     affiliates............................................   (1,864)      367
    Cash dividends received from unconsolidated affiliates.              8,303
    Changes in accounts receivable.........................    1,963   (16,528)
    Changes in other current assets........................   (5,301)    1,010
    Changes in accounts payable and accrued liabilities....  (22,473)   (6,324)
    Other, net.............................................      983       310
                                                            --------  --------
      Total adjustments to net income......................   12,405    27,940
                                                            --------  --------
      Net..................................................   41,325    64,062
                                                            --------  --------
Cash flows--investing activities:
  Investments and advances to unconsolidated affiliates....  (12,318)  (13,444)
  Capital expenditures.....................................  (25,697)  (31,352)
  Other, net...............................................    1,132       784
                                                            --------  --------
      Net..................................................  (36,883)  (44,012)
                                                            --------  --------
Cash flows--financing activities:
  Principal payments on long-term debt.....................   (7,406)   (5,762)
  Net increase in credit facilities and notes payable......   20,188    13,219
  Common stock repurchased.................................   (9,353)  (10,009)
  Other, net...............................................   (6,387)   (8,360)
                                                            --------  --------
      Net..................................................   (2,958)  (10,912)
                                                            --------  --------
      Net increase in cash.................................    1,484     9,138
      Cash at beginning of period..........................    8,279    15,833
                                                            --------  --------
      Cash at end of period................................ $  9,763  $ 24,971
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. SUMMARY OF ACCOUNTING POLICIES
  The Condensed Consolidated Financial Statements of DST Systems, Inc. ("DST" or the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to enable a reasonable understanding of the information presented. These Condensed Consolidated Financial Statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1997. Additionally, the Condensed Consolidated Financial Statements should be read in conjunction with Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Form 10-Q.

  In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal interim closing procedures) necessary to present fairly the financial position of the Company and its subsidiaries at December 31, 1997 and June 30, 1998, the results of operations for the three and six months ended June 30, 1997 and 1998, and cash flows for the six months ended June 30, 1997 and 1998.

  The results of operations for the three and six months ended June 30, 1998, are not necessarily indicative of the results to be expected for the full year 1998.

  Earnings Per Share. The computation of basic and diluted earnings per share is as follows (in thousands, except per share amounts):

                                                 THREE MONTHS     SIX MONTHS
                                                 ENDED JUNE 30   ENDED JUNE 30
                                                --------------- ---------------
                                                 1997    1998    1997    1998
                                                ------- ------- ------- -------
Net income..................................... $13,817 $17,550 $28,920 $36,122
                                                ======= ======= ======= =======
Average common shares outstanding..............  49,374  48,967  49,451  48,984
Incremental shares from assumed conversions of
 stock options.................................     388     999     440     951
                                                ------- ------- ------- -------
Dilutive potential common shares...............  49,762  49,966  49,891  49,935
                                                ======= ======= ======= =======
Basic earnings per share....................... $  0.28 $  0.36 $  0.58 $  0.74
Diluted earnings per share..................... $  0.28 $  0.35 $  0.58 $  0.72

  Comprehensive Income. As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The new statement requires that all changes in equity during a period except those resulting from investments by and distributions to owners be reported as "comprehensive income" in the financial statements. Upon implementation, the Company included the net unrealized gain or loss on available-for-sale securities and foreign currency translation adjustments together with net income in the computation of comprehensive income. For the three months ended June 30, 1998, comprehensive income was $66.5 million as compared to $81.9 million for the three months ended June 30, 1997. For the six months ended June 30, 1998, comprehensive income was $196.2 million as compared to $59.5 million for the six months ended June 30, 1997.

  Software Revenue Recognition. As of January 1, 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition" which was effective for software licensing transactions entered into beginning in 1998. Certain of the Company's products are licensed, however revenues for licensed software products are not material to the Company as a whole. Implementation of the new statement did not have a material effect on the three and six months ended June 30, 1998 and the Company does not expect the statement to have a material effect on the future consolidated results of operations of the Company.

2. EQUITY IN EARNINGS (LOSSES) OF UNCONSOLIDATED AFFILIATES

  The following table summarizes equity in earnings (losses) of unconsolidated affiliates:


                                              FOR THE THREE      FOR THE SIX
                                                 MONTHS            MONTHS
                                             ENDED JUNE 30,    ENDED JUNE 30,
                                             ----------------  ----------------
                                              1997     1998     1997     1998
                                             -------  -------  -------  -------
                                                     (IN THOUSANDS)
Boston Financial Data Services, Inc......... $ 1,541  $ 1,987  $ 3,160  $ 3,627
Argus Health Systems, Inc...................   1,475      549    2,713    1,169
European Financial Data Services Limited....  (2,111)  (2,162)  (3,794)  (4,788)
Other.......................................     (85)    (297)    (215)    (375)
                                             -------  -------  -------  -------
                                             $   820  $    77  $ 1,864  $  (367)
                                             =======  =======  =======  =======

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The discussions set forth in this Quarterly Report on Form 10-Q contain statements concerning potential future events. Such forward-looking statements are based upon assumptions by the Company's management, as of the date of this Quarterly Report, including assumptions about risks and uncertainties faced by the Company. Readers can identify these forward-looking statements by their use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs. If any of management's assumptions prove incorrect or should unanticipated circumstances arise, the Company's actual results could materially differ from those anticipated by such forward-looking statements. The differences could be caused by a number of factors or combination of factors including, but not limited to, those factors identified in the Company's Current Report on Form 8-K/A dated August 4, 1998 ("Form 8-K/A"), which is hereby incorporated by reference. The Form 8-K/A has been filed with the United States Securities and Exchange Commission (the "SEC" or the "Commission") in Washington, D.C. and can be obtained by contacting the SEC's Public Reference Branch or in the SEC's EDGAR database accessible through the SEC's web site on the World Wide Web at www.sec.gov. Readers are strongly encouraged to consider the factors listed in the Form 8-K/A and any amendments or modifications thereof when evaluating any forward-looking statements concerning the Company. The Company does not currently intend to update any forward-looking statements in this Quarterly Report to reflect future events or developments.

  The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Condensed Consolidated Financial Statements and Notes thereto included in this Form 10-Q and the audited financial statements and notes thereto in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

 Introduction

  The Company provides sophisticated information processing and computer software services and products, primarily to mutual funds, insurance companies, banks and other financial services organizations.

 Recent Events

  On February 10, 1998, Boston EquiServe, LP ("Boston EquiServe"), a 50% owned joint venture between Boston Financial Data Services, Inc. ("BFDS") (a 50% owned joint venture of the Company and State Street Corporation) and BankBoston Corporation, announced an agreement to merge with First Chicago Trust Company of New York ("First Chicago") which would create the largest corporate securities transfer agent in the United States, processing approximately 25 million accounts. The merger of the two businesses, to be named EquiServe, LP ("EquiServe"), is expected to be completed during the latter half of 1998.

  DST is currently developing a new securities transfer system ("Fairway") to be used by Boston EquiServe to process all of its accounts. In conjunction with the merger, DST entered into a memorandum of understanding with Boston EquiServe and First Chicago to complete development of Fairway for the exclusive use by EquiServe to process all of its accounts. The Company has also agreed with EquiServe to provide data processing services for EquiServe to use Fairway. The terms and conditions of this memorandum of understanding will be set forth in a definitive agreement, the completion of which is a condition to the closing of the merger agreement between Boston EquiServe and First Chicago. Upon acceptance of defined components of Fairway, DST will contribute Fairway and its non-EquiServe securities transfer processing business (approximately 2 million accounts) to EquiServe for a direct ownership interest in EquiServe. DST will also continue to hold an indirect ownership interest in EquiServe through BFDS.

 Results of Operations

  Second Quarter and Year to Date 1997 Versus Second Quarter and Year to Date
1998

  For the quarter ended June 30, 1998, DST's consolidated net income was $17.5 million, or $0.36 basic and $0.35 diluted earnings per share, as compared to $13.8 million, or $0.28 basic and diluted earnings per share for the quarter ended June 30, 1997.

  For the six months ended June 30, 1998, DST's consolidated net income was $36.1 million, or $0.74 basic and $0.72 diluted earnings per share, as compared to $28.9 million, or $0.58 basic and diluted earnings per share for the six months ended June 30, 1997.

 Revenues

  Consolidated revenues for the three and six months ended June 30, 1998 were $184.3 million and $371.7 million, respectively, which represent increases of 18.6% and 18.4%, respectively, over the comparable 1997 periods.

  U.S. revenues for the three and six months ended June 30, 1998 were $152.3 million and $309.8 million, respectively, which represent increases of 15.3% and 14.4%, respectively, over the comparable 1997 periods. This revenue increase resulted from growth in mutual fund, output processing, automated work distributor (AWD) and satellite television subscriber management fees. U.S. mutual fund processing revenues for the three and six months ended June 30, 1998 have increased approximately 14.3% and 13.1%, respectively, over the prior year as shareowner accounts serviced increased to 48.2 million at June 30, 1998, an increase of 7.1% from 45.0 million at December 31, 1997 and 13.7% from 42.4 million at June 30, 1997. Increased IRA activity continued to contribute to account growth. For the quarter ended June 30, 1998, new IRA accounts opened increased by 700,000 accounts over the 1997 quarter, with approximately 13% of the increase being new Roth or Educational IRA accounts. U.S. mutual fund output processing revenues for the three and six months ended June 30, 1998 increased 17.2% and 12.8%, respectively, and total pages printed for the three and six month periods increased 20.3% and 19.2%, respectively, over the comparable 1997 periods. U.S. AWD workstations licensed increased 9.7% over year-end 1997 levels. Satellite television subscriber management revenues have increased nearly 50% over the prior year quarter due to an increased number of subscribers and continuing systems development activities. Additionally, the Company received a one-time $2.6 million contract termination fee from a portfolio accounting client during the first quarter 1998.

  The Company expects approximately 2.1 million mutual fund accounts from new clients to be converted onto its system during the second half of 1998. As expected and earlier reported, Prudential Financial Management Services ("Prudential") internalized the processing for approximately 1,100,000 mutual fund shareowner accounts during the six months ended June 30, 1998. Also, an existing mutual fund remote processing client with approximately 650,000 accounts is expected to convert off of the Company's system in the last half of 1998.

  International revenues for the three and six months ended June 30, 1998 were $32.0 million and $61.9 million, respectively, which represent increases of 37.4% and 43.0%, respectively, over the comparable 1997 periods. The increase in international revenues was attributable to higher investment accounting software and services revenues and increased Canadian mutual fund processing revenues. The introduction of the European Monetary Unit, which will be effective beginning January 1, 1999, contributed to increased demand for the Company's investment management products.

 Costs and Expenses

  Consolidated costs and expenses for the three and six months ended June 30, 1998 increased 19.3% and 18.0%, respectively, over the comparable 1997 periods to $137.2 million and $271.6 million, respectively, primarily as a result of higher operating volumes and increased personnel costs to support increased revenues both in the U.S. and internationally. In addition, the renegotiation of certain third party software agreements, effective March 31, 1998, resulted in certain amounts being recorded as costs and expenses instead of depreciation expense. U.S. costs and expenses for the three and six months 1998 increased 17.5% and 16.6%, respectively. International costs and expenses for the three and six months 1998 increased 27.6% and 23.9%, respectively.

  The Company has continued to experience increases in compensation necessary to hire and retain computer programmers and other systems professionals. While these cost increases have not materially affected the Company's overall cost structure to date, the Company believes that the costs associated with computer programmers and other systems professionals may continue to increase at rates above general inflation at least through 2000.

 Depreciation and Amortization

  Consolidated depreciation and amortization for the three months ended June 30, 1998 decreased 2.2% to $19.0 million. The decrease in depreciation is primarily attributable to the renegotiation of certain third party software agreements noted above. Consolidated depreciation and amortization for the six months ended June 30, 1998 increased 4.4% as a result of a one-time write-off of intangible assets totaling $3.2 million in the first quarter, primarily associated with the $2.6 million contract termination fee referred to above.

Interest Expense

  Interest expense for the three and six months ended June 30, 1998 increased 3.9% and 5.2%, respectively over the comparable 1997 periods on higher average debt balances.

 Equity in Earnings (Losses) of Unconsolidated Affiliates

  Equity in earnings of unconsolidated affiliates was $0.1 million for the quarter ended June 30, 1998 as compared to $0.8 million for the quarter ended June 30, 1997. Year-to-date, equity in earnings of unconsolidated affiliates was a loss of $0.4 million in 1998 as compared to income of $1.9 million in 1997. The Company's share of losses recorded at European Financial Data Services Limited ("EFDS") of $2.2 million during the second quarter 1998 were approximately even with the prior year quarter. Year-to-date, losses recorded from EFDS totaled $4.8 million in 1998 as compared to $3.8 million in 1997 due to continuing development costs of FAST2000, which costs are being expensed as incurred and costs of conversions of new and existing client accounts to the new system. Lower earnings were recorded by Argus Health Systems due to the contract termination of a large client in late 1997. Higher operating earnings were recorded at Boston Financial Data Services, Inc. from increased levels of mutual fund activity.

 INCOME TAXES

  DST's effective income tax rate was 36.1% and 36.5% for the three and six months ended June 30, 1998, as compared to 33.5% and 34.4% for the three and six months ended June 30, 1997. The Company's 1997 tax rate was affected by tax benefits relating to certain international operations.

 Liquidity and Capital Resources

  The Company uses its cash available from operating activities, borrowings from banks and financing from third-party vendors and others to fund operating, investing and financing activities.

  Cash flows from operating activities totaled $64.1 million for the six months ended June 30, 1998. Operating cash flows were affected by an $8.0 million dividend from Argus Health Systems and a $16.5 million increase in accounts receivable related to revenue growth.

  Cash flows used in investing activities totaled $44.0 million for the six months ended June 30, 1998. The Company has expended $31.4 million year-to-date for capital additions. Investments and advances to unconsolidated affiliates totaled $13.4 million, primarily for funding the development of FAST2000 at EFDS and for other investments.

  Cash flows used in financing activities totaled $10.9 million for the six months ended June 30, 1998. During the first quarter 1998, the Company repurchased 200,000 shares of common stock for $10.0 million, completing its
1.2 million share repurchase program. Financing activities also include $10.8 million in payments relating to accrued settlements of prior years' sales and use tax matters.

  The Company maintains a $50 million bank line of credit facility to finance short-term working capital requirements available through May 1999, of which total borrowings were $19.7 million as of June 30, 1998. Additionally, the Company maintains a five-year revolving credit facility of $125 million with a syndicate of U.S. and international banks. Total borrowings of $50.0 million were outstanding on this facility at June 30, 1998.

  The Company believes that its existing cash balances and other current assets, together with cash provided by operating activities and, as necessary, the Company's credit facilities, will be sufficient to meet the Company's operating and debt service requirements and other current liabilities for at least the next twelve months. Further, the Company believes that its longer-term liquidity and capital requirements will be met through cash flows from operations and existing bank credit facilities, as well as the Company's $125 million revolving credit facility described above.

 Other

  Unrealized Gains on Securities. The Company holds, among others, approximately 8.6 million shares of Computer Sciences Corporation common stock and approximately 6.0 million shares of State Street Corporation common stock as investments. At December 31, 1997 and June 30, 1998, the market value of the Company's investments in available-for-sale securities reflected aggregate unrealized gains (net of deferred taxes) of $197.0 million and $357.3 million, respectively, which are included in Accumulated Other Comprehensive Income on the Condensed Consolidated Balance Sheet. Included in the computation of comprehensive income in accordance with Statement on Financial Accounting Standards No. 130, "Reporting Comprehensive Income" are the $67.2 million and $49.7 million net unrealized gains for the second quarter 1997 and 1998 respectively. For the six months ended June 30, 1997 and 1998, net unrealized gains of $31.4 million and $160.3 million were included respectively.

  Software Usage Agreement. On March 31, 1998, the Company entered into a software usage and maintenance agreement for certain computer software to be utilized at the Winchester Data Center. The new software agreement replaces an existing agreement with the same vendor, extending the term from 2000 until 2003 and provides for an increase in software usage capacity. Under the previous agreement, the Company capitalized the total fixed costs to be incurred under the agreement and recorded a corresponding liability. Capitalized costs under the previous agreement were depreciated over the period of the contract while variable payments for incremental usage were recorded as costs and expenses when incurred. Based on the terms of the new agreement, annual payments will be recorded as costs and expenses over the period which they benefit. As a result of replacing the previous agreement, approximately $9.0 million of computer software previously capitalized by the Company and related short-term and long-term liabilities were removed from the Company's balance sheet on March 31, 1998. Although the new agreement will result in certain future costs being recorded as costs and expenses instead of depreciation expense, the Company does not believe that the new agreement will have a material adverse affect on the Company's operating expenses.

  Segment Information. The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" in June 1997. This statement requires that publicly traded companies report certain information about their operating segments, products and services, geographic areas in which they operate, and major customers beginning with the 1998 annual report. The Company is currently evaluating the effect that implementation of this new standard will have on the information disclosed in its financial statements.

  Internal Use Software. The Accounting Standards Executive Committee recently issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The new statement is effective for fiscal periods beginning after December 15, 1998 and requires that certain costs for the development of internal use software be recorded as an asset. Accordingly, certain primary types of development activities will be required to be capitalized, including coding and software configuration costs, costs of testing and installing the software, and when clearly distinguishable from maintenance, the costs of upgrades and enhancements. The Company currently expenses costs of internally developed proprietary software as incurred. The Company is currently evaluating the effect that implementation of this new standard will have on its software development accounting policies and is unable to determine the effects on the Company's results of operations at this time.

  Derivative Instruments and Hedging Activities. The Financial Accounting Standards Board recently issued Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement is effective for fiscal quarters of fiscal years beginning after June 15, 1999 and requires that a company recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not generally use derivative instruments and believes that implementation of this new standard will not have a material impact on the Company's results of operations.

  Seasonality. Generally, the Company does not have significant seasonal fluctuations in its business operations. Processing and output volumes for mutual fund customers are usually highest during the quarter ended March 31 due primarily to processing year-end transactions and printing and mailing of year end statements and tax forms during January. The Company has historically added operating equipment in the last half of the year in preparation for processing year-end transactions which has the effect of increasing costs for the second half of the year. Software license revenues and operating results are dependent upon the timing, size, and terms of the license.

  Year 2000. Many computer programs use only two digits to identify a year in a date field within the program (e.g., "98" or "02"). If not corrected, computer applications making calculations and comparisons in different centuries may cause inaccurate results, or fail by or at the Year 2000. These Year 2000 related issues are of particular importance to the Company. The Company depends upon its computer and other systems and the computer and other systems of third-parties to conduct and manage the Company's business. Additionally, the Company's products and services are dependent upon using accurate dates in order to function properly. These Year 2000-related issues may also adversely affect the operations and financial performance of one or more of the Company's customers or suppliers. As a result, the failure of the Company's computer and other systems, products or services, the computer systems and other systems upon which the Company depends, or of the Company's customers or suppliers to be Year 2000 ready could have a material adverse effect on the Company's results of operations, financial position and cash flows.

  The Company recognizes the significance of the Year 2000 problem and is executing a program to achieve Year 2000 readiness. The Company's Year 2000 program is supported by a corporate-wide structure of project teams, a governance structure and a central Project Office. The Project Office was established to lead the readiness efforts for the Company and manage the overall progress of the project. The Company has redirected some of its development employees to address the Year 2000 issues.

  The program's purpose is to identify, evaluate and resolve potential Year 2000 related issues for the Company's products, services, internal systems, hardware, communications and other systems. The program includes the following key steps:
    1. Identification of systems and applications that must be modified
    2. Evaluation of alternatives (modification, replacement or discontinuance)
    3. Establishment of plans which include timely milestones and appropriate testing to ensure that the systems and applications are ready for the Year 2000.

    The program also includes:
    1. Projects to ensure that external vendors and services are also ready
    2. The development of alternatives where necessary
    3. Interoperability testing with clients and key organizations in the financial services industry.

  The Company's goal is to be ready, internally, for the Year 2000 by December 31, 1998. This goal allows for one full year of testing with clients and the industry prior to the Year 2000. The Company's Year 2000 program is well under way, and the Company expects to achieve its goal.

  The expenses associated with the program will be expensed as incurred. The Company does not believe the amount to be spent on Year 2000 issues will be material to the Company's results of operations, liquidity or capital resources.

  However, although the Company is not aware of any material operational or financial Year 2000 related issues, the Company cannot make any assurances that its computer systems, products, services or other systems or the computers and other systems of others upon which the Company depends will be Year 2000 ready on schedule, that the costs of its Year 2000 program will not become material or that the Company's alternative plans will be adequate. The Company is currently unable to anticipate accurately the magnitude, if any, of the Year 2000 related issues arising from the Company's customers and suppliers. If any such risks (either with respect to the Company or its customers or suppliers) materialize, the Company could experience material adverse consequences to its business which could have material adverse effects on the Company's results of operations, financial position and cash flows.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Not applicable.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  The Company is from time to time a party to litigation arising in the ordinary course of its business. Currently, there are no legal proceedings that management believes would have a material adverse effect upon the consolidated results of operations or financial condition of the Company.

ITEM 2. CHANGES IN SECURITIES

  None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

  None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  The Company held its Annual Meeting of Stockholders on May 12, 1998. Proxies for the meeting were solicited pursuant to Regulation 14A; there was no solicitation in opposition to management's nominees for directors as listed in such Proxy Statement and all such nominees were elected. Listed below is the matter voted on at the Company's Annual Meeting. This matter is fully described in the Company's Definitive Proxy Statement dated March 31, 1998. A total of 45,128,415 shares of Common Stock, or 92.2% of the shares of Common Stock outstanding on the record date, were present in person or by proxy at the annual meeting. These shares were voted on the following matter as follows:

    1) Election of two directors for terms ending in 2001

                                                           A. EDWARD  MICHAEL G.
                                                            ALLINSON     FITT
                                                           ---------- ----------
      For................................................. 44,984,901 44,973,669
      Withheld............................................    143,514    154,746
                                                           ========== ==========
        Total............................................. 45,128,415 45,128,415
                                                           ========== ==========

Based upon votes required for approval, this matter passed.

  The terms of office of Directors Thomas A. McDonnell and M. Jeannine Standjord will continue until the Annual Meeting of Stockholders in 1999. The terms of office Directors Thomas A. McCullough and William C. Nelson will continue until the Annual Meeting of Stockholders in 2000.

  If a stockholder desires to have a proposal included in DST's Proxy Statement for next year's annual meeting of stockholders, the Corporate Secretary of DST much receive such proposal on or before December 1, 1998, and the proposal must comply with the applicable SEC regulations.

ITEM 5. OTHER INFORMATION

  A. The following table presents the sources of the Company's revenues:

                                                       SOURCES OF REVENUE
                                                    SIX MONTHS ENDED JUNE 30,
                                                 -------------------------------
                                                      1997            1998
                                                 --------------- ---------------
                                                     (DOLLARS IN THOUSANDS)
U.S. revenues
  Mutual fund and Investment management
    Data processing services.................... $139,801  44.5% $161,679  43.5%
    Output processing...........................   44,968  14.3%   50,698  13.6%
                                                 -------- ------ -------- ------
                                                  184,769  58.8%  212,377  57.1%
  Other output processing.......................   49,621  15.8%   56,008  15.1%
  Other.........................................   36,434  11.6%   41,474  11.2%
                                                 -------- ------ -------- ------
      Total U.S. revenues.......................  270,824  86.2%  309,859  83.4%
      International revenues....................   43,253  13.8%   61,856  16.6%
                                                 -------- ------ -------- ------
      Total revenues............................ $314,077 100.0% $371,715 100.0%
                                                 ======== ====== ======== ======

  B. The following table identifies geographic operating results:

                                             FOR THE THREE      FOR THE SIX
                                                MONTHS            MONTHS
                                            ENDED JUNE 30,    ENDED JUNE 30,
                                           ----------------- ------------------
          GEOGRAPHIC INFORMATION             1997     1998     1997      1998
          ----------------------           -------- -------- --------  --------
                                                     (IN THOUSANDS)
U.S. revenues............................. $132,116 $152,310 $270,824  $309,859
U.S. income from operations...............   19,913   24,432   45,969    52,562
International revenues....................   23,278   31,982   43,253    61,856
International income (losses) from
 operations...............................    1,030    3,619   (1,326)    6,711

  C. The following table summarizes certain key operating and financial data for the periods indicated:

                                                          DECEMBER 31, JUNE 30,
                                                              1997       1998
                                                          ------------ --------
Investment Market Values (in thousands) (1)
Computer Sciences Corporation............................   $360,400   $552,470
State Street Corporation.................................    347,509    415,069
Euronet Services, Inc....................................   $  9,136   $  5,157
Other Operating Data
Mutual fund shareowner accounts processed (millions)
  U.S....................................................       45.0       48.2
  Canada.................................................        0.9        1.4
  United Kingdom.........................................        1.0        1.4
TRAC-2000 mutual fund accounts (millions) (2)............        1.9        2.3
TRAC-2000 participants (thousands).......................        696        768
Portfolio Accounting System portfolios...................      1,925      2,012
Automated Work Distributor workstations..................     35,100     36,800

                                                                     SIX MONTHS
                                                                     ENDED JUNE
                                                                         30,
                                                                     -----------
                                                                     1997  1998
                                                                     ----- -----
Output Technologies pages printed (millions)........................ 740.6 890.3
Argus pharmaceutical claims processed (millions)....................  74.0  65.7

--------
(1) Based upon the closing price on the last trading day of the applicable period at the exchange where principally traded.
(2) Included in TA2000 mutual fund shareowner accounts processed.

  D. The SEC recently amended its proxy rules to require a registrant, such as the Company, to disclose the date after which stockholder proposals that are not to be included in the Company's proxy statement are considered "untimely" for proxy solicitation purposes. Under the Company's By-laws, in order for such a stockholder proposal to be timely and otherwise validly brought before the Company's 1999 Annual Meeting of Stockholders, a stockholder must notify the Company's Corporate Secretary no earlier than February 11, 1999 and no later than March 13, 1999. The calculation of this notice period and By-law requirements for the contents of such notice are set forth in the Company's 1998 Proxy Statement, which can be obtained by contacting the SEC's Public Reference Branch or in the SEC's EDGAR database accessible through the SEC's web site on the World Wide Web at www.sec.gov.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a) EXHIBITS:

      EXHIBIT
      NUMBER                            DOCUMENT
      -------                           --------
      4.3.1    The First Amendment dated as of July 9, 1998 to the Rights
                Agreement dated as of October 6, 1995 between the
                Registrant and State Street Bank and Trust Company
                attached as Exhibit 99 to Amendment No. 1, dated July 30,
                1998, to the Company's Registration Statement on Form 8-A
                for its preferred Share Purchase Rights (Commission file
                no. 1- 14036) is hereby incorporated by reference as
                Exhibit 4.3.1
     10.6.1    First Amendment to the Employee Stock Ownership Plan and
                Trust Agreement of DST Systems, Inc.
       27.1    Financial Data Schedule

  (b) REPORTS ON FORM 8-K:

  The Company filed under Item 5 of Form 8-K, the Company's Form 8-K/A dated April 13, 1998 amending and restating its Form 8-K dated March 15, 1996 setting forth certain cautionary statements identifying important factors that either individually or in combination with other factors could cause the Company's actual operating results to differ materially from those projected in forward-looking statements, whether oral or written, concerning the Company and made by, or on behalf of, the Company.

  The Company filed under Item 5 of Form 8-K, the Company's Form 8-K dated April 22, 1998, reporting the announcement of financial results for the quarter ended March 31, 1998.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE COMPANY HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, AND IN THE CAPACITIES INDICATED ON AUGUST 7, 1998.

                                          DST Systems, Inc.

                                                /s/  Kenneth V. Hager
                                          _____________________________________
                                                    Kenneth V. Hager
                                           Vice President and Chief Financial
                                                         Officer
                                              (Principal Financial Officer)

                                                                      APPENDIX F

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 8-K/A-2

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                           THE SECURITIES ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 4, 1998

                               DST SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                                    1-14036
                            (COMMISSION FILE NUMBER)

                                   43-1581814
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

               333 WEST 11TH STREET, KANSAS CITY, MISSOURI 64105
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)  (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (816) 435-6568

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           SECOND AMENDMENT AND RESTATEMENT TO CAUTIONARY STATEMENTS
                                   FORM 8-K

                               DST SYSTEMS, INC.

ITEM 1 CHANGES IN CONTROL OF REGISTRANT

  Not applicable.

ITEM 2 ACQUISITION OR DISPOSITION OF ASSETS

  Not applicable.

ITEM 3 BANKRUPTCY OR RECEIVERSHIP

  Not applicable.

ITEM 4 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

  Not applicable.

ITEM 5 OTHER EVENTS

  In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, DST Systems, Inc. (the "Company") is hereby amending and restating its Form 8-K dated March 15, 1996, amended and restated April 13, 1998, setting forth certain cautionary statements identifying important factors that either individually or in combination with other factors could cause the Company's actual operating results to differ materially from those projected in forward-looking statements, whether oral or written, concerning the Company and made by, or on behalf of, the Company.

ITEM 6 RESIGNATIONS OF REGISTRANT'S DIRECTORS

  Not applicable.

ITEM 7 FINANCIAL STATEMENTS AND EXHIBITS

  Cautionary statements for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 are attached hereto as Restated and Amended Exhibit 99.

ITEM 8 CHANGE IN FISCAL YEAR

  Not applicable.

                                   SIGNATURE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                          DST Systems, Inc.

                                          /s/ Robert C. Canfield
                                          -------------------------------------
                                          Robert C. Canfield
                                          Senior Vice President, General
                                           Counsel,and Secretary

Date: August 4, 1998

                                                           RESTATED AND AMENDED
                                                                  EXHIBIT 99

                 CAUTIONARY STATEMENTS AS AMENDED AND RESTATED
            AUGUST 4, 1998 WITH RESPECT TO FORWARD-LOOKING COMMENTS
              FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  DST Systems, Inc. desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Act of 1995 and is filing this Form 8-K/A-2 in order to do so. The Company or others on behalf of the Company may make from time to time (whether orally or in writing) forward-looking comments or statements concerning potential future events, including but not limited to, the results of the Company's operations. Such forward-looking statements are based upon assumptions by the Company's management at the time the statements are made, including assumptions about risks and uncertainties faced by the Company. If any of management's assumptions prove incorrect or should unanticipated circumstances arise, the actual results could materially differ from those anticipated by such forward-looking statements. The differences could be caused by a number of factors or combinations of factors including, but not limited to, those factors set forth below. Persons hearing or reading such forward-looking comments should consider carefully the following factors, in addition to the other information contained in the Company's public documents, when evaluating such forward-looking comments. The Company does not currently intend to update any forward-looking statement made or published to reflect events or developments occurring after the making or publishing of such statement.

DEPENDENCE ON U.S. MUTUAL FUND INDUSTRY

  The Company's future growth and success will depend in part upon the further growth of the mutual fund industry in the United States. The Company derives a substantial proportion of its consolidated revenues from the delivery of services and products to United States mutual fund industry clients. Any event affecting the mutual fund industry which results in a significant decline in the number of shareowner accounts could have a material adverse effect on the Company.

IMPACT OF TECHNOLOGICAL CHANGE

  The markets served by the Company require the use of advanced computer hardware and Software technology, and the development of new products and services to meet increasingly complex and rapidly changing client and regulatory requirements. The Company's future success depends in part on its ability to continue to adapt its technology, on a timely and cost effective basis, to meet these requirements. There can be no assurance that the Company will be able to respond adequately to these technological demands or that its competitors will not develop more advanced technology that will place the Company's products and services at a competitive disadvantage.

RELIANCE ON CENTRALIZED PROCESSING FACILITY

  The Company's processing services are primarily dependent on the Winchester Data Center, the Company's central computer operations and information processing facility located in Kansas City, Missouri. Although the Company has taken what it considers to be sufficient precautions to protect this facility and to provide processing alternatives, a natural disaster or other calamity that causes long-term damage to the facility could have a material adverse effect on the company.

IMPORTANCE OF KEY PERSONNEL

  The Company's operations and the continuing implementation of its business strategy are dependent upon the efforts of its technical personnel and senior management. Recruiting and retaining capable personnel, particularly those with expertise in the types of computer hardware and software utilized by the Company, are vital to the Company's success. There is substantial competition for qualified technical and management personnel and there can be no assurance that the Company will be able to attract or keep the qualified personnel it requires. The loss of key personnel or the failure to hire qualified personnel could have a material adverse effect on the Company.

POTENTIAL PAYMENTS UNDER INCENTIVE COMPENSATION PLAN

  Under the Company's incentive compensation plan, officers and other key employees of the Company are eligible to receive annual cash bonuses based upon the achievement of targeted performance levels. The total annual amount payable under the plan may be as much as 10 percent of the Company's pretax profits, as defined in the plan.

CONTROL OF JOINT VENTURES

  The Company's business strategy for growth and expansion includes a reliance on joint ventures. The Company can derive a significant part of its net income from its pro rata share in the earnings of these unconsolidated companies. Although the Company owns significant equity interests in these companies and has representation on their Boards of Directors, the Company is not in a position to exercise control over their operations, strategies or financial decisions without the concurrence of its equity partners. The Company's equity interests in Boston Financial Data Services, Inc. ("BFDS") and Argus Health Systems, Inc. also are subject to contractual buy/sell arrangements that restrict the Company's ability to fully dispose of its interest in these companies and that under certain circumstances permit such companies to purchase the Company's interest.

INFLUENCE BY CURRENT STOCKHOLDER

  Kansas City Southern Industries, Inc. ("KCSI") currently owns approximately 41 percent of the outstanding common stock of the Company. In addition, two directors of KCSI are also directors of the Company and KCSI is generally exempted from the restrictions in the Company's Stockholders' Rights Plan. As a result, KCSI may be able to significantly influence matters affecting the Company, including matters submitted to a vote of the Company's stockholders, such as the election of directors and the approval of corporate transactions. The existence of cumulative voting and the exemption of KCSI from the Company's Stockholders' Rights Plan provide KCSI with the potential to effectively control the corporate governance of the Company.

COMPETITION

  The Company, its subsidiaries, joint ventures and strategic associations encounter significant competition for the Company's services and products from other third-party providers of similar services and products and from in-house providers who have chosen not to outsource their own business. The Company's ability to compete effectively is, in part, dependent on the availability of capital and other resources, and some of these competitors have greater resources and greater access to capital than the Company. The Company also competes for shareowner accounting services with brokerage firms that perform sub-accounting services for the brokerage firms' customers who purchase or sell shares of mutual funds of the Company's clients. Such brokerage firms maintain only an "omnibus" account or accounts with the Company representing the aggregate number of shares of the Company's mutual fund client owned by the brokerage firms' customers, thus resulting in fewer mutual fund shareowner accounts being maintained by the Company.

REGULATION

  As registered transfer agents, the Company, BFDS and BFDS' subsidiary, National Financial Data Services, Inc. ("NFDS"), are subject to the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and to the rules and regulations of the Securities and Exchange Commission ("SEC") under the Exchange Act which require the Company, BFDS, and NFDS to register with the SEC and which impose on them recordkeeping and reporting requirements. Certain of the operations and records of the Company, BFDS, and NFDS are subject to examination by the SEC and, as providers of services to financial institutions, to examination by bank and thrift regulatory agencies. Material noncompliance with the Exchange Act or SEC rules and regulations by the Company, BFDS, or NFDS could result in their suspension or in the revocation of their transfer agent registrations, which could have a material adverse effect on the Company. In addition, CFDS Limited, a subsidiary of BFDS, and European Financial Data Services Limited, a joint venture of the Company and State Street Corporation, are subject to regulation of similar regulatory agencies in Canada and the United Kingdom, respectively. Either of these companies could have its regulatory authorizations suspended or revoked if it were to materially violate applicable regulations, which could have an adverse effect on the Company.

YEAR 2000

  Many computer programs use only two digits to identify a year in a date field with the program (e.g., "98" or "02"). If not corrected, computer applications making calculations and comparisons in different centuries may cause inaccurate results, or fail by or at the Year 2000. These Year 2000-related issues are of particular importance to the Company. The Company depends upon its computer and other systems, and the computer and other systems of third-parties to conduct and manage the Company's business. Additionally, the Company's products and services are dependent upon using accurate dates in order to function properly. These Year 2000-related issues may also adversely affect the operations and financial performance of one or more of the Company's customers or suppliers. As a result, the failure of the Company's computer and other systems, products or services, the computer systems and other systems upon which the Company depends, or of the Company's customers or suppliers to be Year 2000 ready could have a material adverse effect on the Company.

  The Company's goal is to be ready, internally, for the Year 2000 by December 31, 1998. This goal allows for one full year of testing with clients and the industry prior to the Year 2000. The Company's Year 2000 program is underway, and the Company expects to achieve its goal.

  Although the Company is not aware of any material operational or financial Year 2000-related issues, the Company cannot make any assurances that its computer systems, products, services or other systems or the computers and other systems of others upon which the Company depends will be Year 2000 ready on schedule, that the costs of its Year 200 program will not become material or that the Company's alternative plans will be adequate. The Company is currently unable to anticipate accurately the magnitude, if any, of the Year 2000-related issues arising from the Company's customers or suppliers. If any such risks (either with respect to the Company or its customers or suppliers) materialize, the Company could experience material adverse consequences to its business.

NON-U.S. OPERATIONS

  Consolidated revenues outside the U.S. account for a significant percentage of the Company's revenues. The Company derives revenues from a large number of countries primarily in Europe and Canada. Economic or political events which affect the economies of these countries could result in material adverse consequences to the Company.

MISCELLANEOUS

  In addition to the factors noted above, there may be other factors that cause any forward-looking comment not to materialize. Other factors include, but are not limited to, changes in management strategies; changes in lines of business; failure of anticipated opportunities to materialize; changes in the cost of necessary supplies; changes in the economic, political or regulatory environments in the United States and/or the international countries where the Company now competes or may compete in the future; and litigation involving the Company.

                                                                     APPENDIX G

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 10-Q/A
                                AMENDMENT NO. 1

(Mark
One)

  [X]         QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended September 30, 1997

                                      OR

  [_]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      For the Transition period from to

                        COMMISSION FILE NUMBER 1-14036

                               DST SYSTEMS, INC.
              (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              43-1581814
     (STATE OR OTHER JURISDICTION        (I.R.S. EMPLOYERIDENTIFICATION NO.)
   OFINCORPORATION OR ORGANIZATION)

   333 WEST 11TH STREET,KANSAS CITY,                    64105
               MISSOURI                              (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
               OFFICES)

                                (816) 435-1000
               (COMPANY'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                  NO CHANGES
   (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,IF CHANGED SINCE LAST
                                    REPORT)

  Indicate by check mark whether the Company (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Company was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes [X]        No [_]

  Number of shares outstanding of the Company's common stock as of October 31, 1997: Common Stock $.01 par value--49,111,261

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

GENERAL

  In this first amendment to the Company's Form 10-Q/A for the quarter ended September 30, 1997, the Company, in accordance with Rule 601(c)(2)(iii) of Regulation S-K, is providing an amended and restated Financial Data Schedule in Exhibit 27.1 for the 1996 quarters, a restated Financial Data Schedule in
Exhibit 27.2 for the year ended 1996, and an amended and restated Financial Data Schedule in Exhibit 27.3 for the 1997 quarters.

  The Company is adding "diluted" earnings per share in each of the schedules to reflect the new reporting requirements imposed by Statement of Financial Accounting Standards No. 128 ("SFAS 128"), which requires the computation of earnings per share under both the "basic" and "diluted" methods. The original Financial Data Schedules showed earnings per share calculated under the basic method only. The 1997 10-K reflected the new SFAS 128 reporting requirements, and therefore, the Company has not restated the Financial Data Schedule for the year ended 1997.

  The amended and restated Financial Data Schedule for the 1997 quarters (Exhibit 27.3) contains information filed for the first time pertaining to the quarter ended March 31, 1997, and to the quarter ended June 30, 1997. The amended and restated Financial Data Schedule for the 1996 quarters (Exhibit 27.1) corrects for the period ended September 30, 1996 a typographical error in the original filing for total assets and for total liabilities and equity. None of the restated Financial Data Schedules contains any change in previously reported information other than as described above.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  All information provided under Part II. Item 6. Exhibits and Reports on Form 8-K, except for the information within this Form 10-Q/A Amendment No. 1 as provided below, remains unchanged from the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 1997.

  (a) EXHIBITS:

    (27) Financial Data Schedule

     27.1      Amended and restated Financial Data Schedules are attached to this Form 10-Q/A Amendment No. 1 as Exhibit 27.1
     27.2      Restated Financial Data Schedules are attached to this Form 10-
                Q/A Amendment No. 1 as Exhibit 27.2
     27.3      Amended and restated Financial Data Schedules are attached to this Form 10-Q/A Amendment No. 1 as Exhibit 27.3

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE COMPANY HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, AND IN THE CAPACITIES INDICATED ON JULY 14, 1998.

                                          DST Systems, Inc.

                                          /s/ Kenneth V. Hager

                                          Kenneth V. Hager
                                          Vice President and Chief Financial
                                           Officer
                                          (Principal Financial Officer)

                                                                     APPENDIX H
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-K

(Mark
One)

  [X]            ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1997

  [_]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      For the transition period from to

                          COMMISSION FILE NO. 0-28268

                               ----------------

                           USCS INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              94-1727009
    (STATE OR OTHER JURISDICTION OF                 (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)                 IDENTIFICATION)

       2969 PROSPECT PARK DRIVE
      RANCHO CORDOVA, CALIFORNIA                     95670-6148
    (ADDRESS OF PRINCIPAL EXECUTIVE                  (ZIP CODE)
               OFFICES)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (916) 636-4600

  Securities registered pursuant to Section 12(b) of the Act:

      TITLE OF EACH CLASS            NAME OF EACH EXCHANGE ON WHICH REGISTERED
      -------------------            -----------------------------------------
             None                                      None

  Securities registered pursuant to Section 12(g) of the Act:

                                         COMMON STOCK PAR VALUE $.05 PER SHARE
      ---                                -------------------------------------
                                                   (Title of Class)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

  The aggregate market value of the Registrant's Common Stock held by non-affiliates as of March 10, 1998 was $268,425,630.

  Indicate the number of shares outstanding of each of the Registrant's classes of common stock, as of March 10, 1998: 23,109,269 shares of $.05 par value Common Stock.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

DOCUMENT DESCRIPTION                                        10-K PART
--------------------                              -----------------------------
Proxy Statement for the 1998 Annual Meeting of
 Stockholders dated April 17, 1998............... Part I--Item 4
Pages 1 through 10............................... Part III--Item 10, 11, 12, 13

                               TABLE OF CONTENTS

                                     PART I

ITEM                                                                       PAGE
----                                                                       ----
 1. Business..............................................................   3
 2. Properties............................................................   9
 3. Legal Proceedings.....................................................   9
 4. Submission of Matters to a Vote of Security Holders...................  10

                                    PART II
 5. Market for the Registrant's Common Equity and Related Stockholder
 Matters..................................................................  10
 6. Selected Financial Data...............................................  11
 7. Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................  12
 8. Financial Statements and Supplementary Data...........................  22
 9. Changes in and Disagreements With Accountants on Accounting and
 Financial Disclosure.....................................................  39

                                    PART III
10. Directors and Executive Officers of the Registrant....................  39
11. Executive Compensation................................................  41
12. Security Ownership of Certain Beneficial Owners and Management........  41
13. Certain Relationships and Related Transactions........................  42

                                    PART IV
14. Exhibits, Financial Statement Schedules, and Reports on Form 8K.......  42
    Signatures............................................................  45

                                    PART I

ITEM 1. BUSINESS

  The statements that are not historical fact or that are not statements of current status are forward-looking statements. The Company's future results may differ significantly from the results and forward-looking statements discussed in this report. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Factors That May Affect Future Results."

THE COMPANY

  USCS International, Inc. (USCS) is a leading global provider of customer management software and statement processing to the communications and other service industries, which serve more than 80 million end-users world-wide. The Company's software clients include cable television, wireless and wire-line telephony, direct broadcast satellite (DBS) and multi-service providers in more than 20 countries. The Company's software solutions enable its clients to manage mission-critical customer relationships functions, including new account set-up, order processing, customer support, management reporting and marketing analysis. The Company also provides complete bill processing services, including electronic bill presentment, which include generation of customized billing statements that are produced in sophisticated automated facilities designed to minimize turnaround time and mailing costs. The Company's bill processing clients include providers of cable television, telecommunications, financial services, utilities and other industries requiring high quality, accurate statement/order processing. USCS also offers a variety of complementary professional services, including consulting, application development and client training, as well as statement design and formatting services that allow clients to use the billing statement as a communication and marketing tool.

  USCS has been providing comprehensive customer management and bill processing software and services to the cable television industry for more than 25 years, and more than five years ago, the Company expanded the scope of its software and services to address the global communications market. The Company's software currently supports more than 50% of U.S. cable television subscribers and is used by a majority of the largest cable television service providers in the U.S. In recent years, the Company has expanded its customer management software base to clients in more than 20 countries, as well to providers of emerging convergence services. The Company currently provides bill processing services to clients serving more than 50% of U.S. cable television subscribers, 40% of U.S. cellular users and 11% of U.S. wire-line telephony customers and to a variety of other service providers. The Company's bill processing clients include substantially all of its domestic customer management software clients and other service providers such as Ameritech, AT&T, Cincinnati Bell Information Systems, Inc. ("CBIS"), NationsBanc Montgomery Securities and Federal Express. At year end, the Company's monthly statement production had risen to approximately 75 million bills. The Company is among the largest centralized first class mailers in the U.S., responsible for generating approximately 1.7% of the total volume of all U.S. first class mail, including customer remittance volume. Bill processing services are generally provided to software clients in bundled contracts and are also sold separately.

  In 1993, the Company deployed CableData's Intelecable(R), which the Company believes is the first customer management software product designed for multi-service providers. At year end, there were over 80 Intelecable installations worldwide. Services supported by Intercable include integrated cable/telephony, integrated cable/wireless DBS, interactive video, telephony-only and cable-only installations.

  The Company has expanded its bill processing services by offering technology licensing, currently being used by AT&T and Bell Atlantic, and consolidated billing statements that combine data from multiple services, such as wireless and wire-line telephony, into a single integrated billing statement. In addition, the Company has introduced electronic bill presentment products which enable customers to provide electronic statements in place of paper based statements.

  U.S. Computer Services, the predecessor to USCS International, Inc., was incorporated in California on November 18, 1969, and was reincorporated as USCS International, Inc., in Delaware effective May 31, 1996. Unless the context otherwise requires, all references in this annual report to "USCS" or the "Company" refer to USCS International, Inc., a Delaware corporation, its predecessor, U.S. Computer Services, a California corporation, and their consolidated subsidiaries.

PRODUCTS AND SERVICES

 CUSTOMER MANAGEMENT SOFTWARE

  The Company's primary customer management software products are Intelecable and DDP/SQL(TM). Intelecable is designed to support single and multi-service providers worldwide. The Company markets DDP/SQL to the traditional North American cable television provider market. The Company also offers CableWorks(TM), a PC-based system for smaller operators. Additionally, a small number of clients continue to use earlier generations of the Company's software that are no longer marketed to new clients. Both Intelecable and DDP/SQL are scaleable, and are available in basic systems with optional modules, including the Company's new internet-based customer support products, CyberCSR(TM) and TechConnect(TM), which allow the service provider to design a customized system which can effectively manage a growing customer base.

  The Company licenses its software products to its clients under multi-year license agreements. License fees are generally paid monthly based on the number of subscribers or end-users served by the client. These agreements are typically subject to periodic renewals and inflation-based license fee adjustments.

  INTELECABLE: The Company believes that Intelecable is the world's first customer management software system designed for multi-service providers in the global communications marketplace. First installed in 1993, Intelecable is available on either a standalone or, more recently, on a service bureau basis and supports a diverse array of communications services, including cable television, telephony, combined cable/telephony, interactive video and DBS. At year end, there were over 80 installations of Intelecable worldwide. Intelecable is enabled with National Language Support double-byte capability, which allows operations in a variety of foreign languages, including Japanese and Chinese. The Company believes that Intelecable is the only customer management software system currently operational that has multiplatform capabilities. Initially offered on IBM's AIX (UNIX) operating system. Intelecable has been ported to Tandem's Integrity NR, Silicon Graphics Challenge, Group Bull Escala and the Hewlett-Packard 9000.

  Intelecable is based on an open systems architecture, which facilitates customization and interoperability with other information systems. The Intelecable system has been developed using standard design methodologies and transaction processing monitor architecture. Intelecable also uses an embedded standard query language (SQL), which facilitates access to the database by user-created applications. The design of Intercable delivers a high-level programming interface, which allows extensive customization without complex code changes. Intelecable uses an Oracle relational database, which allows clients to maintain an integrated database for each service offered by the client.

  DDP/SQL: DDP/SQL is the Company's primary software system for cable television companies in North America. Currently, a majority of the largest cable television service providers in the U.S. use the DDP/SQL system. DDP/SQL offers a basic system with optional modules for expanded functionality. DDP/SQL uses a relational database which allows the user to query logical relationships without the need to predefine or describe a specific access path to the data. Information generated by DDP/SQL can be used with the client's internal information systems and off-the-shelf software programs. This interoperability allows users, for example, to easily create financial spreadsheets based on information generated by DDP/SQL.

  The Company offers DDP/SQL on either a stand-alone or a service bureau basis. Stand-alone systems currently support approximately 80% of the Company's client subscriber base, while approximately 20% are supported on a service bureau basis. For stand-alone clients, the Company installs a complete DDP/SQL system at the provider's facility, including necessary hardware and peripherals. Clients using a service bureau arrangement to access the Company's on-line processors via wide area networks. The Company's Technical Response Center monitors traffic and network availability to identify and respond to outages in the system. DDP/SQL runs on massively parallel processing hardware manufactured by Tandem. The Company is a value-added reseller of Tandem equipment. The Company also sells to its clients peripheral hardware made by manufacturers other than Tandem, and generally enters into hardware maintenance agreements with its clients. The Company also provides lease financing and maintenance services primarily for companies operating systems on a stand-alone basis. See "Products And Services--Hardware Leasing and Sales" and "Product And Services--Client Support and Care."

  ENTERPRISE REAL-TIME RATING SYSTEMS (ERTRS): In 1997, the Company acquired CableData Telecommunications, Inc., formerly Lynn-Arthur Associates, a company specializing in the development and marketing of rating technology for telephony and other usage based applications. ERTRS is a rating engine designed to rate cellular, wireline, data and Internet services to provide a complete convergence rating system for carriers who bundle multiple service offerings to meet customers' needs. The Company is currently marketing the ERTRS system on a stand-alone basis and intends to integrate the ERTRS capability into the Intelecable product.

  CABLEWORKS: The Company markets its CableWorks PC-based customer management software product to domestic and international cable operators that have lower transaction volume requirements than operators supported by DDP/SQL or Intelecable. CableWorks is designed to introduce smaller cable operators to the Company's products, with the expectation that such operators will migrate to Intelecable or DDP/SQL as their businesses grow.

  PROFESSIONAL SERVICES, TRAINING AND SUPPORT: The Company maintains various professional services groups to provide global consulting services to its software customers, including assistance with database definition and initialization, system operations, network consolidation, and performance and decision support services. These groups also provide clients with assistance in developing custom-tailored applications and interfaces that are operable with the Company's customer management software to enhance client operations. The Company provides complete product documentation and training services to users of its software products, including CD-ROM-based product documentation and training. The Company's ClassROM(R) software provides interactive instruction and product training on CD-ROM. The Company maintains training facilities in California and the U.K.

 BILL PROCESSING SERVICES

  The Company provides bill processing services and solutions in a fully integrated and automated production environment that rapidly and cost-effectively transforms electronic data received from the client into informative, accurate and customized billing statements. Because of its highly automated production environment, the Company is able to maximize postal savings while minimizing delivery time for its clients. In addition, the Company's statement-based marketing services allow clients to use the billing statement as a marketing tool to reinforce a corporate image, advertise special offers and features and otherwise market its services to its customers. To address the needs of multi-service providers, the Company offers billing statements that combine data from multiple services, such as wireless and wire-line telephony, into a consolidated billing statement. In addition, the Company has also introduced an electronic billing capability that enables its clients to offer their customers either a paper-based or an electronic statement option. Also, the Company offers its advanced technology on a licensed basis.

  BILL PROCESSING: The Company operates two statement production facilities in the Northern California area. These facilities receive a data stream from the client's customer management software (whether a client's legacy or third party system, a competitor's system or the Company's software), manipulate the data into a usable format and create cost-effective, informative, easy-to-read and accurate customized billing statements or statement images.

  Using patented processes and technologies, the Company provides a fully integrated, computerized and automated production environment that (i) processes, logs, verifies and authenticates all customer data, (ii) creates automated production controls for every statement, including form bar codes, weight and thickness parameters, unique statement tracking numbers, "due out" dates, address correction, carrier route/delivery point bar codes and postal processing parameters, (iii) models every production run on-line before printing or electronic transmission, and (iv) enables postal processing, sorting and discounting to be performed on-line.

  Full real-time automation enables the Company to monitor quality, control remakes, predict and schedule production loading, verify customer data, forecast production volumes and maintain production system history on-line. The system is controlled by an on-line production control system that is based on advanced client/server architecture and has high-speed data-transmission capabilities. A local area network links the production equipment to the production control system. To provide clients with real-time information regarding the progress of the billing statement production process, the Company has developed its Direct Access(TM) client information system, which provides a customized view into the facility to allow clients to monitor the status of their jobs. Direct Access, which is currently installed in a number of client sites, includes a client/server architecture and a PC-based graphical user interface that permits tracing an individual statement from the beginning of statement production until some period after distribution.

  The Company also offers consolidated billing statements for multi-service providers, which combine data from multiple services, such as wireless and wire-line telephony, into a single integrated statement. Consolidated statements can offer clients significant savings both in paper and mailing costs. Consolidated statements can also be a powerful marketing tool for companies seeking to establish brand name recognition and sell combined services.

  The Company offers a full range of technical support for the Company's bill processing clients. Customized programming tools have been developed that allow it to receive electronic information streams from a variety of client systems without the need to make changes to the customer's system. These tools allow for rapid and smooth transitions when clients outsource bill processing functions to the Company.

  TECHNOLOGY LICENSING: To attract clients who want to take advantage of the Company's advanced processing and functions in their own facilities, rather than on an outsourced basis, the Company has licensed its statement processing technology. AT&T and Bell Atlantic currently license the Company's statement processing software. The Company intends to pursue additional technology licensing opportunities domestically as well as in the international market.

  STATEMENT-BASED MARKETING SERVICES: The Company provides statement-based marketing services that allow its clients to transform regular customer billing statements into communication tools. The billing statement is often the only form of regular communication between a service provider and its customers. Many clients have the opportunity, through the Company's statement-based marketing and creative design services, to use the paper or electronic billing statement to reinforce a corporate image, advertise special offers and features, deliver customer-specific messages and otherwise market their services to their customers.

  ELECTRONIC DELIVERY ALTERNATIVES: The Company's automated information and technology infrastructure, which electronically prepares and monitors the statement until final printing, provides the basis for the Company's development of electronic bill presentment. The proliferation of on-line services and the Internet provides an opportunity for communications service providers to bill customers electronically through a PC or other device. The Company believes that, as electronic billing and payment solutions become more accepted, communications service providers, utilities, financial services and other industries will require electronic statement presentment capabilities. USCS has developed an electronic statement-processing product and has announced marketing alliances with several companies including CyberCash, Checkfree, Microsoft, Intuit, NETdelivery and others to begin actively marketing an electronic billing alternative. Because of its existing volume, state-of-the-art processing systems, and client relationships, the Company believes it is in a unique position to become a one-stop, full-service supplier of either paper-based or electronically delivered statements.

 HARDWARE LEASING AND SALES

  The Company sells computer equipment and provides leasing and maintenance services to selected software clients that purchase stand-alone systems primarily in the U.S. Maintenance is typically billed in advance of providing the service. Revenue from sales of computer hardware and providing associated maintenance and leasing services has been declining as a percentage of total revenue. The Company will continue to offer hardware and related services to current and future clients, but expects the decline to continue.

 CLIENTS

  The Company provides customer management software and services to clients in more than 20 countries. In addition to communications service providers, the Company provides bill processing services to companies in other service industries requiring high quality, accurate and marketing-oriented statements, including utilities and financial services. The Company intends to seek additional non-communications clients as well as pursue international opportunities for its bill processing services.

  Aggregate revenue from the Company's ten largest clients accounted for approximately two-thirds of total revenue in 1997, 1996 and 1995. Three clients accounted for 40%, 47% and 46% of total revenue in 1997, 1996 and 1995, respectively.

  Tele-Communications, Inc. ("TCI"), the Company's largest customer, accounted for $53.1 million or 18%, $55.7 million or 21%, and $47.3 million or 21% of total revenue in 1997, 1996, and 1995, respectively. TCI has advised the Company of its plan to migrate its subscribers to a competitor's product by the end of 1998. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Revenue."

  The Company's largest bill processing client, Ameritech, accounted for $39.3 million or 13%, $41.1 million or 16%, and $38.8 million or 17% of total revenue in 1997, 1996, and 1995, respectively. Ameritech became a client early in 1994 and has contracts with the Company expiring in 2000 and 2001. Another bill processing client, CBIS, a client since 1990, accounted for $27.4 million or 9%, $25.0 million or 10% and $17.9 million or 8% of total revenue in 1997, 1996 and 1995, respectively, In early 1997, the Company entered into a new contract with CBIS expiring in 2002. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Factors That May Affect Future Results" regarding dependence on certain marketplaces, concentration of client base, and other factors that may have an impact on the Company's relationship with its clients and on the Company's future revenue and net income.

 CLIENT SUPPORT AND CARE

  USCS provides world-wide training and support to its clients. In the U.S., client care is divided into product-specific teams, with one team focusing on customer management software and the other team focusing on bill processing services. Both teams provide broad-based, 24-hour, 7-day support and technical assistance. The Company has developed a full range of training products and documentation including ClassROM(R), which the Company believes to be the first CD-ROM-based training product, for its software clients. Supplementing the front line software support groups for service bureau software customers is the Company's Technical Response Center, which monitors traffic and network availability to identify and respond to outages in the system. Internationally, Intelecable is supported by teams located in the U.S. and the U.K. as well as by alliance partners. The Company's customer-management software support environment has received ISO 9001 Compliance certification. In early 1998, the Company announced that it would be opening satellite offices in Brazil and Australia to provide regional support to its rapidly growing world-wide base of customers.

 SALES AND MARKETING

  Software and services are sold primarily to cable, DBS and multi-service providers through direct sales channels and in conjunction with international alliance partners. In North America, the Company operates a software and services sales and marketing team, including account management, product management and technical support teams.

  The Company's international sales staff is coordinated by geographic area, including dedicated account and technical support personnel located in the U.K., Brazil and Australia. In addition to direct sales, the Company has contracted with 16 alliance partners throughout the world who are responsible for sales, marketing, support and local customization.

  The Company believes that sales of separate bill processing services to telecommunications service providers such as Regional Bell Operating Companies ("RBOCs"), cellular, utility, financial services and other service providers offer both increased revenue opportunities as well as increased visibility for the Company. The Company maintains a sales staff, including account management and technical support teams and significant design resources, to target these market segments. The Company has begun an international bill processing marketing effort that seeks to exploit what the Company believes is significant growth potential in that market. In 1997, the Company entered into a contract with its first multi-national bill processing client, Global One, and intends to pursue additional international contract and technology licensing opportunities. The Company has also entered into alliances with partners such as Xerox, Mellon Bank, LHS Group, Microsoft, Intuit, CheckFree and CyberCash to jointly market its bill processing and electronic presentment capabilities.

 COMPETITION

  The market for the Company's products and services is highly competitive, and competition is increasing as additional market opportunities arise. The Company competes with both independent providers and developers of in-house systems. The Company believes its most significant competitors for software systems are CBIS and CSG Systems International, Inc. The most significant competitors for bill processing services are in-house service providers. Other competitors include Moore Corporation Ltd. and Output Technologies, Inc.

  The Company believes that the principal competitive factors in the market for customer management software include functionality and features of software, quality of client care and support, type of hardware platform used, quality of research and development and value. The principal competitive factors for bill processing services include statement production accuracy, ability to meet statement production deadlines, product quality and price. The Company believes that it competes favorably with respect to these factors. However, the Company believes that to remain competitive it will require significant financial resources in order to market its existing products and services, to maintain customer service and support and to invest in research and development. Many of the Company's existing and potential competitors may have greater resources than the Company. The Company expects its competitors to continue to improve the design and performance of their current systems and processes and to introduce new systems and processes with improved price/performance characteristics. No assurance can be given that the Company will be able to compete successfully in the U.S. or internationally.

 RESEARCH AND DEVELOPMENT

  The Company's research and development efforts are focused on introducing new products and services as well as ongoing enhancement of its existing products and services. The Company believes that its investment in research and development is critical to maintaining its leadership position. The Company works closely with international and domestic hardware, software and system integration partners to enhance its products. The Company's research and development partnerships typically provide for funding by development partners and include joint marketing and other arrangements. In software product development, significant emphasis is placed on compliance with world-wide development standards and quality benchmarks. The Company's processes used at its research and development center in El Dorado Hills, California, have received ISO 9001 Compliance certification, the globally recognized quality standard. The Company also continually enhances its bill processing services by developing software and processes that increase production efficiency and aid clients in accessing bill processing information.

 INTELLECTUAL PROPERTY

  The Company holds sixteen U.S. patents covering various aspects of its bill processing services. In addition, the Company has applied for ten additional U.S. patents. The Company has no foreign patents. The Company believes that although the patents it holds are valuable, they are not critical to the Company's success, which depends principally upon its product quality, marketing and service skills. However, despite patent protection, the Company may be vulnerable to competitors who attempt to imitate the Company's systems or processes and manufacturing techniques and processes. In addition, other companies and inventors may receive patents that contain claims applicable to the Company's system and processes. The sale of the Company's systems covered by such patents could require licenses that may not be available on acceptable terms, if at all. In addition, there can be no assurance that patent applications will result in issued patents.

  Although the Company attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, there can be no assurance that the Company will be able to protect its technology adequately. There can be no assurance that any patent applications that the Company may file will be issued or that foreign intellectual property laws will protect the Company's intellectual property rights. There can also be no assurance that others will not independently develop similar systems, duplicate the Company's systems or design around the patents licensed by or issued to the Company. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Factors That May Affect Future Results."

 EMPLOYEES

  As of December 31, 1997, the Company had 2,067 employees, of which 2,016 were full-time employees and 51 were part-time employees. None of the Company's employees are represented by a labor union or covered by a collective bargaining agreement. The Company considers its employee relations to be good.

ITEM 2. PROPERTIES

  The Company owns two buildings in El Dorado Hills, California on approximately 29 acres. One building of approximately 247,000 square feet is utilized for statement processing operations and supporting activities, with an additional 119,000 square feet expansion currently in process. The other building of approximately 48,000 square feet is the Company's system and software research and development center. In addition, the Company owns approximately 278 acres of undeveloped land adjacent to its buildings. The Company leases a total of approximately 486,000 square feet in Rancho Cordova and El Dorado Hills, California of which approximately 298,000 square feet is utilized primarily for statement processing operations and warehousing. The other 189,000 square feet is utilized primarily for corporate headquarters, sales and marketing, customer support and research and development.

  The Company leases approximately 15,000 square feet in Norcross, Georgia for its Eastern Regional Data Center, approximately 2,000 square feet in Harrison, Arkansas for use by its subsidiary, CableData Desktop Solutions, Inc., formerly CUO, Inc., and approximately 3,200 square feet in Ann Arbor, Michigan for use by its subsidiary, CableData Tele-Communications, Inc. The Company also leases approximately 9,600 square feet in the U.K. The leases for these facilities expire in the years 1998 through 2018.

  The Company believes that its facilities are adequate for its proposed needs through 1998 and that additional suitable space will be available or can be constructed as required.

ITEM 3. LEGAL PROCEEDINGS

  The Company has legal proceedings incidental to its normal business activities. In the opinion of the Company, the outcome of the proceedings will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows. However, litigation by its nature is subject to inherent uncertainties and there can be no assurance that any ongoing legal proceedings or those that may arise in the future will not have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  Information Regarding Submission Of Matters To A Vote Of Security Holders is set forth under "Actions Taken Since 1997 Stockholder Meeting" on page 3 of the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders, dated April 17, 1998, which page is incorporated herein by reference.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

  The common stock of USCS International, Inc. is listed and traded on the Nasdaq National Market under the trading symbol "USCS".

  As of March 10, 1998, the number of record holders of USCS International, Inc. was 226. The table below shows the high and low prices of the Company's common stock as reported by the Nasdaq National Market for each quarter from the date of the Company's initial public offering (IPO) on June 20, 1996. The Company has not paid cash dividends on its common stock to date. The Company currently intends to retain any future earnings for its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

                                                  1997             1996
                                            ----------------- ---------------
                                              HIGH      LOW    HIGH     LOW
                                            --------- ------- ------- -------
   Calendar Quarter
    (2nd Quarter 1996 to 1st Quarter 1998)
   1st                                      $21       $16 1/8  --      --
   2nd                                       33        15 5/8 $19 3/4 $17
   3rd                                       35 1/2    16 3/4  19 7/8  13 1/8
   4th                                       22 11/16  14 7/8  18 1/2  14 3/4
   1st (through March 10, 1998)              21 3/8    15 1/4  --      --

ITEM 6. SELECTED FINANCIAL DATA

  The consolidated statements of operations data presented below for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, and the consolidated balance sheet data as of December 31, 1997, 1996, 1995, 1994 and 1993 are derived from the consolidated financial statements of the Company, which have been audited. The data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion And Analysis Of Financial Condition And Results Of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere herein.

                                           YEARS ENDED DECEMBER 31,
                                 ---------------------------------------------
                                   1997     1996     1995     1994      1993
                                 -------- -------- -------- --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Revenue:
 Software and services;
 Customer management             $157,151 $138,157 $116,855 $101,431  $ 95,869
 Bill processing                  118,912  102,691   80,427   53,816    20,694
                                 -------- -------- -------- --------  --------
   Total                          276,063  240,848  197,282  155,247   116,563
 Equipment sales and services      23,823   22,366   31,981   33,558    49,501
                                 -------- -------- -------- --------  --------
   Total revenue                  299,346  263,214  229,263  188,805   166,064
                                 -------- -------- -------- --------  --------
Cost of revenue:
 Software and services:
 Customer management               72,120   73,408   66,465   60,664    56,261
 Bill processing                   86,636   74,335   61,237   42,382    16,497
                                 -------- -------- -------- --------  --------
   Total                          158,756  147,743  127,702  103,046    72,758
 Equipment sales and services      14,192   13,180   19,538   19,476    31,561
                                 -------- -------- -------- --------  --------
   Total cost of revenue          172,948  160,923  147,240  122,522   104,319
                                 -------- -------- -------- --------  --------
Gross profit                      126,398  102,291   82,023   66,283    61,745
                                 -------- -------- -------- --------  --------
Operating expenses:
 Research and development          30,034   25,140   17,815   16,700    16,007
 Selling, general and
  administrative                   58,340   49,631   42,102   34,160    28,148
 Consolidation and relocation         --       --       --      (364)    4,096
                                 -------- -------- -------- --------  --------
   Total operating expenses        88,374   74,771   59,917   50,496    48,251
                                 -------- -------- -------- --------  --------
Operating income                   38,024   27,520   22,106   15,787    13,494
Interest expense, net                 554    3,185    4,966    4,284     4,609
                                 -------- -------- -------- --------  --------
Income before income taxes and
 cumulative effect of
 accounting change                 37,470   24,335   17,140   11,503     8,885
Income tax provision               15,010    9,826    6,770    5,334     4,330
                                 -------- -------- -------- --------  --------
Income before cumulative effect
 of accounting change(1)           22,460   14,509   10,370    6,169     4,555
Cumulative effect of accounting
 change(1)                            --       --       --       --      2,408
                                 -------- -------- -------- --------  --------
Net income                       $ 22,460 $ 14,509 $ 10,370 $  6,169  $  6,963
                                 ======== ======== ======== ========  ========
Income before cumulative effect
 of accounting change per
 share(2):
 Basic                              $0.97    $0.69    $0.53    $0.31     $0.23
 Diluted                            $0.93    $0.66    $0.51    $0.30     $0.22
Net income per share(2):
 Basic                              $0.97    $0.69    $0.53    $0.31     $0.35
 Diluted                            $0.93    $0.66    $0.51    $0.30     $0.33
Shares used in per share
 computation:
 Basic                             23,164   21,178   19,452   19,798    20,010
 Diluted                           24,203   22,075   20,159   20,622    20,816

                                                   DECEMBER 31,
                                   --------------------------------------------
                                     1997     1996     1995     1994     1993
                                   -------- -------- -------- -------- --------
                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
Cash                               $  2,787 $  8,452 $  6,627 $  1,966 $  8,158
Working capital                      49,709   37,041   23,440   11,454   20,029
Total Assets                        238,619  205,559  180,450  157,331  140,922
Long-term debt less current por-
 tion(3)                              5,453    5,647   51,155   37,647   40,167
Stockholders' equity                131,361  115,333   46,590   39,861   35,633

--------
(1) In 1993, the Company adopted SFAS 109, resulting in an accumulated credit to income for an adjustment in the calculation of income tax expense.
(2) The Company has presented earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). All previously reported amounts were restated to conform to SFAS
     128. In addition, pursuant to Securities and Exchange Commission ("SEC") guidelines, earnings per share for all periods prior to the IPO have been restated in accordance with SEC Staff Accounting Bulletin No. 98 (SAB 98). See Notes 2 and 11 of Notes to Consolidated Financial Statements. Prior to the adoption of SFAS 128 and SAB 98, earnings per share were $0.93, $0.64, $0.49, $0.28 and $0.31 in 1997, 1996, 1995, 1994 and 1993, respectively.
(3)  See Note 5 of Notes to Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The statements that are not historical fact or that are not statements of current status are forward-looking statements. The Company's future results may differ significantly from the results and forward-looking statements discussed in this Report. See "Factors That May Affect Future Results."

OVERVIEW

  Founded in 1969, the Company is a leading global provider of customer management software and services to the communications and other service industries. The Company's revenues are derived primarily from providing software to cable television and multi-service providers world-wide, and bill processing services to cable television, telecommunications, financial services, utilities and other service industries, Software and bill processing services are generally offered to the North American cable television providers under bundled service arrangements. Outside North America software is generally sold exclusive of the bill processing. Most of the Company's revenue is based on the number of subscribers or end-users of the Company's clients, the number of billing statements mailed and/or the number of images produced under contracts with terms ranging from three to seven years. Clients are billed monthly, generally based on the number of end-users they serve. As a result, a significant portion of the Company's revenue is recurring and increases as the service provider's customer base grows. In 1997, the Company's revenue totaled $299.3 million, of which over 70% was generated from companies which have been clients of USCS for three or more years.

  Over the three years ended December 31, 1997, the Company's revenue from software and services has increased at an average rate of 20% and has grown from 86% of revenue in 1995 to over 92% in 1997. Revenue from selling computer hardware and providing associated maintenance and leasing services has been declining as a percentage of total revenue. Revenue from these activities represented 14% of total revenues in 1995 and had declined to less than 8% of total revenue in 1997.

  The Company sells its software and services to cable television and multi-service providers in North America and the U.K. primarily through a direct sales force. Outside of North America and the U.K., the Company markets its software primarily through strategic alliances with companies specializing in system integration or computer hardware manufacturing that are capable of providing local sales and support. Building and maintaining relationships with its clients is an important part of the Company's strategy because selling cycles can extend a year longer. The Company has committed increased resources to the diversification of its customer base, focusing primarily on international, multi-service, telecommunications and other high volume markets because it believes these represent opportunities to grow at rates greater than, and decrease its dependence upon, the U.S. cable television marketplace.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the Company's consolidated statements of operations and the percentage of revenue represented by each line item (dollars in thousands):

                                                                             THREE MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,                     DECEMBER 31,
                         ----------------------------------------------  ----------------------------
                              1997            1996            1995           1997           1996
                         --------------  --------------  --------------  -------------  -------------
Revenue:
 Software and services:
 Customer management     $157,151  52.5% $138,157  52.5% $116,855  51.0% $42,071  51.0% $34,789  49.7%
 Bill Processing          118,912  39.7   102,691  39.0    80,427  35.1   31,995  38.7   29,709  42.4
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
  Total                   276,063  92.2   240,808  91.5   197,282  86.1   74,066  89.7   64,498  92.1
 Equipment sales and
  services                 23,283   7.8    22,366   8.5    31,981  13.9    8,489  10.3    5,532   7.9
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
  Total revenue           299,346 100.0   263,214 100.0   229,263 100.0   82,555 100.0   70,030 100.0
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
Cost of revenue:
 Software and services:
 Customer management       72,120  24.1    73,408  27.9    66,465  29.0   18,450  22.4   18,056  25.8
 Bill Processing           86,636  28.9    74,335  28.2    61,237  26.7   23,789  28.8   20,206  28.8
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
  Total                   158,756  53.0   147,743  56.1   127,702  55.7   42,239  51.2   38,262  54.6
 Equipment sales and
  services                 14,192   4.8    13,180   5.0    19,538   8.5    6,130   7.4    3,085   4.4
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
  Total cost of revenue   172,948  57.8   160,923  61.1   147,240  64.2   48,369  58.6   41,347  59.0
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
Gross profit              126,398  42.2   102,291  38.9    82,023  35.8   34,186  41.4   28,683  41.0
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
Operating expenses:
 Research and develop-
  ment                     30,034  10.0    25,140   9.5    17,815   7.8    7,980   9.6    6,840   9.8
 Selling, general and
  administrative           58,340  19.5    49,631  18.9    42,102  18.3   16,079  19.5   13,519  19.3
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
  Total operating ex-
   penses                  88,374  29.5    74,771  28.4    59,917  26.1   24,059  29.1   20,359  29.1
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
Operating income           38,024  12.7    27,520  10.5    22,106   9.7   10,127  12.3    8,324  11.9
Interest expense, net         554   0.2     3,185   1.3     4,966   2.2       90   0.1       79   0.1
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
Income before income
 taxes                     37,470  12.5    24,335   9.2    17,140   7.5   10,037  12.2    8,245  11.8
Income tax provision       15,010   5.0     9,826   3.7     6,770   3.0    4,023   4.9    3,470   5.0
                         -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
Net income               $ 22,460   7.5% $ 14,509   5.5% $ 10,370   4.5% $ 6,014   7.3% $ 4,775   6.8%
                         ======== =====  ======== =====  ======== =====  ======= =====  ======= =====

  The following table sets forth revenue and percentage of revenue by line item exclusive of a discontinued customer, revenue of a discontinued customer and total revenue (dollars in thousands):

                                                                            THREE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,                     DECEMBER 31,
                        ----------------------------------------------  ----------------------------
                             1997            1996            1995           1997           1996
                        --------------  --------------  --------------  -------------  -------------
Revenue:
 Software and services:
 Customer management    $113,773  38.0% $ 95,382  36.2% $ 81,069  35.4% $30,817  37.3% $22,347  31.9%
 Bill processing         117,186  39.2   100,897  38.4    77,545  33.8   31,317  37.9   29,154  41.7
Equipment sales and
 services                 15,285   5.1    11,284   4.3    23,362  10.2    6,655   8.1    2,473   3.5
                        -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
  Total                  246,244  82.3   207,563  78.9   181,976  79.4   68,789  83.3   53,974  77.1
Discontinued customer     53,102  17.7    55,651  21.1    47,287  20.6   13,766  16.7   16,056  22.9
                        -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
  Total                 $299,346 100.0% $263,214 100.0% $229,263 100.0% $82,555 100.0% $70,030 100.0%
                        ======== =====  ======== =====  ======== =====  ======= =====  ======= =====

 REVENUE

  Revenue is derived primarily from providing customer management software and services to cable television and multi-service providers in more than 20 countries and from providing bill processing services primarily to telecommunications companies in the U.S. Software and bill processing services to cable television and multi-service providers are provided generally under bundled service arrangements. In addition, the Company sells computer hardware and associated maintenance and leasing services to cable television service providers in connection with providing the Company's software and provides design, printing and graphics services in connection with its bill processing services. Most of the software and services revenue is based on the number of end-users of the services of the Company's clients, the number of bills mailed and/or the number of images produced under long-term contracts, which usually have terms ranging from three to seven years. The Company generally recognizes software and bill processing services revenue (collectively referred to as "software and services revenue") as services are performed. Certain of the Company's software licenses provide for fixed or minimum fees. Fixed fees and the present value of minimum fees under software licenses are recognized as revenue upon installation. Such amounts have not been material. Most contracts include provisions for inflation-based adjustments, including changes in paper costs.

  Total revenue increased by 18% to $82.6 million in the fourth quarter of 1997 from $70.0 million in the comparable quarter in 1996. The 1996 fourth quarter revenue increased by 10% over 1995 fourth quarter revenue of $63.4 million. The increase in the 1997 fourth quarter was attributable to growth in revenue from software and services of $9.6 million or 15% and an increase in equipment sales and services revenue of $3.0 million or 53% over the same period in 1996.

  In 1997, total revenue increased by 14% to $299.3 million from $263.2 million in 1996. The growth was the result of a 15% increase in software and services revenue and a 4% increase in equipment sales and services. Total revenue for 1996 increased by 15% to $263.2 million from $229.3 million in 1995. The growth in 1996 revenue is primarily the result of the increase in software and services revenue of $43.6 million or 22%, partially offset by a decrease in equipment sales and services revenue of $9.6 million.

  TCI represented approximately 17% and 18% of the Company's revenue in the fourth quarter and year ended December 31, 1997, respectively, and 23% and 21% in the same periods in 1996, respectively. More than two years ago, TCI announced and began development of an in-house system to replace the Company's customer management software. On August 11, 1997, TCI informed the Company that it had agreed to sell its partially developed in-house system to a competitor and was going to enter into an exclusive long-term contract for customer management software with that competitor. Under the contract between TCI and the Company, which expires on December 31, 1999, TCI may remove subscribers after giving ninety days' notice without significant economic penalty. Although TCI has not provided the Company with a definitive schedule for conversion of the TCI subscribers to the competitor's software, the conversions have begun and it is believed that TCI and the competitor wish to complete the transfer by the end of 1998. TCI revenue has declined as a percentage of total revenue to 18% in 1997 from 21% in both 1996 and 1995. Also, it has declined in absolute dollars from $55.7 million in 1996 to $53.1 million in 1997 or 5%, primarily from a reduction in the number of subscribers serviced by TCI and in services purchased by TCI. The Company intends to mitigate the impact of this by aggressively pursuing other domestic and international opportunities and to allocate the Company's resources to other existing or new customers. If these efforts are not fully successful in mitigating the loss of TCI business, the Company believes that it has sufficient financial resources and borrowing ability to meet its obligations and fulfill its customer commitments during and after the conversion period. To the extent the Company is not successful in generating additional revenue to offset the expected decline in revenue from TCI, such decline in revenue could have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

  Customer management software and services revenue, exclusive of TCI revenue, increased by 38% to $30.8 million in the fourth quarter of 1997 from $22.3 million in the comparable 1996 quarter. Bill processing revenue as a stand-alone service increased by 7% to $31.3 million in the fourth quarter of 1997 from $29.2 million in the comparable quarter of the prior year. Equipment sales and services revenue increased to $6.7 million in the fourth quarter of 1997 from $2.5 in the fourth quarter of 1996.

  Total revenue in 1997, exclusive of TCI revenue, increased by 19% to $246.2 million from $207.6 million in 1996. Revenue in 1996, exclusive of TCI, increased by 14% over 1995 revenue of $182.0 million. The increase in 1997 was attributable to growth in revenue from customer management software and services of $18.4 million or 19%, bill processing software and services of $16.3 million or 16%, and an increase in equipment sales and services revenue of $4 million or 35%. Customer management software and services revenue, exclusive of TCI revenue, increased by 18% to $95.4 million in 1996 from $81.1 million in 1995. Bill processing software and services revenue increased by 30% to $100.9 million in 1996 from $77.5 million in 1995. Equipment sales and services revenue declined to $11.3 million in 1996 from $23.4 million in 1995.

  Growth in customer management software and services revenue for the fourth quarter and the year ended December 31, 1997 compared to the same periods in 1996, exclusive of TCI revenue, came primarily from sales of additional services, increases in the number of subscribers of existing and new clients in the U.S. and international markets, increases in prices allowed by existing contracts, and migration of clients to higher-priced services. Growth in bill processing revenue was derived primarily from the sale of additional services, an increase in the volume of statements and images produced because of the internal growth of customers and the acquisition of new customers. The increase in equipment sales and services revenue was primarily the result of unusually high demand for additional equipment in the fourth quarter of 1997.

  The increase in revenue in customer management software and services for the year ended December 31, 1996 compared to the same period in 1995, exclusive of TCI revenue, was the result of sales of additional services, increases in prices allowed by existing contracts, migration of clients to higher-priced services and growth in international revenue. Bill processing software and services revenue increased in the 1996 year compared to the 1995 year because of an increase in the volume of statements and images produced due to the internal growth of existing customers, acquisition of new customers, increases in prices allowed by existing contracts and the sale of additional services. The decline in equipment sales and services in 1996 compared to 1995 was expected and was the result of lower equipment sales as a result of market condition changes.

  Three significant clients, including TCI, accounted for $119.8 million, $121.7 million and $104.0 million or 40%, 47% and 46% of total revenue in 1997, 1996 and 1995, respectively. See "Products And Services--Clients" and "Factors That May Affect Future Results" regarding these clients and other factors that may impact future revenue.

 COST OF REVENUE AND GROSS PROFIT

  Cost of software and services revenue consists primarily of direct labor, equipment-related expenses, cost of materials such as paper, and facilities expense. Cost of equipment sales and services revenue consists primarily of computer hardware purchased for resale or lease and third-party maintenance.

  The Company's gross profit margin of approximately 41% in the fourth quarter of 1997 was unchanged from the fourth quarter of 1996. Software and services gross profit margin increased to 43% in the fourth quarter of 1997 from 41%. Customer management software and services gross profit margin increased to 56% in the fourth quarter of 1997 from 48%. Bill processing services gross profit margin decreased to 26% in the fourth quarter of 1997 from 32%. The gross profit margin on equipment-related revenue decreased to 28% in the fourth quarter of 1997 from 44%.

  For the year, the Company's gross profit margin in 1997 increased to approximately 42% from approximately 39% in 1996. The gross profit margin in 1995 was 36%. Software and services gross profit margin increased to 42% in 1997 from 39% in 1996 and 35% in 1995. Customer management software and services gross profit margin increased to 54% in 1997 from 47% in 1996 and 43% in 1995. Bill processing services gross profit margin slightly declined to approximately 27% in 1997 from 28% in 1996. Bill processing services gross margin was 24% in 1995. The gross profit margin on equipment sales and service revenue was 39% in 1997 versus 41% in 1996 and 39% in 1995.

  The gross margin increases in customer management software and services are attributed to economies of scale associated with increased revenue, productivity improvements as well as cost containment efforts. The decline in 1997 and fourth quarter of bill processing services gross margin is attributed to costs associated with facility expansion, the improvement and expansion of certain bill processing lines and new customer conversions. Gross margins on equipment sales and services typically vary based on the mix of equipment sales and services and underlying demand. The decline in the 1997 fourth quarter equipment gross margin in comparison to the same period in the prior year was primarily attributable to significant volume discounting.

 RESEARCH AND DEVELOPMENT

  Research and development costs relate primarily to ongoing product development and consist of personnel costs, consulting, testing, supplies, facilities and depreciation expenses. Once the product under development reaches technological feasibility, the development expenditures are capitalized and amortized. See Note 2 of Notes to Consolidated Financial Statements.

  Research and development expense was $8.0 million or 10% of revenue in the fourth quarter of 1997 compared to $6.8 million or also 10% of revenue and $5.1 million or 8% of revenue for the same periods in 1996 and 1995, respectively. For the year ended December 31, 1997, research and development expense was $30.0 million or 10% of revenue compared to $25.1 million or 10% of revenue and $17.8 million or 8% of revenue for the same periods in 1996 and 1995, respectively. The increased expenditures are attributable to the Company's commitment to the development of new products and enhancements to existing products.

 YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

  The Company has identified, assessed and remedied some known "Year 2000" date issues and is continuing to identify, assess and evaluate the full scope of this issue as it relates to its software products, infrastructure-related hardware and software, and third-party products. While identification and assessment is an ongoing process, the Company believes, based on current known information, that it can effectively mitigate any "Year 2000" date issues, dependent upon cooperation from third parties. However, such modification of software products, infrastructure-related hardware and software and third-party products is subject to all the risks of development. If the Company's efforts and/or third parties are not successful in the timely mitigation of "Year 2000" issues, the impact on the Company would be significant.

  The cost of remediating "Year 2000" issues has not been determined; however, management believes the cost of this effort will not have a material adverse effect on the Company's results of operations. However, there can be no assurance that the software or systems of other companies, on which certain of the Company's software and systems rely, will be timely converted, or that a failure to convert by another company would not have a material adverse effect on the Company.

 SELLING, GENERAL AND ADMINISTRATIVE

  Selling expenses consist of compensation for sales and marketing personnel including commissions and related bonuses, travel, trade shows and promotional expenses. General and administrative expenses consist of compensation for administration, finance and general management personnel, as well as legal and accounting fees.

  Total selling, general and administrative expenses increased by 19% in the fourth quarter of 1997 in comparison to the fourth quarter of 1996 and 18% for the 1997 year compared to 1996. Selling and marketing expenditures increased by 30% in the fourth quarter of 1997 compared to the forth quarter of 1996 and 26% for the 1997 year compared to 1996. As a percentage of revenue, selling and marketing expenditures increased by approximately 1% in 1997 compared to 1996. In 1996, total sales and marketing expenditures increased by 29% in comparison to 1995 and, as a percentage of revenue, increased by approximately 1%. The increase in sales and marketing expenditures was primarily because of the addition of sales and marketing personnel and additional resources to support increased sales and marketing activities in the international, multi-service and telecommunications markets as well as the expansion into other service industries such as financial services and transportation and the introduction of electronic bill presentment services.

  General and administrative expenses for the fourth quarter and year increased approximately 11% in 1997 compared to 1996. The increase in general and administrative expenses is attributable to support for the increased selling and marketing efforts, ongoing expansion into international markets as well as costs related to general company growth. General and administrative expenses increased by 11% in 1996 compared to 1995 related to costs to support higher levels of sales and marketing activity in both the domestic and international markets, general company expansion, and the costs associated with being a publicly held entity. As a percentage of revenue, general and administrative expense in the fourth quarter and years 1997 and 1996 did not change from comparable prior periods.

 INTEREST EXPENSE

  Interest expense consists of interest on borrowings under revolving credit agreements, revenue bonds pertaining to certain of the Company's facilities and notes and credit agreements related to the Company's leasing subsidiary.

  Interest expense for the 1997 year decreased by $2.6 million, or 83% compared to the same period in 1996. Proceeds of the IPO in 1996 were utilized to pay down existing debt and resulted in decreased interest expense on a comparative basis.

 INCOME TAXES

  The Company's provision for income taxes represents estimated federal, state and foreign income taxes. The income tax rate for the fourth quarter was 40%, approximately two percentage points lower than the 1996 comparable quarter. An additional tax provision was made in the fourth quarter of 1996 resulting in an annual rate of approximately 40%. The income tax rate was approximately 40% in 1997, 1996 and 1995.

 NET INCOME

  Net income increased by $1.2 million or 26% in the fourth quarter of 1997 compared to the same quarter in 1996. In 1997, net income increased to $22.5 million or 55% over 1996 net income of $14.5 million. Earnings per share for the year was $0.93 per share (diluted) in 1997 compared to $0.66 per share (diluted) in 1996. This represents a 41% increase despite a 10% increase in the number of shares outstanding in 1997 over 1996. The increase in net income for the fourth quarter and 1997 year compared to 1996 is attributable to the factors cited above. Net income and earnings per share increased by 40% and 29%, respectively, in 1996 compared to 1995 due to higher earnings despite a 10% increase in shares used in the calculation. Earnings per share calculations were made in accordance with recently effective accounting and SEC standards and bulletins. See Note 11 of Notes to Consolidated Financial Statements.

FINANCIAL CONDITION AND LIQUIDITY

  The Company's financial condition and liquidity remained strong in 1997. The Company continues to reduce its debt and repurchase stock because of positive operating cash flow. Total long-term debt, including the current portion, was $9.3 million as of December 31, 1997 compared to $10.4 million at December 31, 1996. Of the debt outstanding at December 31, 1997, $5.3 million pertains to the Company's leasing subsidiary and is collaterlized, without recourse, by rents receivable. As of December 31, 1997, the Company had an available $50 million line of credit against which the Company had borrowed $4 million at the end of 1997. Total capital expenditures in 1997 were $34.6 million compared to $29.4 million in 1996. The increase is primarily related to the expansion of the Company's bill processing facilities. In addition, the Company, in 1997, has expended approximately $10.2 million for the repurchase of stock. The repurchases will be used to meet stock issuance obligations under the Company's incentive stock option, employee stock purchase, and 401(k) retirement plans.

  The Company collects from its clients and remits to the U.S. Postal Service a significant amount of postage. Substantially all contracts allow the Company to pre-bill and/or require deposits from its clients to mitigate the effect on cash flow. As of December 31, 1997 and 1996, accounts receivable were $97.7 million and $73.5 million, respectively, including $25.7 million and $21.5 million in amounts due from clients for postage. Accounts receivable, net of postage, increased in 1997 by approximately $20 million or 38% primarily because of the increase in revenue and significant fourth quarter equipment sales for which payments were received after year end.

  The Company continues to make significant investments in capital equipment, facilities, research and development as well as to expand into new domestic and international markets. The Company believes that net cash from operations and the Company's borrowing availability will be sufficient to support operations through the next twelve months.

FACTORS THAT MAY AFFECT FUTURE RESULTS

  A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, changes in the global communications market, concentration in the cable television market, the Company's ability to retain existing customers and attract new customers in the global communications market, as well as other high-volume service industries, the Company's continuing ability to develop products that are responsive to the evolving needs of its customers, increased competition, changes in operating expenses, changes in government regulation of the Company's customers and general economic factors in the U.S. as well as the international marketplace.

 CHANGING COMMUNICATIONS MARKET AND DEVELOPMENT OF SOFTWARE AND SERVICES

  The communications market is characterized by rapid technological developments, changes in client requirements, evolving industry standards and frequent new product introductions. The Company's future success will depend, in part, upon its ability to enhance its existing applications, develop and introduce new products that take advantage of technological advances and respond promptly to new client requirements and evolving industry standards. The Company has expended considerable funds to develop products to serve the changing communications market. If the communications market grows or converges more slowly than anticipated or the Company's products and services fail to achieve market acceptance, there could be a material adverse effect on the financial condition and results of operations of the Company.

  The Company's development projects are subject to all of the risks associated with the development of new software and other products based on innovative technologies. The failure of such development projects could have a material adverse effect on the financial condition and results of operations of the Company.

 DEPENDENCE ON THE CABLE TELEVISION MARKET

  Although the Company's current strategy is to address the needs of the global communications market and other high volume service providers, the Company is highly dependent on the cable television market. In both 1997 and 1996, more than 60% of the Company's revenue was derived from sales to cable television service providers. Although the cable television industry outside of North America is generally expanding, the number of providers of cable television service in the U.S. has been declining, due to industry consolidation, resulting in a reduction of the number of potential cable television clients in the U.S. As the number of companies serving the available subscriber base decreases, the loss of a single client could have a greater adverse impact on the Company than in the past. Even if the number of clients remains the same, a decrease in the number of subscribers served by the Company's cable television clients would result in lower revenue for the Company. Furthermore, a decrease in the number of cable subscribers or any adverse development in the cable television market could have a material adverse effect on the financial condition and results of operations of the Company.

 CONCENTRATION OF CLIENT BASE

  Aggregate revenue from the Company's ten largest clients accounted for approximately 68% of total revenue. Loss of all or a significant part of the business of any of these clients or a decrease in their respective customer bases would have a material adverse effect on the financial condition and results of operations of the Company. Three of the Company's clients represented approximately 40% and 47% of total revenue in 1997 and 1996, respectively. See "Business--Clients" regarding these clients and other factors that may impact future revenue.

 VARIABILITY OF QUARTERLY OPERATING RESULTS

  The Company's quarterly and annual operating results may fluctuate from quarter-to-quarter and year-to-year depending on various factors, including the impact of significant start-up costs associated with initiating the delivery of contracted services to new clients, the hiring of additional staff, new product development and other expenses, introduction of new products by competitors, pricing pressures, the evolving and unpredictable nature of the markets in which the Company's products and services are sold and general economic conditions.

 YEAR 2000 COMPLIANCE

  The cost of remediating "Year 2000" issues has not been determined; however, management believes that the cost of this effort will not have a material adverse effect on the Company's results of operations. However, there can be no assurance that the software or systems of other companies, on which certain of the Company's software and systems rely, will be timely converted, or that a failure to convert by another company would not have a material adverse effect on the Company. See "Management's Discussion and Analysis Of Financial Condition And Results Of Operations--Year 2000 Compliance."

 NEW PRODUCTS, RAPID TECHNOLOGICAL CHANGES AND COMPETITION

  The market for the Company's products and services is highly competitive, and competition is increasing as additional market opportunities arise. The Company believes its most significant competitors for customer management software and services are independent providers of such software and services and in-house systems.

  A client that accounted for approximately 6% of total revenue in 1997 orally advised the Company more than two years ago that it may move to an alternate solution for its customer management software requirements. Through 1997, no transfers of this customer's business to this alternate solution have been made. The Company believes its relations with this customer, as well as its other customers, are good.

  In addition, competitive factors could influence or alter the Company's overall revenue mix between customer management software, services, including bill processing services, and equipment sales and leasing. Any of these events could have a material adverse effect on the financial condition and results of operations, including gross profit margins, of the Company.

 ELECTRONIC BILL PRESENTMENT

  The Company's bill processing business is dependent on its ability to design, handle, print and distribute via first class mail paper-based statements and related materials. A number of companies, many with resources greater than the Company, are developing and introducing electronic bill presentment services that could reduce, if not eliminate, the need for paper statements.

  The Company has introduced products and has formed alliances with other companies for the introduction, marketing and deployment of electronic bill presentment and other electronic services. The maintenance of the Company's paper statement expertise, successful development and marketing of electronic services and rate of customer acceptance of such services are all subject to the technological, competitive and market condition risks discussed in various sections of "Factors That May Affect Future Results."

 CLIENT FAILURE TO RENEW OR UTILIZE CONTRACTS

  Substantially all of the Company's revenue is derived from the sale of services or products under long-term contracts with its clients. The Company does not have the unilateral option to extend the terms of such contracts upon their expiration. In addition, certain of the Company's contracts do not require clients to make any minimum purchase. Others require minimum purchases that are substantially below the current level of business under such contracts, and all such contracts are cancelable by clients under certain conditions. The failure of clients to renew contracts, a reduction in usage by clients under any contracts or the cancellation of contracts could have a material adverse effect on the Company's financial condition and results of operations.

 INTERNATIONAL BUSINESS ACTIVITIES

  The Company's strategy to diversify its customer base includes the selling of its products in a variety of international markets. To date, the Company's primary customer management software has been installed in more than 20 countries. Generally, the Company operates in U.S. dollars, which reduces but does not eliminate exposure to the adverse impact of currency fluctuations. Currently, more that 5% of the Company's customer management software and services revenue comes from international sources, and the Company is expanding its international presence, primarily through third party marketing and distribution alliances. The Company's current and proposed international business activities are subject to certain inherent risks, including but not limited to, specific country, regional or global economic conditions, exchange rate fluctuation and its impact on liquidity, changes in the national priorities of any given country and cultural differences. There can be no assurance that such risks will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, operating results and financial condition.

 DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company relies on a combination of patent, trade secret and copyright laws, nondisclosure agreements, and other contractual and technical measures to protect its proprietary technology. There can be no assurance that these provisions will be adequate to protect its proprietary rights. Although the Company believes that its products and services do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company or the Company's clients.

  The Company has been advised by a cable customer that a third party has orally asserted that patents held by the third party may be infringed by the customer's use of interactive computer telephony systems, and that, should it become necessary, the customer would seek indemnification from the Company. To the best of the Company's knowledge, no legal proceedings with regard to this matter have been instituted against the customer or the Company as of the date of this Report. The Company believes that it has a substantial defense against the third party's patent infringement claims, and the Company does not believe that efforts by the third party to enforce the patents against the Company or its clients are likely to have a material adverse effect on the Company's financial position, results of operations or cash flows. There can be no assurance, however, that such claims, if brought, would not have a material adverse effect on the Company.

 MANAGEMENT OF GROWTH AND ATTRACTION AND RETENTION OF KEY PERSONNEL

  Management of the Company's growth may place a considerable strain on the Company's management, operations and systems. The Company's ability to execute its business strategy will depend in part upon its ability to manage the demands of a growing business. Any failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company's future success depends in large part on the continued service of its key management, sales, product development and operational personnel. The Company believes that its future success also depends on its ability to attract and retain skilled technical, managerial and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for qualified personnel is intense. The Company has from time to time experienced difficulties in recruiting qualified skilled technical personnel. Failure by the Company to attract and retain the personnel it requires could have a material adverse effect on the financial condition and results of operations of the Company.

 GOVERNMENT REGULATION

  The Company's existing and potential clients are subject to extensive regulation, and certain of the Company's revenue opportunities may depend on continued deregulation in the world-wide communications industry. In addition, the Company's clients are subject to certain regulations governing the privacy and use of the customer information that is collected and managed by the Company's products and services. Regulatory changes that adversely affect the Company's existing and potential clients could have a material adverse effect on the financial condition and results of operations of the Company.

 VOLATILITY OF STOCK PRICE

  Although the Company believes that it has the product offerings and resources needed for continuing success, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its operations. The Company's stock price, like that of other technology companies, is subject to significant volatility. The announcement of new products, services or technologies by the Company or its competitors, quarterly variations in the Company's results of operations, changes in revenue or earnings estimates by the investment community and speculation in the press or investment community are among the factors affecting the Company's stock price. In addition, the stock price may be affected by general market conditions and domestic and international macroeconomic factors unrelated to the Company's performance. Because of the foregoing reasons, recent trends should not be considered reliable indicators of future stock prices or financial results.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  Index to Consolidated Financial Statements andFinancial Statement Schedules

                                                                        PAGE
                                                                        ----
Report of Management                                                     24
Report of Independent Accountants                                        25
Consolidated Balance Sheets as of December 31, 1997 and 1996             26
Consolidated Statements of Operations for the years ended December 31,
 1997, 1996 and 1995                                                     27
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1997, 1996 and 1995                                        28
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1996 and 1995                                                     29
Notes to Consolidated Financial Statements                               30
Quarterly Financial Information (Unaudited)                              41

REPORT OF MANAGEMENT

Stockholders of
USCS International, Inc.

  The Company's management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and reflect the effects of certain estimates and judgments made by management.

  Management maintains an effective system of internal control that is designed to provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed in accordance with management's authorization. The system is continuously monitored by direct management review and by internal audit. The Company selects and trains qualified people who are provided with and expected to adhere to the Company's standards of business conduct. These standards, which set forth the highest principles of business ethics and conduct, are a key element of the Company's control system. It is management's responsibility to proactively foster an environment conducive to these principles.

  The Company's consolidated financial statements have been audited by Price Waterhouse LLP, independent accountants. Their audits were conducted in accordance with generally accepted auditing standards and included a review of financial controls and such tests of accounting records and procedures as they considered necessary in the circumstances. Management made available to them all of the Company's financial records and data. Management believes that all representations made to Price Waterhouse LLP were valid.

  The Audit Committee of the Board of Directors meets regularly with management and the independent accountants to review accounting, reporting, auditing and internal control matters. The committee has direct and private access to external auditors.

         /s/ James C. Castle                     /s/ Douglas L. Shurtleff
By:                                       By:
  _________________________________          _________________________________
           James C. Castle                         Douglas L. Shurtleff,
     Chief Executive Officer and             Senior Vice President of Finance
      Chairman of the Board of                  and Chief Financial Officer
   Directors (Principal Executive              (Principal Financial Officer)
              Officer)

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of USCS International, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of USCS International, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

-------------------------------------
Price Waterhouse LLP

Sacramento, California
February 6, 1998

                            USCS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                             DECEMBER 31,
                                                           ------------------
                                                             1997      1996
                                                           --------  --------
                         ASSETS
Current Assets:
  Cash                                                     $  2,787  $  8,452
  Accounts receivable, net                                   97,654    73,458
  Current portion of net investment in leases (note 9)        5,892     4,922
  Paper products and other inventory                          4,573     4,418
  Other                                                       9,853     8,972
                                                           --------  --------
    Total current assets                                    120,759   100,222
Property and equipment, net (note 3)                        101,631    94,350
Net investment in leases, net of current portion (note 9)     4,686     6,252
Other                                                        11,543     4,735
                                                           --------  --------
    Total assets                                           $238,619  $205,559
                                                           ========  ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses (note 3)           $ 62,656  $ 48,975
  Current portion of long-term debt (note 5)                  3,865     4,772
  Deferred revenue                                            4,529     9,434
                                                           --------  --------
    Total current liabilities                                71,050    63,181
Long-term debt, net of current portion (note 5)               5,453     5,647
Customer deposits                                            18,170    12,752
Other liabilities                                            12,585     8,646
                                                           --------  --------
    Total liabilities                                       107,258    90,226
                                                           --------  --------
Commitments and Contingencies (note 6)
Stockholders' Equity:
  Preferred Stock, $.05 par value, 10,000,000 shares
   authorized;
   no shares issued and outstanding                             --        --
  Common Stock, $.05 par value Authorized 40,000,000
   shares; 23,427,582 shares issued and 22,947,233 shares
   outstanding at December 31, 1997 and 23,068,826 shares
   issued and outstanding at December 31, 1996                1,171     1,153
  Additional paid-in capital                                 56,504    53,902
  Retained earnings                                          82,897    60,437
  Treasury stock                                             (9,047)      --
  Foreign currency translation adjustment                      (164)     (159)
                                                           --------  --------
    Total stockholders' equity                              131,361   115,333
                                                           --------  --------
    Total liabilities and stockholders' equity             $238,619  $205,559
                                                           ========  ========

    The accompanying notes are an integral part of the financial statements.

                               USCS INTERNATIONAL

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                         FOR THE YEARS ENDED
                                             DECEMBER 31,
                                      --------------------------
                                        1997     1996     1995
                                      -------- -------- --------
Revenue:
  Software and services:
    Customer management               $157,151 $138,157 $116,855
    Bill processing                    118,912  102,691   80,427
                                      -------- -------- --------
      Total                            276,063  240,848  197,282
  Equipment sales and services          23,283   22,366   31,981
                                      -------- -------- --------
      Total revenue                    299,346  263,214  229,263
                                      -------- -------- --------
Cost of revenue:
  Software and services:
    Customer management                 72,120   73,408   66,465
    Bill processing                     86,636   74,335   61,237
                                      -------- -------- --------
      Total                            158,756  147,743  127,702
  Equipment sales and services          14,192   13,180   19,538
                                      -------- -------- --------
      Total cost of revenue            172,948  160,923  147,240
                                      -------- -------- --------
Gross profit                           126,398  102,291   82,023
                                      -------- -------- --------
Operating expenses:
  Research and development              30,034   25,140   17,815
  Selling, general and administrative   58,340   49,631   42,102
                                      -------- -------- --------
      Total operating expenses          88,374   74,771   59,917
                                      -------- -------- --------
Operating income                        38,024   27,520   22,106
Interest expense, net                      554    3,185    4,966
                                      -------- -------- --------
Income before income taxes              37,470   24,335   17,140
Income tax provision (note 7)           15,010    9,826    6,770
                                      -------- -------- --------
Net income                            $ 22,460 $ 14,509 $ 10,370
                                      ======== ======== ========
Earning per share (notes 10 and 11):
  Basic                               $   0.97 $   0.69 $   0.53
  Diluted                             $   0.93 $   0.66 $   0.51
Weighted average common shares and
 equivalents:
  Basic                                 23,164   21,178   19,452
  Diluted                               24,203   22,075   20,159

    The accompanying notes are an integral part of the financial statements.

                            USCS INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                            COMMON STOCK
                          ------------------
                                                                               FOREIGN
                                              ADDITIONAL                      CURRENCY
                          NUMBER OF    PAR     PAID-IN   RETAINED  TREASURY  TRANSLATION
                            SHARES    VALUE    CAPITAL   EARNINGS   STOCK    ADJUSTMENT
                          ----------  ------  ---------- --------  --------  -----------
Balance, January 1, 1995  19,378,143  $  969   $   --    $39,185   $   --       $(293)
  Issuance of common
   stock                     708,393      35     1,608       --        --         --
  Repurchase of common
   stock                  (1,044,521)    (52)   (1,608)   (3,589)      --         --
  Translation adjustment         --      --        --        --        --         (35)
  Net income                     --      --        --     10,370       --         --
                          ----------  ------   -------   -------   -------      -----
Balance, December 31,
 1995                     19,042,015     952       --     45,966       --        (328)
  Issuance of common
   stock                   4,034,240     201    53,902       --        --         --
  Repurchase of common
   stock                      (7,429)    --        --        (38)      --         --
  Translation adjustment         --      --        --        --        --         169
  Net income                     --      --        --     14,509       --         --
                          ----------  ------   -------   -------   -------      -----
Balance, December 31,
 1996                     23,068,826   1,153    53,902    60,437       --        (159)
  Issuance of common
   stock                     358,756      18     1,451       --        --         --
  Purchase of treasury
   stock                    (541,595)    --        --        --    (10,237)       --
  Issuance of treasury
   stock                      61,246     --       (849)      --      1,190        --
  Stock option income
   tax benefit                   --      --      2,000       --        --         --
  Translation adjustment         --      --        --        --        --          (5)
  Net income                     --      --        --     22,460       --         --
                          ----------  ------   -------   -------   -------      -----
Balance, December 31,
 1997                     22,947,233  $1,171   $56,504   $82,897   $(9,047)     $(164)
                          ==========  ======   =======   =======   =======      =====



    The accompanying notes are an integral part of the financial statements.

                            USCS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                        FOR THE YEARS ENDED DECEMBER 31,
                                        ----------------------------------
                                           1997        1996        1995
                                        ----------  ----------  ----------
Cash flows from operating activities:
  Net income                            $   22,460  $   14,509  $   10,370
  Adjustments to net income:
    Depreciation and amortization           25,060      20,311      16,000
    Loss on disposition of assets              904         583         102
    Changes in operating assets and
     liabilities:
      Accounts receivable                  (24,023)    (13,551)     (8,388)
      Net investment in leases              (8,029)     (7,440)     (7,230)
      Collections on leases                  8,625      10,454      13,745
      Inventory and other assets            (6,129)     (3,782)     (1,456)
      Customer deposits                      5,418        (745)      1,857
      Other liabilities                     15,329       9,526       4,022
                                        ----------  ----------  ----------
Net cash provided by operating
 activities                                 39,615      29,865      29,022
                                        ----------  ----------  ----------
Cash flows from investing activities:
  Capital expenditures, net                (32,579)    (29,397)    (29,231)
  Capitalized software development
   costs, net                               (3,127)       (293)     (2,000)
  Purchase of subsidiary                    (2,046)        --          --
                                        ----------  ----------  ----------
  Net cash used in investing activities    (37,752)    (29,690)    (31,231)
                                        ----------  ----------  ----------
Cash flows from financing activities:
  Net borrowings (paydown) under
   revolving credit agreements               4,000     (30,000)     22,000
  Proceeds from issuance of long-term
   debt                                        --        2,765       4,096
  Payments on long-term debt                (5,101)    (25,180)    (15,620)
  Proceeds from issuance of common
   stock less expenses                       3,469      54,103       1,643
  Repurchase of common stock                   --          (38)     (5,249)
  Purchase of treasury stock, net           (9,896)        --          --
                                        ----------  ----------  ----------
  Net cash (used in) provided by
   financing activities                     (7,528)      1,650       6,870
                                        ----------  ----------  ----------
Net (decrease) increase in cash             (5,665)      1,825       4,661
Cash at beginning of year                    8,452       6,627       1,966
                                        ----------  ----------  ----------
Cash at end of year                     $    2,787  $    8,452  $    6,627
                                        ==========  ==========  ==========
Supplemental Cash Flow Information:
  Cash paid during the year for:
    Interest                            $      871  $    4,595  $    5,145
    Income taxes                            13,106       9,748       4,210

    The accompanying notes are an integral part of the financial statements.

                           USCS INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  USCS International, Inc. (the Company), a Delaware corporation, provides transaction-based comprehensive customer management software and services and bill processing services and solutions to the global communications industry and other high volume services companies and sells, maintains and leases computer systems primarily in North America. The Company generally provides software and bill processing services to cable television and multi-service providers under long-term bundled service contracts. The Company also provides bill processing services on a stand-alone basis primarily to clients in the telecommunications market. In June 1996, the Company completed an initial public offering (IPO) of its common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of intercompany accounts and transactions.

  Financial Statement Preparation--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition--The Company recognizes services revenue monthly as the services are performed. Fixed fees and the present value of minimum fees under software licenses are recognized as revenue upon installation. Variable software license fees are a component of fees billed under bundled service contracts and are recognized as revenue over the life of the license based on usage. Revenue from equipment sales is recognized as equipment is shipped. Income from sales-type leases is recognized as revenue at a constant periodic rate of return on the net investment in the lease. Billing for services in advance of performance is recorded as deferred revenue.

  In November 1997, the AICPA issued Statement of Position No. 97-2 "Software Revenue Recognition" (SOP 97-2), which is effective for fiscal years beginning after December 15, 1997. The Company has evaluated the provisions of SOP 97-2 to have a material impact on the Company's revenue recognition policies.

  Concentration of Credit Risk--Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. A majority of the Company's trade receivables are derived from sales to the cable television and telecommunications industries. The Company performs ongoing credit evaluations of its customer's financial condition and, generally, requires no collateral. The Company maintains an allowance for doubtful accounts on its receivables based upon expected collectibility of all accounts receivable. Uncollectible amounts have not been significant.

  Paper Products and other Inventory--Paper products and other inventory is stated at the lower of standard cost, which approximates actual cost (determined on a first-in, first-out basis), or market.

  Property and Equipment--Property and equipment is recorded at cost. Depreciation and amortization expense is recognized on the declining balance and straight-line methods over useful lives ranging from two to seven years on equipment and thirty-one to forty years on buildings.

  Research and Development--Research and development costs are expensed as incurred and consist primarily of software development costs incurred prior to the achievement of technological feasibility. The Company capitalizes software development costs after the products reach technological feasibility. These costs are amortized on a product-by-product basis using the greater of the amount computed by taking the ratio of current year net revenue to estimated future net revenue or the amount computed by the straight-line method over the estimated useful life of the product. No amortization has been recorded to date. The Company evaluates the net realizable value of capitalized software development costs on a product-by-product basis in accordance with SFAS 86. The cost of custom development that is required by a specific client is charged to cost of revenue.

                           USCS INTERNATIONAL, INC.

  Customer Deposits--The Company requires postage deposits of its clients based on long-term contractual arrangements. The Company does not anticipate repaying in the next year amounts classified as non-current.

  Foreign Currency Translation--The functional currency of the Company's foreign subsidiary is the foreign currency. Adjustments arising from the translation of balance sheets to U.S. dollars at the year-end exchange rates are included in stockholder's equity. Income and expenses are translated at the average prevailing rate during the year.

  Earnings Per Share--The Company has presented earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). All previously reported amounts have been restated to conform to SFAS 128. In addition, pursuant to Securities and Exchange Commission ("SEC") guidelines, earnings per share for all periods prior to the IPO have been restated in accordance with SEC Staff Accounting Bulletin No. 98 ("SAC 98"). See Note 11.

  Stock-Based Compensation--The Company accounts for stock-based compensation arrangements with employees and directors in accordance with the provisions of APB No. 25 "Accounting For Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee or director must pay to acquire the stock.

  Treasury Stock--The Company, from time to time, at the authorization of the Board of Directors, repurchases shares of the Company's common stock to be held as treasury stock with reservation of such treasury stock for future issuance under various employee stock purchase and incentive stock option plans, and for distributions to the Company's 401(k) Retirement Plan.

  Recent Accounting Pronouncements--In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") were issued. The adoption of both statements is required for years beginning after December 31, 1997. SFAS 130 requires, in addition to net income, the identification, classification and presentation of items of comprehensive income, as defined by the statement, in the Company's financial statements and notes thereto. SFAS 131 requires separate reporting in the financial statements certain financial and descriptive information about operating segments. The Company will report comprehensive income for the first quarter of 1998 and segment reporting for the year ended December 31, 1998. The Company does no expect the adoption of the statements to have a material impact on its consolidated financial statements.

3. BALANCE SHEET COMPONENTS AT DECEMBER 31 (IN THOUSANDS)

  Property and equipment, net, consists of the following:

                                                        1997     1996
                                                      -------- --------
      Computer and production equipment               $122,324 $122,105
      Plant and property                                36,222   32,545
      Leasehold improvements                            10,834   12,715
      Office equipment                                  10,575    8,674
      Capital projects-in-progress                      13,211    5,723
                                                      -------- --------
                                                       193,166  181,762
      Less accumulated depreciation and amortization    91,535   87,412
                                                      -------- --------
                                                      $101,631 $ 94,350
                                                      ======== ========

                           USCS INTERNATIONAL, INC.

  Accounts payable and accrued expenses consists of the following:

      Trade accounts payable                 $31,177 $20,791
      Accrued payroll and related expenses    14,321  13,915
      Accrued retirement plan contributions    6,971   5,218
      Other accrued expenses                   6,529   3,498
      Income taxes payable                     3,658   5,553
                                             ------- -------
                                             $62,656 $48,975
                                             ======= =======

4. BENEFITS PLANS

  The Company has an employee savings and pension benefit plan (known as the 401(k) Retirement Plan). This plan covers substantially all employees. The Company matches employee contributions of up to six percent of compensation at a rate of fifty percent. The Company is required to make a contribution of 3% of each eligible employee's annual compensation. Commencing in 1996, under the plan's profit sharing element, the Company also contributes 10% of pretax profits. Prior to 1996, under the plan's profit-sharing element, the Company could contribute up to 3% of each eligible employee's compensation determined at the discretion of the Board of Directors. The Company's contribution expense was $6,737,000, $5,179,000 and $4,204,000 in 1997, 1996 and 1995.

  The Company may fund the plan's profit-sharing element either with cash or with shares of the Company's common stock. The Company intends to fund the 1997 obligation to the 401(k) with shares held in treasury at the fair market value on the date of contribution.

  The Company had two defined contribution stock ownership plans (ESOP) covering substantially all employees who were employed by the Company as of February 18, 1993. There were no contributions to the plans in 1997, 1996 and 1995. Under the plans, the Company was obligated, at the employee's option, to repurchase vested shares at the current fair market value upon termination or retirement. Substantially all share repurchases in 1996 and prior years resulted from the repurchase of shares from former employees. The Company's repurchase obligations under the plans lapsed effective with the IPO. In 1997, the Board of Directors terminated the Company's ESOP effective January 1, 1997. An initial distribution from the ESOP trust occurred in August 1997, with a total of approximately 518,000 shares and cash of $579,000 distributed to the participants. In December 1997, the remaining approximately 2,900,000 shares and cash of $97,000 were distributed.

  The Company has non-qualified deferred compensation plans for senior management and certain highly compensated employees. The plans permit participants to defer a portion of their compensation and may provide additional life insurance benefits until termination of their employment at which time payment of amounts deferred is made in a lump sum or annual installments. Deferred amounts accrue interest at a rate determined by the Board of Directors or are credited with deemed gains or losses of the underlying investments. At December 31, 1997, amounts deferred under the plans and the related accrued interest were not material.

                           USCS INTERNATIONAL, INC.

5. LONG-TERM DEBT

Long-term debt consists of the following at December 31 (in thousands):

                                                      MATURITIES  1997   1996
                                                      ---------- ------ -------
Credit agreement with a finance company,
collateralized, without recourse, by minimum rentals
receivables of $5,728; principal and interest
payable monthly at fixed interest rates resulting in
a weighted average interest rate of 8.81% at           1998 to
December 31, 1997                                        2000    $4,559 $ 8,027
Credit line with two banks                               2001     4,000     --
Bonds payable, with interest (rate of 6.83% at
December 31, 1997) and principal repayable in
approximately equal monthly installments,
collateralized by first deeds of trust on building
and land with a net book value of $4,716                 1999       759   2,392
                                                                 ------ -------
                                                                  9,318  10,419
Less current portion                                              3,865   4,772
                                                                 ------ -------
Total long-term debt                                             $5,453 $ 5,647
                                                                 ====== =======

  The Company has an unsecured revolving credit line with two banks in the amount of $50 million. Borrowings under the agreement bear interest at the Company's choice of LIBOR (plus a margin ranging from .55% to 1.25%), the bank's base rate or a quoted rate (rate of 6.94% at December 31, 1997).

  Under the borrowing agreements, the Company is required to maintain certain financial ratios and meet a net worth test. In addition, the Company has four outstanding standby letters of credit totaling $4,684,000 at December 31, 1997. Based on the borrowing rates currently available to the Company for credit facilities and bonds with similar terms and average maturities, the carrying value of long-term debt at December 31, 1997 is considered to approximate fair value.

  Maturities of long-term debt at December 31, 1997 are as follows (in thousands):

      1998   3,865
      1999   1,395
      2000      58
      2001   4,000
            ------
            $9,318
            ======

6. COMMITMENTS AND CONTINGENCIES

  The Company leases certain facilities and equipment under operating leases with terms ranging from one to twenty years. Rental expense was $9,844,000, $9,594,000 and $8,798,000 in 1997, 1996 and 1995.

  Future minimum rental commitments under operating leases are (in thousands):

      1998        $6,736
      1999         5,549
      2000         3,866
      2001         2,074
      2002         1,074
      Thereafter   3,206

                           USCS INTERNATIONAL, INC.

  The Company has legal proceedings incidental to its normal business activities. In the opinion of the Company, the outcome of the proceedings will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

7. INCOME TAXES

  The deferred tax assets and liabilities are comprised of the following at December 31 (in thousands):

                                                                1997   1996
                                                               ------ -------
Deferred tax assets:
  Compensation and employee benefits related items             $3,132 $ 4,714
  Differences in revenue recognition for book and tax purposes    665   2,840
  Accruals and other non-deductible reserves                    3,645   3,542
                                                               ------ -------
    Total deferred tax assets                                   7,442  11,096
                                                               ------ -------
Deferred tax liabilities:
  Tax in excess of book depreciation                            6,102   6,163
  Capital leases recorded as operating leases for tax purposes  1,523   1,762
  Other                                                         1,607     674
                                                               ------ -------
    Total deferred tax liabilities                              9,232   8,599
                                                               ------ -------
Net deferred tax liability (asset)                             $1,790 $(2,497)
                                                               ====== =======

  The income tax provision is comprised of the following for the years ended December 31 (in thousands):

                  1997    1996     1995
                 ------- -------  ------
      Current:
        Federal  $ 9,029 $11,675  $4,883
        State      1,694   1,786     838
                 ------- -------  ------
                  10,723  13,461   5,721
                 ------- -------  ------
      Deferred:
        Federal    3,436  (3,311)    924
        State        851    (324)    125
                 ------- -------  ------
                   4,287  (3,635)  1,049
                 ------- -------  ------
                 $15,010 $ 9,826  $6,770
                 ======= =======  ======

  The income tax rate varies from amounts computed by applying the U.S. statutory rate to income before provision for income taxes. The tax rates for the years ended December 31 are as follows:

                                                     1997  1996  1995
                                                     ----  ----  ----
      Income tax computed using U.S. statutory rate  34.3% 34.4% 34.7%
      State income taxes, net of federal benefits     6.8   4.4   6.1
      Effect of income of foreign subsidiary         (1.1)  --    --
      Other                                           --    1.6  (1.3)
                                                     ----  ----  ----
          Income tax provision                       40.0% 40.4% 39.5%
                                                     ====  ====  ====

                           USCS INTERNATIONAL, INC.

8. SIGNIFICANT CUSTOMERS AND RELATED PARTY TRANSACTIONS

  The Company has three significant customers. Revenue from the largest customer was $53,101,000, $55,651,000 and $47,287,000 or 18%, 21% and 21% of
total revenue in 1997, 1996 and 1995. This customer is in the process of transferring its business to another company. Revenue and percentage of total revenue, respectively, from the other significant customers totaled $39,262,000 or 13% and $27,417,000 or 9% in 1997, $41,066,000 or 16% and
$25,013,000 or 10% in 1996, $38,849,000 or 17% and $17,858,000 or 8% in 1995.

  Advisory services were provided to the Company for approximately $400,000 in 1997, 1996 and 1995 by Westar Capital. Three Directors of the Company are associated with Westar.

9. LEASING ACTIVITIES

 LEASES

  The net investment in sales-type leases held by the Company and its leasing subsidiary reflects the gross lease receivable and the estimated residual value of the leased equipment less unearned income. The net investment in sales-type leases consists of the following at December 31 (in thousands):

                                                                 1997    1996
                                                                ------- -------
      Total minimum lease payments receivable                   $12,858 $15,616
      Estimated unguaranteed residual value of leased property       10       8
                                                                ------- -------
      Gross investment in leases                                 12,868  15,524
      Less unearned income                                        2,290   4,350
                                                                ------- -------
      Net investment in leases                                   10,578  11,174
      Less current portion                                        5,892   4,922
                                                                ------- -------
      Non-current portion                                       $ 4,686 $ 6,252
                                                                ======= =======

  Lease transactions which do not meet the criteria of a sales-type lease are accounted for as operating leases. Leased equipment is recorded at cost and depreciated on a straight-line basis over the life of the lease term to the estimated residual value at the expiration of the lease term. Income is recognized monthly on a straight-line basis over the life of the lease. Operating leases are non-cancelable. At December 31, 1997, equipment leased to clients under operating leases had a cost of $7,462,000 and a net book value of $4,951,000.

  Future payments to be received under leases are (in thousands):

            SALES-
             TYPE   OPERATING
            ------- ---------
      1998  $ 7,871  $2,075
      1999    3,375   2,062
      2000    1,612     938
            -------  ------
            $12,858  $5,075
            =======  ======

  The Company performs ongoing credit evaluations of its clients and generally maintains a perfected security interest on all equipment leased under sales-type and operating leases as collateral for lease payments receivable. Substantially all lease contracts have been pledged and the related receipts have been assigned to various lenders as collateral for nonrecourse borrowings. The borrowing agreements provide that the debt is to be satisfied solely from amounts due under the terms of the lease contracts and the value of the leased equipment. The lenders' collateral interest in both the lease agreement and the equipment terminates upon repayment of the debt.

                           USCS INTERNATIONAL, INC.

 SUBSIDIARY

  At December 31, 1997 and 1996, the Company's wholly owned leasing subsidiary had total assets of $17,061,000 and $16,197,000 and long-term debt of $4,558,000 and $8,027,000, respectively. Net income was $1,794,000, $1,147,000 and $1,352,000 in 1997, 1996 and 1995.

10. STOCK-BASED COMPENSATION

 STOCK OPTION PLANS

  The Company has five stock option plans under which shares of the Company's common stock have been reserved for issuance to directors, officers and key employees.

  Under the 1988, 1990, 1993 and 1996 Stock Option Plans, options may be granted at prices and with terms and conditions established by the Company's Board of Directors at the date of grant. Options vest over periods of up to sixty months and expire ten years after the date of grant.

  Under the Director's Stock Option Plan, options may be granted at fair market value. Options vest annually over three years and expire five years after the date of grant.

  Information regarding the Company's stock option plans is summarized below:

                                                     WEIGHTED
                                                     AVERAGE
                                          NUMBER OF  EXERCISE
                                           SHARES     PRICE
                                          ---------  --------
      Shares under option:
        Outstanding at January 1, 1995    2,182,887   $ 2.25
          Granted                           551,775     5.05
          Exercised                        (708,393)    1.44
          Canceled                         (241,773)    3.00
                                          ---------
        Outstanding at December 31, 1995  1,784,496     3.34
          Granted                         1,229,074    13.20
          Exercised                        (538,412)    2.10
          Canceled                         (160,603)    6.93
                                          ---------
        Outstanding at December 31, 1996  2,314,555     8.62
          Granted                           666,930    17.46
          Exercised                        (406,034)    3.33
          Canceled                          (79,935)   11.06
                                          ---------
        Outstanding at December 31, 1997  2,495,516   $11.76

  At December 31, 1997, 1,962,936 shares were available for future grants under the stock option plans.

  For purposes of the following pro forma disclosures required by SFAS 123, the estimated fair value of options is amortized to expense over the options' vesting period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models, such as the Black-Scholes model, require the input of highly subjective assumptions, including the expected stock price volatility, which are subject to change from time to time. For this reason, and because the SFAS 123 fair-value based method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs are not necessarily indicative of costs to be expected in future years.

                           USCS INTERNATIONAL, INC.

  The following pro forma information has been prepared as if the Company had accounted for its employee stock options using the fair value based method of accounting established by SFAS 123. Earnings per share amounts have been restated for 1996 and 1995 in accordance with SFAS 128 (see note 12):

                                   1997    1996    1995
                                  ------- ------- -------
      Net income (in thousands):
        As reported               $22,460 $14,509 $10,370
        Pro forma                  21,312  14,036  10,265
      Earnings per share:
        As reported--Basic           0.97    0.69    0.53
        Pro forma--Basic             0.92    0.66    0.53
        As reported--Diluted         0.93    0.66    0.51
        Pro forma--Diluted           0.88    0.64    0.51

  SFAS 123 pro forma calculations are based on the following assumptions for grants in 1997, 1996 and 1995, respectively: risk-free weighted-average interest rates of 5.9%, 5.7% and 5.9%; volatility factors of the expected market price of the Company's common stock of 45.1%, 43.3% and 43.3%; and weighted average expected option lives of 7.1, 7.3 and 6.9 years.

  Summary information concerning outstanding and exercisable employee option as of December 31, 1997 is as follows:

                            WEIGHTED
                             AVERAGE   WEIGHTED             WEIGHTED
RANGE OF                    REMAINING  AVERAGE              AVERAGE
EXERCISE         NUMBER    CONTRACTUAL EXERCISE   NUMBER    EXERCISE
PRICES         OUTSTANDING    LIFE      PRICE   EXERCISABLE  PRICE
--------       ----------- ----------- -------- ----------- --------
$  .20-$ 4.35     332,657     5.57      $ 3.34    310,166    $ 3.27
  5.05-  7.38     389,471     7.57        5.09    125,425      5.07
 12.50            895,389     8.28       12.50    170,268     12.50
 13.33- 17.50     523,525     9.61       16.14     34,710     15.69
 17.55- 23.56     354,474     8.77       18.66     37,081     17.90
                ---------     ----      ------    -------    ------
$  .20-$23.56   2,495,516     8.16      $11.76    677,650    $ 7.36
                =========     ====      ======    =======    ======

  Exercise prices of some options differ from the market price of the stock on the grant date. During 1997, 1996 and 1995, options for 561,190, 1,229,074 and 551,775 shares of stock were granted at a weighted average exercise price of $17.45, $13.20 and $5.05 per share, respectively, which equaled the weighted average fair value on the date of grant.

  In addition, during 1997, options to purchase 105,740 shares were granted at $17.55 per share. The fair value on the date of grant was $16.63 per share. The optionees are entitled to receive a bonus of $16.55 per share exercised. There were no grants in 1997, 1996, or 1995 with exercise prices greater than the market price at the date of grant.

  Total compensation recognized under APB 25 was immaterial.

 EMPLOYEE STOCK PURCHASE PLAN

  In April 1996, the Company adopted an Employee Stock Purchase Plan (the "Plan") which was implemented in 1997. Under the Plan, shares are purchased on a quarterly basis at 95% (90% as of January 1, 1998) of the lower of fair market value of the Company's common stock on the first or last business day of each calendar quarter. Shares purchased under the Plan may not be sold or otherwise transferred for six months after

                           USCS INTERNATIONAL, INC.

issuance. Common stock purchases under the Plan totaled approximately 19,000 shares at a weighted average purchase price of $18.41. The weighted average fair value of the employee purchase rights and compensation expense, as calculated under SFAS 123 using the Black-Scholes option valuation model, was immaterial.

11. EARNINGS PER SHARE

  The Company has presented earnings per share in accordance with SFAS 128. Under SFAS 128, basic earnings per share is computed using the weighted average number of outstanding registered shares. Diluted earnings per share are computed using weighted average registered shares and common stock equivalents, including the net shares issuable upon exercise of stock options when dilutive.

  Pursuant to SEC guidelines, the Company's earnings per share calculation for all periods prior to the IPO included additional dilution from certain common stock and common stock equivalents issued within one year prior to the IPO. These shares were included in the calculation as if they were outstanding for all periods prior to their issuance. In February 1998, the SEC issued SAB 98 which amends this treatment and requires all earnings per share calculations presented to conform with SFAS 128. All earnings per share amounts presented have been restated to reflect the application of SFAS 128 and SAB 98.

  The following table reconciles net income and weighted average shares outstanding for the basic earnings per share and the diluted earnings per share computation. Common stock equivalents consist solely of the net shares issuable upon the exercise of stock options when dilutive.

     PER SHARE AMOUNT RECONCILIATION

     (amounts in thousands except per share data)

                                            1997    1996    1995
                                           ------- ------- -------
      Net Income                           $22,460 $14,509 $10,370
                                           ======= ======= =======
      Weighted average shares outstanding   23,164  21,178  19,452
      Common stock equivalents               1,039     897     707
                                           ------- ------- -------
      Diluted shares outstanding            24,203  22,075  20,159
                                           ======= ======= =======
      Basic earnings per share             $  0.97 $  0.69 $  0.53
                                           ======= ======= =======
      Diluted earnings per share           $  0.93 $  0.66 $  0.51
                                           ======= ======= =======

  Earnings per share amounts would have been $0.93, $0.64 and $0.49 in 1997, 1996 and 1995, respectively, had the amounts been calculated in accordance with pronouncements in effect prior to the adoption of SFAS 128 and SAB 98.

                            USCS INTERNATIONAL, INC.

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                              1ST QUARTER 2ND QUARTER 3RD QUARTER 4TH QUARTER
                              ----------- ----------- ----------- -----------
                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
YEAR ENDED DECEMBER 31, 1997
Total revenue                   $70,970     $72,698     $73,123     $82,555
Gross profit                     28,784      31,523      31,905      34,186
Operating income                  8,648       9,466       9,783      10,127
Net income                        5,053       5,602       5,791       6,014
Basic net income per share         0.22        0.24        0.25        0.26
Diluted net income per share       0.21        0.23        0.24        0.25
YEAR ENDED DECEMBER 31, 1996
Total revenue                   $60,255     $63,572     $69,357     $70,030
Gross profit                     22,094      23,801      27,713      28,683
Operating income                  5,443       5,841       7,912       8,324
Net income                        2,563       2,843       4,328       4,775
Basic net income per share         0.14        0.15        0.19        0.21
Diluted net income per share       0.13        0.14        0.18        0.20
YEAR ENDED DECEMBER 31, 1995
Total revenue                   $53,012     $56,151     $56,677     $63,423
Gross profit                     19,498      19,053      20,044      23,428
Operating income                  4,937       5,016       5,965       6,188
Net income                        2,281       2,287       2,794       3,008
Basic net income per share         0.12        0.12        0.14        0.16
Diluted net income per share       0.11        0.11        0.14        0.15

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  Information regarding Directors of the Company who are standing for reelection is set forth under "Election of Directors" on pages 1 and 2 of the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders, dated April 17, 1998, which pages are incorporated herein by reference.

  The executive officers and directors of the Company and their ages as of March 10, 1998 are as follows:

NAME                    AGE                          POSITION
----                    ---                          --------
James C. Castle, Ph.D.   61 Chairman of the Board and Chief Executive Officer
Michael F. McGrail       50 President of CableData, Inc. and Director
C. Randles Lintecum      53 President of International Billing Services, Inc.
Douglas L. Shurtleff     51 Senior Vice President, Finance and Chief Financial Officer
Claudia D. Coleman       46 Vice President, Corporate Development
George L. Argyros, Sr.
 (1)(2)                  61 Director
John W. Clark (1)        53 Director
James L. Hesburgh (2)    64 Director
Daniel R. Hesse (1)      44 Director
Charles D. Martin (2)    61 Director
Thomas A. Page (1)       64 Director
Larry W. Wangberg (2)    55 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  James C. Castle, Ph.D. joined the Company as Chairman of the Board and Chief Executive Officer in August 1992. Prior to joining USCS, Dr. Castle served as Chief Executive Officer and Director of Teradata Corporation, a manufacturer of high capacity, high performance parallel processing database systems, from August 1991 until April 1992. Dr. Castle served as President and Chief Executive Officer of Infotron Systems Corporation, a manufacturer of data and voice transmission equipment, from October 1987 until August 1991 and was named Chairman of the Board in May 1989. Prior to October 1987, Dr. Castle held various senior management positions with TBG Information Systems, Inc., Memorex Corporation, Honeywell, Inc. and General Electric. Dr. Castle is also a Director of PAR Technology Corp., Leasing Solutions, Inc., The PMI Group, Inc. and ADC Telecommunications, Inc. Dr. Castle received his B.S. from the U.S. Military Academy at West Point and a M.S.E.E. and Ph.D. in Computer and Information Sciences from the University of Pennsylvania.

  Michael F. McGrail has been President of CableData, Inc., the Company's wholly owned subsidiary, and a Director of the Company since April 1995. Since December 1993, Mr. McGrail has been President and Managing Director of CableData International, Ltd., a wholly owned subsidiary of CableData, Inc. Prior to his joining CableData, Mr. McGrail served as President of Gandalf International, Ltd. ("Gandalf"), a wide and local area network communications products company. He was also Managing Director of Infotron Systems International, Ltd., which was acquired by Gandalf in 1991. Mr. McGrail received a B.Sc. with honors from the University of Sussex and an M.Sc. in Management from Trinity College, Dublin.

  C. Randles Lintecum has been the President of International Billing Services, Inc. ("IBS"), a wholly owned subsidiary of the Company, since July 1995. From February 1995 to July 1995, Mr. Lintecum was Senior Vice President, Marketing and Business Development of USCS, and from May 1993 to February 1995 Mr. Lintecum was Vice President, Corporate Development of USCS. From 1989 to May 1993, Mr. Lintecum was Executive Vice President of Corporate Marketing for Infonet Services Corporation ("Infonet"), an international data network services company. From 1988 to 1989, Mr. Lintecum was division Vice President of Marketing for Computer Science Corporation, a computer services company. From 1985 to 1987, Mr. Lintecum was division Vice President of New Business Development for Computer Science Corporation. Mr. Lintecum received a B.S. in Business Administration from the University of Kansas and a M.B.A. from the University of Missouri.

  Douglas L. Shurtleff has been Senior Vice President, Finance, and Chief Financial Officer of the Company since May 1995. From September 1988 to May 1995, Mr. Shurtleff was Vice President, Finance and Administration, and Treasurer of Infonet. From October 1984 to September 1988, Mr. Shurtleff was Group Vice President, Finance and Administration, of Computer Sciences Corporation. Previously, Mr. Shurtleff held various senior management positions at Pacesetter Systems, Inc., and Deloitte & Touche. Mr. Shurtleff received a B.S. in Accounting and his M.B.A. from the University of Southern California and is a certified public accountant.

  Claudia D. Coleman has been Vice President, Corporate Development, of the Company since December 1995. From March 1988 to December 1995, Ms. Coleman held various positions, including Principal, in the investment banking division of Alex. Brown & Sons ("Alex. Brown"). Prior to joining Alex. Brown, Ms. Coleman was a Vice President in the investment banking division of Drexel Burnham Lambert from 1984 to 1988. From 1979 to 1984, Ms. Coleman held various positions, including Vice President, Corporate Planning, at Bank of America. Ms. Coleman received a B.A. and a M.B.A. from the University of California.

  George L. Argyros, Sr. has been a Director of the Company since November 1990. Mr. Argyros is Chairman and Chief Executive Officer of Arnel & Affiliates, a West Coast diversified investment company. He is a General Partner and the principal financial partner in Westar Capital, a private investment company. Mr. Argyros serves as a member on the Boards of First American Financial Corporation, The Newhall Land and Farming Company, Rockwell International Corporation, Tecstar Inc., All Post, Inc., and Doskocil Manufacturing Company, Inc. and is Non-executive Chairman of Apria Healthcare Group. Since 1976 he has served as Chairman of the Board of Trustees of Chapman University and is a member of the Board of Trustees of the California Institute of Technology. Mr. Argyros is Chairman of the Board of Directors of The Beckman Foundation and Founding Chairman for the Nixon Center for Peace and Freedom in Washington, D.C. In 1993, he received the Horatio Alger Award of Distinguished Americans and currently serves as President and CEO of the Washington, D.C. based Horatio Alger Association.

  John Clark became a director of the Company in January 1998. He is the Managing Partner of Westar Capital, a private equity firm with a portfolio of nine companies and a total amount invested in excess of $50 million. Mr. Clark was founding President and CEO of Valentec International, a producer of metal and electronic components for military and commercial products that was ultimately sold to Insilco, a Fortune 500 Company. Mr. Clark was founder and managing partner of Coyne and Clark, a CPA firm which was merged into Ernst &Whinney (now Ernst & Young) in 1982, and he served as managing partner of Ernst & Whinney's Newport Beach, California office. Mr. Clark is a Certified Public Accountant and a member of World Presidents Organization. He serves on the board of directors of various Westar portfolio companies and of Amerigon, Inc.

  James L. Hesburgh became a Director of the Company in January 1998. He is President and CEO of James L. Hesburgh International, Inc., an international consulting and export management company, as well as President and CEO of Battley, Inc., a subsidiary of a French holding company. He serves as a Director of both companies and was a Director of Logicon until 1997. Previously, Mr. Hesburgh was Chairman of the Board of Hiller Aviation, Inc., a manufacturer of helicopters, and President, Director and Member of the Executive Committee of Intercole Automation, Inc. Mr. Hesburgh is a Director of First Federal Bank of California, First Fed Corporation, Toastmaster Inc., Sinto America, Robert Sinto Corporation, Fremont Funding, Inc., Chief Executives Organization, Inc. and DocuSource, Inc. He is also a member of the Business Advisory Council of the University of Notre Dame, and a director emeritus of Saint John's Health Center Foundation.

  Daniel Hesse joined the Company's Board of Directors in January 1998. He is the President and Chief Executive Officer of AT&T Wireless Services, the nation's largest wireless operator with 8 million customers and over $4 billion in revenues, and serves as an Executive Vice President of AT&T. Previously, Mr. Hesse served as Vice President and General Manager of Business Development for AT&T and as Vice President and General Manager for the AT&T Online Services Group. From 1991 to 1995, he was President and Chief Executive Officer of AT&T Network Systems International, in which capacity he managed all AT&T Network Systems activities (now known as Lucent Technologies) in Europe, the Middle East and Africa. Mr. Hesse serves on the advisory boards of Cornell University and Cornell's Johnson Graduate School of Management, where he serves as Chairman of the Dean's Society. He also serves on the advisory board of the University of Washington School of Business Administration and the University of Notre Dame College of Business Administration.

  Charles D. Martin has been a Director of the Company since November 1990. Mr. Martin has been a general partner of Enterprise Partners, a Southern California-based venture capital firm, since its formation in 1985. He has also been a general partner of Westar Capital Associates, which is the sole general partner of Westar, since its formation in 1987. Mr. Martin also serves on the Board of Directors Tecstar, Inc., All Post, Inc., Doskocil Manufacturing, Inc., ObjectAutomation and El Dorado Communications. Mr. Martin also serves as a Trustee of Chapman University and is Chairman of the Board of Trustees of the Orange County Museum of Art.

  Thomas A. Page became a Director of the Company in February 1998. He recently retired as Chairman of Enova Corporation and San Diego Gas and Electric (SDG&E). Enova Corporation is the parent company of SDG&E and six other U.S.- based subsidiaries involved in energy-related services and investments. He is the former CEO of SDG&E serving in that capacity from 1981 to 1995 and continued as chairman of Enova and SDG&E through 1997. Mr. Page will continue as a Director of Enova and SDG&E until their 1998 annual meetings. Prior to joining SDG&E in 1978, Mr. Page was executive vice president and a member of the board of Gulf States Utilities, and treasurer and controller of Wisconsin Power and Light Company. Mr. Page is currently a Director of Burnham Pacific Properties, a member of the Board of Overseers at U.C. San Diego and a director of the California Chamber of Commerce.

  Larry Wangberg has been a Director of the Company since 1996. Mr. Wangberg is President and Chief Executive Officer of ZDTV (Ziff-Davis TV). Prior to joining Ziff-Davis, he was Chairman and CEO of StarSight Telecast, Inc., an interactive, on-screen TV guide and navigator software service company. Mr. Wangberg previously served as Chairman and CEO of Times Mirror Cable Television, Inc., a provider of broadband-based network and cable broadcast services. Mr. Wangberg simultaneously served as Senior Vice President of the parent The Times Mirror Company, a major information provider. In 1995 he engineered the merger of Times Mirror Cable Television into Cox Communications. Mr. Wangberg is a past chairman of the National Cable Television Association
(NCTA), and has served as vice chairman of the National Cable Television Association (NCTA), and served as vice chairman of the National Academy of Cable Programming. He previously served on the boards of C-SPAN, Cable Labs and Zilog, Inc.

  There are no family relationships between any directors or executive officers of the Company.

ITEM 11. EXECUTIVE COMPENSATION

  Information regarding the Company's compensation of its executive officers is set forth under "Information Regarding Executive Officers Compensation" on pages 7 through 9 of the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders, dated April 17, 1998, which pages are incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Information regarding security ownership of certain beneficial owners and management is set forth under "Beneficial Ownership Of Principal Stockholders, Directors And Management" on pages 4 through 6 of the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders, dated April 17, 1998, which pages are incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Information regarding certain relationships and related transactions is set forth under "Certain Relationships And Related Transactions" on page 10 of the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders, dated April 17, 1998, which pages are incorporated herein by reference.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) The following documents are filed as part of this report:

    1. Financial Statements

      Financial Statements and Report of Independent Accountants: See Part II, Item 8 hereof.

    2. Financial Statement Schedule

      All Schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are omitted because such schedules are not required under the related instructions, are not applicable or the required information is given in the financial statements.

(b) Reports of Form 8-K

    No reports on Form 8-K were filed by the Registrant during the quarter ended December 31, 1997.

  (c) Exhibits


      3.1 Second Amended and Restated Certificate of Incorporation of USCS International, Inc. (3)
      3.2      Bylaws of the Registrant. (1)
      3.3      Certificate of Designation of Rights, Preferences and
               Privileges of Series A Preferred Stock. (1)
      4.1      Reference Exhibit 3.1.
      4.2      Stockholder Rights Plan. (1)
     10.1      Amended and Restated 1988 Stock Option Plan.
     10.2      Amended and Restated 1993 Stock Option Plan.
     10.3      Amended and Restated 1990 Stock Option Plan.
     10.4      Amended and Restated 1996 Directors' Stock Option Plan.
     10.5      Amended and Restated 1996 Stock Option Plan.
     10.6      Amended Employee Stock Purchase Plan.
     10.7      Deferred Compensation Plan.
     10.8      Bonus Deferral Plan. (4)
     10.9      Agreement pursuant to Rule 601(b)(4)(iii)(A) to file Trust
               Indenture dated as of June 30, 1989 between the Registrant and Sun Bank, as Trustee. (1)
     10.10     Agreement pursuant to Rule 601(b)(4)(iii)(A) to file
               Reimbursement Agreement dated as of June 30, 1989 between the Registrant and Sanwa Bank of California. (1)
     10.11     Credit Agreement dated as of February 15, 1996 among
               International Billing Services, Nationsbank of Texas and the Lender Parties named therein. (1)
     10.12     Credit Agreement dated as of February 15, 1996 among the
               Registrant, Nationsbank of Texas and the Lender Parties named therein. (1)
     10.13 Strategic Business Agreement dated January 19, 1992 between the Registrant and International Business Machines
               Corporation and Addendum Number One to Strategic Business
               Agreement dated June 4, 1993 between the Registrant and
               International Business Machines Corporation. (1)
     10.14     Business Alliance Program Agreement between Oracle
               Corporation and CableData. (1)
     10.15 Amended, Consolidated and Restated Credit Agreement dated as of September 30, 1996 among the Registrant as borrower and NationsBank, N.A. and Mellon Bank, N.A. as lender. (2)
     10.16 On/Line Operating and License Agreement dated June 7, 1996 between CableData, Inc. and TCI Cable Management
               Corporation. (1)
     10.17     On/Line Operating and Licensing Agreement dated December
               17, 1993 between the Registrant dba CableData and Continental Cablevision. (1)
     10.18     Statement Production Services Agreement dated August 20,
               1993 between the Registrant dba International Billing
               Services and Ameritech Corporation. (1)
     10.19     Software License and Service Agreement and Network User
               License Addendum dated May 18, 1994 between the Registrant and Oracle Corporation. (1)
     10.20     Strategic Business Alliance Agreement dated February 28,
               1997 between the Registrant and CBIS. (3)
     10.21     Tandem Alliance Agreement dated January 1, 1995 between
               Tandem and CableData. (1)
     10.22     Contract for Computer Software (Postalsoft Software
               License Agreement) dated February 13, 1996 between IBS and
               Postalsoft, Inc. (1)


     10.23     Employment Agreement dated August 10, 1992 between the
               Registrant and James C. Castle. (1)
     10.24     Employment Agreement dated June 29, 1995 with Michael
               McGrail. (1)
     10.25     Form of Severance Agreement. (1)
     10.26     Building Lease for property located at 2969 Prospect Park
               Drive and 11020 Sun Center Drive between the Registrant and F.I.A. Profile Fund I dated January 19, 1994. (1)
     10.27     Alternate Mailing System Agreement dated March 28, 1996
               between the United States Postal Service and IBS. (1)
     10.28 Alternate Mailing Systems Agreement dated April 18, 1996 between the United Postal Service and International
               Billing Services, Inc. (1)
     10.29     For of Directors' Indemnification Agreement. (1)
     11.       Statement re: computation of earnings per share.
     21.       List of Subsidiaries. (1)
     23.       Consent of Independent Public Accountants.
     24.       Power of Attorney. Contained in page 44 of this Annual
               Report on Form 10-K and incorporated herein by reference.
     27.       Financial data schedule.

--------
(1) Incorporated by reference to Registrant's Registration Statement on Form S-1, Registration No. 333-3842, filed pursuant to Section 5 of the Securities Act of 1933, as amended.
(2) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996.
(3) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.
(4) Incorporated by reference to Registrant's Registration Statement on Form S-8, Registration No. 333-34801, filed pursuant to Section 5 of the Securities Act of 1933, as amended.

                                  SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rancho Cordova, State of California, on the 23rd day of March, 1998.

                                          USCS International, Inc.

                                                /s/ Douglas L. Shurtleff
                                          By: _________________________________
                                                   Douglas L. Shurtleff,
                                              Senior Vice-President of Finance
                                                            and
                                                  Chief Financial Officer
                                               (Principal Financial Officer)

                               POWER OF ATTORNEY

  Each of the officers and directors of USCS International, Inc. whose signature appears below hereby constitutes and appoints James C. Castle and Douglas L. Shurtleff, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this report and to file the same, with exhibits thereto, and other documents in connection therewith, and to perform any acts necessary in order to file such amendment or amendments, exhibits and documents with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

       /s/ James C. Castle             Chief Executive Officer      March 23, 1998
______________________________________  and Chairman of the Board
           James C. Castle              of Directors (Principal
                                        Executive Officer)

    /s/ George L. Argyros, Sr.         Director                     March 23, 1998
______________________________________
        George L. Argyros, Sr.

      /s/ Charles D. Martin            Director                     March 23, 1998
______________________________________
          Charles D. Martin

      /s/ Michael F. McGrail           Director                     March 23, 1998
______________________________________
          Michael F. McGrail

       /s/ Larry W. Wanberg            Director                     March 23, 1998
______________________________________
          Larry W. Wangberg

    /s/ Douglas L. Shurtleff           Senior Vice-President of     March 23, 1998
______________________________________  Finance and Chief
         Douglas L. Shurtleff           Financial Officer
                                        (Principal Financial
                                        Officer)

        /s/ Zaida A. Klein             Vice-President, Controller   March 23, 1998
______________________________________  and Chief Accounting
            Zaida A. Klein              Officer (Principal
                                        Accounting Officer)


                                                                     APPENDIX I

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark one)

  [X]          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.

                 For the quarterly period ended March 31, 1998

                                      OR

  [_]          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

              For the Transition period from          to

                        COMMISSION FILE NUMBER: 0-28268

                               ----------------

                           USCS INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              94-1727009
    (STATE OR OTHER JURISDICTION OF         (IRS EMPLOYER IDENTIFICATION)
    INCORPORATION OR ORGANIZATION)

   2969 PROSPECT PARK DRIVE, RANCHO                  95670-6148
          CORDOVA, CALIFORNIA                        (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
               OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (916) 636-4500 (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE LAST
                                    REPORT)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                 CLASS                           OUTSTANDING AT APRIL 30, 1997
                 -----                           -----------------------------
      Common Stock, $.05 par value                     23,374,890 shares

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            USCS INTERNATIONAL, INC.

                              REPORT ON FORM 10-Q
                      FOR THE QUARTER ENDED MARCH 31, 1998

                                                                           PAGE
                                                                           NO.
                                                                           ----
Part I. Financial Information
  Item 1. Financial Statements............................................    3
    Consolidated Condensed Balance Sheets March 31, 1998 (Unaudited) and
     December 31, 1997....................................................    4
    Consolidated Condensed Statements of Operations (Unaudited) Three
     months ended March 31, 1998 and 1997.................................    5
    Consolidated Condensed Statements of Comprehensive Income (Unaudited)
     Three months ended March 31, 1998 and 1997...........................    6
    Consolidated Condensed Statements of Cash Flows (Unaudited) Three
     months ended March 31, 1998 and 1997.................................    7
    Notes to Consolidated Condensed Financial Statements..................    8
  Item 2. Management's Discussion and Analysis of Financial Condition,
       Results of Operations, and Certain Factors That May Affect Future
       Results............................................................ 9-17
  Item 3. Quantitative and Qualitative Disclosures About Market Risk......   17
Part II. Other Information
  Item 1. Legal Proceedings...............................................   17
  Item 2. Changes in Securities...........................................   17
  Item 3. Defaults Upon Senior Securities.................................   18
  Item 4. Submission of Matters to a Vote of Security Holders.............   18
  Item 5. Other Information...............................................   18
  Item 6. Exhibits and Reports on Form 8-K................................   18
     Signature............................................................   19

                           USCS INTERNATIONAL, INC.

                         PART I--FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

  The following consolidated condensed financial statements, except for the balance sheet as of December 31, 1997, have been prepared by USCS International, Inc. (the "Company") without audit by independent public accountants, but in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of results for each period shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report to Stockholders and the Company's Annual Report on Form 10-K for the year ended December 31, 1997. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1998.

                            USCS INTERNATIONAL, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                        MARCH 31,  DECEMBER 31,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
                        ASSETS
                        ------
Current Assets:
  Cash................................................  $  9,503     $  2,787
  Accounts receivable.................................    94,972       97,654
  Current portion of net investment in leases.........     5,966        5,892
  Paper products and other inventory..................     5,238        4,573
  Other...............................................     7,557        9,853
                                                        --------     --------
    Total current assets..............................   123,236      120,759
Property and equipment, net...........................    99,968      101,631
Net investment in leases, net of current portion......     4,166        4,686
Other.................................................    17,131       11,543
                                                        --------     --------
    Total assets......................................  $244,501     $238,619
                                                        ========     ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Current Liabilities:
  Accounts payable and accrued expenses...............  $ 53,602     $ 62,656
  Current portion of long-term debt...................     6,159        3,865
  Deferred revenue....................................     6,055        4,529
                                                        --------     --------
    Total current liabilities.........................    65,816       71,050
Long-term debt, net of current portion................     4,611        5,453
Customer deposits.....................................    18,425       18,170
Other liabilities.....................................    13,028       12,585
                                                        --------     --------
    Total liabilities.................................   101,880      107,258
                                                        --------     --------
Stockholders' Equity:
  Preferred Stock, $.05 par value, 10,000,000 shares
   authorized; no shares issued and outstanding.......       --           --
  Common Stock, $.05 par value, 40,000,000 shares
   authorized; 23,427,582 shares issued and 23,367,866
   shares outstanding at March 31, 1998 (unaudited)
   and 23,427,582 shares issued and 22,947,233 shares
   outstanding at December 31, 1997...................     1,171        1,171
  Additional paid-in capital..........................    53,561       56,504
  Retained earnings...................................    89,166       82,897
  Treasury stock......................................    (1,125)      (9,047)
  Foreign currency translation adjustment.............      (152)        (164)
                                                        --------     --------
    Total stockholders' equity........................   142,621      131,361
                                                        --------     --------
    Total liabilities and stockholders' equity........  $244,501     $238,619
                                                        ========     ========

                            USCS INTERNATIONAL, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
Revenue:
  Software and services:
    Customer management........................................ $39,679 $37,779
    Bill processing............................................  32,313  28,398
                                                                ------- -------
      Total....................................................  71,992  66,177
  Equipment sales and services.................................   6,536   4,793
                                                                ------- -------
      Total revenue............................................  78,528  70,970
                                                                ------- -------
Cost of revenue:
  Software and services:
    Customer management........................................  18,637  18,528
    Bill processing............................................  23,659  20,860
                                                                ------- -------
      Total....................................................  42,296  39,388
  Equipment sales and services.................................   4,281   2,798
                                                                ------- -------
      Total cost of revenue....................................  46,577  42,186
                                                                ------- -------
Gross profit...................................................  31,951  28,784
                                                                ------- -------
Operating expenses:
  Research and development.....................................   8,125   6,871
  Selling, general and administrative..........................  13,396  13,265
                                                                ------- -------
      Total operating expenses.................................  21,521  20,136
                                                                ------- -------
Operating income...............................................  10,430   8,648
Interest expense, net..........................................     153     169
                                                                ------- -------
Income before income taxes.....................................  10,277   8,479
Income tax provision...........................................   4,008   3,426
                                                                ------- -------
Net income..................................................... $ 6,269 $ 5,053
                                                                ======= =======
Earnings per share:
  Basic........................................................ $  0.27 $  0.22
  Diluted...................................................... $  0.26 $  0.21
Weighted average common shares and equivalents:
  Basic........................................................  23,032  23,096
  Diluted......................................................  23,761  24,134

                            USCS INTERNATIONAL, INC.

                      CONSOLIDATED CONDENSED STATEMENTS OF
                              COMPREHENSIVE INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            -------------------
                                                              1998      1997
                                                            --------- ---------
Net income................................................. $   6,269 $   5,053
Other comprehensive income:
  Foreign currency translation adjustment..................        12       (67)
                                                            --------- ---------
Comprehensive income....................................... $   6,281 $   4,986
                                                            ========= =========

                            USCS INTERNATIONAL, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
Cash flows from operating activities:
  Net cash provided by operating activities................... $13,497  $ 7,527
                                                               -------  -------
Cash flows from investing activities:
  Capital expenditures, net...................................  (5,079)  (3,734)
  Other.......................................................  (1,600)     --
                                                               -------  -------
Net cash used in investing activities.........................  (6,679)  (3,734)
                                                               -------  -------
Cash flows from financing activities:
  Net paydown under revolving credit agreement................  (4,000)     --
  Payments on long-term debt..................................  (1,975)  (1,454)
  Proceeds from issuance of long-term debt....................   7,427      235
  Purchases of treasury stock net of issuances................  (1,554)     --
                                                               -------  -------
Net cash used in financing activities.........................    (102)  (1,219)
                                                               -------  -------
Net increase in cash..........................................   6,716    2,574
Cash at January 1.............................................   2,787    8,452
                                                               -------  -------
Cash at March 31.............................................. $ 9,503  $11,026
                                                               =======  =======
Supplemental Schedule of Noncash Financing Activities:
  Contribution of Company shares to 401(k) Retirement Plan.... $ 6,533  $   --
                                                               =======  =======

                           USCS INTERNATIONAL, INC.

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. LONG-TERM DEBT

  The Company has a five-year unsecured revolving credit line, expiring September 2001, with two banks in the amount of $50 million. Borrowings under the agreement bear interest at the Company's choice of LIBOR (plus a margin ranging from .55% to 1.25%), the bank's base rate or a quoted rate. Under the borrowing agreement, the Company is required to maintain certain financial ratios and meet a net worth test.

2. TREASURY STOCK

  The Company, from time to time, at the authorization of the Board of Directors, repurchases shares of the Company's common stock to be held as treasury stock with reservation of such treasury stock for future issuance under various employee stock purchase and incentive stock option plans and for distributions to the Company's 401(k) Retirement Plan.

  In March 1998, the Company contributed approximately 312,000 shares of treasury stock to the Company's 401(k) Retirement Plan. The fair market value on the date of contribution was $6,533,000.

3. EARNINGS PER SHARE

  The Company has presented earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). All previously reported amounts have been restated to conform to SFAS 128. Under SFAS 128, basic earnings per share are computed using the weighted average number of outstanding registered shares. Diluted earnings per share are computed using weighted average registered shares and common stock equivalents, including the net shares issuable upon exercise of stock options when dilutive.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

  This Quarterly Report contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts or statements of current status are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risks and uncertainties set forth under the caption "Certain Factors That May Affect Future Results." The Company's future results may differ significantly from the results and forward-looking statements discussed in this Report.

  Founded in 1969, the Company is a leading global provider of customer management software and services to the communications and other service industries. The Company's revenues are derived primarily from providing software to cable television and multi-service providers worldwide, as well as bill processing services to cable television, telecommunications, financial services, utilities and other service industries. Software and bill processing services are generally offered to North American cable television providers under bundled service arrangements. Outside of North America, software is generally sold exclusive of the bill processing. Most of the Company's revenue is based on the number of subscribers or end-users of the Company's clients, the number of billing statements mailed and/or the number of images produced under contracts with terms ranging from three to seven years. Clients are billed monthly, generally based on the number of end-users they serve. As a result, a significant portion of the Company's revenue is recurring and increases as the service provider's customer base grows. In addition, the Company sells computer hardware and provides associated maintenance. Leasing is provided as an alternative to equipment purchases for clients.

  The Company sells its software and services to cable television and multi-service providers in North America and the U.K. primarily through a direct sales force. Outside of North America and the U.K., the Company markets its software primarily through strategic alliances with companies specializing in system integration or computer hardware manufacturing that are capable of providing local sales and support. Building and maintaining relationships with its clients is an important part of the Company's strategy because selling cycles can extend a year or longer. The Company has committed increased resources to the diversification of its customer base, focusing primarily on international, multi-service, telecommunications and other high-volume markets because it believes these represent opportunities to grow at rates greater than, and decrease its dependence upon, the U.S. cable television marketplace.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the Company's consolidated condensed statements of operations and the percentage of revenue represented by each line item (dollars in thousands):

                                                    THREE MONTHS ENDED MARCH
                                                               31,
                                                   ----------------------------
                                                       1998           1997
                                                   -------------  -------------
                                                           (UNAUDITED)
Revenue:
  Software and services:
    Customer management........................... $39,679  50.5% $37,779  53.2%
    Bill processing...............................  32,313  41.2   28,398  40.0
                                                   ------- -----  ------- -----
      Total.......................................  71,992  91.7   66,177  93.2
  Equipment sales and services....................   6,536   8.3    4,793   6.8
                                                   ------- -----  ------- -----
      Total revenue...............................  78,528 100.0   70,970 100.0
                                                   ------- -----  ------- -----
Cost of revenue:
  Software and services:
    Customer management...........................  18,637  23.7   18,528  26.1
    Bill processing...............................  23,659  30.1   20,860  29.4
                                                   ------- -----  ------- -----
      Total.......................................  42,296  53.8   39,388  55.5
  Equipment sales and services....................   4,281   5.5    2,798   3.9
                                                   ------- -----  ------- -----
      Total cost of revenue.......................  46,577  59.3   42,186  59.4
                                                   ------- -----  ------- -----
Gross profit......................................  31,951  40.7   28,784  40.6
                                                   ------- -----  ------- -----
Operating expenses:
  Research and development........................   8,125  10.3    6,871   9.7
  Selling, general and administrative.............  13,396  17.1   13,265  18.7
                                                   ------- -----  ------- -----
      Total operating expenses....................  21,521  27.4   20,136  28.4
                                                   ------- -----  ------- -----
Operating income..................................  10,430  13.3    8,648  12.2
Interest expense..................................     153    .2      169    .3
                                                   ------- -----  ------- -----
Income before income taxes........................  10,277  13.1    8,479  11.9
Income tax provision..............................   4,008   5.1    3,426   4.8
                                                   ------- -----  ------- -----
Net income........................................ $ 6,269   8.0% $ 5,053   7.1%
                                                   ======= =====  ======= =====

  The following table sets forth revenue and percentage of revenue by line item exclusive of a discontinued customer, revenue of a discontinued customer and total revenue (dollars in thousands):

                                                    THREE MONTHS ENDED MARCH
                                                               31,
                                                   ----------------------------
                                                       1998           1997
                                                   -------------  -------------
                                                           (UNAUDITED)
Revenue:
  Software and services:
    Customer management........................... $29,444  37.5% $26,789  37.7%
    Bill processing...............................  31,566  40.2   28,144  39.7
  Equipment sales and services....................   4,924   6.3    2,770   3.9
                                                   ------- -----  ------- -----
      Total.......................................  65,934  84.0   57,703  81.3
  Discontinued customer...........................  12,594  16.0   13,267  18.7
                                                   ------- -----  ------- -----
      Total....................................... $78,528 100.0% $70,970 100.0%
                                                   ======= =====  ======= =====

Revenue

  Revenue is derived primarily from providing customer management software and services to cable television and multi-service providers in more than 20 countries and from providing bill processing services primarily to telecommunications companies in the U.S. Software and bill processing services to cable television and multi-service providers are provided generally under bundled service arrangements. In addition, the Company sells computer hardware and associated maintenance and leasing services to cable television service providers in connection with licensing the Company's software and provides design, printing and graphics services in connection with its bill processing services. Most of the software and services revenue is based on the number of end-users of the services of the Company's clients, the number of bills mailed and/or the number of images produced under long-term contracts, which usually have terms ranging from three to seven years. The Company generally recognizes software and bill processing services revenue (collectively referred to as "software and services revenue") as services are performed. Certain of the Company's software licenses provide for fixed or minimum fees. Fixed fees and the present value of minimum fees under software licenses are recognized as revenue upon installation. Such amounts have not been material. Most contracts include provisions for inflation-based adjustments, including changes in paper costs.

  Total revenue increased by 11% to $78.5 million in the first quarter of 1998 from $71.0 million in the comparable quarter in 1997. The increase in the 1998 first quarter over the same period in 1997 was attributable to growth in revenue from customer management software and services of $1.9 million or 5%, growth in bill processing of $3.9 million or 14%, and an increase in equipment sales and services of $1.7 million or 36%.

  Telecommunications, Inc. ("TCI") represented approximately 16% of the Company's revenue in the first quarter of 1998 and 19% in the same period in 1997. More than two years ago, TCI announced and began development of an in-house system to replace the Company's customer management software. On August 11, 1997, TCI informed the Company that it had agreed to sell its partially developed in-house system to a competitor and was going to enter into an exclusive long-term contract for customer management software with that competitor. Under the contract between TCI and the Company, which expires on December 31, 1999, TCI may remove subscribers after giving ninety days' notice without significant economic penalty. Although TCI has not provided the Company with a definitive schedule for conversion of the TCI subscribers to the competitor's software, the conversions have begun and it is believed that TCI and the competitor wish to complete the transfer by the end of 1998. Additionally, the Company believes that TCI's contract with the competitor provides financial incentives to TCI for converting subscribers of certain TCI affiliates, some of whom are currently clients of the Company, to the competitor's software. Revenue from TCI has declined in absolute dollars from $13.3 million in the first quarter 1997 to $12.6 million in the first quarter 1998 or 5%, primarily from a reduction in the number of subscribers serviced by TCI and services purchased by TCI. The number of TCI subscribers no longer on the Company's software declined by approximately 2.4 million or 22% as of March 31, 1998, compared to December 31, 1997. The actual rate of decline in the number of TCI subscribers served and revenue derived from TCI cannot be definitively estimated on a quarter by quarter basis. However, the Company believes the decline in revenue from TCI will increase throughout the year. The Company intends to mitigate the impact of this by aggressively pursuing other domestic and international opportunities and to allocate the Company's resources to other existing or new customers. If these efforts are not fully successful in mitigating the loss of TCI business, the Company believes that it has sufficient financial resources and borrowing ability to meet its obligations and fulfill its customer commitments during and after the conversion period. To the extent the Company is not successful in generating additional revenue to offset the expected decline in revenue from TCI, such decline in revenue could have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

  Customer management software and services revenue, exclusive of revenue from TCI, increased by 10% to $29.4 million in the first quarter of 1998 from $26.8 million in the comparable 1997 quarter. Bill processing revenue as a stand-alone service increased by 12% to $31.6 million in the first quarter of 1998 from $28.1 million in the comparable quarter of the prior year. Equipment sales and services revenue increased to $4.9 million in the first quarter of 1998 from $2.8 in the first quarter of 1997.

  Growth in customer management software and services revenue for the first quarter of 1998 compared to the same period in 1997, exclusive of revenue from TCI, came primarily from increases in the number of subscribers of existing and new clients in the U.S. and international markets, increases in prices allowed by existing contracts, and migration of clients to higher-priced services. Growth in bill processing revenue was derived from an increase in the volume of statements and images produced because of the internal growth of existing customers and the acquisition of new customers, primarily in telecommunications and other high- volume markets. The increase in equipment sales and services revenue was primarily the result of a large equipment sale at the end of the first quarter of 1998 and increased leasing revenues related to new leasing transactions which occurred in the latter part of 1997.

  Three significant clients, including TCI, accounted for $30.0 million and $29.5 million or 38% and 42% of total revenue in the first quarter of 1998 and 1997, respectively. See "Certain Factors That May Affect Future Results" regarding these clients and other factors that may impact future revenue.

Cost of Revenue and Gross Profit

  Cost of software and services revenue consists primarily of direct labor, equipment-related expenses, cost of materials such as paper, and facilities expense. Cost of equipment sales and services revenue consists primarily of computer hardware purchased for resale or lease and third-party maintenance.

  The Company's gross profit margin of approximately 41% in the first quarter of 1998 was unchanged from the first quarter of 1997. The software and services gross profit margin increased to 41% in the first quarter of 1998 from approximately 40% in the same period in 1997. The customer management software and services gross profit margin increased to 53% in the first quarter of 1998 from 51% in the first quarter of 1997. Bill processing services gross profit margin of 27% in the first quarter of 1998 equaled the 1997 first quarter gross margin. The gross profit margin on equipment-related revenue decreased to 35% in the first quarter of 1998 from 42%.

  The gross margin increase in customer management software and services was attributed to economies of scale associated with increased revenue. Gross margins on equipment sales and services typically vary based on the mix of equipment sales and services and underlying demand. The decline in the 1998 first quarter equipment sales and services gross margin in comparison to the same period in the prior year was attributable to discounting on equipment sales and increased depreciation expense on leased equipment.

Research and Development

  Research and development costs relate primarily to ongoing product development and consist of personnel costs, consulting, testing, supplies, facilities and depreciation expenses. Once the product under development reaches technological feasibility, the development expenditures are capitalized and amortized.

  Research and development expense was $8.1 million or 10% of revenue in the first quarter of 1998 compared to $6.9 million, also 10% of revenue, for the same period in 1997. The increased expenditures are attributable to the Company's commitment to the development of new products and enhancements to existing products.

Year 2000 Compliance

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

  The Company has identified, assessed and remedied some known "Year 2000" date issues and is continuing to identify, assess and evaluate the full scope of this issue as it relates to its software products, infrastructure-related hardware and software, and third-party products. While identification and assessment are an ongoing process, the Company believes, based on current known information, that it can effectively mitigate any "Year 2000" date issues, dependent upon cooperation from third parties. However, such modification of software products, infrastructure-related hardware and software and third-party products is subject to all the risks of development. If the Company's efforts and/or third parties are not successful in the timely mitigation of "Year 2000" issues, the impact on the Company will be significant.

  The cost of remediating the Company's "Year 2000" issues has not been determined; however, management believes that the cost of this effort will not have a material adverse effect on the Company's results of operations. There can be no assurance that the software or systems of other companies, on which certain of the Company's software and systems rely, will be timely converted, or that a failure to convert by another company will not have a material adverse effect on the Company.

Selling, General and Administrative

  Selling expenses consist of compensation for sales and marketing personnel including commissions and related bonuses, travel, trade shows and promotional expenses. General and administrative expenses consist of compensation for administration, finance and general management personnel, as well as legal and accounting fees.

  Total selling, general and administrative expenses increased by 1% in the first quarter of 1998 in comparison to the first quarter of 1997. Selling and marketing expenditures increased by 4% in the first quarter of 1998 compared to the first quarter of 1997. As a percentage of revenue, selling and marketing expenditures decreased by less than 1% in 1998 compared to 1997. General and administrative expenses for the first quarter decreased approximately 2% in 1998 compared to 1997. As a percentage of revenue, general and administrative expense in the first quarter of 1998 declined by approximately 1% compared to the first quarter of 1997. The decline in selling, general and administrative expense as a percentage of revenue to approximately 17% in the first quarter of 1998 from approximately 19% in the same period in 1997 was due to increased revenue coupled with cost containment efforts.

Interest Expense

  Interest expense consists of interest on borrowings under revolving credit agreements, revenue bonds pertaining to certain of the Company's facilities and notes and credit agreements related to the Company's leasing subsidiary. Interest expense for the first quarter of 1998 was unchanged in comparison to the first quarter of 1997.

Income Taxes

  The Company's provision for income taxes represents estimated federal, state and foreign income taxes. The income tax rate for the first quarter of 1998 was 39%, approximately one percentage point lower than the 1997 comparable quarter. The rate decline is attributable to the mix of foreign and domestic income and the application of tax reduction strategies.

Net Income

  Net income increased by $1.2 million or 24% in the first quarter of 1998 compared to the same quarter in 1997. Diluted earnings per share for the quarter were $0.26 per share in 1998 compared to $0.21 per share in 1997. This represents a 24% increase. Diluted shares used in the calculation decreased by approximately 2% in the first quarter of 1998 compared to the same period in 1997. The increase in net income for the first quarter of 1998 compared to 1997 is attributable to the factors cited above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's financial condition and liquidity remained strong through the first quarter of 1998. Total long-term debt, including the current portion, was $10.8 million as of March 31, 1998 compared to $9.3 million at December 31, 1997. Of the debt outstanding at March 31, 1998, $10.1 million pertains to the Company's leasing subsidiary and is collateralized, without recourse, by rents receivable. As of March 31, 1998, the Company had an available $50 million line of credit. There were no borrowings outstanding at March 31, 1998. Total capital expenditures through the first quarter of 1998 were $5.1 million compared to $3.7 million in the same period in 1997. The increase is primarily related to the enhancement and expansion of the Company's bill processing capabilities. The Company, in 1998, has expended approximately $1.6 million, net of issuances, for the repurchase of stock. In addition, the Company has issued approximately 312,000 shares of treasury stock to fund its $6.5 million obligation to the 401(k) Retirement Plan.

  The Company collects from its clients and remits to the U.S. Postal Service a significant amount of postage. Substantially all contracts allow the Company to pre-bill and/or require deposits from its clients to mitigate the effect on cash flow. As of March 31, 1998, accounts receivable were $95.0 million, including $27.6 million in amounts due from clients for postage.

  The Company continues to make significant investments in capital equipment, facilities, and research and development as well as to expand into new domestic and international markets. The Company believes that net cash from operations and the Company's borrowing availability will be sufficient to support operations through the next twelve months.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

  A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, changes in the global communications market, concentration in the cable television market, the Company's ability to retain existing customers and attract new customers in the global communications market as well as other high-volume service industries, the Company's continuing ability to develop products that are responsive to the evolving needs of its customers, increased competition, changes in operating expenses, changes in government regulation of the Company's customers and general economic factors in the U.S. as well as the international marketplace.

Changing Communications Market and Development of Software and Services

  The communications market is characterized by rapid technological developments, changes in client requirements, evolving industry standards and frequent new product introductions. The Company's future success will depend, in part, upon its ability to enhance its existing applications, develop and introduce new products that take advantage of technological advances and respond promptly to new client requirements and evolving industry standards. The Company has expended considerable funds to develop products to serve the changing communications market. If the communications market grows or converges more slowly than anticipated or the Company's products and services fail to achieve market acceptance, there could be a material adverse effect on the financial condition and results of operations of the Company.

  The Company's development projects are subject to all of the risks associated with the development of new software and other products based on innovative technologies. The failure of such development projects could have a material adverse effect on the financial condition and results of operations of the Company.

Dependence on the Cable Television Market

  Although the Company's current strategy is to address the needs of the global communications market and other high volume service providers, the Company is highly dependent on the cable television market. For the first quarter of 1998 and 1997, more than 60% of the Company's revenue was derived from sales to cable television service providers. Although the cable television industry outside of North America is generally expanding, the number of providers of cable television service in the U.S. has been declining, due to industry consolidation, resulting in a reduction of the number of potential cable television clients in the U.S. As the number of companies serving the available subscriber base decreases, the loss of a single client could have a greater adverse impact on the Company than in the past. Even if the number of clients remains the same, a decrease in the number of subscribers served by the Company's cable television clients would result in lower revenue for the Company. Furthermore, a decrease in the number of cable subscribers or any adverse development in the cable television market could have a material adverse effect on the financial condition and results of operations of the Company.

Concentration of Client Base

  Aggregate revenue from the Company's ten largest clients accounted for approximately 69% of total revenue for the three months ended March 31, 1998. Loss of all or a significant part of the business of any of these clients or a decrease in their respective customer bases would have a material adverse effect on the financial condition and results of operations of the Company. Three of the Company's clients, including TCI, represented approximately 38% and 42% of total revenue in the first quarter of 1998 and 1997, respectively.

Variability of Quarterly Operating Results

  The Company's quarterly and annual operating results may fluctuate from quarter to quarter and year to year depending on various factors, including the impact of significant start-up costs associated with initiating the delivery of contracted services to new clients, the hiring of additional staff, new product development and other expenses, introduction of new products by competitors, pricing pressures, the evolving and unpredictable nature of the markets in which the Company's products and services are sold and general economic conditions.

Year 2000 Compliance

  The cost of remediating the Company's "Year 2000" issues has not been determined; however, management believes that the cost of this effort will not have a material adverse effect on the Company's results of operations. There can be no assurance that the software or systems of other companies, on which certain of the Company's software and systems rely, will be timely converted, or that a failure to convert by another company will not have a material adverse effect on the Company. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Year 2000 Compliance."

New Products, Rapid Technological Changes and Competition

  The market for the Company's products and services is highly competitive, and competition is increasing as additional market opportunities arise. The Company believes its most significant competitors for customer management software and services are independent providers of such software and services and in-house systems.

  A client that accounted for approximately 9% of total revenue in the first quarter of 1998 orally advised the Company more than two years ago that it may move to an alternate solution for its customer management software requirements. Through the first quarter of 1998, no transfers of this customer's business to an alternate solution have been made. The Company believes its relations with this customer, as well as with its other customers, are good.

  In addition, competitive factors could influence or alter the Company's overall revenue mix between customer management software, services, including bill processing services, and equipment sales and leasing. Any of these events could have a material adverse effect on the financial condition and results of operations, including gross profit margins, of the Company.

Electronic Bill Presentment

  The Company's bill processing business is dependent on its ability to design, handle, print and distribute via first class mail paper-based statements and related materials. A number of companies, many with resources greater than the Company, are developing and introducing electronic bill presentment services that could reduce, if not eliminate, the need for paper statements.

  The Company has introduced products and has formed alliances with other companies for the introduction, marketing and deployment of electronic bill presentment and other electronic services. The maintenance of the Company's paper statement expertise, successful development and marketing of electronic services and rate of customer acceptance of such services are all subject to the technological, competitive and market condition risks discussed in various sections of "Certain Factors That May Affect Future Results."

Client Failure to Renew or Utilize Contracts

  Substantially all of the Company's revenue is derived from the sale of services or products under long-term contracts with its clients. The Company does not have the unilateral option to extend the terms of such contracts upon their expiration. In addition, certain of the Company's contracts do not require clients to make any minimum purchase. Others require minimum purchases that are substantially below the current level of business under such contracts, and all such contracts are cancelable by clients under certain conditions. The failure of clients to renew contracts, a reduction in usage by clients under any contracts or the cancellation of contracts could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Revenue."

International Business Activities

  The Company's strategy to diversify its customer base includes the selling of its products in a variety of international markets. To date, the Company's primary customer management software has been installed in more than 20 countries. Generally, the Company operates in U.S. dollars, which reduces but does not eliminate exposure to the adverse impact of currency fluctuations. Currently, less than 10% of the Company's customer management software and services revenue comes from international sources, and the Company is expanding its international presence, primarily through third party marketing and distribution alliances. The Company's current and proposed international business activities are subject to certain inherent risks, including, but not limited to, specific country, regional or global economic conditions, exchange rate fluctuation and its impact on liquidity, changes in the national priorities of any given country and cultural differences. There can be no assurance that such risks will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, operating results and financial condition.

Dependence on Proprietary Technology

  The Company relies on a combination of patent, trade secret and copyright laws, nondisclosure agreements, and other contractual and technical measures to protect its proprietary technology. There can be no assurance that these provisions will be adequate to protect its proprietary rights. Although the Company believes that its products and services do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company or the Company's clients.

  The Company has been advised by a cable customer that a third party has orally asserted that patents held by the third party may be infringed by the customer's use of interactive computer telephony systems, and that, should it become necessary, the customer would seek indemnification from the Company. To the best of the Company's knowledge, no legal proceedings with regard to this matter have been instituted against the customer or the Company as of the date of this Report. The Company believes that it has a substantial defense against the third party's patent infringement claims, and the Company does not believe that efforts by the third party to enforce the patents against the Company or its clients are likely to have a material adverse effect on the Company's financial position, results of operations or cash flows. There can be no assurance, however, that such claims, if brought, would not have a material adverse effect on the Company.

Management of Growth and Attraction and Retention of Key Personnel

  Management of the Company's growth may place a considerable strain on the Company's management, operations and systems. The Company's ability to execute its business strategy will depend in part upon its ability to manage the demands of a growing business. Any failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company's future success depends in large part on the continued service of its key management, sales, product development and operational personnel. The Company believes that its future success also depends on its ability to attract and retain skilled technical, managerial and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for qualified personnel is intense. The Company has from time to time experienced difficulties in recruiting qualified skilled technical personnel. Failure by the Company to attract and retain the personnel it requires could have a material adverse effect on the financial condition and results of operations of the Company.

Government Regulation

  The Company's existing and potential clients are subject to extensive regulation, and certain of the Company's revenue opportunities may depend on continued deregulation in the world-wide communications industry. In addition, the Company's clients are subject to certain regulations governing the privacy and use of the customer information that is collected and managed by the Company's products and services. Regulatory changes that adversely affect the Company's existing and potential clients could have a material adverse effect on the financial condition and results of operations of the Company.

Volatility of Stock Price

  Although the Company believes that it has the product offerings and resources needed for continuing success, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its operations. The Company's stock price, like that of other technology companies, is subject to significant volatility. The announcement of new products, services or technologies by the Company or its competitors, quarterly variations in the Company's results of operations, changes in revenue or earnings estimates by the investment community and speculation in the press or investment community are among the factors affecting the Company's stock price. In addition, the stock price may be affected by general market conditions and domestic and international macroeconomic factors unrelated to the Company's performance. Because of the foregoing reasons, recent trends should not be considered reliable indicators of future stock prices or financial results.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

  Not Applicable

                          PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

  The Company has legal proceedings incidental to its normal business activities. In the opinion of the Company, the outcome of the proceedings will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

ITEM 2. CHANGES IN SECURITIES.

  None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

  None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

  The election of directors and ratification of independent accountants have been submitted to a vote of security holders and are incorporated herein by reference to the Registrant's Definitive Proxy Statement and Notice of Annual Meeting of Stockholders dated April 17, 1998, for the annual meeting of stockholders to be held May 20, 1998.

ITEM 5. OTHER INFORMATION.

  None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

  (a) Exhibits.
 Exhibit 11 Computation of Per Share Earnings
 Exhibit 27 Financial Data Schedule

  (b) Reports on Form 8-K.
   None

                                   SIGNATURE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          USCS International, Inc.
                                          (Registrant)


                                               /s/ Douglas L. Shurtleff
                                          By: _________________________________
                                                   Douglas L. Shurtleff
                                             Senior Vice-President of Finance
                                                            and
                                                  Chief Financial Officer
                                               (Principal Financial Officer)

Dated: May 8, 1998

                                                                     APPENDIX J

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark
One)

  [X]          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended June 30, 1998

                                      OR

  [_]      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      For the Transition period from to

                        COMMISSION FILE NUMBER 0-28268

                           USCS INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              94-1727009
    (STATE OR OTHER JURISDICTION OF                 (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)                 IDENTIFICATION)

       2969 PROSPECT PARK DRIVE,
      RANCHO CORDOVA, CALIFORNIA                     95670-6148
    (ADDRESS OF PRINCIPAL EXECUTIVE                  (ZIP CODE)
               OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (916) 636-4500 (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE LAST
                                    REPORT)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                 CLASS                            OUTSTANDING AT JULY 31, 1998
                 -----                            ----------------------------
      Common Stock, $.05 par value                     23,286,188 shares

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            USCS INTERNATIONAL, INC.

                              REPORT ON FORM 10-Q
                      FOR THE QUARTER ENDED JUNE 30, 1998

                                                                       PAGE NO.
                                                                       --------
Part I. Financial Information
  Item 1. Financial Statements........................................      3
  Consolidated Condensed Balance Sheets June 30, 1998 (Unaudited) and
   December 31, 1997..................................................      4
  Consolidated Condensed Statements of Operations (Unaudited) Three
   months and six months ended June 30, 1998 and 1997.................      5
  Consolidated Condensed Statements of Comprehensive Income
   (Unaudited) Three months and six months ended June 30, 1998 and
   1997...............................................................      6
  Consolidated Condensed Statements of Cash Flows (Unaudited) Six
   months ended June 30, 1998 and 1997................................      7
  Notes to Consolidated Condensed Financial Statements................      8
  Item 2. Management's Discussion and Analysis of Financial Condition,
   Results of Operations, and Certain Factors That May Affect Future
   Results............................................................   9-18
  Item 3. Quantitative and Qualitative Disclosures About Market Risk..     19
Part II. Other Information
  Item 1. Legal Proceedings...........................................     19
  Item 2. Changes in Securities.......................................     19
  Item 3. Defaults Upon Senior Securities.............................     19
  Item 4. Submission of Matters to a Vote of Security Holders.........  19-20
  Item 5. Other Information...........................................     20
  Item 6. Exhibits and Reports on Form 8-K............................     20
  Signature...........................................................     21

                           USCS INTERNATIONAL, INC.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

  The following consolidated condensed financial statements, except for the balance sheet as of December 31, 1997, have been prepared by USCS International, Inc. (the "Company") without audit by independent public accountants, but in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of results for each period shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report to Stockholders and the Company's Annual Report on Form 10-K for the year ended December 31, 1997. The results of operations for the quarter and six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1998.

                            USCS INTERNATIONAL, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                        JUNE 30,   DECEMBER 31,
                        ASSETS                            1998         1997
                        ------                         ----------- ------------
                                                       (UNAUDITED)
Current Assets:
  Cash................................................  $ 13,165     $  2,787
  Accounts receivable, net............................    70,602       71,970
  Postage receivable..................................    24,470       25,684
  Current portion of net investment in leases.........     4,930        5,892
  Paper products and other inventory..................     4,734        4,573
  Other...............................................     8,821        9,853
                                                        --------     --------
    Total current assets..............................   126,722      120,759
Property and equipment, net...........................   100,394      101,631
Net investment in leases, net of current portion......     5,413        4,686
Other.................................................    17,665       11,543
                                                        --------     --------
    Total assets......................................  $250,194     $238,619
                                                        ========     ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Current Liabilities:
  Accounts payable and accrued expenses...............  $ 55,601     $ 62,656
  Current portion of long-term debt...................     5,622        3,865
  Deferred revenue....................................     6,101        4,529
                                                        --------     --------
    Total current liabilities.........................    67,324       71,050
Long-term debt, net of current portion................     3,454        5,453
Customer deposits.....................................    18,592       18,170
Other liabilities.....................................    12,435       12,585
                                                        --------     --------
    Total liabilities.................................   101,805      107,258
                                                        --------     --------
Stockholders' Equity:
  Preferred Stock, $.05 par value, 10,000,000 shares
   authorized; no shares issued and outstanding.......       --           --
  Common Stock, $.05 par value, 40,000,000 shares
   authorized; 23,427,582 shares issued and 23,330,099
   shares outstanding at June 30, 1998 (unaudited) and
   23,427,582 shares issued and 22,947,233 shares
   outstanding at December 31, 1997...................     1,171        1,171
  Additional paid-in capital..........................    53,329       56,504
  Retained earnings...................................    95,957       82,897
  Treasury stock......................................    (1,895)      (9,047)
  Foreign currency translation adjustment.............      (173)        (164)
                                                        --------     --------
    Total stockholders' equity........................   148,389      131,361
                                                        --------     --------
    Total liabilities and stockholders' equity........  $250,194     $238,619
                                                        ========     ========

                            USCS INTERNATIONAL, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                              THREE MONTHS   SIX MONTHS ENDED
                                             ENDED JUNE 30,      JUNE 30,
                                             --------------- -----------------
                                              1998    1997     1998     1997
                                             ------- ------- -------- --------
Revenue:
  Software and services:
    Customer management..................... $41,890 $37,655 $ 81,569 $ 75,434
    Bill processing.........................  36,360  29,521   68,673   57,919
                                             ------- ------- -------- --------
      Total.................................  78,250  67,176  150,242  133,353
  Equipment sales and services..............   7,284   5,522   13,820   10,315
                                             ------- ------- -------- --------
      Total revenue.........................  85,534  72,698  164,062  143,668
                                             ------- ------- -------- --------
Cost of revenue:
  Software and services:
    Customer management.....................  19,943  17,383   38,580   35,911
    Bill processing.........................  25,805  21,064   49,464   41,924
                                             ------- ------- -------- --------
      Total.................................  45,748  38,447   88,044   77,835
  Equipment sales and services..............   4,893   2,728    9,174    5,526
                                             ------- ------- -------- --------
      Total cost of revenue.................  50,641  41,175   97,218   83,361
                                             ------- ------- -------- --------
Gross profit................................  34,893  31,523   66,844   60,307
                                             ------- ------- -------- --------
Operating expenses:
  Research and development..................   8,532   7,860   16,657   14,731
  Selling, general and administrative.......  15,092  14,197   28,488   27,462
                                             ------- ------- -------- --------
      Total operating expenses..............  23,624  22,057   45,145   42,193
                                             ------- ------- -------- --------
Operating income............................  11,269   9,466   21,699   18,114
Interest expense, net.......................     136     186      289      355
                                             ------- ------- -------- --------
Income before income taxes..................  11,133   9,280   21,410   17,759
Income tax provision........................   4,342   3,678    8,350    7,104
                                             ------- ------- -------- --------
Net income.................................. $ 6,791 $ 5,602 $ 13,060 $ 10,655
                                             ======= ======= ======== ========
Earnings per share:
  Basic..................................... $  0.29 $  0.24 $   0.56 $   0.46
  Diluted................................... $  0.28 $  0.23 $   0.55 $   0.44
Weighted average common shares and
 equivalents:
  Basic.....................................  23,356  23,152   23,195   23,124
  Diluted...................................  24,099  24,285   23,930   24,209

                            USCS INTERNATIONAL, INC.

                      CONSOLIDATED CONDENSED STATEMENTS OF
                              COMPREHENSIVE INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                THREE MONTHS
                                                    ENDED        SIX MONTHS
                                                  JUNE 30,     ENDED JUNE 30,
                                                -------------- ----------------
                                                 1998    1997   1998     1997
                                                ------  ------ -------  -------
Net income..................................... $6,791  $5,602 $13,060  $10,655
Other comprehensive income:
  Foreign currency translation adjustment......    (21)     48      (9)     (19)
                                                ------  ------ -------  -------
  Comprehensive income......................... $6,770  $5,650 $13,051  $10,636
                                                ======  ====== =======  =======

                            USCS INTERNATIONAL, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 SIX MONTHS
                                                               ENDED JUNE 30,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
Cash flows from operating activities:
  Net income.................................................. $13,060  $10,655
  Depreciation and amortization...............................  13,496   11,558
  Net change in operating assets and liabilities..............   1,668   (5,239)
                                                               -------  -------
Net cash provided by operating activities.....................  28,224   16,974
                                                               -------  -------
Cash flows from investing activities:
  Capital expenditures, net................................... (12,098) (11,990)
  Other.......................................................  (2,950)  (3,020)
                                                               -------  -------
Net cash used in investing activities......................... (15,048) (15,010)
                                                               -------  -------
Cash flows from financing activities:
  Net paydown under revolving credit agreement................  (4,000)     --
  Payments on long-term debt..................................  (3,669)  (3,394)
  Proceeds from issuance of long-term debt....................   7,427      --
  Proceeds from issuance of common stock......................     --     1,619
  Purchases of treasury stock net of issuances................  (2,556)     --
                                                               -------  -------
Net cash used in financing activities.........................  (2,798)  (1,775)
                                                               -------  -------
Net increase in cash..........................................  10,378      189
Cash at January 1.............................................   2,787    8,452
                                                               -------  -------
Cash at June 30............................................... $13,165  $ 8,641
                                                               =======  =======
Supplemental Schedule of Noncash Financing Activities:
  Contribution of Company shares to 401(k).................... $ 6,533  $   --
                                                               =======  =======

                           USCS INTERNATIONAL, INC.

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. LONG-TERM DEBT

  The Company has a five-year unsecured revolving credit line, expiring September 2001, with two banks in the amount of $50 million. Borrowings under the agreement bear interest at the Company's choice of LIBOR (plus a margin ranging from .55% to 1.25%), the bank's base rate or a quoted rate. Under the borrowing agreement, the Company is required to maintain certain financial ratios and meet a net worth test.

2. TREASURY STOCK

  The Company, from time to time, at the authorization of the Board of Directors, repurchases shares of the Company's common stock to be held as treasury stock with reservation of such treasury stock for future issuance under various employee stock purchase and incentive stock option plans and for distributions to the Company's 401(k) Retirement Plan.

  In March 1998, the Company contributed approximately 312,000 shares of treasury stock to the Company's 401(k) Retirement Plan. The fair market value on the date of contribution was $6,533,000.

3. EARNINGS PER SHARE

  The Company has presented earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). All previously reported amounts have been restated to conform to SFAS 128. Under SFAS 128, basic earnings per share are computed using the weighted average number of outstanding registered shares. Diluted earnings per share are computed using weighted average registered shares and common stock equivalents, including the net shares issuable upon exercise of stock options when dilutive.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

  This Quarterly Report contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts or statements of current status are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risks and uncertainties set forth under the caption "Certain Factors That May Affect Future Results." The Company's future results may differ significantly from the results and forward-looking statements discussed in this Report.

  Founded in 1969, the Company is a leading global provider of customer management software and services to the communications and other service industries. The Company's revenues are derived primarily from providing software to cable television and multi-service providers worldwide, as well as bill processing services to cable television, telecommunications, financial services, utilities and other service industries. Software and bill processing services are generally offered to North American cable television providers under bundled service arrangements. Outside of North America, software is generally sold exclusive of the bill processing. Most of the Company's revenue is based on the number of subscribers or end-users of the Company's clients, the number of billing statements mailed and/or the number of images produced under contracts with terms ranging from three to seven years. Clients are billed monthly, generally based on the number of end-users they serve. As a result, a significant portion of the Company's revenue is recurring and increases as the service provider's customer base grows. In addition, the Company sells computer hardware and provides associated maintenance. Leasing is provided as an alternative to equipment purchases for clients.

  The Company sells its software and services to cable television and multi-service providers in North America and the U.K. primarily through a direct sales force. Outside of North America and the U.K., the Company markets its software primarily through strategic alliances with companies specializing in system integration or computer hardware manufacturing that are capable of providing local sales and support. Building and maintaining relationships with its clients is an important part of the Company's strategy because selling cycles can extend a year or longer. The Company has committed increased resources to the diversification of its customer base, focusing primarily on international, multi-service, telecommunications and other high-volume markets because it believes these represent opportunities to grow at rates greater than, and decrease its dependence upon, the U.S. cable television marketplace.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the Company's consolidated condensed statements of operations and the percentage of revenue represented by each line item (dollars in thousands):

                         THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                         ----------------------------  ------------------------------
                             1998           1997            1998            1997
                         -------------  -------------  --------------  --------------
                                                (UNAUDITED)
Revenue:
 Software and services:
 Customer management.... $41,890  49.0% $37,655  51.8% $ 81,569  49.7% $ 75,434  52.5%
 Bill processing........  36,360  42.5   29,521  40.6    68,673  41.9    57,919  40.3
                         ------- -----  ------- -----  -------- -----  -------- -----
   Total................  78,250  91.5   67,176  92.4   150,242  91.6   133,353  92.8
 Equipment sales and
  services..............   7,284   8.5    5,522   7.6    13,820   8.4    10,315   7.2
                         ------- -----  ------- -----  -------- -----  -------- -----
   Total revenue........  85,534 100.0   72,698 100.0   164,062 100.0   143,668 100.0
                         ------- -----  ------- -----  -------- -----  -------- -----
Cost of revenue:
 Software and services:
 Customer management....  19,943  23.3   17,383  23.9    38,580  23.5    35,911  25.0
 Bill processing........  25,805  30.2   21,064  29.0    49,464  30.2    41,924  29.2
                         ------- -----  ------- -----  -------- -----  -------- -----
   Total................  45,748  53.5   38,447  52.9    88,044  53.7    77,835  54.2
 Equipment sales and
  services..............   4,893   5.7    2,728   3.7     9,174   5.6     5,526   3.8
                         ------- -----  ------- -----  -------- -----  -------- -----
   Total cost of
    revenue.............  50,641  59.2   41,175  56.6    97,218  59.3    83,361  58.0
                         ------- -----  ------- -----  -------- -----  -------- -----
Gross profit............  34,893  40.8   31,523  43.4    66,844  40.7    60,307  42.0
                         ------- -----  ------- -----  -------- -----  -------- -----
Operating expenses:
 Research and
  development...........   8,532  10.0    7,860  10.8    16,657  10.1    14,731  10.3
 Selling, general and
  administrative........  15,092  17.6   14,197  19.5    28,488  17.4    27,462  19.1
                         ------- -----  ------- -----  -------- -----  -------- -----
   Total operating
    expenses............  23,624  27.6   22,057  30.3    45,145  27.5    42,193  29.4
                         ------- -----  ------- -----  -------- -----  -------- -----
Operating income........  11,269  13.2    9,466  13.1    21,699  13.2    18,114  12.6
Interest expense........     136    .2      186    .3       289    .2       355    .2
                         ------- -----  ------- -----  -------- -----  -------- -----
Income before income
 taxes..................  11,133  13.0    9,280  12.8    21,410  13.0    17,759  12.4
Income tax provision....   4,342   5.1    3,678   5.1     8,350   5.0     7,104   5.0
                         ------- -----  ------- -----  -------- -----  -------- -----
Net income.............. $ 6,791   7.9% $ 5,602   7.7% $ 13,060   8.0% $ 10,655   7.4%
                         ======= =====  ======= =====  ======== =====  ======== =====

  The following table sets forth revenue and percentage of revenue by line item exclusive of a discontinued customer, revenue of a discontinued customer and total revenue (dollars in thousands):

                         THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                         ----------------------------  ------------------------------
                             1998           1997            1998            1997
                         -------------  -------------  --------------  --------------
                                                (UNAUDITED)
Revenue:
 Software and services:
   Customer management.. $32,372  37.8% $26,911  37.0% $ 61,816  37.7% $ 53,700  37.4%
   Bill processing......  34,906  40.8   28,957  39.9    66,472  40.5    57,101  39.7
 Equipment sales and
  services..............   5,880   6.9    3,223   4.4    10,804   6.6     5,993   4.2
                         ------- -----  ------- -----  -------- -----  -------- -----
     Total..............  73,158  85.5   59,091  81.3   139,092  84.8   116,794  81.3
 Discontinued customer..  12,376  14.5   13,607  18.7    24,970  15.2    26,874  18.7
                         ------- -----  ------- -----  -------- -----  -------- -----
     Total.............. $85,534 100.0% $72,698 100.0% $164,062 100.0% $143,668 100.0%
                         ======= =====  ======= =====  ======== =====  ======== =====

Revenue

  Revenue is derived primarily from providing customer management software and services to cable television and multi-service providers in more than 20 countries and from providing bill processing services primarily to telecommunications companies in the U.S. Software and bill processing services to cable television and multi-service providers are provided generally under bundled service arrangements. In addition, the Company sells computer hardware and associated maintenance and leasing services to cable television service providers in connection with licensing the Company's software and provides design, printing and graphics services in connection with its bill processing services. Most of the software and services revenue is based on the number of end-users of the services of the Company's clients, the number of bills mailed and/or the number of images produced under long-term contracts, which usually have terms ranging from three to seven years. The Company generally recognizes software and bill processing services revenue (collectively referred to as "software and services revenue") as services are performed. Certain of the Company's software licenses provide for fixed or minimum fees. Fixed fees and the present value of minimum fees under software licenses are recognized as revenue upon installation. Such amounts have not been material. Most contracts include provisions for inflation-based adjustments, including changes in paper costs.

  Total revenue increased by 18% to $85.5 million in the second quarter of 1998 from $72.7 million in the comparable quarter in 1997. The increase in the 1998 second quarter over the same period in 1997 was attributable to growth in revenue from customer management software and services of $4.2 million or 11%, growth in bill processing of $6.8 million or 23%, and an increase in equipment sales and services of $1.8 million or 32%.

  Total revenue increased by 14% to $164.1 million for the six months ended June 30, 1998 from $143.7 million in the comparable period in 1997. The increase in the first six months of 1998 over the same period in 1997 was attributable to growth in revenue from customer management software and services of $6.1 million or 8%, growth in bill processing of $10.8 million or 19%, and an increase in equipment sales and services of $3.5 million or 34%.

  Telecommunications, Inc. ("TCI") represented approximately 15% of the Company's revenue in the second quarter and six months ended June 30, 1998 and 19% in the same periods in 1997. Several years ago, TCI announced and began development of an in-house system to replace the Company's customer management software. On August 11, 1997, TCI informed the Company that it had agreed to sell its partially developed in-house system to a competitor and was going to enter into an exclusive long-term contract for customer management software with that competitor. Under the contract between TCI and the Company, which expires on December 31, 1999, TCI may remove subscribers after giving ninety days' notice without significant economic penalty. Although TCI has not provided the Company with a definitive schedule for conversion of the TCI subscribers to the competitor's software, the conversions have begun and it is believed that TCI and the competitor wish to complete the transfer by the end of 1998. Additionally, the Company believes that TCI's contract with the competitor provides financial incentives to TCI for converting subscribers of certain TCI affiliates, some of whom are currently clients of the Company, to the competitor's software. Revenue from TCI has declined in absolute dollars from $13.6 million in the second quarter 1997 to $12.4 million in the second quarter 1998 or 9% and from $26.9 million for the six months ended June 30, 1997 to $25.0 million in the same period in 1998. The decrease was primarily from a reduction in the number of subscribers serviced by TCI and services purchased by TCI. The number of total TCI subscribers on the Company's software declined by approximately 3.7 million or 34% as of June 30, 1998, compared to December 31, 1997. The actual rate of decline in the number of TCI subscribers served and revenue derived from TCI cannot be definitively estimated on a quarter by quarter basis. However, the Company believes the decline in revenue from TCI will increase throughout the year. The Company is mitigating the impact of this by aggressively pursuing other domestic and international opportunities and allocating the Company's resources to other existing or new customers. If these efforts are not fully successful in mitigating the loss of TCI business, the Company believes that it has sufficient financial resources and borrowing ability to meet its obligations and fulfill its customer commitments during and after the conversion period. To the extent the Company is not successful in generating additional revenue to offset the expected decline in revenue from TCI, such decline in revenue could have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

  Customer management software and services revenue, exclusive of revenue from TCI, increased by 20% to $32.4 million in the second quarter of 1998 from $26.9 million in the comparable 1997 quarter. Bill processing revenue as a stand-alone service increased by 21% to $34.9 million in the second quarter of 1998 from $29.0 million in the comparable quarter of the prior year. Equipment sales and services revenue increased to $5.9 million in the second quarter of 1998 from $3.2 in the second quarter of 1997.

  Customer management software and services revenue, exclusive of revenue from TCI, increased by 15% to $61.8 million for the six months ended June 30, 1998 from $53.7 million for the same period in 1997. Bill processing revenue increased by 16% to $66.5 million for the six months ended June 30, 1998 from $57.1 million for the same period in 1997. Equipment sales and services revenue increased to $10.8 million for the six months ended June 30, 1998 from $6.0 million for the same period in 1997.

  Growth in customer management software and services revenue for the second quarter and six months ending June 30, 1998 compared to the same periods in 1997, exclusive of revenue from TCI, came primarily from increases in the number of subscribers of existing and new clients in the U.S. and international markets, increases in prices allowed by existing contracts, and migration of clients to higher-priced services. Growth in bill processing revenue was derived from an increase in the volume of statements and images produced because of the internal growth of existing customers and the acquisition of new customers, primarily in telecommunications and other high-volume markets. The increase in equipment sales and services revenue was primarily the result of large equipment sales in the first and second quarters of 1998 and increased leasing revenues related to new leasing transactions which occurred in the latter part of 1997. Equipment sales volumes experienced in prior quarters should not be considered indicative of future equipment sales volumes.

  Three significant clients, including TCI, accounted for $31.4 million and $30.0 million or 37% and 41% of total revenue in the second quarter of 1998 and 1997, respectively, and $61.5 million and $59.7 million or 37% and 42% of total revenue for the six months ended June 30, 1998 and 1997, respectively. See "Certain Factors That May Affect Future Results" regarding these clients and other factors that may impact future revenue.

Cost of Revenue and Gross Profit

  Cost of software and services revenue consists primarily of direct labor, equipment-related expenses, cost of materials such as paper, and facilities expense. Cost of equipment sales and services revenue consists primarily of computer hardware purchased for resale or lease and third-party maintenance.

  The Company's gross profit margin of approximately 41% in the second quarter of 1998 was lower than the second quarter 1997 gross margin of approximately 43%. The gross profit margin for the six months ending June 30, 1998 was 41% compared to 42% for the same period in 1997. The software and services gross profit margin slightly declined to approximately 42% in the second quarter of 1998 from approximately 43% for the same period in 1997. The software and services gross profit margin for the six months ending June 30, 1998 was approximately 41% compared to 42% for the same period in 1997. The customer management software and services gross profit margin was 52% in the second quarter of 1998 compared to 54% in the second quarter of 1997. The gross profit margin for customer management software and services for the six months ending June 30, 1998 was 53% compared to 52% for the same period in 1997. The bill processing services gross profit margin of 29% in the second quarter of 1998 equaled the 1997 second quarter gross margin. The bill processing gross profit margin of 28% for the first six months ending June 30, 1998 equaled the gross profit margin for the same period in 1997. The gross profit margin on equipment-related revenue decreased to 33% and 34% in the second quarter and six months ending June 30, 1998 from 51% and 46% for the same periods in 1997, respectively.

  The gross profit margin decrease in customer management software and services in the second quarter of 1998, as well as the relatively static gross profit margin for the six months ended June 30, 1998, compared to the same periods in 1997, was attributed to temporary inefficiencies associated with transitioning new customers on to the Company's products and services while transitioning TCI off. The decline in the software and services gross profit margin, consisting of customer management and bill processing, was due to the inefficiency cited above as well as a shift in revenue mix consisting of an increased percentage of the gross profit contribution flowing from the lower margin bill processing business. Gross margins on equipment sales and services typically vary based on the mix of equipment sales and services and underlying demand. The decline in the second quarter and six months ended June 30, 1998 equipment sales and services gross profit margin, in comparison to the same period in the prior year, was attributable to discounting on equipment sales and increased depreciation expense on leased equipment.

Research and Development

  Research and development costs relate primarily to ongoing product development and consist of personnel costs, consulting, testing, supplies, facilities and depreciation expenses. Once the product under development reaches technological feasibility, the development expenditures are capitalized and amortized.

  Research and development expense was $8.5 million or 10% of revenue in the second quarter of 1998 compared to $7.9 million, or 11% of revenue, for the same period in 1997. For the six months ended June 30, 1998, research and development expense was $16.7 million or 10% of revenue compared to $14.7 million, also approximately 10% of revenue, for the same period in 1997. The increased expenditures are attributable to the Company's commitment to the development of new products and enhancements to existing products.

Year 2000 Compliance

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

  The Company has identified, assessed and remedied some known "Year 2000" date issues and is continuing to identify, assess and evaluate the full scope of this issue as it relates to its software products, infrastructure-related hardware and software, and third-party products. While identification and assessment are an ongoing process, the Company believes, based on current known information, that it can effectively mitigate any "Year 2000" date issues, dependent upon cooperation from third parties. However, such modification of software products, infrastructure-related hardware and software and third-party products is subject to all the risks of development. If the Company's efforts and/or third parties are not successful in the timely mitigation of "Year 2000" issues, the impact on the Company will be significant.

  The cost of remediating the Company's "Year 2000" issues has not been determined; however, management believes that the cost of this effort will not have a material adverse effect on the Company's results of operations. There can be no assurance that the software or systems of other companies, on which certain of the Company's software and systems rely, will be timely converted, or that a failure to convert by another company will not have a material adverse effect on the Company.

Selling, General and Administrative

  Selling expenses consist of compensation for sales and marketing personnel including commissions and related bonuses, travel, trade shows and promotional expenses. General and administrative expenses consist of compensation for administration, finance and general management personnel, as well as legal and accounting fees.

  Total selling, general and administrative expenses increased by approximately 6% and 4% in the second quarter and six months ended June 30, 1998 in comparison to the same periods in 1997. Selling and marketing expenditures increased by 8% in the second quarter of 1998 compared to the second quarter of 1997. As a percentage of revenue, selling and marketing expenditures decreased by less than 1% in the second quarter and first six months of 1998 compared to the same periods in 1997. General and administrative expenses for the second quarter and six months ended June 30, 1998 increased approximately 5% and 2% compared to the same periods in 1997. As a percentage of revenue, general and administrative expense in the second quarter and first six months of 1998 declined by approximately 1% compared to the same periods in 1997. The decline in selling, general and administrative expense as a percentage of revenue in the second quarter and six months ended June 30, 1998 when compared to the same periods in 1997 was due to increased revenue coupled with cost containment efforts.

Interest Expense

  Interest expense consists of interest on borrowings under revolving credit agreements, revenue bonds pertaining to certain of the Company's facilities and notes and credit agreements related to the Company's leasing subsidiary. Interest expense for the three and six months ended June 30, 1998 was unchanged in comparison to the same periods in 1997.

Income Taxes

  The Company's provision for income taxes represents estimated federal, state and foreign income taxes. The income tax rate for the three and six months ended June 30, 1998 was 39%, approximately one percentage point lower than the 1997 comparable periods. The rate decline is attributable to the mix of foreign and domestic income and the application of tax reduction strategies.

Net Income

  Net income increased by $1.2 million or 21% and by $2.4 million or 23% in the second quarter and six months ended June 30, 1998 compared to the same periods in 1997, respectively. Diluted earnings per share for the quarter were $0.28 per share in 1998 compared to $0.23 per share in 1997, and were $0.55 for the first six months of 1998 compared to $0.44 in 1997. This represents a 22% increase for the quarter and a 25% year-to-date increase over the same periods in 1997. Diluted shares used in the calculation decreased by approximately 1% in 1998 compared to the same periods in 1997. The increase in net income for the second quarter and first six months of 1998 compared to 1997 is attributable to the factors cited above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's financial condition and liquidity remained strong through the second quarter of 1998. Total long-term debt, including the current portion, was $9.1 million as of June 30, 1998 compared to $9.3 million at December 31, 1997. Of the debt outstanding at June 30, 1998, $8.6 million pertains to the Company's leasing subsidiary and is collateralized, without recourse, by rents receivable. At June 30, 1998, the Company had an available $50 million line of credit. There were no borrowings outstanding at June 30, 1998. Total capital expenditures through the second quarter of 1998 were $12.1 million compared to $12.0 million in the same period in 1997. The Company, in 1998, has expended approximately $2.6 million, net of issuances, for the repurchase of stock. In addition, the Company has issued approximately 312,000 shares of treasury stock to fund its $6.5 million obligation to the 401(k) Retirement Plan.

  The Company collects from its clients and remits to the U.S. Postal Service a significant amount of postage. Substantially all contracts allow the Company to pre-bill and/or require deposits from its clients to mitigate the effect on cash flow. As of June 30, 1998, accounts receivable were $95.1 million, including $24.5 million in amounts due from clients for postage.

  The Company continues to make significant investments in capital equipment, facilities, and research and development as well as to expand into new domestic and international markets. The Company believes that net cash from operations and the Company's borrowing availability will be sufficient to support operations through the next twelve months.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

  A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, changes in the global communications market, concentration in the cable television market, the Company's ability to retain existing customers and attract new customers in the global communications market as well as other high-volume service industries, the Company's continuing ability to develop products that are responsive to the evolving needs of its customers, increased competition, changes in operating expenses, changes in government regulation of the Company's customers and general economic factors in the U.S. as well as the international marketplace.

Changing Communications Market and Development of Software and Services

  The communications market is characterized by rapid technological developments, changes in client requirements, evolving industry standards and frequent new product introductions. The Company's future success will depend, in part, upon its ability to enhance its existing applications, develop and introduce new products that take advantage of technological advances and respond promptly to new client requirements and evolving industry standards. The Company has expended considerable funds to develop products to serve the changing communications market. If the communications market grows or converges more slowly than anticipated or the Company's products and services fail to achieve market acceptance, there could be a material adverse effect on the financial condition and results of operations of the Company.

  The Company's development projects are subject to all of the risks associated with the development of new software and other products based on innovative technologies. The failure of such development projects could have a material adverse effect on the financial condition and results of operations of the Company.

Dependence on the Cable Television Market

  Although the Company's current strategy is to address the needs of the global communications market and other high volume service providers, the Company is highly dependent on the cable television market. For the three and six months ended June 30, 1998, more than 55% of the Company's revenue was derived from sales to cable television service providers. Although the cable television industry outside of North America is generally expanding, the number of providers of cable television service in the U.S. has been declining, due to industry consolidation, resulting in a reduction of the number of potential cable television clients in the U.S. As the number of companies serving the available subscriber base decreases, the loss of a single client could have a greater adverse impact on the Company than in the past. Even if the number of clients remains the same, a decrease in the number of subscribers served by the Company's cable television clients would result in lower revenue for the Company. Furthermore, a decrease in the number of cable subscribers or any adverse development in the cable television market could have a material adverse effect on the financial condition and results of operations of the Company.

Concentration of Client Base

  Aggregate revenue from the Company's ten largest clients accounted for approximately 65% of total revenue for the three and six months ended June 30, 1998. Loss of all or a significant part of the business of any of these clients or a decrease in their respective customer bases would have a material adverse effect on the financial condition and results of operations of the Company. Three of the Company's clients, including TCI, represented approximately 37% and 41% of total revenue in the second quarter of 1998 and 1997 and 37% and 42% of total revenue for the six months ended June 30, 1998 and 1997, respectively.

Variability of Quarterly Operating Results

  The Company's quarterly and annual operating results may fluctuate from quarter to quarter and year to year depending on various factors, including the impact of significant start-up costs associated with initiating the delivery of contracted services to new clients, the hiring of additional staff, new product development and other expenses, introduction of new products by competitors, pricing pressures, the effect of acquisitions, the evolving and unpredictable nature of the markets in which the Company's products and services are sold and general economic conditions.

Year 2000 Compliance

  The cost of remediating the Company's "Year 2000" issues has not been determined; however, management believes that the cost of this effort will not have a material adverse effect on the Company's results of operations. There can be no assurance that the software or systems of other companies, on which certain of the Company's software and systems rely, will be timely converted, or that a failure to convert by another company will not have a material adverse effect on the Company. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Year 2000 Compliance."

New Products, Rapid Technological Changes and Competition

  The market for the Company's products and services is highly competitive, and competition is increasing as additional market opportunities arise. The Company believes its most significant competitors for customer management software and services are independent providers of such software and services and in-house systems.

  In addition, competitive factors could influence or alter the Company's overall revenue mix between customer management software, services, including bill processing services, and equipment sales and leasing. Any of these events could have a material adverse effect on the financial condition and results of operations, including gross profit margins, of the Company.

Electronic Bill Presentment

  The Company's bill processing business is dependent on its ability to design, handle, print and distribute via first class mail paper-based statements and related materials. A number of companies, many with resources greater than the Company, are developing and introducing electronic bill presentment services that could reduce, if not eliminate, the need for paper statements.

  The Company has introduced products, begun customer applications and pilots, and has formed alliances with other companies for the introduction, marketing and deployment of electronic bill presentment and other electronic services. The maintenance of the Company's paper statement expertise, successful development and marketing of electronic services and rate of customer acceptance of such services are all subject to the technological, competitive and market condition risks discussed in various sections of "Certain Factors That May Affect Future Results."

Client Failure to Renew or Utilize Contracts

  Substantially all of the Company's revenue is derived from the sale of services or products under long-term contracts with its clients. The Company does not have the unilateral option to extend the terms of such contracts upon their expiration. In addition, certain of the Company's contracts do not require clients to make any minimum purchase. Others require minimum purchases that are substantially below the current level of business under such contracts, and all such contracts are cancelable by clients under certain conditions. The failure of clients to renew contracts, a reduction in usage by clients under any contracts or the cancellation of contracts could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Revenue."

International Business Activities

  The Company's strategy to diversify its customer base includes the selling of its products in a variety of international markets. To date, the Company's primary customer management software has been installed in more than 20 countries. Generally, the Company operates in U.S. dollars, which reduces but does not eliminate exposure to the adverse impact of currency fluctuations. Currently, less than 10% of the Company's customer management software and services revenue comes from international sources, and the Company is expanding its international presence, primarily through third party marketing and distribution alliances. The Company's current and proposed international business activities are subject to certain inherent risks, including, but not limited to, specific country, regional or global economic conditions, exchange rate fluctuation and its impact on liquidity, changes in the national priorities of any given country and cultural differences. There can be no assurance that such risks will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, operating results and financial condition.

Dependence on Proprietary Technology

  The Company relies on a combination of patent, trade secret and copyright laws, nondisclosure agreements, and other contractual and technical measures to protect its proprietary technology. There can be no assurance that these provisions will be adequate to protect its proprietary rights. Although the Company believes that its products and services do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company or the Company's clients.

  The Company has been advised by a cable customer that a third party has orally asserted that patents held by the third party may be infringed by the customer's use of interactive computer telephony systems, and that, should it become necessary, the customer would seek indemnification from the Company. To the best of the Company's knowledge, no legal proceedings with regard to this matter have been instituted against the customer or the Company as of the date of this Report. The Company believes that it has a substantial defense against the third party's patent infringement claims, and the Company does not believe that efforts by the third party to enforce the patents against the Company or its clients are likely to have a material adverse effect on the Company's financial position, results of operations or cash flows. There can be no assurance, however, that such claims, if brought, would not have a material adverse effect on the Company.

Management of Growth and Attraction and Retention of Key Personnel

  Management of the Company's growth, which may occur both internally and through acquisitions, may place a considerable strain on the Company's management, operations and systems. The Company's ability to execute its business strategy will depend in part upon its ability to manage the demands of a growing business. Any failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company's future success depends in large part on the continued service of its key management, sales, product development and operational personnel. The Company believes that its future success also depends on its ability to attract and retain skilled technical, managerial and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for qualified personnel is intense. The Company has from time to time experienced difficulties in recruiting qualified skilled technical personnel. Failure by the Company to attract and retain the personnel it requires could have a material adverse effect on the financial condition and results of operations of the Company.

Government Regulation

  The Company's existing and potential clients are subject to extensive regulation, and certain of the Company's revenue opportunities may depend on continued deregulation in the world-wide communications industry. In addition, the Company's clients are subject to certain regulations governing the privacy and use of the customer information that is collected and managed by the Company's products and services. Regulatory changes that adversely affect the Company's existing and potential clients could have a material adverse effect on the financial condition and results of operations of the Company.

Volatility of Stock Price

  Although the Company believes that it has the product offerings and resources needed for continuing success, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its operations. The Company's stock price, like that of other technology companies, is subject to significant volatility. The announcement of new products, services or technologies by the Company or its competitors, quarterly variations in the Company's results of operations, changes in revenue or earnings estimates by the investment community and speculation in the press or investment community are among the factors affecting the Company's stock price. In addition, the stock price may be affected by general market conditions and domestic and international macroeconomic factors unrelated to the Company's performance. Because of the foregoing reasons, recent trends should not be considered reliable indicators of future stock prices or financial results.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Not Applicable

                          PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

  The Company has legal proceedings incidental to its normal business activities. In the opinion of the Company, the outcome of the proceedings will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

ITEM 2. CHANGES IN SECURITIES.

  None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

  None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

  (a) The 1997 annual meeting (the "Annual Meeting") of stockholders of USCS International, Inc. was held on May 20, 1998, and 19,367,217 (82.6%) shares were present in person or by proxy.

  (b) The following persons were elected as Class II directors at the Annual
Meeting:

                       Class II (term expiring in 2001)
                            ----------------------
                               James L. Hesburgh
                                Thomas A. Page
                               Larry W. Wangberg

  The following directors terms of office continued after the Annual Meeting.

                        Class I (term expiring in 2000)
                            ----------------------
                                James C. Castle
                                 John W. Clark
                               Charles D. Martin

                       Class III (term expiring in 1999)
                            ----------------------
                            George L. Argyros, Sr.
                                Daniel R. Hesse
                              Michael F. McGrail

  (c) (i) Votes were cast or withheld in the election of Class II directors at the Annual Meeting as follows:

      CLASS II DIRECTOR                                 FOR     WITHHELD AGAINST
      -----------------                              ---------- -------- -------
      James L. Hesburgh............................. 19,079,263 287,954      0
      Thomas A. Page................................ 19,100,224 266,993      0
      Larry W. Wangberg............................. 18,386,958 980,259      0

   (ii) Votes were cast at the Annual Meeting with respect to ratification of Price Waterhouse LLP as the Company's independent accountants for 1998:

                     For:                       19,199,240
                     Against:                      149,184
                     Abstain:                       18,793

     This matter received sufficient votes to pass.

    (iii) During the meeting there were no broker non-votes.

ITEM 5. OTHER INFORMATION.

  None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

  (a) Exhibits.

   Exhibit 10 Addendum to the Statement Production Services Agreement dated as of August 20, 1993 between International Billing Services and Ameritech Corporation.

   Exhibit 10.1 Second Amendment to Amended, Consolidated and Restated Credit Agreement dated as of September 30, 1996 among USCS International, Inc. and NationsBank, N.A.

   Exhibit 11 Computation of Per Share Earnings

   Exhibit 27 Financial Data Schedule

  (b) Reports on Form 8-K.

  None

                                   SIGNATURE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          USCS International, Inc.
                                          (Registrant)

Dated: August 7, 1998                          /s/ Douglas L. Shurtleff
                                          By: _________________________________
                                                   Douglas L. Shurtleff
                                             Senior Vice-President of Finance
                                                            and
                                                  Chief Financial Officer
                                               (Principal Financial Officer)

                                                                      APPENDIX K


333 West 11th Street
Kansas City, Missouri 64105

                               DST SYSTEMS, INC.

                           NOTICE AND PROXY STATEMENT

                                      FOR

                       THE ANNUAL MEETING OF STOCKHOLDERS

                             TUESDAY, MAY 12, 1998

                            YOUR VOTE IS IMPORTANT!

 Please mark, date and sign the enclosed Proxy or Instruction Cardand promptly return it in the enclosed envelope.

MAILING OF THIS NOTICE AND PROXY STATEMENT, AND THE ACCOMPANYING PROXY OR INSTRUCTION CARD AND 1997 ANNUAL REPORT, COMMENCED ON OR ABOUT MARCH 31, 1998.

                               DST SYSTEMS, INC.
                             333 WEST 11TH STREET
                          KANSAS CITY, MISSOURI 64105

                                PROXY STATEMENT
                                      AND
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 12, 1998

  You are hereby notified of and cordially invited to attend the Annual Meeting of Stockholders of DST Systems, Inc., a Delaware corporation ("DST"), to be held at the Muehlebach Tower, Truman-A Room, Kansas City Marriott Downtown, 200 West 12th Street (12th Street and Wyandotte), Kansas City, Missouri, at 10:30 a.m., Central Time, on Tuesday, May 12, 1998, to consider and vote upon the following matters:

    1. Election of two directors; and

    2. Such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.

  The Board of Directors has set the close of business on March 17, 1998 as the record date for determining which stockholders are entitled to notice of and to vote at this meeting or any adjournment thereof.

  It is important that your shares be represented at the meeting. A Proxy Card is enclosed for those of you who hold shares directly. If you are a participant in The Employee Stock Ownership Plan and Trust Agreement of DST Systems, Inc., an Instruction Card is enclosed to permit you to direct the vote of shares allocated to you under that Plan. Please date the card, sign it and promptly return it in the enclosed envelope, which requires no postage if mailed in the United States. Alternatively, you may cast your votes electronically as described on the enclosed card.

  If you own shares registered in the name of a broker, you should receive a card from that broker permitting you to direct the broker to vote those shares.

  Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to participate in the Annual Meeting of Stockholders should contact DST's Corporate Secretary at the above address, (816) 435-4636. To provide DST sufficient time to arrange for reasonable assistance, please submit all such requests by May 1, 1998.

                                          By Order of the Board of Directors,

                                          /s/ Robert C. Canfield

                                          Robert C. Canfield
                                          Senior Vice President, General
                                           Counsel
                                          and Secretary

The date of this Notice is March 31, 1998.

                               DST SYSTEMS, INC.
                              333 WEST 11TH STREET
                          KANSAS CITY, MISSOURI 64105

                                PROXY STATEMENT

                                    CONTENTS

                                                                            PAGE
                                                                            ----
Voting.....................................................................   1
Principal Stockholders and Stockholdings of Management.....................   3
Proposal--Election of Two Directors........................................   5
The Board of Directors.....................................................   6
Executive Compensation.....................................................  12
Other Matters..............................................................  16

                                PROXY STATEMENT

  This statement is being mailed on or about March 31, 1998, to all stockholders of record at the close of business on March 17, 1998, the record date ("Record Date") for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders of DST Systems, Inc. ("DST") to be held at 10:30 a.m. Central Time, on Tuesday, May 12, 1998, at the Muehlebach Tower, Truman-A Room, Kansas City Marriott Downtown, 200 West 12th Street (12th Street and Wyandotte), Kansas City, Missouri ("Annual Meeting"). This statement is furnished in connection with the solicitation by the Board of Directors of DST ("DST Board") of your proxy or instructions to vote on the proposal to be considered at the Annual Meeting and is accompanied by both the Annual Report to stockholders of DST for the year ended December 31, 1997, containing certain financial information, and by a Proxy Card or an Instruction Card.

                                    VOTING

  PROPOSAL. At the Annual Meeting, the DST Board intends to present the election of two directors to the stockholders for their consideration and vote. The DST Board knows of no other matters that will be presented or voted on at the Annual Meeting. Stockholders do not have any dissenters' rights of appraisal in connection with the election of two directors.

  GENERAL VOTING RULES. Only the holders of record of DST's common stock, par value $0.01 per share (the "DST Common Stock"), at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The DST Common Stock is DST's only class of voting securities outstanding. On the Record Date, DST had outstanding 48,936,953 shares of DST Common Stock.

  The Amended and Restated By-laws of DST (the "By-laws") entitle each stockholder to cast one vote for each share of DST Common Stock held by such stockholder on the Record Date on all matters to be voted on at the Annual Meeting other than the election of directors.

  In order for any of the proposals to be approved at the Annual Meeting, a quorum of DST stockholders must be present at the meeting, either in person or through a proxy, regardless of whether such stockholders vote their shares. The holders of a majority of the shares of DST Common Stock outstanding on the Record Date constitute a quorum. With respect to any proposal other than the election of directors, the DST stockholders present at the meeting must vote a majority of their shares for the proposal.

  Stockholders may vote cumulatively for directors. In other words, the By-laws entitle each stockholder to cast a number of votes equal to the number of shares of DST Common Stock held by such stockholder on the Record Date multiplied by the number of directors to be elected, and the stockholder may cast all such votes for a single nominee or distribute them between the nominees as the stockholder chooses. The directors are elected by a plurality of the shares voted by the stockholders. The plurality is determined by reference to the number of votes for each director nominee, and where, as here, there are two vacancies for director, the two nominees with the highest number of affirmative votes are elected.

  TABULATION OF VOTES. The DST Board has appointed three inspectors to certify the votes. The percentage of shares that have been affirmatively voted for a proposal other than the election of directors is determined by dividing the affirmative votes by the total of the number of shares voted for the proposal, the number of shares voted against the proposal, and the number of shares abstained from voting on the proposal. A stockholder may abstain from voting on any proposal other than the election of directors, and shares for which the holders abstain from voting are not considered to be votes affirmatively cast. In other words, abstaining on a proposal will have the effect of a vote against a proposal. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

  HOW STOCKHOLDERS VOTE. Stockholders may hold DST Common Stock in their own names, through allocations to the stockholders' accounts under The Employee Stock Ownership Plan and Trust Agreement of DST Systems, Inc. (the "DST ESOP"), or through a broker, and may vote such stock as follows:

  DST COMMON STOCK HELD IN STOCKHOLDER'S NAME. Stockholders who hold DST Common Stock in their own names may only vote their shares of DST Common Stock if they or their proxies are present at the Annual Meeting. Stockholders may appoint as their proxy the Proxy Committee, which consists of officers of DST whose names are listed on the Proxy Card. The Proxy Committee will vote all shares of DST Common Stock for which it is the proxy as specified by the stockholders on the Proxy Cards. A stockholder desiring to name as proxy someone other than the Proxy Committee may do so by crossing out the names of the Proxy Committee members on the Proxy Card and inserting the full name of such other person or persons (but no more than two). In that case, the stockholder must sign the Proxy Card and deliver it to the person named, and the person named must be present and vote at the Annual Meeting.

  If a properly executed and unrevoked Proxy Card solicited hereunder does not specify how the shares of DST Common Stock represented thereby are to be voted, the Proxy Committee intends to vote such shares for the election as directors of the persons nominated by the DST Board ("Board Nominees") and in accordance with the discretion of the Proxy Committee upon such other matters as may properly come before the Annual Meeting. This Proxy Statement solicits, and the Proxy Card grants, discretionary authority to the Proxy Committee to vote cumulatively for directors by, for instance, casting all its votes for a single Board Nominee, but the Proxy Committee does not intend to do so unless other persons are properly nominated and such a vote appears necessary to assure that a Board Nominee is elected.

  A stockholder may revoke a Proxy Card with a later-dated, properly executed Proxy Card or other writing delivered to the Corporate Secretary of DST at any time before the Proxy Committee votes at the Annual Meeting. Attendance at the Annual Meeting will not have the effect of revoking a properly executed Proxy Card unless the stockholder delivers a written revocation to the Corporate Secretary before the proxy votes.

  DST COMMON STOCK ALLOCATED UNDER THE DST ESOP. Individuals for whom shares of DST Common Stock are allocated in the DST ESOP may on the Instruction Card instruct the DST ESOP trustee how to vote their allocated shares. The DST ESOP trustee must also vote any shares of DST Common Stock not allocated to the accounts of participants and the shares for which it received no instructions in the same proportion as those shares for which it received instructions. The DST ESOP trustee may vote shares allocated to the accounts of the DST ESOP participants either in person or through a proxy. DST ESOP participants may not vote the shares allocated to their accounts in person, and they may revoke their instructions to the DST ESOP trustee only by contacting the trustee prior to the time the trustee casts the DST ESOP vote, and by complying with the trustee's procedures for revoking the instructions.

  DST COMMON STOCK HELD THROUGH A BROKER. DST Common Stock is listed for trading on the New York Stock Exchange ("NYSE") and on the Chicago Stock Exchange ("CHX"). Each stock broker must solicit from its customers holding DST Common Stock through the broker directions on how to vote the customers' shares, and the broker must then vote such shares in accordance with such directions. A broker's customers may revoke such directions by contacting their broker and following the broker's revocation procedures.

  Whether member brokers may vote the shares of their customers when they have not received directions from their customers depends on the proposal and on the rules and procedures of the NYSE and the CHX. DST anticipates that member brokers will be entitled to vote the shares for which they have not received directions on the election of directors, which is the only proposal described herein.

  When a broker has not received directions from customers on whether to vote for a proposal, and the broker cannot or does not vote the shares it holds for such customers, a "broker non-vote" has occurred. (Customer directed abstentions are directions to the broker and therefore do not cause broker non-votes.) Broker non-votes generally would not affect the determination of whether the holders of the majority of shares of outstanding DST

Common Stock are present at the Annual Meeting because typically some of the shares held in the broker's name have been voted on at least some proposals, and therefore, all of such shares held in the broker's name are considered present at the Annual Meeting. A broker non-vote will have the same effect as a vote against any proposal other than the election of directors, on which it will have no effect.

             PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

  The following table sets forth information as of the Record Date concerning the beneficial ownership of DST Common Stock by: (i) beneficial owners of more than 5% of the outstanding DST Common Stock which have publicly filed a report acknowledging such ownership; (ii) the directors and certain executive officers of DST; and (iii) all of DST's executive officers and directors as a group. Beneficial ownership generally means either the sole or shared power to vote or dispose of the shares. Except as otherwise noted, the holders have sole voting and dispositive power. No officer or director of DST owns any equity securities of any subsidiary of DST.

                                                       SHARES OF        PERCENT
NAME AND ADDRESS                                    COMMON STOCK(1)   OF CLASS(2)
----------------                                    ---------------   -----------
Kansas City Southern Industries, Inc. ("KCSI")(3).    20,263,426(4)      41.4%
FMR Corp., Edward C. Johnson III,.................     4,225,290(6)       8.6%
 Abigail P. Johnson, Fidelity
 Management & Research Company ("Fidelity"),
 Fidelity Management Trust Company ("Fidelity
 Trust")(5)
UMB Financial Corporation ("UMBFC"),..............     2,988,858(8)       6.1%
 UMB Bank, N.A. ("UMB"), and
 the DST ESOP
Massachusetts Financial...........................     2,492,396(10)      5.1%
 Services Company(9)
A. Edward Allinson................................        18,000(11)        *
 Director
Robert C. Canfield................................        94,683(12)        *
 Senior Vice President,
 General Counsel and Secretary
Michael G. Fitt...................................        16,000(11)        *
 Director
James P. Horan....................................       102,877(13)        *
 Chief Information Officer
Thomas A. McCullough..............................       247,022(14)        *
 Executive Vice President, Director
Thomas A. McDonnell...............................       508,433(15)      1.0%
 President and Chief
 Executive Officer, Director
William C. Nelson.................................        13,100(11)        *
 Director
Charles W. Schellhorn.............................       164,340(17)        *
 President, Output Technologies, Inc.(16)
M. Jeannine Strandjord............................        14,000(11)        *
 Director
All Executive Officers and Directors as a Group        1,744,100(18)      3.6%
 (17 Persons).....................................

--------
*Less than 1% of the outstanding DST Common Stock.

 (1) Under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), share amounts shown for DST's officers and directors include shares they may acquire upon the exercise of options which are exercisable at the Record Date or will become exercisable within 60 days of such date and shares allocated to the accounts of such persons under the DST ESOP. The holders may disclaim beneficial ownership of any such shares which are owned by or with family members, trusts or other entities.
 (2) The percentage is based on the number of shares outstanding as of the Record Date.
 (3) The address of KCSI is 114 West 11th Street, Kansas City, Missouri 64105.
 (4) The number of shares is based upon information reported in a Form 4 dated January 6, 1998.
 (5) The address of FMR Corp., Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson III is Chairman of and Abigail P. Johnson is a director of FMR Corp. Fidelity and Fidelity Trust are wholly owned subsidiaries of FMR Corp.
 (6) The number of shares is based upon information in Amendment No. 1 to
     Schedule 13G dated February 14, 1998 (the "FMR Schedule"). The FMR Schedule states that Fidelity beneficially owns 3,724,200 shares and Fidelity Trust beneficially owns 501,090 shares of DST Common Stock.
 (7) The address for UMB, UMBFC, and the DST ESOP is 1010 Grand, Kansas City, Missouri 64106.
 (8) The number of shares is based on 3,188,858 shares of DST Common Stock held as of December 31, 1997 reported in Amendment No. 2 to Schedule 13G, dated February 13, 1998 (the "UMB Schedule"), jointly filed by UMB, UMBFC, and the DST ESOP. Of the 3,188,858 shares of DST Common Stock beneficially owned by UMB, UMB reported that it holds 3,187,568 shares as trustee of the DST ESOP and 1,290 shares in other capacities. The number of shares of DST Common Stock shown in the UMB Schedule has been reduced in the above table by the number of shares of DST Common Stock the DST ESOP has sold since December 31, 1997. Shares held by UMB as trustee of the DST ESOP include shares allocated to the accounts of DST ESOP participants. UMB and the DST ESOP disclaimed in the UMB Schedule beneficial ownership of the shares allocated to participants' accounts. Voting and dispositive power over such allocated shares are vested in the DST ESOP participants, who have the right to direct the voting of all such allocated shares and the tendering of such shares in response to offers to purchase. The DST ESOP requires the trustee to vote any unallocated shares in the same proportion as the allocated shares. UMBFC reported that it does not own of record any DST Common Stock, that it participated in the filing of the UMB Schedule solely as a result of its ownership of 100% of stock of UMB, and that it is prohibited by law from directing the voting or disposition of the shares and therefore disclaims beneficial ownership of the shares shown in the UMB Schedule. The 3,188,858 shares reported in the UMB Schedule do not include 86,759 shares held by UMB in custody accounts for which UMB does not have voting or dispositive power.
 (9) The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.
(10) The number of shares is based upon information in Amendment No. 1 to
     Schedule 13G dated February 12, 1998 ("MFS Schedule"). The MFS Schedule states that the shares are also beneficially owned by certain non-reporting entities as well as MFS.
(11) Includes 13,000 shares that may be acquired through option exercises.
(12) Includes 82,000 shares that may be acquired through option exercises and 5,934 shares allocated to his account in the DST ESOP.
(13) Includes 82,000 shares that may be acquired through option exercises and 13,374 shares allocated to his account in the DST ESOP.
(14) Includes 1,000 shares held by members of his immediate family, 220,000 shares that may be acquired through option exercises and 18,113 shares allocated to his account in the DST ESOP.
(15) Includes 475,000 shares that may be acquired through option exercises and 18,933 shares allocated to his account in the DST ESOP.
(16) Output Technologies, Inc. is a wholly owned subsidiary of DST.
(17) Includes 140,000 shares that may be acquired through option exercises and 12,530 shares allocated to his account in the DST ESOP.
(18) Includes 1,506,250 shares that may be acquired through option exercises by the Executive Officers and Directors and by the spouse of an Executive Officer and 152,055 shares allocated to the DST ESOP accounts of Executive Officers and the spouses of two Executive Officers.

                      PROPOSAL--ELECTION OF TWO DIRECTORS

  The By-laws classify the DST Board into three classes and stagger the terms of each class to expire in different years. The term of office of one class of directors expires each year in rotation so that at each annual meeting of stockholders one class is up for election for a full three-year term. The terms of the Board Nominees are expiring at this Annual Meeting. Directors elected at the Annual Meeting will hold office for a three-year term expiring in 2001 or until their successors are elected and qualified. DST expects that the other directors will continue in office for the remainder of their terms.

  The Board Nominees are A. Edward Allinson and Michael G. Fitt. They are currently directors of DST, have indicated that they are willing and able to continue serving as directors if elected and have consented to being named as nominees in this Proxy Statement. If any of the Board Nominees should for any reason become unavailable for election, the Proxy Committee will vote for such other nominee as may be proposed by the annually appointed Nominating Committee of the DST Board or, alternatively, the DST Board may reduce the number of directors to be elected at the meeting.

  A. EDWARD ALLINSON, age 63, served as a director of DST from 1977 to November 1990 and from September 1995 to present. He has been Executive Vice President of State Street Bank and Trust Company ("State Street Bank") and an Executive Vice President of State Street Corporation ("State Street"), the parent company of State Street Bank, since March 1990. He is also a director of KCSI.

  MICHAEL G. FITT, age 66, has served as a director of DST since September 1995. He was Chairman of Employers Reinsurance Corporation from 1980 through 1992, its President from 1979 through October 1991, its Chief Executive Officer from 1980 through 1992, and is now retired. He is also a director of NAC RE Corp. and of KCSI.

                THE DST BOARD RECOMMENDS THAT YOU VOTE "FOR" THE
                         ELECTION OF THE BOARD NOMINEES

                            THE BOARD OF DIRECTORS

  INFORMATION ABOUT PRESENT DIRECTORS. In addition to the Board Nominees, the following individuals are also on the DST Board, for a term ending on the date of the annual meeting of stockholders in the year indicated.

  DIRECTORS SERVING UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 1999.

  THOMAS A. MCDONNELL, age 52, has served as a director of DST since 1971; as Chief Executive Officer of DST since October 1984; and as President of DST since January 1973 (except for a 30-month period from October 1984 to April
1987). He served as Treasurer of DST from February 1973 to September 1995; and as Vice Chairman of the Board from June 1984 to September 1995. He served as Executive Vice President of KCSI from February 1987 until October 1995 and as a director of KCSI from 1983 until October 1995. He is a director of BHA Group, Inc., Cerner Corporation, Computer Sciences Corporation, Euronet Services, Inc., and Informix Software, Inc.

  M. JEANNINE STRANDJORD, age 52, has served as a director of DST since January 1996. She has served as Senior Vice President and Treasurer for Sprint Corporation ("Sprint") since January 1990, is responsible for Treasury Operations for all Sprint subsidiaries and for Sprint's Pension and Savings Trust Management, and is in charge of Risk Management and Loss Prevention and of Real Estate and Facilities for Sprint. She also serves on the Finance Committee for Sprint Spectrum L.P. She joined Sprint in 1985 as Vice President of Finance and Distribution at AmericSource, Inc., a Sprint subsidiary. She is also a director of six registered investment companies which are advised by American Century Investments.

  DIRECTORS SERVING UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2000.

  THOMAS A. MCCULLOUGH, age 55, has been a director of DST since 1990. He has served as Executive Vice President of DST since April 1987. His responsibilities include full-service mutual fund processing, remote mutual fund client servicing, information systems, portfolio accounting, securities transfer and product sales and marketing.

  WILLIAM C. NELSON, age 60, has been a director of DST since January 1996. He is the President, Kansas City, of NationsBank, N.A. and Chairman of NationsBank, N.A. (Mid-West), which was previously Boatmen's First National Bank of Kansas City ("Boatmen's"). Mr. Nelson had served Boatmen's since February 1990 as Chairman of the Board, since May 1989 as Chief Executive Officer, and since June 1988 as President.

  BOARD OF DIRECTORS' MEETINGS AND STANDING COMMITTEES.

  MEETINGS. The DST Board met or took action by unanimous consent ten times in 1997, and all directors attended all meetings of the DST Board during 1997. The DST Board has established two standing committees: the DST Audit Committee and the DST Compensation Committee. During 1997, the DST Audit Committee held two meetings and the DST Compensation Committee held seven meetings, and all committee members attended all of the meetings of the committees on which they served.

  DST AUDIT COMMITTEE. The DST Audit Committee's primary responsibilities are to oversee the internal and external audit functions of DST and to meet with and consider suggestions from members of management and the internal audit staff, as well as from DST's independent accountants, concerning the financial operations of DST. The DST Audit Committee also reviews audited financial statements of DST and considers and recommends the appointment of, and approves the fee arrangement with, independent accountants for audit functions and for advisory and other consulting services. Members of the DST Audit Committee are Ms. Strandjord and Messrs. Fitt and Nelson. The DST Board appoints the members of the DST Audit Committee to serve staggered three-year terms.

  DST COMPENSATION COMMITTEE. The DST Compensation Committee's responsibilities are to make determinations with respect to salaries and bonuses of and other compensation arrangements with DST's officers and to administer the DST Systems, Inc. Officers Incentive Plan (the "Officers Incentive Plan") and the 1995 DST Systems, Inc. Stock Option and Performance Award Plan (the "Stock Option Plan"). Members of the DST Compensation Committee are Ms. Strandjord and Messrs. Fitt and Nelson. The members of the DST Compensation Committee serve one-year terms. The DST Compensation Committee's report on executive compensation is set forth herein under "Executive Compensation."

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Thomas A. McCullough, Director and Executive Vice President of DST, serves on the Board of Directors and as a member of the Executive Committee of the Board of Directors of Boston Financial Data Services, Inc. ("BFDS"), a joint venture between State Street and DST. A. Edward Allinson, Chairman of the Board of Directors of BFDS, serves as a director of DST. Although the BFDS Board of Directors Executive Committee performs certain functions equivalent to those of a compensation committee, it does not determine Mr. Allinson's annual salary of $100,000 for serving as an officer of BFDS. BFDS uses DST's mutual fund system and services as a remote service client of DST. Certain subsidiaries of DST provide printing, mailing and other services to BFDS. For 1997, DST and subsidiaries had revenues of $70,062,670 from BFDS. At December 31, 1997, accounts receivable from BFDS totaled $6,169,672.

  COMPENSATION OF DIRECTORS. Directors who do not receive compensation as officers or employees of DST or any of its more than 50% owned affiliates (the "Outside Directors") are each paid a fee of $4,000 for each meeting of the DST Board that they attend, a fee of $2,000 for each committee meeting that they attend, and a fee of $500 for any telephonic DST Board or committee meeting in which they participate, plus reimbursement of reasonable travel expenses.

  The Outside Directors may defer their compensation under the Directors' Deferred Fee Plan, a non-qualified deferred compensation plan adopted September 19, 1995. Under the plan, directors who receive fees from DST may make an annual election to defer all or a part of any fees earned during the next calendar year. Each participant's account will be credited with the amount of fees deferred and adjusted annually by an interest factor equal to a rate of return selected by the DST Board, or if the participant elects, by a rate of return earned for the year from a hypothetical investment allocated by the participant among certain mutual funds. The benefits become distributable after termination of service as a director or in certain other circumstances as approved by the DST Compensation Committee. Fees to some directors previously deferred under an earlier plan, which terminated effective August 31, 1995, continue to be deferred and earn interest and shall be distributed in accordance with such earlier plan.

  The Outside Directors automatically participate in the Stock Option Plan. Under the Stock Option Plan, when an Outside Director is first elected or appointed to the DST Board, the Outside Director receives an option to purchase 8,000 shares of DST Common Stock. On the date of each annual meeting of DST's stockholders, each Outside Director receives an option to purchase 4,000 shares of DST Common Stock if such Outside Director will continue to serve in such capacity immediately following such meeting. Except as otherwise set forth in the Stock Option Plan, all options granted to an Outside Director to purchase shares of DST Common Stock have an exercise price equal to the fair market value of DST Common Stock on the date of the grant and become exercisable as follows: 50% on the day preceding the date of the first annual stockholders' meeting after the date of grant of the option; an additional 25% on the day preceding the date of the second annual stockholders' meeting after the date of grant of the option; and the remaining 25% on the day preceding the third annual stockholders' meeting after the date of grant of the option. The term of any options granted to an Outside Director may not extend more than ten years from the date of grant. All such options shall immediately become exercisable in the event of a change in control of DST (as defined in the Stock Option Plan) subject to certain restrictions under federal securities law.

                            EXECUTIVE COMPENSATION

  DST COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.* The DST Compensation Committee Report on Executive Compensation and the Stock Performance Graph included herein shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Exchange Act, either as amended, notwithstanding the incorporation by reference of the Proxy Statement into any such filings.

  COMPENSATION PRINCIPLES. The DST Compensation Committee based the 1997 compensation packages for DST executive officers on the principles that the packages should (a) provide fair, reasonable and competitive base salaries,
(b) provide the opportunity to earn additional compensation if DST stockholders experience increases in the value of DST Common Stock, and (c) emphasize long-term stock ownership of DST Common Stock by executive officers.

  OVERVIEW OF 1997 COMPENSATION. The compensation of DST executive officers for 1997 consisted of base salary and of awards issued pursuant to the Stock Option Plan. The Stock Option Plan allows the granting of stock options and other forms of incentive compensation to DST officers and was approved by stockholders in 1996. In 1997, stockholders approved additional types of awards the DST Compensation Committee could grant under the Stock Option Plan, including restricted stock. For 1997, the awards granted under the Stock Option Plan were cash bonuses, restricted stock, and stock options. Because of the last two types of awards, a substantial amount of the executive officers' 1997 compensation was at-risk and tied to DST's performance, furthering the DST Compensation Committee's compensation principles. The executive officers also participated in certain other benefits available generally to DST officers and employees so that their base compensation packages were competitive with compensation packages of other companies.

  DETERMINATION OF 1997 COMPENSATION. To determine 1997 compensation, the DST Compensation Committee utilized data from several surveys provided by independent compensation consultants. The independent consultants provided a survey of compensation information contained in the proxy statements of fifteen companies determined for purposes of the survey to be peers of DST. The survey group included all the companies in the peer group shown in the Stock Performance Graph contained in this Proxy Statement (with the exception of The Continuum Company, Inc., which was acquired August 1, 1996 by Computer Sciences Corporation), and other companies the compensation consultants and the DST Compensation Committee believed would have needs similar to DST for executive talent. The independent consultants also provided surveys of the compensation packages of technology companies, of entities with revenues comparable to DST, and of entities with revenues comparable to DST subsidiaries.

  The DST Compensation Committee analyzed the surveys and considered the recommendations of the independent compensation consultants to determine target levels of base salary and of total cash compensation and the types of awards to grant. The DST Compensation Committee focused on information in the surveys about officers with positions and responsibilities similar to each DST executive officer. When information from more than one survey applied to a DST executive officer, the DST Compensation Committee considered information from multiple surveys.

  The DST Compensation Committee took the following actions with respect to each component of the compensation packages:

  BASE SALARIES. With the advice of independent compensation consultants, the DST Compensation Committee set the target for each DST executive officer's base salary to be in the 50th percentile of compensation levels shown in the applicable survey. The DST Compensation Committee also examined the responsibilities of
--------
* The DST Compensation Committee Report on Executive Compensation and the Stock Performance Graph included herein shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Exchange Act, either as amended, notwithstanding the incorporation by reference of the Proxy Statement into any such filings.

individual executive officers in relation to the market and in relation to each other and made adjustments where appropriate.

  CASH BONUSES AND RESTRICTED STOCK. As incentive for DST executive officers to meet DST's financial goals, the DST Compensation Committee adopted the Officers Incentive Plan pursuant to the provisions and as an implementation of the Stock Option Plan. Under the Officers Incentive Plan, the DST Compensation Committee may award incentive compensation to an executive officer based on a percentage of the officer's base salary. The percentage of salary awarded, if any, depends on DST achieving certain annual or cumulative threshold, target or maximum earnings per share goals ("EPS Goals") established by the DST Compensation Committee prior to the beginning of the years in which the goals apply.

  For 1997, the DST Compensation Committee established threshold, target and maximum EPS Goals for DST and determined the percentage of each officer's salary to be awarded at each level of EPS Goals met by DST. The range of minimum percentages of base salary which could be awarded to officers other than Mr. McDonnell for 1997 if EPS goals were met was from 25% to 50% and the range of maximum percentages was 75% to 150%. In establishing the ranges, the DST Compensation Committee set the target for each DST executive officer's total cash compensation to be in the 75th percentile of the applicable survey information, if DST met certain performance criteria.

  Incentive compensation awarded under the Officers Incentive Plan if DST has met at least its target EPS Goal consists of a combination of cash and restricted DST Common Stock. If the threshold EPS Goal is met but not exceeded, all of the incentive bonus is paid only in cash; for that portion of the bonus attributable to performance above the threshold EPS Goal and up to the target EPS Goal, 60% of the bonus is cash and 40% restricted stock; and for that portion of the bonus attributable to performance above the target EPS Goal and up to the maximum EPS Goal, 50% of the bonus is cash and 50% restricted stock. The incentive award for 1997 consisted of a combination of cash and restricted DST Common Stock.

  Holders of restricted DST Common Stock have the right to vote such stock and receive any dividends or other distributions with respect to such stock. If the participant's employment by DST or its subsidiaries terminates (other than upon retirement after age 60, disability, death or termination without cause) prior to the last day of the third calendar year after the plan year for which the incentive award was granted, the restricted DST Common Stock is forfeited. The restricted DST Common Stock is not transferable during such period of restriction except to family members or trusts for family members, and the stock remains subject to the restrictions after such permitted transfers. In the event of retirement after age 60, termination because of disability or without cause, or a change in control, as defined in the Officers Incentive Plan, the restrictions shall be deemed released.

  STOCK OPTIONS. The DST Compensation Committee analyzed the application of option pricing models and other valuation techniques to stock option data in the surveys and considered the responsibility level of each officer receiving an option award, the total number of options granted to each such officer at the time of the initial public offering of DST Common Stock in 1995 (the "IPO"), and the fact that, except for new officers, no options were granted in 1996. In February 1997, DST granted stock options to executive officers which became exercisable one year from the date of grant.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. DST and Mr. McDonnell are parties to a three-year employment agreement (the "McDonnell Agreement") which became effective January 1, 1996 and was approved by the DST Board. Under the McDonnell Agreement, Mr. McDonnell's annual base salary is $400,000, and he participates in DST's incentive compensation program for DST executive officers.

  The annual base salary set by the McDonnell Agreement is less than Mr. McDonnell's base salary prior to the IPO and was determined prior to the IPO by the KCSI Compensation and Organization Committee (the "KCSI Compensation Committee"). The KCSI Compensation Committee had initially based Mr. McDonnell's salary on surveys of independent compensation consultants of the compensation packages of other U.S. based companies comparable in size to DST but then reduced it to align Mr. McDonnell's compensation with that of other DST executive officers.

  Under the Officers Incentive Plan, Mr. McDonnell's threshold, target and maximum incentive awards for 1997 were set at 65%, 130% and 195% of his base salary, respectively, if DST attained its threshold, target or maximum EPS Goals. The DST Compensation Committee set such levels in recognition of Mr. McDonnell's responsibilities and to provide incentives tied to DST's financial performance.

  The stock options awarded Mr. McDonnell in 1997 have the same terms as the options awarded the other executive officers. The DST Compensation Committee awarded Mr. McDonnell the number of options he received because of his level of responsibility.

  DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits a public company's deduction for federal income tax purposes of compensation expense in excess of $1 million paid to the executive officers named in the company's summary compensation table. Performance-based compensation which meets the requirements of Section 162(m) is excluded from the compensation subject to the $1 million deduction. The DST Compensation Committee believes DST has taken the steps required to exclude from calculation of the $1 million compensation expense any performance-based awards granted under the Stock Option Plan to the named executive officers.

                                             THE DST COMPENSATION COMMITTEE

                                                     Michael G. Fitt
                                                    William C. Nelson
                                                  M. Jeannine Strandjord

  STOCK PERFORMANCE GRAPH.

  The following graph shows the changes in value since the IPO of an assumed investment of $100 in: (i) DST Common Stock; (ii) the stocks that comprise the S&P 400 MidCap index(1); and (iii) the stocks that comprise a peer group of companies(2). The table following the graph shows the dollar value of those investments as of December 31, 1997. The value for the assumed investments depicted on the graph and in the table has been calculated assuming that cash dividends, if any, are reinvested at the end of each quarter in which they are paid.

                               DST SYSTEMS, INC.
                   RELATIVE MARKET PERFORMANCE TOTAL RETURN


                              NOVEMBER 1, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                 1995         1995         1996         1997
--------------------------------------------------------------------------------
  DST Total Return               $100       $135.71      $149.40      $203.27
--------------------------------------------------------------------------------
  S&P 400 MidCap Index Total
   Return                        $100       $104.11      $124.10      $164.13
--------------------------------------------------------------------------------
  Peer Group Total Return        $100       $103.62      $117.74      $132.26


(1)Standard and Poor's Corporation, an independent company, prepares the S&P 400 MidCap Index.

(2) This index is based upon a group of comparable companies in DST's industry comprised of: Automatic Data Processing, Inc.; Bisys Group, Inc.; The Continuum Company, Inc. (through August 1, 1996, the date it was acquired by Computer Sciences Corporation); First Data Corporation; Fiserv, Inc.; Policy Management Systems, Inc.; and Sunguard Data Systems, Inc.

SUMMARY COMPENSATION TABLE.

  The following table sets forth for the calendar years indicated the total compensation paid to or for the account of the Chief Executive Officer of DST and the four other DST executive officers receiving the highest totals of salary and bonus in 1997 (collectively, the "Named Officers").

                                                           LONG-TERM COMPENSATION
                                                           -----------------------
                                               ANNUAL
                                            COMPENSATION           AWARDS
                                           --------------- -----------------------
                                                           RESTRICTED  NUMBER OF
                                                             STOCK     SECURITIES   ALL OTHER
                                           SALARY   BONUS    AWARDS    UNDERLYING  COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR   ($)     ($)     ($)(1)   OPTIONS/SARS     ($)2
    ---------------------------       ---- ------   -----  ---------- ------------ ------------
Thomas A. McDonnell                   1997 400,000 546,000  234,000      75,000        4,746
President and Chief Executive         1996 399,996 480,000        0           0       16,761
Officer                               1995 500,004       0        0     400,000      313,274
Thomas A. McCullough                  1997 335,000 351,752  150,748      45,000        4,746
Executive Vice President              1996 300,000 300,000        0           0       16,761
                                      1995 288,000 288,000        0     175,000      183,655
James P. Horan                        1997 275,000 231,044   98,956      20,000        4,746
Chief Information Officer             1996 253,008 202,400        0           0       16,761
                                      1995 243,000 194,400        0      62,000      128,109
Charles W. Schellhorn                 1997 260,000 218,400   93,600      30,000        4,746
President, Output Technologies, Inc.  1996 249,996 200,000        0           0       16,761
                                      1995 200,000 160,000        0     110,000      107,488
Robert C. Canfield                    1997 252,000 211,712   90,688      20,000        4,746
Senior Vice President, General        1996 241,992 193,600        0           0       16,761
Counsel and Secretary                 1995 233,000 186,400        0      62,000      120,381

--------
(1) The market price of DST Common Stock on February 26, 1998, the date of the grant of the restricted stock to each of the Named Officers, was $52.00 per share; and the number of shares of restricted stock granted to each Named Officer was determined by dividing the dollar amount in this column by $52.00. Although the Named Officers did not hold any restricted stock on December 31, 1997, the market price of DST Common Stock on that date was $42.69 per share. The DST Compensation Committee Report on Executive Compensation contained herein describes the restrictions on the stock.
(2) All other compensation for each of the Named Officers for 1997 is comprised of: (i) contributions to his account for 1997 under the DST ESOP of $1,885; and (ii) contributions to his account for 1997 under the DST Systems, Inc. Profit Sharing Plan and Trust Agreement of $2,861.

  LONG-TERM INCENTIVES.

  The following table sets forth information about the options to acquire DST Common Stock granted the Named Officers in 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         PERCENT
                          NUMBER OF      OF TOTAL
                          SECURITIES   OPTIONS/SARS
                          UNDERLYING    GRANTED TO   EXERCISE OR
                         OPTIONS/SARS  EMPLOYEES IN  BASE PRICE  EXPIRATION    GRANT DATE
NAME                      GRANTED(1)  FISCAL YEAR(2)  ($/SH)(1)   DATE(1)   PRESENT VALUE(3)
----                     ------------ -------------- ----------- ---------- ----------------
Thomas A. McDonnell.....    75,000          8%         $33.06    2/27/2007      $862,500
Thomas A. McCullough....    45,000          5%         $33.06    2/27/2007      $517,500
Charles W. Schellhorn...    30,000          3%         $33.06    2/27/2007      $345,000
James P. Horan..........    20,000          2%         $33.06    2/27/2007      $230,000
Robert C. Canfield......    20,000          2%         $33.06    2/27/2007      $230,000

--------

(1) The options became exercisable one year from the date of grant. All options have a ten-year term but are subject to earlier termination upon the occurrence of certain events, including termination of employment, disability, retirement or death. The exercise price of each option is equal to the average of the high and low price of DST Common Stock on the NYSE on the date of the grant. Optionees may satisfy their tax withholding obligations by authorizing DST to withhold shares of DST Common Stock which would otherwise have been issuable on exercise or, subject to certain restrictions, by delivering DST Common Stock to DST. In the event of a change in control (as defined in the Stock Option Plan), the options become immediately exercisable and, subject to certain securities laws restrictions, the optionee may exercise certain limited rights related to his options.

(2) Options for a total of 918,500 shares of DST Common Stock were granted to employees in 1997.

(3) In accordance with Securities and Exchange Commission ("SEC") rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. DST's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Value: options are exercised 5 years after the date of grant, volatility of 23.72% (calculated weekly over the three preceding calendar years), dividend yield of 0% and risk free rate of return rate of 6.38% (United States Government Zero Coupon Bond on date of grant with a ten-year maturity). Given the limited trading history of DST Common Stock, the volatility factor was determined by using the average of the volatility of the stock of three of the peer companies constituting the peer group referenced in the Stock Performance Graph contained herein. No adjustments were made for non-transferability or risk of forfeiture of the options. The real value of the options in this table depends upon the actual performance of DST Common Stock during the applicable period and upon the date they are exercised.

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES.

  The following table shows that none of the Named Officers exercised options during 1997 to purchase DST Common Stock and shows the number and value of their exercisable and unexercisable options at December 31, 1997.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                       OPTIONS/SARS AT FY-    IN-THE-MONEY OPTIONS/SARS
                            SHARES                           END (#)                AT FY-END ($)
                         ACQUIRED ON      VALUE     ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED ($)* EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------ ------------- ----------- ------------- ----------- -------------
Thomas A. McDonnell.....       0             0        280,000      195,000     6,081,600    3,330,900
Thomas A. McCullough....       0             0        122,500       97,500     2,660,700    1,575,000
Charles W. Schellhorn...       0             0         77,000       63,000     1,672,440    1,006,560
James P. Horan..........       0             0         43,400       38,600       942,648      597,192
Robert C. Canfield......       0             0         43,400       38,600       942,648      597,192

--------
* Although neither Mr. McCullough, Mr. Schellhorn, nor Mr. Canfield realized any value through the exercise of options to purchase DST Common Stock, each realized value from the exercise of options to purchase KCSI stock he had been awarded prior to the IPO by the KCSI Compensation Committee as a result of his employment as a DST officer. The value realized by Mr. McCullough was $224,063; the value realized by Mr. Schellhorn was $110,959, and the value realized by Mr. Canfield was $466,840.

  EMPLOYMENT AGREEMENTS. The McDonnell Agreement provides for Mr. McDonnell's continued employment as President and Chief Executive Officer of DST at an initial annual base salary of $400,000. The term of the McDonnell Agreement is three years commencing January 1, 1996, with automatic renewal at the end of the term and the right by either party during the renewal period to terminate upon 30 days' written notice. The McDonnell Agreement provides for life insurance coverage in the amount of $1,000,000 payable to the beneficiaries he designates. The McDonnell Agreement provides for early termination, and in the event DST terminates Mr. McDonnell's employment other than for cause, or does not renew his employment, the McDonnell Agreement entitles him to severance pay equal to 24 months' base salary and benefits.

  Agreements between DST and Messrs. McCullough, Horan, Schellhorn, and Canfield, each dated April 1, 1992 and amended October 9, 1995 (the "Executive Agreements"), provide for the continued employment of each such officer in his respective executive officer position at his base salary in effect at the date of execution of his respective agreement subject to adjustment by DST. Each of the Executive Agreements may be terminated by the officer on at least 30 days' notice to DST and by DST without notice and with or without cause. If DST terminates any of the Employment Agreements without cause, the Executive Agreements entitle the officer to severance pay equal to 12 months' base salary and 12 months' reimbursement of costs of obtaining comparable life and health insurance benefits unless another employer provides such benefits.

  The McDonnell Agreement and the Executive Agreements (collectively, the "Employment Agreements") provide that the officers are eligible to participate in any DST incentive compensation plan and to receive other benefits DST generally makes available to its executive officers. The Employment Agreements also govern the officers' employment after a "change in control"* of DST. If a change in control occurs during the term of any of the Employment Agreements, the officer would be entitled to the following: (a) continuation of the officer's employment, executive capacity, salary and benefits for a three-year period at levels in effect on the "control change date"*; (b) with respect to unfunded employer obligations under benefit plans, to a discounted cash payment of amounts to which the officer is entitled; (c) if the officer's employment is terminated after the control change date other than "for cause"*, to payment of his base salary through termination plus a discounted cash severance payment based on his salary for the remainder of the three-year period and to continuation of benefits to the end of that period; (d) if the officer resigns after a change in control upon "good reason"* and advance written notice, to receive the same payments and benefits as if his employment had been terminated other than for cause; (e) if amounts received on or after the change in control date involve "Parachute Payments" under Section 4999 of the Internal Revenue Code, to receive payments necessary to relieve the officer of certain adverse federal income tax consequences; and (f) the placement in trust of funds to secure the obligations to pay any legal expense of the officer in connection with disputes arising with respect to the agreement.

  OTHER COMPENSATION PLANS AND ARRANGEMENTS. The Named Officers participate in the following compensatory plans and arrangements, which are not generally available to all DST employees:

  THE STOCK OPTION PLAN. Stockholders approved the Stock Option Plan at the 1996 Annual Meeting of Stockholders and approved amendments to the plan at the 1997 Annual Meeting of Stockholders. The Stock Option Plan provides for the automatic, periodic grant of stock options to Outside Directors and gives the DST Compensation Committee the discretion to award incentives to selected DST employees in the form of options, reload options, restricted stock, stock appreciation rights, limited rights, performance shares, performance units (including performance-based cash awards), dividend equivalents, DST Common Stock, or any other right, interest or option relating to shares of DST Common Stock granted pursuant to the Stock Option Plan.

  In the event of a change in control of DST (as defined in the Stock Option
Plan), vesting of awards (including options) will be automatically accelerated and all conditions on awards shall be deemed satisfactorily completed without any action required by the DST Compensation Committee so that such award may be exercised or realized in full on or before a date fixed by the DST Compensation Committee, subject to certain restrictions under the federal securities laws. The DST Compensation Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such awards as it may deem equitable and in the best interests of DST.

  THE DST SYSTEMS, INC. EXECUTIVE PLAN. The Executive Plan, a non-qualified deferred compensation plan, terminated effective December 31, 1995. However, account balances for each participant on such date remain subject to the terms of the Executive Plan. Officers of DST selected by the KCSI Compensation Committee prior
--------
*The Employment Agreements define this term.

to the IPO participated in the Executive Plan. Each of the Named Officers is a participant. DST credited each participant's account with the value of contributions DST would have made to the various qualified plans maintained by DST without regard to statutory contribution limits and eligibility requirements, less the amount actually contributed to such qualified plans on the participant's behalf. The accounts, which became fully vested upon termination of the Executive Plan, become distributable after termination of employment or in certain instances as approved by the DST Compensation Committee.

  THE OFFICERS INCENTIVE PLAN. The Officers Incentive Plan became effective as of January 1, 1997. Incentive awards issued under the Officers Incentive Plan are subject to restrictions and limitations imposed under the terms of the Stock Option Plan. All officers of DST participate in the Officers Incentive Plan, and officers of more than 50% owned subsidiaries are eligible if designated by the DST Compensation Committee. If for a given plan year, DST achieves performance goals by meeting EPS Goals, each participant may receive an award based on a percentage of his or her annual base salary.

  Under the Officers Incentive Plan, the DST Compensation Committee has established EPS Goals for threshold, target and maximum awards for 1997, 1998 and 1999. For plan years after 1999, the DST Compensation Committee may base performance criteria on earnings per share in any manner appropriate for carrying out the intent of the Officers Incentive Plan. For the years 1998 and 1999, the DST Compensation Committee has attributed separate weightings to the annual EPS Goals and to the cumulative EPS Goals for the plan year, which the DST Compensation Committee will use to calculate awards due to participants.

  The DST Compensation Committee determines for each participant for each plan year the percentages of his or her base salary which are the participant's "threshold", "target" and "maximum" incentive award opportunity levels. No participant will receive an incentive award if the actual DST earnings per share do not at least meet either the threshold annual EPS Goal or the threshold cumulative EPS Goal set for that year. The amount of incentive awards will depend on whether actual earnings per share fall at or above the threshold EPS Goal, at or above the target EPS Goal, or at or above the maximum EPS Goal. For instance, if the actual earnings per share fall above the target EPS Goal but below the maximum EPS Goal, the amount of a particular participant's incentive award will be increased pro rata above the target opportunity level. DST shall be deemed to have met the maximum EPS Goal for any year in which a change of control (as defined in the Officers Incentive
Plan) occurs.

  The Officers Incentive Plan provides that no participant may receive an incentive award greater than 250% of such participant's base salary as of the beginning of the plan year. Additionally, the aggregate value of all incentive awards for a calendar year may not exceed 10% of DST's pre-tax income for that year.

  OFFICER TRUSTS. DST has established trusts that are intended to secure the rights of its officers, directors, employees, and former employees under the employment continuation commitments of certain employment agreements, the Directors' Deferred Fee Plan, the Officers Incentive Plan, and the Executive Plan. The function of each trust is to receive contributions by DST and, in the event of a change in control of DST where DST fails to honor covered obligations to a beneficiary, the trust shall distribute to the beneficiary amounts sufficient to discharge DST's obligation to such beneficiary. The trusts require DST to be solvent as a condition of making distributions. The trusts are revocable until a change in control of DST (as defined in the trusts) and terminate automatically if no such change in control occurs prior to December 31, 1998, unless the trusts are extended prior to such date.

  DST has established a trust to secure Mr. Horan's rights to deferred compensation earned from 1989 to 1992. The trust holds the deferred compensation and the earnings thereon, credited according to a formula in Mr. Horan's employment agreement. Upon termination of Mr. Horan's employment, the trustee will pay him the deferred compensation, including earnings, in accordance with his employment agreement; provided, however, that DST must be solvent as a condition to the trust making the distribution. To the extent that the trust assets are not sufficient to pay all amounts due Mr. Horan, DST is liable to pay any balance due. The trust cannot be revoked without Mr. Horan's consent prior to the time all payments to him are made.

                                 OTHER MATTERS

  GENERAL INFORMATION. Attendance at the Annual Meeting is limited to stockholders of record on the Record Date or their properly appointed proxies, beneficial owners of DST Common Stock having evidence of such ownership, and guests of DST.

  DST will bear the cost of the Annual Meeting, including the cost of mailing the proxy materials. Proxies may also be solicited by telephone, telegraph or in person by directors, officers and employees not specifically engaged or compensated for that purpose. DST has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost not expected to exceed $5,000 plus expenses.

  Brokers, dealers, banks, voting trustees, other custodians, and their nominees, are asked to forward soliciting materials to the beneficial record owners of shares, and, upon request, will be reimbursed by DST for their reasonable expenses in completing the mailing of soliciting materials to such beneficial owners.

  DST'S INDEPENDENT ACCOUNTANTS. The Audit Committee recommended, and the DST Board selected, the firm of Price Waterhouse LLP to serve as independent accountants to examine the consolidated financial statements of DST for the year 1998. Although the DST Board has selected Price Waterhouse for 1998, the DST Board nonetheless may, in its discretion, retain another independent accounting firm at any time during the year if it concludes that such change would be in the best interest of DST and its stockholders.

  Price Waterhouse LLP served as DST's independent accountants for 1997. As such, Price Waterhouse LLP performed professional services in connection with the examination of the consolidated financial statements of DST. Such services included examination of the consolidated financial statements of DST and of the financial statements of various subsidiaries, review of reports filed with the SEC, and review of control procedures of the mutual fund processing system of DST. In addition, Price Waterhouse LLP provided certain other accounting, auditing and tax services to DST and certain of its subsidiaries during 1997.

  Representatives of Price Waterhouse LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

  STOCKHOLDER PROPOSALS. Stockholders may in the circumstances set forth below submit proposals for consideration at a stockholders' meeting. A proposal may either be specified in a notice of the meeting or otherwise properly brought before the meeting. As of the date of this Proxy Statement, no such notices have been received.

  INCLUSION OF STOCKHOLDER PROPOSALS IN THE 1999 ANNUAL MEETING PROXY STATEMENT. Applicable laws and rules of the SEC govern the contents and timeliness of the notice to DST that must occur for inclusion of stockholder proposals in the proxy statement. If a stockholder desires to have a proposal included in DST's Proxy Statement for next year's annual meeting of stockholders, the Corporate Secretary of DST must receive such proposal on or before December 1, 1998, and the proposal must comply with the applicable SEC laws and rules. DST may require any proposed nominee or stockholder proposing a nominee to furnish such other information as DST may reasonably require to properly complete any proxy or information statement used for the solicitation of proxies in connection with the meeting at which stockholders are to elect directors.

  NOTICE TO DST OF NOMINATIONS FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS. Otherwise to bring a proposal before an annual meeting, a stockholder must comply with the provisions in the By-laws for giving notice of the proposal to DST. For the notice to be timely (other than a proposal requested to be set forth in the Proxy Statement, as noted above), the Corporate Secretary of DST must receive it not less than 60 days nor more than 90 days prior to the meeting at which the stockholders will consider the proposal; provided, however, that in the event that the DST Board designates the meeting to be held at a date other than the second Tuesday in May and gives notice of or publicly discloses the date of the meeting less than 60 days prior to its occurrence, the Corporate Secretary of DST must receive the notice not later than the close of business on the 15th day following the date of the notice or public disclosure of the meeting date, whichever first occurs.

  The required contents of the notice depend on whether the proposal pertains to nominating a director or to other business. A stockholder's notice pertaining to the nomination of a director shall set forth: (a) as to each nominee whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of DST that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominee; (b) as to the stockholder giving the notice, (i) the name and address of the stockholder, and (ii) the class and number of shares of capital stock of DST that are beneficially owned by the stockholder and the name and address of record under which such stock is held; and (c) the signed consent of the nominee to serve as a director if elected.

  A stockholder's notice concerning business other than nominating a director shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the class and number of shares of capital stock of DST that are beneficially owned by the stockholder and the name and address of record under which such stock is held, and (d) any material interest of the stockholder in such business. The Chairman of the Annual Meeting has the power to determine whether the proposed business is an appropriate subject for and was properly brought before the meeting.

  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Exchange Act requires DST's directors and certain of its officers, and each person, legal or natural, who owns more than 10% of DST Common Stock (each, a "Reporting Person"), to file reports of such ownership with the SEC, the NYSE, the CHX, and DST. Based solely on review of the copies of such reports furnished to DST, and written representations relative to the filing of certain forms, no Reporting Person was late in filing such reports for fiscal year 1997 except as follows: (a) Peter R. O'Connell, Vice President, became an executive officer of DST in May 1997 but did not file a Form 3 until September 1997; (b) J. Philip Kirk, Vice President, purchased 5,000 shares of DST Common Stock in April 1997 but did not report the purchase until he filed a Form 5 in March 1998; and (c) Robert L. Tritt and John W. McBride, each a Group Vice President, did not until the filing of Form 4's in March 1998 report stock option grants made under the Stock Option Plan in October 1995 to their spouses, as DST employees, and Mr. McBride did not until such filing report a February 1997 grant of options to his spouse.

                                          By Order of the Board of Directors

                                          /s/ Robert C. Canfield
                                          Robert C. Canfield
                                          Senior Vice President, General
                                           Counsel
                                          and Secretary

Kansas City, Missouri
March 31, 1998

                                                                      APPENDIX L

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

  [X]           QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended September 30, 1998

                                       OR

  [_]          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                       For the transition period from to

                         COMMISSION FILE NUMBER 1-14036

                               DST SYSTEMS, INC.
              (Exact name of Company as specified in its charger)

                DELAWARE                               43-1581814
    (State or other jurisdiction of                  (IRS Employer
     incorporation or organization)               Identification No.)

         333 WEST 11TH STREET,
         KANSAS CITY, MISSOURI                           64105
    (Address of principal executive                    (Zip Code)
                offices)

                                 (816) 435-1000
               (Company's telephone number, including area code)

                                   NO CHANGES
   (Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the Company (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Company was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Number of shares outstanding of the Company's common stock as of October 30,
                                     1998:
                    Common Stock $.01 par value--49,006,082

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               DST SYSTEMS, INC.

                                   FORM 10-Q
                               SEPTEMBER 30, 1998

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
  Introductory Comments                                                  M-3
  Condensed Consolidated Balance Sheet--
  December 31, 1997 and September 30, 1998                               M-4
  Condensed Consolidated Statement of Income--
  Three and Nine Months Ended September 30, 1997 and 1998                M-5
  Condensed Consolidated Statement of Cash Flows--
  Nine Months Ended September 30, 1997 and 1998                          M-6
  Notes to Condensed Consolidated Financial Statements                 M-7-9
Item 2. Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                           M-10-16
Item 3. Quantitative and Qualitative Disclosures about Market Risk      M-16
PART II. OTHER INFORMATION
Item 1. Legal Proceedings                                               M-16
Item 2. Changes in Securities                                           M-16
Item 3. Defaults Upon Senior Securities                                 M-16
Item 4. Submission of Matters to a Vote of Security Holders             M-16
Item 5. Other Information                                               M-16
Item 6. Exhibits and Reports on Form 8-K                                M-18
SIGNATURES                                                              M-19

The Company's service marks and trademarks include without limitation DST(TM), Securities Transfer System(TM), TA2000(R), Portfolio Accounting System(TM), Automated Work Distributor(TM), AWD(R), TRAC-2000(R), Fairway(TM), and FAST2000(TM) which are referred to in this Report. AIM Family of Funds(R) referred to in this Report is a trademark of AIM Management Group, Inc.

                               DST SYSTEMS, INC.

                                   FORM 10-Q

                               SEPTEMBER 30, 1998

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

INTRODUCTORY COMMENTS

The Condensed Consolidated Financial Statements of DST Systems, Inc. ("DST" or the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures herein are adequate to enable a reasonable understanding of the information presented. These Condensed Consolidated Financial Statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1997. Additionally, the Condensed Consolidated Financial Statements should be read in conjunction with Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Form 10-Q.

The results of operations for the three and nine months ended September 30, 1998, are not necessarily indicative of the results to be expected for the full year 1998.

                               DST SYSTEMS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                (dollars in thousands, except per share amounts)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1997         1998
ASSETS                                               ------------ -------------
                                                                   (unaudited)
Current assets
  Cash and cash equivalents.........................  $   15,833   $   35,388
  Accounts receivable...............................     170,699      177,884
  Other assets......................................      44,792       42,503
                                                      ----------   ----------
                                                         231,324      255,775
Investments.........................................     820,577      936,259
Properties..........................................     242,153      235,402
Intangibles and other assets........................      61,350       52,710
                                                      ----------   ----------
    Total assets....................................  $1,355,404   $1,480,146
                                                      ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Debt due within one year..........................  $   13,898   $   10,584
  Accounts payable..................................      49,763       28,405
  Accrued compensation and benefits.................      28,319       32,195
  Deferred revenues and gains.......................      22,679       29,908
  Other liabilities.................................      26,334       37,251
                                                      ----------   ----------
                                                         140,993      138,343
Long-term debt......................................      92,005       88,254
Deferred income taxes...............................     241,782      280,424
Other liabilities...................................      43,534       27,555
                                                      ----------   ----------
                                                         518,314      534,576
                                                      ----------   ----------
Minority interest...................................       1,380          845
                                                      ----------   ----------
Stockholders' equity
  Common stock, $0.01 par; 125,000,000 shares
   authorized, 50,000,000 shares issued.............         500          500
  Additional paid-in capital........................     408,610      409,351
  Retained earnings.................................     261,589      316,243
  Accumulated other comprehensive income............     196,415      254,617
  Treasury stock (956,942 and 997,596 shares,
   respectively), at cost...........................     (31,404)     (35,986)
                                                      ----------   ----------
    Total stockholders' equity......................     835,710      944,725
                                                      ----------   ----------
    Total liabilities and stockholders' equity......  $1,355,404   $1,480,146
                                                      ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    (in thousands, except per share amounts)
                                  (unaudited)

                                           FOR THE THREE       FOR THE NINE
                                           MONTHS ENDED        MONTHS ENDED
                                           SEPTEMBER 30,       SEPTEMBER 30,
                                           1997      1998      1997      1998
                                         --------  --------  --------  --------
Revenues...............................  $159,863  $186,256  $473,941  $557,972
Costs and expenses.....................   118,811   139,932   349,148   411,573
Depreciation and amortization..........    19,453    19,910    58,551    60,711
                                         --------  --------  --------  --------
Income from operations.................    21,599    26,414    66,242    85,688
Interest expense.......................    (1,960)   (1,829)   (6,006)   (6,087)
Other income, net......................     2,241     3,501     4,451     5,491
Equity in earnings (losses) of
 unconsolidated affiliates, net of
 income taxes..........................      (507)   (1,162)    1,357    (1,529)
                                         --------  --------  --------  --------
Income before income taxes and minority
 interest..............................    21,373    26,924    66,044    83,563
Income taxes...........................     7,097     8,495    22,463    29,153
                                         --------  --------  --------  --------
Income before minority interest........    14,276    18,429    43,581    54,410
Minority interests in income (losses)..       222      (102)      607      (244)
                                         --------  --------  --------  --------
Net income.............................  $ 14,054  $ 18,531  $ 42,974  $ 54,654
                                         ========  ========  ========  ========
Average common shares outstanding......    49,236    48,994    49,378    48,988
Basic earnings per share...............  $   0.29  $   0.38  $   0.87  $   1.12
Diluted shares outstanding.............    49,804    50,102    49,862    49,991
Diluted earnings per share.............  $   0.28  $   0.37  $   0.86  $   1.09



   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                             (dollars in thousands)
                                  (unaudited)

                                                              FOR THE NINE
                                                              MONTHS ENDED
                                                              SEPTEMBER 30,
                                                              1997      1998
                                                            --------  --------
CASH FLOWS--OPERATING ACTIVITIES:
Net income................................................. $ 42,974  $ 54,654
                                                            --------  --------
  Depreciation and amortization............................   58,551    60,711
  Undistributed (earnings) losses of unconsolidated
   affiliates..............................................   (1,357)    1,529
  Gains on sale of investments.............................   (1,464)   (1,885)
  Cash dividends received from unconsolidated affiliates...              8,363
  Changes in accounts receivable...........................   (3,323)   (7,185)
  Changes in other current assets..........................   (2,878)    1,974
  Changes in accounts payable and accrued liabilities......  (13,996)    5,153
  Other, net...............................................     (859)    1,782
                                                            --------  --------
Total adjustments to net income............................   34,674    70,442
                                                            --------  --------
  Net......................................................   77,648   125,096
                                                            --------  --------
CASH FLOWS--INVESTING ACTIVITIES:
Investments and advances to unconsolidated affiliates......  (15,368)  (29,306)
Proceeds from sale of investments..........................   12,359     2,669
Capital expenditures.......................................  (41,134)  (54,225)
Other, net.................................................     (277)      656
                                                            --------  --------
  Net......................................................  (44,420)  (80,206)
                                                            --------  --------
CASH FLOWS--FINANCING ACTIVITIES:
Principal payments on long-term debt.......................  (10,825)   (8,148)
Net increase in credit facilities and notes payable........    6,004     1,016
Common stock repurchased...................................  (14,503)  (10,009)
Other, net.................................................   (6,387)   (8,194)
                                                            --------  --------
  Net......................................................  (25,711)  (25,335)
                                                            --------  --------
Net increase in cash.......................................    7,517    19,555
Cash at beginning of period................................    8,279    15,833
                                                            --------  --------
Cash at end of period...................................... $ 15,796  $ 35,388
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                               DST SYSTEMS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1. SUMMARY OF ACCOUNTING POLICIES
The Condensed Consolidated Financial Statements of DST Systems, Inc. ("DST" or the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures herein are adequate to enable a reasonable understanding of the information presented. These Condensed Consolidated Financial Statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1997. Additionally, the Condensed Consolidated Financial Statements should be read in conjunction with Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Form 10-Q.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal interim closing procedures) necessary to present fairly the financial position of the Company and its subsidiaries at December 31, 1997 and September 30, 1998, the results of operations for the three and nine months ended September 30, 1997 and 1998, and cash flows for the nine months ended September 30, 1997 and 1998.

The results of operations for the three and nine months ended September 30, 1998, are not necessarily indicative of the results to be expected for the full year 1998.

EARNINGS PER SHARE. The computation of basic and diluted earnings per share is as follows (in thousands, except per share amounts):

                                                 THREE MONTHS     NINE MONTHS
                                                     ENDED           ENDED
                                                 SEPTEMBER 30    SEPTEMBER 30
                                                 1997    1998    1997    1998
                                                ------- ------- ------- -------
Net income..................................... $14,054 $18,531 $42,974 $54,654
                                                ======= ======= ======= =======
Average common shares outstanding..............  49,236  48,994  49,378  48,988
Incremental shares from assumed
 conversions of stock options..................     568   1,108     484   1,003
                                                ------- ------- ------- -------
Dilutive potential common shares...............  49,804  50,102  49,862  49,991
                                                ======= ======= ======= =======
Basic earnings per share....................... $  0.29 $  0.38 $  0.87 $  1.12
Diluted earnings per share..................... $  0.28 $  0.37 $  0.86 $  1.09

NEW ACCOUNTING PRONOUNCEMENTS

  COMPREHENSIVE INCOME. As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The new statement requires that all changes in equity during a period except those resulting from investments by and distributions to owners be reported as "comprehensive income" in the financial statements. Upon implementation, the Company included the net unrealized gain or loss on available-for-sale securities and foreign currency translation adjustments together with net income in the computation of comprehensive income. For the three months ended September 30, 1998, comprehensive losses were $83.3 million as compared to comprehensive income of $64.1 million for the three months ended September 30, 1997. For the nine months ended September 30, 1998, comprehensive income was $112.9 million as compared to $123.6 million for the nine months ended September 30, 1997.

  SOFTWARE REVENUE RECOGNITION. As of January 1, 1998, the Company adopted Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition" which was effective for software licensing transactions entered into beginning in 1998. Certain of the Company's products are licensed, but revenues from licensed software products are not material to the Company as a whole. Implementation of the SOP 97-2 did not have a material effect on the three and nine months ended September 30, 1998 and the Company does not expect SOP 97-2 to have a material effect on the future consolidated results of operations of the Company.

  SEGMENT INFORMATION. The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" in June 1997. This statement requires that publicly traded companies report certain information about their operating segments, products and services, geographic areas in which they operate, and major customers beginning with the 1998 annual report. The Company is currently evaluating the effect that implementation of this new standard will have on the information disclosed in its financial statements.

  INTERNAL USE SOFTWARE. The Accounting Standards Executive Committee recently issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The new statement is effective for fiscal periods beginning after December 15, 1998 and requires that certain costs for the development of internal use software be recorded as an asset. Accordingly, certain primary types of development activities will be required to be capitalized, including coding and software configuration costs, costs of testing and installing the software, and when clearly distinguishable from maintenance, costs of upgrades and enhancements. The Company currently expenses costs of internally developed proprietary software as incurred. The Company believes the effect of this SOP will result in the capitalization and amortization of certain software development costs which were previously expensed. The Company is currently evaluating the new standard and is unable to determine the effects on the Company's results of operations at this time.

2. INVESTMENTS

The Company's investments consist of the following (ownership percentage as of September 30, 1998):

                                          CARRYING VALUE
                                    --------------------------
                         OWNERSHIP  DECEMBER 31, SEPTEMBER 30,
                         PERCENTAGE     1997         1998
(in thousands)           ---------- ------------ -------------
AVAILABLE FOR SALE
 SECURITIES:
Computer Sciences
 Corporation............     5.5%     $360,400     $470,463
State Street
 Corporation............     3.7%      347,509      325,859
USCS International,
 Inc....................     4.7%       18,700       35,338
Euronet Services, Inc...    10.9%        9,136        5,261
Other...................                20,901       37,280
                                      --------     --------
                                       756,646      874,201
                                      --------     --------
EQUITY INVESTEES:
Boston Financial Data
 Services, Inc..........    50.0%       32,262       37,807
European Financial Data
 Services Limited.......    50.0%        6,196        5,483
Argus Health Systems,
 Inc....................    50.0%       10,649        4,402
Other...................                14,824       14,366
                                      --------     --------
                                        63,931       62,058
                                      --------     --------
                                      $820,577     $936,259
                                      ========     ========

Certain information related to the Company's available for sale securities is as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
(in thousands)                                        ------------ -------------
Cost.................................................   $433,440     $455,535
Gross unrealized gains...............................    326,199      420,958
Gross unrealized losses..............................     (2,993)      (2,292)
                                                        --------     --------
Market value.........................................   $756,646     $874,201
                                                        ========     ========

  Equity in earnings (losses) of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates and related goodwill amortization is as follows for the periods presented:

                                              FOR THE THREE     FOR THE NINE
                                              MONTHS ENDED      MONTHS ENDED
                                              SEPTEMBER 30,     SEPTEMBER 30,
                                              1997     1998     1997     1998
(in thousands)                               -------  -------  -------  -------
Boston Financial Data Services, Inc......... $ 1,829  $ 1,919  $ 4,989  $ 5,546
Argus Health Systems, Inc...................     722      585    3,435    1,754
European Financial Data Services Limited....  (3,278)  (2,744)  (7,073)  (7,532)
Other.......................................     220     (922)       6   (1,297)
                                             -------  -------  -------  -------
                                             $  (507) $(1,162) $ 1,357  $(1,529)
                                             =======  =======  =======  =======

3. USCS MERGER
On September 2, 1998, the Company and USCS International, Inc. ("USCS"), a publicly traded company (NASDAQ: USCS), signed an agreement to merge USCS with a wholly owned subsidiary of the Company. Under the terms of the agreement, each USCS shareowner (other than the Company, USCS or their subsidiaries) will receive 0.62 of a share of DST common stock for each share of USCS common stock. The Board of Directors of each company has approved the transaction, which is intended to be a tax free reorganization and accounted for as a pooling of interests.

The transaction is subject to a number of conditions including approval by the shareowners of both companies. The proposed merger has received notice of early termination of the waiting period under the Hart-Scott-Rodino Act. The largest shareowner of the company (Kansas City Southern Industries, Inc., which now owns approximately 41% of the Company's common stock), and of USCS (George L. Argyros, a USCS director who now owns approximately 33% of USCS) have each agreed to vote for the merger. The merger is expected to be completed in the fourth quarter of 1998. At the completion of the transaction, Mr. Argyros and James C. Castle, Chairman and Chief Executive Officer of USCS, will be appointed to the DST Board of Directors.

The Company and USCS expect to incur approximately $6.5 to $10.5 million for investment banking and other transaction-related expenses as a result of the merger. The Company and USCS will defer recognition of these costs until the merger is completed. Management believes there are significant efficiencies, economies of scale, and productivity enhancements that could result from the integration of the Company and USCS. Such integration activities could result in nonrecurring expenses and restructuring charges being incurred to achieve the benefits. Such costs cannot be estimated at this time.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussions set forth in this Quarterly Report on Form 10-Q contain statements concerning potential future events. Such forward-looking statements are based upon assumptions by the Company's management, as of the date of this Quarterly Report, including assumptions about risks and uncertainties faced by the Company. Readers can identify these forward-looking statements by their use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs. If any of management's assumptions prove incorrect or should unanticipated circumstances arise, the Company's actual results could materially differ from those anticipated by such forward-looking statements. The differences could be caused by a number of factors or combination of factors including, but not limited to, those factors identified in the Company's Current Report on Form 8-K/A dated August 4, 1998 ("Form 8-K/A"), which is hereby incorporated by reference. The Form 8-K/A has been filed with the United States Securities and Exchange Commission (the "SEC" or the "Commission") in Washington, D.C. and can be obtained by contacting the SEC's Public Reference Branch or in the SEC's EDGAR database accessible through the SEC's web site on the World Wide Web at www.sec.gov. Readers are strongly encouraged to consider the factors listed in the Form 8-K/A and any amendments or modifications thereof when evaluating any forward-looking statements concerning the Company. The Company does not currently intend to update any forward-looking statements in this Quarterly Report to reflect future events or developments.

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Condensed Consolidated Financial Statements and Notes thereto included in this Form 10-Q and the audited financial statements and notes thereto in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

INTRODUCTION

The Company provides sophisticated information processing and computer software services and products, primarily to mutual funds, insurance companies, banks and other financial services organizations.

RECENT EVENTS

USCS MERGER
On September 2, 1998, the Company and USCS International, Inc. ("USCS"), a publicly traded company (NASDAQ: USCS), signed an agreement to merge USCS with a wholly owned subsidiary of the Company. Under the terms of the agreement, each USCS shareowner (other than the Company, USCS or their subsidiaries) will receive 0.62 of a share of DST common stock for each share of USCS common stock. The Board of Directors of each company has approved the transaction, which is intended to be a tax free reorganization and accounted for as a pooling of interests.

The transaction is subject to a number of conditions including approval by the shareowners of both companies. The proposed merger has received notice of early termination of the waiting period under the Hart-Scott-Rodino Act. The largest shareowner of the company (Kansas City Southern Industries, Inc., which now owns approximately 41% of the Company's common stock), and of USCS (George L. Argyros, a USCS director who now owns approximately 33% of USCS) have each agreed to vote for the merger. The merger is expected to be completed in the fourth quarter of 1998. At the completion of the transaction, Mr. Argyros and James C. Castle, Chairman and Chief Executive Officer of USCS, will be appointed to the DST Board of Directors.

This merger, which is expected to be accretive to DST's earnings per share in 1999, represents a significant expansion of DST's presence in the output processing and customer management software and services industries. USCS, through its CableData, Inc. subsidiary, is the largest provider of customer management software to the cable television and convergence industries, currently servicing approximately 40 million subscribers worldwide. DST, through its DBS Systems Corporation subsidiary, provides subscriber management services to DirecTV. USCS' subsidiary, International Billing Services, Inc., provides bill presentation services to a variety of communications and other industries. DST's subsidiary, Output Technologies, Inc., provides a variety of output related services to a diversified group of industries, primarily in the financial services sector. The combination of these businesses is expected to generate synergy savings through combined economies of scale and coordinated production efficiencies. Additional savings will be realized through the elimination of duplicate costs associated with having two public companies.

The Company and USCS expect to incur approximately $6.5 to $10.5 million for investment banking and other transaction-related expenses as a result of the merger. The Company and USCS will defer recognition of these costs until the merger is completed. Management believes there are significant efficiencies, economies of scale, and productivity enhancements that could result from the integration of the Company and USCS. Such integration activities could result in nonrecurring expenses and restructuring charges being incurred to achieve the benefits. Such costs cannot be estimated at this time.

EQUISERVE
On February 10, 1998, Boston EquiServe, LP ("Boston EquiServe"), a 50% owned joint venture between Boston Financial Data Services, Inc. ("BFDS") (a 50% owned joint venture of the Company and State Street Corporation) and BankBoston Corporation, announced an agreement to combine with First Chicago Trust Company of New York ("First Chicago") by issuance of a 50% partnership interest to First Chicago in exchange for its shareowner services business. The transaction would create the largest corporate securities transfer agent in the United States, processing approximately 25 million accounts. The combination of the two businesses, to be named EquiServe, LP ("EquiServe"), is awaiting approval by the Federal Reserve Bank.

DST is currently developing a new securities transfer system ("Fairway") to be used by Boston EquiServe to process all of its accounts. In conjunction with the merger, DST entered into a memorandum of understanding with Boston EquiServe and First Chicago to complete development of Fairway for the exclusive use by EquiServe to process all of its accounts. The Company has also agreed with EquiServe to provide data processing services for EquiServe to use Fairway. The terms and conditions of this memorandum of understanding will be set forth in a definitive agreement, the completion of which is a condition to the closing of the merger agreement between Boston EquiServe and First Chicago. Upon acceptance of defined components of Fairway, DST will contribute Fairway and its non-EquiServe securities transfer processing business (approximately 2 million accounts) to EquiServe for a direct ownership interest in EquiServe. DST will also continue to hold an indirect ownership interest in EquiServe through BFDS.

RESULTS OF OPERATIONS

THIRD QUARTER AND YEAR TO DATE 1997 VERSUS THIRD QUARTER AND YEAR TO DATE 1998

For the quarter ended September 30, 1998, DST's consolidated net income was $18.5 million, or $0.38 basic and $0.37 diluted earnings per share, as compared to $14.1 million, or $0.29 basic and $0.28 diluted earnings per share, for the quarter ended September 30, 1997.

For the nine months ended September 30, 1998, DST's consolidated net income was $54.7 million, or $1.12 basic and $1.09 diluted earnings per share, as compared to $43.0 million, or $0.87 basic and $0.86 diluted earnings per share, for the nine months ended September 30, 1997.

REVENUES
Consolidated revenues for the three and nine months ended September 30, 1998 were $186.3 million and $558.0 million, respectively, which represent increases of 16.5% and 17.7%, respectively, over the comparable 1997 periods.

U.S. revenues for the three and nine months ended September 30, 1998 were $152.3 million and $462.1 million, respectively, which represent increases of 13.5% and 14.1%, respectively, over the comparable 1997 periods. This revenue increase resulted from growth in mutual fund shareowner processing, output services, automated work distributor (AWD) fees and satellite television subscriber management fees. U.S. mutual fund processing revenues for the three and nine months ended September 30, 1998 have increased approximately 14.2% and 15.2%, respectively, over the prior year as shareowner accounts serviced increased to 48.9 million at September 30, 1998, an increase of 8.7% from 45.0 million at December 31, 1997 and 13.5% from 43.1 million at September 30, 1997. Increased Individual Retirement Account ("IRA") activity continued to contribute to account growth. For the quarter ended September 30, 1998, new IRA accounts totaled approximately 500,000 accounts, with approximately 27% of the new accounts consisting of new Roth or Educational IRA accounts. U.S. mutual fund output processing revenues for the three and nine months ended September 30, 1998 increased 15.9% and 13.7%, respectively, primarily related to the 18.2% and 18.9% increase in total pages printed for the three and nine months ended September 30, 1998, respectively. U.S. AWD workstations licensed increased 23.4% over year-end 1997 levels. Satellite television subscriber management revenues have increased 10% over the prior year quarter due to an increased number of subscribers and continuing systems development activities. Additionally, the Company received a one-time $2.6 million contract termination fee from a portfolio accounting client during the first quarter 1998.

The Company expects approximately 1.6 million mutual fund accounts from a new client to be converted onto its system during the fourth quarter of 1998. As expected and earlier reported, Prudential Financial Management Services internalized the processing for approximately 1,100,000 mutual fund shareowner accounts primarily during the first quarter of 1998. Also, approximately 650,000 accounts of GT Global Funds were converted off of the Company's system during the quarter as a result of GT Global's acquisition by the parent company of the AIM Family of Funds. The Company also expects that approximately 850,000 accounts from a remote client whose accounts were derived from a broker-dealer will be converted to the broker-dealer's system in the fourth quarter of 1998.

International revenues for the three and nine months ended September 30, 1998 were $34.0 million and $95.8 million, respectively, which represent increases of 32.2% and 39.0%, respectively, over the comparable 1997 periods. The increase in international revenues was attributable to higher investment accounting software and services revenues, increased Canadian mutual fund processing revenues and higher AWD software and services revenues. The planned introduction of the European Monetary Unit, which is expected to be effective beginning January 1, 1999, contributed to increased demand for the Company's international investment management products and services.

COSTS AND EXPENSES
Consolidated costs and expenses for the three and nine months ended September 30, 1998 increased 17.8% and 17.9%, respectively, over the comparable 1997 periods to $139.9 million and $411.6 million, respectively, primarily as a result of increases in personnel costs to support business growth and increases in development costs for DST's new securities transfer system (Fairway). In addition, the renegotiation of certain third party software agreements, effective March 31, 1998, resulted in certain amounts being recorded as costs and expenses instead of depreciation expense. U.S. costs and expenses for the three and nine months ended September 30, 1998 increased 17.6% and 17.0%, respectively. International costs and expenses for the three and nine months ended September 30, 1998 increased 18.4% and 22.0%, respectively.

The Company continues to experience increases in compensation necessary to hire and retain computer programmers and other systems professionals. While these cost increases have not materially affected the Company's overall cost structure to date, the Company believes that the costs associated with computer programmers and other systems professionals may continue to increase at rates above general inflation at least through 2000.

DEPRECIATION AND AMORTIZATION
Consolidated depreciation and amortization for the three months ended September 30, 1998 increased 2.3% to $19.9 million. Consolidated depreciation and amortization for the nine months ended September 30, 1998 increased 3.7% to $60.7 million. The increase in depreciation for the nine months ended September 30, 1998 is primarily attributable to a one-time write-off of intangible assets totaling $3.2 million in the first quarter 1998, primarily associated with the $2.6 million contract termination fee referred to above, partially offset by a decrease in depreciation attributable to the renegotiation of certain third party software agreements noted above.

INTEREST EXPENSE
Interest expense for the three months ended September 30, 1998 decreased 6.7% over the prior year due to lower average debt balances. On a year to date basis, interest expense for 1998 has increased 1.3% over the prior year.

OTHER INCOME
Other income increased $1.3 million and $1.0 million for the three and nine months ended September 30, 1998, respectively, primarily as a result of gains on sales of investment securities.

EQUITY IN EARNINGS (LOSSES) OF UNCONSOLIDATED AFFILIATES
Equity in losses of unconsolidated affiliates totaled $1.2 million for the quarter ended September 30, 1998 as compared to $0.5 million for the quarter ended September 30, 1997. Year-to-date, equity in losses of unconsolidated affiliates totaled $1.5 million in 1998 as compared to equity in income of $1.4 million in 1997. The Company's share of losses recorded at European Financial Data Services Limited ("EFDS") of $2.7 million during the third quarter 1998 was reduced from losses of $3.3 million for the respective 1997 quarter, but reflected increased losses as compared to the quarter ended June 30, 1998 as a result of increased costs associated with FAST2000 development and conversion activity. Year-to-date, losses recorded from EFDS totaled $7.5 million in 1998 as compared to $7.1 million in 1997 due to continuing development costs of FAST2000, which costs are being expensed as incurred and costs of conversions of new and existing client accounts to the new system. Lower earnings were recorded by Argus Health Systems due to the contract termination of a large client in late 1997. Higher operating earnings were recorded at Boston Financial Data Services, Inc. from increased levels of mutual fund activity.

INCOME TAXES
DST's effective income tax rate was 31.6% for the three months ended September 30, 1998, as compared to 33.2% for the three months ended September 30, 1997, primarily caused by the recognition of benefits associated with new Missouri income apportionment rules designed to attract and retain mutual fund service companies. DST's effective income tax rate was 34.9% for the nine months ended September 30, 1998, as compared to 34.0% for the nine months ended September 30, 1997, primarily caused by changes in the components of taxable income and the effect of certain tax benefits recognized in 1997 relating to certain international operations. The increase in the effective tax rate for the nine months ended September 30, 1998 was partially offset by the Missouri apportionment rules previously discussed.

LIQUIDITY AND CAPITAL RESOURCES

The Company uses its cash available from operating activities, borrowings from banks and financing from third-party vendors and others to fund operating, investing and financing activities.

Cash flows from operating activities totaled $125.1 million for the nine months ended September 30, 1998. Operating cash flows were affected by an $8.0 million dividend from Argus Health Systems.

Cash flows used in investing activities totaled $80.2 million for the nine months ended September 30, 1998. The Company has expended $54.2 million year-to-date for capital additions. Investments and advances to unconsolidated affiliates totaled $29.3 million, primarily for funding the development of FAST2000 at EFDS and for investments in available for sale securities.

Cash flows used in financing activities totaled $25.3 million for the nine months ended September 30, 1998. During the first quarter 1998, the Company repurchased 200,000 shares of common stock for $10.0 million, completing its
1.2 million share repurchase program. Financing activities also include $10.8 million in payments relating to accrued settlements of prior years' sales and use tax matters.

The Company maintains a $50 million bank line of credit facility to finance short-term working capital requirements available through May 1999, of which total borrowings were $27.2 million as of September 30, 1998. Additionally, the Company maintains a five-year revolving credit facility of $125 million with a syndicate of U.S. and international banks. Total borrowings of $30.0 million were outstanding on this facility at September 30, 1998.

The Company believes that its existing cash balances and other current assets, together with cash provided by operating activities and, as necessary, the Company's credit facilities, will be sufficient to meet the Company's operating and debt service requirements and other current liabilities for at least the next twelve months. Further, the Company believes that its longer-term liquidity and capital requirements will be met through cash flows from operations and existing bank credit facilities, as well as the Company's $125 million revolving credit facility described above.

OTHER

UNREALIZED GAINS ON SECURITIES. The Company holds, among other investments, approximately 8.6 million shares of Computer Sciences Corporation common stock and approximately 6.0 million shares of State Street Corporation common stock. At December 31, 1997 and September 30, 1998, the market value of the Company's investments in available-for-sale securities reflected aggregate unrealized gains (net of deferred taxes) of $197.0 million and $255.1 million, respectively, which are included in Accumulated Other Comprehensive Income on the Condensed Consolidated Balance Sheet. Included in the computation of comprehensive income in accordance with Statement on Financial Accounting Standards No. 130, "Reporting Comprehensive Income" are the $51.6 million net unrealized gain and $102.2 million net unrealized loss for the third quarter 1997 and 1998 respectively. For the nine months ended September 30, 1997 and 1998, net unrealized gains of $83.0 million and $58.1 million, respectively were included.

SOFTWARE USAGE AGREEMENT. On March 31, 1998, the Company entered into a software usage and maintenance agreement for certain computer software to be utilized at the Winchester Data Center. The new software agreement replaces an existing agreement with the same vendor, extending the term from 2000 until 2003 and provides for an increase in software usage capacity. Under the previous agreement, the Company capitalized the total fixed costs to be incurred under the agreement and recorded a corresponding liability. Capitalized costs under the previous agreement were depreciated over the period of the contract while variable payments for incremental usage were recorded as costs and expenses when incurred. Based on the terms of the new agreement, annual payments will be recorded as costs and expenses over the period which they benefit. As a result of replacing the previous agreement, approximately $9.0 million of computer software previously capitalized by the Company and related short-term and long-term liabilities were removed from the Company's balance sheet on March 31, 1998. Although the new agreement will result in certain future costs being recorded as costs and expenses instead of depreciation expense, the Company does not believe that the new agreement will have a material adverse affect on the Company's operating expenses.

SEGMENT INFORMATION. The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" in June 1997. This statement requires that publicly traded companies report certain information about their operating segments, products and services, geographic areas in which they operate, and major customers beginning with the 1998 annual report. The Company is currently evaluating the effect that implementation of this new standard will have on the information disclosed in its financial statements.

INTERNAL USE SOFTWARE. The Accounting Standards Executive Committee recently issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The new statement is effective for fiscal periods beginning after December 15, 1998 and requires that certain costs for the development of internal use software be recorded as an asset. Accordingly, certain primary types of development activities will be required to be capitalized, including coding and software configuration costs, costs of testing and installing the software, and when clearly distinguishable from maintenance, costs of upgrades and enhancements. The Company currently expenses costs of internally developed proprietary software as incurred. The Company believes the effect of this SOP will result in the capitalization and amortization of certain software development costs which were previously expensed. The Company is currently evaluating the new standard and is unable to determine the effects on the Company's results of operations at this time.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The Financial Accounting Standards Board recently issued Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement is effective for fiscal quarters of fiscal years beginning after June 15, 1999 and requires that a company recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company has historically not used derivative instruments and believes that implementation of this new standard will not have a material impact on the Company's results of operations.

SEASONALITY. Generally, the Company does not have significant seasonal fluctuations in its business operations. Processing and output volumes for mutual fund customers are usually highest during the quarter ended March 31 due primarily to processing year-end transactions and printing and mailing of year end statements and tax forms during January. The Company has historically added operating equipment in the last half of the year in preparation for processing year-end transactions which has the effect of increasing costs for the second half of the year. Software license revenues and operating results are dependent upon the timing, size, and terms of the license.

YEAR 2000. Many computer programs use only two digits to identify a year in a date field within the program (e.g., "98" or "02"). If not corrected, computer applications making calculations and comparisons in different centuries may cause inaccurate results, or fail by or at the Year 2000. These Year 2000 related issues are of particular importance to the Company. The Company depends upon its computer and other systems and the computer and other systems of third-parties to conduct and manage the Company's business. Additionally, the Company's products and services are dependent upon using accurate dates in order to function properly. These Year 2000-related issues may also adversely affect the operations and financial performance of one or more of the Company's customers or suppliers. As a result, the failure of the Company's computer and other systems, products or services, the computer systems and other systems upon which the Company depends, or of the Company's customers or suppliers to be Year 2000 ready could have a material adverse effect on the Company's results of operations, financial position and cash flows.

The Company has completed its review and evaluation of its mission critical products, services and internal systems and is maintaining its schedule to achieve material Year 2000 readiness in such products, services and systems which are material by December 31, 1998. The Company anticipates internal readiness for all of its other material systems by June 30, 1999. The Company will continue testing its systems with clients and other third parties for Year 2000 related issues as needed throughout 1999, subject to the cooperation of such third parties.

As part of resolving its Year 2000 issues, the Company is developing contingency plans. The Company has had for several years formal contingency plans for its Winchester Data Center in the event of a natural disaster or a processing failure such as those that could be caused by Year 2000 issues. The Company expects to formalize contingency plans for its other material business units, which would incorporate Year 2000 related contingencies, by March 31, 1999. The costs to address the Year 2000 related issues to date have not been material, and the Company does not anticipate such costs to become material in the future.

Although the Company is not aware of any material operational or financial Year 2000-related issues not being addressed, the Company cannot ensure that its computer systems, products, services or other systems or the computers and other systems of others upon which the Company depends will be Year 2000 ready on schedule, that the costs of its Year 2000 program will not become material or that the Company's alternative plans will be adequate. The Company is currently unable to anticipate accurately the magnitude, if any, of the Year 2000-related issues arising from the Company's customers or suppliers. If any such risks (either with respect to the Company or its customers or suppliers) materialize, the Company could experience material adverse consequences to its business.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

The Company is from time to time a party to litigation arising in the ordinary course of its business. Currently, there are no legal proceedings that management believes would have a material adverse effect upon the consolidated results of operations or financial condition of the Company.

ITEM 2. CHANGES IN SECURITIES

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5. OTHER INFORMATION

A. The following table presents the sources of the Company's revenues:

                                                      SOURCES OF REVENUE
                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                     1997            1998
                                                --------------- ---------------
                                                    (dollars in thousands)
   U.S. revenues
     Mutual fund and Investment management
       Data processing services................ $211,420  44.6% $243,490  43.6%
       Output processing.......................   63,919  13.5%   72,663  13.0%
                                                -------- ------ -------- ------
                                                 275,339  58.1%  316,153  56.6%
     Other output processing...................   72,666  15.3%   81,247  14.6%
     Other.....................................   56,977  12.0%   64,729  11.6%
                                                -------- ------ -------- ------
   Total U.S. revenues.........................  404,982  85.4%  462,129  82.8%
   International revenues......................   68,959  14.6%   95,843  17.2%
                                                -------- ------ -------- ------
   Total revenues.............................. $473,941 100.0% $557,972 100.0%
                                                ======== ====== ======== ======

B. The following table identifies geographic operating results:

                                             FOR THE THREE     FOR THE NINE
                                             MONTHS ENDED      MONTHS ENDED
                                             SEPTEMBER 30,     SEPTEMBER 30,
                                             1997     1998     1997      1998
   GEOGRAPHIC INFORMATION                  -------- -------- --------  --------
   (in thousands)
   U.S. revenues.......................... $134,157 $152,270 $404,982  $462,129
   U.S. income from operations............   20,854   22,057   66,824    74,619
   International revenues.................   25,706   33,986   68,959    95,843
   International income (losses) from
    operations............................      745    4,357     (582)   11,069

C. The following table summarizes certain key operating and financial data for the periods indicated:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1997         1998
                                                    ------------ -------------
   INVESTMENT MARKET VALUES (IN THOUSANDS) (1)
   Computer Sciences Corporation...................   $360,400     $470,463
   State Street Corporation........................    347,509      325,859
   Euronet Services, Inc...........................   $  9,136     $  5,261
   OTHER OPERATING DATA
   Mutual fund shareowner accounts processed
    (millions)
     U.S...........................................       45.0         48.9
     Canada........................................        0.9          1.5
     United Kingdom................................        1.0          1.5
   TRAC-2000 mutual fund accounts (millions) (2)...        1.9          2.4
   TRAC-2000 participants (thousands)..............        696          836
   Portfolio Accounting System portfolios..........      1,925        1,956
   Automated Work Distributor workstations.........     35,100       42,000

                                                                   NINE MONTHS
                                                                 ENDED SEPTEMBER
                                                                       30,
                                                                  1997    1998
                                                                 ------- -------
   Output Technologies pages printed (millions)................. 1,067.0 1,277.9
   Argus pharmaceutical claims processed (millions).............   109.8    98.2

--------
(1) Based upon the closing price on the last trading day of the applicable period at the exchange where principally traded.
(2) Included in TA2000 mutual fund shareowner accounts processed.

The SEC recently amended its proxy rules to require a registrant, such as the Company, to disclose the date after which stockholder proposals that are not included in the Company's proxy statement are considered "untimely" for proxy solicitation purposes. Under the Company's By-laws, in order for such a stockholder proposal to be timely and otherwise validly brought before the Company's 1999 Annual Meeting of Stockholders, a stockholder must notify the Company's Corporate Secretary no earlier than February 11, 1999 and no later than March 13, 1999. The calculation of this notice period and By-law requirements for the contents of such notice are set forth in the Company's 1998 Proxy Statement, which can be obtained by contacting the SEC's Public Reference Branch or in the SEC's EDGAR database accessible through the SEC's web site on the World Wide Web at www.sec.gov.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits:

     Exhibit
     Number    Document
     -------   --------
     10.6.2    Second Amendment to the Employee Stock Ownership Plan and Trust
               Agreement of DST Systems, Inc.
     10.6.3    Third Amendment to the Employee Stock Ownership Plan and Trust
               Agreement of DST Systems, Inc.
     10.7.2    Second Amendment to the 1996 Profit Sharing Plan
     27.1      Financial Data Schedule

(b) Reports on Form 8-K:

  The Company filed under Item 5 of Form 8-K, the Company's Form 8-K dated July 23, 1998, reporting the announcement of financial results for the quarter ended June 30, 1998.

  The Company filed under Item 5 of Form 8-K, the Company's Form 8-K/A-2 dated August 4, 1998 amending and restating its Form 8-K dated March 15, 1996 (amended and restated April 13, 1998) setting forth certain cautionary statements identifying important factors that either individually or in combination with other factors could cause the Company's actual operating results to differ materially from those projected in forward-looking statements, whether oral or written, concerning the Company and made by, or on behalf of, the Company.

  The Company filed under Item 5 of Form 8-K, the Company's News Release dated September 2, 1998 concerning the announcement of the merger of USCS International, Inc. with a wholly-owned subsidiary of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, and in the capacities indicated on November 16, 1998.

DST Systems, Inc.

/s/ Kenneth V. Hager
-------------------------------------
Kenneth V. Hager
Vice President and Chief Financial
Officer
(Principal Financial Officer)

                                                                     APPENDIX M

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark
One)

  [X]          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended September 30, 1998

                                      OR

  [_]          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                      For the transition period from to

                        COMMISSION FILE NUMBER 0-28268

                           USCS INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              94-1727009
    (STATE OR OTHER JURISDICTION OF                 (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)                 IDENTIFICATION)

       2969 PROSPECT PARK DRIVE,
      RANCHO CORDOVA, CALIFORNIA                     95670-6148
    (ADDRESS OF PRINCIPAL EXECUTIVE                  (ZIP CODE)
               OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (916) 636-4500 (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE LAST
                                    REPORT)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                 CLASS                         OUTSTANDING AT OCTOBER 31, 1998
                 -----                         -------------------------------
      Common Stock, $.05 par value                    23,371,385 shares

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            USCS INTERNATIONAL, INC.

                              REPORT ON FORM 10-Q
                    FOR THE QUARTER ENDED SEPTEMBER 30, 1998

                                                                       PAGE NO.
                                                                       --------
Part I. Financial Information
  Item 1. Financial Statements........................................     L-3
  Consolidated Condensed Balance Sheets September 30, 1998 (Unaudited)
   and December 31, 1997..............................................     L-4
  Consolidated Condensed Statements of Operations (Unaudited) Three
   months and nine months ended September 30, 1998 and 1997...........     L-5
  Consolidated Condensed Statements of Comprehensive Income
   (Unaudited) Three months and nine months ended September 30, 1998
   and 1997...........................................................     L-6
  Consolidated Condensed Statements of Cash Flows (Unaudited) Nine
   months ended September 30, 1998 and 1997...........................     L-7
  Notes to Consolidated Condensed Financial Statements................     L-8
  Item 2. Management's Discussion and Analysis of Financial Condition,
   Results of Operations, and Certain Factors That May Affect Future
   Results............................................................  L-9-20
  Item 3. Quantitative and Qualitative Disclosures About Market Risk..    L-20
Part II. Other Information
  Item 1. Legal Proceedings...........................................    L-20
  Item 2. Changes in Securities.......................................    L-20
  Item 3. Defaults Upon Senior Securities.............................    L-20
  Item 4. Submission of Matters to a Vote of Security Holders.........    L-20
  Item 5. Other Information...........................................    L-20
  Item 6. Exhibits and Reports on Form 8-K............................    L-20
  Signature...........................................................    L-21

                           USCS INTERNATIONAL, INC.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

  The following consolidated condensed financial statements, except for the balance sheet as of December 31, 1997, have been prepared by USCS International, Inc. (the "Company") without audit by independent public accountants, but in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of results for each period shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report to Stockholders and the Company's Annual Report on Form 10-K for the year ended December 31, 1997. The results of operations for the quarter and nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1998.

                            USCS INTERNATIONAL, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                     SEPTEMBER 30, DECEMBER 31,
                       ASSETS                            1998          1997
                       ------                        ------------- ------------
                                                      (UNAUDITED)
Current Assets:
  Cash..............................................   $ 16,630      $  2,787
  Accounts receivable, net..........................     67,867        71,970
  Postage receivable................................     28,230        25,684
  Current portion of net investment in leases.......      4,789         5,892
  Paper products and other inventory................      6,957         4,573
  Other.............................................     10,160         9,853
                                                       --------      --------
    Total current assets............................    134,633       120,759
Property and equipment, net.........................    105,321       101,631
Net investment in leases, net of current portion....      4,591         4,686
Other...............................................     28,234        11,543
                                                       --------      --------
    Total assets....................................   $272,779      $238,619
                                                       ========      ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current Liabilities:
  Accounts payable and accrued expenses.............   $ 69,850      $ 62,656
  Current portion of long-term debt.................      4,594         3,865
  Deferred revenue..................................      7,473         4,529
                                                       --------      --------
    Total current liabilities.......................     81,917        71,050
Long-term debt, net of current portion..............      2,451         5,453
Customer deposits and advances......................     29,116        18,170
Other liabilities...................................     10,333        12,585
                                                       --------      --------
    Total liabilities...............................    123,817       107,258
                                                       --------      --------
Stockholders' Equity:
  Preferred Stock, $.05 par value, 10,000,000 shares
   authorized; no shares issued and outstanding.....        --            --
  Common Stock, $.05 par value, 40,000,000 shares
   authorized; 23,427,582 shares issued and
   23,354,483 shares outstanding at September 30,
   1998 (unaudited) and 23,427,582 shares issued and
   22,947,233 shares outstanding at December 31,
   1997.............................................      1,171         1,171
  Additional paid-in capital........................     52,893        56,504
  Retained earnings.................................     96,015        82,897
  Treasury stock....................................     (1,463)       (9,047)
  Foreign currency translation adjustment...........        346          (164)
                                                       --------      --------
    Total stockholders' equity......................    148,962       131,361
                                                       --------      --------
    Total liabilities and stockholders' equity......   $272,779      $238,619
                                                       ========      ========

                            USCS INTERNATIONAL, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                             THREE MONTHS
                                            ENDED SPETEMBER  NINE MONTHS ENDED
                                                  30,          SEPTEMBER 30,
                                            ---------------- -----------------
                                             1998     1997     1998     1997
                                            -------  ------- -------- --------
Revenue:
  Software and services:
    Customer management.................... $40,287  $39,646 $121,856 $115,080
    Bill processing........................  37,114   28,998  105,787   86,917
                                            -------  ------- -------- --------
      Total................................  77,401   68,644  227,643  201,997
  Equipment sales and services.............   5,102    4,479   18,922   14,794
                                            -------  ------- -------- --------
      Total revenue........................  82,503   73,123  246,565  216,791
                                            -------  ------- -------- --------
Cost of revenue:
  Software and services:
    Customer management....................  20,219   17,759   58,799   53,670
    Bill processing........................  25,599   20,923   75,063   62,847
                                            -------  ------- -------- --------
      Total................................  45,818   38,682  133,862  116,517
  Equipment sales and services.............   2,974    2,536   12,148    8,062
                                            -------  ------- -------- --------
      Total cost of revenue................  48,792   41,218  146,010  124,579
                                            -------  ------- -------- --------
Gross profit...............................  33,711   31,905  100,555   92,212
                                            -------  ------- -------- --------
Operating expenses:
  Research and development.................   8,719    7,323   25,376   22,054
  Selling, general and administrative......  14,385   14,799   42,873   42,261
  Non-recurring charges....................   7,100      --     7,100      --
                                            -------  ------- -------- --------
      Total operating expenses.............  30,204   22,122   75,349   64,315
                                            -------  ------- -------- --------
Operating income...........................   3,507    9,783   25,206   27,897
Interest (income) expense, net.............     (39)     109      250      464
                                            -------  ------- -------- --------
Income before income taxes.................   3,546    9,674   24,956   27,433
Income tax provision.......................   3,488    3,883   11,838   10,987
                                            -------  ------- -------- --------
Net income................................. $    58  $ 5,791 $ 13,118 $ 16,446
                                            =======  ======= ======== ========
Earnings per share:
  Basic.................................... $   --   $  0.25 $   0.56 $   0.71
  Diluted.................................. $   --   $  0.24 $   0.54 $   0.68
Weighted average common shares and
 equivalents:
  Basic....................................  23,305   23,291   23,232   23,180
  Diluted..................................  24,325   24,438   24,084   24,293

                            USCS INTERNATIONAL, INC.

                      CONSOLIDATED CONDENSED STATEMENTS OF
                              COMPREHENSIVE INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                      THREE
                                                     MONTHS
                                                      ENDED       NINE MONTHS
                                                    SEPTEMBER   ENDED SEPTEMBER
                                                       30,            30,
                                                   -----------  ---------------
                                                   1998  1997    1998    1997
                                                   ---- ------  ------- -------
Net income........................................ $ 58 $5,791  $13,118 $16,446
Other comprehensive income:
  Foreign currency translation adjustment.........  519    (16)     510     (35)
                                                   ---- ------  ------- -------
  Comprehensive income............................ $577 $5,775  $13,628 $16,411
                                                   ==== ======  ======= =======

                            USCS INTERNATIONAL, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
Cash flows from operating activities:
  Net income................................................ $ 13,118  $ 16,446
  Depreciation and amortization.............................   21,015    18,882
  Net change in operating assets and liabilities............   17,746    (3,764)
  Non-recurring charges.....................................    7,100       --
                                                             --------  --------
Net cash provided by operating activities...................   58,979    31,564
                                                             --------  --------
Cash flows from investing activities:
  Capital expenditures, net.................................  (23,361)  (23,988)
  Purchase of subsidiary....................................  (13,951)   (2,046)
  Other.....................................................   (2,950)      --
                                                             --------  --------
Net cash used in investing activities.......................  (40,262)  (26,034)
                                                             --------  --------
Cash flows from financing activities:
  Net paydown under revolving credit agreement..............   (4,000)      --
  Payments on long-term debt................................   (5,741)   (4,348)
  Proceeds from issuance of long-term debt..................    7,427       --
  Proceeds from issuance of common stock....................      --      2,338
  Purchases of treasury stock net of issuances..............   (2,560)   (3,157)
                                                             --------  --------
Net cash used in financing activities.......................   (4,874)   (5,167)
                                                             --------  --------
Net increase in cash........................................   13,843       363
Cash at January 1...........................................    2,787     8,452
                                                             --------  --------
Cash at September 30........................................ $ 16,630  $  8,815
                                                             ========  ========
Supplemental Schedule of Noncash Financing Activities:
  Contribution of Company shares to 401(k).................. $  6,533  $    --
                                                             ========  ========

                           USCS INTERNATIONAL, INC.

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. LONG-TERM DEBT

  The Company has a five-year unsecured revolving credit line, expiring September 2001, with two banks in the amount of $50 million. Borrowings under the agreement bear interest at the Company's choice of LIBOR (plus a margin ranging from .55% to 1.25%), the bank's base rate or a quoted rate. Under the borrowing agreement, the Company is required to maintain certain financial ratios and meet a net worth test.

2. TREASURY STOCK

  The Company, from time to time, at the authorization of the Board of Directors, repurchases shares of the Company's common stock to be held as treasury stock with reservation of such treasury stock for future issuance under various employee stock purchase and incentive stock option plans and for distributions to the Company's 401(k) Retirement Plan.

  In March 1998, the Company contributed approximately 312,000 shares of treasury stock to the Company's 401(k) Retirement Plan. The fair market value on the date of contribution was $6,533,000.

3. EARNINGS PER SHARE

  The Company has presented earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). All previously reported amounts have been restated to conform to SFAS 128. Under SFAS 128, basic earnings per share are computed using the weighted average number of outstanding registered shares. Diluted earnings per share are computed using weighted average registered shares and common stock equivalents, including the net shares issuable upon exercise of stock options when dilutive.

4. BUSINESS ACQUISITION

  In August of 1998, the Company purchased 100% of the stock of Custima International Holdings, plc ("Custima") for cash. The business acquired provides billing and customer care software for the utilities industry. The cost of the acquisition was approximately $ 15,400,000. The acquisition is being accounted for as a purchase, and accordingly, the financial statements include the results of operations from the date of acquisition. The purchase includes existing technology, in-process research and development, trademarks and in-place workforce with an aggregate value of approximately $15,200,000. Based on an independent appraisal, $6,000,000 was attributed to in-process research and development and, in accordance with applicable accounting principles, was charged to expense. Also, a reorganization charge for redundant facilities and workforce of $1,100,000 was taken in connection with the Company's purchase and consolidation of Custima. Intangible assets are being amortized on a straight-line basis over periods ranging from 5 to 20 years. The results of operations for periods prior to the acquisition were immaterial.

5. PROPOSED MERGER

  On September 2, 1998, the Company announced a proposed merger with DST Systems, Inc. ("DST"). DST provides sophisticated information processing and computer software services and products, primarily to mutual funds, insurance companies, banks and other financial services organizations. The Board of Directors of each Company has approved the merger. Under the terms of the merger agreement, upon the closing, each share of the Company's common stock will be converted into the right to receive .62 shares of DST common stock. The merger is intended to be a tax-free reorganization and accounted for as a pooling of interests. The proposed merger is subject to approval by the shareholders of both companies and is intended to be completed before the end of the year.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

  This Quarterly Report contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts or statements of current status are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risks and uncertainties set forth under the caption "Certain Factors That May Affect Future Results." The Company's future results may differ significantly from the results and forward-looking statements discussed in this Report.

  Founded in 1969, the Company is a leading global provider of customer management software and services to the communications and other service industries. The Company's revenues are derived primarily from providing software to cable television and multi-service providers worldwide, as well as bill processing services to cable television, telecommunications, financial services, utilities and other service industries. Software and bill processing services are generally offered to North American cable television providers under bundled service arrangements. Outside of North America, software is generally licensed to customers exclusive of the bill processing. Most of the Company's revenue is based on the number of subscribers or end-users of the Company's clients, the number of billing statements mailed and/or the number of images produced under contracts with terms ranging from three to seven years. Clients are billed monthly, generally based on the number of end-users they serve. As a result, a significant portion of the Company's revenue is recurring and increases as the service provider's customer base grows. In addition, the Company sells computer hardware and provides associated maintenance. Leasing is provided as an alternative to equipment purchases for clients. The Company, since the acquisition of Custima, also provides customer care and billing software for the utilities industry. See note 4 to the financial statements.

  The Company sells its software and services to cable television and multi-service providers in North America and the U.K. primarily through a direct sales force. Outside of North America and the U.K., the Company markets its software primarily through strategic alliances with companies specializing in system integration or computer hardware manufacturing that are capable of providing local sales and support. Building and maintaining relationships with its clients is an important part of the Company's strategy because selling cycles can extend a year or longer. The Company has committed increased resources to the diversification of its customer base, focusing primarily on international, multi-service, telecommunications, utilities and other high-volume markets because it believes these represent opportunities to grow at rates greater than, and decrease its dependence upon, the U.S. cable television marketplace.

  On September 2, 1998, the Company announced a proposed merger with DST Systems, Inc. ("DST"). See note 5 to the financial statements. The merger is intended to strengthen the operating, financial and competitive aspects of the combined company through combined economies of scale, coordinated production efficiencies and the elimination of duplicate costs. The Company believes that the combined company will have a significant presence in terms of market share in the mutual fund shareowner processing, subscriber management services and output processing industries.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the Company's consolidated condensed statements of operations and the percentage of revenue represented by each line item (dollars in thousands):

                             THREE MONTHS ENDED          NINE MONTHS ENDED SEPTEMBER
                                SEPTEMBER 30,                        30,
                         -----------------------------  ------------------------------
                             1998            1997            1998            1997
                         --------------  -------------  --------------  --------------
                                                (UNAUDITED)
Revenue:
 Software and services:
   Customer management.. $40,287   48.8% $39,646  54.2% $121,856  49.4% $115,080  53.1%
   Bill processing......  37,114   45.0   28,998  39.7   105,787  42.9    86,917  40.1
                         -------  -----  ------- -----  -------- -----  -------- -----
     Total..............  77,401   93.8   68,644  93.9   227,643  92.3   201,997  93.2
 Equipment sales and
  services..............   5,102    6.2    4,479   6.1    18,922   7.7    14,794   6.8
                         -------  -----  ------- -----  -------- -----  -------- -----
     Total revenue......  82,503  100.0   73,123 100.0   246,565 100.0   216,791 100.0
                         -------  -----  ------- -----  -------- -----  -------- -----
Cost of revenue:
 Software and services:
   Customer management..  20,219   24.5   17,759  24.3    58,799  23.9    53,670  24.8
   Bill processing......  25,599   31.0   20,923  28.6    75,063  30.4    62,847  29.0
                         -------  -----  ------- -----  -------- -----  -------- -----
     Total..............  45,818   55.5   38,682  52.9   133,862  54.3   116,517  53.8
 Equipment sales and
  services..............   2,974    3.6    2,536   3.5    12,148   4.9     8,062   3.7
                         -------  -----  ------- -----  -------- -----  -------- -----
     Total cost of
      revenue...........  48,792   59.1   41,218  56.4   146,010  59.2   124,579  57.5
                         -------  -----  ------- -----  -------- -----  -------- -----
Gross profit............  33,711   40.9   31,905  43.6   100,555  40.8    92,212  42.5
                         -------  -----  ------- -----  -------- -----  -------- -----
Operating expenses:
 Research and
  development...........   8,719   10.6    7,323  10.0    25,376  10.3    22,054  10.2
 Selling, general and
  administrative........  14,385   17.4   14,799  20.3    42,873  17.4    42,261  19.4
 Non-recurring charges..   7,100    8.6      --    --      7,100   2.9       --    --
                         -------  -----  ------- -----  -------- -----  -------- -----
     Total operating
      expenses..........  30,204   36.6   22,122  30.3    75,349  30.6    64,315  29.6
                         -------  -----  ------- -----  -------- -----  -------- -----
Operating income........   3,507    4.3    9,783  13.3    25,206  10.2    27,897  12.9
Interest (income)
 expense................     (39)   --       109    .1       250    .1       464    .2
                         -------  -----  ------- -----  -------- -----  -------- -----
Income before income
 taxes..................   3,546    4.3    9,674  13.2    24,956  10.1    27,433  12.7
Income tax provision....   3,488    4.2    3,883   5.3    11,838   4.8    10,987   5.1
                         -------  -----  ------- -----  -------- -----  -------- -----
Net income.............. $    58    0.1% $ 5,791   7.9% $ 13,118   5.3% $ 16,446   7.6%
                         =======  =====  ======= =====  ======== =====  ======== =====

  The following table sets forth revenue and percentage of revenue by line item exclusive of a discontinued customer, revenue of a discontinued customer and total revenue (dollars in thousands):

                                THREE MONTHS            NINE MONTHS ENDED SEPTEMBER
                             ENDED SEPTEMBER 30,                    30,
                         ----------------------------  ------------------------------
                             1998           1997            1998            1997
                         -------------  -------------  --------------  --------------
                                                (UNAUDITED)
Software and services:
 Customer management.... $32,875  39.9% $29,256  40.0% $ 94,691  38.4% $ 82,956  38.3%
 Bill processing........  35,959  43.6   28,768  39.4   102,431  41.6    85,869  39.6
Equipment sales and
 services...............   3,810   4.6    2,637   3.6    14,614   5.9     8,630   4.0
                         ------- -----  ------- -----  -------- -----  -------- -----
   Total................  72,644  88.1   60,661  83.0   211,736  85.9   177,455  81.9
Discontinued customer...   9,859  11.9   12,462  17.0    34,829  14.1    39,336  18.1
                         ------- -----  ------- -----  -------- -----  -------- -----
   Total................ $82,503 100.0% $73,123 100.0% $246,565 100.0% $216,791 100.0%
                         ======= =====  ======= =====  ======== =====  ======== =====

Revenue

  Revenue is derived primarily from providing customer management software and services to cable television and multi-service providers in more than 20 countries and from providing bill processing services primarily to telecommunications companies in the U.S. Software and bill processing services to cable television and multi-service providers are provided generally under bundled service arrangements. In addition, the

Company sells computer hardware and associated maintenance and leasing services to cable television service providers in connection with licensing the Company's software and provides design, printing and graphics services in connection with its bill processing services. Most of the software and services revenue is based on the number of end-users of the services of the Company's clients, the number of bills mailed and/or the number of images produced under long-term contracts, which usually have terms ranging from three to seven years. The Company generally recognizes software and bill processing services revenue (collectively referred to as "software and services revenue") as services are performed. Certain of the Company's software licenses provide for fixed or minimum fees. Fixed fees and the present value of minimum fees under software licenses are recognized as revenue upon installation. Such amounts have not been material. Most contracts include provisions for inflation-based adjustments, including changes in paper costs.

  Total revenue increased 13% to $82.5 million in the third quarter of 1998 from $73.1 million in the comparable quarter in 1997. The increase in the 1998 third quarter over the same period in 1997 was attributable to growth in revenue from customer management software and services of $.6 million or 2%, growth in bill processing of $8.1 million or 28%, and an increase in equipment sales and services of $.6 million or 14%.

  Total revenue increased by 14% to $246.6 million for the nine months ended September 30, 1998 from $216.8 million in the comparable period in 1997. The increase in the first nine months of 1998 over the same period in 1997 was attributable to growth in revenue from customer management software and services of $6.8 million or 6%, growth in bill processing of $18.9 million or 22%, and an increase in equipment sales and services of $4.1 million or 28%.

  Tele-Communications, Inc. ("TCI") represented approximately 12% and 14% of the Company's total revenue in the third quarter and nine months ended September 30, 1998, respectively, and 17% and 18% in the same periods in 1997. TCI represented approximately 18% and 22% of the Company's customer management software and services revenue in the third quarter and nine months ended September 30, 1998, respectively, and 26% and 28% in the same periods in 1997. More than two years ago, TCI announced and began development of an in-house system to replace the Company's customer management software. On August 11, 1997, TCI informed the Company that it had agreed to sell its partially developed in-house system to a competitor of the Company and was going to enter into an exclusive long-term contract for customer management software with that competitor. Under the contract between TCI and the Company, which expires on December 31, 1999, TCI may remove subscribers after giving ninety days' notice, without significant economic penalty. Although TCI has not provided the Company with a definitive schedule for conversion of the TCI subscribers to the competitor's software, the conversions have begun, and it is believed that TCI and the competitor wish to complete the transfer by the end of 1998. Additionally, the Company believes that TCI's contract with the competitor provides financial incentives to TCI for converting subscribers of certain TCI affiliates, some of whom are currently clients of the Company, to the competitor's software. Revenue from TCI has declined in absolute dollars from $12.5 million in the third quarter 1997 to $9.9 million in the third quarter 1998 or 21% and from $39.3 million for the nine months ended September 30, 1997 to $34.8 million in the same period in 1998 or 11%. The decrease was primarily from a reduction in the number of subscribers serviced by TCI and services purchased by TCI. The total number of TCI subscribers on the Company's software declined by approximately 5.6 million or 51% as of September 30, 1998 compared to December 31, 1997. The actual rate of decline in the number of TCI subscribers served and revenue derived from TCI cannot be definitively estimated on a quarter by quarter basis. However, the Company believes the decline in revenue from TCI will increase throughout the year. The Company intends to mitigate the impact of this by aggressively pursuing other domestic and international opportunities and allocating the Company's resources to other existing or new customers.

  If these efforts are not fully successful in mitigating the loss of TCI business, the Company believes that it has sufficient financial resources and borrowing ability to meet its obligations and fulfill its customer commitments during and after the conversion period. To the extent the Company is not successful in generating additional revenue to offset the expected decline in revenue from TCI, such decline in revenue could have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

  Customer management software and services revenue, exclusive of revenue from TCI, increased 12% to $32.9 million in the third quarter of 1998 from $29.3 million in the comparable 1997 quarter. Bill processing revenue as a stand-alone service increased 25% to $36.0 million in the third quarter of 1998 from $28.8 million in the comparable quarter of the prior year. Equipment sales and services revenue increased to $3.8 million in the third quarter of 1998 from $2.6 in the third quarter of 1997.

  Customer management software and services revenue, exclusive of revenue from TCI, increased by 14% to $94.7 million for the nine months ended September 30, 1998 from $83.0 million for the same period in 1997. Bill processing revenue increased by 19% to $102.4 million for the nine months ended September 30, 1998 from $85.9 million for the same period in 1997. Equipment sales and services revenue increased to $14.6 million for the nine months ended September 30, 1998 from $8.6 million for the same period in 1997.

  Growth in customer management software and services revenue for the third quarter and nine months ending September 30, 1998 compared to the same periods in 1997, exclusive of revenue from TCI, came primarily from increases in the number of subscribers of existing and new clients in the U.S. and international markets, increases in prices allowed by existing contracts, and migration of clients to higher-priced services. Growth in bill processing revenue was derived from an increase in the volume of statements and images produced because of the internal growth of existing customers and the acquisition of new customers, primarily in telecommunications and other high-volume markets. The increase in equipment sales and services revenue was primarily the result of large equipment sales in the first and second quarters of 1998 and increased leasing revenues related to new leasing transactions which occurred in the latter part of 1997. Equipment sales volumes experienced in prior quarters should not be considered indicative of future equipment sales volumes.

  Three significant clients, including TCI, accounted for $27.3 million and $28.3 million or 33% and 39% of total revenue in the third quarter of 1998 and 1997, respectively, and $88.8 million and $87.8 million or 36% and 41% of total revenue for the nine months ended September 30, 1998 and 1997, respectively. See "--Certain Factors That May Affect Future Results" regarding these clients and other factors that may impact future revenue.

Cost of Revenue and Gross Profit

  Cost of software and services revenue consists primarily of direct labor, equipment-related expenses, cost of materials such as paper, and facilities expense. Cost of equipment sales and services revenue consists primarily of computer hardware purchased for resale or lease and third-party maintenance.

  The Company's gross profit margin of approximately 41% in the third quarter of 1998 was lower than the third quarter 1997 gross margin of approximately 44%. The gross profit margin for the nine months ending September 30, 1998 was 41% compared to 43% for the same period in 1997. The software and services gross profit margin declined to approximately 41% in the third quarter of 1998 from approximately 44% for the same period in 1997. The software and services gross profit margin for the nine months ending September 30, 1998 was approximately 41% compared to 42% for the same period in 1997. The customer management software and services gross profit margin was 50% in the third quarter of 1998 compared to 55% in the third quarter of 1997. The gross profit margin for customer management software and services for the nine months ending September 30, 1998 was 52% compared to 53% for the same period in 1997. The bill processing services gross profit margin was 31% in the third quarter of 1998 compared to 28% in 1997. The bill processing gross profit margin was 29% for the first nine months ending September 30, 1998 compared to 28% for the same period in 1997. The gross profit margin on equipment-related revenue decreased to 42% and 36% in the third quarter and nine months ending September 30, 1998 from 43% and 46% for the same periods in 1997, respectively.

  The gross profit margin decrease in customer management software and services in the third quarter of 1998 and nine months ended September 30, 1998, compared to the same periods in 1997, is attributable to inefficiencies associated with transitioning new customers on to the Company's products and services while transitioning TCI off, and, to a lesser degree, the consolidation of Custima's operations. The increase in the bill processing gross margin for the third quarter and nine months ended September 30, 1998 was attributed to increased revenues while realizing processing efficiencies and economies of scale. The decline in the software and services gross profit margin, consisting of customer management and bill processing, was due to the inefficiencies cited above as well as a shift in revenue mix consisting of an increased percentage of the gross profit contribution flowing from the lower margin bill processing business. Gross margins on equipment sales and services typically vary based on the mix of equipment sales and services and underlying demand. The decline in the gross profit margin for equipment sales and services in the third quarter and nine months ended September 30, 1998, in comparison to the same periods in the prior year, is attributable to discounting on equipment sales and increased depreciation expense on leased equipment.

Research and Development

  Research and development costs relate primarily to ongoing product development and consist of personnel costs, consulting, testing, supplies, facilities and depreciation expenses. Once the product under development reaches technological feasibility, the development expenditures are capitalized and amortized.

  Research and development expense was $8.7 million, or 11% of revenue, in the third quarter of 1998 compared to $7.3 million, or 10% of revenue, for the same period in 1997. For the nine months ended September 30, 1998, research and development expense was $25.4 million, or 10% of revenue, compared to $22.1 million, also approximately 10% of revenue, for the same period in 1997. The increased expenditures are attributable to the Company's commitment to the development of new products and enhancements to existing products.

Year 2000 Compliance

  Many computer programs use only two digits to identify a year in a date field within the program (e.g., "98" or "02"). If not corrected, computer applications making calculations and comparisons in different centuries may cause inaccurate results or fail by or at the Year 2000. Because the Company licenses software and provides services relating to such software and otherwise makes extensive use of date-sensitive computer programs, the Company may have exposure to Year 2000 issues.
  The Company has completed a review of its IT systems, such as internal computer systems, financial and payroll systems and software development systems, and its non-IT systems, such as HVAC, security and elevators, to identify systems that could be affected by the "Year 2000 Issue." The Company has developed an enterprise-wide implementation plan to resolve any Year 2000 issues in its internal systems. With modifications to existing systems, which are expected to be completed by September 30, 1999, the Company believes the Year 2000 Issue will not pose significant operational problems for its computer systems. The Company is in the process of quantifying internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare the systems for the Year 2000. The Company currently believes that such costs will not be material; however, there can be no assurance of this.

  The Company has also completed an assessment of third-party Year 2000 dependencies, has determined risk levels associated with those dependencies and is in the process of developing contingency plans, which are expected to be completed by December 31, 1998, relative to those dependencies. The Company believes that it will not experience any Year 2000 problems from most of its key vendors and suppliers; however, the Company is unable to determine whether certain suppliers, principally utility providers, will be Year 2000 compliant in time. The Company is developing contingency plans in the event that a key vendor or supplier causes or could potentially cause any Year 2000 problems, but there can be no assurance that an acceptable contingency plan can be developed for certain suppliers, such as utilities, or that any such plan would successfully protect the Company from any Year 2000 exposure. There can also be no assurance that a vendor or supplier that appears to be Year 2000 compliant will not experience problems that could adversely affect the Company. The Company is specifically dependent upon uninterrupted service from utilities providers. In the event that service is disrupted as a result of a utility provider not being Year 2000 ready, the Company's results of operations could be materially adversely affected.

  The Company believes that its current products do not require further modification for the Year 2000 Issue and does not anticipate any material exposures related to the Year 2000 Issue for its products and services. The Company expects that the current installed base of its customer management software will be fully replaced with Year 2000-ready software by June 30, 1999, through both the customers' regular upgrade program and the customers' maintenance contracts. In certain cases, the Company will be required under the applicable maintenance contract to provide Year 2000-compliant software free of charge. The Company believes that the cost of such upgrades will be immaterial. The Company has since 1995 been implementing an on-going program of upgrading or replacing its bill processing computer systems. A part of such program includes providing Year 2000 capability. The cost of including Year 2000 compliance as part of the upgrade program is immaterial. The program is expected to be completed by September 30, 1999.

  Factors that could impact the Company's ability to make the necessary modifications and deploy those modifications across the current computer systems include, but are not limited to, the availability and cost of trained personnel and the ability of such personnel to complete the current remediation plan on schedule. However, if such remediation is not completed on a timely basis or is more costly to implement than currently anticipated, the Company's business, financial condition or results of operations could be materially adversely affected. Further, the Company cannot anticipate the degree to which it may be the subject of claims or complaints regarding the Year 2000 Issue.

Selling, General and Administrative

  Selling expenses consist of compensation for sales and marketing personnel including commissions and related bonuses, travel, trade shows and promotional expenses. General and administrative expenses consist of compensation for administration, finance and general management personnel, as well as legal and accounting fees.

  Total selling, general and administrative expenses did not significantly vary in the third quarter and nine months ended September 30, 1998 in comparison to the same periods in 1997. Selling and marketing expenditures decreased by 2% in the third quarter of 1998 compared to the third quarter of 1997. As a percentage of revenue, selling and marketing expenditures decreased by approximately 1% in the third quarter and first nine months of 1998 compared to the same periods in 1997. General and administrative expenses for the third quarter decreased by approximately 4% and decreased by less than 1% in the nine months ended September 30, 1998 compared to the same periods in 1997. As a percentage of revenue, general and administrative expense in the third quarter declined by approximately 2 percentage points compared to the same period in 1997 and by approximately 1 percentage point for the first nine months of 1998 compared to the same period in 1997. The decline in selling, general and administrative expense as a percentage of revenue in the third quarter and nine months ended September 30, 1998, when compared to the same periods in 1997, was due to increased revenue coupled with cost containment efforts.

Acquisition of Business and Non-Recurring Charges

  In August of 1998, the Company purchased for cash 100% of the stock of Custima International Holdings, plc (Custima). Based in the United Kingdom, Custima provides customer management and billing software to the utilities industry and supports electric, gas, water and waste utilities on an international basis. The acquisition of Custima is expected to facilitate the Company's efforts to expand and diversify its product offerings into the utilities industry both domestically and internationally.

  The aggregate cost of the acquisition was approximately $15.4 million. The acquisition is being accounted for as a purchase, and accordingly, the financial statements include the results of operations from the date of acquisition. The purchase includes existing technology, in-process research and development, trademarks and in-place workforce of approximately $15.2 million.

  The Company incurred $7.1 million in non-recurring charges pertaining to the acquisition of Custima. The non-recurring charges consist of an in-process research and development write-off of $6.0 million and a reorganization charge for redundant facilities and workforce of $1.1 million. See note 4 to the financial statements.

Interest Rate

  Interest expense consists of interest on borrowings under revolving credit agreements, revenue bonds pertaining to certain of the Company's facilities and notes and credit agreements related to the Company's leasing subsidiary. Interest expense for the three and nine months ended September 30, 1998 did not materially change in comparison to the same periods in 1997.

Income Taxes

  The Company's provision for income taxes represents estimated federal, state and foreign income taxes. The income tax rate was 36% and 38% for the quarter and nine months ended September 30, 1998, respectively, after adjustment for the non-deductible in-process research and development charge of $6.0 million and non-deductible amortization of goodwill related to the Custima acquisition. The cumulative tax rate adjustment from 39% for the first six months of 1998 to 38% for the nine-month period ending September 30, 1998 was effected in the third quarter of 1998. This was approximately two percentage points lower than the 1997 comparable periods. The rate decline is attributable to the mix of foreign and domestic income and the application of tax reduction strategies.

Net Income

  Adjusted information is provided to facilitate comparisons to prior periods.

  Net income, as adjusted to exclude the effects of the non-recurring charges of $7.1 million and Custima's operating loss of $.7 million, would have been $7.3 million for the third quarter of 1998, an increase of approximately 26% over the same period in 1997. For the first nine months of 1998, net income would have been $20.4 million or 24% higher than the same period in 1997. Diluted earnings per share would have been $.30 and $.85 for the third quarter and nine months ending September 30, 1998 compared to $.24 and $.68 in the same periods in 1997, respectively.

  Net income as reported decreased by $5.7 million or 99% and by $3.3 million or 20% in the third quarter and nine months ended September 30, 1998 compared to the same periods in 1997, respectively. The decline in net income was primarily the result of the $7.1 million in non-recurring charges explained above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity position remained strong through the third quarter of 1998. Total long-term debt, including the current portion, was $7.0 million as of September 30, 1998 compared to $9.3 million at December 31, 1997. The debt outstanding at September 30, 1998 pertains to the Company's leasing subsidiary and is collateralized, without recourse, by rents receivable. At September 30, 1998, the Company had an available $50 million line of credit. There were no borrowings outstanding at September 30, 1998. Total capital expenditures through the third quarter of 1998 were $23.4 million compared to $24.0 million in the same period in 1997. The Company, in 1998, has expended approximately $2.6 million, net of issuances, for the repurchase of stock. In addition, the Company has contributed approximately 312,000 shares of treasury stock to fund its $6.5 million obligation to the 401(k) Retirement Plan.

  The Company collects from its clients and remits to the U.S. Postal Service a significant amount of postage. Substantially all contracts allow the Company to pre-bill and/or require deposits from its clients to mitigate the effect on cash flow.

  The Company continues to make significant investments in capital equipment, facilities, and research and development as well as to expand into new domestic and international markets. The Company believes that net cash from operations and the Company's borrowing availability will be sufficient to support operations through the next twelve months.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

  A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, changes in the global communications market, concentration in the cable television market, the Company's ability to retain existing customers and attract new customers in the global communications market as well as utilities and other high-volume service industries, the Company's continuing ability to develop products that are responsive to the evolving needs of its customers, increased competition, changes in operating expenses, changes in government regulation of the Company's customers and general economic factors in the U.S. as well as the international marketplace.

Changing Communications Market and Development of Software and Services

  The communications market is characterized by rapid technological developments, changes in client requirements, evolving industry standards and frequent new product introductions. The Company's future success will depend, in part, upon its ability to enhance its existing applications, develop and introduce new products that take advantage of technological advances and respond promptly to new client requirements and evolving industry standards. The Company has expended considerable funds to develop products to serve the changing communications market. If the communications market grows or converges more slowly than anticipated or the Company's products and services fail to achieve market acceptance, there could be a material adverse effect on the financial condition and results of operations of the Company.

  The Company's development projects are subject to all of the risks associated with the development of new software and other products based on innovative technologies. The failure of such development projects could have a material adverse effect on the financial condition and results of operations of the Company.

Dependence on the Cable Television Market

  Although the Company's current strategy is to address the needs of the global communications market and other high volume service providers, the Company is highly dependent on the cable television market. For the three and nine months ended September 30, 1998, more than 55% of the Company's revenue was derived from sales to cable television service providers. Although the cable television industry outside of North America is generally expanding, the number of providers of cable television service in the U.S. has been declining, due to industry consolidation, resulting in a reduction of the number of potential cable television clients in the U.S. As the number of companies serving the available subscriber base decreases, the loss of a single client could have a greater adverse impact on the Company than in the past. Even if the number of clients remains the same, a decrease in the number of subscribers served by the Company's cable television clients would result in lower revenue for the Company. Furthermore, a decrease in the number of cable subscribers or any adverse development in the cable television market could have a material adverse effect on the financial condition and results of operations of the Company.

Concentration of Client Base

  Aggregate revenue from the Company's ten largest clients accounted for approximately 65% of total revenue for the three and nine months ended September 30, 1998. Loss of all or a significant part of the business of any of these clients or a decrease in their respective customer bases would have a material adverse effect on the financial condition and results of operations of the Company. Three of the Company's clients, including TCI, represented approximately 33% and 39% of total revenue in the third quarter of 1998 and 1997 and 36% and 41% of total revenue for the nine months ended September 30, 1998 and 1997, respectively.

  TCI represented approximately 12% and 14% of the Company's revenue in the third quarter and nine months ended September 30, 1998, respectively, and 17% and 18% in the same periods in 1997.

  The Company's largest bill processing client, Ameritech Corporation, accounted for 12% of total revenue in both the third quarter and nine months ended September 30, 1998 and for 13% and 14% of total revenue in the third quarter and nine months ended September 30, 1997, respectively. Ameritech became a client early in 1994 and has contracts with the Company expiring in 2000 and 2001. Another bill processing client, Cincinnati Bell Information Systems, Inc. ("CBIS"), a client since 1990, accounted for 9% and 10% of total revenue in the third quarter and nine months ended September 30, 1998, respectively, and 9% of total revenue in both the third quarter and nine months ended September 30, 1997. Early in 1997, the Company entered into a new contract with CBIS expiring in 2002.

Potential Loss of Revenue

  In addition to the loss of revenue from TCI as discussed in "Management's Discussion And Analysis Of Financial Condition And Results Of Operations-- Revenue," another customer that accounted for approximately 6% of the Company's total revenue in both the third quarter and nine months ended September 30, 1998 and 5% in the same periods in 1997, and for approximately 10% of the Company's customer management software and services revenue in both the third quarter and nine months ended September 30, 1998 and 8% in the same periods in 1997, has orally advised the Company that it may move to an alternative solution for its customer management software requirements. The customer has informed the Company that it expects that a competitor of the Company may have this alternative available for pilot testing in mid-1999 and, if that test is successful, the customer would begin migrating its subscribers to this alternative in the first or second quarter of 2000. The migration would extend over twelve months or longer. Under the contract between the customer and the Company, which expires in July 2003, the customer may remove subscribers after giving ninety days' notice, without significant economic penalty.

Variability of Quarterly Operating Results

  The Company's quarterly and annual operating results may fluctuate from quarter to quarter and year to year depending on various factors, including the impact of significant start-up costs associated with initiating the delivery of contracted services to new clients, the hiring of additional staff, new product development and other expenses, introduction of new products by competitors, pricing pressures, the effect of acquisitions, the evolving and unpredictable nature of the markets in which the Company's products and services are sold and general economic conditions. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Acquisition of Business and Non-recurring Charges."

Year 2000 Compliance

  The Company has completed "Year 2000" related reviews of its internal computer systems such as financial, payroll and software development systems as well as its production systems and products. The Company has also completed Year 2000 assessments of external third-party software and services dependencies that might have an impact on the operations of the Company. The Company has developed an enterprise-wide implementation plan to resolve any Year 2000 problems, and with current and future modifications of existing systems, believes Year 2000-related issues will not pose significant operational problems for its computer systems. Also, the Company believes it will not experience any Year 2000 problems related to most of its external third-party software and services dependencies. The Company, while still in the process of determining costs related to Year 2000 preparation, does not believe that such costs will be material. However, there can be no assurance that the Company will not experience some type of computer hardware, software or operational problem that is related to the Year 2000 Issue, and there can be no assurance that such a problem will not have a material adverse impact on the operations or financial position of the Company or the Company's customers. Although costs related to Year 2000 preparedness are still being quantified, there also can be no assurance that these costs will not have an adverse material impact to the Company and its results of operations. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Year 2000 Compliance."

New Products, Rapid Technological Changes and Competition

  The market for the Company's products and services is highly competitive, and competition is increasing as additional market opportunities arise. The Company believes its most significant competitors for customer management software and services are independent providers of such software and services and in-house systems.

  Through the acquisition of Custima, the Company is entering into a new market that is currently undergoing significant and rapid changes. There can be no assurance that the Company will be successful in this new market. See note 4 to the financial statements.

  In addition, competitive factors could influence or alter the Company's overall revenue mix between customer management software, services, including bill processing services, and equipment sales and leasing. Any of these factors could have a material adverse effect on the financial condition and results of operations, including gross profit margins, of the Company.

Electronic Bill Presentment

  The Company's bill processing business is dependent on its ability to design, handle, print and distribute via first class mail paper-based statements and related materials. A number of companies, many with resources greater than the Company, are developing and introducing electronic bill presentment services that could reduce, if not eliminate, the need for paper statements.

  The Company has introduced products, begun customer applications and pilots, and has formed alliances with other companies for the introduction, marketing and deployment of electronic bill presentment and other electronic services. The maintenance of the Company's paper statement expertise, successful development and marketing of electronic services and rate of customer acceptance of such services are all subject to the technological, competitive and market condition risks discussed in various sections of this report.

Client Failure to Renew or Utilize Contracts

  Substantially all of the Company's revenue is derived from the sale of services or products under long-term contracts with its clients. The Company does not have the unilateral option to extend the terms of such contracts upon their expiration. In addition, certain of the Company's contracts do not require clients to make any minimum purchase. Others require minimum purchases that are substantially below the current level of business under such contracts, and all such contracts are cancelable by clients under certain conditions. The failure of clients to renew contracts, a reduction in usage by clients under any contracts or the cancellation of contracts could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Revenue."

International Business Activities

  The Company's strategy to diversify its customer base includes the selling of its products in a variety of international markets. To date, the Company's primary customer management software has been installed in more than 20 countries. Generally, the Company operates in U.S. dollars, which reduces but does not eliminate exposure to the adverse impact of currency fluctuations. Currently, less than 10% of the Company's customer management software and services revenue comes from international sources, and the Company is expanding its international presence, primarily through third-party marketing and distribution alliances. The Company's current and proposed international business activities are subject to certain inherent risks, including, but not limited to, specific country, regional or global economic conditions, exchange rate fluctuation and its impact on liquidity, changes in the national priorities of any given country and cultural differences. There can be no assurance that such risks will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, operating results and financial condition.

Dependence on Proprietary Technology

  The Company relies on a combination of patent, trade secret and copyright laws, nondisclosure agreements, and other contractual and technical measures to protect its proprietary technology. There can be no assurance that these provisions will be adequate to protect its proprietary rights. There can be no assurance that third parties will not assert infringement claims against the Company or the Company's clients.

  The Company has been advised by a cable customer that a third party has orally asserted that patents held by the third party may be infringed by the customer's use of interactive computer telephony systems, and that, should it become necessary, the customer would seek indemnification from the Company. To the best of the Company's knowledge, no legal proceedings with regard to this matter have been instituted against the customer or the Company as of the date of this Report. There can be no assurance, however, that such claims, if brought, would not have a material adverse effect on the Company.

Management of Growth and Attraction and Retention of Key Personnel

  Management of the Company's growth, which may occur both internally and through acquisitions, may place a considerable strain on the Company's management, operations and systems. The Company's ability to execute its business strategy will depend in part upon its ability to manage the demands of a growing business. Any failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company's future success depends in large part on the continued service of its key management, sales, product development and operational personnel. The Company believes that its future success also depends on its ability to attract and retain skilled technical, managerial and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for qualified personnel is intense. The Company has from time to time experienced difficulties in recruiting qualified skilled technical personnel. Failure by the Company to attract and retain the personnel it requires could have a material adverse effect on the financial condition and results of operations of the Company.

Government Regulation

  The Company's existing and potential clients are subject to extensive regulation, and certain of the Company's revenue opportunities may depend on continued deregulation in the world-wide communications industry. In addition, the Company's clients are subject to certain regulations governing the privacy and use of the customer information that is collected and managed by the Company's products and services. Regulatory changes that adversely affect the Company's existing and potential clients could have a material adverse effect on the financial condition and results of operations of the Company.

Volatility of Stock Price and Proposed Merger with DST Systems, Inc.

  Although the Company believes that it has the product offerings and resources needed for continuing success, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its operations. The Company's stock price, like that of other technology companies, is subject to significant volatility. The announcement of new products, services or technologies by the Company or its competitors, proposed mergers or acquisitions, quarterly variations in the Company's results of operations, changes in revenue or earnings estimates by the investment community and speculation in the press or investment community are among the factors affecting the Company's stock price. In addition, the stock price may be affected by general market conditions and domestic and international macroeconomic factors unrelated to the Company's performance. Because of the foregoing reasons, recent trends should not be considered reliable indicators of future stock prices or financial results.

  Certain risks are inherent in the proposed merger with DST Systems, Inc.
(DST) including, but not limited to, failure of the proposed merger to occur, or of the combined company to realize certain efficiencies and economies of scale, as well as an adverse reaction by the investment community or the combined company's customers. Furthermore, the Company's pre-merger stock price is significantly influenced by the stock price of DST. Any fluctuations in the stock price of DST may have an effect on the stock price of the Company prior to the merger. Failure of the proposed merger to occur could have an adverse effect on the Company's stock price as well as the Company's future operating results due to the write-off of pre-merger costs incurred and possible market stigma.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Not Applicable

                          PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS:

  The Company does not have any material pending legal proceedings other than ordinary routine litigation incidental to its normal business activities.

ITEM 2. CHANGES IN SECURITIES:

  None

ITEM 3. DEFAULTS UPON SENIOR SECURITIES:

  None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS:

  None

ITEM 5. OTHER INFORMATION:

  None

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K:

  (a) EXHIBITS.

    Exhibit 11--Computation of Per Share Earnings

    Exhibit 27--Financial Data Schedule

  (b) REPORTS ON FORM 8-K:

    The Registrant filed the following reports Form 8-K:

      Registrant's Press Release, dated as of September 2, 1998, announcing an agreement to merge USCS International, Inc. with a wholly owned subsidiary of DST Systems, Inc.

      Registrant's Press Release, dated as of August 13, 1998, announcing the acquisition of Custima International Holdings, plc, by CableData International, Ltd., a wholly owned subsidiary of USCS International, Inc.

                           USCS INTERNATIONAL, INC.

                                   SIGNATURE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          USCS International, Inc.
                                           (Registrant)

                                               /s/ Douglas L. Shurtleff
                                          By: _________________________________
                                                   Douglas L. Shurtleff
                                             Senior Vice-President of Finance
                                                            and
                                                  Chief Financial Officer
                                               (Principal Financial Officer)

Dated: November 13, 1998

                                                                      EXHIBIT 11

                            USCS INTERNATIONAL, INC.

                       COMPUTATION OF PER SHARE EARNINGS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                 THREE MONTHS     NINE MONTHS
                                                     ENDED           ENDED
                                                 SEPTEMBER 30,   SEPTEMBER 30,
                                                --------------- ---------------
                                                 1998    1997    1998    1997
                                                ------- ------- ------- -------
Weighted average number of common shares
 outstanding during the period.................  23,305  23,291  23,232  23,180
Common stock equivalents considered to be
 outstanding for the periods presented.........   1,020   1,147     852   1,113
                                                ------- ------- ------- -------
                                                 24,325  24,438  24,084  24,293
Net income..................................... $    58 $ 5,791 $13,118 $16,446
Earnings per share
  Basic........................................ $   --  $  0.25 $  0.56 $  0.71
  Diluted...................................... $   --  $  0.24 $  0.54 $  0.68

COMMON                                                                    COMMON

                               DST SYSTEMS, INC.

               Special Meeting of Stockholders-December 21, 1998

               Solicited on Behalf of the DST Board of Directors

The DST Board recommends that you have your votes cast FOR each of the proposals listed on this card. Each has been proposed by the DST Board and none is related to or conditioned on the approval of any other proposal which may come before the meeting.

You authorize the Proxy Committee to vote in its discretion upon such other business as may properly come before the Special Meeting. You may revoke this proxy in the manner described in the Joint Proxy Statement-Prospectus dated November 25, 1998, receipt of which you hereby acknowledge.

If you do not specify how you authorize the Proxy Committee to vote on a proposal, you authorize it to vote FOR the proposal.

PLEASE PROMPTLY DATE AND SIGN ON THE REVERSE AND RETURN IN THE ENCLOSED ENVELOPE
  OR AUTHORIZE YOUR PROXY BY TELEPHONE AT (800) 435-2911 OR ELECTRONICALLY AT
                          http://www.eproxy.com/dst.




IF YOUR ADDRESS HAS CHANGED, PLEASE NOTE THE NEW ADDRESS BELOW.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[X] IF MARKING BOXES,
    FOLLOW THIS EXAMPLE
                                       The DST Board recommends that you have
                                         your votes cast FOR these proposals

                                    To vote in accordance with the DST Board of
                                    Directors' recommendations please sign and
                                    date below; you need not mark any boxes.
---------------------------

     DST SYSTEMS, INC.

---------------------------     1.  Approval of Merger,    For  Against  Abstain
                                    including Issuance
The DST Board of Directors          of DST Common Stock    [_]    [_]      [_]
has appointed Messrs. Thomas        pursuant to the
A. McDonnell, Robert C.             Merger Agreement
Canfield and Kenneth V. Hager       between DST and USCS   For  Against  Abstain
to act as the Proxy Committee,      International, Inc.
each with the power to appoint  2.  Amendment of DST Stock [_]    [_]      [_]
his substitute. By signing          Option and Performance
this card, you are authorizing      Award Plan to increase
such Proxy Committee to             the number of shares
represent and to vote at the        of DST Common Stock
Special Meeting of Stockholders     available for awards
to be held on December 21,          thereunder.
1998, or any adjournment
thereof, in the manner you
specify on this card, all the
shares of common stock of DST
Systems, Inc. you held of
record on November 6, 1998.

                                    Mark box at right if you plan           [_]
                                    to attend the Special Meeting
                                    of Stockholders.

                                    Mark box at right if an address         [_]
Please be sure to sign exactly      change has been noted on the
as your name appears above   Date   reverse of this card.
and date this Proxy Card.
                                    All joint owners must sign. Officers of
                                    corporate stockholders, executors,
Stockholder sign here               administrators, trustees, guardians and
                                    attorneys-in-fact must indicate the
             Co-owner sign here     capacity in which they are signing.

DETACH CARD                                                          DETACH CARD

                               DST SYSTEMS, INC.

Dear Stockholder:

Important matters set forth in the enclosed Joint Proxy Statement-Prospectus require your immediate attention and approval.

DST strongly encourages you to exercise your right to authorize your proxy to vote your shares. Your proxy counts.

Please sign the Proxy Card, detach it, and promptly return it in the enclosed postage paid envelope. Alternatively, you may authorize your proxy by telephone at (800) 435-2911 or electronically at http://www.eproxy.com/dst. If you choose to do so, you will need the 14 digit identification across the top of the Proxy Card.

Thank you in advance for your prompt attention.

Sincerely,

DST Systems, Inc.

ESOP                                                                        ESOP

                               DST SYSTEMS, INC.

             Special Meeting of Stockholders -- December 21, 1998

   CONFIDENTIAL VOTING INSTRUCTIONS TO UMB BANK, N.A. AS TRUSTEE UNDER THE
    EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST AGREEMENT OF DST SYSTEMS, INC.

The Trustee of The Employee Stock Ownership Plan and Trust Agreement of DST Systems, Inc. ("ESOP") seeks your instruction on how to vote your shares on the proposals listed on the reverse side of this Instruction Card. Each has been proposed by the DST Board, and none is related to or conditioned on the approval of any other proposal which may come before the meeting. The DST Board recommends that you have your votes cast FOR each proposal.

By signing this Instruction Card, you direct that the voting rights pertaining to shares of common stock of DST Systems, Inc. held by the Trustee and allocated to your ESOP account shall be exercised as specified herein by you at the Special Meeting of Stockholders to be held on December 21, 1998, or any adjournment thereof, and in the Trustee's discretion on all other matters properly brought before the Special Meeting of Stockholders. You may revoke your instruction in the manner described in the Joint Proxy Statement-Prospectus dated November 25, 1998, receipt of which you hereby acknowledge.

If you specify no choice or fail to return this Instruction Card, the Trustee will vote shares allocated to your ESOP account in the same proportion as the shares held by the ESOP for which the Trustee receives voting instructions.

--------------------------------------------------------------------------------
PLEASE PROMPTLY DATE AND SIGN ON THE REVERSE AND RETURN IN THE ENCLOSED ENVELOPE
 OR MAKE YOUR INSTRUCTIONS BY TELEPHONE AT (800) 435-2911 OR ELECTRONICALLY AT
                          http://www.eproxy.com/dst.
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE NOTE THE NEW ADDRESS BELOW.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[X]  IF MARKING BOXES,
     FOLLOW THIS EXAMPLE


-------------------------
    DST SYSTEMS, INC.
-------------------------
                       1.  Approval of Merger, including   For  Against  Abstain
                           Issuance of DST Common
                           Stock pursuant to the Merger     [_]   [_]      [_]
                           Agreement between DST and
                           USCS International, Inc.
RECORD DATE SHARES:

                       2.  Amendment of DST Stock Option   For  Against  Abstain
                           and Performance Award Plan to
                           increase the number of shares    [_]   [_]      [_]
                           of DST Common Stock
                           available for awards thereunder.

                                   The DST Board of Directors recommends
                            that you have your votes cast FOR these proposals.

                           Mark box at right if you plan to attend the     [_]
                           Special Meeting of Stockholders

                           Mark box at right if an address change has been [_] noted on the reverse of this card.


|  Please be sure to sign exactly as your name appears above  |  Date
                and date this Instruction Card.

                           By signing, you acknowledge that you have read the
                       --  reverse of this Instruction Card.

     Participant sign here


DETACH CARD                                                          DETACH CARD

                               DST SYSTEMS, INC.

     Dear ESOP Participant:

     Important matters set forth in the enclosed Joint Proxy Statement-Prospectus require your immediate attention and approval.

     DST strongly encourages you to exercise your right to instruct the Trustee under The Employee Stock Ownership Plan and Trust Agreement of DST Systems, Inc. ("ESOP") how to vote the shares allocated to your ESOP account. Your instruction counts.

     Please mark the boxes on this Instruction Card to indicate how the Trustee shall vote your shares. Then sign the Instruction Card, detach it, and promptly return it. PLEASE USE THE ENCLOSED POSTAGE PAID ENVELOPE AND DO NOT RETURN THIS CARD TO THE COMPANY AS YOUR VOTE IS CONFIDENTIAL.

     Alternatively, you may make your instructions by telephone at (800) 435-2911 or electronically at http://www.eproxy.com/dst. If you choose to do so, you will need the 14 digit identification across the top of the Instruction Card.

     Thank you in advance for your prompt attention.

     Sincerely,

     DST Systems, Inc.

COMMON                                                                    COMMON

                           USCS INTERNATIONAL, INC.

              Special Meeting of Stockholders--December 21, 1998

              Solicited on Behalf of the USCS Board of Directors

The USCS Board recommends that you have your votes cast FOR the proposal listed on this card. The proposal has been proposed by the USCS Board and is not related to or conditioned on the approval of any other proposal which may come before the meeting.

You authorize James C. Castle, James E. Laramy, Terry Kaufman and Lisa A. Mondori to vote in their discretion upon such other business as may properly come before the Special Meeting. You may revoke this proxy in the manner described in the Joint Proxy Statement-Prospectus dated November 25, 1998, receipt of which you hereby acknowledge.

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

--------------------------------------------------------------------------------

            PLEASE DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

[X] IF MARKING BOXES,
    FOLLOW THIS EXAMPLE
    To vote in accordance with
    the USCS Board of Directors'
    recommendation please sign
    and date below; you need
    not mark any boxes.

----------------------------

  USCS INTERNATIONAL, INC.

----------------------------   1.  Approve and Adopt       For  Against  Abstain
                                   the Merger Agreement
The undersigned hereby             between DST Systems,    [_]    [_]      [_]
appoints James C. Castle,          Inc. and USCS
James E. Laramy, Terry             International, Inc.
Kaufman and Lisa A. Mondori        and the consummation
and each of them, as proxies       of the Merger.
to vote shares which the
undersigned is entitled
to vote at the Special
Meeting of Stockholders
of USCS to be held at the
offices of USCS, 2969
Prospect Park Drive,
Rancho Cardova, California,
on December 21, 1998, at
9:00 a.m. and any                        The USCS Board recommends that
adjournments thereof.              you have your votes cast FOR this proposal.



                                   Mark box at right if you plan to       [_]
                                   attend the Special Meeting of
                                   Stockholders.


                                   All joint owners must sign. Officers of
                                   corporate stockholders, executors,
  Stockholder sign here            administrators, trustees, guardians and
                                   attorneys-in-fact must indicate the capacity
          Co-owner sign here       in which they are signing.

DETACH CARD                                                          DETACH CARD
                           USCS INTERNATIONAL, INC.

Dear Stockholder:

Important matters set forth in the enclosed Joint Proxy Statement-Prospectus require your immediate attention and approval.

USCS strongly encourages you to exercise your right to authorize your proxy to vote your shares. Your proxy counts.

Please sign the Proxy Card, detach it, and promptly return it in the enclosed postage paid envelope.

Thank you in advance for your prompt attention.

Sincerely,

USCS International, Inc.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

  The DST Certificate of Incorporation provides that the directors and officers of DST, or persons who are or were serving at the request of DST as directors or officers of other corporations, shall be indemnified to the maximum extent permitted by law against expenses incurred by such individuals in defending a civil or criminal action, suit or proceeding brought against such officers and directors in their capacities as such. Such expenses shall be paid by DST in advance of the final disposition of such action, suit or proceeding. As to directors and officers, the DST Certificate of Incorporation requires receipt by DST of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by DST as authorized by the DGCL. The foregoing right of indemnification and advancement of expenses is not exclusive of any other rights of indemnification and advancement of expenses to which any such individual may be entitled by by-law, agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT
       NO.                                    DESCRIPTION
     -------                                  -----------
      2        Agreement and Plan of Merger, dated September 2, 1998 by and among DST
               Systems, Inc., DST Acquisitions, Inc. and USCS International, Inc.
      3.1      DST's Delaware Certificate of Incorporation, as restated, which is attached as Exhibit 3.1 to DST's Registration Statement on Form S-1 dated
               September 1, 1995 (Commission File No. 33-96526) (the "IPO Registration
               Statement")
      3.2      Amended and Restated By-Laws of DST Systems, Inc., which are attached as
               Exhibit 3.2 to DST's IPO Registration Statement is hereby incorporated by reference as Exhibit 3.2

     EXHIBIT
       NO.                                    DESCRIPTION
     -------                                  -----------
      4.1      Form of USCS International, Inc. Stockholder Agreement
      4.2      Form of DST Systems, Inc. Stockholder Agreement between DST Systems, Inc.
               and Kansas City Southern Industries, Inc. ("KCSI")
      4.2.1    Letter Agreement amending DST Systems, Inc. Stockholder Agreement between
               DST and KCSI, dated October 29, 1998
      4.3      Form of Registration Rights Agreement
      4.4      Form of USCS International, Inc. Affiliate Agreement
      4.5      Form of DST Systems, Inc. Affiliate Agreement
      4.6      The Registration Rights Agreement dated October 24, 1995, between DST and
               KCSI, which is attached as Exhibit 4.1 to the IPO Registration Statement, is hereby incorporated by reference as Exhibit 4.6
      4.7      The Certificate of Designations dated October 16, 1995, establishing the
               Series A Preferred Stock of DST, which is attached as Exhibit 4.3 to the
               IPO Registration Statement, is hereby incorporated by reference as Exhibit
               4.7
      4.8      The Summary of the preferred stock purchase rights set forth in Form 8-A dated November 15, 1995 (Commission file No. 1-14036), and the related
               Rights Agreement dated as of October 6, 1995, between DST and State Street
               Bank and Trust Company, as rights agent, which is attached as Exhibit 4.4 to the IPO Registration Statement, are hereby incorporated by reference as
               Exhibit 4.8
      4.9      The Registration Rights Agreement dated October 31, 1995, between DST and
               UMB Bank, N.A. as trustee of The Employee Stock Ownership Plan of DST
               Systems, Inc. ("UMB") which is attached as Exhibit 4.4 to DST's Annual
               Report for the year ended December 31, 1995 (Commission file No. 1-14036), is hereby incorporated by reference as Exhibit 4.9
      4.10     The Stock Exchange Agreement dated October 26, 1995, between KCSI and UMB, which is attached as Exhibit 4.6 to the IPO Registration Statement, is
               hereby incorporated by reference as Exhibit 4.10
      4.11     The description of DST's common stock, par value $0.01 per share, set forth under the headings "Description of Capital Stock" and "Dividend
               Policy" in the IPO Registration Statement of the common stock on Form 8-A declared effective October 31, 1995 (Commission file No. 1-14036), is hereby incorporated by reference as Exhibit 4.11
      4.12     Paragraphs fourth, fifth, sixth, seventh, tenth, eleventh, and twelfth of
               Exhibit 3.1 are hereby incorporated by reference as Exhibit 4.12
      4.13     Article I, Sections 1, 2, 3 and 11 of Article II, Article V, Article VIII,
               Article IX of Exhibit 3.2 are hereby incorporated by reference as Exhibit
               4.13
      5.1      Opinion of Sonnenschein Nath & Rosenthal, counsel to DST, regarding legality
      8.1      Opinion of Sonnenschein Nath & Rosenthal, regarding tax matters
      8.2      Opinion of Graham & James LLP, regarding tax matters
     10.1      Form of Registration Rights Agreement--See Exhibit 4.3
     10.2      Certificate of Incorporation of DST Acquisitions, Inc.
     10.3      By-Laws of DST Acquisitions, Inc.

     EXHIBIT
       NO.                                    DESCRIPTION
     -------                                  -----------
     10.4      The Registration Rights Agreement dated October 24, 1995, between DST and
               KCSI, which is incorporated by reference as Exhibit 4.1 to DST's Annual
               Report on Form 10-K for the year ended December 31, 1997 (Commission file
               No. 1-14036), is also hereby incorporated by reference as Exhibit 10.4
     10.5      DST's Executive Plan effective as of October 31, 1995, attached as Exhibit
               10.2 to DST's Annual Report on Form 10-K for the year ended December 31,
               1995 (Commission file No. 1-14036), is hereby incorporated by reference as
               Exhibit 10.5
     10.6      DST's 1995 Stock Option and Performance Award Plan, effective September 1,
               1995, which is attached as Exhibit 10.3 to the IPO Registration Statement is hereby incorporated by reference as Exhibit 10.6
     10.6.1    The First Amendment to the 1995 Stock Option and Performance Award Plan
               approved May 13, 1997, is attached as Exhibit 10.3.1 to DST's Annual
               Report on Form 10-K for the year ended December 31, 1997 (Commission file
               No. 1-14036), is hereby incorporated by reference as Exhibit 10.6.1
     10.7      The Tax Disaffiliation Agreement between DST and KCSI dated October 23,
               1995, which is attached as Exhibit 10.10 to the IPO Registration
               Statement, is hereby incorporated by reference as Exhibit 10.7
     10.8      The Stock Purchase, Sale of Assets, Assignment and Assumption Agreement
               dated August 30, 1995, among DST, DST Realty, Inc., Tolmak, Inc. Mulberry
               Western Company and KCSI, which is attached as Exhibit 10.5 to the IPO
               Registration Statement, is hereby incorporated by reference as Exhibit
               10.8
     10.9      The Employee Stock Ownership Plan and Trust Agreement of DST Systems, Inc.
               dated January 1, 1998 attached as Exhibit 10.6 to DST's Annual Report on
               Form 10-K for the year ended December 31, 1997 (Commission file No. 1-
               14036), is hereby incorporated by reference as Exhibit 10.9
     10.9.1    The First Amendment, dated July 9, 1998, to the Employee Stock Ownership
               Plan and Trust Agreement, attached as Exhibit 10.6.1 to DST's Quarterly
               Report on Form 10-Q for the quarterly period ending June 30, 1998
               (Commission file No. 1-14036), is hereby incorporated by reference as
               Exhibit 10.9.1
     10.9.2    The Second Amendment, dated August 17, 1998, to the Employee Stock
               Ownership Plan and Trust Agreement
     10.9.3    The Third Amendment, dated October 1, 1998, to the Employee Stock
               Ownership Plan and Trust Agreement
     10.10     The 1996 Restatement of DST's Profit Sharing Plan and Trust Agreement
               dated December 31, 1996 (the "1996 Profit Sharing Plan"), is attached as
               Exhibit 10.7 to DST's Annual Report on Form 10-K for the year ended
               December 31, 1997 (Commission file
               No. 1-14036), is hereby incorporated by reference as Exhibit 10.10
     10.10.1   The First Amendment, dated February 27, 1998, to the 1996 Profit Sharing
               Plan is attached as Exhibit 10.7.1 to DST's Annual Report on Form 10-K for
               the year ended December 31, 1997 (Commission file No. 1-14036), is hereby incorporated by reference as Exhibit 10.10.1
     10.10.2   The Second Amendment, dated October 1, 1998, to the 1996 Profit Sharing
               Plan
     10.11     The Employment Agreement among DST, KCSI and Thomas A. McDonnell, Amended and Restated as of March 18, 1993 and October 9, 1995, which is attached as Exhibit 10.8 to the IPO Registration Statement, is hereby incorporated by reference as Exhibit 10.11

     EXHIBIT
       NO.                                    DESCRIPTION
     -------                                  -----------
     10.11.1   The Employment Agreement between DST and Thomas A. McDonnell dated October
               9, 1995, which is attached as Exhibit 10.8.1 to the IPO Registration
               Statement, is hereby incorporated by reference as Exhibit 10.11.1
     10.12     The Employment Agreement between DST, KCSI and Thomas A. McCullough dated
               April 1, 1992, as amended October 9, 1995, which is attached as Exhibit
               10.9 to the IPO Registration Statement, is hereby incorporated by reference as Exhibit 10.12
     10.13     The Employment Agreement between DST, KCSI and James P. Horan dated April
               1, 1992, as amended October 9, 1995, which is attached as Exhibit 10.10 to the IPO Registration Statement, is hereby incorporated by reference as
               Exhibit 10.13
     10.14     The Employment Agreement between DST, KCSI and Robert C. Canfield, dated
               April 1, 1992, as amended October 9, 1995, which is attached as Exhibit
               10.11 to the IPO Registration Statement, is hereby incorporated by reference as Exhibit 10.14
     10.15     The Employment Agreement between DST, KCSI and Charles W. Schellhorn, dated April 1, 1992, as amended October 9, 1995, which is attached as
               Exhibit 10.12 to DST's Annual Report on Form 10-K for the year ended
               December 31, 1996 (Commission file No. 1-14036), is hereby incorporated by reference as Exhibit 10.15
     10.16     DST's 1994 Restatement of its 401(k) Plan and Trust Agreement dated
               September 12, 1994 (the "1994 401(k) Plan"), which is attached as Exhibit
               10.13 to the IPO Registration Statement, is hereby incorporated by reference as Exhibit 10.16
     10.16.1   The First Amendment dated June 1, 1995, to DST's 1994 401(k) Plan, which is attached as Exhibit 10.13.1 to the IPO Registration Statement, is
               hereby incorporated by reference as Exhibit 10.16.1
     10.16.2   The Second Amendment dated October 31, 1995, to DST's 1994 401(k) Plan is attached as Exhibit 10.13.2 to DST's Annual Report on Form 10-K for the
               year ended December 31, 1995 (Commission file No. 1-14036), is hereby incorporated by reference as Exhibit 10.16.2
     10.16.3   The Third Amendment dated March 21, 1996, to DST's 1994 401(k) Plan is attached as Exhibit 10.13.3 to DST's Annual Report on Form 10-K for the
               year ended December 31, 1997 (Commission file No. 1-14036), is hereby incorporated by reference as Exhibit 10.16.3
     10.16.4   The Fourth Amendment dated February 9, 1998, to DST's 401(k) Plan is attached as Exhibit 10.13.4 to DST's Annual Report on Form 10-K for the
               year ended December 31, 1997 (Commission file No. 1-14036), is hereby incorporated by reference as Exhibit 10.16.4
     10.17     The Agreement between State Street Boston Financial Corporation and Data-
               Sys-Tance dated June 1, 1974 (the "State Street Agreement"), which is attached as Exhibit 10.14 to the IPO Registration Statement, is hereby incorporated by reference as Exhibit 10.17
     10.17.1   The Amendment to the State Street Agreement between DST and State Street, dated October 1, 1987, which is attached as Exhibit 10.14.1 to DST IPO
               Registration Statement, is hereby incorporated by reference as Exhibit
               10.17.1
     10.18     The Data Processing Services Agreement between DST and The Continuum
               Company, Inc. dated October 1, 1993, which is attached as Exhibit 10.15 to the IPO Registration Statement, is hereby incorporated by reference as
               Exhibit 10.18
     10.19     The Agreement among DST, Financial Holding Corporation, KCSI and Argus
               Health Systems, Inc. dated June 30, 1989, which is attached as Exhibit
               10.16 to the IPO Registration Statement, is hereby incorporated by reference as Exhibit 10.19

     EXHIBIT
       NO.                                    DESCRIPTION
     -------                                  -----------
     10.19.1   The Stock Transfer Restriction and Option Agreement between DST, Argus
               Health Systems, Inc. and Financial Holding Corporation dated June 30,
               1989, which is attached as Exhibit 10.16.1 to the IPO Registration
               Statement, is hereby incorporated by reference as Exhibit 10.19.1
     10.20     The Five-Year Competitive Advance and Revolving Credit Facility Agreement
               among DST, the lenders named therein, The Chase Manhattan Bank, N.A. as
               Documentation, Syndication, and Administrative Agent dated December 30,
               1996, which is attached as Exhibit 10.17 to DST's Annual Report on Form
               10-K for the year ended December 31, 1996 (Commission file No. 1-14036), is hereby incorporated by reference as Exhibit 10.20
     10.21     The Master Lease Agreement between DST and Irkan Corp. dated December 30,
               1987 for property at 1004 Baltimore in Kansas City, Missouri which is attached as Exhibit 10.18 to the IPO Registration Statement, is hereby incorporated by reference as Exhibit 10.21
     10.21.1   The Master Lease Agreement between DST and Irkan Corp. dated December 30,
               1987, for property at 127 West Tenth Street in Kansas City, Missouri which is attached as Exhibit 10.18.1 to the IPO Registration Statement, is
               hereby incorporated by reference as Exhibit 10.21.1
     10.21.2   The Lease Agreement dated February 24, 1988, between DST and Broadway
               Square Partners for property at 1055 Broadway in Kansas City, Missouri, which is attached as Exhibit 10.18.2 to DST's Registration Statement, is
               hereby incorporated by reference as Exhibit 10.21.2
     10.22     DST's Directors' Deferred Fee Plan effective September 1, 1995, which is attached as Exhibit 10.19 to the IPO Registration Statement, is hereby incorporated by reference as Exhibit 10.22
     10.23     The Trust Agreement between DST as settlor and United Missouri Bank of
               Kansas City, N.A. as Trustee dated December 31, 1987, which is attached as
               Exhibit 10.20 to the IPO Registration Statement, is hereby incorporated by reference as Exhibit 10.23
     10.23.1   Trust Agreement by and between DST as settlor and United Missouri Bank of
               Kansas City, N.A., Trustee dated June 30, 1989, for the benefit of James
               Horan, which is attached as Exhibit 10.20.1 to the IPO Registration
               Statement, is hereby incorporated by reference as Exhibit 10.23.1
     10.24     DST Systems, Inc. Master Trust agreement dated December 31, 1997 which is attached as Exhibit 10.21 to DST's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission file No. 1-14036), is hereby incorporated by reference as Exhibit 10.24
     13.1      DST's Annual Report on Form 10-K for the year ended December 31, 1997
               (Commission file No. 1-14036), is hereby incorporated by reference as
               Exhibit 13.1
     13.2      DST's Quarterly Report on Form 10-Q for the quarter ended September 30,
               1998 (Commission file No. 1-14036), is hereby incorporated by reference as
               Exhibit 13.2
     13.3      USCS' Annual Report on Form 10-K for the year ended December 31, 1997
               (Commission file No. 0-28268), is hereby incorporated by reference as
               Exhibit 13.3
     13.4      USCS' Quarterly Report on Form 10-Q for the quarter ended September 30,
               1998 (Commission file No. 0-28268), is hereby incorporated by reference as
               Exhibit 13.4
     21        Schedule of subsidiaries of DST Systems, Inc.
     23.1      Consent of Sonnenschein Nath & Rosenthal (included in Exhibit 5.1)

     EXHIBIT
       NO.                                    DESCRIPTION
     -------                                  -----------
     23.2      Consent of Sonnenschein Nath & Rosenthal (included in Exhibit 8.1)
     23.3      Consent of Graham & James LLP (included in Exhibit 8.2)
     23.4      Consent of PricewaterhouseCoopers LLP, independent accountants
     23.5      Consent of Merrill Lynch, Pierce, Fenner & Smith, financial advisor
     24        Power of Attorney (included on signature page)

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (3) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CITY OF KANSAS CITY, STATE OF MISSOURI ON NOVEMBER 19, 1998.

                                          DST Systems, Inc.

                                                /s/ Thomas A. McDonnell
                                          By: _________________________________
                                                    Thomas A. McDonnell
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS EACH OF THOMAS A. MCDONNELL, ROBERT C. CANFIELD AND KENNETH V. HAGER AS SUCH PERSON'S TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, EACH ACTING ALONE, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR AND IN SUCH PERSON'S NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN THE REGISTRATION STATEMENT FILED HEREWITH AND ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO SAID REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SUCH ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUIRED AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS SUCH PERSON MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SUCH ATTORNEYS-IN-FACT AND AGENTS, EACH ACTING ALONE, OR SUCH PERSON'S SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

    /s/ Thomas A. McDonnell          President, Chief Executive    November 19, 1998
____________________________________  Officer (Principal
        Thomas A. McDonnell           Executive Officer) and
                                      Director
      /s/ Kenneth V. Hager           Vice President and Chief      November 19, 1998
____________________________________  Financial Officer and
          Kenneth V. Hager            Treasurer (Principal
                                      Financial Officer)

      /s/ John J. Faucett            Controller (Principal         November 19, 1998
____________________________________  Accounting Officer)
          John J. Faucett

      /s/ A. Edward Allinson         Director                      November 19, 1998
____________________________________
         A. Edward Allinson

      /s/ Michael G. Fitt            Director                      November 19, 1998
____________________________________
          Michael G. Fitt

    /s/ Thomas A. McCullough         Director                      November 19, 1998
____________________________________
        Thomas A. McCullough

     /s/ William C. Nelson           Director                      November 19, 1998
____________________________________
         William C. Nelson

   /s/ M. Jeannine Strandjord        Director                      November 19, 1998
____________________________________
       M. Jeannine Strandjord
